As filed with the Securities and Exchange Commission on May 17, 2011

Registration No. 333-173254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

REALOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6531	20-4381990
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GUARANTORS LISTED ON SCHEDULE A HERETO

Marilyn J. Wasser, Esq.

Realogy Corporation

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Stacy J. Kanter, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

The address for each of the guarantors listed below is One Campus Drive, Parsippany, New Jersey 07054. The primary standard industrial classification code number for each of the guarantors listed below is 6531. The guarantors, the states of incorporation or organization for each guarantor and the IRS employer identification number for each guarantor is listed below.

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.
Burrow Escrow Services, Inc.	California	33-0876967

Coldwell Banker Real Estate LLC	California	95-3656885

Coldwell Banker Residential Brokerage Company	California	95-3140237

Coldwell Banker Residential Real Estate LLC	California	95-3522685

Coldwell Banker Residential Referral Network	California	33-0196250

Cornerstone Title Company	California	33-0955745

Equity Title Company	California	95-3415676

Guardian Title Company	California	95-2951502

National Coordination Alliance LLC	California	33-0477770

Realogy Operations LLC	California	95-2699378

Referral Network Plus, Inc.	California	26-2299918

Valley of California, Inc.	California	94-1615655

West Coast Escrow Company	California	95-4037858

Colorado Commercial, LLC	Colorado	84-1539312

Guardian Title Agency, LLC	Colorado	84-1300104

NRT Colorado LLC	Colorado	84-1474328

Referral Network, LLC	Colorado	84-1541495

Associated Client Referral LLC	Delaware	26-0376602

Better Homes and Gardens Real Estate Licensee LLC	Delaware	26-1483161

Better Homes and Gardens Real Estate LLC	Delaware	26-1439164

Burgdorff LLC	Delaware	26-0376660

Burgdorff Referral Associates LLC	Delaware	26-0376767

Career Development Center, LLC	Delaware	20-5782611

Cartus Asset Recovery Corporation	Delaware	26-3108651

Cartus Corporation	Delaware	94-1717274

Cartus Partner Corporation	Delaware	26-1545145

CDRE TM LLC	Delaware	20-5122543

Century 21 Real Estate LLC	Delaware	95-3414846

CGRN, Inc.	Delaware	22-3652986

Coldwell Banker LLC	Delaware	33-0320545

Coldwell Banker Real Estate Services LLC	Delaware	26-0376845

Coldwell Banker Residential Brokerage LLC	Delaware	33-0722736

Domus Holdings Corp.	Delaware	20-8050955

Equity Title Messenger Service Holding LLC	Delaware	14-1871488

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.

ERA Franchise Systems LLC	Delaware	22-3419810

First California Escrow Corp	Delaware	20-2923040

Franchise Settlement Services LLC	Delaware	20-0922030

Global Client Solutions LLC	Delaware	26-3051498

Guardian Holding Company	Delaware	20-0597637

Gulf South Settlement Services, LLC	Delaware	20-2668391

Jack Gaughen LLC	Delaware	26-0376973

Keystone Closing Services LLC	Delaware	23-2930568

NRT Arizona Commercial LLC	Delaware	20-3697457

NRT Arizona LLC	Delaware	20-3392792

NRT Arizona Referral LLC	Delaware	20-3697479

NRT Columbus LLC	Delaware	31-1794070

NRT Commercial LLC	Delaware	52-2173782

NRT Commercial Utah LLC	Delaware	87-0679989

NRT Development Advisors LLC	Delaware	20-0442165

NRT Devonshire LLC	Delaware	26-2333684

NRT Hawaii Referral, LLC	Delaware	20-3574360

NRT LLC	Delaware	33-0769705

NRT Mid-Atlantic LLC	Delaware	26-0393458

NRT Missouri LLC	Delaware	64-0965388

NRT Missouri Referral Network LLC	Delaware	26-0393293

NRT New England LLC	Delaware	04-2154746

NRT New York LLC	Delaware	13-4199334

NRT Northfork LLC	Delaware	26-0840964

NRT Philadelphia LLC	Delaware	27-3478613

NRT Pittsburgh LLC	Delaware	26-0393427

NRT Referral Network LLC	Delaware	80-0506617

NRT Relocation LLC	Delaware	20-0011685

NRT REOExperts LLC	Delaware	26-2707374

NRT Settlement Services of Missouri LLC	Delaware	26-0006000

NRT Settlement Services of Texas LLC	Delaware	52-2299482

NRT Sunshine Inc.	Delaware	51-0455827

NRT Utah LLC	Delaware	87-0679991

ONCOR International LLC	Delaware	20-5470167

Real Estate Referral LLC	Delaware	26-0393629

Real Estate Referrals LLC	Delaware	26-0393668

Real Estate Services LLC	Delaware	22-3770721

Realogy Franchise Group LLC	Delaware	20-4206821

Realogy Global Services LLC	Delaware	22-3528294

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.

Realogy Licensing LLC	Delaware	22-3544606

Realogy Services Group LLC	Delaware	20-1572338

Realogy Services Venture Partner LLC	Delaware	20-2054650

Secured Land Transfers LLC	Delaware	26-0184940

Sotheby’s International Realty Affiliates LLC	Delaware	20-1077136

Sotheby’s International Realty Licensee LLC	Delaware	20-1077287

Sotheby’s International Realty Referral Company, LLC	Delaware	20-4568253

Title Resource Group Affiliates Holdings LLC	Delaware	20-0597595

Title Resource Group Holdings LLC	Delaware	22-3868607

Title Resource Group LLC	Delaware	22-3680144

Title Resource Group Services LLC	Delaware	22-3788990

Title Resources Incorporated	Delaware	76-0594000

TRG Services, Escrow, Inc.	Delaware	26-1512603

World Real Estate Marketing LLC	Delaware	26-3623204

WREM, Inc.	Delaware	27-1798705

Referral Network LLC	Florida	59-2541359

St. Joe Title Services LLC	Florida	59-3508965

The Sunshine Group (Florida) Ltd. Corp.	Florida	13-3329821

Coldwell Banker Commercial Pacific Properties LLC	Hawaii	99-0335507

Coldwell Banker Pacific Properties LLC	Hawaii	99-0323981

NRT Insurance Agency, Inc.	Massachusetts	04-3332208

Referral Associates of New England LLC	Massachusetts	04-3079542

Mid-Atlantic Settlement Services LLC	Maryland	52-1851057

Sotheby’s International Realty, Inc.	Michigan	38-2556952

Burnet Realty LLC	Minnesota	41-1660781

Burnet Title LLC	Minnesota	41-1926464

Burnet Title Holding LLC	Minnesota	41-1840763

Home Referral Network LLC	Minnesota	41-1685091

Market Street Settlement Group LLC	New Hampshire	02-0505642

The Sunshine Group, Ltd.	New York	13-3329821

Coldwell Banker Residential Referral Network, Inc.	Pennsylvania	25-1485174

TRG Settlement Services, LLP	Pennsylvania	25-1810204

J. W. Riker—Northern R. I., Inc.	Rhode Island	05-0402949

Lakecrest Title, LLC	Tennessee	38-3682041

Alpha Referral Network LLC	Texas	33-0443969

American Title Company of Houston	Texas	75-2477592

ATCOH Holding Company	Texas	76-0452401

NRT Texas LLC	Texas	75-2412614

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.

Processing Solutions LLC	Texas	76-0006215

TAW Holding Inc.	Texas	76-0593996

Texas American Title Company	Texas	74-1909700

Waydan Title, Inc.	Texas	76-0443701

The information in this prospectus is not complete and may be changed. We may not complete the Exchange Offers and issue these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated May 17, 2011.

PROSPECTUS

Realogy Corporation

Offers to Exchange

$491,824,000 aggregate principal amount of 11.50% Senior Notes due 2017, which have been registered under the Securities Act of 1933, for $491,824,000 aggregate principal amount of outstanding 11.50% Senior Notes due 2017.

$129,579,298 aggregate principal amount of 12.00% Senior Notes due 2017, which have been registered under the Securities Act of 1933, for $129,579,298 aggregate principal amount of outstanding 12.00% Senior Notes due 2017.

$10,282,000 aggregate principal amount of 13.375% Senior Subordinated Notes due 2018, which have been registered under the Securities Act of 1933, for $10,282,000 aggregate principal amount of outstanding 13.375% Senior Subordinated Notes due 2018.

The Exchange Offers:

•

Realogy will exchange all Old Notes (as defined below) that are validly tendered and not validly withdrawn for an equal principal amount of New Notes (as defined below) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

•	You may withdraw tenders of Old Notes at any time prior to the expiration of these Exchange Offers (the “Exchange Offers”).

•	The Exchange Offers expire at 5:00 p.m., New York City time, on , 2011, unless Realogy extends the Exchange Offers.

The New Notes:

•

The terms of the New Notes to be issued in the Exchange Offers are substantially identical to the Old Notes, except that the New Notes will be freely transferable by persons who are not affiliated with us and Realogy will not be obligated to pay additional interest as described in the Registration Rights Agreements.

•	No public market currently exists for the Old Notes. Realogy does not intend to list the New Notes on any securities exchange and, therefore, no active public market is anticipated.

•

The New Notes, like the Old Notes, will be guaranteed on an unsecured senior basis, in the case of the New Senior Notes (as defined below), and on an unsecured senior subordinated basis, in the case of the New 13.375% Senior Subordinated Notes (as defined below), by each of Realogy’s existing and future U.S. direct or indirect restricted subsidiaries that is a guarantor under Realogy’s senior secured credit facility (the “senior secured credit facility”) or that guarantees certain other indebtedness in the future, subject to certain exceptions. Domus Holdings Corp., a Delaware corporation and Realogy’s indirect parent (“Holdings”), will also guarantee the New Senior Notes, like the Old Senior Notes (as defined below), on an unsecured senior subordinated basis and the New 13.375% Senior Subordinated Notes, like the Old 13.375% Senior Subordinated Notes (as defined below), on an unsecured junior subordinated basis.

•	Like the Old Notes, if Realogy fails to make payments on the New Notes, the guarantors must make them instead.

•	Each broker-dealer that receives New Notes pursuant to these Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes.

•

If the broker-dealer acquired the Old Notes as a result of market-making or other trading activities, such broker-dealer may use this prospectus for the Exchange Offers, as supplemented or amended, in connection with its resales of the New Notes.

You should carefully consider the risk factors beginning on page 26 of this prospectus before participating in the Exchange Offers.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2011.

You should rely only on the information contained in this prospectus. We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Until                     , 2011 (90 days after the date of this prospectus), all dealers effecting transactions in the New Notes, whether or not participating in the Exchange Offers, may be required to deliver a prospectus.

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WHERE YOU CAN FIND MORE INFORMATION

Realogy files annual, quarterly and current reports and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, Realogy’s filings with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov.

You may request a copy of certain of the information referred to in this prospectus, at no cost, by contacting us at the following address: Realogy Corporation, One Campus Drive, Parsippany, New Jersey 07054 and our general telephone number is (973) 407-2000. Certain of such information is also available on our internet website at http://www.realogy.com. The contents of our internet website are not incorporated by reference herein or otherwise a part of this prospectus.

Realogy has filed a registration statement on Form S-4 (the “Registration Statement”) to register with the SEC the New Notes and guarantees thereof to be issued in exchange for the Old Notes and guarantees thereof. This prospectus is part of the Registration Statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. You should note that where we summarize the material terms of any contract, agreement or other document filed as an exhibit to the Registration Statement in this prospectus, the summary information provided in this prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the Registration Statement, of which this prospectus forms a part, for copies of the actual contract, agreement or document.

TRADEMARKS AND SERVICE MARKS

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus include the CENTURY 21®, COLDWELL BANKER®, ERA®, THE CORCORAN GROUP®, COLDWELL BANKER COMMERCIAL®, SOTHEBY’S INTERNATIONAL REALTY® and BETTER HOMES AND GARDENS® marks, which are registered in the United States and/or registered or pending registration in other jurisdictions, as appropriate to the needs of our relevant business. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned by such company.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. As noted in this prospectus, the National Association of Realtors (“NAR”), the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) were the primary sources for third-party industry data and forecasts. While data provided by NAR and Fannie Mae are two indicators of the direction of the residential housing market, we believe that homesale statistics will continue to vary between us and NAR and Fannie Mae because they use survey data in their historical reports and forecasting models whereas we use data based on actual reported results. In addition to the differences in calculation methodologies, there are geographical differences and concentrations in the markets in which we operate versus the national market. For instance, comparability is impaired due to NAR’s utilization of seasonally adjusted annualized rates whereas we report actual period over period changes and their use of median price for their forecasts compared to our average price. Historical NAR data is subject to periodic review and revision. NAR has recently issued a press release disclosing that it is engaged in a review of its sampling and methodology processes with respect to existing

ii

homesale data to ensure accuracy. NAR expects to conclude this analysis and publish any revisions in the summer of 2011. Any such changes could result in downward revisions of NAR’s historical national survey data but would have no impact on Realogy’s reported financial results or key business driver information.

Forecasts regarding rates of home ownership, median sales price, volume of homesales, and other metrics included in this prospectus to describe the housing industry are inherently uncertain or speculative in nature and actual results for any period may materially differ. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but such information may not be accurate or complete. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we believe that the industry data presented herein are derived from the most widely recognized sources for reporting U.S. residential housing market statistical data, we do not endorse or suggest reliance on this data alone.

We believe our internal research is reliable, even though such research has not been verified by any independent sources.

iii

PROSPECTUS SUMMARY

The following is a summary of the more detailed information appearing elsewhere in this prospectus. It does not contain all of the information that may be important to you. You should read this prospectus in its entirety, including the “Risk Factors” section, and the documents we have referred you to, before participating in the Exchange Offers.

Except as otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “our,” “our company,” the “Company” and “Holdings” refer to Domus Holdings Corp. and its consolidated subsidiaries, including Domus Intermediate Holdings Corp., a Delaware limited liability company (“Intermediate”) and Realogy Corporation, a Delaware corporation (“Realogy”). Holdings is not a party to the senior secured credit facility and certain references in this prospectus to our consolidated indebtedness exclude Holdings with respect to indebtedness under the senior secured credit facility. In addition, while Holdings is a guarantor of Realogy’s obligations under the Unsecured Notes (as defined below) and the First and a Half Lien Notes (as defined below), Holdings is not subject to the restrictive covenants in the agreements governing such indebtedness. Holdings, the indirect parent of Realogy, does not conduct any operations other than with respect to its indirect ownership of Realogy. Intermediate, the parent of Realogy, does not conduct any operations other than with respect to its ownership of Realogy.

On January 5, 2011, Realogy consummated private debt exchange offers for its outstanding 10.50% Senior Notes due 2014 (the “10.50% Senior Notes”), 11.00%/11.75% Senior Toggle Notes due 2014 (the “Senior Toggle Notes”) and 12.375% Senior Subordinated Notes due 2015 (the “12.375% Senior Subordinated Notes” and, together with the 10.50% Senior Notes and the Senior Toggle Notes, the “Existing Notes”) (collectively, the “Debt Exchange Offering”) pursuant to which Realogy issued the Old Notes. In this prospectus, the term “Old Notes” refers to the outstanding 11.50% Senior Notes due 2017 (the “Old 11.50% Senior Notes”), the outstanding 12.00% Senior Notes due 2017 (the “Old 12.00% Senior Notes” and, together with the Old 11.50% Senior Notes, the “Old Senior Notes”) and the outstanding 13.375% Senior Subordinated Notes due 2018 (the “Old 13.375% Senior Subordinated Notes”) all as issued in the Debt Exchange Offering in exchange for the Existing Notes. As used in this prospectus, the term “New Notes” refers to the 11.50% Senior Notes due 2017 (the “New 11.50% Senior Notes”), the 12.00% Senior Notes due 2017 (the “New 12.00% Senior Notes” and, together with the New 11.50% Senior Notes, the “New Senior Notes”) and the 13.375% Senior Subordinated Notes due 2018 (the “New 13.375% Senior Subordinated Notes”), all as are being registered under the Securities Act. The term “Notes” refers to both the Old Notes and the New Notes. References to the New 11.50% Senior Notes, the New 12.00% Senior Notes and the New 13.375% Senior Subordinated Notes include the related series of Old Notes, unless otherwise indicated. The term “Unsecured Notes” refers to the Existing Notes, the 11.00% Series A Convertible Notes due 2018 (the “Series A Convertible Notes”), the 11.00% Series B Convertible Notes due 2018 (the “Series B Convertible Notes”), the 11.00% Series C Convertible Notes due 2018 (the “Series C Convertible Notes” and, together with the Series A Convertible Notes and the Series B Convertible Notes, the “Convertible Notes”), the Old Notes and the New Notes.

Our Company

We are one of the preeminent and most integrated providers of real estate and relocation services. We are the world’s largest real estate brokerage franchisor, the largest U.S. residential real estate brokerage firm, the largest U.S. provider and a leading global provider of outsourced employee relocation services and a provider of title and settlement services. Through our portfolio of leading brands and the broad range of services we offer, we have established our company as a leader in the residential real estate industry, with operations that are dispersed throughout the U.S. and in various locations worldwide. We derive the vast majority of our revenues from serving the needs of buyers and sellers of existing homes, rather than serving the needs of builders and developers of new homes. Realogy was incorporated on January 27, 2006 in the State of Delaware.

We report our operations in four segments: Real Estate Franchise Services, Company Owned Real Estate Brokerage Services, Relocation Services and Title and Settlement Services.

Segment Overview

Real Estate Franchise Services: Through our Real Estate Franchise Services segment, or RFG, we are a franchisor of some of the most recognized brands in the real estate industry. As of March 31, 2011, our franchise system had approximately 14,600 offices (which included approximately 740 of our company owned and operated brokerage offices) and 260,400 independent sales associates operating under our franchise and proprietary brands in the U.S. and 99 other countries and territories around the world (internationally, generally through master franchise agreements). In 2010, based on NAR’s historical survey data and our own results, we were involved, either through our franchise operations of our franchisees or our company owned brokerages, in approximately 23% of all existing homesale transaction volume (sides times average sales price) for domestic transactions involving a real estate brokerage firm. As of December 31, 2010, we had approximately 3,600 domestic franchisees, none of which individually represented more than 1% of our franchise royalties (other than our subsidiary, NRT LLC, or NRT, which operates our company owned brokerage business). We believe this reduces our exposure to any one franchisee. On average, our franchisee’s tenure with our brands is 18 years as of December 31, 2010. Our franchise revenues included $42 million and $206 million of royalties paid by our company owned brokerage operations, or approximately 36% and 37% of total franchise revenues, for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, which eliminates in consolidation. As of March 31, 2011, our real estate franchise brands were:

•

Century 21®—One of the world’s largest residential real estate brokerage franchisors, with approximately 7,900 franchise offices and approximately 119,200 independent sales associates located in the U.S. and 70 other countries and territories;

•

Coldwell Banker®—One of the largest residential real estate brokerage franchisors, with approximately 3,200 franchise and company owned offices and approximately 87,200 independent sales associates located in the U.S. and 48 other countries and territories;

•

ERA®—A residential real estate brokerage franchisor, with approximately 2,500 franchise and company owned offices and approximately 30,700 independent sales associates located in the U.S. and 41 other countries and territories;

•

Sotheby’s International Realty®—A luxury real estate brokerage brand. In February 2004, we acquired Sotheby’s company owned offices and the exclusive license for the rights to the Sotheby’s Realty and Sotheby’s International Realty® trademarks. Since that time, we have grown the brand from 15 company owned offices to approximately 560 franchise and company owned offices and approximately 12,000 independent sales associates located in the U.S. and 41 other countries and territories;

•

Better Homes and Gardens® Real Estate—We launched the Better Homes and Gardens® Real Estate brand in July 2008 under an exclusive long-term license from Meredith Corporation (“Meredith”) and have approximately 200 franchise offices and approximately 7,000 independent sales associates located in the U.S.; and

•

Coldwell Banker Commercial®—A commercial real estate brokerage franchisor. Our commercial franchise system has approximately 160 franchise offices and approximately 2,000 independent sales associates worldwide. The number of offices and independent sales associates in our commercial franchise system does not include our residential franchise and company owned brokerage offices and the independent sales associates who work out of those brokerage offices that also conduct commercial real estate brokerage business using the Coldwell Banker Commercial® trademarks.

We derive substantially all of our real estate franchising revenues from royalty fees received under long-term franchise agreements with our franchisees (typically ten years in duration for domestic agreements). The royalty fee is based on a percentage of the franchisees’ sales commission earned from real estate transactions, which we refer to as gross commission income. Our franchisees pay us royalty fees for the right to operate under one of our trademarks and to utilize the benefits of the systems and tools provided by our real estate franchise operations. These royalty fees enable us to have recurring revenue streams. In exchange, we provide our franchisees with support that is designed to facilitate our franchisees in growing their business, attracting new independent sales associates and increasing their revenue and profitability. We support our franchisees with dedicated branding-related national marketing and servicing programs, technology, training and education. We believe that one of our strengths is the strong relationships that we have with our franchisees, as evidenced by our franchisee retention rate of 95% in 2010. Our retention rate represents the annual gross commission income as of December 31 of the previous year generated by our franchisees that remain in the franchise system on an annual basis, measured against the annual gross commission income of all franchisees as of December 31 of the previous year.

Company Owned Real Estate Brokerage Services: Through our subsidiary, NRT, we own and operate a full-service real estate brokerage business in more than 35 of the largest metropolitan areas of the U.S. Our company owned real estate brokerage business operates principally under our Coldwell Banker® brand as well as under the ERA® and Sotheby’s International Realty® franchised brands, and proprietary brands that we own, but do not currently franchise to third parties, such as The Corcoran Group®. In addition, under NRT, we operate a large independent REO residential asset manager, which focuses on bank-owned properties. At March 31, 2011, we had approximately 740 company owned brokerage offices, approximately 5,000 employees and approximately 43,000 independent sales associates working with these company owned offices. Acquisitions have been, and will continue to be, part of our strategy and a contributor to the growth of our company owned brokerage business.

Our company owned real estate brokerage business derives revenues primarily from gross commission income received serving as the broker at the closing of real estate transactions. For the year ended December 31, 2010, our average homesale broker commission rate was 2.48% which represents the average commission rate earned on either the “buy” side or the “sell” side of a homesale transaction. Generally in U.S. homesale transactions, the broker for the home seller instructs the closing agent to pay a portion of the sales commission to the broker for the buyer and keeps the remaining portion of the homesale commission. In addition, as a full-service real estate brokerage company, in compliance with applicable laws and regulations, including the Real Estate Settlement Procedures Act (“RESPA”), we actively promote the services of our relocation and title and settlement services businesses, as well as the products offered by PHH Home Loans, LLC (“PHH Home Loans”), our home mortgage venture with PHH Corporation (“PHH”) that is the exclusive recommended provider of mortgages for our real estate brokerage and relocation service customers. All mortgage loans originated by PHH Home Loans are sold to PHH or other third party investors, and PHH Home Loans does not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Accordingly, our home mortgage venture structure insulates us from mortgage servicing risk. We own 49.9% of PHH Home Loans and PHH owns the remaining 50.1%. The Company is not the primary beneficiary and therefore our financial results only reflect our proportionate share of the venture’s results of operations which are recorded using the equity method.

Relocation Services: Through our subsidiary, Cartus Corporation (“Cartus”), we are a leading global provider of outsourced employee relocation services and the largest provider in the U.S. We offer a broad range of world-class employee relocation services designed to manage all aspects of an employee’s move to facilitate a smooth transition in what otherwise may be a difficult process for both the employee and the employer.

Our relocation services business primarily offers its clients employee relocation services such as homesale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household moving services, visa and immigration support, intercultural and language training and group move management services. In addition to general residential housing trends, key drivers of our relocation services business are corporate spending and employment trends.

In January 2010, our relocation business acquired Primacy, a relocation and global assignment management services company headquartered in Memphis, Tennessee with international locations in Canada, Europe and Asia. The acquisition enabled Cartus to re-enter the U.S. government relocation business, increase its domestic operations, as well as expand the Company’s global relocation capabilities. Effective January 1, 2011, the Primacy business operates under the Cartus name.

In 2010, we assisted in over 148,000 relocations in over 160 countries for approximately 1,500 active clients, including over 60% of the Fortune 50 companies as well as affinity organizations. Cartus has offices in the U.S. as well as internationally in Swindon and Richmond, United Kingdom, Canada, Hong Kong, Singapore, China, Germany, France, Switzerland and The Netherlands.

Clients pay a fee for the services performed and we also receive commissions from third-party service providers, such as real estate brokers and household goods moving service providers. The majority of our clients pay interest on home equity advances and nearly all clients reimburse all other costs associated with our services, including, where required, repayment of home equity advances and reimbursement of losses on the sale of homes purchased. We believe we provide our relocation clients with exceptional service which leads to client retention. As of December 31, 2010, our top 25 relocation clients had an average tenure of 18 years with us. In addition, our relocation services business generates revenue for our other businesses because the clients of our relocation services business often utilize the services of our franchisees and company owned brokerage offices as well as our title and settlement services.

Title and Settlement Services: In most real estate transactions, a buyer will choose, or will be required, to purchase title insurance that will protect the purchaser and/or the mortgage lender against loss or damage in the event that title is not transferred properly and to insure free and clear ownership of the property to the buyer. Our title and settlement services business, which we refer to as TRG, assists with the closing of a real estate transaction by providing full-service title and settlement (i.e., closing and escrow) services to customers, real estate companies, including our company owned real estate brokerage and relocation services businesses as well as a targeted channel of large financial institution clients including PHH. In addition to our own title settlement services, we also coordinate a nationwide network of attorneys, title agents and notaries to service financial institution clients on a national basis.

Our title and settlement services business earns revenues through fees charged in real estate transactions for rendering title and other settlement and non-settlement related services. We provide many of these services in connection with transactions in which our company owned real estate brokerage and relocation services businesses are participating. During 2010, approximately 39% of the customers of our company owned brokerage offices where we offer title coverage also utilized our title and settlement services. Fees for escrow and closing services are generally separate and distinct from premiums paid for title insurance and other real estate services. We also derive revenues by providing our title and settlement services to various financial institutions in the mortgage lending industry. Such revenues are primarily derived from providing our services to their customers who are refinancing their mortgage loans.

We also serve as an underwriter of title insurance policies in connection with residential and commercial real estate transactions. Our title insurance underwriter is licensed in 25 states and Washington, D.C. Our title underwriting operation generally earns revenues through the collection of premiums on policies that it issues.

The Refinancing Transactions

Debt Exchange Offering

On January 5, 2011, Realogy completed the Debt Exchange Offering. Approximately $2,110 million aggregate principal amount of Existing Notes were tendered for Convertible Notes, which are convertible at the holder’s option into Class A Common Stock of Holdings, par value $0.01 per share (“Class A Common Stock”), and approximately $632 million aggregate principal amount of Existing Notes were tendered for Old Notes. On January 5, 2011, Realogy issued:

•

$492 million aggregate principal amount of Old 11.50% Senior Notes and $1,144 million aggregate principal amount of Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

•

$130 million aggregate principal amount of Old 12.00% Senior Notes and $291 million aggregate principal amount of Series B Convertible Notes in exchange for $421 million aggregate principal amount of outstanding Senior Toggle Notes; and

•

$10 million aggregate principal amount of Old 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

In addition, upon receipt of the requisite consents from the holders of the 10.50% Senior Notes and Senior Toggle Notes, Realogy amended the respective indentures governing the terms of such notes to remove substantially all of the restrictive covenants and certain other provisions previously contained in those indentures.

As a result of the Debt Exchange Offering, Realogy extended the maturity of approximately $2,742 million aggregate principal amount of the Unsecured Notes to 2017 and 2018, leaving approximately $303 million aggregate principal amount of Existing Notes that mature in 2014 and 2015. In addition, pursuant to the terms of the indenture governing the Convertible Notes, the Convertible Notes are redeemable at Realogy’s option at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption upon a Qualified Public Offering (as defined below).

Realogy and Holdings have filed a shelf registration statement with the SEC with respect to resales of the outstanding Convertible Notes and the Class A Common Stock issuable upon conversion of the Convertible Notes.

Amendment to Senior Secured Credit Facility

Effective February 3, 2011, Realogy entered into the first amendment to the senior secured credit facility (the “Senior Secured Credit Facility Amendment”) and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, which extensions resulted in approximately $2,424 million aggregate principal amount of extended term loans, approximately $461 million aggregate principal amount of commitments in respect of extended revolving loans and approximately $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted approximately $98 million aggregate principal amount of revolving commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes (as defined below), together with cash on hand, were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extended synthetic letter of credit facility.

The Senior Secured Credit Facility Amendment also provides for the following:

•

allows for one or more future issuances of additional senior secured notes or unsecured notes or loans to prepay Realogy’s first lien term loans, to be secured on either a pari passu basis with, or junior to, its first lien obligations under the senior secured credit facility;

•

allows for one or more future issuances of additional senior secured or unsecured notes or loans to prepay Realogy’s second lien loans, to be secured on a pari passu basis with, or junior to, its second lien loans under the senior secured credit facility;

•	allows for the incurrence of additional incremental term loans that are secured on a junior basis to the second lien loans in an aggregate amount not to exceed $350 million; and

•

provides that debt financing secured by a lien that is junior in priority to the first lien obligations under the senior secured credit facility (including, but not limited to, the First and a Half Lien Notes) will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under the senior secured credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans. Approximately $635 million aggregate principal amount of the term loans under the senior secured credit facility were not extended in connection with the Senior Secured Credit Facility Amendment.

Issuance of First and a Half Lien Notes

On February 3, 2011, Realogy issued $700 million aggregate principal amount of 7.875% Senior Secured Notes due 2019 (the “First and a Half Lien Notes”) in a private offering exempt from the registration requirements of the Securities Act. The First and a Half Lien Notes are secured by substantially the same collateral as Realogy’s existing secured obligations under the senior secured credit facility, but the priority of the collateral liens securing the First and a Half Lien Notes is (i) junior to the collateral liens securing Realogy’s first lien obligations under the senior secured credit facility and (ii) senior to the collateral liens securing Realogy’s second lien obligations under the senior secured credit facility.

As discussed above, the net proceeds from the offering of the First and a Half Lien Notes, along with cash on hand, were used to prepay $700 million of certain of Realogy’s first lien term loans that were extended in connection with the Senior Secured Credit Facility Amendment. See “Description of Other Indebtedness” for further discussion of the First and a Half Lien Notes and Realogy’s other outstanding indebtedness.

As used in this prospectus, the term “Refinancing Transactions” refers to, collectively, (1) the Debt Exchange Offering, (2) the Senior Secured Credit Facility Amendment, and (3) the issuance of First and a Half Lien Notes.

* * * *

Our headquarters are located at One Campus Drive, Parsippany, New Jersey 07054 and our general telephone number is (973) 407-2000. We maintain an internet website at http://www.realogy.com. Our internet website address is provided as an inactive textual reference. Our internet website and the information contained on that site, or connected to that site, are not incorporated by reference into this prospectus.

OUR OWNERSHIP AND DEBT STRUCTURE

The following diagram sets forth our ownership and debt structure as of March 31, 2011. The diagram does not display all of our subsidiaries.

(1)	Consists of investment funds affiliated with Apollo (as defined below) and an investment fund of co-investors managed by Apollo that invested an aggregate of $1,978 million of equity in Holdings upon consummation of the Merger.
(2)

In connection with the Debt Exchange Offering, Apollo and Paulson & Co. Inc., on behalf of the several investment funds and accounts managed by it (together with such investment funds and accounts, “Paulson”), received Convertible Notes. On a fully diluted basis, assuming that all Convertible Notes issued in the Debt Exchange Offering are converted into Class A Common Stock, Apollo and Paulson would own approximately 66.2% and 21.5%, respectively, of the outstanding common stock of Holdings (the “Common Stock”)

immediately following such conversion, and the remaining 12.2% of our outstanding Common Stock would be held by our directors, officers and employees (0.1%) and other holders of Convertible Notes.
(3)	Certain members of our management also contributed rollover equity of $23 million to finance a portion of the Merger. As of March 31, 2011, management owned 2,606,905 shares of Common Stock, options to purchase 15,989,500 shares of Common Stock and 105,000 shares of restricted stock of Holdings. On January 5, 2011, the Board of Directors of Realogy approved the Realogy Corporation Phantom Value Plan and made initial grants of Incentive Awards of approximately $21.8 million to our CEO, the other named executive officers and the CEO’s other three direct reports. These grants are subject to the terms and conditions of the Phantom Value Plan which is intended to provide certain participants, including the Company’s named executive officers, with an incentive to remain in the service of the Company, to increase their interest in the success of the Company and to receive compensation based upon the Company’s success.
(4)	As of March 31, 2011, the first priority obligations under the senior secured credit facility consisted of a $2,456 million term loan facility, $30 million of outstanding borrowings under a $652 million revolving credit facility, and $223 million of letters of credit outstanding under a $223 million synthetic letter of credit facility. As of March 31, 2011, borrowing availability under the revolving credit facility was approximately $517 million (after giving effect to $105 million of outstanding letters of credit). As of May 16, 2011 we had $325 million outstanding under the revolving credit facility.
(5)	Realogy has $650 million of second lien term loans under the incremental loan feature of the senior secured credit facility (the “Second Lien Loans”).
(6)	Guarantors include each wholly-owned subsidiary of Realogy other than subsidiaries that are (a) foreign subsidiaries, (b) securitization entities that are subsidiaries of Cartus Corporation, (c) insurance underwriters that are subsidiaries of Title Resource Group LLC and (d) qualified foreign corporation holding companies.
(7)	Certain subsidiaries of Cartus Corporation are borrowers under the Securitization Facilities. These special purpose entities were created for financing relocation receivables and advances, relocation properties held for sale and other related assets and issuing notes secured by such receivables and other assets. At March 31, 2011, $311 million of securitization obligations were outstanding under our Securitization Facilities which were collateralized by $390 million of securitization assets that are not available to pay our general obligations.
(8)	Other bank indebtedness consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, of which $50 million is due in November 2011 and $50 million is due in January 2013.

Our Equity Sponsor

On December 15, 2006, Realogy entered into an agreement and plan of merger (the “Merger”) with affiliates of Apollo. The Merger was consummated on April 10, 2007. As a result of the Merger, Realogy became an indirect wholly-owned subsidiary of Holdings and our principal stockholders are investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P. or one of its affiliates (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Founded in 1990, Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of March 31, 2011, Apollo had assets under management of $70 billion in its private equity, capital markets and real estate businesses. Companies owned or controlled by Apollo or its affiliates or in which Apollo or its affiliates have a significant equity investment include, among others, Affinion Group Holdings, Inc., AMC Entertainment, Inc., Berry Plastics Group, Inc., CEVA Group Plc, Metals USA Holdings Corp., Momentive Performance Materials LLC, NCL Corporation Ltd., Noranda Aluminum Holding Corporation, Rexnord Holdings, Inc. and Verso Paper Company.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our summary historical consolidated financial data and operating statistics. The consolidated statement of operations data for the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010 and 2009 have been derived from our audited consolidated financial statements included in this prospectus. The consolidated balance sheet data as of December 31, 2008 has been derived from our consolidated and combined financial statements not included in this prospectus. The unaudited condensed consolidated statement of operations data and balance sheet data for the three months ended March 31, 2011 and 2010 have been derived from our unaudited historical condensed consolidated financial statements included in this prospectus. Results for interim periods are not indicative of results to be expected for any interim period or for a full year.

Holdings, the indirect parent of Realogy, does not conduct any operations other than with respect to its indirect ownership of Realogy. Intermediate, the parent of Realogy, does not conduct any operations other than with respect to its ownership of Realogy. Any expenses related to stock compensation issued by Holdings to the employees or directors of Realogy or franchise taxes incurred by Holdings are recorded in Realogy’s financial statements. As a result, there are no material differences between Holdings’ and Realogy’s financial statements for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008 and no material differences between Intermediate’s and Realogy’s financial statements for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008.

The summary historical consolidated financial data should be read in conjunction with the sections of this prospectus entitled “Capitalization” and “Selected Historical Consolidated and Combined Financial Statements.”

	As of or For the Three Months Ended March 31,		As of or For the Year Ended December 31,
	2011	2010	2010	2009	2008
Statement of Operations Data:
Net revenue	$831	$819	$4,090	$3,932	$4,725
Total expenses	1,067	1,011	4,084	4,266	6,988

Income (loss) before income taxes, equity in earnings and noncontrolling interests	(236)	(192)	6	(334)	(2,263)
Income tax expense (benefit)	1	6	133	(50)	(380)
Equity in (earnings) losses of unconsolidated entities	—	(1)	(30)	(24)	28

Net loss	(237)	(197)	(97)	(260)	(1,911)
Less: Net income attributable to noncontrolling interests	—	—	(2)	(2)	(1)

Net loss attributable to Realogy and Holdings	$(237)	$(197)	$(99)	$(262)	$(1,912)

Other Data:
Interest expense, net (1)	179	152	604	583	624
Cash flows provided by (used in):
Operating activities	(87)	13	(118)	341	109
Investing activities	(19)	(3)	(70)	(47)	(23)
Financing activities	6	(58)	124	(479)	199
EBITDA (2)	(11)	11	835	465	(1,449)
EBITDA before restructuring and other items (2)	25	22	534	427	411
Adjusted EBITDA for the twelve months ended—Senior secured credit facility covenant compliance (3)	634		633	619	657
Balance Sheet Data:
Cash and cash equivalents	$93	$207	$192	$255	$437
Securitization assets (4)	390	306	393	364	845
Total assets	7,913	8,083	8,029	8,041	8,912
Securitization obligations	311	239	331	305	703
Long-term debt, including short-term portion	6,973	6,738	6,892	6,706	6,760
Equity (deficit) (5)	(1,297)	(1,177)	(1,072)	(981)	(740)

(1)	Based upon our debt balances at December 31, 2010, after giving effect to the Refinancing Transactions, we estimate that our annual cash interest will increase by approximately $55 million assuming LIBOR rates as of December 31, 2010.

(2)	EBITDA is defined by us as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is defined by us as EBITDA adjusted for merger costs, restructuring costs, former parent legacy cost (benefit) items, net, impairment of intangible assets, goodwill and investments in unconsolidated entities, non-cash charges for PHH Home Loans impairment and gain or loss on the early extinguishment of debt. We present EBITDA and EBITDA before restructuring and other items because we believe EBITDA and EBITDA before restructuring and other items are useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. The EBITDA and EBITDA before restructuring and other items measures are used by our management, including our chief operating decision maker, to perform such evaluation. EBITDA and EBITDA before restructuring and other items should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We believe EBITDA before restructuring and other items also facilitates company-to-company operating performance comparisons by backing out those items in EBITDA as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items have limitations as analytical tools, and you should not consider EBITDA and EBITDA before restructuring and other items either in isolation or as substitutes for analyzing our results as reported under GAAP. The limitations include the following:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•

these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

EBITDA and EBITDA before restructuring and other items are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.

(3)	Adjusted EBITDA—Senior Secured Credit Facility Covenant Compliance corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA is calculated by adjusting EBITDA by the items described below. Adjusted EBITDA is presented to demonstrate Realogy’s compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods. We present Adjusted EBITDA for the trailing twelve month period.

A reconciliation of net loss attributable to Realogy to EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA for the twelve months ended March 31, 2011 and the years ended December 31, 2010, 2009 and 2008 as calculated in accordance with the senior secured credit facility and presented in certificates delivered to the lenders under the senior secured credit facility is set forth in the following table:

	For the Twelve Months Ended
	March 31, 2011		December 31, 2010		December 31, 2009	December 31, 2008
Net loss attributable to Realogy	$(139)		$(99)		$(262)	$(1,912)
Income tax expense (benefit)	128		133		(50)	(380)

Income (loss) before income taxes	(11)		34		(312)	(2,292)
Interest expense (income), net	631		604		583	624
Depreciation and amortization	193		197		194	219

EBITDA	813		835		465	(1,449)
Merger costs, restructuring costs and former parent legacy costs (benefit), net	(312	)(a)	(301	)(b)	37	40
Impairment of intangible assets, goodwill and investments in unconsolidated entities	—		—		—	1,789	(c)
Non-cash charges for PHH Home Loans impairment	—		—		—	31
Loss (gain) on the early extinguishment of debt	36		—		(75)	—

EBITDA before restructuring and other items	537		534		427	411
Pro forma cost savings	17	(d)	20	(e)	33 (f)	65	(g)
Pro forma effect of business optimization initiatives	48	(h)	49	(i)	38 (j)	61	(k)
Non-cash charges	(2	)(l)	(4	)(m)	34 (n)	60	(o)
Non-recurring fair value adjustments for purchase accounting (p)	4		4		5	6
Pro forma effect of acquisitions and new franchisees (q)	13		13		5	14
Apollo management fees (r)	15		15		15	14
Proceeds from WEX contingent asset (s)	—		—		55	12
Incremental securitization interest costs (t)	2		2		3	6
Expenses incurred in debt modification activities (u)	—		—		4	5
Better Homes and Gardens Real Estate start up costs	—				—	3

Adjusted EBITDA—Senior secured credit facility covenant compliance	$634		$633		$619	$657

Total senior secured net debt (v)	$2,427		$2,905		$2,886	$3,250

Senior secured leverage ratio	3.83x		4.59x		4.66x	4.95x

(a)	Consists of $18 million of restructuring costs and $1 million of merger costs offset by a net benefit of $331 million for former parent legacy items.
(b)	Consists of $21 million of restructuring costs and $1 million of merger costs offset by a benefit of $323 million of former parent legacy items.
(c)	Represents the non-cash adjustment for the impairment of goodwill, intangible assets and investments in unconsolidated entities.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the twelve months ended March 31, 2011. From this restructuring, we expect to reduce our operating costs by approximately $17 million on a twelve-month run-rate basis and estimate that less than $1 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2010 through the time they were put in place had those actions been effected on April 1, 2010.
(e)

Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2010. From this restructuring, we expect to reduce our operating costs by approximately $34 million on a twelve-month run-rate basis and estimate that $14 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2010 through the time they were put in place, had those actions been effected on January 1, 2010.
(f)	Represents actual costs incurred that were not expected to recur in subsequent periods due to restructuring activities initiated during 2009. From this restructuring, we expected to reduce our operating costs by approximately $103 million on a twelve-month run-rate basis and estimated that $70 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2009 through the time they were put in place, had those actions been effected on January 1, 2009.
(g)	Represents actual costs incurred that were not expected to recur in subsequent periods due to restructuring activities initiated during 2008. From this restructuring, we expected to reduce our operating costs by approximately $96 million on a twelve month run-rate basis and estimated that $31 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2008 through the time they were put in place, had those actions been effected on January 1, 2008.
(h)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs of $9 million related to our Relocation Services new business start-ups, integration costs and acquisition related non-cash adjustments, $5 million related to vendor renegotiations, $26 million for employee retention accruals and $8 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(i)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $12 million related to our Relocation Services new business start-ups, integration costs and acquisition related non-cash adjustments, $6 million related to vendor renegotiations, $23 million for employee retention accruals and $8 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(j)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $3 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin, $2 million for initiatives to improve Relocation Services and Title and Settlement Services fees, $19 million for employee retention accruals, and $14 million related to other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(k)	Represents the twelve month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $4 million related to the exit of the government at-risk homesale business, $4 million related to the elimination of the 401(k) employer match, $7 million related to the renegotiation of NRT contracts, $6 million for employee retention accruals, $22 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin and Relocation Services fees and $18 million related to other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(l)	Represents the elimination of non-cash expenses, including $6 million of stock-based compensation expense and $1 million of other non-cash items less $9 million for the change in the allowance for doubtful accounts and notes reserves from April 1, 2010 through March 31, 2011.
(m)	Represents the elimination of non-cash expenses, including $6 million of stock-based compensation expense, less $8 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2010 through December 31, 2010 and $2 million of other non-cash items.
(n)	Represents the elimination of non-cash expenses, including a $14 million write-down of a cost method investment acquired in 2006, $12 million for the change in the allowance for doubtful accounts and the reserves for development advance notes and promissory notes from January 1, 2009 through December 31, 2009, $7 million of stock-based compensation expense, and $1 million related to the unrealized net losses on foreign currency transactions and foreign currency forward contracts.
(o)	Represents the elimination of non-cash expenses including $22 million for the change in the allowance for doubtful accounts and $17 million related to the reserve for development advance notes and promissory notes from January 1, 2008 through December 31, 2008, $7 million of stock based compensation expense, $14 million related to net losses on foreign currency transactions and foreign currency forward contracts.
(p)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.
(q)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed as of the beginning of the twelve-month periods. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of the beginning of the twelve-month periods.
(r)	Represents elimination of annual management fees payable to Apollo for the twelve-month periods.
(s)	Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may reduce federal income tax that WEX might otherwise be obligated to pay in future periods. Under Article III of the Tax Receivable Agreement dated February 22, 2005 among WEX, Cendant and Cartus (the “TRA”), WEX was required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax-savings payments received from WEX to Realogy. On June 26, 2009, Realogy entered into a Tax Receivable Prepayment Agreement with WEX, pursuant to which WEX simultaneously paid Realogy the sum of $51 million, less expenses of approximately $2 million, as prepayment in full of its remaining contingent obligations to Realogy under Article III of the TRA.
(t)	Reflects incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve-month periods.
(u)	Represents the expenses incurred in connection with our unsuccessful debt modification activities in the third quarter of 2009 and 2008.
(v)

Represents senior secured net debt, which is equal to total borrowings which are secured by a first priority lien on our assets plus capital lease obligations less readily available cash. Pursuant to the terms of the senior secured credit facility, senior secured debt does not include First and a Half Lien Notes, Second Lien Loans, other bank indebtedness not secured by a first lien on our assets, securitization obligations or Unsecured Notes. The senior secured debt as of March 31, 2011 was $2,486 million plus $13 million of capital lease obligations less $72 million of readily available cash as of March 31, 2011. The senior secured debt as of December 31, 2010 was $3,059 million plus $12 million of capital lease obligations less $166 million of readily available cash as of December 31, 2010. The senior secured debt as of December 31, 2009 was $3,091 million plus $14 million of capital lease obligations less $219 million of readily available cash as of December 31, 2009. The senior secured debt as of December 31, 2008 was $3,638 million plus $14 million of capital lease obligations less $402 million of readily available cash as of December 31, 2008.
(4)	Represents the portion of relocation receivables and advances, relocation properties held for sale and other related assets that collateralize our securitization obligations.
(5)	For the successor period, Equity (deficit) is comprised of the capital contribution of $2,001 million from affiliates of Apollo and co-investors offset by the net loss for the period.

The following table represents key business drivers for the periods set forth below:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
Operating Statistics:
Real Estate Franchise Services (1)
Closed homesale sides (2)	184,643	193,340	922,341	983,516	995,622
Average homesale price (3)	$193,710	$188,478	$198,076	$190,406	$214,271
Average homesale broker commission rate (4)	2.54%	2.55%	2.54%	2.55%	2.52%
Net effective royalty rate (5)	4.87%	5.04%	5.00%	5.10%	5.12%
Royalty per side (6)	$251	$252	$262	$257	$287
Company Owned Real Estate Brokerage Services (7)
Closed homesale sides (2)	51,200	52,532	255,287	273,817	275,090
Average homesale price (3)	$414,164	$417,782	$435,500	$390,688	$479,301
Average homesale broker commission rate (4)	2.50%	2.48%	2.48%	2.51%	2.48%
Gross commission income per side (8)	$11,188	$11,161	$11,571	$10,519	$12,612
Relocation Services
Initiations (9)	35,108	32,429	148,304	114,684	136,089
Referrals (10)	12,812	12,109	69,605	64,995	71,743
Title and Settlement Services
Purchase title and closing units (11)	18,971	19,947	94,290	104,689	110,462
Refinance title and closing units (12)	16,826	11,935	62,225	69,927	35,893
Average price per closing unit (13)	$1,386	$1,353	$1,386	$1,317	$1,500

(1)	These amounts include only those relating to third-party franchisees and do not include amounts relating to the Company Owned Real Estate Brokerage Services segment.
(2)	A closed homesale side represents either the “buy” side or the “sell” side of a homesale transaction.
(3)	Represents the average selling price of closed homesale transactions.
(4)	Represents the average commission rate earned on either the “buy” side or “sell” side of a homesale transaction.
(5)	Represents the average percentage of our franchisees’ commission revenue (excluding NRT) paid to the Real Estate Franchise Services segment as a royalty. The net effective royalty rate does not include the effect of non-standard incentives granted to some franchisees.
(6)	Represents net domestic royalties earned from our franchisees (excluding NRT) divided by the total number of our franchisees’ closed homesale sides.
(7)	Our real estate brokerage business has a significant concentration of offices and transactions in geographic regions where home prices are at the higher end of the U.S. real estate market, particularly the east and west coasts. The real estate franchise business has franchised offices that are more widely dispersed across the United States than our real estate brokerage operations. Accordingly, operating results and homesale statistics may differ between our brokerage and franchise businesses based upon geographic presence and the corresponding homesale activity in each geographic region.
(8)	Represents gross commission income divided by closed homesale sides.

(9)	Represents the total number of transferees served by the relocation services business. The amounts presented include Primacy initiations of 7,712 for the three months ended March 31, 2011, 5,177 for the period January 21, 2010 through March 31, 2010 and 26,087 initiations for the year ended December 31, 2010 as a result of the acquisition of Primacy in January 2010.
(10)	Represents the number of referrals from which we earned revenue from real estate brokers. The amounts presented include Primacy referrals of 968 for the three months ended March 31, 2011, 716 for the period January 21, 2010 through March 31, 2010 and 4,997 referrals for the year ended December 31, 2010 as a result of the acquisition of Primacy in January 2010.
(11)	Represents the number of title and closing units processed as a result of home purchases.
(12)	Represents the number of title and closing units processed as a result of homeowners refinancing their home loans.
(13)	Represents the average fee we earn on purchase title and refinancing title units.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFERS

In connection with the Debt Exchange Offering, Realogy and the guarantors of the Old Notes entered into registration rights agreements (the “Registration Rights Agreements”) with respect to each series of Old Notes with J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., as dealer managers (the “Dealer Managers”) in the Debt Exchange Offering. Under the Registration Rights Agreements, Realogy agreed to file a registration statement relating to the New Notes and cause it to become effective on or prior to July 29, 2011.

The Registration Statement, of which this prospectus forms a part, was filed to comply with Realogy’s obligations under the Registration Rights Agreements.

You are entitled to exchange in the Exchange Offers your Old Notes for New Notes which are identical in all material respects to the Old Notes except that:

•	the New Notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the New Notes are not entitled to registration rights which are applicable to the Old Notes under the Registration Rights Agreements; and

•	Realogy’s obligation to pay additional interest on the Old Notes as described in the Registration Rights Agreements does not apply to the New Notes.

New Senior Notes	Realogy is offering to exchange up to $491,824,000 aggregate principal amount of its 11.50% Senior Notes due 2017, which have been registered under the Securities Act, for up to $491,824,000 aggregate principal amount of its outstanding 11.50% Senior Notes due 2017. Old 11.50% Senior Notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Realogy is offering to exchange up to $129,579,298 aggregate principal amount of its 12.00% Senior Notes due 2017, which have been registered under the Securities Act, for up to $129,579,298 aggregate principal amount of its outstanding 12.00% Senior Notes due 2017. Old 12.00% Senior Notes may be exchanged only in denominations of $2,000 and integral multiples of $1.00 in excess of $2,000.

Except with respect to interest rate, the terms of the New 11.50% Senior Notes and the New 12.00% Senior Notes are identical.

New 13.375% Senior Subordinated Notes	Realogy is offering to exchange up to $10,282,000 aggregate principal amount of its 13.375% Senior Subordinated Notes due 2018, which have been registered under the Securities Act, for up to $10,282,000 aggregate principal amount of its outstanding 13.375% Senior Subordinated Notes due 2018. Old 13.375% Senior Subordinated Notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resales

Based on interpretations by the staff of the SEC (the “Staff”) set forth in no-action letters issued to third parties, we believe that the New Notes issued pursuant to the Exchange Offers in exchange for the Old

Notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration provisions of the Securities Act, provided that you:

•	are acquiring the New Notes in the ordinary course of business, and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes.

Each participating broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers in exchange for Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See “Plan of Distribution.”

Any holder of Old Notes who:

•	is our affiliate;

•	does not acquire the New Notes in the ordinary course of business; or

•	tenders in the Exchange Offers with the intention to participate, or for the purpose of participating, in a distribution of New Notes cannot rely on the position of the Staff expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes.

Expiration; Withdrawal of Tenders	The Exchange Offers will expire at 5:00 p.m., New York City time on , 2011, or such later date and time to which Realogy extends them (the “Expiration Date”). Realogy does not currently intend to extend the Expiration Date. A tender of Old Notes pursuant to the Exchange Offers may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offers.

Delivery of the New Notes	The New Notes issued pursuant to the Exchange Offers will be delivered to the holders who tender Old Notes promptly following the Expiration Date.

Conditions to the Exchange Offers	The Exchange Offers are subject to customary conditions, some of which Realogy may waive. See “The Exchange Offers—Certain Conditions to the Exchange Offers.”

Procedures for Tendering Old Notes	If you wish to accept the Exchange Offers, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Notes and any other required documents, to the Exchange Agent (as defined below) at the address set forth on the cover of the letter of transmittal. If you hold Old Notes through The Depository Trust Company (“DTC”) and wish to participate in the Exchange Offers, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any New Notes that you will receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such New Notes; and

•	you are not our “affiliate” as defined in Rule 144 under the Securities Act.

Shelf Registration Statement	In certain circumstances, Realogy is obligated to file and cause the SEC to declare effective a shelf registration statement with respect to the resale of the Old Notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement (or shorter period that will terminate when all Old Notes covered by such shelf registration statement have been sold). These circumstances include:

•	if the Exchange Offers are not permitted by applicable law or SEC policy;

•	if the Exchange Offers are not consummated within 30 business days after notice of the Exchange Offers is required to be mailed to holders of Old Notes; and

•

prior to the 20th day following consummation of the Exchange Offers, upon the request of any holder of Old Notes that (A) is prohibited by applicable law or SEC policy from participating in the Exchange Offers, or (B) may not resell the New Notes acquired in the Exchange Offers without delivering a prospectus, and this prospectus is not appropriate or available for such resales by such holder, or (C) is a broker-dealer that holds Old Notes acquired directly from Realogy or one of its affiliates.

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, the Exchange

Offers, Realogy will have fulfilled a covenant contained in the Registration Rights Agreements and, accordingly, additional interest on the Old Notes, if any, shall no longer accrue and Realogy will no longer be obligated to pay additional interest as described in the applicable Registration Rights Agreement. If you are a holder of Old Notes and do not tender your Old Notes in the Exchange Offers, you will continue to hold such Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes in the applicable indenture governing the Old Notes except for any rights under the applicable Registration Rights Agreement that by their terms terminate upon the consummation of the Exchange Offers.

Consequences of Failure to Exchange	All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the applicable indenture governing the Old Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the Exchange Offers, or as otherwise required under certain limited circumstances pursuant to the terms of the Registration Rights Agreements, Realogy does not currently anticipate that it will register the Old Notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of Old Notes for New Notes in the Exchange Offers will not be a taxable event for United States Federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offers.

Exchange Agent	Bondholder Communications Group LLC is the exchange agent (the “Exchange Agent”) for the Exchange Offers. The address and telephone number of the Exchange Agent are set forth in the section captioned “The Exchange Offers—Exchange Agent.”

SUMMARY OF THE TERMS OF THE NEW NOTES

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the New Notes, see the section entitled “Description of Notes.”

Issuer	Realogy Corporation, a Delaware corporation.

Securities	$491,824,000 aggregate principal amount of 11.50% Senior Notes due 2017.

$129,579,298 aggregate principal amount of 12.00% Senior Notes due 2017.

$10,282,000 aggregate principal amount of 13.375% Senior Subordinated Notes due 2018.

Maturity	The New Senior Notes will mature on April 15, 2017. The New 13.375% Senior Subordinated Notes will mature on April 15, 2018.

Interest	Cash interest on the New 11.50% Senior Notes accrues at a rate of 11.50% per annum.

Cash interest on the New 12.00% Senior Notes accrues at a rate of 12.00% per annum.

Cash interest on the New 13.375% Senior Subordinated Notes accrues at a rate of 13.375% per annum.

Holders of Old Notes whose Old Notes are accepted for exchange in the Exchange Offers will receive the same interest payment on October 15, 2011 (the next interest payment date with respect to the Old Notes) that they would have received if they had not accepted the Exchange Offers.

Interest Payment Dates	Interest on the New Notes will be payable semi-annually in arrears on April 15 and October 15.

Optional Redemption	Realogy may redeem some or all of the New Notes at any time on or after April 15, 2013, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest and additional interest, if any, to the date of redemption.

Realogy may also redeem some or all of the New Notes at any time prior to April 15, 2013 (i) at a price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest and additional interest, if any, plus a “make-whole” premium or (ii) with the net proceeds of certain equity offerings at the redemption prices set forth in this prospectus.

Mandatory Offers to Purchase	Upon a Change of Control (as defined below), Realogy will be required to make an offer to purchase holders’ New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and additional interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require Realogy to use the proceeds from those asset dispositions to make an offer to purchase the New Notes at 100% of their principal amount, together with accrued and unpaid interest and additional interest, if any, to the date of purchase if such proceeds are not otherwise used within 450 days:

•

to repay secured indebtedness, including indebtedness under the senior secured credit facility (with a corresponding permanent reduction in commitment, if applicable), and certain other indebtedness; or

•

to invest or commit to invest in one or more businesses, assets, property or capital expenditures used or useful in a similar business or that replace the properties and assets that are the subject of the asset sale.

Guarantees	The New Senior Notes, like the Old Senior Notes, will be guaranteed on an unsecured senior basis, and the New 13.375% Senior Subordinated Notes, like the Old 13.375% Senior Subordinated Notes, will be guaranteed on an unsecured senior subordinated basis, in each case, by each of Realogy’s U.S. direct or indirect restricted subsidiaries that is a guarantor under the senior secured credit facility. Holdings will also guarantee the New Senior Notes, like the Old Senior Notes, on an unsecured senior subordinated basis and the New 13.375% Senior Subordinated Notes, like the Old 13.375% Senior Subordinated Notes, on an unsecured junior subordinated basis. Subject to certain exceptions, any domestic restricted subsidiary that in the future guarantees Realogy’s indebtedness, including indebtedness under the senior secured credit facility, or indebtedness of any other guarantor, will also guarantee the New Notes. Except in certain circumstances, each guarantee will be released upon the release of the guarantor from its guarantee under the senior secured credit facility and/or the repayment of the indebtedness that resulted in the obligation to guarantee the New Notes. If Realogy fails to make payments on the New Notes, the guarantors, including Holdings, must make them instead. Each entity, other than Holdings, that guarantees Realogy’s obligations under the Notes and the indentures governing the Notes is referred to in this prospectus as a “Note Guarantor.”

As of and for the three months ended March 31, 2011, Realogy’s subsidiaries that are not Note Guarantors represented 7.1% of its total assets (2.2% of its total assets excluding assets of its non-guarantor securitization entities), 4.3% of its total liabilities (1.0% of its total liabilities excluding liabilities of its non-guarantor securitization entities), 7.3% of its net revenue (7.2% of its net revenue excluding net revenue of its non-guarantor securitization entities), 5.5% of its loss before income taxes, equity in earnings and noncontrolling interests (5.1% of its loss before income taxes, equity in earnings and noncontrolling interests excluding income before income taxes, equity in earnings and noncontrolling interests of its non-guarantor securitization entities) and 118.2% of its EBITDA (100% of its

EBITDA excluding EBITDA of its non-guarantor securitization entities), in each case after intercompany eliminations.

As of and for the year ended December 31, 2011, Realogy’s subsidiaries that are not Note Guarantors represented 7.2% of its total assets (2.4% of its total assets excluding assets of its non-guarantor securitization entities), 4.6% of its total liabilities (1.0% of its total liabilities excluding liabilities of its non-guarantor securitization entities), 5.1% of its net revenue (5.1% of its net revenue excluding net revenue of its non-guarantor securitization entities), 600% of its income before income taxes, equity in earnings and noncontrolling interests (850% of its income before income taxes, equity in earnings and noncontrolling interests excluding income before income taxes, equity in earnings and noncontrolling interests of its non-guarantor securitization entities) and 7.9% of its EBITDA (7.7% of its EBITDA excluding EBITDA of its non-guarantor securitization entities), in each case after intercompany eliminations.

Ranking	The New Senior Notes and the guarantees thereof will be Realogy’s and the Note Guarantors’ unsecured senior obligations and will:

•	be effectively subordinated to all of Realogy’s and the Note Guarantors’ existing and future senior secured debt, to the extent of the value of the assets securing such debt;

•

be equal in right of payment with all of Realogy’s and the Note Guarantors’ existing and future unsecured senior debt, including the Old Senior Notes and the related guarantees, to the extent outstanding following the Exchange Offers; and

•

be senior in right of payment to all of Realogy’s and the Note Guarantors’ existing and future subordinated debt, including the 12.375% Senior Subordinated Notes, the New 13.375% Senior Subordinated Notes, the Old 13.375% Senior Subordinated Notes, to the extent outstanding following the Exchange Offers, the Convertible Notes and the related guarantees.

The New 13.375% Senior Subordinated Notes and the guarantees thereof will be Realogy’s and the Note Guarantors’ unsecured senior subordinated obligations and will:

•

be subordinated in right of payment to all of Realogy’s and the Note Guarantors’ existing and future senior debt, including Realogy’s obligations under the senior secured credit facility, the Existing Senior Notes, the New Senior Notes, the Old Senior Notes, to the extent outstanding following the Exchange Offers, and the related guarantees;

•

be equal in right of payment with all of Realogy’s and the Note Guarantors’ existing and future senior subordinated debt, including the 12.375% Senior Subordinated Notes, the Old 13.375% Senior Subordinated Notes, to the extent outstanding following the Exchange Offers, the Convertible Notes and the related guarantees; and

•	rank senior in right of payment to all of Realogy’s and the Note Guarantors’ future debt that is by its terms subordinated to the New 13.375% Senior Subordinated Notes.

The guarantee by Holdings will be Holdings’ unsecured senior subordinated obligation, will be equal in right of payment to all existing and future subordinated indebtedness of Holdings and will be junior in right of payment to all existing and future senior indebtedness of Holdings.

In addition, the New Notes and the related guarantees will be structurally subordinated to all of the existing and future liabilities and obligations (including trade payables, but excluding intercompany liabilities) of each of Realogy’s subsidiaries that is not a Note Guarantor.

As of March 31, 2011:

•

Realogy and the Note Guarantors had approximately $3,836 million of senior secured indebtedness, including approximately $2,486 million of first lien indebtedness under the senior secured credit facility (without giving effect to $105 million of outstanding letters of credit under the senior secured credit facility and $517 million of undrawn availability under the revolving credit facility), $700 million under the First and a Half Lien Notes and $650 million of Second Lien Loans, all of which are effectively senior to the New Notes, to the extent of the value of the assets securing such debt;

•

Realogy and the Note Guarantors had approximately $4,666 million of senior indebtedness, including senior secured indebtedness, all of which are structurally senior to the New 13.375% Senior Subordinated Notes;

•	Realogy and the Note Guarantors had approximately $2,307 million of senior subordinated indebtedness, all of which are pari passu with the New 13.375% Senior Subordinated Notes; and

•

our Non-Note Guarantor subsidiaries had approximately $400 million of total liabilities (approximately $311 million of which consisted of obligations under our credit facilities governing our relocation securitization programs that are collateralized by relocation assets (the “Securitization Facilities”)), all of which are structurally senior to the New Notes. In addition, our securitization subsidiaries had been permitted to incur approximately $253 million of additional secured relocation obligations under our Securitization Facilities, subject to maintaining sufficient relocation assets for collateralization, all of which are structurally senior to the New Notes and the Convertible Notes.

Covenants	Realogy will issue the New Notes under the indentures under which the applicable series of Old Notes were issued. The indentures governing the Notes contain covenants that, among other things, limit Realogy’s ability and the ability of its restricted subsidiaries to:

•	incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•	incur debt that is junior to senior indebtedness and senior to the New 13.375% Senior Subordinated Notes;

•	pay dividends or make distributions to Realogy’s stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to Realogy;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the New Notes.

These covenants are subject to a number of important exceptions and qualifications. The indentures governing the Notes also limit Realogy’s ability and the ability of its restricted subsidiaries to, subject to limited exceptions, make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, any of the Existing Notes prior to April 15, 2012, in the case of any of the Existing Senior Notes, and April 15, 2013, in the case of the 12.375% Senior Subordinated Notes. For so long as the applicable Notes have an investment grade rating from both Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and Moody’s Investors Service, Inc. and no default has occurred and is continuing under the indenture governing the applicable Notes, Realogy will not be subject to certain of the covenants listed above. For more details, see “Description of Notes.”

Risk Factors	See “Risk Factors” for a discussion of factors that should be considered in connection with a decision to participate in the Exchange Offers and an investment in the New Notes.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus before making any investment decision. The risk factors generally have been separated into three groups: (1) risks related to the New Notes and our indebtedness; (2) risks related to our business; and (3) risks related to Realogy’s separation from Cendant. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company and the Exchange Offers. Additional risks and uncertainties not presently known to us may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to exchange any Old Notes in the Exchange Offers.

Risks Related to the New Notes and our Indebtedness

Our significant indebtedness could prevent us from meeting our obligations under our debt instruments and could adversely affect our ability to fund our operations, react to changes in the economy or our industry, or incur additional borrowings under our existing facilities.

We are significantly encumbered by our debt obligations. As of March 31, 2011, our total debt, excluding the securitization obligations, was $6,973 million (without giving effect to $105 million of outstanding letters of credit under the senior secured credit facility and $517 million of undrawn availability under the revolving credit facility). In addition, as of March 31, 2011, our current liabilities included $311 million of securitization obligations which were collateralized by $390 million of securitization assets that are not available to pay our general obligations.

Our indebtedness was principally incurred to finance Realogy’s acquisition by Apollo in April 2007 and reflected our then current earnings and our expectations that the housing downturn would recover in the near term. While our total debt has increased since the date of Realogy’s acquisition in order to fund negative cash flows, the industry and economy have experienced significant declines that have negatively impacted our operating results. Revenues for the year ended December 31, 2010 compared to the year ended December 31, 2007, on a pro forma combined basis, have decreased by approximately 32%. As a result, we have been, and continue to be, challenged by our heavily leveraged capital structure. There can be no assurance that we will be able to reduce the level of our leverage or debt in the future.

Our substantial degree of leverage could have important consequences, including the following:

•

it causes a substantial portion of our cash flows from operations to be dedicated to the payment of interest and required amortization on our indebtedness and not be available for other purposes, including our operations, capital expenditures and future business opportunities or principal repayment;

•	it could cause us to be unable to maintain compliance with the senior secured leverage ratio under the senior secured credit facility;

•

it could cause us to be unable to meet our debt service requirements under the senior secured credit facility or the indentures governing the Unsecured Notes and the First and a Half Lien Notes or meet our other financial obligations;

•

it may limit our ability to incur additional borrowings under our existing facilities or securitizations, to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions or general corporate or other purposes, or to refinance our indebtedness;

•	it exposes us to the risk of increased interest rates because a portion of our borrowings, including borrowings under the senior secured credit facility, are at variable rates of interest;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt;

•	it may cause a further downgrade of our debt and long-term corporate ratings;

•

it may cause us to be more vulnerable to periods of negative or slow growth in the general economy or in our business, or may cause us to be unable to carry out capital spending that is important to our growth; and

•	it may limit our ability to attract and retain key personnel.

We may not be able to generate sufficient cash to service all of our indebtedness and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We have needed to incur additional debt in order to fund negative cash flow. We cannot assure you that we will maintain a level of cash flows from operating activities and from drawings on our revolving credit facilities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The senior secured credit facility and the indentures governing the Notes and the First and a Half Lien Notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or realize the related proceeds from them and these proceeds may not be adequate to meet any debt service obligations then due.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable; and

•	the lenders under the senior secured credit facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings.

An event of default under the senior secured credit facility would adversely affect our operations and our ability to satisfy obligations under our indebtedness.

The senior secured credit facility contains restrictive covenants, including a requirement that we maintain a specified senior secured leverage ratio, which is defined as the ratio of our total senior secured debt (net of unrestricted cash and permitted investments) to trailing 12-month Adjusted EBITDA. Specifically measured at the last day of each quarter, our senior secured leverage ratio may not exceed 4.75 to 1.0. Total senior secured debt, for purposes of this ratio, does not include the First and a Half Lien Notes, Second Lien Loans, other bank indebtedness not secured by a first lien on our assets (including indebtedness supported by letters of credit issued under the senior secured credit facility), securitization obligations or the Unsecured Notes. For the twelve months ended March 31, 2011, we were in compliance with the senior secured leverage ratio covenant with a ratio of 3.83 to 1.0. Based upon our financial forecast, we expect to remain in compliance with the senior secured leverage ratio covenant for at least the next 12 months. If a housing recovery is delayed further or is weak, we will be subject to additional pressure in maintaining compliance with our senior secured leverage ratio. In future periods, if we are unable to renew or refinance bank indebtedness secured by letters of credit issued under the senior secured credit facility (which are not included in the calculation of the senior secured leverage ratio) and the letters of credit are drawn upon, the reimbursement obligations related to those letters of credit issued under the senior secured credit facility will be included in the calculation of the senior secured leverage ratio. A failure to maintain compliance with the senior secured leverage ratio, or a breach of any of the other restrictive covenants, would result in a default under the senior secured credit facility.

We have the right to cure an event of default of the senior secured leverage ratio in three of any four consecutive quarters through the issuance of additional Holdings equity for cash, which would be infused as capital into Realogy to increase Adjusted EBITDA for purposes of calculating the senior secured leverage ratio for the applicable twelve-month period and reduce net senior secured indebtedness upon actual receipt of such capital. If we are unable to maintain compliance with the senior secured leverage ratio and we fail to remedy or avoid a default through an equity cure permitted thereunder, there would be an “event of default” under the senior secured credit facility. Other events of default include, without limitation, nonpayment, material misrepresentations, insolvency, bankruptcy, certain material judgments, change of control, and cross-events of default on material indebtedness as well as failure to obtain an unqualified audit opinion by 90 days after the end of any fiscal year. Upon the occurrence of any event of default under the senior secured credit facility, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making payments on the Unsecured Notes or the First and a Half Lien Notes,

any of which could result in an event of default under the First and a Half Lien Notes, the Unsecured Notes or our Apple Ridge Funding LLC securitization program.

If we were unable to repay the amounts outstanding under the senior secured credit facility, the lenders under the senior secured credit facility could proceed against the collateral granted to them to secure the indebtedness thereunder. We have pledged a significant portion of our assets as collateral under the senior secured credit facility. If the lenders under the senior secured credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay the senior secured credit facility and our other indebtedness or borrow sufficient funds to refinance such indebtedness. Notwithstanding the completion of the Refinancing Transactions, our total indebtedness was not and will not be significantly reduced unless and until the Convertible Notes issued in the Debt Exchange Offering are converted into equity. In the future, we may need to seek new financing, or explore the possibility of amending the terms of the senior secured credit facility, and we may not be able to do so on commercially reasonable terms, or terms that are acceptable to us, if at all.

If an event of default is continuing under the senior secured credit facility, the First and a Half Lien Notes or our other material indebtedness, such event could cause a termination of our ability to obtain future advances under, and/or amortization of, our Apple Ridge Funding LLC securitization program.

The New Notes and the related guarantees will be effectively subordinated to all of our secured debt and the secured debt of the Note Guarantors and if a default occurs, we and the Note Guarantors may not have sufficient funds to fulfill our obligations under the New Notes and the related guarantees.

The New Notes and the related guarantees will be general unsecured obligations but Realogy’s obligations under the senior secured credit facility and the First and a Half Lien Notes and each Note Guarantor’s obligations under its guarantee of the senior secured credit facility and the First and a Half Lien Notes are secured by a security interest in substantially all of our assets and the assets of the Note Guarantors. The New Notes will be effectively subordinated to all of our and the Note Guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness. As of March 31, 2011, Realogy and the Note Guarantors had approximately $3,836 million of senior secured indebtedness, including approximately $2,486 million of first lien indebtedness under the senior secured credit facility (without giving effect to $105 million of outstanding letters of credit under the senior secured credit facility and $517 million of undrawn availability under the revolving credit facility), $700 million under the First and a Half Lien Notes, and $650 million of Second Lien Loans, all of which are effectively senior to the New Notes. In addition, subject to some limitations, the indentures governing the Notes permit Realogy, subject to certain limitations, to incur additional secured indebtedness and the New Notes and the related guarantees will be effectively junior to any additional secured indebtedness we may incur.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the Notes only after all secured indebtedness and, in the case of the 12.375% Senior Subordinated Notes, the Old 13.375% Senior Subordinated Notes and the New 13.375% Senior Subordinated Notes, all senior indebtedness, together with accrued interest, has been repaid in full from those assets. Because the senior secured credit facility and the First and a Half Lien Notes are secured obligations, if we fail to comply with the terms of the senior secured credit facility or the First and a Half Lien Notes and those creditors or noteholders accelerated the payment of all the funds borrowed thereunder and we were unable to repay such indebtedness, they could foreclose on substantially all of our assets and the assets of our Note Guarantors which serve as collateral. In this event, our secured creditors and holders of the First and a Half Lien Notes would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the New Notes. Holders of the New Notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the New Notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the related guarantees then outstanding. The guarantees of the New Notes will have a similar ranking with respect to secured and unsecured indebtedness of the Note Guarantors as the New Notes do with respect to our secured and unsecured indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

The New Notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become Note Guarantors.

You will not have any claim as a creditor against any of our existing subsidiaries that are not Note Guarantors or against any of our future subsidiaries that do not become Note Guarantors. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against those subsidiaries. As of March 31, 2011, our non-Note Guarantor subsidiaries had approximately $400 million of total liabilities (approximately $311 million of which would have consisted of secured indebtedness under the Securitization Facilities), all of which are structurally senior to the New Notes. In addition, subject to maintaining sufficient relocation assets for collateralization, our securitization subsidiaries were permitted to incur approximately $253 million of additional secured indebtedness under the Securitization Facilities, all of which are structurally senior to the New Notes.

The New Notes will not be guaranteed by any of our foreign subsidiaries, our securitization subsidiaries, our insurance subsidiaries or our qualified foreign corporation holding companies. These non-Note Guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the New Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments.

In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our non-Note Guarantor subsidiaries, these non-Note Guarantor subsidiaries will pay the holders of their debt, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such non-Note Guarantor subsidiary). Any right that we or the Note Guarantors have to receive any assets of any of the non-Note Guarantor subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

As of and for the three months ended March 31, 2011, our subsidiaries that are not Note Guarantors represented 7.1% of our total assets (2.2% of our total assets excluding assets of our non-guarantor securitization entities), 4.3% of our total liabilities (1.0% of our total liabilities excluding liabilities of our non-guarantor securitization entities), 7.3% of our net revenue (7.2% of our net revenue excluding net revenue of our non-guarantor securitization entities), 5.5% of our loss before income taxes, equity in earnings and noncontrolling interests (5.1% of our loss before income taxes, equity in earnings and noncontrolling interests excluding income before income taxes, equity in earnings and noncontrolling interests of our non-guarantor securitization entities) and 118.2% of our EBITDA (100% of our EBITDA excluding EBITDA of our non-guarantor securitization entities), in each case after intercompany eliminations.

As of and for the year ended December 31, 2010, our subsidiaries that are not Note Guarantors represented 7.2% of our total assets (2.4% of our total assets excluding assets of our non-guarantor securitization entities), 4.6% of our total liabilities (1.0% of our total liabilities excluding liabilities of our non-guarantor securitization entities), 5.1% of our net revenue (5.1% of our net revenue excluding net revenue of our non-guarantor securitization entities), 600% of our income before income taxes, equity in earnings and noncontrolling interests (850% of our income before income taxes, equity in earnings and noncontrolling interests excluding income before income taxes, equity in earnings and noncontrolling interests of our non-guarantor securitization entities) and 7.9% of our EBITDA (7.7% of our EBITDA excluding EBITDA of our non-guarantor securitization entities), in each case after intercompany eliminations.

In addition, the indentures governing the Notes, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and do not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Your right to receive payments on the New 13.375% Senior Subordinated Notes will be junior to all of our and the Note Guarantors’ senior indebtedness, including our and the Note Guarantors’ obligations under the senior secured credit facility, the First and a Half Lien Notes, the Existing Senior Notes, the Old Senior Notes, the New Senior Notes and other existing and future senior debt.

The New 13.375% Senior Subordinated Notes will be general unsecured obligations that will be junior in right of payment to all of our existing and future senior indebtedness, including the senior secured credit facility, the First and a Half Lien Notes, the Existing Senior Notes, the Old Senior Notes and the New Senior Notes. The guarantees of the New 13.375% Senior Subordinated Notes will be general unsecured obligations of the Note Guarantors that will be junior in right of payment to all of the Note Guarantors’ existing and future senior indebtedness, including their guarantee of the senior secured credit facility, the First and a Half Lien Notes, the Existing Senior Notes, the Old Senior Notes and the New Senior Notes. We and the Note Guarantors may not pay principal, premium, if any, interest or other amounts on account of the New 13.375% Senior Subordinated Notes or the related guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior secured credit facility, the First and a Half Lien Notes, the Existing Senior Notes, the Old Senior Notes and the New Senior Notes, unless such senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to our senior indebtedness, we or the Note Guarantors may not be permitted to pay any amount on account of the New 13.375% Senior Subordinated Notes or the related guarantees for a designated period of time. In addition, the New 13.375% Senior Subordinated Notes will be pari passu in right of payment with all of our existing and future senior subordinated indebtedness, including the 12.375% Senior Subordinated Notes, the Old 13.375% Senior Subordinated Notes and the Convertible Notes.

Because of the subordination provisions in the 12.375% Senior Subordinated Notes, the Old 13.375% Senior Subordinated Notes, the New 13.375% Senior Subordinated Notes, the Convertible Notes and the related guarantees, in the event of a bankruptcy, liquidation or dissolution of us or any Note Guarantor, our or the applicable Note Guarantor’s assets will not be available to pay obligations under our senior subordinated indebtedness or the related guarantees until we or the applicable Note Guarantor’s have made all payments on our or their senior indebtedness, respectively. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on our senior subordinated indebtedness, including payments of principal or interest when due.

As of March 31, 2011, we and the Note Guarantors had approximately $4,666 million of senior indebtedness (without giving effect to $105 million of outstanding letters of credit under the senior secured credit facility and $517 million of undrawn availability under the revolving credit facility), including first lien indebtedness under the senior secured credit facility, the First and a Half Lien Notes, the Second Lien Loans, the Existing Senior Notes, the Old Senior Notes and other bank indebtedness, all of which are senior to the New 13.375% Senior Subordinated Notes.

Restrictive covenants under our indentures and the senior secured credit facility may limit the manner in which we operate.

The senior secured credit facility and the indentures governing the First and a Half Lien Notes and the Notes contain and any future indebtedness we incur may contain, various covenants and conditions that limit Realogy’s ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the 12.375% Senior Subordinated Notes and New 13.375% Senior Subordinated Notes;

•	pay dividends or make distributions to Realogy’s stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to Realogy;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase the Unsecured Notes and the First and a Half Lien Notes and debt that is junior in right of payment to the Unsecured Notes and the First and a Half Lien Notes.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

At March 31, 2011, approximately $2,586 million of our borrowings under the senior secured credit facility and other bank indebtedness, were at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Although we have entered into interest rate swaps with a notional value of $425 million, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility, such interest rate swaps do not eliminate interest rate volatility for the unswapped portion of our variable rate indebtedness at March 31, 2011.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under the senior secured credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could render us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the indentures governing the Notes, the 12.375% Senior Subordinated Notes and the First and a Half Lien Notes and the senior secured credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the senior secured credit facility could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets, we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the senior secured credit facility to avoid being in default, including as a result of our failure to comply with the senior secured leverage ratio. Our senior secured leverage ratio was 3.83 to 1.0 at March 31, 2011. A delayed or weak housing recovery may materially adversely affect our ability to maintain compliance with our senior secured leverage ratio given our highly leveraged capital structure. If we breach our covenants under the senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the senior secured credit facility, the lenders could exercise their rights, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of Notes.”

We are a holding company and are dependent on dividends and other distributions from our subsidiaries.

We are a holding company with limited direct operations. Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from those subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness, including the senior secured credit facility, the indentures governing the Unsecured Notes and the First and a Half Lien Notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund our debt service payments.

Our subsidiaries are legally distinct from us and, except for our existing and future subsidiaries that are guarantors of our indebtedness, including the senior secured credit facility, the Unsecured Notes and the First and a Half Lien Notes, have no obligation, contingent or otherwise, to pay amounts due on our debt or to make funds available to us for such payment.

Realogy may be unable to purchase the Notes upon a change of control.

Upon a change of control, as defined in the indentures governing the Notes, Realogy is required to offer to purchase all of the Notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any. If a change of control occurs under such indentures, we may not have sufficient funds to pay the change of control purchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. Further, we may be contractually restricted under the terms of the senior secured credit facility and, in the case of the New 13.375% Senior Subordinated Notes, the terms of our other senior indebtedness, from repurchasing all of the Notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase any Notes unless we are able to refinance or obtain waivers under the senior secured credit facility, the First and a Half Lien Notes and/or the New Senior Notes, as applicable. If our failure to repurchase the Notes upon a change of control would cause a default under the Notes, it would also cause a cross-default under the senior secured credit facility. The senior secured credit facility also provides that a change of control, as defined therein, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the Notes, and reducing the practical benefit of repurchase provisions to the holders of the New Notes. Our Securitization Facilities contain, and any of our future debt agreements may contain, similar provisions.

The change of control provisions in the indentures governing the Notes may not protect you in the event that we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under such indentures. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indentures governing the Notes to trigger our obligation to repurchase the Notes. Except as otherwise described above, the indentures governing the Notes do not contain provisions that permit the holders of the Notes to require Realogy to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. If an event occurs that does not constitute a change of control as defined in the indentures governing the Notes, Realogy will not be required to make an offer to repurchase the Notes and you may be required to continue to hold your Notes despite the event. In addition, the change of control provisions in the Notes may also delay or prevent an otherwise beneficial takeover of us due to such takeover triggering the related purchase requirement. See “Description of Other Indebtedness” and “Description of Notes—Change of Control.”

There is no public market for the Notes, and we do not know if an active trading market will ever develop or, if a market does develop, whether it will be sustained.

Each series of New Notes will constitute a new issue of securities of the same class as the applicable series of Old Notes, and there is no existing trading market for any series of Notes. Although the dealer managers in the Debt Exchange Offering have informed us that they intend to make a market in each series of Notes, they have no obligation to do so and may discontinue making a market in any series of Notes at any time without notice. In addition, such market-making activities may be limited during the Exchange Offers or while the effectiveness of a shelf registration statement is pending. Therefore, we cannot assure you as to the development or liquidity of any trading market for the Notes.

We do not intend to apply for listing or quotation of any series of Notes on any securities exchange or stock market. In addition, if a large amount of Old Notes are not tendered or are tendered improperly, the limited amount of New Notes that would be issued and outstanding after we consummate the Exchange Offers would reduce liquidity and could lower the market price of those New Notes. The liquidity of any market for each series of Notes will depend on a number of factors, including:

•	the number of holders of such series of Notes;

•	our ability to complete the Exchange Offers;

•	our operating performance, financial condition or prospects;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the applicable series of Notes; and

•	prevailing interest rates.

The market, if any, for the New Notes, similar to other non-investment grade debt, may be subject to disruptions that may cause substantial volatility in the prices of the New Notes and any disruptions may adversely affect the prices at which you may sell your Notes. You may not be able to sell your New Notes at a particular time, and the price that you receive when you sell may not be favorable.

Apollo is our controlling stockholder and Paulson may become a significant stockholder. There can be no assurance that Apollo and Paulson will act in our best interests as opposed to their own best interests.

Because of its position as our controlling stockholder, to the extent not otherwise limited in the senior secured credit facility or our indentures, Apollo is able to exercise significant control over decisions affecting us, including:

•	our direction and policies, including the appointment and removal of officers;

•	mergers or other business combinations and opportunities involving us;

•	further issuance of capital stock or other equity or debt securities by us;

•	payment of dividends; and

•	approval of our business plans and general business development.

In addition, Paulson owns Convertible Notes that may be converted into 21.5% of the total outstanding shares of Common Stock on an as converted basis assuming that all Convertible Notes are converted into shares of Class A Common Stock. Pursuant to the Paulson Securityholders Agreement (as defined below), Paulson also has the right to nominate a member of the Board of Directors or designate a non-voting observer to attend meetings of the Board of Directors and has certain other rights with respect to issuances of our equity and debt securities.

Even if all of the outstanding Convertible Notes held by parties other than Apollo were converted into Class A Common Stock, which has one vote per share, Apollo, by virtue of its ownership of shares of Class B Common Stock (as defined below), which has five votes per share, would continue to control a majority of the voting power of the outstanding Common Stock. In addition, if all of the Convertible Notes were converted into Class A Common Stock, all of the Class B Common Stock would automatically convert into shares of Class A Common Stock and Apollo would then hold 66.2% of the outstanding shares of Class A Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.”

The concentration of ownership held by Apollo could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination that may be otherwise favorable to us. In addition, pursuant to Holdings’ Amended and Restated Certificate of Incorporation, Apollo has the right to, and will have no duty to abstain from, exercising such right to, conduct business with any business that is competitive or in the same line of business as us, do business with any of our clients, customers or vendors, or make investments in the kind of property in which we may make investments. Apollo is in the business of making or advising on investments in companies and may hold, and may from time to time in the future acquire, interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Apollo may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as Apollo continues to own a significant amount of the equity of Holdings, even if such amount is less than 50%, Apollo will continue to be able to strongly influence or effectively control our decisions.

Because our equity securities are not registered under the Exchange Act and are not listed on any U.S. securities exchange, we are not subject to any of the corporate governance requirements of any U.S. securities exchanges.

If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders may conflict with those of the holders of first lien indebtedness under the senior secured credit facility, the First and a Half Lien Notes, the Unsecured Notes or any other holder of our debt and such equity holders have no obligation to provide any additional equity or any debt financing to us.

Ratings of the New Notes may cause their trading price to fall and affect the marketability of the New Notes.

The Notes are rated by Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services. A rating agency’s rating of the Notes is not a recommendation to purchase, sell or hold any particular security, including the Notes. Such ratings are limited in scope, and do not comment as to material risks relating to an investment in the Notes. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time. Rating agencies also may lower, suspend or withdraw ratings on the Notes or our other debt in the future. Holders of the Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the Notes.

Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require holders of notes to return payments received.

The issuance of the Notes and the related guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the New Notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of the guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the Notes or a related guarantee was a fraudulent conveyance, the court could void the payment obligations under the Notes or such guarantee or subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to our other debt and that of the guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

We cannot be certain as to the standards a court would use to determine whether or not we or the Note Guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the Notes and the related guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees of the Notes were legally challenged, any such guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Note Guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees of the Notes, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the Notes.

Each guarantee of the Notes contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes such guarantee worthless.

You may be adversely affected if you fail to exchange Old Notes.

Realogy will only issue New Notes in exchange for Old Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you are eligible to participate in the Exchange Offers and do not tender your Old Notes or if we do not accept your Old Notes because you did not tender your Old Notes properly, then, after we consummate the Exchange Offers, you will continue to hold Old Notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the Old Notes. In addition:

•

if you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes; and

•

if you are a broker-dealer that receives New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those New Notes.

We have agreed, that for a period of 180 days after the Exchange Offers are consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the New Notes.

Risks Related to Our Business

The residential real estate market is cyclical and we are negatively impacted by downturns in this market.

The residential real estate market tends to be cyclical and typically is affected by changes in general economic conditions which are beyond our control. The U.S. residential real estate market has recently shown some signs of stabilizing from a lengthy and deep downturn that began in the second half of 2005. However, we cannot predict when the market and related economic forces will return the U.S. residential real estate industry to a period of sustained growth.

Any of the following could halt or limit a recovery in the housing market and have a material adverse effect on our business by causing a lack of sustained growth or a decline in the number of homesales and/or prices which, in turn, could adversely affect our revenues and profitability:

•	continued high unemployment;

•	a period of slow economic growth or recessionary conditions;

•	weak credit markets;

•	a low level of consumer confidence in the economy and/or the residential real estate market;

•	rising mortgage interest rates;

•	instability of financial institutions;

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legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform relating to Fannie Mae, Freddie Mac and other government sponsored entities that provide liquidity to the U.S. housing and mortgage markets;

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increasing mortgage rates and down payment requirements and/or reduced availability of mortgage financing, including but not limited to the potential impact of various provisions of the Dodd-Frank Act or other legislation that may be enacted to reform the U.S. housing finance market, including restrictions imposed on mortgage originators as well as retention levels required to be maintained by sponsors to securitize mortgages;

•	excessive or insufficient regional home inventory levels;

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continuing high levels of foreclosure activity including but not limited to the release of homes for sale by financial institutions and the uncertainty surrounding the appropriateness of mortgage servicers’ foreclosure processes;

•	adverse changes in local or regional economic conditions;

•	the inability or unwillingness of homeowners to enter into homesale transactions due to negative equity in their existing homes;

•	a decrease in the affordability of homes;

•	our geographic and high-end market concentration relating in particular to our company-owned brokerage operations;

•	local, state and federal government regulation that burden residential real estate transactions or ownership;

•	shifts in populations away from the markets that we or our franchisees serve;

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individual tax law changes, including potential limits or elimination of the deductibility of certain mortgage interest expense, the application of the alternative minimum tax, real property taxes and employee relocation expenses;

•	decreasing home ownership rates, declining demand for real estate and changing social attitudes toward home ownership;

•	commission pressure from brokers who discount their commissions; and/or

•	acts of God, such as hurricanes, earthquakes and other natural disasters that disrupt local or regional real estate markets.

Recently, banks and other lenders have come under investigations for alleged improper support for foreclosure actions. As a result, the foreclosure process in many areas has slowed and may face ongoing disruption. These foreclosure developments could reduce the level of homesales and could, once these homes reemerge on the market, add additional downward pressure on the price of existing homesales.

Our success is largely dependent on the efforts and abilities of the independent sales associates retained by company owned brokerage offices and by our franchisees. The ability of our company owned brokerage offices and our franchisees to retain independent sales associates is generally subject to numerous factors, including the compensation they receive and their perception of brand value. Given our high degree of leverage and negative perceptions in the media relating to our financial condition, neither our company owned brokerage offices or our independent franchisees may be successful in attracting or maintaining independent sales associates. If we or our franchisees fail to attract and retain independent sales associates, our business may be materially adversely affected.

A prolonged decline or lack of sustained growth in the number of homesales and/or prices would adversely affect our revenues and profitability.

Based upon data published by NAR, from 2005 to 2010, annual U.S. existing homesale units declined by 31% and the median homesale price declined by 21%. Our Company’s revenues for the year ended December 31, 2010 compared to the year ended December 31, 2007, on a pro forma combined basis, decreased approximately 32%. A further decline or lack of sustained growth in existing homesales, a continued decline in home prices or a decline in commission rates charged by brokers would further adversely affect our results of operations by reducing the royalties we receive from our franchisees and company owned brokerages, reducing the commissions our company owned brokerage operations earn, reducing the demand for our title and settlement services and reducing the referral fees earned by our relocation services business. For example, for 2010, a 100 basis point (or 1%) decline in either our homesale sides or the average selling price of closed homesale transactions, with all else being equal, would have decreased EBITDA by $2 million for our Real Estate Franchise Services segment and $9 million for our Company Owned Real Estate Brokerage Services segment.

Our company owned brokerage operations are subject to geographic and high-end real estate market risks, which could continue to adversely affect our revenues and profitability.

Our subsidiary, NRT, owns real estate brokerage offices located in and around large metropolitan areas in the U.S. Local and regional economic conditions in these locations could differ materially from prevailing conditions in other parts of the country. NRT has more offices and realizes more of its revenues in California, Florida and the New York metropolitan area than any other regions in the country. For the year ended December 31, 2010, NRT realized approximately 63% of its revenues from California (27%), the New York metropolitan area (26%) and Florida (10%). For the three months ended March 31, 2011, NRT realized approximately 67% of its revenues from California (29%), the New York metropolitan area (26%) and Florida (12%). A further downturn in residential real estate demand or economic conditions in these regions could result in a further decline in NRT’s total gross commission income and have a material adverse effect on us. In addition, given the significant geographic overlap of our title and settlement services business with our company owned brokerage offices, such regional declines affecting our company owned brokerage operations could have an adverse effect on our title and settlement services business as well. A further downturn in residential real estate demand or economic conditions in these states could continue to result in a decline in our overall revenues and have a material adverse effect on us.

NRT has a significant concentration of transactions at the higher end of the U.S. real estate market. A shift in NRT’s mix of property transactions from the high range to lower and middle range homes would adversely affect the average price of NRT’s closed homesales.

Loss or attrition among our senior management or other key employees could adversely affect our financial performance.

Our success is largely dependent on the efforts and abilities of our senior management and other key employees. Our ability to retain our employees is generally subject to numerous factors, including the compensation and benefits we pay, the mix between the fixed and variable compensation we pay our employees and prevailing compensation rates. Given the lengthy and prolonged downturn in the real estate market and the cost-cutting measures we implemented during the downturn, certain of our employees have received, and may in the near term continue to receive, less variable compensation. As such, we may suffer significant attrition among our current key employees. If we were to lose key employees and not promptly fill their positions with comparably qualified individuals, our business may be materially adversely affected.

Tightened mortgage underwriting standards could continue to reduce homebuyers’ ability to access the credit market on reasonable terms.

During the past several years, many lenders have significantly tightened their underwriting standards, and many subprime and other alternative mortgage products are no longer being made available in the marketplace. If these trends continue and mortgage loans continue to be difficult to obtain, including in the jumbo mortgage markets important to our higher value and luxury brands, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect our operating results.

Adverse developments in general business, economic and political conditions could have a material adverse effect on our financial condition and our results of operations.

Our business and operations and those of our franchisees are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, consumer confidence and the general condition of the U.S. and world economy.

Dramatic declines in the housing market during the past several years, with falling home prices and increasing foreclosures, including disruptions and delays occasioned by recent investigations into alleged improper foreclosure processes, and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks as well as repayment and reimbursement arrangements between the originating banks and Fannie Mae and Freddie Mac. These actions, which initially impacted mortgage-backed securities, spread to credit default swaps and other derivative securities and caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors reduced, and in some cases, ceased to provide funding to borrowers, including other financial institutions. Lack of available credit or lack of confidence in the financial sector could materially and adversely affect our business, financial condition and results of operations.

A host of factors beyond our control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions could have a material adverse effect on our financial condition and our results of operations.

Recent U.S. governmental actions to assist in the stabilization and/or recovery of the residential real estate market may not be successful; reform of Freddie Mac and Fannie Mae could have a material impact on our operations.

The U.S. government implemented certain actions during the past several years to assist in a stabilization and/or a recovery of the residential real estate market. These measures have included: (1) the placement of

Fannie Mae and Freddie Mac in conservatorship in September 2008 and the funding of over $130 billion to these entities to backstop shortfalls in their capital requirements; (2) the establishment, and subsequent expansion and extension, of a federal homebuyer tax credit for qualified buyers (that, as extended, required signed contracts on or before April 30, 2010); (3) as part of a broader plan to bring stability to credit markets and stimulate the housing market, the purchase of mortgage-backed securities by the Federal Reserve in an attempt to maintain low mortgage rates (the first phase of which ended on March 31, 2010); (4) the continuation of the 2008 higher loan limits for FHA, Freddie Mac and Fannie Mae loans through September 30, 2011; and (5) the availability of low-cost refinancing through Fannie Mae and Freddie Mac to certain homeowners negatively impacted by falling home prices, encouraging lenders to modify loan terms with borrowers at risk of foreclosure or already in foreclosure. There can be no assurance that these actions or any other governmental action will continue to stabilize the housing market or that any recovery in this market will be sustained as these programs either wind down or expire by their terms.

Moreover, Congress has recently held hearings on the future of Freddie Mac and Fannie Mae and other government sponsored entities or GSEs with a view towards further legislative reform. On February 11, 2011, the Obama administration issued a report to the U.S. Congress outlining proposals to reform the U.S. housing finance market, including, among other things, reform designed to reduce government support for housing finance and the winding down of Freddie Mac and Fannie Mae over a period of years. Numerous pieces of legislation seeking various types of reform for the GSEs have been introduced recently in Congress. Two significant questions that need to be addressed in any such reform are: (1) will banks and other private sources of capital be able to fill homebuyers’ needs as the government seeks to pull back some of the housing mortgage market support and (2) will these other sources of capital be available at rates which are reasonably attractive to potential homebuyers. Legislation, if enacted, which curtails Freddie Mac and/or Fannie Mae’s activities and/or results in the wind down of these entities could increase mortgage costs and could result in more stringent underwriting guidelines imposed by lenders, either of which could materially adverse affect the housing market in general and our operations in particular. Given the current uncertainty with respect to the extent, if any, of such reform, it is difficult to predict either the long-term or short-term impact of government action that may be taken.

The Dodd-Frank Act and other financial reform legislation may, among other things, result in new rules and regulations that may adversely affect the housing industry.

On July 21, 2010, the Dodd-Frank Act was signed into law for the express purpose of regulating the financial services industry and also establishes an independent federal bureau of consumer financial protection to enforce laws involving consumer financial products and services, including mortgage finance. The bureau is empowered with examination and enforcement authority. The Dodd-Frank Act also establishes new standards and practices for mortgage originators, including determining a prospective borrower’s ability to repay their mortgage, removing incentives for higher cost mortgages, prohibiting prepayment penalties for non-qualified mortgages, prohibiting mandatory arbitration clauses, requiring additional disclosures to potential borrowers and restricting the fees that mortgage originators may collect. While we are continuing to evaluate all aspects of the Dodd-Frank Act, such legislation and regulations promulgated pursuant to such legislation as well as other legislation that may be enacted to reform the U.S. housing finance market could materially and adversely affect the mortgage and housing industries, result in heightened federal regulation and oversight of the mortgage and housing industries, increase downpayment requirements, increase mortgage costs and result in increased costs and potential litigation for housing market participants.

Certain provisions of the Dodd-Frank Act may impact the operation and practices of Fannie Mae and Freddie Mac and require sponsors of securitizations to retain a portion of the economic interest in the credit risk associated with the assets securitized by them. Substantial reduction in, or the elimination of, GSE demand for mortgage loans could have a material adverse effect on the mortgage industry and the housing industry in general and these provisions may reduce the availability of mortgages to certain individuals.

Monetary policies of the federal government and its agencies may have a material impact on our operations.

Our business is significantly affected by the monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the U.S. The Federal Reserve Board’s policies affect the real estate market through their effect on interest rates as well as the pricing on our interest-earning assets and the cost of our interest-bearing liabilities.

We are affected by any rising interest rate environment. Changes in the Federal Reserve Board’s policies, the interest rate environment and mortgage market are beyond our control, are difficult to predict and could have a material adverse effect on our business, results of operations and financial condition. Additionally, the possibility of the elimination of the mortgage interest deduction could have an adverse effect on the housing market by reducing incentives for buying or refinancing homes and negatively affecting property values.

Competition in the residential real estate and relocation business is intense and may adversely affect our financial performance.

Competition in the residential real estate services business is intense. As a real estate brokerage franchisor, our products are our brand names and the support services we provide to our franchisees. Upon the expiration of a franchise agreement, a franchisee may choose to franchise with one of our competitors or operate as an independent broker. Competitors may offer franchisees whose franchise agreements are expiring similar products and services at rates that are lower than we charge. Our largest national competitors in this industry include The Prudential Real Estate Affiliates, Inc., Real Living (which includes the franchise business that had been conducted by GMAC Real Estate, LLC), RE/MAX and Keller Williams Realty, Inc. Some of these companies may have greater financial resources than we do, including greater marketing and technology budgets, and may be less leveraged. Regional and local franchisors provide additional competitive pressure in certain areas. To remain competitive in the sale of franchises and to retain our existing franchisees, we may have to reduce the fees we charge our franchisees to be competitive with those charged by competitors, which may accelerate if market conditions further deteriorate.

Our company owned brokerage business, like that of our franchisees, is generally in intense competition. We compete with other national independent real estate organizations, including Home Services of America, franchisees of our brands and of other national real estate franchisors, franchisees of local and regional real estate franchisors, regional independent real estate organizations, discount brokerages, and smaller niche companies competing in local areas. Competition is particularly severe in the densely populated metropolitan areas in which we operate. In addition, the real estate brokerage industry has minimal barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as Internet-based brokerage or brokers who discount their commissions. Discount brokers have had varying degrees of success and while they have been negatively impacted by the prolonged downturn in the residential housing market, they may increase their market share in the future. Real estate brokers compete for sales and marketing business primarily on the basis of services offered, reputation, personal contacts and brokerage commission. As with our real estate franchise business, a decrease in the average brokerage commission rate may adversely affect our revenues. We also compete for the services of qualified licensed independent sales associates. Some of the firms competing for sales associates use a different model of compensating agents, in which agents are compensated for the revenue generated by other agents that they recruit to those firms. This business model may be appealing to certain agents and hinder our ability to attract and retain those agents. Competition for sales associates could reduce the commission amounts retained by our company after giving effect to the split with independent sales associates and possibly increase the amounts that we spend on marketing. Our average homesale commission rate per side in our Company Owned Real Estate Services segment has declined from 2.62% in 2002 to 2.48% in 2010.

In our relocation services business, we compete primarily with global and regional outsourced relocation service providers. The larger outsourced relocation service providers that we compete with include SIRVA, Inc., Weichert Relocation Resources, Inc. and Prudential Real Estate and Relocation Services, Inc.

The title and settlement services business is highly competitive and fragmented. The number and size of competing companies vary in the different areas in which we conduct business. We compete with other title insurers, title agents and vendor management companies. The title and settlement services business competes with a large, fragmented group of smaller underwriters and agencies as well as national competitors.

Several of our businesses are highly regulated and any failure to comply with such regulations or any changes in such regulations could adversely affect our business.

Several of our businesses are highly regulated. The sale of franchises is regulated by various state laws as well as by the FTC. The FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. A number of states require registration or disclosure in connection with franchise offers and sales. In addition, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While we believe that our franchising operations are in compliance with such existing regulations, we cannot predict the effect any existing or future legislation or regulation may have on our business operation or financial condition.

Our real estate brokerage business must comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we do business. These laws and regulations contain general standards for and prohibitions on the conduct of real estate brokers and sales associates, including those relating to licensing of brokers and sales associates, fiduciary and agency duties, administration of trust funds, collection of commissions, advertising and consumer disclosures. Under state law, our real estate brokers have the duty to supervise and are responsible for the conduct of their brokerage business.

Several of the litigation matters we are involved with allege claims based upon breaches of fiduciary duties by our licensed brokers, violations of state laws relating to business practices or consumer disclosures and with respect to compliance with wage and hour regulations. We cannot predict with certainty the cost of defense or the ultimate outcome of these or other litigation matters filed by or against us, including remedies or awards, and adverse results in any such litigation may harm our business and financial condition.

Our company owned real estate brokerage business, our relocation business, our title and settlement service business and the businesses of our franchisees (excluding commercial brokerage transactions) must comply with RESPA. RESPA and comparable state statutes, among other things, restrict payments which real estate brokers, agents and other settlement service providers may receive for the referral of business to other settlement service providers in connection with the closing of real estate transactions. Such laws may to some extent restrict preferred vendor arrangements involving our franchisees and our company owned brokerage business. RESPA and similar state laws also require timely disclosure of certain relationships or financial interests that a broker has with providers of real estate settlement services.

Our title insurance business also is subject to regulation by insurance and other regulatory authorities in each state in which we provide title insurance. State regulations may impede or impose burdensome conditions on our ability to take actions that we may want to take to enhance our operating results.

There is a risk that we could be adversely affected by current laws, regulations or interpretations or that more restrictive laws, regulations or interpretations will be adopted in the future that could make compliance more difficult or expensive. There is also a risk that a change in current laws could adversely affect our business. For example, the “Bush tax cuts,” which have reduced ordinary income and capital gains rates on federal taxes, were recently extended until the end of 2012, after which these tax cuts are due to expire. There can be no assurance that these tax cuts will be extended or if extended, the extension may apply only to a portion of the tax cuts and/or the extension could be limited in duration. Other potential federal tax legislation includes the elimination or narrowing of mortgage tax deductions. Higher federal income tax rates or further limits on mortgage tax deductions could negatively impact the purchase and sale of residential homes. We cannot assure you that future legislative or regulatory changes will not adversely affect our business operations.

In April 2007, the FTC and Justice Department issued a report on competition in the real estate brokerage industry and concluded that while the industry had undergone substantial changes in prior years, particularly with the increasing use of the Internet, competition has been hindered as a result of actions taken by some real estate brokers, acting through multiple listing services and NAR, state legislatures, and real estate commissions, and recommend, among other things, that the agencies should continue to monitor the cooperative conduct of private associations of real estate brokers, and bring enforcement actions in appropriate circumstances.

In addition, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our financial condition or our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Our failure to comply with any of these requirements or interpretations could limit our ability to renew current franchisees or sign new franchisees or otherwise have a material adverse effect on our operations.

We are also, to a lesser extent, subject to various other rules and regulations such as:

•	the Gramm-Leach-Bliley Act which governs the disclosure and safeguarding of consumer financial information;

•	various state and federal privacy laws;

•	the USA PATRIOT Act;

•	restrictions on transactions with persons on the Specially Designated Nationals and Blocked Persons list promulgated by the Office of Foreign Assets Control of the Department of the Treasury;

•	federal and state “Do Not Call,” “Do Not Fax,” and “Do Not E-Mail” laws;

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“controlled business” statutes, which impose limitations on affiliations between providers of title and settlement services, on the one hand, and real estate brokers, mortgage lenders and other real estate providers, on the other hand, or similar laws or regulations that would limit or restrict transactions among affiliates in a manner that would limit or restrict collaboration among our businesses;

•	the Affiliated Marketing Rule, which prohibits or restricts the sharing of certain consumer credit information among affiliated companies without notice and/or consent of the consumer;

•	the Fair Housing Act;

•	laws and regulations, including the Foreign Corrupt Practices Act, that can impair significant sanctions on improper payments to foreign officials or agents;

•	laws and regulations in jurisdictions outside the United States in which we do business;

•	state and federal employment laws and regulations, including any changes that would require classification of independent contractors to employee status, and wage and hour regulations; and

•	increases in state, local or federal taxes that could diminish profitability or liquidity.

Our failure to comply with any of the foregoing laws and regulations may subject us to fines, penalties, injunctions and/or potential criminal violations. Any changes to these laws or regulations or any new laws or regulations may make it more difficult for us to operate our business and may have a material adverse effect on our operations.

Seasonal fluctuations in the residential real estate brokerage and relocation businesses could adversely affect our business.

The residential real estate brokerage business is subject to seasonal fluctuations. Historically, real estate brokerage revenues and relocation revenues have been strongest in the second and third quarters of the calendar year (although, due to the expiration of the homebuyer tax credit, the third quarter of 2010 was adversely affected by the acceleration of activity into the first half of 2010). However, many of our expenses, such as rent and personnel, are fixed and cannot be reduced during a seasonal slowdown. As a result, we may be required to borrow in order to fund operations during seasonal slowdowns or at other times. Since the terms of our indebtedness may restrict our ability to incur additional debt, we cannot assure you that we would be able to borrow sufficient amounts. Our inability to finance our funding needs during a seasonal slowdown or at other times would have a material adverse effect on us.

Changes in accounting standards, subjective assumptions and estimates used by management related to complex accounting matters could have an adverse effect on results of operations.

Generally accepted accounting principles in the United States and related accounting pronouncements, implementation guidance and interpretations with regard to a wide range of matters, such as stock-based compensation, asset impairments, valuation reserves, income taxes and fair value accounting, are highly complex and involve many subjective assumptions, estimates and judgments made by management. Changes in these rules or their interpretations or changes in underlying assumptions, estimates or judgments made by management could significantly change our reported results.

We may not have the ability to complete future acquisitions; we may not be successful in developing the Better Homes and Gardens Real Estate brand.

We have pursued an active acquisition strategy as a means of strengthening our businesses and have sought to integrate acquisitions into our operations to achieve economies of scale. Our company owned brokerage business has completed over 350 acquisitions since its formation in 1997 and, in 2004, we acquired the Sotheby’s International Realty® residential brokerage business and entered into an exclusive license agreement for the rights to the Sotheby’s International Realty® trademarks with which we are in the process of building the Sotheby’s International Realty® franchise system. In January 2006, we acquired our title insurance underwriter and certain title agencies. As a result of these and other acquisitions, we have derived a substantial portion of our growth in revenues and net income from acquired businesses. The success of our future acquisition strategy will continue to depend upon our ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions.

In October 2007, we entered into a long-term agreement to license the Better Homes and Gardens® Real Estate brand from Meredith. We seek to build a new international residential real estate franchise company using the Better Homes and Gardens® Real Estate brand name. The licensing agreement between us and Meredith became operational on July 1, 2008 and is for a 50-year term, with a renewal term for another 50 years at our option. We may not be able to successfully develop the brand in a timely manner or at all. Our inability to complete acquisitions or to successfully develop the Better Homes and Gardens® Real Estate brand would have a material adverse effect on our growth strategy.

We may not realize anticipated benefits from future acquisitions.

Integrating acquired companies involves complex operational and personnel-related challenges. Future acquisitions may present similar challenges and difficulties, including:

•	the possible defection of a significant number of employees and independent sales associates;

•	increased amortization of intangibles;

•	the disruption of our respective ongoing businesses;

•	possible inconsistencies in standards, controls, procedures and policies;

•	failure to maintain important business relationships and contracts;

•	unanticipated costs of terminating or relocating facilities and operations;

•	unanticipated expenses related to integration; and

•	potential unknown liabilities associated with acquired businesses.

A prolonged diversion of management’s attention and any delays or difficulties encountered in connection with the integration of any business that we have acquired or may acquire in the future could prevent us from realizing the anticipated cost savings and revenue growth from our acquisitions.

We may be unable to maintain anticipated cost savings and other benefits from our restructuring activities.

We are committed to various restructuring initiatives targeted at reducing costs and enhancing organizational effectiveness while consolidating existing processes and facilities. We may not be able to achieve or maintain the anticipated cost savings and other benefits from these restructuring initiatives that are described elsewhere in this prospectus. If our cost savings or the benefits are less than our estimates or take longer to implement than we project, the savings or other benefits we projected may not be fully realized.

Our financial results are affected by the operating results of franchisees.

Our real estate franchise services segment receives revenue in the form of royalties, which are based on a percentage of gross commission income earned by our franchisees. Accordingly, the financial results of our real estate franchise services segment are dependent upon the operational and financial success of our franchisees. If industry trends or economic conditions worsen for franchisees, their financial results may worsen and our royalty revenues may decline. In addition, we may have to increase our bad debt and note reserves. We may also have to terminate franchisees more frequently due to non-reporting and non-payment. Further, if franchisees fail to renew their franchise agreements, or if we decide to restructure franchise agreements in order to induce franchisees to renew these agreements, then our royalty revenues may decrease.

Our franchisees and independent sales associates could take actions that could harm our business.

Our franchisees are independent business operators and the sales associates that work with our company owned brokerage operations are independent contractors, and, as such, neither are our employees, and we do not exercise control over their day-to-day operations. Our franchisees may not successfully operate a real estate brokerage business in a manner consistent with our standards, or may not hire and train qualified independent sales associates or employees. If our franchisees and independent sales associates were to provide diminished quality of service to customers, our image and reputation may suffer materially and adversely affect our results of operations.

Additionally, franchisees and independent sales associates may engage or be accused of engaging in unlawful or tortious acts such as, for example, violating the anti-discrimination requirements of the Fair Housing Act. Such acts or the accusation of such acts could harm our and our brands’ image, reputation and goodwill.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise agreement. This may lead to disputes with our franchisees and we expect such disputes to occur from time to time in the future as we continue to offer franchises. To the extent we have such disputes, the attention of our management and our franchisees will be diverted, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our relocation business is subject to risks related to acquiring, carrying and reselling real estate.

On January 21, 2010, Cartus acquired a global relocation service provider, Primacy, which is a supplier of relocation services to corporate clients as well as certain U.S. government agencies under “at risk” contracts. At December 31, 2010, Primacy was merged into Cartus. Under “at risk” contracts, our relocation business enters into homesale transactions whereby we acquire the homes being sold by relocating employees and bear the risk of all expenses associated with acquiring, carrying and selling the homes, including potential loss on sale. In “at risk” homesale transactions where the ultimate third party buyer is not under contract at the time we become the owner of the home, we are subject to the market risk that the home we purchase will lose value while we are carrying it as well as the risk that our carrying costs will increase, both of which would increase the costs that we may incur on the home. A significant increase in the number of “at risk” home sale transactions could have a material adverse effect on our relocation business if housing prices continue to fall and we are unable to sell our at-risk homes in a timely manner or at favorable prices.

Clients of our relocation business may terminate their contracts at any time.

Substantially all of our contracts with our relocation clients are terminable at any time at the option of the client. If a client terminates its contract, we will only be compensated for all services performed up to the time of termination and reimbursed for all expenses incurred up to the time of termination. If a significant number of our relocation clients terminate their contracts with us, our results of operations would be materially adversely affected.

Our marketing arrangement with PHH Home Loans may limit our ability to work with other key lenders to grow our business.

Under our Strategic Relationship Agreement relating to PHH Home Loans, we are required to recommend PHH Home Loans as originator of mortgage loans to the independent sales associates, customers and employees of our company owned and operated brokerage offices. This provision may limit our ability to enter into beneficial business relationships with other lenders and mortgage brokers.

We do not control the joint venture PHH Home Loans and PHH as the managing partner of that venture may make decisions that are contrary to our best interests.

Under our Operating Agreement with PHH relating to PHH Home Loans, we own a 49.9% equity interest but do not have control of the operations of the venture. Rather, our joint venture partner, PHH, is the managing partner of the venture and may make decisions with respect to the operation of the venture, which may be contrary to our best interests and may adversely affect our results of operations. In addition, our joint venture may be materially adversely impacted by changes affecting the mortgage industry, including but not limited to regulatory changes, increases in mortgage interest rates and decreases in operating margins.

We may experience significant claims relating to our operations and losses resulting from fraud, defalcation or misconduct.

We issue title insurance policies which provide coverage for real property to mortgage lenders and buyers of real property. When acting as a title agent issuing a policy on behalf of an underwriter, our insurance risk is typically limited to the first $5,000 of claims on any one policy, though our insurance risk is not limited if we are negligent. The title underwriter which we acquired in January 2006 typically underwrites title insurance policies of up to $1.5 million. For policies in excess of $1.5 million, we typically obtain a reinsurance policy from a national underwriter to reinsure the excess amount. To date, our title underwriter has experienced claims losses that are significantly below the industry average; our claims experience could increase in the future, which could negatively impact the profitability of that business. We may also be subject to legal claims arising from the handling of escrow transactions and closings. Our subsidiary, NRT, carries errors and omissions insurance for errors made during the real estate settlement process of $15 million in the aggregate, subject to a deductible of $1 million per occurrence. In addition, we carry an additional errors and omissions insurance policy for Realogy and its subsidiaries for errors made for real estate related services up to $35 million in the aggregate, subject to a deductible of $2.5 million per occurrence. This policy also provides excess coverage to NRT creating an aggregate limit of $50 million, subject to the NRT deductible of $1 million per occurrence. The occurrence of a significant title or escrow claim in excess of our insurance coverage in any given period could have a material adverse effect on our financial condition and results of operations during the period.

Fraud, defalcation and misconduct by employees are also risks inherent in our business. We carry insurance covering the loss or theft of funds of up to $30 million annually in the aggregate, subject to a deductible of $1 million per occurrence. To the extent that any loss or theft of funds substantially exceeds our insurance coverage, our business could be materially adversely affected.

In addition, we rely on the collection and use of personally identifiable information from customers to conduct our business. We disclose our information collection and dissemination practices in a published privacy statement on our websites, which we may modify from time to time. We may be subject to legal claims, government action and damage to our reputation if we act or are perceived to be acting inconsistently with the terms of our privacy statement, customer expectations or the law. Further, we may be subject to claims to the extent individual employees or independent contractors breach or fail to adhere to company policies and practices and such actions jeopardize any personally identifiable information. In addition, concern among potential home buyers or sellers about our privacy practices could keep them from using our services or require us to incur significant expense to alter our business practices or educate them about how we use personally identifiable information.

We could be subject to severe losses if banks do not honor our escrow and trust deposits.

Our company owned brokerage business and our title and settlement services business act as escrow agents for numerous customers. As an escrow agent, we receive money from customers to hold until certain conditions are satisfied. Upon the satisfaction of those conditions, we release the money to the appropriate party. We deposit this money with various banks and while these deposits are not assets of the Company (and therefore excluded from our consolidated balance sheet), we remain contingently liable for the disposition of these deposits. The banks may hold a significant amount of these deposits in excess of the federal deposit insurance limit. If any of our depository banks were to become unable to honor our deposits, customers could seek to hold us responsible for these deposits and, if the customers prevailed in their claims, we could be subject to severe losses. These escrow and trust deposits totaled $208 million at March 31, 2011.

Title insurance regulations limit the ability of our insurance underwriter to pay cash dividends to us.

Our title insurance underwriter is subject to regulations that limit its ability to pay dividends or make loans or advances to us, principally to protect policy holders. Generally, these regulations limit the total amount of dividends and distributions to a certain percentage of the insurance subsidiary’s surplus, or 100% of statutory operating income for the previous calendar year. These restrictions could limit our ability to receive dividends from our insurance underwriter, make acquisitions or otherwise grow our business.

We may be unable to continue to securitize certain of our relocation assets, which may adversely impact our liquidity.

At March 31, 2011, $311 million of securitization obligations were outstanding through special purpose entities monetizing certain assets of our relocation services business under two lending facilities. We have provided a performance guaranty which guarantees the obligations of our Cartus subsidiary and its subsidiaries, as originator and servicer under the Apple Ridge securitization program. The securitization markets have experienced significant disruptions which may have the effect of increasing our cost of funding or reducing our access to these markets in the future. If we are unable to continue to securitize these assets, we may be required to find additional sources of funding which may be on less favorable terms or may not be available at all.

The occurrence of any trigger events under our Apple Ridge securitization facility could cause us to lose funding under that facility and therefore restrict our ability to fund the operation of our U.S. relocation business.

The Apple Ridge securitization facility, which we use to advance funds on behalf of certain U.S. clients of our relocation business in order to facilitate the relocation of their employees, contains terms which if triggered may result in a termination or limitation of new or existing funding under the facility and/or may result in a requirement that all collections on the assets be used to pay down the amounts outstanding under such facility. Some of the terms which could affect the availability of funds under the securitization facility include restrictive covenants and trigger events, including performance triggers linked to the age and quality of the underlying assets, limits on net credit losses incurred, financial reporting requirements, restrictions on mergers and change of control, and cross defaults under the senior secured credit facility, the Unsecured Notes and other material indebtedness. Given the current economic conditions, there is an associated risk relating to compliance with the Apple Ridge securitization performance trigger relating to limits on “net credit losses” (the estimated losses incurred on securitization receivables that have been written off, net of recoveries of such receivables), as net credit losses may not exceed $750 thousand in any one month or $1.5 million in any trailing 12 month period. The Apple Ridge facility has trigger events based on change in control and cross-defaults to material indebtedness. The occurrence of a trigger event under the Apple Ridge securitization facility could restrict our ability to access new or existing funding under this facility and adversely affect the operation of our relocation business.

We are highly dependent on the availability of the asset-backed securities market to finance the operations of our relocation business, and disruptions in this market or any adverse change or delay in our ability to access the market could have a material adverse effect on our financial position, liquidity or results of operations.

Reduced investor demand for asset-backed securities could result in our having to fund our relocation assets until investor demand improves, but our capacity to fund our relocation assets is not unlimited. If we confront a reduction in borrowing capacity under the Apple Ridge facility due to a reduced demand for asset-backed securities, it could require us to reduce the amount of relocation assets we fund and to find alternative sources of funding for working capital needs. Adverse market conditions could also result in increased costs and reduced margins earned in connection with securitization transactions.

If we need to increase the funding available under the Apple Ridge securitization facility, such funding may not be available to us or, if available, on terms acceptable to us. In addition, our Apple Ridge securitization facility matures in April 2012. We could encounter difficulties in renewing this facility and if this source of funding is not available to us for any reason, we could be required to borrow under the revolving credit facility or incur other indebtedness to finance our working capital needs or we could require our clients to fund the home purchases themselves, which could have a material adverse effect on our ability to achieve our business and financial objectives.

Our international operations are subject to risks not generally experienced by our U.S. operations.

Our relocation services business operates worldwide, and to a lesser extent, our real estate franchise services segment has international operations. For the year ended December 31, 2010, revenues from these operations are approximately 2.5% of total revenues. Our international operations are subject to risks not generally experienced by our U.S. operations. The risks involved in our international operations that could result in losses against which we are not insured and therefore affect our profitability include:

•	fluctuations in foreign currency exchange rates;

•	exposure to local economic conditions and local laws and regulations, including those relating to our employees;

•	economic and/or credit conditions abroad;

•	potential adverse changes in the political stability of foreign countries or in their diplomatic relations with the U.S.;

•	restrictions on the withdrawal of foreign investment and earnings;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	diminished ability to legally enforce our contractual rights in foreign countries;

•	difficulties in registering, protecting or preserving trade names and trademarks in foreign countries;

•	restrictions on the ability to obtain or retain licenses required for operation;

•	foreign exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes in foreign taxation structures.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

We cannot predict with certainty the cost of defense, the cost of prosecution, insurance coverage or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation and other proceedings may harm our business and financial condition. Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, franchising arrangements, actions against our title company alleging it knew or should have known that others were committing mortgage fraud, standard brokerage disputes like the failure to disclose hidden defects in the property such as mold, vicarious liability based upon conduct of individuals or entities outside of our control, including franchisees and independent sales associates, antitrust claims, general fraud claims, and employment law, including claims challenging the classification of our sales associates as independent contractors. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third party patents or other third party intellectual property rights. In addition, we may be required to enter into licensing agreements (if available on acceptable terms or at all) and pay royalties.

In 2002, Frank K. Cooper Real Estate #1, Inc. filed a putative class action (the “Cooper Litigation”) against Cendant and Cendant’s subsidiary, Century 21 Real Estate Corporation (“Century 21”). The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, breach of the implied duty of good faith and fair dealing, violation of the New Jersey Consumer Fraud Act and breach of certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages and otherwise improperly charged expenses to advertising funds. The complaint seeks unspecified compensatory and punitive damages, injunctive relief, interest, attorney’s fees and costs. The New Jersey Consumer Fraud Act, if applicable, provides for treble damages, attorney’s fees and costs as remedies for violation of the Act. On August 17, 2010, the court granted plaintiffs’ renewed motion to certify a class. The certified class includes Century 21 franchisees at any time between August 1, 1995 and April 17, 2002 whose franchise agreements contain New Jersey choice of law and venue provisions and who have not executed releases releasing the claim (unless the release was a provision of a franchise renewal agreement).

A case management order was entered on November 29, 2010 that includes, among other deadlines, a trial date of April 16, 2012. On December 20, 2010, the court held a status conference to address plaintiffs’ motion regarding notice to be issued to the class, the language of the notice, publication of the notice and how class members can opt out of the class. As directed by a court order, Century 21 has delivered to plaintiffs’ counsel and Rust Consulting, Inc. (the “Notice Administrator”) lists of the names and contact information for (1) franchisees that meet the class definition and (2) franchisees that would have met the class definition but for the fact that they signed a waiver of claims against Century 21. Pursuant to the court order, the Notice Administrator has advised us that the notice of pendency of the action was mailed to possible class members on March 4, 2011, and a summary of that notice has been published in various print and online media. Following many months of effort directed at class identification, the case has now moved to very active discovery on the merits. Motions are also pending seeking to enjoin certain Century 21 contractual practices associated with amendments or financial settlements that result in franchisees signing waivers of claims asserted on their behalf as class members in the Cooper Litigation. This class action involves substantial, complex litigation. Class action litigation is inherently unpredictable and subject to significant uncertainties. The resolution of the Cooper Litigation could result in substantial losses and there can be no assurance that such resolution will not have a material adverse effect on our results of operations, financial condition or liquidity.

We are reliant upon information technology to operate our business and maintain our competitiveness, and any disruption or reduction in our information technology capabilities could harm our business.

Our business depends upon the use of sophisticated information technologies and systems, including technology and systems utilized for communications, records of transactions, procurement, call center operations and administrative systems. The operation of these technologies and systems is dependent upon third party technologies, systems and services, for which there are no assurances of continued or uninterrupted availability and support by the applicable third party vendors on commercially reasonable terms. We also cannot assure you that we will be able to continue to effectively operate and maintain our information technologies and systems. In addition, our information technologies and systems are expected to require refinements and enhancements on an ongoing basis, and we expect that advanced new technologies and systems will continue to be introduced. We may not be able to obtain such new technologies and systems, or to replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner. Also, we may not achieve the benefits anticipated or required from any new technology or system, and we may not be able to devote financial resources to new technologies and systems in the future.

In addition, our information technologies and systems are vulnerable to damage or interruption from various causes, including (1) natural disasters, war and acts of terrorism, (2) power losses, computer systems failure, Internet and telecommunications or data network failures, operator error, losses and corruption of data, and similar events and (3) computer viruses, penetration by individuals seeking to disrupt operations or misappropriate information and other physical or electronic breaches of security. We maintain certain disaster recovery capabilities for critical functions in most of our businesses, including certain disaster recovery services from International Business Machines Corporation. However, these capabilities may not successfully prevent a disruption to or material adverse effect on our businesses or operations in the event of a disaster or other business interruption. Any extended interruption in our technologies or systems could significantly curtail our ability to conduct our business and generate revenue. Additionally, our business interruption insurance may be insufficient to compensate us for losses that may occur.

We do not own two of our brands and must manage cooperative relationships with both owners.

The Sotheby’s International Realty® and Better Homes and Gardens® real estate brands are owned by the companies that founded these brands. We are the exclusive party licensed to run brokerage services in residential real estate under those brands, whether through our franchisees or our company owned operations. Our future operations and performance with respect to these brands requires the continued cooperation from the owners of those brands. In particular, Sotheby’s has the right to approve the master franchisors of, and the material terms of our master franchise agreements governing our relationships with, our Sotheby’s franchisees located outside the U.S., which approval cannot be unreasonably withheld or delayed. If Sotheby’s unreasonably withholds or delays its approval for new international master franchisors, our relationship with them could be disrupted. Any significant disruption of the relationships with the owners of these brands could impede our franchising of those brands and have a material adverse effect on our operations and performance.

The weakening or unavailability of our intellectual property rights could adversely impact our business.

Our trademarks, trade names, domain names, trade dress and other intellectual property rights are fundamental to our brands and our franchising business. The steps we take to obtain, maintain and protect our intellectual property rights may not be adequate and, in particular, we may not own all necessary registrations for our intellectual property. Applications we have filed to register our intellectual property may not be approved by the appropriate regulatory authorities. Our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged. We may be unable to prevent third parties from using our intellectual property rights without our authorization or independently developing technology that is similar to ours. Also third parties may own rights in similar trademarks. Any unauthorized use of our intellectual property by third parties could reduce any competitive advantage we have developed or otherwise harm our business and brands. If we had to litigate to protect these rights, any proceedings could be costly, and we may not prevail. Our intellectual property rights, including our trademarks, may fail to provide us with significant competitive advantages in the U.S. and in foreign jurisdictions that do not have or do not enforce strong intellectual property rights.

We cannot be certain that our intellectual property does not and will not infringe issued intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in costly litigation. Depending on the success of these proceedings, we may be required to enter into licensing or consent agreements (if available on acceptable terms or at all), or to pay damages or cease using certain service marks or trademarks.

We franchise our brands to franchisees. While we try to ensure that the quality of our brands is maintained by all of our franchisees, we cannot assure that these franchisees will not take actions that hurt the value of our intellectual property or our reputation.

Our license agreement with Sotheby’s for the use of the Sotheby’s International Realty® brand is terminable by Sotheby’s prior to the end of the license term if certain conditions occur, including but not limited to the following: (1) we attempt to assign any of our rights under the license agreement in any manner not permitted under the license agreement, (2) we become bankrupt or insolvent, (3) a court issues a non-appealable, final judgment that we have committed certain breaches of the license agreement and we fail to cure such breaches within 60 days of the issuance of such judgment, or (4) we discontinue the use of all of the trademarks licensed under the license agreement for a period of twelve consecutive months.

Our license agreement with Meredith for the use of the Better Homes and Gardens® real estate brand is terminable by Meredith prior to the end of the license term if certain conditions occur, including but not limited to the following: (i) we attempt to assign any of our rights under the license agreement in any manner not permitted under the license agreement, (ii) we become bankrupt or insolvent, or (iii) a trial court issues a final judgment that we are in material breach of the license agreement or any representation or warranty we made was false or materially misleading when made.

Our ability to use our NOLs and other tax attributes may be limited if we undergo an “ownership change.”

Our ability to utilize our net operating losses (“NOLs”) and other tax attributes could be limited if we undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). An ownership change is generally defined as a greater than 50 percentage point increase in equity ownership by five-percent stockholders in any three-year period.

Although we do not believe that we have undergone an ownership change within the last three years, it is possible that we will undergo an ownership change in the future and, as a result, our use of NOL carryforwards may be limited.

Risks Related to Realogy’s Separation from Cendant

We are responsible for certain of Cendant’s contingent and other corporate liabilities.

Under the Separation and Distribution Agreement dated July 27, 2006 (the “Separation and Distribution Agreement”) among Realogy, Cendant Corporation (“Cendant”), which changed its name to Avis Budget Group, Inc. (“Avis Budget”) in August 2006, Wyndham Worldwide Corporation (“Wyndham Worldwide”) and Travelport Inc. (“Travelport”), and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement dated as of July 28, 2006, as amended, among Realogy, Wyndham Worldwide and Travelport, Realogy and Wyndham Worldwide have each assumed and are generally responsible for 62.5% and 37.5%, respectively, of certain of Cendant’s contingent and other corporate liabilities not primarily related to the businesses of Travelport, Realogy, Wyndham Worldwide or Avis Budget Group. The due to former parent balance was $98 million at March 31, 2011 and represents Realogy’s accrual of its share of potential Cendant contingent and other corporate liabilities.

If any party responsible for Cendant contingent and other corporate liabilities were to default in its payment, when due, of any such assumed obligations related to any such contingent and other corporate liability, each non-defaulting party (including Cendant) would be required to pay an equal portion of the amounts in default. Accordingly, Realogy may, under certain circumstances, be obligated to pay amounts in excess of its share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

Adverse outcomes from the unresolved Cendant liabilities for which Realogy has assumed partial liability under the Separation and Distribution Agreement could be material with respect to our earnings or cash flows in any given reporting period.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this prospectus or other public statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. These forward-looking statements were based on various facts and were derived utilizing numerous important assumptions and other important factors, and changes in such facts, assumptions or factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives, as well as projections of macroeconomic trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements:

•

our substantial leverage as a result of Realogy’s April 2007 acquisition by affiliates of Apollo and the related financings (the “Merger Transactions”). Since 2007, we have needed to incur additional debt in order to fund negative cash flows. As of March 31, 2011, our total debt (excluding the securitization obligations) was $6,973 million. The industry and economy have experienced significant declines since the time of the Merger Transactions that have negatively impacted our operating results. As a result, we have been, and continue to be, challenged by our heavily leveraged capital structure;

•

under the senior secured credit facility, our senior secured leverage ratio of total senior secured net debt to trailing 12-month EBITDA, as those terms are defined in the senior secured credit facility, calculated on a “pro forma” basis pursuant to the senior secured credit facility, may not exceed 4.75 to 1 on the last day of each fiscal quarter. For the twelve months ended March 31, 2011, we were in compliance with the senior secured leverage ratio covenant with a ratio of 3.83 to 1.0. While the housing market has shown signs of stabilization, there remains substantial uncertainty with respect to the timing and scope of a housing recovery and if a housing recovery is delayed or is weak, we may be subject to additional pressure in maintaining compliance with our senior secured leverage ratio;

•

if we experience an event of default under the senior secured credit facility, including but not limited to a failure to maintain, or a failure to cure a default of, the applicable senior secured leverage ratio under such facility, or under our indentures or relocation securitization facilities or a failure to meet our cash interest obligations under these instruments or other lack of liquidity caused by substantial leverage and the adverse conditions in the housing market, such an event would materially and adversely affect our financial condition, results of operations and business;

•	adverse developments or the absence of sustained improvement in general business, economic, employment and political conditions;

•	adverse developments or the absence of improvement in the U.S. residential real estate markets, either regionally or nationally, including but not limited to:

•

a lack of sustained improvement in the number of homesales, further declines in home prices and/or a deterioration in other economic factors that particularly impact the residential real estate market and the business segments in which we operate;

•	a lack of improvement in consumer confidence;

•	the impact of ongoing or future recessions, slow economic growth and high levels of unemployment in the U.S. and abroad;

•	increasing mortgage rates and down payment requirements and/or reduced availability of mortgage financing, including but not limited to the potential impact of various provisions of the

Dodd-Frank Act and regulations which may be promulgated thereunder relating to mortgage financing, including restrictions imposed on mortgage originators as well as retention levels required to be maintained by sponsors to securitize mortgages;

•

legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform relating to Fannie Mae, Freddie Mac and other government sponsored entities that provide liquidity to the U.S. housing and mortgage markets;

•	negative trends and/or a negative perception of the market trends in value for residential real estate;

•	continuing high levels of foreclosure activity including but not limited to the release of homes for sale by financial institutions;

•

any impact of the April 2011 orders issued by U.S. regulators to 14 financial institutions requiring tighter processes and controls relating to foreclosures as well as any future related actions taken by Federal and state regulators;

•	excessive or insufficient regional home inventory levels;

•	the inability or unwillingness of homeowners to enter into homesale transactions due to negative equity in their existing homes;

•

lower homeownership rates due to various factors, including, but not limited to, high unemployment levels, reduced demand or preferred use by households of rental housing due in part to uncertainty regarding future home values;

•	our geographic and high-end market concentration relating in particular to our company-owned brokerage operations; and

•	local and regional conditions in the areas where our franchisees and brokerage operations are located;

•	the impact an increase in interest rates would have on certain of our borrowings that have variable interest and the related increase in our debt service costs that would result therefrom;

•	limitations on flexibility in operating our business due to restrictions contained in our debt agreements;

•	our inability to sustain the improvements we have realized during the past several years in our operating efficiency through cost savings and business optimization efforts;

•

our inability to access capital and/or to securitize certain assets of our relocation business, either of which would require us to find alternative sources of liquidity, which may not be available, or if available, may not be on favorable terms;

•

any remaining resolutions or outcomes with respect to Cendant’s contingent and corporate tax liabilities under the Separation and Distribution Agreement and the Tax Sharing Agreement, including any adverse impact on our future cash flows;

•

competition in our existing and future lines of business, including, but not limited to, higher costs to retain or attract sales agents for residential real estate brokerages, and the financial resources of competitors;

•	our failure to comply with laws and regulations and any changes in laws and regulations;

•	adverse effects of natural disasters or environmental catastrophes;

•	our failure to enter into or renew franchise agreements, maintain franchisee satisfaction with our brands or the inability of franchisees to survive the ongoing challenges of the real estate market;

•	disputes or issues with entities that license us their trade names for use in our business that could impede our franchising of those brands;

•	actions by our franchisees that could harm our business or reputation, non-performance of our franchisees or controversies with our franchisees;

•	the loss of any of our senior management or key managers or employees;

•

the cumulative effect of adverse litigation, governmental proceedings or arbitration awards against us and the adverse effect of new regulatory interpretations, rules and laws, including any changes that would (1) require classification of independent contractors to employee status, (2) place additional limitations or restrictions on affiliated transactions, which would have the effect of limiting or restricting collaboration among our business units, (3) interpret the Real Estate Settlement Procedures Act (“RESPA”) in a manner that would adversely affect our operations and business arrangements, or (4) require significant changes in the manner in which we support our franchisees; and

•	new types of taxes or increases in state, local or federal taxes that could diminish profitability or liquidity.

Other factors not identified above, including those described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” may also cause actual results to differ materially from those described in our forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control. You should consider these factors in connection with considering any forward-looking statements that may be made by us and our businesses generally.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law. For any forward-looking statements contained in our public filings or other public statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

In connection with the Debt Exchange Offering, Realogy, Holdings and the Note Guarantors entered into the Registration Rights Agreements with respect to each series of Old Notes with the Dealer Managers. Under the Registration Rights Agreements, Realogy agreed to file with the SEC and cause to become effective a registration statement, of which this prospectus forms a part, on the appropriate form under the Securities Act, relating to the Exchange Offers on or prior to July 29, 2011.

The Registration Statement of which this prospectus forms a part was filed in compliance with the obligations under the Registration Rights Agreements. The New Notes will have terms substantially identical to the Old Notes except that the New Notes will not be subject to restrictions on transfer or to any increase in interest rate as described below.

In certain circumstances, Realogy is obligated to file and cause the SEC to declare effective a shelf registration statement with respect to the resale of the Old Notes and to keep the shelf registration statement effective up to two years after the effective date of the shelf registration statement (or such shorter period that will terminate when all Old Notes covered by such shelf registration statement have been sold). These circumstances include:

•	if the Exchange Offers are not permitted by applicable law or SEC policy;

•	if the Exchange Offers are not consummated within 30 business days after notice of the Exchange Offers is required to be mailed to holders of Old Notes; and

•

prior to the 20th day following consummation of the Exchange Offers, upon the request of any holder of Old Notes that (A) is prohibited by applicable law or SEC policy from participating in the Exchange Offers, or (B) may not resell the New Notes acquired in the Exchange Offers without delivering a prospectus, and this prospectus is not appropriate or available for such resales by such holder, or (C) is a broker-dealer that holds Old Notes acquired directly from Realogy or one of its affiliates.

Each holder of Old Notes that wishes to exchange such Old Notes for transferable New Notes in the Exchange Offers will be required to make the following representations:

•	that it is not our “affiliate,” as defined in Rule 144 under the Securities Act;

•

that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes to be issued in the Exchange Offers; and

•	that it is acquiring the New Notes in its ordinary course of business.

Resale of New Notes

Based on interpretations by the Staff set forth in no-action letters issued to third parties, we believe that the New Notes issued pursuant to the Exchange Offers in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any holder of New Notes (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration provisions of the Securities Act, provided that:

•	such holder is not an “affiliate” of ours within the meaning of Rule 144 under the Securities Act;

•	such holder is acquiring the New Notes in its ordinary course of business; and

•	such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any other person to participate in, a distribution of such New Notes.

Any holder of Old Notes who is our affiliate; does not acquire the New Notes in the ordinary course of business; or tenders in the Exchange Offers with the intention to participate or with the purpose of participating in a distribution of the New Notes:

•	cannot rely on the position of the Staff expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters; and

•	in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of New Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the Exchange Offers. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The New Notes may not be sold under state securities laws unless the New Notes have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirement is available. Except as required by the applicable Registration Rights Agreement, we do not intend to register resales of the Old Notes under the Securities Act. See “Plan of Distribution” for more details regarding these procedures for the transfer of New Notes.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to the Expiration Date. Realogy will issue a like principal amount of New Notes in exchange for the principal amount of Old Notes surrendered under the Exchange Offers.

The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except the New Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will be freely tradeable by persons not affiliated with us. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the indentures that authorized the issuance of the applicable series of Old Notes.

The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $491.8 million aggregate principal amount of the Old 11.50% Senior Notes, $129.6 million aggregate principal amount of the Old 12.00% Senior Notes and $10.3 million aggregate principal amount of the Old 13.375% Senior Subordinated Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offers.

Realogy intends to conduct the Exchange Offers in accordance with the provisions of the Registration Rights Agreements, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old Notes that are not tendered for exchange in the Exchange Offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the applicable series of Old Notes.

Realogy will be deemed to have accepted for exchange properly tendered Old Notes when it has given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from Realogy and delivering New Notes to such holders.

Subject to the terms of the Registration Rights Agreements, Realogy expressly reserves the right to amend or terminate the Exchange Offers, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offers.”

Holders who tender Old Notes in the Exchange Offers will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. Realogy will pay all charges and expenses, other than those transfer taxes described below, in connection with the Exchange Offers. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in the Exchange Offers.

Expiration Date; Extensions; Amendments

The Exchange Offers will expire at 5:00 p.m., New York City time on                     , 2011, unless in Realogy’s sole discretion, Realogy extends it. The New Notes issued pursuant to the Exchange Offers will be delivered promptly following the Expiration Date to the holders who validly tender their Old Notes.

In order to extend the Exchange Offers, Realogy will notify the Exchange Agent orally or in writing of any extension. Realogy will notify in writing or by public announcement the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date.

Realogy reserves the right, in its sole discretion:

•

to delay accepting for exchange any Old Notes, to extend the Exchange Offers or to terminate the Exchange Offers and to refuse to accept Old Notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offers” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent; or

•	subject to the terms of the Registration Rights Agreements, to amend the terms of the Exchange Offers in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Old Notes. If Realogy amends the Exchange Offers in a manner that Realogy determines to constitute a material change, including the waiver of a material condition, Realogy will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment and will extend the Exchange Offers to the extent required by law, if necessary. Generally Realogy must keep the Exchange Offers open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if Realogy increases or decreases the percentage of Old Notes being sought, Realogy will extend the Exchange Offers for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the Old Notes. Realogy currently does not intend to decrease the percentage of Old Notes being sought.

Without limiting the manner in which Realogy may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offers, Realogy shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offers

Despite any other term of the Exchange Offers, Realogy will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and Realogy may terminate the Exchange Offers as provided in this prospectus before accepting any Old Notes for exchange if in its reasonable judgment:

•

the New Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the Exchange Offers, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the Staff; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offers that, in Realogy’s judgment, would reasonably be expected to impair its ability to proceed with the Exchange Offers.

In addition, Realogy will not be obligated to accept for exchange the Old Notes of any holder that prior to the expiration of the Exchange Offers has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offers,” “—Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to Realogy an appropriate form for registration of the New Notes under the Securities Act.

Realogy expressly reserves the right, at any time or at various times on or prior to the scheduled Expiration Date of the Exchange Offers, to extend the period of time during which the Exchange Offers are open. Consequently, Realogy may delay acceptance of any Old Notes by giving oral or written notice of such extension of the Expiration Date to the registered holders of the Old Notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all Old Notes previously tendered will remain subject to the Exchange Offers, and Realogy may accept them for exchange unless they have been previously withdrawn. Realogy will return any Old Notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the Exchange Offers.

Realogy expressly reserve the right to amend or terminate the Exchange Offers on or prior to the scheduled Expiration Date of the Exchange Offers, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offers specified above. Realogy will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date.

These conditions are for Realogy’s sole benefit and it may, in its sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to the Exchange Offers, other than those described in the first sentence of this section, must be satisfied or waived by Realogy at or before the expiration of the Exchange Offers. If Realogy waives any of these conditions to the Exchange Offers, Realogy expects that such waiver will apply equally to all holders of the Old Notes tendered in the Exchange Offers. If Realogy fails to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that Realogy may assert at any time or at various times except that all conditions to the Exchange Offers, other than those described in the first sentence of this section, must be satisfied or waived by Realogy at or before the expiration of the Exchange Offers. There are no dissenters’ rights of appraisal under Delaware law applicable to the Exchange Offers.

In addition, Realogy will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any such Old Notes, if at such time any stop order will be threatened or in effect with respect to the Registration Statement, of which this prospectus forms a part, or the qualification of the New Notes Indentures under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of Old Notes may tender such Old Notes in the Exchange Offers. To tender in the Exchange Offers, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the Exchange Agent prior to the Expiration Date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the Exchange Agent must receive Old Notes along with the letter of transmittal; or

•

the Exchange Agent must receive, prior to the Expiration Date, a timely confirmation of book-entry transfer of such Old Notes into the Exchange Agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message.

To be tendered effectively, the Exchange Agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the Expiration Date.

The tender by a holder of Old Notes that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and Realogy in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Old Notes, the letter of transmittal and all other required documents to the Exchange Agent is at the holder’s election and risk. Rather than mail these items, Realogy recommends that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the Exchange Agent before the Expiration Date. Holders should not send Realogy the letter of transmittal or Old Notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Old Notes, either:

•	make appropriate arrangements to register ownership of the Old Notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of Old Notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the Expiration Date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Old Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by Realogy, they should also submit evidence satisfactory to Realogy of their authority to deliver the letter of transmittal.

The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the Exchange Agent, transmit their acceptance of the Exchange Offers electronically. They may do so by causing DTC to transfer the Old Notes to the Exchange Agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the Exchange Agent. The term “agent’s message” means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such participant.

Realogy will determine in its sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Realogy’s determination will be final and binding. Realogy reserves the absolute right to reject any Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of Realogy’s counsel, be unlawful. Realogy also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Realogy’s interpretation of the terms and conditions of the Exchange Offers (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as Realogy shall determine. Although Realogy intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither Realogy, the Exchange Agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the Exchange Agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the Expiration Date.

In all cases, Realogy will issue New Notes for Old Notes that Realogy has accepted for exchange under the Exchange Offers only after the Exchange Agent timely receives:

•	Old Notes or a timely book-entry confirmation of such Old Notes into the Exchange Agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of Old Notes will represent that, among other things:

•	that it is not our “affiliate,” as defined in Rule 144 under the Securities Act;

•

that it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes to be issued in the Exchange Offers; and

•	that it is acquiring the New Notes in its ordinary course of business.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offers promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time prior to the Expiration Date.

For a withdrawal to be effective:

•

the Exchange Agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent;” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including the principal amount of such Old Notes; and

•	where certificates for Old Notes have been transmitted, specify the name in which such Old Notes were registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. Realogy will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. Realogy will deem any Old Notes so withdrawn not to have validity tendered for exchange for purposes of the Exchange Offers. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offers. Properly withdrawn Old Notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the Expiration Date.

Exchange Agent

Bondholder Communications Group LLC has been appointed as the Exchange Agent for the Exchange Offers. You should direct questions and requests for assistance, and send your executed letters of transmittal to the Exchange Agent as follows:

Bondholder Communications Group LLC

Attn: Reese Cooper

30 Broad St., 46th Floor

New York, NY 10004

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Requests for additional copies of this prospectus or of the letter of transmittal should be directed to the Exchange Agent at its telephone number and address noted above.

Fees and Expenses

Realogy will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, Realogy may make additional solicitations by telegraph, telephone or in person by its officers and regular employees and those of its affiliates.

Realogy has not retained any dealer manager in connection with the Exchange Offers and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offers. Realogy will, however, pay the Exchange Agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Realogy’s expenses in connection with the Exchange Offers include:

•	SEC registration fees;

•	fees and expenses of the Exchange Agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

Realogy will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the Exchange Offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the Exchange Offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their Old Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct Realogy to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of Old Notes who do not exchange their Old Notes for New Notes under the Exchange Offers will remain subject to the restrictions on transfer of such Old Notes:

•

as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the applicable offering memorandum distributed in connection with the private offering of the Old Notes.

In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as, set forth under “—Purpose and Effect of the Exchange Offers” Realogy does not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the Staff, New Notes issued pursuant to the Exchange Offers may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 144 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the New Notes in the ordinary course of the holders’ business and the holders have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes to be acquired in the Exchange Offers. Any holder who tenders in the Exchange Offers who has engaged in, intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the New Notes or who does not acquire the New Notes in the ordinary course of business:

•	cannot rely on the position of the Staff expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters; and

•	in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes.

Accounting Treatment

Realogy will record the New Notes in our accounting records at the same carrying value as the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, Realogy will not recognize any gain or loss for accounting purposes in connection with the Exchange Offers.

Other

Participation in the Exchange Offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Realogy may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Realogy has no present plans to acquire any Old Notes that are not tendered in the Exchange Offers or to file a registration statement to permit resales of any untendered Old Notes.

USE OF PROCEEDS

Realogy will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offers. In consideration for issuing the New Notes as contemplated by this prospectus, Realogy will receive in exchange Old Notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness.

CAPITALIZATION

The following table sets forth Realogy’s cash and cash equivalents and capitalization as of March 31, 2011.

You should read this table in conjunction with the information included under the headings “Selected Historical Consolidated and Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Capitalization (excluding securitization obligations)	As of March 31, 2011
(In millions)
Cash and cash equivalents (1)	$93

Long-term debt (including current portion):
Senior Secured Credit Facility:
Non-extended revolving credit facility (2)	13
Extended revolving credit facility (2)	17
Non-extended term loan facility	634
Extended term loan facility	1,822
First and a Half Lien Notes	700
Second Lien Loans	650
Other bank indebtedness (3)	100
Existing Notes:
10.50% Senior Notes	64
Senior Toggle Notes	49
12.375% Senior Subordinated Notes (4)	187
Old Notes:
11.50% Senior Notes (5)	488
12.00% Senior Notes (6)	129
13.375% Senior Subordinated Notes	10
11.00% Convertible Notes	2,110

Total long-term debt, including short-term portion	6,973

Total equity (deficit)	(1,297)

Total capitalization (7)	$5,676

(1)	Readily available cash as of March 31, 2011 was $72 million.
(2)	Our borrowing availability under our $652 million revolving credit facility is reduced by outstanding letters of credit. The revolving credit facility includes a $200 million letter of credit sub-facility. The available capacity under this facility was reduced by $47 million and $58 million of outstanding letters of credit on the non-extended and the extended revolving credit facility, respectively at March 31, 2011. As of May 16, 2011, we had $325 million outstanding on the revolving credit facility.
(3)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, of which $50 million is due in November 2011 and $50 million is due in January 2013.
(4)	Consists of $190 million face amount of 12.375% Senior Subordinated Notes, less a discount of $3 million.
(5)	Consists of $492 million face amount of Old 11.50% Senior Notes, less a discount of $4 million.
(6)	Consists of $130 million face amount of Old 12.00% Senior Notes, less a discount of $1 million.
(7)	Total capitalization excludes our securitization obligations which are collateralized by relocation related assets and are included in our current liabilities.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The following table presents our selected historical consolidated financial data and operating statistics. The consolidated statement of operations data for the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010 and 2009 have been derived from our audited consolidated financial statements included in this prospectus. The statement of operations data for the periods from April 10, 2007 through December 31, 2007 and January 1, 2007 through April 9, 2007 and the year ended December 31, 2006 and the consolidated balance sheet data as of December 31, 2008, 2007 and December 31, 2006 have been derived from our consolidated and combined financial statements not included in this prospectus. The unaudited condensed consolidated statement of operations data and balance sheet data for the three months ended March 31, 2011 and 2010 have been derived from our unaudited historical condensed consolidated financial statements included in this prospectus. Results for interim periods are not indicative of results to be expected for any interim period or for a full year.

Holdings, the indirect parent of Realogy, does not conduct any operations other than with respect to its indirect ownership of Realogy. Intermediate, the parent of Realogy, does not conduct any operations other than with respect to its ownership of Realogy. Any expenses related to stock compensation issued by Holdings to the employees or directors of Realogy or franchise taxes incurred by Holdings are recorded in Realogy’s financial statements. As a result, there are no material differences between Holdings’ and Realogy’s financial statements for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008 and no material differences between Intermediate’s and Realogy’s financial statements for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008.

Although Realogy continued as the same legal entity after the Merger, the financial statements for 2007 are presented for two periods: January 1 through April 9, 2007 (the “Predecessor Period” or “Predecessor,” as context requires) and April 10 through December 31, 2007 (the “Successor Period” or “Successor,” as context requires), which relate to the period preceding the Merger and the period succeeding the Merger, respectively. The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost. In the opinion of management, the statement of operations data for 2007 include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

The selected historical consolidated and combined financial data and operating statistics presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and accompanying notes included in this prospectus.

	Successor						Predecessor
	As of or For the three months ended March 31, 2011	As of or For the three months ended March 31, 2010	As of or For the Year Ended December 31, 2010	As of or For the Year Ended December 31, 2009	As of or For the Year Ended December 31, 2008	As of or For the Period from April 10, 2007 through December 31, 2007	As of or For the Period from January 1, 2007 through April 9, 2007	As of or For the Year Ended December 31, 2006
	(in millions, except ratio and operating statistics)
Statement of Operations Data:
Net revenue	$831	$819	$4,090	$3,932	$4,725	$4,472	$1,492	$6,483
Total expenses	1,067	1,011	4,084	4,266	6,988	5,708	1,560	5,888

Income (loss) before income taxes, equity in earnings and noncontrolling interests	(236)	(192)	6	(334)	(2,263)	(1,236)	(68)	595
Income tax expense (benefit)	1	6	133	(50)	(380)	(439)	(23)	237
Equity in (earnings) losses of unconsolidated entities	—	(1)	(30)	(24)	28	(2)	(1)	(9)

Net income (loss)	(237)	(197)	(97)	(260)	(1,911)	(795)	(44)	367
Less: Net income attributable to noncontrolling interests	—	—	(2)	(2)	(1)	(2)	—	(2)

Net income (loss) attributable to Realogy	$(237)	$(197)	(99)	(262)	(1,912)	(797)	$(44)	$365

Net loss attributable to Holdings	$(237)	$(197)	$(99)	$(262)	$(1,912)	$(797)	—	—

Earnings (loss) per share:
Basic loss per share:	$(1.18)	$(0.98)	$(0.49)	$(1.31)	$(9.55)	$(3.98)	$(0.20)	$1.50
Diluted loss per share:	$(1.18)	$(0.98)	$(0.49)	$(1.31)	$(9.55)	$(3.98)	$(0.20)	$1.50
Weighted average common and common equivalent shares outstanding:
Basic:	200.4	200.2	200.4	200.2	200.1	200.1	217.5	242.7
Diluted:	200.4	200.2	200.4	200.2	200.1	200.1	217.5	242.7
Balance Sheet Data:
Securitization assets	390	306	$393	$364	$845	$1,300		$1,190
Total assets	7,913	8,029	8,029	8,041	8,912	11,172		6,668
Securitization obligations	311	239	331	305	703	1,014		893
Long-term debt, including short-term portion	6,973	6,738	6,892	6,706	6,760	6,239		1,800
Equity (deficit)	(1,297)	(1,177)	(1,072)	(981)	(740)	1,203		2,487
Other Financial Data:
Ratio of earnings to fixed charges (1)	—	—	1.1x	—	—	—	—	4.5x
Cash dividends	—	—	—	—	—	—	—	2,183 (2)

(1)

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and non-controlling interests plus fixed charges. Fixed charges consist of interest expense on all indebtedness, including amortization of deferred financing costs, and the portion of rental expense that management believes is representative of the interest factor. In addition, interest expense includes interest incurred related to our securitization obligations. Interest related to these securitization obligations are recorded within net revenues on the consolidated and combined statements of operations as the related borrowings are utilized to fund advances within our relocation business where interest is earned on such advances. The interest related to these securitization obligations was $1 million and $2 million for the three months ended March 31, 2011 and 2010, respectively, and $7 million, $12 million and $46 million for the years ended December 31, 2010, 2009 and 2008, respectively, $45 million for the period from April 10 through December 31, 2007, $14 million for the period from January 1 through April 9, 2007 and $42 million for the year ended December 31, 2006. Our earnings were insufficient to cover fixed charges by $231 million for the three months ended March 31, 2011, $190 million for the three months ended March 31, 2010, $278 million for the year ended December 31, 2009, $2,317 million for the year ended December 31, 2008, $1,229 million for the period from April 10 to December 31, 2007, and by $65 million for the period from January 1 to April 9, 2007.

(2)	In 2006, $2,183 million of net distribution payments were made to Cendant related to the separation from Cendant.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Operating Statistics:
Real Estate Franchise Services
Closed homesale sides	184,643	193,340	922,341	983,516	995,622	1,221,206	1,515,542
Average homesale price	$193,710	$188,478	$198,076	$190,406	$214,271	$230,346	$231,664
Average homesale broker commission rate	2.54%	2.55%	2.54%	2.55%	2.52%	2.49%	2.47%
Net effective royalty rate	4.87%	5.04%	5.00%	5.10%	5.12%	5.03%	4.87%
Royalty per side	$251	$252	$262	$257	$287	$298	$286
Company Owned Real Estate Brokerage Services
Closed homesale sides	51,200	52,532	255,287	273,817	275,090	325,719	390,222
Average homesale price	$414,164	$417,782	$435,500	$390,688	$479,301	$534,056	$492,669
Average homesale broker commission rate	2.50%	2.48%	2.48%	2.51%	2.48%	2.47%	2.48%
Gross commission income per side	$11,188	$11,161	$11,571	$10,519	$12,612	$13,806	$12,691
Relocation Services
Initiations	35,108	32,429	148,304	114,684	136,089	132,343	130,764
Referrals	12,812	12,109	69,605	64,995	71,743	78,828	84,893
Title and Settlement Services
Purchase title and closing units	18,971	19,947	94,290	104,689	110,462	138,824	161,031
Refinance title and closing units	16,826	11,935	62,225	69,927	35,893	37,204	40,996
Average price per closing unit	$1,386	$1,353	$1,386	$1,317	$1,500	$1,471	$1,405

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and accompanying notes thereto included elsewhere herein. Unless otherwise noted, all dollar amounts in tables are in millions. Holdings, the indirect parent of Realogy, does not conduct any operations other than with respect to its indirect ownership of Realogy. Any expenses related to stock compensation issued by Holdings to the employees or directors of Realogy or franchise taxes incurred by Holdings are recorded in Realogy’s financial statements. As a result, there are no material differences between Holdings’ and Realogy’s financial statements for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010, 2009 or 2008. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a global provider of real estate and relocation services and report our operations in the following four segments:

•

Real Estate Franchise Services (known as Realogy Franchise Group or RFG)—franchises the Century 21®, Coldwell Banker®, ERA®, Sotheby’s International Realty®, Coldwell Banker Commercial® and Better Homes and Gardens® Real Estate brand names. We launched the Better Homes and Gardens® Real Estate brand in July 2008. As of March 31, 2011, our franchise system had approximately 14,600 franchised and company owned offices and 260,400 independent sales associates operating under our brands in the U.S. and 99 other countries and territories around the world, which included approximately 740 of our company owned and operated brokerage offices with approximately 43,000 independent sales associates. We franchise our real estate brokerage franchise systems to real estate brokerage businesses that are independently owned and operated. We provide operational and administrative services, tools and systems to franchisees, which are designed to assist franchisees in achieving increased revenue and profitability. Such services include national and local advertising programs, listing and agent-recruitment tools, including technology, training and purchasing discounts through our preferred vendor programs. Franchise revenue principally consists of royalty and marketing fees from our franchisees. The royalty received is primarily based on a percentage of the franchisee’s commissions and/or gross commission income. Royalty fees are accrued as the underlying franchisee revenue is earned (upon closing of the homesale transaction). Annual volume incentives given to certain franchisees on royalty fees are recorded as a reduction to revenue and are accrued for in relative proportion to the recognition of the underlying gross franchise revenue. Franchise revenue also includes initial franchise fees, which are generally non-refundable and are recognized by us as revenue when all material services or conditions relating to the sale have been substantially performed (generally when a franchised unit opens for business). Royalty increases or decreases are recognized with little corresponding increase or decrease in expenses due to the significant operating efficiency within the franchise operations. In addition to royalties received from our independently owned franchisees, our Company Owned Real Estate Brokerage Services segment pays royalties to the Real Estate Franchise Services segment.

•

Company Owned Real Estate Brokerage Services (known as NRT)—operates a full-service real estate brokerage business principally under the Coldwell Banker®, ERA®, Corcoran Group® and Sotheby’s International Realty® brand names. As an owner-operator of real estate brokerages, we assist home buyers and sellers in listing, marketing, selling and finding homes. We earn commissions for these services, which are recorded upon the closing of a real estate transaction (i.e., purchase or sale of a home), which we refer to as gross commission income. We then pay commissions to real estate agents, which are recognized concurrently with associated revenues. We also operate a large independent residential REO asset manager. These REO operations facilitate the maintenance and sale of foreclosed homes on behalf of lenders. The profitability of the REO business is countercyclical to the overall state of the housing market and was a meaningful contributor to the 2010, 2009 and 2008 financial results of the Company Owned Real Estate Brokerage segment.

•

Relocation Services (known as Cartus)—primarily offers clients employee relocation services such as homesale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household goods moving services, visa and immigration support, intercultural and language training and group move management services. We provide relocation services to corporate and government clients for the transfer of their employees. Such services include the purchasing and/or selling of a transferee’s home, providing home equity advances to transferees (generally guaranteed by the client), expense processing, arranging household goods moving services, home-finding and other related services. We earn revenues from fees charged to clients for the performance and/or facilitation of these services and recognize such revenue as services are provided. In the majority of relocation transactions, the gain or loss on the sale of a transferee’s home is generally borne by the client. For all homesale transactions, the value paid to the transferee is either the value per the underlying third party buyer contract with the transferee, which results in no gain or loss to us, or the appraised value as determined by independent appraisers. We generally earn interest income on the funds we advance on behalf of the transferring employee, which is typically based on prime rate or LIBOR rate and recorded within other revenue (as is the corresponding interest expense on the securitization borrowings) in the Consolidated Statement of Operations as earned until the point of repayment by the client. Additionally, we earn revenue from real estate brokers and other third-party service providers. We recognize such fees from real estate brokers at the time the underlying property closes. For services where we pay a third-party provider on behalf of our clients, we generally earn a referral fee or commission, which is recognized at the time of completion of services.

•

Title and Settlement Services (known as Title Resource Group or TRG)—provides full-service title, settlement and vendor management services to real estate companies, affinity groups, corporations and financial institutions with many of these services provided in connection with the Company’s real estate brokerage and relocation services business. We provide title and closing services, which include title search procedures for title insurance policies, homesale escrow and other closing services. Title revenues, which are recorded net of amounts remitted to third party insurance underwriters, and title and closing service fees are recorded at the time a homesale transaction or refinancing closes. We provide many of these services to third party clients in connection with transactions generated by our Company Owned Real Estate Brokerage and Relocation Services segments as well as various financial institutions in the mortgage lending industry. We also serve as an underwriter of title insurance policies in connection with residential and commercial real estate transactions.

As discussed under the heading “—Current Industry Trends,” the domestic residential real estate market has been in a significant and lengthy downturn. As a result, our results of operations have been, and may continue to be, materially adversely affected.

July 2006 Separation from Cendant

Realogy was incorporated on January 27, 2006 to facilitate a plan by Cendant to separate into four independent companies—one for each of Cendant’s real estate services, travel distribution services (“Travelport”), hospitality services (including timeshare resorts) (“Wyndham Worldwide”) and vehicle rental businesses (“Avis Budget Group”). Prior to July 31, 2006, the assets of the real estate services businesses of Cendant were transferred to Realogy and, on July 31, 2006, Cendant distributed all of the shares of Realogy’s common stock held by it to the holders of Cendant common stock issued and outstanding on the record date for the distribution, which was July 21, 2006 (the “Separation”). The Separation was effective on July 31, 2006.

Before the Separation, Realogy entered into a Separation and Distribution Agreement, a Tax Sharing Agreement and several other agreements with Cendant and Cendant’s other businesses to effect the separation and distribution and provide a framework for Realogy’s relationships with Cendant and Cendant’s other businesses after the Separation. These agreements govern the relationships among Realogy, Cendant, Wyndham Worldwide and Travelport subsequent to the completion of the separation plan and provide for the allocation among Realogy, Cendant, Wyndham Worldwide and Travelport of Cendant’s assets, liabilities and obligations attributable to periods prior to the Separation.

April 2007 Merger Agreement with Affiliates of Apollo

On December 15, 2006, Realogy entered into an agreement and plan of merger with Domus Holdings Corp. (“Holdings”) and Domus Acquisition Corp. which are affiliates of Apollo Management VI, L.P., an entity affiliated with Apollo Global Management, LLC. Under the merger agreement, Holdings acquired the outstanding shares of Realogy pursuant to the merger of Domus Acquisition Corp. with and into Realogy, with Realogy being the surviving entity (the “Merger”). The Merger was consummated on April 10, 2007. All of Realogy’s issued and outstanding common stock is currently owned by Intermediate, which is a direct wholly owned subsidiary of Holdings.

Realogy incurred substantial indebtedness in connection with the Merger, the aggregate proceeds of which were sufficient to pay the aggregate merger consideration, repay a portion of Realogy’s then outstanding indebtedness and pay fees and expenses related to the Merger. Specifically, Realogy entered into the senior secured credit facility, issued unsecured notes and refinanced the credit facilities governing Realogy’s relocation securitization programs (the Merger and the related financing transactions being referred to as the “Merger Transactions”). In addition, investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P. or one of its affiliates (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”), as well as members of management who purchased Holdings common stock with cash or through rollover equity, contributed $2,001 million to Realogy to complete the Merger Transactions, which was treated as a contribution to Realogy’s equity. Holdings common stock is currently owned or controlled solely by Apollo, although other parties own Convertible Notes that may be converted into Holdings common stock.

Refinancing Transactions

In January and February of 2011, Realogy completed a series of transactions, referred to herein as the Refinancing Transactions, to refinance both its secured and unsecured indebtedness. The Refinancing Transactions, among other things, have:

•	extended the maturities on more than 90% of Realogy’s Existing Notes by at least three years;

•

provided a mechanism for a potential deleveraging of Realogy’s debt through the issuance of $2.1 billion aggregate principal amount of Convertible Notes that mature in 2018 and that are convertible at any time, at the holder’s option, into Class A Common Stock of Holdings;

•	extended the maturities of a significant portion of its first lien senior secured indebtedness from 2013 to 2016 (including 79% of its $3.1 billion term loan facility);

•

replaced $700 million of its first lien secured debt with secured indebtedness due in 2019 that is not included in the numerator of its senior secured leverage ratio, thereby significantly improving Realogy’s operating cushion under such ratio and mitigating concerns regarding Realogy maintaining compliance with such ratio for at least the next twelve months; and

•	maintained access to $650 million of borrowing under its senior secured revolving credit facilities.

We estimate that our annual cash interest will increase by approximately $55 million based upon the debt balances at December 31, 2010 after giving effect to the Refinancing Transactions, and assuming LIBOR rates as of December 31, 2010.

Debt Exchange Offering

On January 5, 2011, Realogy completed the Debt Exchange Offering relating to its outstanding 10.50% Senior Notes, Senior Toggle Notes and 12.375% Senior Subordinated Notes. Approximately $2,110 million aggregate principal amount of Existing Notes were tendered for Convertible Notes, which are convertible at the holder’s option into Class A Common Stock and approximately $632 million aggregate principal amount of Existing Notes were tendered for Old Notes.

On January 5, 2011, Realogy issued:

•

$492 million aggregate principal amount of Old 11.50% Senior Notes and $1,144 million aggregate principal amount of Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

•

$130 million aggregate principal amount of Old 12.00% Senior Notes and $291 million aggregate principal amount of Series B Convertible Notes in exchange for $421 million aggregate principal amount of outstanding Senior Toggle Notes; and

•

$10 million aggregate principal amount of Old 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

In addition, upon receipt of the requisite consents from the holders of the 10.50% Senior Notes and Senior Toggle Notes, Realogy amended the respective indentures governing the terms of such notes to remove substantially all of the restrictive covenants and certain other provisions previously contained in those indentures.

As a result of the Debt Exchange Offering, Realogy extended the maturity of approximately $2,742 million aggregate principal amount of the Unsecured Notes to 2017 and 2018, leaving approximately $303 million aggregate principal amount of Existing Notes that mature in 2014 and 2015. In addition, pursuant to the terms of the indenture governing the Convertible Notes, the Convertible Notes are redeemable at Realogy’s option at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption upon a Qualified Public Offering.

Realogy and Holdings have filed a shelf registration statement with the SEC with respect to resales of the outstanding Convertible Notes and the Class A Common Stock issuable upon conversion of the Convertible Notes.

Amendment to Senior Secured Credit Facility

Effective February 3, 2011, Realogy entered into the Senior Secured Credit Facility Amendment and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, which extensions resulted in approximately $2,424 million aggregate principal amount of extended term loans, approximately $461 million aggregate principal amount of commitments in respect of extended revolving loans and approximately $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted approximately $98 million aggregate principal amount of revolving commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes, together with cash on hand, were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extended synthetic letter of credit facility.

The Senior Secured Credit Facility Amendment also provides for the following:

•

allows for one or more future issuances of additional senior secured notes or unsecured notes or loans to prepay Realogy’s first lien term loans, to be secured on either a pari passu basis with, or junior to, its first lien obligations under the senior secured credit facility;

•

allows for one or more future issuances of additional senior secured or unsecured notes or loans to prepay Realogy’s second lien loans, to be secured on a pari passu basis with, or junior to, its second lien loans under the senior secured credit facility;

•	allows for the incurrence of additional incremental term loans that are secured on a junior basis to the second lien loans in an aggregate amount not to exceed $350 million; and

•

provides that debt financing secured by a lien that is junior in priority to the first lien obligations under the senior secured credit facility (including, but not limited to, the First and a Half Lien Notes) will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under the senior secured credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans.

Issuance of First and a Half Lien Notes

On February 3, 2011, Realogy issued $700 million aggregate principal amount of First and a Half Lien Notes in a private offering exempt from the registration requirements of the Securities Act. The First and a Half Lien Notes are secured by substantially the same collateral as Realogy’s existing secured obligations under the senior secured credit facility, but the priority of the collateral liens securing the First and a Half Lien Notes is (i) junior to the collateral liens securing Realogy’s first lien obligations under the senior secured credit facility and (ii) senior to the collateral liens securing Realogy’s second lien obligations under the senior secured credit facility.

As discussed above, the net proceeds from the offering of the First and a Half Lien Notes, along with cash on hand, were used to prepay $700 million of certain of Realogy’s first lien term loans that were extended in connection with the Senior Secured Credit Facility Amendment.

For additional information related to the Refinancing Transactions, see “Financial Condition, Liquidity and Capital Resources—Financial Obligations”.

Impairment of Goodwill and Intangible Assets

2010 and 2009

During the fourth quarter, Realogy performed its annual impairment analysis of goodwill and unamortized intangible assets. This analysis resulted in no impairment charges for 2010 and 2009.

2008

The impairment analysis performed in the fourth quarter of 2008 resulted in an impairment charge for 2008 of $1,739 million ($1,523 million, net of income tax benefit). The impairment charge reduced intangible assets by $384 million and reduced goodwill by $1,355 million. The impairment charge impacted the Real Estate Franchise Services segment by $953 million, the Company Owned Real Estate Brokerage services segment by $162 million, the Relocation Services segment by $335 million and the Title and Settlement Services segment by $289 million. In addition, in 2008, the Company recorded impairment charges of $50 million related to investments in unconsolidated entities.

Current Industry Trends

Our businesses compete primarily in the domestic residential real estate market. This market is cyclical in nature and although it has shown strong growth over the past 37 years, it has been in a significant and prolonged downturn, which initially began in the second half of 2005. Based upon data published by the National Association of Reactors (“NAR”) from 2005 to 2010, the number of annual U.S. existing homesale units has declined by 31% and the median price has declined by 21%.

In response to the housing downturn, the U.S. government implemented certain actions during the past several years to assist in the stabilization and/or a recovery of the residential real estate market. These measures have included: (1) the placement of Fannie Mae and Freddie Mac in conservatorship in September 2008 and the funding of over $130 billion to these entities to backstop shortfalls in their capital requirements; (2) the establishment, and subsequent expansion and extension, of a federal homebuyer tax credit for qualified buyers (that, as extended, required signed contracts on or before April 30, 2010 and completion by September 2010); (3) as part of a broader plan to bring stability to credit markets and stimulate the housing market, the purchase of mortgage-backed securities by the Federal Reserve in an attempt to maintain low mortgage rates (the first phase of which ended on March 31, 2010 and the second phase of which is ending on June 30, 2011); (4) the continuation of the 2008 higher loan limits for FHA, Freddie Mac and Fannie Mae loans through September 30, 2011; and (5) the availability of low-cost refinancing through Fannie Mae and Freddie Mac to certain homeowners negatively impacted by falling home prices, encouraging lenders, through government financial incentives, to modify loan terms with borrowers at risk of foreclosure or already in foreclosure. The residential real estate market benefited from these actions.

During the second half of 2009, homesale transactions increased on a year-over-year basis due in part to modest economic growth, an improvement in the stock market from its March 2009 lows, gradually improving consumer confidence (though it remained at relatively low levels) and the effect of government stimulus including the homebuyer tax credit and monetary policies. The increase in homesale transactions continued in the first half of 2010 and was positively impacted by the extension of the federal homebuyer tax credit, historically low mortgage rates and a high housing affordability index. After June 30, 2010, we saw a substantial decrease in consumer buying activity, particularly in the low and moderate price ranges. We believe this was due to the pull-forward of activity from the third quarter of 2010 into the second quarter and continuing economic uncertainty, high unemployment and relatively low levels of consumer confidence. These factors adversely impacted our results in both the third and fourth quarters of 2010.

Interest rates continue to be at low levels by historical standards, which we believe has helped stimulate demand in the residential real estate market, thereby reducing the rate of sales volume decline. According to Freddie Mac, interest rates on commitments for fixed-rate first mortgages have decreased from an annual average of 6.0% in 2008 to an annual average of 4.7% in 2010. Offsetting some of the favorable impact of lower interest rates are conservative mortgage underwriting standards, increased down payment requirements and limited or negative equity in homes in certain markets.

According to NAR, the inventory of existing homes for sale is 3.5 million homes at March 2011 compared to 3.6 million homes at December 2010. The March 2011 inventory level represents a seasonally adjusted 8.4 months supply. The supply remains higher than the historical average and could increase due to the release of homes for sale by financial institutions. These factors could continue to add downward pressure on the price of existing homesales.

Recent Legislative and Regulatory Matters

Dodd-Frank Act. On July 21, 2010, the Dodd-Frank Act was signed into law for the express purpose of regulating the financial services industry. The Dodd-Frank Act establishes an independent federal bureau of consumer financial protection to enforce laws involving consumer financial products and services, including mortgage finance. The bureau is empowered with examination and enforcement authority. The Dodd-Frank Act also establishes new standards and practices for mortgage originators, including determining a prospective borrower’s ability to repay their mortgage, removing incentives for higher cost mortgages, prohibiting prepayment penalties for non-qualified mortgages, prohibiting mandatory arbitration clauses, requiring additional disclosures to potential borrowers and restricting the fees that mortgage originators may collect. While we are continuing to evaluate all aspects of the Dodd-Frank Act, such legislation and regulations promulgated pursuant to such legislation as well as other legislation that may be enacted to reform the U.S. housing finance market could materially and adversely affect the mortgage and housing industries, result in heightened federal regulation and oversight of the mortgage and housing industries, increase down payment requirements, increase mortgage costs and result in increased costs and potential litigation for housing market participants.

Certain provisions of the Dodd-Frank Act may impact the operation and practices of Fannie Mae, Freddie Mac and other government sponsored entities, or GSEs, and require sponsors of securitizations to retain a portion of the economic interest in the credit risk associated with the assets securitized by them. Substantial reduction in, or the elimination of, GSE demand for mortgage loans could have a material adverse effect on the mortgage industry and the housing industry in general and these provisions may reduce the availability of mortgages to certain individuals.

Potential Reform of U.S. Housing Finance Market and Potential Wind-down of Freddie Mac and Fannie Mae. Congress has recently held hearings on the future of Freddie Mac and Fannie Mae and other government sponsored entities or GSEs with a view towards further legislative reform. On February 11, 2011, the Obama Administration issued a report to the U.S. Congress outlining proposals to reform the U.S. housing finance market, including, among other things, reform designed to reduce government support for housing finance and the winding down of Freddie Mac and Fannie Mae over a period of years. Numerous pieces of legislation seeking various types of reform for the GSEs have been introduced recently in Congress. Two significant questions that need to be addressed in any such reform are: (1) will banks and other private sources of capital be able to fill homebuyers’ needs as the government seeks to pull back some of the housing mortgage market support and (2) will these other sources of capital be available at rates which are reasonably attractive to potential homebuyers. Legislation, if enacted, which curtails Freddie Mac and/or Fannie Mae’s activities and/or results in the wind down of these entities could increase mortgage costs and could result in more stringent underwriting guidelines imposed by lenders, either of which could materially adverse affect the housing market in general and our operations in particular. Given the current uncertainty with respect to the extent, if any, of such reform, it is difficult to predict either the long-term or short-term impact of government action that may be taken.

***

We believe that long-term demand for housing and the growth of our industry is primarily driven by affordability, the economic health of the domestic economy, positive demographic trends such as population growth, increasing household formation, interest rate trends and locally based dynamics such as employment levels and housing demand relative to housing supply. While the housing market has shown signs of stabilization, there remains substantial uncertainty with respect to the timing and scope of a housing recovery. Factors that may negatively affect a housing recovery include:

•	higher mortgage rates as well as reduced availability of mortgage financing;

•	lower unit sales, due to the reluctance of first time homebuyers to purchase a home and move-up buyers having limited or negative equity in homes;

•	lower average homesale price, particularly if banks and other mortgage servicers liquidate foreclosed properties that they are currently holding;

•	continuing high levels of unemployment;

•	unsustainable economic recovery in the U.S. or, if sustained, a recovery resulting in only modest economic growth;

•	a lack of stability or improvement in home ownership levels in the U.S.; and

•	legislative or regulatory reform, including but not limited to reform that materially adversely impacts the financing of the U.S. housing market.

Consequently, we cannot predict when the residential real estate industry will return to a period of stabilization and sustainable growth. Moreover, if the residential real estate market or the economy as a whole does not improve, we may experience further adverse effects on our business, financial condition and liquidity, including our ability to access capital.

Many of the trends impacting our businesses that derive revenue from homesales also impact our Relocation Services business, which is a global provider of outsourced employee relocation services. In addition to general residential housing trends, key drivers of our Relocation Services business are corporate spending and employment trends which have shown signs of stabilization; however, there can be no assurance that corporate spending on relocation services will return to previous levels following any economic recovery.

Homesales

There was an unusual pattern of activity in 2010 which creates atypical year over year quarterly comparisons in 2011. The number of homesale transactions was positively impacted in the second quarter of 2010 as a result of the homebuyer tax credit. We believe the third quarter of 2010 was weak due to the pull-forward of sales into the second quarter of 2010 because of the expiration of the 2010 tax credit as well as the continued weak economic conditions and high unemployment. Homesale transactions in the fourth quarter of 2010 continued to decline compared to the prior year fourth quarter as a result of both the lapse of the 2010 federal homebuyer tax credit and due to increased transaction volume in late 2009 due to the 2009 federal homebuyer tax credit program.

				2011 vs. 2010
	Full Year 2008 vs. 2007	Full Year 2009 vs. 2008	Full Year 2010 vs. 2009	First Quarter	Second Quarter Forecast	Third Quarter Forecast	Fourth Quarter Forecast	Full Year 2011 vs. 2010 Forecast
Number of Homesales
Industry
NAR (a)	(13%)	5%	(5%)	(1%)	(6%)	27%	14%	8%
Fannie Mae (a)	(13%)	5%	(5%)	(2%)	(7%)	26%	11%	6%
Realogy
Real Estate Franchise Services	(18%)	(1%)	(6%)	(4%)
Company Owned Real Estate Brokerage Services	(16%)	—%	(7%)	(3%)

(a)	Existing homesale data is as of the most recent NAR and Fannie Mae press release.

Existing homesale transactions were reported by NAR to be 4.9 million homes for 2010 compared to 5.2 million homes in 2009. NAR estimates that existing homesale transactions will increase to 5.3 million for 2011 reflecting a 8% increase in homesale transactions.

As of their most recent releases, NAR and Fannie Mae are forecasting an increase of 6% and 7%, respectively, in existing homesale transactions for 2012 compared to 2011.

Homesale Price

In 2009, the decrease in average homesale price for the Company Owned Real Estate Brokerage Services segment was impacted by a higher level of REO and short sale activity as well as a meaningful shift in the mix and volume of homesale activity, excluding REO and short sale activity, from higher price points to lower price points. In 2010, the percentage increase in the average price of homes brokered by our franchisees and company owned offices significantly outperformed the percentage change in median home price reported by NAR, due to the geographic areas they serve as well as a greater impact from increased activity in the mid and higher price point areas and less REO activity in our company owned offices compared to the prior year. In its most recent release on first quarter 2011 homesale activity, NAR reported median home price declines of 5% in the first quarter of 2011 compared to that same period in 2010. We believe the continued drop in median price on a national basis is due to the high level of distressed sales. NAR reported that distressed sales accounted for a 39% market share for the three months ended March 2011 compared to a 36% market share for the three months ended March 2010. Realogy’s results for 2010 and the first quarter of 2011 continued to outperform the broader market for the reasons mentioned above as it relates to average sales price, with RFG average homesales price up 3% and NRT average homesales price down 1% in the first quarter of 2011. For the full year 2011, NAR and Fannie Mae are forecasting median price to be down compared to 2010 with a decrease of 2% and 5%, respectively, again reflecting the impact of distressed sales activity on the residential real estate market as a whole.

				2011 vs. 2010
	Full Year 2008 vs. 2007	Full Year 2009 vs. 2008	Full Year 2010 vs. 2009	First Quarter	Second Quarter Forecast	Third Quarter Forecast	Fourth Quarter Forecast	Full Year 2011 vs. 2010 Forecast
Homesales Price
Industry (median)
NAR (a)	(10%)	(13%)	—%	(5%)	(4%)	—%	1%	(2%)
Fannie Mae (a)	(10%)	(13%)	—%	(3%)	(6%)	(5%)	(4%)	(5%)
Realogy (average)
Real Estate Franchise Services	(7%)	(11%)	4%	3%
Company Owned Real Estate Brokerage Services	(10%)	(18%)	11%	(1%)

(a)	Existing homesale price data is as of the most recent NAR and Fannie Mae press release.

As of their most recent releases, NAR and Fannie Mae are forecasting an increase of 4% and 1%, respectively, in median homesale prices for 2012 compared to 2011.

***

While data provided by NAR and Fannie Mae are two indicators of the direction of the residential housing market, we believe that homesale statistics will continue to vary between us and NAR and Fannie Mae because they use survey data in their historical reports and forecasting models whereas we use data based on actual reported results. In addition to the differences in calculation methodologies, there are geographical differences and concentrations in the markets in which we operate versus the national market. For instance, comparability is impaired due to NAR’s utilization of seasonally adjusted annualized rates whereas we report actual period over period changes and their use of median price for their forecasts compared to our average price. Additionally, NAR data is subject to periodic review and revision. NAR has recently issued a press release disclosing that it is engaged in a review of its sampling and methodology processes with respect to existing homesale data to ensure accuracy. NAR expects to conclude this analysis and publish any revisions in the summer of 2011. Any such changes could result in downward revisions of NAR’s historical survey data but would have no impact on our reported financial results or key business driver information. While we believe that the industry data presented herein are derived from the most widely recognized sources for reporting U.S. residential housing market statistical data, we do not endorse or suggest reliance on this data alone. We also note that forecasts are inherently uncertain or speculative in nature and actual results for any period may materially differ.

Housing Affordability Index

According to NAR, the housing affordability index has continued to improve as a result of the homesale price declines which began in 2007. An index above 100 signifies that a family earning the median income has more than enough income to qualify for a mortgage loan on a median-priced home, assuming a 20 percent down payment. The housing affordability index improved to 174 for 2010 compared to 169 for 2009 and 138 for 2008. The March 2011 index of 188 increased from the 2010 index and the overall improvement in this index could favorably impact a housing recovery.

Other Factors

During the downturn in the residential real estate market, certain of our franchisees have experienced operating difficulties. As a result, many of our franchisees with multiple offices have reduced overhead and consolidated offices in an attempt to remain competitive in the marketplace. In addition, we have had to terminate franchisees due to non-reporting and non-payment which could adversely impact reported transaction volumes in the future. Due to the factors noted above, we significantly increased our bad debt and note reserves in prior years and continue to actively monitor the collectability of receivables and notes from our franchisees.

The real estate industry generally benefits from rising home prices and increased volume of homesales and conversely is harmed by falling prices and falling volume of homesales. The housing industry is also affected by mortgage rate volatility as well as strict mortgage underwriting criteria which may limit certain customers’ ability to qualify for a mortgage. Typically, if mortgage rates fall or remain low, the number of homesale transactions increase as homeowners choose to move or renters decide to purchase a home because financing appears affordable. If mortgage rates rise, the number of homesale transactions may decrease as potential home sellers choose to stay with their current mortgage and potential home buyers choose to rent rather than pay these higher mortgage rates.

Key Drivers of Our Businesses

Within our Real Estate Franchise Services segment and our Company Owned Real Estate Brokerage Services segment, we measure operating performance using the following key operating statistics: (i) closed homesale sides, which represents either the “buy” side or the “sell” side of a homesale transaction, (ii) average homesale price, which represents the average selling price of closed homesale transactions and (iii) average homesale broker commission rate, which represents the average commission rate earned on either the “buy” side or “sell” side of a homesale transaction. Our Real Estate Franchise Services segment is also impacted by the net effective royalty rate which represents the average percentage of our franchisees’ commission revenues payable to our Real Estate Franchise Services segment, net of volume incentives achieved. The net effective royalty rate does not include the effect of non-standard incentives granted to some franchisees.

Prior to 2006, the average homesale broker commission rate was declining several basis points per year, the effect of which was more than offset by increases in homesale prices. From 2007 through the first quarter of 2011, the average broker commission rate remained fairly stable; however, we expect that, over the long term, the modestly declining trend in average brokerage commission rates will continue.

The net effective royalty rate has been modestly declining over the past three years. We would expect that, over the near future, the net effective royalty rate will continue to modestly decline due to an increased concentration of business in larger franchisees which earn higher volume rebates as well as our focus on strategic growth through relationships with larger established real estate companies. The net effective rate can also be affected by a shift in volume amongst our brands which operate under different royalty rate arrangements.

Our Company Owned Real Estate Brokerage Services segment has a significant concentration of real estate brokerage offices and transactions in geographic regions where home prices are at the higher end of the U.S. real estate market, particularly the east and west coasts, while our Real Estate Franchise Services segment has franchised offices that are more widely dispersed across the United States. Accordingly, operating results and homesale statistics may differ between our Company Owned Real Estate Brokerage Services segment and our Real Estate Franchise Services segment based upon geographic presence and the corresponding homesale activity in each geographic region.

Within our Relocation Services segment, we measure operating performance using the following key operating statistics: (i) initiations, which represent the total number of transferees we serve and (ii) referrals, which represent the number of referrals from which we earn revenue from real estate brokers. In our Title and Settlement Services segment, operating performance is evaluated using the following key metrics: (i) purchase title and closing units, which represent the number of title and closing units we process as a result of home purchases, (ii) refinance title and closing units, which represent the number of title and closing units we process as a result of homeowners refinancing their home loans, and (iii) average price per closing unit, which represents the average fee we earn on purchase title and refinancing title sides.

The decline in the number of homesale transactions and the decline in homesale prices has and could continue to adversely affect our results of operations by: (i) reducing the royalties we receive from our franchisees and company owned brokerages, (ii) reducing the commissions our company owned brokerage operations earn, (iii) reducing the demand for our title and settlement services, and (iv) reducing the referral fees we earn in our relocation services business. Our results could also be negatively affected by a decline in commission rates charged by brokers.

The following table presents our drivers for the three months ended March 31, 2011 and 2010. See “Results of Operations” for a discussion as to how the key drivers affected our business for the periods presented.

	Three Months Ended March 31,
	2011	2010	% Change
Real Estate Franchise Services (a)
Closed homesale sides	184,643	193,340	(4%	)
Average homesale price	$193,710	$188,478	3%
Average homesale broker commission rate	2.54%	2.55%	(1 bps	)
Net effective royalty rate	4.87%	5.04%	(17 bps	)
Royalty per side	$251	$252	— %
Company Owned Real Estate Brokerage Services
Closed homesale sides	51,200	52,532	(3%	)
Average homesale price	$414,164	$417,782	(1%	)
Average homesale broker commission rate	2.50%	2.48%	2 bps
Gross commission income per side	$11,188	$11,161	— %
Relocation Services
Initiations (b)	35,108	32,429	8%
Referrals (c)	12,812	12,109	6%
Title and Settlement Services
Purchase title and closing units	18,971	19,947	(5%	)
Refinance title and closing units	16,826	11,935	41%
Average price per closing unit	$1,386	$1,353	2%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(b)	Includes Primacy initiations of 7,712 for the three months ended March 31, 2011 and 5,177 for the period January 21, 2010 (date of acquisition) through March 31, 2010.
(c)	Includes Primacy referrals of 968 for the three months ended March 31, 2011 and 716 for the period January 21, 2010 (date of acquisition) through March 31, 2010.

The following table presents our drivers for the years ended December 31, 2010, 2009 and 2008. See “Results of Operations” for a discussion as to how the key drivers affected our business for the periods presented.

	Year Ended December 31,				Year Ended December 31,
	2010	2009	% Change		2009	2008	% Change
Real Estate Franchise Services (a)
Closed homesale sides	922,341	983,516	(6%	)	983,516	995,622	(1%	)
Average homesale price	$198,076	$190,406	4%		$190,406	$214,271	(11%	)
Average homesale broker commission rate	2.54%	2.55%	(1 bps	)	2.55%	2.52%	3 bps
Net effective royalty rate	5.00%	5.10%	(10 bps	)	5.10%	5.12%	(2 bps	)
Royalty per side	$262	$257	2%		$257	$287	(10%	)
Company Owned Real Estate Brokerage Services
Closed homesale sides	255,287	273,817	(7%	)	273,817	275,090	— %
Average homesale price	$435,500	$390,688	11%		$390,688	$479,301	(18%	)
Average homesale broker commission rate	2.48%	2.51%	(3 bps	)	2.51%	2.48%	3 bps
Gross commission income per side	$11,571	$10,519	10%		$10,519	$12,612	(17%	)
Relocation Services
Initiations (b)	148,304	114,684	29%		114,684	136,089	(16%	)
Referrals (c)	69,605	64,995	7%		64,995	71,743	(9%	)
Title and Settlement Services
Purchase title and closing units	94,290	104,689	(10%	)	104,689	110,462	(5%	)
Refinance title and closing units	62,225	69,927	(11%	)	69,927	35,893	95%
Average price per closing unit	$1,386	$1,317	5%		$1,317	$1,500	(12%	)

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(b)	Includes initiations of 26,087 for the year ended December 31, 2010, related to the Primacy acquisition in 2010.
(c)	Includes referrals of 4,997 for the year ended December 31, 2010, related to the Primacy acquisition in 2010.

The following table represents the impact of our revenue drivers on our business operations.

The following table sets forth the impact on segment EBITDA for the year ended December 31, 2010 assuming actual homesale sides and average selling price of closed homesale transactions, with all else being equal, increased or decreased by 1%, 3% and 5%.

	Homesale Sides/Average Price (1)
		Decline of			Increase of
		5%	3%	1%	1%	3%	5%
	(units and price in thousands)	($ in millions)
Homesale sides change impact on:
Real Estate Franchise Services (2)	922 sides	($12)	($7)	($2)	$2	$7	$12
Company Owned Real Estate Brokerage Services (3)	255 sides	($45)	($27)	($9)	$9	$27	$45
Homesale average price change impact on:
Real Estate Franchise Services (2)	$198	($12)	($7)	($2)	$2	$7	$12
Company Owned Real Estate Brokerage Services (3)	$436	($45)	($27)	($9)	$9	$27	$45

(1)	Average price represents the average selling price of closed homesale transactions.
(2)	Increase (decrease) relates to impact on non-company owned real estate brokerage operations only.
(3)	Increase (decrease) represents impact on company owned real estate brokerage operations and related intercompany royalties to our real estate franchise services operations.

RESULTS OF OPERATIONS

Discussed below are our condensed consolidated results of operations and the results of operations for each of our reportable segments. The reportable segments presented below represent our operating segments for which separate financial information is available and which is utilized on a regular basis by our chief operating decision maker to assess performance and to allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon revenue and EBITDA. Our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies. As discussed above under “Industry Trends,” our results of operations are significantly impacted by industry and economic factors that are beyond our control.

Three Months Ended March 31, 2011 vs. Three Months Ended March 31, 2010

Our consolidated results comprised the following:

	Three Months Ended March 31,
	2011	2010	Change
Net revenues	$831	$819	$12
Total expenses(1)	1,067	1,011	56

Net loss before income taxes, equity in earnings and noncontrolling interests	(236)	(192)	(44)
Income tax expense	1	6	(5)
Equity in earnings of unconsolidated entities	—	(1)	1

Net loss	(237)	(197)	(40)
Less: Net income attributable to noncontrolling interests	—	—	—

Net loss attributable to Realogy and Holdings	$(237)	$(197)	$(40)

(1)	Total expenses for the three months ended March 31, 2011 include $2 million of restructuring costs and $60 million related to the Refinancing Transactions, partially offset by $2 million of former parent legacy benefits. Total expenses for the three months ended March 31, 2010 include $6 million of restructuring costs and $5 million of former parent legacy costs.

Net revenues increased $12 million (1%) for the first quarter of 2011 compared with the first quarter of 2010 principally due to an increase in revenues for the Title and Settlement Services segment due to higher refinance and title insurance premiums and Relocation Services segment due to volume increases partially offset by decreases in homesale transaction volume at the Real Estate Franchise Services segment and Company Owned Real Estate Brokerage Services segment.

Total expenses increased $56 million (6%) primarily due to:

•

the impact of the Refinancing Transactions which resulted in a $36 million loss on the early extinguishment of debt as well as an increase in interest expense of $17 million as a result of the de-designation of interest rate swaps and $7 million due to the write-off of financing costs; and

•	an $8 million increase in operating, marketing and general and administrative expenses partially offset by a decrease of:

•	$7 million of former parent legacy costs;

•	$4 million in restructuring expenses; and

•	$4 million in depreciation expense.

The Company’s provision for income taxes in interim periods is computed by applying its estimated annual effective tax rate against the income (loss) before income taxes for the period. In addition, non-recurring or discrete items are recorded during the period in which they occur. No Federal income tax benefit was recognized for the current period loss due to the recognition of a full valuation allowance for domestic operations. Income tax expense for the three months ended March 31, 2011 was $1 million. This expense included $6 million for an increase in deferred tax liabilities associated with indefinite-lived intangible assets and $2 million was recognized for foreign and state income taxes for certain jurisdictions offset by a $7 million benefit due to the de-designation of the interest rate swaps.

Following is a more detailed discussion of the results of each of our reportable segments during the three months ended March 31:

		Revenues			EBITDA(b)			Margin
		2011	2010	% Change	2011	2010	% Change	2011	2010	Change
	Real Estate Franchise Services	$118	$122	(3%)	$62	$65	(5%)	53%	53%	—
	Company Owned Real Estate Brokerage Services	587	601	(2)	(37)	(34)	(9)	(6)	(6)	—
	Relocation Services	87	76	14	10	4	150	11	5	6
	Title and Settlement Services	83	65	28	2	(5)	(140)	2	(8)	10
	Corporate and Other(a)	(44)	(45)	*	(48)	(19)	*

	Total Company	$831	$819	1%	$(11)	$11	*	(1%)	1%	(2)

Less:	Depreciation and amortization				46	50
	Interest expense, net(c)				179	152
	Income tax expense				1	6

	Net loss attributable to Realogy and Holdings				$(237)	$(197)

*	not meaningful
(a)	Includes the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $44 million and $45 million during the three months ended March 31, 2011 and 2010, respectively and unallocated corporate overhead.
(b)	Includes $2 million of restructuring costs and $36 million loss on the early extinguishment of debt, partially offset by $2 million of former parent legacy benefits for the three months ended March 31, 2011, compared to $6 million of restructuring costs and $5 million of former parent legacy costs for the three months ended March 31, 2010.
(c)	Includes $24 million of higher interest expense in the first quarter of 2011 due to the de-designation of interest rate swaps and write-off of deferred financing costs as a result of the Refinancing Transactions.

As described in the aforementioned table, EBITDA margin for “Total Company” expressed as a percentage of revenues decreased 2 percentage points for the three months ended March 31, 2011 compared to the same period in 2010 primarily due to a $36 million loss on the early extinguishment of debt partially offset by an improvement in EBITDA for the Title and Settlement Services segment and Relocation Services segment due to volume increases.

On a segment basis, the Real Estate Franchise Services segment margin remained constant at 53%. The three months ended March 31, 2011 reflected decreases in homesale transactions and the net effective royalty rate offset by the impact of an increase in average homesale price. The Company Owned Real Estate Brokerage Services segment margin remained consistent at negative 6%. The three months ended March 31, 2011 reflected a decrease in the number of homesale transactions and average homesale price offset by an increase in the average homesale broker commission rate and lower operating expenses primarily as a result of restructuring and cost-saving activities. The Relocation Services segment margin increased 6 percentage points to 11% from 5% in the comparable prior period primarily due to volume increases. The Title and Settlement Services segment margin increased 10 percentage points to 2% from negative 8% in the prior period due to higher refinance and underwriter transaction volume.

The Corporate and Other EBITDA for the three months ended March 31, 2011 decreased $29 million to $48 million primarily due to a $36 million loss on the early extinguishment of debt as a result of the Refinancing Transactions, partially offset by a $7 million reduction in former parent legacy costs.

Real Estate Franchise Services

Revenues decreased $4 million to $118 million and EBITDA decreased $3 million to $62 million for the three months ended March 31, 2011 compared with the same period in 2010.

The decrease in revenue was driven by a $3 million decrease in third-party domestic franchisee royalty revenue due to a 4% decrease in the number of homesale transactions and a lower net effective royalty rate as our larger affiliates are achieving higher volume levels and due to increased Sotheby’s International Realty volume which is at a lower net effective royalty rate. These decreases were partially offset by a 3% increase in the average homesale price due to increased Sotheby’s International Realty volume.

The decrease in revenue was also attributable to a $1 million decrease in royalties received from our Company Owned Real Estate Brokerage Services segment which pays royalties to our Real Estate Franchise Services segment. These intercompany royalties of $42 million and $43 million during the first quarter of 2011 and 2010, respectively, are eliminated in consolidation. See “Company Owned Real Estate Brokerage Services” for a discussion of the drivers related to this period over period revenue decrease for Real Estate Franchise Services segment. In addition, marketing revenue and related marketing expenses decreased $1 million and $3 million, respectively, due to lower transaction volume compared to the same period in 2010.

The decrease in EBITDA was principally due to the decrease in revenues discussed above, as well as, incremental expenses of $3 million related to the resumption of international business conferences for all of our brands in 2011 largely offset by a $1 million decrease in legal expenses and a $3 million net decrease in marketing expenses discussed above.

Company Owned Real Estate Brokerage Services

Revenues decreased $14 million to $587 million and EBITDA decreased $3 million to a negative $37 million for the three months ended March 31, 2011 compared with the same period in 2010.

The decrease in revenues, excluding REO revenues, of $12 million was due to decreased commission income earned on homesale transactions which was primarily driven by a 3% decrease in the number of homesale transactions and a 1% decrease in the average price of homes sold, partially offset by an increase in the average broker commission rate. We believe the 3% decrease in homesale transactions and 1% decrease in the average price of homes sold is reflective of industry trends in the markets we serve. Separately, revenues from our REO asset management company decreased by $2 million to $7 million in the three months ended March 31, 2011 compared to the same period in 2010 due to reduced inventory levels of foreclosed properties being made available for sale. Our REO operations facilitate the maintenance and sale of foreclosed homes on behalf of lenders.

EBITDA decreased $3 million due to the $14 million decrease in revenues discussed above partially offset by:

•	a decrease of $8 million in operating expenses, net of inflation, primarily due to restructuring and cost-saving activities as well as reduced employee costs; and

•	a decrease of $3 million in commission expenses paid to real estate agents as a result of the decrease in revenue.

Relocation Services

Revenues increased $11 million to $87 million and EBITDA increased $6 million to $10 million for the quarter ended March 31, 2011 compared with the same quarter in 2010.

The increase in revenues was primarily driven by:

•

$5 million of incremental international revenue due to increased transaction volume as well as 20 additional days of Primacy operations in the first quarter of 2011 compared to the same quarter in 2010;

•	$3 million increase in relocation service fee revenues primarily due to higher domestic transaction volume; and

•	a $2 million increase in referral fee revenue primarily due to increased domestic transaction volume, partially offset by decreased home values.

EBITDA increased $6 million as a result of the increase in revenues discussed above and a $2 million decrease in restructuring expenses, partially offset by a $3 million increase in operating expenses as a result of 20 additional days of Primacy operations compared to the same quarter in 2010, a $2 million increase in legal expenses as a result of the absence of an insurance recovery received in the first quarter of 2010 and $2 million related to unfavorable foreign exchange rate movement in 2011 compared to 2010.

Title and Settlement Services

Revenues increased $18 million to $83 million and EBITDA increased $7 million to $2 million for the quarter ended March 31, 2011 compared with the same quarter in 2010.

The increase in revenues was primarily driven by an $11 million increase in underwriter revenue and a $6 million increase in volume from refinancing transactions. EBITDA increased $7 million as a result of the increase in revenues discussed above partially offset by an increase of $12 million in variable operating costs as a result of the increase in underwriter and refinancing volume.

2011 Restructuring Program

During the first three months of 2011, the Company committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiencies and consolidating existing facilities. The Company currently expects to incur restructuring charges of $10 million in 2011. As of March 31, 2011, the Company Owned Real Estate Brokerage Services segment recognized $2 million of primarily facility related expenses, of which $1 million remains as a liability at March 31, 2011.

2010 Restructuring Program

During 2010, the Company committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiencies and consolidating facilities. The Company recognized $6 million of restructuring expense in the first three months of 2010 and $21 million for the year ended December 31, 2010.

The table below shows restructuring expense by category and the corresponding payments and other reductions from inception to March 31, 2011:

	Personnel Related	Facility Related	Asset Impairments	Total
Restructuring expense and other additions(a)	$5	$16	$1	$22
Cash payments and other reductions	(4)	(6)	(1)	(11)

Balance at December 31, 2010	1	10	—	11
Cash payments and other reductions	(1)	(3)	—	(4)

Balance at March 31, 2011	$—	$7	$—	$7

(a)	Includes $1 million of unfavorable lease liability recorded in purchase accounting for Primacy which was reclassified to restructuring liability as a result of the Company restructuring certain facilities after the acquisition date.

Year Ended December 31, 2010 vs. Year Ended December 31, 2009

Our consolidated results comprised the following:

	Year Ended December 31,
	2010	2009	Change
Net revenues	$4,090	$3,932	$158
Total expenses (1)	4,084	4,266	(182)

Income (loss) before income taxes, equity in earnings and noncontrolling interests	6	(334)	340
Income tax expense (benefit)	133	(50)	183
Equity in earnings of unconsolidated entities	(30)	(24)	(6)

Net loss	(97)	(260)	163
Less: Net income attributable to noncontrolling interests	(2)	(2)	—

Net loss attributable to Realogy and Holdings	$(99)	$(262)	$163

(1)	Total expenses for the year ended December 31, 2010 include $21 million of restructuring costs and $1 million of merger costs, offset by a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments. Total expenses for the year ended December 31, 2009 include $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to WEX partially offset by $21 million of expenses recorded at Corporate) and a gain on the extinguishment of debt of $75 million.

Net revenues increased $158 million (4%) for the year ended December 31, 2010 compared with the year ended December 31, 2009 principally due to an increase in the average price of homes sold and the impact of the Primacy acquisition.

Total expenses decreased $182 million (4%) primarily due to a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments compared to a net benefit of $34 million of former parent legacy items during the same period in 2009 which was primarily comprised of $55 million of tax receivable payments from WEX, as well as a decrease in restructuring expenses of $49 million compared to the same period in 2009. The decrease in expenses was partially offset by an $82 million increase in commission expenses paid to real estate agents due to increased gross commission income, the absence of a $75 million gain on the extinguishment of debt included in expenses in 2009, as well as a $21 million increase in interest expense.

Our income tax expense for the year ended December 31, 2010 was $133 million and was comprised of the following:

•

$109 million of income tax expense was recorded for the reduction of certain deferred tax assets as a result of our former parent company’s IRS examination settlement of Cendant’s taxable years 2003 through 2006;

•	$22 million of income tax expense was recorded for an increase in deferred tax liabilities associated with indefinite-lived intangible assets; and

•	$2 million of income tax expense was recognized primarily for foreign and state income taxes for certain jurisdictions.

No federal income tax benefit was recognized for the current period due to the recognition of a full valuation allowance for domestic operations.

Following is a more detailed discussion of the results of each of our reportable segments for the year ended December 31:

	Revenues (a)			EBITDA (b)(c)			Margin
	2010	2009	% Change	2010	2009	% Change	2010	2009	% Change
Real Estate Franchise Services	$560	$538	4%	$352	$323	9%	63%	60%	3
Company Owned Real Estate Brokerage Services	3,016	2,959	2	80	6	1,233	3	—	3
Relocation Services	405	320	27	109	122	(11)	27	38	(11)
Title and Settlement Services	325	328	(1)	25	20	25	8	6	2
Corporate and Other (d)	(216)	(213)	*	269	(6)	*

Total Company	$4,090	$3,932	4%	$835	$465	80%	20%	12%	8

Less: Depreciation and amortization				197	194
Interest expense, net				604	583
Income tax expense (benefit)				133	(50)

Net loss attributable to Realogy and Holdings				$(99)	$(262)

*	not meaningful
(a)	Revenues include elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $216 million and $213 million during the year ended December 31, 2010 and 2009, respectively.
(b)	EBITDA for the year ended December 31, 2010 includes $21 million of restructuring costs and $1 million of merger costs, offset by a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments.
(c)	EBITDA for the year ended December 31, 2009 includes $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to WEX partially offset by $21 million of expenses recorded at Corporate).
(d)	EBITDA includes unallocated corporate overhead and a gain on the extinguishment of debt of $75 million for the year ended December 31, 2009.

As described in the aforementioned table, EBITDA margin for “Total Company” expressed as a percentage of revenues increased 8 percentage points for the year ended December 31, 2010 compared to the same period in 2009 primarily due to a $289 million increase in former parent legacy benefits as well as improvements in operating results from our Real Estate Franchise Services and Company Owned Real Estate Brokerage Services segments.

On a segment basis, the Real Estate Franchise Services segment margin increased 3 percentage points to 63% from 60% in the prior period. The year ended December 31, 2010 reflected a decline in homesale transactions, primarily in the second half of the year, largely offset by higher average homesale prices. In addition, the segment had lower bad debt and notes reserve expense.

The Company Owned Real Estate Brokerage Services segment margin increased 3 percentage points to 3% from zero in the comparable prior period. The year ended December 31, 2010 reflected an increase in the average homesale price and lower operating expenses primarily as a result of restructuring and cost-saving activities partially offset by a decrease in the number of homesale transactions. Sales volume for the year ended December 31, 2010 benefited from the homebuyer tax credit in the first half of the year as well as a notable increase in activity at the mid and higher end of the housing market throughout the year.

The Relocation Services segment margin decreased 11 percentage points to 27% from 38% in the comparable prior period primarily due to the absence in 2010 of $55 million of tax receivable payments from WEX in 2009, partially offset by reduced employee costs and other cost saving initiatives.

The Title and Settlement Services segment margin increased 2 percentage points to 8% from 6% in the comparable prior period primarily due to cost reductions which more than offset the slight decrease in revenue.

Corporate and Other EBITDA for the year ended December 31, 2010 increased $275 million to $269 million due to a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments compared to a net cost of $21 million of former parent legacy items for the same period in 2009. The increase was also due to the absence in 2010 versus 2009 of a $14 million writedown of a cost method investment. The net increase was partially offset by the absence in 2010 versus 2009 of a $75 million gain on debt extinguishment and $11 million of proceeds from a legal settlement.

Real Estate Franchise Services

Revenues increased $22 million to $560 million and EBITDA increased $29 million to $352 million for the year ended December 31, 2010 compared with the same period in 2009.

Intercompany royalties from our Company Owned Real Estate Brokerage Services segment increased $4 million from $202 million in 2009 to $206 million in 2010. These intercompany royalties are eliminated in consolidation through the Corporate and Other segment and therefore have no impact on consolidated revenues and EBITDA, but do affect segment level revenues and EBITDA. See “—Company Owned Real Estate Brokerage Services” for a discussion as to the drivers related to this period over period revenue increase for real estate franchise services.

International revenue increased $4 million during the year ended December 31, 2010, while third-party domestic franchisee royalty revenue decreased $11 million compared to the prior year due to a 6% decrease in the number of homesale transactions partially offset by a 4% increase in the average homesale price. In addition, marketing revenue and related marketing expenses increased $27 million and $22 million, respectively.

The $29 million increase in EBITDA was principally due to the increase in revenues discussed above, a $17 million decrease in bad debt and note reserves expense as a result of improved collection activities compared to the prior period and a $7 million decrease in expenses related to conferences and franchisee events. In 2011, we expect that bad debt expense will revert to a more normalized level and conference expenses will increase as we are holding conferences for all of our brands in 2011 which was not the case in 2010.

Company Owned Real Estate Brokerage Services

Revenues increased $57 million to $3,016 million and EBITDA increased $74 million to $80 million for the year ended December 31, 2010 compared with the same period in 2009.

Excluding REO revenues, revenues increased $87 million primarily due to increased commission income earned on homesale transactions which was driven by an 11% increase in the average price of homes sold, partially offset by a 7% decrease in the number of homesale transactions and a decrease in the average broker commission rate. The increase in the average homesale price and lower average broker commission rate are primarily the result of a shift in homesale activity from lower to higher price points. We believe the 7% decrease in homesale transactions is reflective of industry trends in the markets we serve and the decrease may have been higher if the housing market was not aided by the 2010 homebuyer tax credit program in the first half of 2010, particularly in locations which have lower average homesale prices. Separately, revenues from our REO asset management company decreased by $30 million to $36 million in the year ended December 31, 2010 compared to the same period in 2009 due to generally reduced inventory levels of foreclosed properties being made available for sale. Our REO operations facilitate the maintenance and sale of foreclosed homes on behalf of lenders.

EBITDA increased $74 million due to the $57 million increase in revenues discussed above as well as:

•	a decrease in restructuring expense of $35 million for the year ended December 31, 2010 compared to the same period in the prior year;

•	a decrease of $60 million in other operating expenses, net of inflation, primarily due to restructuring and cost-saving activities as well as reduced employee costs;

•	an increase of $6 million in equity earnings related to our investment in PHH Home Loans; and

•	a decrease of $5 million in marketing costs due to cost reduction initiatives;

•	partially offset by:

•	an increase of $82 million in commission expenses paid to real estate agents as a result of the increase in revenues earned on homesale transactions; and

•	an increase of $4 million in royalties paid to our Real Estate Franchise Services segment as a result of the increase in revenues earned on homesale transactions.

Relocation Services

Revenues increased $85 million to $405 million, including $75 million related to Primacy, and EBITDA decreased $13 million to $109 million, despite an increase of $14 million related to Primacy, for the year ended December 31, 2010 compared with the same period in 2009.

Relocation revenue, excluding the Primacy acquisition, increased $10 million and was primarily driven by a $7 million increase in international revenue due to higher transaction volume. The acquisition of Primacy in January 2010 contributed $75 million of revenue during the year ended December 31, 2010, which primarily consisted of $31 million of referral and domestic relocation service fee revenue, $25 million of government at-risk revenue and $14 million of international revenue.

EBITDA, excluding the Primacy acquisition, decreased $27 million for the year ended December 31, 2010 compared with the same period in 2009 due to the absence in 2010 of $55 million of tax receivable payments from WEX. Absent the impact of the WEX tax receivable payments and the Primacy results, EBITDA increased $28 million primarily as a result of a $12 million decrease in other operating expenses as a result of reduced employee costs and other cost-saving initiatives, a $9 million decrease in restructuring expenses, and a $4 million year over year reduction in legal expenses. EBITDA, excluding the impact of the WEX tax receivable payments, increased $42 million.

Title and Settlement Services

Revenues decreased $3 million to $325 million and EBITDA increased $5 million to $25 million for the year ended December 31, 2010 compared with the same period in 2009.

The decrease in revenues was primarily driven by an $11 million decrease in resale volume and a $7 million decrease in volume from refinancing transactions partially offset by a $13 million increase in underwriter revenue. The refinancing activity was weighted towards the second half of 2010 when mortgage rates fell below 5% for an extended period of time. EBITDA increased $5 million primarily due to $7 million of cost reductions offset by the decrease in revenues discussed above.

2010 and 2009 Restructuring Programs

During the years ended December 31, 2010 and 2009, the Company committed to various initiatives targeted principally at reducing costs and enhancing organizational efficiencies while consolidating existing processes and facilities. The following are total restructuring charges by segment as of December 31:

	2010		2009
	Expense Recognized and Other Additions		Expense Recognized and Other Additions (b)
Real Estate Franchise Services	$—		$3
Company Owned Real Estate Brokerage Services	13		52
Relocation Services	4	(a)	9
Title and Settlement Services	3		3
Corporate and Other	2		7

	$22		$74

(a)	Includes $1 million of unfavorable lease liability recorded in purchase accounting for Primacy which was reclassified to restructuring liability as a result of the Company restructuring certain facilities after the acquisition date.
(b)	During the year ended December 31, 2009, the Company reversed $4 million in the Consolidated Statement of Operations related to restructuring accruals established in 2006 through 2008.

Year Ended December 31, 2009 vs. Year Ended December 31, 2008

Our consolidated results comprised the following:

	Year Ended December 31,
	2009	2008	Change
Net revenues	$3,932	$4,725	$(793)
Total expenses (1)	4,266	6,988	(2,722)

Loss before income taxes, equity in earnings and noncontrolling interests	(334)	(2,263)	1,929
Income tax benefit	(50)	(380)	330
Equity in (earnings) losses of unconsolidated entities	(24)	28	(52)

Net loss	(260)	(1,911)	1,651
Less: Net income attributable to noncontrolling interests	(2)	(1)	(1)

Net loss attributable to Realogy and Holdings	$(262)	$(1,912)	$1,650

(1)	Total expenses for the year ended December 31, 2009 include $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to WEX partially offset by $21 million of expenses recorded at Corporate) and a gain on the extinguishment of debt of $75 million. Total expenses for the year ended December 31, 2008 include impairment charges of $1,789 million, $58 million of restructuring costs and $2 million of merger costs offset by a benefit of $20 million of former parent legacy costs.

Net revenues decreased $793 million (17%) for the year ended December 31, 2009 compared with the year ended December 31, 2008 principally due to a decrease in revenues across most of our operating segments, primarily due to decreases in transaction side volume and the average price of homes sold as well as our 2008 exit from the at-risk relocation business.

Total expenses decreased $2,722 million (39%) primarily due to the following:

•	the absence in 2009 of an impairment charge of $1,789 million recorded in 2008 related to the Company’s intangible assets, goodwill and investments in unconsolidated entities;

•	a decrease of $425 million of commission expenses paid to real estate agents due to lower gross commission income and a higher portion of retained commissions;

•	a decrease of $390 million in operating and marketing expenses primarily due to restructuring activities implemented in 2008 and throughout 2009 and the 2008 exit from the at-risk relocation business;

•	a decrease in interest expense of $41 million as a result of decreasing interest rates;

•	an incremental increase of $14 million in former parent legacy benefit items; and

•	a gain on the extinguishment of debt of $75 million;

partially offset by:

•	an incremental increase in restructuring expenses of $12 million.

Not including the impairment charge of $1,789 million recorded in 2008, we reduced total expenses by $933 million which more than offset the $793 million decrease in revenue.

Our income tax benefit for the year ended December 31, 2009 was $50 million. Our income tax benefit was comprised of the following:

•

in assessing the valuation allowance at December 31, 2009, we determined that a full valuation allowance was required for our net definite-lived deferred tax asset balance. The result was a reduction to the recorded valuation allowance related to federal and state net operating loss carryforwards and foreign tax credit carryforwards;

•	no additional U.S. federal income tax benefit was recognized for the current period loss due to the recognition of a full valuation allowance for domestic operations;

•	income tax expense was recognized for foreign and state income taxes for certain jurisdictions; and

•	income tax expense was recorded for an increase in deferred tax liabilities associated with indefinite-lived intangible assets.

Following is a more detailed discussion of the results of each of our reportable segments for the year ended December 31:

	Revenues (a)			EBITDA (b)(c)			Margin
	2009	2008	% Change	2009	2008	% Change	2009	2008	Change
Real Estate Franchise Services	$538	$642	(16%)	$323	$(597)	154%	60%	(93%)	153
Company Owned Real Estate Brokerage Services	2,959	3,561	(17)	6	(269)	102	—	(8)	8
Relocation Services	320	451	(29)	122	(257)	147	38	(57)	95
Title and Settlement Services	328	322	2	20	(303)	107	6	(94)	100
Corporate and Other (d)	(213)	(251)	*	(6)	(23)	*

Total Company	$3,932	$4,725	(17%)	$465	$(1,449)	132%	12%	(31%)	43

Less: Depreciation and amortization				194	219
Interest expense, net				583	624
Income tax benefit				(50)	(380)

Net loss attributable to Realogy and Holdings				$(262)	$(1,912)

*	Not meaningful.
(a)	Revenues include the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by our Company Owned Real Estate Brokerage Services segment of $213 million and $251 million during the year ended December 31, 2009 and 2008, respectively.
(b)	EBITDA for the year ended December 31, 2009 includes $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to WEX partially offset by $21 million of expenses recorded at Corporate).
(c)	EBITDA for the year ended December 31, 2008 includes impairment charges of $1,789 million, $58 million of restructuring costs and $2 million of merger costs offset by a benefit of $20 million of former parent legacy costs.
(d)	EBITDA includes unallocated corporate overhead and a gain on the extinguishment of debt of $75 million for the year ended December 31, 2009.

As described in the aforementioned table, EBITDA margin for “Total Company” expressed as a percentage of revenues increased 43 percentage points for the year ended December 31, 2009 compared to the same period in 2008 primarily due to the absence in 2009 of impairment charges related to our goodwill and intangible assets, cost-saving initiatives implemented at all of the business units and a gain on extinguishment of debt of $75 million.

On a segment basis, the Real Estate Franchise Services segment margin increased 153 percentage points to 60% versus a negative 93% in the comparable prior period in 2008. The year ended December 31, 2008 included a $953 million impairment of goodwill and intangible assets. Excluding the impairment charges, Real Estate Franchise Services segment margin would have been 55% in 2008. The year ended December 31, 2009 also reflected lower operating expense as a result of cost-savings initiatives as well as an increase in the average homesale broker commission rate partially offset by decreases in the average homesale price and the number of homesale transactions.

The Company Owned Real Estate Brokerage Services segment margin increased 8 percentage points to zero from a negative 8% for the year ended December 31, 2008. The segment margin was impacted by lower operating expenses in 2009 primarily as a result of restructuring and cost-saving activities partially offset by a decrease in the average homesale price. The year ended December 31, 2008 included impairment charges of $195 million. Excluding the 2008 impairment charges, Company Owned Real Estate Brokerage Services segment margin would have been negative 1% in 2008.

The Relocation Services segment margin increased 95 percentage points to 38% from a negative 57% in the comparable prior period. The segment margin was positively impacted by the receipt of $55 million in payments from WEX in settlement of remaining contingent tax obligations with the Company and lower operating expenses primarily as a result of restructuring and cost-saving activities partially offset by lower at risk homesale revenue due to the elimination of the government portion of our at-risk business. The year ended December 31, 2008 included a $335 million impairment of intangible assets and goodwill. Excluding the impairment charges, Relocation Services segment margin would have been 17% in 2008.

The Title and Settlement Services segment margin increased 100 percentage points to 6% from a negative 94% in the comparable prior period. The year ended December 31, 2008 included impairment charges of $306 million. Excluding the impairment charges, Title and Settlement Services segment margin would have been 1% in 2008. The segment margin was positively impacted by increased refinance volume partially offset by reduced homesale volume.

The Corporate and Other expense for the year ended December 31, 2009 was a negative $6 million compared to a negative $23 million in the same period in 2008. The decrease in expenses was primarily due to a gain on extinguishment of debt of $75 million and $11 million of litigation proceeds offset by a $41 million reduction in legacy benefits, a $14 million writedown of a cost method investment, a $5 million incremental increase in restructuring costs, the absence of $5 million of insurance proceeds received in 2008 and a $4 million increase in pension expense.

Real Estate Franchise Services

Revenues decreased $104 million to $538 million and EBITDA increased $920 million to $323 million for the year ended December 31, 2009 compared with the same period in 2008.

Intercompany royalties from our Company Owned Real Estate Brokerage Services segment decreased $35 million from $237 million in 2008 to $202 million in 2009. These intercompany royalties are eliminated in consolidation through the Corporate and Other segment and therefore have no impact on consolidated revenues and EBITDA, but do affect segment level revenues and EBITDA. See “—Company Owned Real Estate Brokerage Services” for a discussion as to the drivers related to this period over period revenue decrease for real estate franchise services.

The decrease in revenue was also driven by a $38 million decrease in third-party domestic franchisees royalty revenue due to a 1% decrease in the number of homesale transactions from our third-party franchisees and an 11% decrease in the average homesale price partially offset by a higher average homesale broker commission rate. Revenue from foreign franchisees decreased $10 million. In addition, marketing revenue and related marketing expenses decreased $12 million and $11 million, respectively, due to lower royalty volume and cost-cutting initiatives completed prior to December 31, 2009.

The increase in EBITDA was principally due to the absence of a $953 million impairment of intangible assets recorded in 2008, a $21 million decrease in bad debt expense and note reserves expense in 2009 as a result of improving collection activity in 2009, an $18 million reduction in employee related costs and benefits, and a $14 million decrease in other operating expenses, primarily the result of cost-saving activities, partially offset by the reduction in revenues discussed above.

Company Owned Real Estate Brokerage Services

Revenues decreased $602 million to $2,959 million and EBITDA increased $275 million to $6 million for the year ended December 31, 2009 compared with the same period in 2008.

The decrease in revenues, excluding REO revenues, of $578 million was substantially comprised of reduced commission income earned on homesale transactions which was primarily driven by an 18% decrease in the average price of homes sold. The decrease was partially offset by an increase in the average homesale broker commission rate. The significant decrease in average homesale price of 18% is the result of a continuation of the shift in the mix and volume of its overall homesale activity from higher price point areas to lower price point areas as well as a significant level of foreclosure and short sale activity in certain markets. The number of homesale transactions remained flat in 2009 compared to 2008 and we believe this is reflective of industry trends in the markets we serve. Separately, revenues from our REO asset management company decreased by $24 million to $66 million for the year ended December 31, 2009 compared to the same period in 2008. Our REO operations facilitate the maintenance and sale of foreclosed homes on behalf of lenders and the profitability of this business tends to be countercyclical to the overall state of the housing market.

Despite the decrease in revenues discussed above, EBITDA increased for the year ended December 31, 2009 compared to the year ended December 31, 2008 primarily due to:

•

the absence in 2009 of an impairment charge of $162 million related to intangible assets along with a $33 million incremental impairment charge related to the Company’s investment in PHH Home Loans recorded in 2008;

•	a decrease of $425 million in commission expenses paid to real estate agents as a result of the reduction in revenue and a higher portion of retained commissions;

•	a decrease of $35 million in royalties paid to our real estate franchise business, principally as a result of the reduction in revenues earned on homesale transactions;

•	a decrease in marketing costs of $37 million due to a shift to technology media marketing and other cost reduction initiatives;

•	a $5 million reduction in certain estimated business acquisition liabilities;

•	a decrease of $133 million of other operating expenses, net of inflation, primarily due to restructuring, cost-saving activities and reduced employee costs; and

•

an increase of $52 million in equity in earnings of unconsolidated entities related to our investment in PHH Home Loans partially due to the absence in 2009 of a $31 million impairment charge recorded in equity (earnings) losses of unconsolidated entities in 2008.

To counteract the revenue decline, we have implemented significant cost-saving measures over the past three years which have reduced fixed costs associated with operating a full service real estate brokerage business. The realization of these cost-saving measures have more than offset the overall decline in revenues for the year ended December 31, 2009.

Relocation Services

Revenues decreased $131 million to $320 million and EBITDA increased $379 million to $122 million for the year ended December 31, 2009 compared with the same period in 2008.

The decrease in revenues was primarily driven by:

•	a decrease of $75 million in at-risk homesale revenue mainly due to the elimination of the government portion of our at-risk business;

•	a $35 million decrease in referral fee revenue primarily due to lower domestic transaction volume as a result of lower homesale authorization volume;

•	$19 million decrease in relocation service fee revenues primarily due to lower domestic transaction volume; and

•	a $6 million decrease in insurance premium revenue due to lower homesale and household goods service volume;

partially offset by:

•	$6 million of incremental international revenue due to increased transaction volume.

•	EBITDA for the year ended December 31, 2009 increased primarily due to:

•	the absence in 2009 of a $335 million impairment of intangible assets recorded in 2008;

•

$6 million of recurring tax receivable payments from WEX as well as a net $49 million tax receivable prepayment from WEX. The $49 million payment represented the payment in full of the remaining contingent obligations to Realogy;

•	the reduction in costs of $77 million for at-risk homesale transactions as a result of the elimination of the government portion of our at-risk business;

•	a decrease of $41 million of other operating expenses primarily as a result of cost-saving activities and reduced employee costs; and

•	$9 million related to favorable foreign exchange rate movement in 2009 compared to 2008.

EBITDA was negatively impacted by the reduction in revenues discussed above as well as $6 million of incremental restructuring expenses.

Title and Settlement Services

Revenues increased $6 million to $328 million and EBITDA increased $323 million to $20 million for the year ended December 31, 2009 compared with the same period in 2008.

The increase in revenues is primarily driven by a $19 million increase in volume from refinance transactions and a $4 million increase related to acquisitions and joint ventures, partially offset by $19 million of reduced resale volume consistent with the decline in overall homesale transactions noted in our Company Owned Real Estate Brokerage Services segment.

The increase in EBITDA was primarily driven by:

•	the increase in revenues discussed above;

•	the absence in 2009 of a $289 million impairment of intangible assets and goodwill and a $17 million impairment of our investments in unconsolidated entities recorded in 2008; and

•	$25 million of cost reductions as a result of lower transaction volume and cost-saving initiatives;

partially offset by:

•	the absence in 2009 of a $5 million gain from the sale of joint venture arrangements in 2008; and

•	an incremental increase of $3 million in restructuring expense.

2009 and 2008 Restructuring Programs

During the years ended December 31, 2009 and 2008, we committed to various initiatives targeted principally at reducing costs and enhancing organizational efficiencies while consolidating existing processes and facilities. The following are total restructuring charges by segment as of December 31:

	2009	2008
	Expense Recognized (a)	Expense Recognized
Real Estate Franchise Services	$3	$3
Company Owned Real Estate Brokerage Services	52	45
Relocation Services	9	3
Title and Settlement Services	3	5
Corporate and Other	7	2

	$74	$58

(a)	During the year ended December 31, 2009, the Company reversed $4 million in the Consolidated Statement of Operations related to restructuring accruals established in 2006 through 2008.

Financial Condition, Liquidity and Capital Resources

Financial Condition

	March 31, 2011	December 31, 2010	Change
Total assets	$7,913	$8,029	$(116)
Total liabilities	9,210	9,101	109
Total equity (deficit)	(1,297)	(1,072)	(225)

For the three months ended March 31, 2011, total assets decreased $116 million primarily as a result of a decrease in cash and cash equivalents of $99 million, a decrease in franchise agreements and other intangibles of $17 million and $11 million, respectively, due to amortization, partially offset by an increase in trade receivables and relocation receivables of $11 million and $8 million, respectively. Total liabilities increased $109 million principally due to an $81 million increase in long term debt, primarily as a result of the refinancing transactions, and a $106 million increase in other accrued expenses primarily related to an increase in accrued interest. These increases were partially offset by a $49 million decrease in accounts payable and a $20 million decrease in securitization obligations. Total equity (deficit) decreased $225 million primarily due to the net loss attributable to Realogy and Holdings of $237 million for the three months ended March 31, 2011.

	December 31, 2010	December 31, 2009	Change
Total assets	$8,029	$8,041	$(12)
Total liabilities	9,101	9,022	79
Total equity (deficit)	(1,072)	(981)	(91)

For the year ended December 31, 2010, total assets decreased $12 million primarily as a result of $67 million of amortization related to franchise agreements, $25 million of depreciation related to property and equipment and a $9 million decrease in deferred income taxes. The decrease was partially offset by the impact of the Primacy acquisition in January 2010 which increased relocation properties held for sale by $21 million, goodwill by $16 million and intangible assets, net of amortization, by $56 million. In addition, relocation receivables increased $52 million and trade receivables increased $12 million for the year ended December 31, 2010.

Total liabilities increased $79 million principally due to an increase in indebtedness as a result of Realogy entering into $163 million of revolving letter of credit backed credit facilities, a $123 million increase in deferred income taxes, an increase of $107 million in accounts payable and an increase of $23 million in accrued expenses and other current liabilities, partially offset by a $401 million decrease in amounts due to former parent as a result of tax and other liability adjustments.

Total equity (deficit) decreased $91 million compared to the prior year primarily due to a net loss attributable to Realogy and Holdings of $99 million for the year ended December 31, 2010.

Liquidity and Capital Resources

Our liquidity position has been and may continue to be negatively affected by (i) unfavorable conditions in the real estate or relocation market, including adverse changes in interest rates, (ii) access to our relocation securitization programs and (iii) access to the capital markets.

Although we have seen improvement in affordability, an increase in homesale transactions and average homesale price and a lessening in the overhang of housing inventory, we are not certain whether these signs of stabilization will lead to a recovery. Factors that may negatively affect a housing recovery include:

•	the possibility of higher mortgage rates;

•	lower unit sales;

•	lower average homesale price;

•	continuing high levels of unemployment;

•	unsustainable economic recovery in the U.S. or, if sustained, a recovery resulting in only modest economic growth and little improvement in unemployment; and

•	a lack of stability or improvement in home ownership levels in the U.S.

Consequently, we cannot predict when the residential real estate industry will return to a period of stabilization and sustainable growth. Moreover, if the residential real estate market or the economy as a whole does not improve, we may experience further adverse effects on our business, financial condition and liquidity, including our ability to access capital.

At March 31, 2011, our primary sources of liquidity are cash flows from operations and funds available under the revolving credit facility and our securitization facilities. Our primary liquidity needs will be to service our debt and finance our working capital and capital expenditures.

***

We may need to incur additional debt or issue equity. Future indebtedness may impose various additional restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. There can be no assurance that financing will be available to us on acceptable terms or at all. Our ability to make payments to fund working capital, capital expenditures, debt service, and strategic acquisitions will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Cash Flows

At March 31, 2011, we had $93 million of cash and cash equivalents, a decrease of $99 million compared to the balance of $192 million at December 31, 2010. The following table summarizes our cash flows for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011	2010	Change
Cash provided by (used in):
Operating activities	$(87)	$13	$(100)
Investing activities	(19)	(3)	(16)
Financing activities	6	(58)	64
Effect of changes in exchange rates on cash and cash equivalents	1	—	1

Net change in cash and cash equivalents	$(99)	$(48)	$(51)

For the three months ended March 31, 2011 we used $100 million of additional cash in operations compared to the same period in 2010. For the three months March 31, 2011, $87 million of cash was used in operating activities due to negative cash flows from operating results as well as by uses of cash due to an increase in trade receivables and relocation receivables of $9 million and $7 million, respectively, partially offset by sources of cash related to an increase in accounts payable of $62 million. For the three months ended March 31, 2010, $13 million of cash was provided by operating activities and was comprised of sources of cash related to an increase in accounts payable of $109 million and a decrease in relocation receivables and relocation properties held for sale of $44 million and $8 million, respectively, partially offset by uses of cash related to an increase in trade receivables of $12 million and negative cash flows from operating results.

For the three months ended March 31, 2011 we used $16 million more cash for investing activities compared to the same period in 2010. For the three months ended March 31, 2011, $19 million of cash was used in investing activities and was primarily due to $11 million of property and equipment additions and the purchase of certificates of deposit for $5 million. For the three months ended March 31, 2010, $3 million of cash was used in investing activities and was primarily comprised of $9 million of property and equipment additions, partially offset by a $5 million decrease in restricted cash.

For the three months ended March 31, 2011 we provided $64 million more cash from financing activities compared to the same period in 2010. For the three months ended March 31, 2011, $6 million of cash was provided by financing activities and was comprised of $700 million of proceeds from the issuance of the First and a Half Lien Notes and $98 million related to the proceeds from the extension of the term loan facility, partially offset by $702 million of term loan facility repayments, a decrease in incremental revolver borrowings of $33 million of revolving credit, the payment of $33 million of debt issuance costs and $21 million of securitization obligation repayments. For the three months ended March 31, 2010, $58 million of cash was used in financing activities and was comprised of $65 million of securitization obligation repayments, and $8 million of term loan facility repayments, partially offset by an increase in incremental revolver borrowings of $19 million.

Year ended December 31, 2010 vs. year ended December 31, 2009

At December 31, 2010, we had $192 million of cash and cash equivalents, a decrease of $63 million compared to the balance of $255 million at December 31, 2009. The following table summarizes our cash flows for the years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009	Change
Cash provided by (used in):
Operating activities	$(118)	$341	$(459)
Investing activities	(70)	(47)	(23)
Financing activities	124	(479)	603
Effects of change in exchange rates on cash and cash equivalents	1	3	(2)

Net change in cash and cash equivalents	$(63)	$(182)	$119

For the year ended December 31, 2010, we used $459 million of additional cash in operations compared to the same period in 2009. For the year ended December 31, 2010, $118 million of cash was used in operating activities due to uses of cash related to trade receivables and relocation receivables of $9 million and $27 million, respectively, as well as by negative cash flows from operating results after $550 million of cash interest payments, partially offset by sources of cash related to accounts payable and relocation properties held for sale of $30 million and $43 million, respectively. For the year ended December 31, 2009, $341 million of cash was provided by operating activities and was comprised of sources of cash related to relocation receivables and relocation properties held for sale of $442 million and $22 million, respectively, and trade receivables and accounts payable of $40 million and $26 million, respectively, partially offset by a $48 million use of cash related to due from former parent and negative cash flows from operating results after $487 million of cash interest payments.

For the year ended December 31, 2010, we used $23 million more cash for investing activities compared to the same period in 2009. For the year ended December 31, 2010, $70 million of cash was used in investing activities and was primarily due to $49 million of property and equipment additions, $17 million related to acquisition related payments and the purchase of certificates of deposit for $9 million, partially offset by proceeds from the sale of assets of $5 million. For the year ended December 31, 2009, $47 million of cash was used in investing activities and was primarily comprised of $40 million of property and equipment additions and $5 million related to acquisition related payments.

For the year ended December 31, 2010 we provided $603 million more cash from financing activities compared to the same period in 2009. For the year ended December 31, 2010, $124 million of cash was provided by financing activities and was comprised of $142 million of proceeds from drawings on our unsecured revolving credit facilities and additional securitization obligations of $27 million, partially offset by $32 million of term loan facility repayments. For the year ended December 31, 2009, $479 million of cash was used in financing activities and was comprised of $410 million of securitization obligation repayments, a decrease in incremental revolver borrowings of $515 million and $32 million of term loan facility repayments, partially offset by proceeds of $500 million related to the issuance of the Second Lien Loans.

Year ended December 31, 2009 vs. year ended December 31, 2008

At December 31, 2009, we had $255 million of cash and cash equivalents, a decrease of $182 million compared to the balance of $437 million at December 31, 2008. The following table summarizes our cash flows for the year ended December 31, 2009 and 2008:

	Year Ended December 31,
	2009	2008	Change
Cash provided by (used in):
Operating activities	$341	$109	$232
Investing activities	(47)	(23)	(24)
Financing activities	(479)	199	(678)
Effects of change in exchange rates on cash and cash equivalents	3	(1)	4

Net change in cash and cash equivalents	$(182)	$284	$(466)

For the year ended December 31, 2009 we provided $232 million of additional cash from operations compared to the same period in 2008. For the year ended December 31, 2009, $341 million of cash was provided by operating activities and was comprised of sources of cash related to relocation receivables and relocation properties held for sale of $442 million and $22 million, respectively, and trade receivables and accounts payable of $40 million and $26 million, respectively, partially offset by a $48 million use of cash related to due from former parent and negative cash flows from operating results after $487 million of cash interest payments. For the year ended December 31, 2008, $109 million of cash was provided by operating activities and was comprised of sources of cash related to relocation receivables and relocation properties held for sale of $190 million and $161 million, respectively, and other assets of $45 million, partially offset by a $57 million use of cash related to accounts payable and negative cash flows from operating results after $635 million of cash interest payments.

For the year ended December 31, 2009 we used $24 million more cash for investing activities compared to the same period in 2008. For the year ended December 31, 2009, $47 million of cash was used in investing activities and was primarily comprised of $40 million of property and equipment additions and $5 million related to acquisition related payments. For the year ended December 31, 2008, $23 million of cash was used in investing activities and was primarily comprised of $52 million of property and equipment additions and $12 million related to acquisition related payments. The increases were partially offset by $12 million of proceeds from the corporate aircraft sale leaseback and termination, $12 million in proceeds from the sale of a joint venture, an increase in restricted cash of $10 million and $7 million in proceeds from the sale of property and equipment.

For the year ended December 31, 2009 we used $678 million more cash in financing activities compared to the same period in 2008. For the year ended December 31, 2009, $479 million of cash was used in financing activities and was comprised of $410 million of securitization obligation repayments, a decrease in incremental revolver borrowings of $515 million and $32 million of term loan facility repayments, partially offset by proceeds of $500 million related to the issuance of the Second Lien Loans. For the year ended December 31, 2008, $199 million of cash was provided by financing activities and was comprised of an increase in incremental revolver borrowings of $515 million, partially offset by securitization obligation repayments of $258 million and $32 million of term loan facility repayments.

Financial Obligations

Senior Secured Credit Facility

In connection with the closing of the Merger Transactions on April 10, 2007, Realogy entered into the senior secured credit facility consisting of (i) a $3,170 million term loan facility, (ii) a $750 million revolving credit facility, (iii) a $525 million synthetic letter of credit facility (the facilities described in clauses (i), (ii) and (iii), as amended by the Senior Secured Credit Facility Amendment, collectively referred to as the “First Lien Facilities”), and (iv) a $650 million incremental (or accordion) loan facility, which was utilized in connection with the incurrence of Second Lien Loans described below.

Effective February 3, 2011, Realogy entered into the Senior Secured Credit Facility Amendment and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, resulting in $2,424 million aggregate principal amount of extended term loans, $461 million aggregate principal amount of commitments in respect of extended revolving loans and $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted $98 million aggregate principal amount of revolving commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes together with cash on hand were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extending synthetic letter of credit facility.

The Senior Secured Credit Facility Amendment also provides for the following:

•

allows for one or more future issuances of additional senior secured notes or unsecured notes or loans to prepay Realogy’s first lien term loans, to be secured on either a pari passu basis with, or junior to, its first lien obligations under the senior secured credit facility;

•

allows for one or more future issuances of additional senior secured or unsecured notes or loans to prepay Realogy’s second lien loans, to be secured on a pari passu basis with, or junior to, its second lien loans under the senior secured credit facility;

•	allows for the incurrence of additional incremental term loans that are secured on a junior basis to the second lien loans in an aggregate amount not to exceed $350 million; and

•

provides that debt financing secured by a lien that is junior in priority to the first lien obligations under the senior secured credit facility (including, but not limited to, the First and a Half Lien Notes) will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under the senior secured credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans.

Interest rates with respect to term loans under the senior secured credit facility are based on, at Realogy’s option, (a) adjusted LIBOR plus 3.0%, or with respect to the extended term loans, 4.25% or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 2.0% (or with respect to the extended term loans, 3.25%).

The senior secured credit facility provides for a six-year, $652 million revolving credit facility, which includes a $200 million letter of credit sub-facility and a $50 million swingline loan sub-facility. Realogy uses the revolving credit facility for, among other things, working capital and other general corporate purposes, including permitted acquisitions and investments. Interest rates with respect to revolving loans under the senior secured credit facility are based on, at Realogy’s option, adjusted LIBOR plus 2.25% (or with respect to the extended revolving loans, 3.25%) or ABR plus 1.25% (or with respect to the extended revolving loans, 2.25%) in each case subject to reductions based on the attainment of certain leverage ratios.

The senior secured credit facility initially provided for a six-and-a-half-year $525 million synthetic letter of credit facility which is for: (1) the support of Realogy’s obligations with respect to Cendant contingent and other liabilities assumed under the Separation and Distribution Agreement and (2) general corporate purposes in an amount not to exceed $100 million. In light of the reduction in Cendant’s contingent and other liabilities, Realogy reduced the capacity of the synthetic letter of credit facility to $223 million on January 5, 2011. At March 31, 2011, the $223 million of capacity was being utilized by a $123 million letter of credit with Cendant for any remaining potential contingent obligations and $100 million of letters of credit for general corporate purposes.

The loans under the First Lien Facilities (the “First Lien Loans”) are secured to the extent legally permissible by substantially all of the assets of Realogy, Intermediate and the subsidiary guarantors, including but not limited to (a) a first-priority pledge of substantially all capital stock held by Realogy or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary), and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Realogy and each subsidiary guarantor, subject to certain exceptions.

In late 2009, Realogy incurred $650 million of Second Lien Loans. The Second Lien Loans are secured by liens on the assets of Realogy and by the guarantors that secure the First Lien Loans. However, such liens are junior in priority to the First Lien Loans. The Second Lien Loans bear interest at a rate of 13.50% per year and interest payments are payable semi-annually in arrears on April 15 and October 15 of each year. The Second Lien Loans mature on October 15, 2017 and there are no required amortization payments.

First and a Half Lien Notes

On February 3, 2011, Realogy issued $700 million aggregate principal amount of First and a Half Lien Notes in a private offering exempt from the registration requirements of the Securities Act. The First and a Half Lien Notes mature on February 15, 2019 and bear interest at a rate per annum of 7.875% payable semiannually to holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment dates of February 15 and August 15 of each year. The First and a Half Lien Notes are secured by substantially the same collateral as Realogy’s existing secured obligations under the senior secured credit facility, but the priority of the collateral liens securing the First and a Half Lien Notes is (i) junior to the collateral liens securing Realogy’s first lien obligations under the senior secured credit facility and (ii) senior to the collateral liens securing Realogy’s second lien obligations under the senior secured credit facility.

As discussed above, the net proceeds from the offering of the First and a Half Lien Notes, along with cash on hand, were used to repay $700 million of certain of Realogy’s first lien term loans that were extended in connection with the Senior Secured Credit Facility Amendment.

Other Bank Indebtedness

During 2010, Realogy entered into five separate revolving U.S. credit facilities to borrow up to $155 million and an additional revolving U.K. credit facility to borrow up to £5 million. The U.S. facilities bear interest at a weighted average rate of LIBOR plus 1.6%, or 3% as of March 31, 2011 and are subject to a minimum interest rate of LIBOR plus 1.4%. The U.K. facility bears interest at the lender’s base rate plus 2.0%, or 2.6% as of March 31, 2011. These facilities are not secured by assets of Realogy or any of its subsidiaries but are supported by letters of credit issued under the senior secured credit facility. The facilities generally have a one-year term with certain options for renewal, though one facility has a term expiring in January 2013. As of December 31, 2010, Realogy had borrowed $163 million under these facilities. During the three months ended March 31, 2011, Realogy repaid $63 million of the outstanding borrowings under the revolving credit facilities and terminated $55 million of the borrowing capacity under these revolving credit facilities.

Unsecured Notes

On April 10, 2007, Realogy issued $1,700 million aggregate principal amount of 10.50% Senior Notes, $550 million aggregate principal amount of Senior Toggle Notes and $875 million aggregate principal amount of 12.375% Senior Subordinated Notes.

On January 5, 2011, Realogy completed the Debt Exchange Offering relating to its Existing Notes. Approximately $2,110 million aggregate principal amount of the Existing Notes were tendered for Convertible Notes, which are convertible at the holder’s option into Class A Common Stock, and approximately $632 million aggregate principal amount of the Existing Notes were tendered for the Old Notes.

On January 5, 2011, Realogy issued:

•

$492 million aggregate principal amount of Old 11.50% Senior Notes and $1,144 million aggregate principal amount of Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

•

$130 million aggregate principal amount of Old 12.00% Senior Notes and $291 million aggregate principal amount of Series B Convertible Notes in exchange for $421 million aggregate principal amount of outstanding Senior Toggle Notes; and

•

$10 million aggregate principal amount of Old 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

As a result of the Debt Exchange Offering, Realogy extended the maturity of approximately $2,742 million aggregate principal amount of the Unsecured Notes to 2017 and 2018, leaving approximately $303 million aggregate principal amount of Existing Notes that mature in 2014 and 2015. In addition, pursuant to the terms of the indenture governing the terms of the Convertible Notes, the Convertible Notes are redeemable at Realogy’s option at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption upon a Qualified Public Offering.

Realogy and Holdings have filed a shelf registration statement with the SEC with respect to resales of the outstanding Convertible Notes and the Class A Common Stock issuable upon conversion of the Convertible Notes.

The 10.50% Senior Notes mature on April 15, 2014 and bear interest at a rate per annum of 10.50% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year. The 11.50% Senior Notes mature on April 15, 2017 and bear interest at a rate per annum of 11.50% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The Senior Toggle Notes mature on April 15, 2014. Interest is payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. For any interest payment period after the initial interest payment period and through October 15, 2011, Realogy may, at its option, elect to pay interest on the Senior Toggle Notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing Senior Toggle Notes (“PIK Interest”), or (3) 50% as Cash Interest and 50% as PIK Interest. Cash Interest on the Senior Toggle Notes accrues at a rate of 11.00% per annum. PIK Interest on the Senior Toggle Notes accrues at the Cash Interest rate per annum plus 0.75%. In the absence of an election for any interest period, interest on the Senior Toggle Notes is payable according to the method of payment for the previous interest period.

Beginning with the interest period which ended October 2008, Realogy elected to satisfy its interest payment obligations by issuing additional Senior Toggle Notes. This PIK Interest election was the default election for future interest periods until March 2011 when Realogy elected to pay Cash Interest for the interest period commencing April 15, 2011. After October 15, 2011 Realogy is required to make all interest payments on the Senior Toggle Notes entirely in cash.

Realogy would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Internal Revenue Code, as amended. In order to avoid such treatment, Realogy is required to redeem for cash a portion of each Senior Toggle Note then outstanding at the end of the accrual period ending in April 2012. The portion of a Senior Toggle Note required to be redeemed is an amount equal to the excess of the accrued original issue discount as of the end of such accrual period, less the amount of interest paid in cash on or before such date, less the first-year yield (the issue price of the debt instrument multiplied by its yield to maturity). The redemption price for the portion of each Senior Toggle Note so redeemed would be 100% of the principal amount of such portion plus any accrued interest on the date of redemption. For the periods that Realogy elected to pay PIK Interest, Realogy will be required to repay approximately $11 million in April 2012 in accordance with the indentures governing the Senior Toggle Notes.

The 12.00% Senior Notes mature on April 15, 2017 and bear interest at a rate per annum of 12.00% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The 12.375% Senior Subordinated Notes mature on April 15, 2015 and bear interest at a rate per annum of 12.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. The 13.375% Senior Subordinated Notes mature on April 15, 2018 and bear interest at a rate per annum of 13.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

The 10.50% Senior Notes, the 11.50% Senior Notes, the Senior Toggle Notes and the 12.00% Senior Notes (collectively, the “Senior Notes”) are guaranteed on an unsecured senior basis, and the 12.375% Senior Subordinated Notes and the 13.375% Senior Subordinated Notes (collectively, the “Senior Subordinated Notes”) are guaranteed on an unsecured senior subordinated basis, in each case, by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The Senior Notes are guaranteed by Holdings on an unsecured senior subordinated basis and the Senior Subordinated Notes are guaranteed by Holdings on an unsecured junior subordinated basis.

Senior Toggle Note Exchange

On September 24, 2009, Realogy and certain affiliates of Apollo entered into an agreement with a third party pursuant to which we exchanged approximately $221 million aggregate principal amount of Senior Toggle Notes held by it for $150 million aggregate principal amount of Second Lien Loans. The third party also sold the balance of the Senior Toggle Notes it held for cash to an affiliate of Apollo in a privately negotiated transaction and used a portion of the cash proceeds to participate as a lender in the Second Lien Loan transaction. The transaction with the third party closed concurrently with the initial closing of the Second Lien Loans. As a result of the exchange, we recorded a gain on the extinguishment of debt of $75 million.

Convertible Notes

The Series A Convertible Notes, Series B Convertible Notes and Series C Convertible Notes mature on April 15, 2018 and bear interest at a rate per annum of 11.00% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year. The Convertible Notes are convertible into Class A Common Stock at any time prior to April 15, 2018. The Series A Convertible Notes and Series B Convertible Notes are initially convertible into 975.6098 shares of Class A Common Stock per $1,000 aggregate principal amount of Series A Convertible Notes and Series B Convertible Notes, which is equivalent to an initial conversion price of approximately $1.025 per share, and the Series C Convertible Notes are initially convertible into 926.7841 shares of Class A Common Stock per $1,000 aggregate principal amount of Series C Convertible Notes, which is equivalent to an initial conversion price of approximately $1.079 per share, in each case subject to adjustment if specified distributions to holders of the Class A Common Stock are made or specified corporate transactions occur, as set forth in the indenture governing the Convertible Notes. The Convertible Notes are guaranteed on an unsecured senior subordinated basis by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The Convertible Notes are guaranteed on an unsecured junior subordinated basis by Holdings.

Following a Qualified Public Offering, Realogy may, at its option, redeem the Convertible Notes, in whole or in part, at a redemption price, payable in cash, equal to 90% of the principal amount of the Convertible Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Realogy and Holdings have filed a shelf registration statement with the SEC with respect to resales of the outstanding Convertible Notes and the Class A Common Stock of Holdings issuable upon conversion of the Convertible Notes.

Loss on the Early Extinguishment of Debt and Write-off of Deferred Financing Costs

As a result of the Refinancing Transactions, the Company recorded a loss on the early extinguishment of debt of $36 million and wrote off deferred financing costs of $7 million to interest expenses as a result of debt modifications during the three months ended March 31, 2011.

Securitization Obligations

The Company has secured obligations through Apple Ridge Funding LLC and Cartus Financing Limited. These entities are consolidated special purpose entities that are utilized to securitize relocation receivables and related assets. These assets are generated from advancing funds on behalf of clients of the Company’s relocation business in order to facilitate the relocation of their employees. Assets of these special purpose entities are not available to pay the Company’s general obligations. Under the Apple Ridge program, provided no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the securitization program, and as new relocation management agreements are entered into, the new agreements may also be designated to the program.

Certain of the funds that the Company receives from relocation receivables and related assets must be utilized to repay securitization obligations. These obligations were collateralized by $390 million, $393 million and $364 million of underlying relocation receivables and other related relocation assets at March 31, 2011, December 31, 2010 and 2009, respectively. Substantially all relocation related assets are realized in less than twelve months from the transaction date. Accordingly, all of the Company’s securitization obligations are classified as current in the accompanying Consolidated Balance Sheets.

Interest incurred in connection with borrowings under these facilities amounted to $1 million and $2 million for the three months ended March 31, 2011 and 2010, respectively, $7 million for the year ended December 31, 2010, $12 million for the year ended December 31, 2009 and $46 million for the year ended December 31, 2008. This interest is recorded within net revenues in the accompanying Consolidated Statements of Operations as related borrowings are utilized to fund the Company’s relocation business where interest is generally earned on such assets. These securitization obligations represent floating rate debt for which the average weighted interest rate was 1.9% and 2.6% for the three months ended March 31, 2011 and 2010, respectively and was 2.4%, 2.3% and 4.9% for the years ended December 31, 2010, 2009 and 2008, respectively.

Apple Ridge Funding LLC

The Apple Ridge Funding LLC securitization program is a revolving program with a five-year term expiring in April 2012. This bankruptcy remote vehicle borrows from one or more commercial paper conduits and uses the proceeds to purchase the relocation assets. This asset-backed commercial paper program is guaranteed by the sponsoring financial institutions. This program is subject to termination at the end of the five-year agreement and, if not renewed, would amortize. The program has restrictive covenants and trigger events, including performance triggers linked to the age and quality of the underlying assets, limits on net credit losses incurred, financial reporting requirements, restrictions on mergers and change of control, and cross defaults under the senior secured credit facility, the Unsecured Notes and other material indebtedness. Given the current economic conditions, there is an associated risk relating to compliance with the Apple Ridge securitization performance trigger relating to limits on “net credit losses” (the estimated losses incurred on securitization receivables that have been written off, net of recoveries of such receivables), as net credit losses may not exceed $750 thousand in any one month or $1.5 million in any trailing 12-month period. The Company has not incurred any net credit losses in excess of these thresholds. These trigger events could result in an early amortization of this securitization obligation and termination of any further advances under the program.

Cartus Financing Limited

On August 19, 2010, the Company through a special purpose entity, Cartus Financing Limited, entered into new agreements that provide for a £35 million revolving loan facility and a £5 million working capital facility. These facilities are secured by relocation assets of a U.K. government contract in a special purpose entity and are therefore classified as permitted securitization financings as defined in the senior secured credit facility, the indentures governing the Unsecured Notes and the New Notes Indentures. The £35 million facility has a term of five years and the £5 million working capital facility has a term of one year.

U.K. Relocation Receivables Funding Limited

On August 23, 2010, the Company terminated the U.K. Relocation Receivables Funding Limited securitization program in its entirety. Historically, the U.K. Relocation Receivables Funding Limited securitization program was utilized to finance relocation receivables and related assets with certain U.K. government and corporate clients.

Debt Table

As of March 31, 2011, the total capacity, outstanding borrowings and available capacity under the Company’s borrowing arrangements was as follows:

	Expiration Date	Total Capacity	Outstanding Borrowings	Available Capacity
Senior Secured Credit Facility:
Non-extended revolving credit facility (1)	April 2013	$289	$13	$229
Extended revolving credit facility (1)	April 2016	363	17	288
Non-extended term loan facility	October 2013	634	634	—
Extended term loan facility	October 2016	1,822	1,822	—
First and a Half Lien Notes	February 2019	700	700	—
Second Lien Loans	October 2017	650	650	—
Other bank indebtedness (2)	Various	108	100	8
Existing Notes
10.50% Senior Notes	April 2014	64	64	—
Senior Toggle Notes (3)	April 2014	49	49	—
12.375% Senior Subordinated Notes (4)	April 2015	190	187	—
Old Notes
11.50% Senior Notes (5)	April 2017	492	488	—
12.00% Senior Notes (6)	April 2017	130	129	—
13.375% Senior Subordinated Notes	April 2018	10	10	—
11.00% Convertible Notes	April 2018	2,110	2,110	—
Securitization obligations: (7)
Apple Ridge Funding LLC	April 2012	500	272	228
Cartus Financing Limited (8)	Various	64	39	25

		$8,175	$7,284	$778

(1)	The available capacity under this facility was reduced by $47 million and $58 million of outstanding letters of credit on the non-extended and the extended revolving credit facility, respectively, at March 31, 2011. On May 16, 2011, we had $325 million outstanding on the revolving credit facilities with $144 million on the non-extended facility and $181 million on the extended facility.
(2)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, of which $8 million expires in August 2011, $50 million is due in November 2011 and $50 million is due in January 2013.
(3)	On April 15, 2011, the Company issued $3 million of Senior Toggle Notes to satisfy its interest payment obligation for the six-month period ended April 2011.
(4)	Consists of $190 million of 12.375% Senior Subordinated Notes, less a discount of $3 million.
(5)	Consists of $492 million of 11.50% Senior Notes, less a discount of $4 million.
(6)	Consists of $130 million of 12.00% Senior Notes, less a discount of $1 million.
(7)	Available capacity is subject to maintaining sufficient relocation related assets to collateralize these securitization obligations.
(8)	Consists of a £35 million facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011.

Covenants under the Senior Secured Credit Facility and certain Indentures

The senior secured credit facility and the indentures governing the First and a Half Lien Notes, the Old Notes and the 12.375% Senior Subordinated Notes contain various covenants that limit Realogy’s ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the 12.375% Senior Subordinated Notes, Old 13.375% Senior Subordinated Notes and New 13.375% Senior Subordinated Notes;

•	pay dividends or make distributions to Realogy’s stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to Realogy;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase the Unsecured Notes and First and a Half Lien Notes and debt that is junior in right of payment to the Unsecured Notes and the First and a Half Lien Notes.

In connection with the Debt Exchange Offering, Realogy received consents from the holders of the 10.50% Senior Notes and Senior Toggle Notes to amend the respective indentures governing the terms of such Existing Notes to remove substantially all of the restrictive covenants and certain other provisions previously contained in such indentures.

As a result of the covenants to which we remain subject, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. In addition, on the last day of each fiscal quarter, the financial covenant in the senior secured credit facility requires us to maintain on a quarterly basis a senior secured leverage ratio not to exceed a maximum amount. Specifically, our total senior secured net debt to trailing twelve-month EBITDA (as such terms are defined in the senior secured credit facility), calculated on a “pro forma” basis pursuant to the senior secured credit facility, may not exceed 4.75 to 1.0. Total senior secured net debt does not include the Second Lien Loans, other bank indebtedness not secured by a first lien on our assets, securitization obligations, the First and a Half Lien Notes or the Unsecured Notes. At March 31, 2011, the Company’s senior secured leverage ratio was 3.83 to 1. EBITDA, as defined in the senior secured credit facility, includes certain adjustments and also is calculated on a pro forma basis for purposes of calculating the senior secured leverage ratio. In this prospectus, we refer to the term “Adjusted EBITDA” to mean EBITDA as so defined and calculated for purposes of determining compliance with the senior secured leverage ratio maintenance covenant.

Based upon the Company’s financial forecast, the Company believes that it will continue to be in compliance with the senior secured leverage ratio and meet its cash flow needs during the next twelve months. While the housing market has shown signs of stabilization, there remains substantial uncertainty with respect to the timing and scope of a housing recovery and if a housing recovery is delayed or is weak, we may be subject to additional pressure in maintaining compliance with our senior secured leverage ratio.

The Company has the right to cure an event of default of the senior secured leverage ratio in three of any of the four consecutive quarters through the issuance of additional Holdings equity for cash, which would be infused as capital into the Company. The effect of such infusion would be to increase Adjusted EBITDA for purposes of calculating the senior secured leverage ratio for the applicable twelve-month period and reduce net senior secured indebtedness upon actual receipt of such capital. If we are unable to maintain compliance with the senior secured leverage ratio and we fail to remedy a default through an equity cure as described above, there would be an “event of default” under the senior secured credit agreement. Other events of default under the senior secured credit facility include, without limitation, nonpayment, material misrepresentations, insolvency, bankruptcy, certain material judgments, change of control and cross-events of default on material indebtedness.

If an event of default occurs under the senior secured credit facility and we fail to obtain a waiver from our lenders, our financial condition, results of operations and business would be materially adversely affected. Upon the occurrence of an event of default under the senior secured credit facility, the lenders:

•	would not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•

could prevent us from making payments on the First and a Half Lien Notes or the Unsecured Notes; any of which could result in an event of default under the First and a Half Lien Notes or the Unsecured Notes or our Apple Ridge Funding LLC securitization program.

If we were unable to repay those amounts, the lenders under the senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged the majority of our assets as collateral under the senior secured credit facility. If the lenders under the senior secured credit facility were to accelerate the repayment of borrowings thereunder, then we may not have sufficient assets to repay the senior secured credit facility and our other indebtedness, including the First and a Half Lien Notes and the Unsecured Notes, or be able to borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.

EBITDA and Adjusted EBITDA

EBITDA is defined by the Company as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. We present EBITDA because we believe EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. The EBITDA measure is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA is used in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA has limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

Adjusted EBITDA as used in this prospectus corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio

Like EBITDA, Adjusted EBITDA has limitations as an analytical tool, and you should not consider Adjusted EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition to the limitations described above with respect to EBITDA, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost-savings or pro forma effect recognized in future periods.

EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.

A reconciliation of net loss attributable to Realogy and Holdings to EBITDA and Adjusted EBITDA for the twelve months ended March 31, 2011 and year ended December 31, 2010 is set forth in the following table:

	Year Ended December 31, 2010	Less	Equals	Plus	Equals		Twelve Months Ended December 31, 2010
		Three Months Ended March 31, 2010	Nine Months Ended December 31, 2010	Three Months Ended March 31, 2011	Twelve Months Ended March 31, 2011
Net income (loss) attributable to Realogy and Holdings	$(99)	$(197)	$98	$(237)	$(139	)(a)	$(99)
Income tax expense	133	6	127	1	128		133

Income (loss) before income taxes	34	(191)	225	(236)	(11)		34
Interest expense, net	604	152	452	179	631		604
Depreciation and amortization	197	50	147	46	193		197

EBITDA	835	11	824	(11)	813	(b)	835
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy cost (benefit) items, net (c)					(312)		(301)
Pro forma cost-savings for 2011 restructuring initiatives (d)					4		—
Pro forma cost-savings for 2010 restructuring initiatives (e)					13		20
Pro forma effect of business optimization initiatives (f)					48		49
Non-cash charges (g)					(2)		(4)
Non-recurring fair value adjustments for purchase accounting (h)					4		4
Pro forma effect of acquisitions and new franchisees (i)					13		13
Apollo management fees (j)					15		15
Incremental securitization interest costs (k)					2		2
Loss on the early extinguishment of debt					36		—

Adjusted EBITDA					$634		$633

Total senior secured net debt (l)					$2,427		$2,905
Senior secured leverage ratio					3.83x		4.59x

(a)	For the twelve months ended March 31, 2011 net loss attributable to Realogy consists of: (i) income of $222 million for the second quarter of 2010; (ii) a loss of $33 million for the third quarter of 2010; (iii) a loss of $91 million for the fourth quarter of 2010 and (iv) a loss of $237 million for the first quarter of 2011.

(b)	For the twelve months ended March 31, 2011 EBITDA consists of: (i) $544 million for the second quarter of 2010; (ii) $177 million for the third quarter of 2010; (iii) $103 million for the fourth quarter of 2010 and (iv) a negative $11 million for the first quarter of 2011.
(c)	For the twelve months ended March 31, 2011 consists of $18 million of restructuring costs and $1 million of merger costs offset by a net benefit of $331 million for former parent legacy items. For the year ended December 31, 2010 consists of $21 million of restructuring costs and $1 million of merger costs offset by a benefit of $323 million of former parent legacy items.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first three months of 2011. From this restructuring, we expect to reduce our operating costs by approximately $4 million on a twelve-month run-rate basis and estimate that less than $1 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2010 through the time they were put in place had those actions been effected on April 1, 2010.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2010. From this restructuring, we expect to reduce our operating costs by approximately $34 million on a twelve-month run-rate basis and estimate that $21 million and $14 million for the twelve months ended March 31, 2011 and December 31, 2010, respectively, of such savings were realized from the time they were put in place. The adjustment shown for the twelve months ended March 31, 2011 represents the impact the savings would have had on the period from April 1, 2010 through the time they were put in place had those actions been effected on April 1, 2010. The adjustment shown for the twelve months ended December 31, 2010 represents the impact the savings would have had on the period from January 1, 2010 through the time they were put in place, had those actions been effected on January 1, 2010.
(f)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs. For the twelve months ended March 31, 2011, $9 million related to our Relocation Services new business start-ups, integration costs and acquisition related non-cash adjustments, $5 million related to vendor renegotiations, $26 million for employee retention accruals and $8 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units. For the twelve months ended December 31, 2010, $12 million related to our Relocation Services new business start-ups, integration costs and acquisition related non-cash adjustments, $6 million related to vendor renegotiations, $23 million for employee retention accruals and $8 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(g)	Represents the elimination of non-cash expenses. For the twelve months ended March 31, 2011, $6 million of stock-based compensation expense and $1 million of other non-cash items less $9 million for the change in the allowance for doubtful accounts and notes reserves from April 1, 2010 through March 31, 2011. For the twelve months ended December 31, 2010, $6 million of stock-based compensation expense, less $8 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2010 through December 31, 2010 and $2 million of other non-cash items.
(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.
(i)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on April 1, 2010 and January 1, 2010 for the twelve months ended March 31, 2011 and December 31, 2010, respectively. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of April 1, 2010 and January 1, 2010 for the twelve months ended March 31, 2011 and December 31, 2010, respectively.

(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended March 31, 2011 and December 31, 2010.
(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended March 31, 2011 and December 31, 2010.
(l)	As of March 31, 2011 this represents senior secured debt which are secured by a first priority lien on our assets of $2,486 million plus $13 million of capital lease obligations less $72 million of readily available cash as of March 31, 2011. As of December 31, 2010 this represents senior secured debt, of $3,059 million plus $12 million of capital lease obligations less $166 million of readily available cash as of December 31, 2010. Pursuant to the terms of the senior secured credit facility, senior secured debt does not include First and a Half Lien Notes, Second Lien Loans, other bank indebtedness not secured by a first lien on our assets, securitization obligations or Unsecured Notes.

Liquidity Risk

Our liquidity position may be negatively affected as a result of the following specific liquidity risks.

Senior Secured Credit Facility Covenant Compliance

On the last day of each fiscal quarter, the financial covenant in the senior secured credit facility requires us to maintain on a quarterly basis a senior secured leverage ratio not to exceed a maximum amount. Specifically, our total senior secured net debt to trailing twelve month Adjusted EBITDA may not exceed 4.75 to 1.

As of March 31, 2011, we were in compliance with the senior secured leverage ratio covenant with a ratio of 3.83 to 1.0. While the housing market has shown signs of stabilization, in part due to government actions designed to bolster the housing market, there remains substantial uncertainty with respect to the timing and scope of a housing recovery and if a housing recovery is delayed or is weak, we may be subject to additional pressure in maintaining compliance with our senior secured leverage ratio.

Former Parent Contingent Liabilities

In accordance with the Separation and Distribution Agreement, Realogy entered into certain guarantee commitments with Cendant (pursuant to the assumption of certain liabilities and the obligation to indemnify Cendant, Wyndham Worldwide and Travelport for such liabilities). These guarantee arrangements primarily relate to certain contingent litigation liabilities, contingent tax liabilities, and other corporate liabilities, of which the Company assumed and is generally responsible for 62.5%.

At March 31, 2011, the remaining due to former parent balance of $98 million was comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

Adverse outcomes from the unresolved due to former parent liabilities for which Realogy has assumed partial liability could be material with respect to our earnings or cash flows in any given reporting period.

Interest Rate Risk

Certain of our borrowings, primarily borrowings under the senior secured credit facility, borrowings under our other bank indebtedness and borrowings under our securitization arrangements, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net loss would increase further. We have entered into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility for a portion of our floating interest rate debt facilities.

Securitization Programs

Funding requirements of our relocation business are primarily satisfied through the issuance of securitization obligations to finance relocation receivables and advances. The Apple Ridge securitization facility under which securitization obligations are issued has restrictive covenants and trigger events, including performance triggers linked to the age and quality of the underlying assets, limits on net credit losses incurred, financial reporting requirements, restrictions on mergers and change of control, and cross defaults under the senior secured credit facility, Unsecured Notes and other material indebtedness.

***

We may need to incur additional debt or issue equity. Future indebtedness may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. We cannot assure that financing will be available to us on acceptable terms or at all. Our ability to make payments to fund working capital, capital expenditures, debt service, strategic acquisitions, joint ventures and investments will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Seasonality

Our businesses are subject to seasonal fluctuations. Historically, operating statistics and revenues for all of our businesses have been strongest in the second and third quarters of the calendar year. A significant portion of the expenses we incur in our real estate brokerage operations are related to marketing activities and commissions and are, therefore, variable. However, many of our other expenses, such as facilities costs and certain personnel-related costs, are fixed and cannot be reduced during a seasonal slowdown.

Contractual Obligations

The following table summarizes our future contractual obligations as of March 31, 2011:

	2011	2012	2013	2014	2015	Thereafter	Total
Non-extended term loan facility(a)	$4	$6	$624	$—	$—	$—	$634
Extended term loan facility(b)	—	—	—	—	—	1,822	1,822
First and a Half Lien Notes(c)	—	—	—	—	—	700	700
Second Lien Loans(c)	—	—	—	—	—	650	650
Other bank indebtedness(d)	50	—	50	—	—	—	100
10.50% Senior Notes(e)	—	—	—	64	—	—	64
11.50% Senior Notes(g)	—	—	—	—	—	492	492
11.00%/11.75% Senior Toggle Notes(e) (f)	—	—	—	49	—	—	49
12.00% Senior Notes(g)	—	—	—	—	—	130	130
12.375% Senior Subordinated Notes(e)	—	—	—	—	190	—	190
13.375% Senior Subordinated Notes(g)	—	—	—	—	—	10	10
11.00% Convertible Notes(g)	—	—	—	—	—	2,110	2,110
Securitized obligations(h)	311	—	—	—	—	—	311
Operating leases(i)	113	110	73	44	30	31	401
Capital leases	5	5	3	2	—	—	15
Purchase commitments(j)	45	30	17	9	9	257	367

Total(k) (l)	$528	$151	$767	$168	$229	$6,202	$8,045

(a)

The Company’s non-extended term loan facility provides for quarterly amortization payments totaling 1% per annum of the principal amount with the balance due on the final maturity date of October 2013. The Company has entered into derivative instruments to fix the interest rate for $425 million of the variable rate debt, which will result in interest payments of $27 million annually. The interest rate for the remaining portion of the variable rate debt of $209 million will be determined by the interest rates in effect during each period.

(b)	The Company’s extended term loan facility matures in October 2016. The interest rate for the variable rate debt of $1,822 million will be determined by the interest rates in effect during each period. There is no scheduled amortization of principal.
(c)	The Company’s First and a Half Lien Notes bear an annual interest rate of 7.875% and the Second Lien Loans bear an annual interest rate of 13.50%. Interest payments are due semi-annually and the annual interest expense for the First and a Half Lien Notes and the Second Lien Loans is approximately $143 million. There is no scheduled amortization with either debt.
(d)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, of which $50 million is due in November 2011 and $50 million is due in January 2013. The interest rate for the revolving credit facilities is variable and will be determined by the interest rates in effect during each period.
(e)	The Company utilized the PIK Interest option that compounds semi-annually at 11.75% to satisfy interest payment obligations for the Senior Toggle Notes which increased the principal amount of the Senior Toggle Notes by $3 million in April 2011. Beginning in October 2011, the Company will no longer utilize the PIK Interest election for the Senior Toggle Notes and therefore pays Cash Interest at 11.00%. After the completion of the Debt Exchange Offering as described in Note 6 “Short and Long Term Debt” to the Condensed Consolidated Financial Statements, the annual interest payment on the Existing Notes will be approximately $36 million.
(f)	The Company would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as AHYDO within the meaning of Section 163(i)(1) of the Internal Revenue Code. In order to avoid such treatment, the Company is required to redeem for cash a portion of each Senior Toggle Note then outstanding at the end of the accrual period ending in April 2012. The Company will be required to repay approximately $11 million in April 2012 for past PIK elections. This payment is not reflected in the table above.
(g)	Annual interest expense for the 11.50% Senior Notes, 12.00% Senior Notes, 13.375% Senior Subordinated Notes and the Convertible Notes is approximately $306 million.
(h)	The Company’s securitization obligations are variable rate debt and the interest payments will be determined by the interest rates in effect during each period. These agreements expire in August 2011, April 2012 and August 2015. However, the obligations are classified as current due to the current classification of the underlying assets that collateralize the obligations.
(i)	The operating lease amounts included in the above table do not include variable costs such as maintenance, insurance and real estate taxes.
(j)	Purchase commitments include a minimum licensing fee that the Company is required to pay to Sotheby’s from 2009 through 2054. The annual minimum licensing fee is approximately $2 million. The purchase commitments also include a minimum licensing fee to be paid to Meredith from 2009 through 2057. The annual minimum fee began at $0.5 million in 2009 and increases to $4 million by 2014 and generally remains the same thereafter.
(k)	In April 2007, the Company established a standby irrevocable letter of credit for the benefit of Avis Budget Group Inc. in accordance with the Separation and Distribution Agreement. At December 31, 2010, the letter of credit was at $123 million. This letter of credit is not included in the contractual obligations table above.
(l)	The contractual obligations table does not include the annual Apollo management fee which is equal to the greater of $15 million or 2% of Adjusted EBITDA and does not include other non-current liabilities such as pension liabilities of $49 million and unrecognized tax benefits of $35 million as the Company is not able to estimate the year in which these liabilities will be paid.

The following table summarizes our future contractual obligations as of December 31, 2010:

	2011	2012	2013	2014	2015	Thereafter	Total
Term loan facility (a)	$32	$31	$2,996	$—	$—	$—	$3,059
Second Lien Loans (b)	—	—	—	—	—	650	650
Other bank indebtedness (c)	105	—	50	—	8	—	163
10.50% Senior Notes (d)	—	—	—	1,700	—	—	1,700
Senior Toggle Notes (d)(e)	—	—	—	470	—	—	470
12.375% Senior Subordinated Notes (d)	—	—	—	—	875	—	875
Securitized obligations (f)	331	—	—	—	—	—	331
Operating leases (g)	143	101	64	37	25	24	394
Capital leases	6	5	2	1	—	—	14
Purchase commitments (h)	43	22	14	8	8	256	351

Total (i)(j)	$660	$159	$3,126	$2,216	$916	$930	$8,007

(a)	The term loan facility provides for quarterly amortization payments totaling 1% per annum of the principal amount with the balance due on the final maturity date of October 2013. The Company has entered into derivative instruments to fix the interest rate for $425 million of the variable rate debt, which will result in interest payments of $27 million annually. The interest rate for the remaining portion of the variable rate debt of $2,634 million will be determined by the interest rates in effect during each period.
(b)	The $650 million of Second Lien Loans bear interest at a rate of 13.50% per year and interest payments are payable semi-annually. The annual interest expense is approximately $88 million. The Second Lien Loans mature on October 15, 2017 and there is no scheduled amortization.
(c)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, of which $5 million is due in April 2011, $50 million is due in June 2011, $50 million is due in November 2011, $50 million is due in January 2013 and $8 million is due in May 2015. The interest rate for the revolving credit facilities is variable and will be determined by the interest rates in effect during each period. The obligations are classified as current due to the revolving nature of the facilities. In February 2011, Realogy repaid $55 million of outstanding borrowings under these revolving credit facilities that were due in April and June 2011.
(d)	Realogy utilized the PIK Interest option to satisfy interest payment obligations for the Senior Toggle Notes which increased the principal amount of the Senior Toggle Notes by $51 million in 2010. The PIK Interest election is the default election for the Senior Toggle Notes for future interest periods through October 15, 2011. Interest on the Senior Toggle Notes will compound semi-annually at 11.75% which will increase the principal amount accordingly. Starting April 2012, the annual interest payment on the Senior Toggle Notes will be approximately $58 million. The annual interest expense on the 10.50% Fixed Rate Senior Notes and 12.375% Senior Subordinated Notes is approximately $287 million.
(e)	Realogy would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as AHYDO within the meaning of Section 163(i)(1) of the Internal Revenue Code. In order to avoid such treatment, Realogy is required to redeem for cash a portion of each Senior Toggle Note then outstanding at the end of the accrual period ending in April 2012.
(f)	Excludes future cash payments related to interest expense as the underlying debt instruments are variable rate and the interest payments will be determined by the interest rates in effect during each period. These agreements expire in 2012 and 2015, however, the obligations are classified as current due to the current classification of the underlying assets that collateralize the obligations.
(g)	The operating lease amounts included in the above table do not include variable costs such as maintenance, insurance and real estate taxes.
(h)	Purchase commitments include a minimum licensing fee that the Company is required to pay to Sotheby’s that began in 2009 and will continue through 2054. The Company expects the annual minimum licensing fee to be approximately $2 million. The purchase commitments also include the minimum licensing fee to be paid to Meredith which began in 2009 and continue through 2057. The annual minimum fee began at $0.5 million in 2009 and increases to $4 million by 2014 and generally remains the same thereafter.

(i)	On April 26, 2007, Realogy established a $500 million standby irrevocable letter of credit for the benefit of Avis Budget Group Inc. in accordance with the Separation and Distribution Agreement. Realogy utilized the synthetic letter of credit to satisfy the obligations to post the standby irrevocable letter of credit. The standby irrevocable letter of credit backstops Realogy’s payment obligations with respect to its share of Cendant contingent and other corporate liabilities under the Separation and Distribution Agreement. The stated amount of the standby irrevocable letter of credit is subject to periodic adjustment to reflect the then current estimate of Cendant contingent and other liabilities. On August 11, 2009, the letter of credit with Avis Budget Group Inc. was reduced from $500 million to $446 million primarily as a result of a reduction in contingent legal liabilities. In late 2010, Realogy further reduced the letter of credit from $446 million to $123 million due to the IRS tax settlement and other liability adjustments. This letter of credit is not included in the contractual obligations table above.
(j)	The contractual obligations table does not include the annual Apollo management fee which is equal to the greater of $15 million or 2% of Adjusted EBITDA and does not include other non-current liabilities such as pension liabilities of $49 million and unrecognized tax benefits of $34 million as the Company is not able to estimate the year in which these liabilities will be paid.

Potential Debt Purchases or Sales

Our affiliates have purchased a portion of our indebtedness and we or our affiliates from time to time may sell such indebtedness or purchase additional portions of our indebtedness. Any such future purchases or sales may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as we or any such affiliates may determine. Affiliates who own portions of our indebtedness earn interest on a consistent basis with third party owners.

Critical Accounting Policies

In presenting our financial statements in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to our results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. However, the majority of our businesses operate in environments where we are paid a fee for a service performed, and therefore the results of the majority of our recurring operations are recorded in our financial statements using accounting policies that are not particularly subjective, nor complex.

Allowance for Doubtful Accounts

We estimate the allowance necessary to provide for uncollectible accounts receivable. The estimate is based on historical experience, combined with a review of current developments, and includes specific accounts for which payment has become unlikely. The process by which we calculate the allowance begins in the individual business units where specific problem accounts are identified and reserved and an additional reserve is recorded driven by the age profile of the receivables. Our allowance for doubtful accounts was $67 million and $66 million at December 31, 2010 and 2009, respectively.

Impairment of Goodwill and Other Indefinite-lived Intangible Assets

With regard to the goodwill and other indefinite-lived intangible assets recorded in connection with business combinations, we annually, or more frequently if circumstances indicate impairment may have occurred, analyze their carrying values to determine if an impairment exists. In performing this analysis, we are required to make an assessment of fair value for our goodwill and other indefinite-lived intangible assets. We determine the fair value of our reporting units utilizing our best estimate of future revenues, operating expenses, cash flows, market and general economic conditions as well as assumptions that we believe marketplace participants would utilize including discount rates, cost of capital, and long term growth rates. Although we believe our assumptions are reasonable, actual results may vary significantly. A change in these underlying assumptions could cause a change in the results of the tests and, as such, could cause the fair value to be less than the respective carrying amount. In such an event, we would be required to record a charge, which would impact earnings.

The aggregate carrying value of our goodwill and other indefinite-lived intangible assets was $2,611 million and $1,887 million, respectively, at December 31, 2010. It is difficult to quantify the impact of an adverse change in financial results and related cash flows, as certain changes may be isolated to one of our four reporting units or spread across our entire organization. Based upon the impairment analysis performed in the fourth quarter of 2010, there was no impairment for 2010. Management did evaluate the effect of lowering the estimated fair value for each of the reporting units by 10% and determined that no impairment of goodwill would have been recognized under this evaluation.

Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax balances to assess their potential realization and establish a valuation allowance for amounts that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of the reversals of existing temporary differences and the identification of tax planning strategies. A change in these assumptions could cause an increase or decrease to our valuation allowance resulting in an increase or decrease in our effective tax rate, which could materially impact our results of operations.

Qualitative and Quantitative Disclosures about Market Risk

Our principal market exposure is interest rate risk. At March 31, 2011, our primary interest rate exposure was to interest rate fluctuations in the United States, specifically LIBOR, due to its impact on our variable rate borrowings. Due to the senior secured credit facility which is benchmarked to U.S. LIBOR, this rate will be the primary market risk exposure for the foreseeable future. We do not have significant exposure to foreign currency risk nor do we expect to have significant exposure to foreign currency risk in the foreseeable future.

We assess our market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential impact on earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in interest rates. In performing the sensitivity analysis, we are required to make assumptions regarding the fair values of relocation receivables and advances and securitization borrowings, which approximate their carrying values due to the short-term nature of these items. We believe our interest rate risk is further mitigated as the rate we incur on our securitization borrowings and the rate we earn on relocation receivables and advances are based on similar variable indices.

Our total market risk is influenced by various factors, including the volatility present within the markets and the liquidity of the markets. There are certain limitations inherent in the sensitivity analyses presented. While probably the most meaningful analysis, these analyses are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled.

At March 31, 2011, we had total long-term debt of $6,973 million, excluding $311 million of securitization obligations. Of the $6,973 million of long-term debt, the Company has $2,586 million of variable interest rate debt primarily based LIBOR. We have entered into floating to fixed interest rate swap agreements with varying expiration dates with an aggregate notional value of $425 million and effectively fixed our interest rate on that portion of variable interest rate debt. The remaining variable interest rate debt is subject to market rate risk as our interest payments will fluctuate as a result of market changes. We have determined that the impact of a 100 bps change in LIBOR (1% change in the interest rate) on our term loan facility variable rate borrowings would affect our interest expense by approximately $22 million. While these results may be used as benchmarks, they should not be viewed as forecasts.

At March 31, 2011, the fair value of our long-term debt approximated $6,888 million, which was determined based on quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount that could be realized in a current market exchange. A 10% decrease in market rates would have a $231 million impact on the fair value of our long-term debt.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 22, 2009, the Audit Committee of the Board of Directors of Realogy, approved the appointment of PricewaterhouseCoopers LLP (“PwC”) to act as Realogy’s independent registered public accounting firm for fiscal year 2009. During the fiscal years ended December 31, 2007 and 2008, and during any subsequent period through May 12, 2009, the date on which PwC’s engagement became effective, neither Realogy, nor any person on its behalf, consulted with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Realogy’s consolidated financial statements, and no written report or oral advice was provided by PwC to Realogy that PwC concluded was an important factor considered by Realogy in reaching a decision as to the accounting, auditing, or financial reporting issue, or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

On April 22, 2009, Realogy, upon the approval of the Realogy Audit Committee, notified Deloitte & Touche LLP (“D&T”) that it would be dismissed as the independent registered public accounting firm of Realogy effective after the completion of D&T’s review of Realogy’s interim consolidated financial statements. Effective May 12, 2009, PwC was engaged as Realogy’s independent registered public accounting firm.

D&T’s reports on Realogy’s consolidated financial statements for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During periods covered by such reports and from January 1, 2009 to May 12, 2009, the date on which D&T’s dismissal became effective, (i) there were no disagreements between Realogy and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to D&T’s satisfaction, would have caused D&T to make reference to the subject matter of the disagreements in connection with its reports and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

In connection with the filing of the registration statement, of which this prospectus forms a part, (i) the consolidated statements of operations, equity (deficit) and cash flows of Holdings for the year ended December 31, 2008, included elsewhere in this prospectus, have been audited by D&T and (ii) the financial statements of Holdings as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 included elsewhere in this prospectus, have been audited by PwC.

D&T was engaged from March 15, 2011 to April 1, 2011, on a one-time basis to audit the consolidated statements of operations, equity (deficit) and cash flows of Holdings for the year ended December 31, 2008 and D&T’s report with respect to such period did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the course of D&T’s engagement, (i) there were no disagreements between Holdings and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to D&T’s satisfaction, would have caused D&T to make reference to the subject matter of the disagreements in connection with its reports and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. As discussed above, Holdings does not conduct any operations other than with respect to its indirect ownership of Realogy. Any expenses related to stock compensation issued by Holdings to the employees or directors of Realogy or franchise taxes incurred by Holdings are recorded in Realogy’s financial statements. As a result, there were no material differences between Holdings’ and Realogy’s financial statements for the year ended December 31, 2008. D&T has been provided with a copy of the foregoing disclosures prior to the filing of the registration statement of which this prospectus forms a part, and D&T has furnished a letter addressed to the SEC stating whether or not it agrees with the above statements, which letter is attached as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Realogy’s and Holdings’ management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Realogy’s and Holdings’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Realogy’s and Holdings’ internal control over financial reporting includes those policies and procedures that:

(i)	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

(ii)	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of our management and directors; and

(iii)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Realogy’s and Holdings’ internal control over financial reporting as of December 31, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in its Internal Control-Integrated Framework. Based on this assessment, management determined that Realogy and Holdings maintained effective internal control over financial reporting as of December 31, 2010.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements included in this prospectus, has issued an attestation report on the effectiveness of Realogy’s and Holdings’ internal control over financial reporting, which is included within their audit opinion on page F-36.

BUSINESS

Our Company

We are one of the preeminent and most integrated providers of real estate and relocation services. We are the world’s largest real estate brokerage franchisor, the largest U.S. residential real estate brokerage firm, the largest U.S. provider and a leading global provider of outsourced employee relocation services and a provider of title and settlement services. Through our portfolio of leading brands and the broad range of services we offer, we have established our company as a leader in the residential real estate industry, with operations that are dispersed throughout the U.S. and in various locations worldwide. We derive the vast majority of our revenues from serving the needs of buyers and sellers of existing homes, rather than serving the needs of builders and developers of new homes. Realogy was incorporated on January 27, 2006 in the State of Delaware.

We report our operations in four segments: Real Estate Franchise Services, Company Owned Real Estate Brokerage Services, Relocation Services and Title and Settlement Services.

Segment Overview

Real Estate Franchise Services: Through our Real Estate Franchise Services segment, or RFG, we are a franchisor of some of the most recognized brands in the real estate industry. As of March 31, 2011, our franchise system had approximately 14,600 offices (which included approximately 740 of our company owned and operated brokerage offices) and 260,400 independent sales associates operating under our franchise and proprietary brands in the U.S. and 99 other countries and territories around the world (internationally, generally through master franchise agreements). In 2010, based on NAR’s historical survey data and our own results, we were involved, either through our franchise operations of our franchisees or our company owned brokerages, in approximately 23% of all existing homesale transaction volume (sides times average sales price) for domestic transactions involving a real estate brokerage firm. As of December 31, 2010, we had approximately 3,600 domestic franchisees, none of which individually represented more than 1% of our franchise royalties (other than our subsidiary, NRT LLC, or NRT, which operates our company owned brokerage business). We believe this reduces our exposure to any one franchisee. On average, our franchisee’s tenure with our brands is 18 years as of December 31, 2010. Our franchise revenues included $42 million and $206 million of royalties paid by our company owned brokerage operations, or approximately 36% and 37% of total franchise revenues for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, which eliminates in consolidation. As of March 31, 2011, our real estate franchise brands were:

•

Century 21®—One of the world’s largest residential real estate brokerage franchisors, with approximately 7,900 franchise offices and approximately 119,200 independent sales associates located in the U.S. and 70 other countries and territories;

•

Coldwell Banker®—One of the largest residential real estate brokerage franchisors, with approximately 3,200 franchise and company owned offices and approximately 87,200 independent sales associates located in the U.S. and 48 other countries and territories;

•

ERA®—A residential real estate brokerage franchisor, with approximately 2,500 franchise and company owned offices and approximately 30,700 independent sales associates located in the U.S. and 41 other countries and territories;

•

Sotheby’s International Realty®—A luxury real estate brokerage brand. In February 2004, we acquired Sotheby’s company owned offices and the exclusive license for the rights to the Sotheby’s Realty and Sotheby’s International Realty® trademarks. Since that time, we have grown the brand from 15 company owned offices to approximately 560 franchise and company owned offices and approximately 12,000 independent sales associates located in the U.S. and 41 other countries and territories;

•

Better Homes and Gardens® Real Estate—We launched the Better Homes and Gardens® Real Estate brand in July 2008 under an exclusive long-term license from Meredith and have approximately 200 franchise offices and approximately 7,000 independent sales associates located in the U.S.; and

•

Coldwell Banker Commercial®—A commercial real estate brokerage franchisor. Our commercial franchise system has approximately 160 franchise offices and approximately 2,000 independent sales associates worldwide. The number of offices and independent sales associates in our commercial franchise system does not include our residential franchise and company owned brokerage offices and the independent sales associates who work out of those brokerage offices that also conduct commercial real estate brokerage business using the Coldwell Banker Commercial® trademarks.

We derive substantially all of our real estate franchising revenues from royalty fees received under long-term franchise agreements with our franchisees (typically ten years in duration for domestic agreements). The royalty fee is based on a percentage of the franchisees’ sales commission earned from real estate transactions, which we refer to as gross commission income. Our franchisees pay us royalty fees for the right to operate under one of our trademarks and to utilize the benefits of the systems and tools provided by our real estate franchise operations. These royalty fees enable us to have recurring revenue streams. In exchange, we provide our franchisees with support that is designed to facilitate our franchisees in growing their business, attracting new independent sales associates and increasing their revenue and profitability. We support our franchisees with dedicated branding-related national marketing and servicing programs, technology, training and education. We believe that one of our strengths is the strong relationships that we have with our franchisees, as evidenced by our franchisee retention rate of 95% in 2010. Our retention rate represents the annual gross commission income as of December 31 of the previous year generated by our franchisees that remain in the franchise system on an annual basis, measured against the annual gross commission income of all franchisees as of December 31 of the previous year.

Company Owned Real Estate Brokerage Services: Through our subsidiary, NRT, we own and operate a full-service real estate brokerage business in more than 35 of the largest metropolitan areas of the U.S. Our company owned real estate brokerage business operates principally under our Coldwell Banker® brand as well as under the ERA® and Sotheby’s International Realty® franchised brands, and proprietary brands that we own, but do not currently franchise to third parties, such as The Corcoran Group®. In addition, under NRT, we operate a large independent REO residential asset manager, which focuses on bank-owned properties. At March 31, 2011, we had approximately 740 company owned brokerage offices, approximately 5,000 employees and approximately 43,000 independent sales associates working with these company owned offices. Acquisitions have been, and will continue to be, part of our strategy and a contributor to the growth of our company owned brokerage business.

Our company owned real estate brokerage business derives revenues primarily from gross commission income received serving as the broker at the closing of real estate transactions. For the year ended December 31, 2010, our average homesale broker commission rate was 2.48% which represents the average commission rate earned on either the “buy” side or the “sell” side of a homesale transaction. Generally in U.S. homesale transactions, the broker for the home seller instructs the closing agent to pay a portion of the sales commission to the broker for the buyer and keeps the remaining portion of the homesale commission. In addition, as a full-service real estate brokerage company, in compliance with applicable laws and regulations, including RESPA, we actively promote the services of our relocation and title and settlement services businesses, as well as the products offered by PHH Home Loans, our home mortgage venture with PHH that is the exclusive recommended provider of mortgages for our real estate brokerage and relocation service customers. All mortgage loans originated by PHH Home Loans are sold to PHH or other third party investors, and PHH Home Loans does not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Accordingly, our home mortgage venture structure insulates us from mortgage servicing risk. We own 49.9% of PHH Home Loans and PHH owns the remaining 50.1%. The Company is not the primary beneficiary and therefore our financial results only reflect our proportionate share of the venture’s results of operations which are recorded using the equity method.

Relocation Services: Through our subsidiary, Cartus, we are a leading global provider of outsourced employee relocation services and the largest provider in the U.S. We offer a broad range of world-class employee relocation services designed to manage all aspects of an employee’s move to facilitate a smooth transition in what otherwise may be a difficult process for both the employee and the employer.

Our relocation services business primarily offers its clients employee relocation services such as homesale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household moving services, visa and immigration support, intercultural and language training and group move management services. In addition to general residential housing trends, key drivers of our relocation services business are corporate spending and employment trends.

In January 2010, our relocation business acquired Primacy, a relocation and global assignment management services company headquartered in Memphis, Tennessee with international locations in Canada, Europe and Asia. The acquisition enabled Cartus to re-enter the U.S. government relocation business, increase its domestic operations, as well as expand the Company’s global relocation capabilities. Effective January 1, 2011, the Primacy business operates under the Cartus name.

In 2010, we assisted in over 148,000 relocations in over 160 countries for approximately 1,500 active clients, including over 60% of the Fortune 50 companies as well as affinity organizations. Cartus has offices in the U.S. as well as internationally in Swindon and Richmond, United Kingdom, Canada, Hong Kong, Singapore, China, Germany, France, Switzerland and The Netherlands.

Clients pay a fee for the services performed and we also receive commissions from third-party service providers, such as real estate brokers and household goods moving service providers. The majority of our clients pay interest on home equity advances and nearly all clients reimburse all other costs associated with our services, including, where required, repayment of home equity advances and reimbursement of losses on the sale of homes purchased. We believe we provide our relocation clients with exceptional service which leads to client retention. As of December 31, 2010, our top 25 relocation clients had an average tenure of 18 years with us. In addition, our relocation services business generates revenue for our other businesses because the clients of our relocation services business often utilize the services of our franchisees and company owned brokerage offices as well as our title and settlement services.

Title and Settlement Services: In most real estate transactions, a buyer will choose, or will be required, to purchase title insurance that will protect the purchaser and/or the mortgage lender against loss or damage in the event that title is not transferred properly and to insure free and clear ownership of the property to the buyer. Our title and settlement services business, which we refer to as TRG, assists with the closing of a real estate transaction by providing full-service title and settlement (i.e., closing and escrow) services to customers, real estate companies, including our company owned real estate brokerage and relocation services businesses as well as a targeted channel of large financial institution clients including PHH. In addition to our own title settlement services, we also coordinate a nationwide network of attorneys, title agents and notaries to service financial institution clients on a national basis.

Our title and settlement services business earns revenues through fees charged in real estate transactions for rendering title and other settlement and non-settlement related services. We provide many of these services in connection with transactions in which our company owned real estate brokerage and relocation services businesses are participating. During 2010, approximately 39% of the customers of our company owned brokerage offices where we offer title coverage also utilized our title and settlement services. Fees for escrow and closing services are generally separate and distinct from premiums paid for title insurance and other real estate services. We also derive revenues by providing our title and settlement services to various financial institutions in the mortgage lending industry. Such revenues are primarily derived from providing our services to their customers who are refinancing their mortgage loans.

We also serve as an underwriter of title insurance policies in connection with residential and commercial real estate transactions. Our title insurance underwriter is licensed in 25 states and Washington, D.C. Our title underwriting operation generally earns revenues through the collection of premiums on policies that it issues.

Industry trends

Industry definition: We primarily operate in the U.S. residential real estate industry and derive the majority of our revenues from serving the needs of buyers and sellers of existing homes rather than those of new homes. Residential real estate brokerage companies typically realize revenues in the form of a commission that is based on a percentage of the price of each home sold. As a result, the real estate industry generally benefits from rising home prices and increased volume of homesales (and conversely is harmed by falling prices and decreased volume of homesales). We believe that existing home transactions and the services associated with these transactions, such as mortgage origination, title services and relocation services, represent the most attractive segment of the residential real estate industry for the following reasons:

•

The existing homesales segment represents a significantly larger addressable market than new homesales. Of the approximately 5.2 million homesales in the U.S. in 2010, NAR estimates that approximately 4.9 million were existing homesales, representing approximately 94% of the overall sales as measured in units; and

•	Existing homesales afford us the opportunity to represent either the buyer or the seller and in some cases both sides.

We also believe that the traditional broker-assisted business model compares favorably to alternative channels of the residential brokerage industry, such as discount brokers and “for sale by owner” for the following reasons:

•

A real estate transaction has certain characteristics that we believe are best-suited for full-service brokerages, including large monetary value, low transaction frequency, wide cost differential among choices, high buyers’ subjectivity regarding styles, tastes and preferences, and the consumer’s need for a high level of personalized advice, specific marketing and technology services and support given the complexity of the transaction; and

•

We believe that the enhanced service and value offered by a traditional agent or broker is such that using a traditional agent or broker will continue to be the primary method of buying and selling a home in the long term.

Cyclical nature of industry: The existing homesale real estate industry is cyclical in nature and has historically shown strong growth though it has been in a significant and lengthy downturn since the second half of 2005. According to NAR, the existing homesale transaction volume (the product of the median homesale price and existing homesale transactions) was approximately $849 billion in 2010 and grew at a compound annual growth rate, or CAGR, of 7.2% over the 1972-2010 period. In addition, based on information published by NAR:

•

With the exception of the price declines in 2007-2009, median existing homesale prices did not decline from the prior year in any year since 1973, including during four economic recessions, and from 1972 through 2010 median prices have increased at a CAGR of 5.0% (not adjusted for inflation);

•	Existing homesale units increased at a CAGR of 2.1% over the 1972-2010 period, during which period units increased 23 times on an annual basis, versus 15 annual decreases;

•

There have been three instances since 1972 when existing homesale transaction volume declined for at least two consecutive years. The first period was from 1980 through 1982, when existing homesale transaction volume declined by more than 13% per year for three years. The second period was from 1989 through 1990 when existing homesale transaction volume declined by 1% in 1989 and 1990. More recently home sale transaction volume has been down every year since 2006 although the severity of the declines moderated in 2009 and 2010; and

•	Existing homesale transaction volume (based on median prices) has historically experienced significant growth following prior national economic and housing corrections.

The industry has been in a significant and lengthy downturn that initially began in 2005 after having experienced significant growth in the first half of the decade. Based upon data published by NAR, from December 2005 through December 2010, annual U.S. existing homesale units declined by 31% and the median price of U.S. existing homesale units declined by 21%. In response to the housing downturn, the U.S. government implemented certain actions during the past several years to assist in a stabilization and/or a recovery of the residential real estate market. These measures have included: (1) the placement of Fannie Mae and Freddie Mac in conservatorship in September 2008 and the funding of over $130 billion to these entities to backstop shortfalls in their capital requirements; (2) the establishment, and subsequent expansion and extension, of a federal homebuyer tax credit for qualified buyers (that, as extended, required signed contracts on or before April 30, 2010); (3) as part of a broader plan to bring stability to credit markets and stimulate the housing market, the purchase of mortgage-backed securities by the Federal Reserve in an attempt to maintain low mortgage rates; (4) the continuation of the 2008 higher loan limits for FHA, Freddie Mac and Fannie Mae loans through September 30, 2011; and (5) the availability of low-cost refinancing through Fannie Mae and Freddie Mac to certain homeowners negatively impacted by falling home prices, encouraging lenders to modify loan terms with borrowers at risk of foreclosure or already in foreclosure.

Based in part on these measures, during 2010, the residential real estate market has shown signs of stabilization although the second half of 2010 was weaker than the second half of 2009 and the first half of 2010 due to the expiration of the federal homebuyer tax credits. As of January 2011, NAR reported that existing annual homesale transactions decreased 5% in 2010 to 4.9 million units while the median price of U.S. existing homesale units remained flat.

2011/2012 Industry outlook: As of their most recent releases, NAR is forecasting an 8% increase in existing homesale transactions for 2011 compared to 2010, and a 6% increase in existing homesale transactions for 2012 compared to 2011; and Fannie Mae is forecasting a 6% increase in existing homesale transactions for 2011 compared to 2010, and a 7% increase in existing homesale transactions for 2012 compared to 2011.

The table below shows NAR’s and Fannie Mae’s forecast of homesale transactions for the four quarters of 2011 compared to 2010. As the table indicates, the first half of 2011 is expected to compare unfavorably to the first half of 2010, due largely to the stimulus provided in the first half of 2010 by the 2010 homebuyer tax credit.

	2011 vs. 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Number of Homesales
Industry
NAR (a)	(1%)	(6%)	27%	14%
Fannie Mae (a)	(2%)	(7%)	26%	11%

(a)	Existing homesale data is as of the most recent NAR and Fannie Mae press releases.

With respect to homesale prices, NAR’s most recent release is forecasting median homesale prices for 2011 compared to 2010 to decrease 2% and increase 4% for 2012 compared to 2011. Fannie Mae’s most recent forecast shows a 5% decrease in median homesale price for 2011 compared to 2010 followed by a 1% increase for 2012 compared to 2011.

Recent industry indicators: Consistent with the industry outlook for 2011, we believe that recent indicators point to some positive signs for the residential real estate market:

•	NAR reported that sequential existing homesale transactions (on a seasonally adjusted month-over-month basis) increased an average of 3.7% per month from July 2010 to March 2011.

•

According to NAR, the median price of existing homes appears to have stabilized with a median price of $164,700 in January 2009, which increased to $170,500 in December 2009, and was $168,800 in December 2010.

•

Interest rates continue to be at low levels, albeit at slightly higher rates than the historically low levels seen during the second half of 2010. According to Freddie Mac, interest rates on commitments for fixed-rate first mortgages have decreased from 6.0% in 2008 to 4.7% in 2010.

•

The housing affordability index has improved as a result of homesale price declines and lower mortgage interest rates. The housing affordability index has increased from 138 in 2008, to 169 in 2009, to 174 in 2010 and to 188 in March 2011. An index above 100 signifies that a family earning the median income has more than enough income to qualify for a mortgage loan on a median-priced home, assuming a 20 percent down payment.

We are not certain whether these signs of stabilization will lead to a housing recovery. Factors that may affect a recovery include:

•	higher mortgage rates as well as reduced availability of mortgage financing;

•	the potential for increased home inventory from banks that are currently holding foreclosed properties;

•	homeowners unable or unwilling to enter into homesale transactions due to negative equity in their existing homes;

•	continuing high levels of unemployment and relatively low level of consumer confidence;

•	the economic recovery in the U.S. not being sustained or, if sustained, resulting in only modest economic growth;

•	home ownership levels in the U.S. not stabilizing or improving; and

•	the impact of legislative or regulatory reform, including but not limited to reform that materially adversely impacts the financing of the U.S. housing market.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Current Industry Trends” for a discussion of recent and potential new legislation affecting the financing of the U.S. housing market. Consequently, we cannot predict when the residential real estate industry will return to a period of sustainable growth.

Favorable long-term demographics: We believe that long-term demand for housing and the growth of our industry is primarily driven by affordability, the economic health of the domestic economy, positive demographic trends such as population growth, increases in the number of U.S. households, low interest rates, increases in renters that qualify as homebuyers and locally based dynamics such as demand relative to supply. We believe that the housing market will benefit over the long term from expected positive fundamentals, including the following demographic factors:

•

the number of U.S. households grew from 94 million in 1991 to 118 million in 2010, increasing at a rate of 1% per year on a CAGR basis. According to the Joint Center for Housing Studies at Harvard University, such annual growth trend is expected to continue through 2020 with an average of 1.2 to 1.4 million households projected to be formed annually from 2010 to 2020 (assumes expanded immigration);

•	aging echo boomers (i.e., children born to baby boomers) are expected to drive most of the next U.S. household growth; and

•	according to NAR, the number of renters that qualify to buy a median priced home increased from 11 million in 2000 to 14 million in 2010.

Participation in Multiple Aspects of the Residential Real Estate Market

We participate in services associated with many aspects of the residential real estate market. Our four complementary businesses and mortgage joint venture allow us to generate revenue at various points in the transactional process, including listing of homes, assisting buyers in home searches, corporate relocation services, settlement and title services, and franchising of our brands. The businesses each benefit from our deep understanding of the industry, strong relationships with real estate brokers, sale associates and other real estate professionals and expertise across the transactional process. Unlike other industry participants who offer only one or two services, we can offer homeowners, our franchisees and our corporate and government clients ready access to numerous associated services that facilitate and simplify the home purchase and sale process. These services provide further revenue opportunities for the Company’s owned businesses and those of our franchisees. Specifically, our brokerage offices and those of our franchisees participate in purchases and sales of homes involving relocations of corporate transferees using Cartus relocation services and we offer customers (purchasers and sellers) of both our owned and franchised brokerage businesses convenient title and settlement services. These services produce incremental revenues for our businesses and franchisees. In addition, we participate in the mortgage process through our 49.9% ownership of PHH Home Loans. In some instances, all four of our businesses can derive revenue from the same real estate transaction.

Our Brands

Our brands are among the most well known and established real estate brokerage brands in the real estate industry. As of March 31, 2011, our franchise system had approximately 14,600 franchised and company owned offices and 260,400 independent sales associates operating under our franchise and proprietary brands in the U.S. and other countries and territories around the world, which includes approximately 740 of our company owned and operated brokerage offices. In 2010, based on NAR’s historical survey data and our own results, we were involved, either through our franchise operations of our franchisees or our company owned brokerages, in approximately 23% of all existing homesale transaction volume (sides times price) for domestic transactions involving a real estate brokerage firm.

Our real estate franchise brands, excluding proprietary brands that we own, are listed in the following chart, which includes information as of March 31, 2011 (December 31, 2010, with respect to U.S. annual sides) for both our franchised and company owned offices:

Worldwide Offices (1)	200	7,900	3,200	2,500	560	160
Worldwide Brokers and Sales Associates (1)	7,000	119,200	87,200	30,700	12,000	2,000
U.S. Annual Sides (As of December 31, 2010)	19,820	394,521	609,266	104,114	39,846	N/A
# Countries with Owned or Franchised Operations	1	71	49	42	42	26
Characteristics	Fast- growing real estate brand launched in July 2008 Unique relationship with a leading media company, including largest magazine in the U.S.	World’s largest residential real estate sales organization Identified by consumers as the most recognized name in real estate Significant international office footprint	Longest running national real estate brand in the U.S. (104 years) Known for innovative consumer services, marketing and technology	Driving value through innovation and collaboration Highest percentage of international offices among Realogy brands	Synonymous with luxury Strong ties to auction house established in 1744 Rapid international growth	A leading commercial real estate franchise organization Serves wide range of clients from corporations to small businesses to individual clients and investors

(1)	Includes offices and related brokers and sales associates of franchisees of master franchisors.

Real Estate Franchise Services

Our primary objectives as the largest franchisor of residential real estate brokerages in the world are to sell new franchises, retain existing franchises, create or acquire new brands and, most importantly, provide support to our franchisees in a way that enables them to manage their business more effectively. At March 31, 2011, our real estate franchise system had approximately 14,600 offices worldwide in 100 countries and territories in North and South America, Europe, Asia, Africa, the Middle East and Australia, including approximately 6,600 brokerage offices in the U.S.

While 2010 was a year in which our total number of offices and franchisees remained constant and followed a year in which we experienced some contraction due to the housing downturn, we have generated significant growth over the years in our real estate franchise business by new franchise sales, increasing the number of international master franchise agreements and increasing the geographic footprint of our franchisees. The broad geographic distribution of our franchisees mitigates the risk of extreme local or regional economic downturns. During 2010, none of our franchisees (other than our company owned brokerage operations) generated more than 1% of our real estate franchise business revenues.

We derive substantially all of our real estate franchising revenues from royalty fees received under long-term franchise agreements with our franchisees (typically ten years in duration for domestic agreements). The royalty fee is based on a percentage of the franchisees’ gross commission income earned from real estate transactions. In general, we provide our franchisees with a license to use the brands’ service marks, tools and systems in connection with their business, educational materials which contain recommended methods, specifications and procedures for operating the franchise, extensive training programs and assistance, and a national marketing program and related services. We operate and maintain an Internet-based reporting system for our domestic franchisees which allows them to electronically transmit listing information, transactions, reporting information and other relevant reporting data. We also own and operate websites for each of our brands for the benefit of our franchisees. We believe that one of our strengths is the strong relationships that we have with our franchisees as evidenced by the franchisee retention rate of 95% in 2010. Our retention rate represents the annual gross commission income as of December 31 of the previous year generated by our franchisees that remain in the franchise system on an annual basis, measured against the annual gross commission income of all franchisees as of December 31 of the previous year. On average, our franchisees’ tenure with our brands is approximately 18 years as of December 31, 2010.

The franchise agreements impose restrictions on the business and operations of the franchisees and require them to comply with the operating and identity standards set forth in each brand’s policy and procedures manuals. A franchisee’s failure to comply with these restrictions and standards could result in a termination of the franchise agreement. The franchisees generally are not permitted to terminate the franchise agreements under any circumstances, and in those cases where termination rights do exist, they are very limited (e.g., if the franchisee retires, becomes disabled or dies). Generally, the domestic franchise agreements have a term of ten years and require the franchisees to pay us an initial franchise fee of up to $35,000 for the franchisee’s principal office, plus, upon the receipt of any commission income, a royalty fee, in most cases, equal to 6% of such income. Each of our franchise systems (other than Coldwell Banker Commercial®) offers a volume incentive program, whereby each franchisee is eligible to receive a portion of the royalties paid upon the satisfaction of certain conditions. The amount of the volume incentive varies depending upon the franchisee’s annual gross revenue subject to royalty payments for the prior calendar year. Under the current form of franchise agreements, the volume incentive varies for each franchise system, and ranges from zero to 3% of gross revenues. We provide a detailed table to each franchisee that describes the gross revenue thresholds required to achieve a volume incentive and the corresponding incentive amounts. We reserve the right to increase or decrease the percentage and/or dollar amounts in the table, subject to certain limitations. Our company owned brokerage offices do not participate in the volume incentive program. Franchisees and company owned offices are also required to make monthly contributions to national advertising funds maintained by each brand for the creation and development of advertising, public relations and other marketing programs.

Under certain circumstances, we extend conversion notes (development advance notes were issued prior to 2009) to eligible franchisees for the purpose of providing an incentive to join the brand, to renew their franchise agreements, or to facilitate their growth opportunities. Growth opportunities include the expansion of franchisees’ existing businesses by opening additional offices through the consolidation of operations of other franchisees as well as through the acquisition of offices operated by independent brokerages. Many franchisees use the proceeds from the conversion notes to change stationery, signage, business cards and marketing materials or to assist in acquiring companies. The notes are not funded until appropriate credit checks and other due diligence matters are completed and the business is opened and operating under one of our brands. Upon satisfaction of certain performance based thresholds, the loans are forgiven over the term of the franchise agreement.

In addition to offices owned and operated by our franchisees, we, through our NRT subsidiary, own and operate approximately 740 offices under the following names: Coldwell Banker®, ERA®, Sotheby’s International Realty®, The Corcoran Group® and Citihabitats. NRT pays intercompany royalty fees and marketing fees to our real estate franchise business in connection with its operation of these offices. These fees are recognized as income or expense by the applicable segment level and eliminated in the consolidation of our businesses. NRT is not eligible for any volume incentives.

In the U.S. and generally in Canada, we employ a direct franchising model whereby we contract with and provide services directly to independent owner-operators. In other parts of the world, we employ either a master franchise model, whereby we contract with a qualified, experienced third party to build a franchise enterprise in such third party’s country or region, or a direct franchising model. Under the master franchise model, we typically enter into long term franchise agreements (often 25 years in duration) and receive an initial area development fee and ongoing royalties. The ongoing royalties are generally a percentage of the royalties received by the master franchisor from its franchisees with which it contracts.

We also offer service providers an opportunity to market their products to our franchisees and their independent sales associates and customers through our Preferred Alliance Program. To participate in this program, service providers generally pay us an initial licensing fee, subsequent commissions based upon our franchisees’ or independent sales associates’ usage of the preferred alliance vendors, or both. In connection with the spin-off of PHH, Cendant’s former mortgage business, PHH Mortgage, the subsidiary of PHH that conducts mortgage financing, is the only provider of mortgages for customers of our franchisees that we endorse. We receive a fee for licensing our brands and for allowing the vendors promotional opportunities on websites and in offices and at periodic group events.

We own the trademarks “Century 21®,” “Coldwell Banker®,” “Coldwell Banker Commercial®,” “ERA®” and related trademarks and logos, and such trademarks and logos are material to the businesses that are part of our real estate business. Our franchisees and our subsidiaries actively use these trademarks, and all of the material trademarks are registered (or have applications pending) with the United States Patent and Trademark Office as well as with corresponding trademark offices in major countries worldwide where these businesses have significant operations.

We have an exclusive license to own, operate and franchise the Sotheby’s International Realty® brand to qualified residential real estate brokerage offices and individuals operating in eligible markets pursuant to a license agreement with SPTC Delaware LLC, a subsidiary of Sotheby’s (“Sotheby’s”). Such license agreement has a 100-year term, which consists of an initial 50-year term and a 50-year renewal option. In connection with our acquisition of such license, we also acquired the domestic residential real estate brokerage operations of Sotheby’s which are now operated by NRT. We pay a licensing fee to Sotheby’s for the use of the Sotheby’s International Realty® name equal to 9.5% of the royalties earned by our Real Estate Franchise Services Segment attributable to franchisees affiliated with the Sotheby’s International Realty® brand, including brokers in our company owned offices.

In October 2007, we entered into a long-term license agreement to own, operate and franchise the Better Homes and Gardens® Real Estate brand from Meredith. The license agreement between Realogy and Meredith became operational on July 1, 2008 and is for a 50-year term, with a renewal option for another 50 years at our option. At March 31, 2011, we had approximately 200 offices with 7,000 independent sales associates operating under the Better Homes and Gardens® Real Estate brand name.

Each of our brands has a consumer web site that offers real estate listings, contacts and services. Century21.com, coldwellbanker.com, coldwellbankercommercial.com, sothebysrealty.com, era.com and bhgrealestate.com are the official websites for the Century 21®, Coldwell Banker®, Coldwell Banker Commercial®, Sotheby’s International Realty®, ERA® and Better Homes and Gardens® real estate franchise systems, respectively.

Company Owned Real Estate Brokerage Services

Through our subsidiary, NRT, we own and operate a full-service real estate brokerage business in more than 35 of the largest metropolitan areas in the U.S. Our company owned real estate brokerage business operates under the Coldwell Banker®, ERA® and Sotheby’s International Realty® franchised brands as well as proprietary brands that we own, but do not currently franchise, such as The Corcoran Group® and Citihabitats. In addition, under NRT, we operate a large independent REO residential asset manager, which focuses on bank-owned properties. Our REO operations facilitate the maintenance and sale of foreclosed homes on behalf of lenders and the profitability of this business is historically countercyclical to the overall state of the housing market. As of March 31, 2011, we had approximately 740 company owned brokerage offices, approximately 5,000 employees and approximately 43,000 independent sales associates working with these company owned offices.

Our real estate brokerage business derives revenue primarily from sales commissions received at the closing of real estate transactions, which we refer to as gross commission income. For the year ended December 31, 2010, our average homesale broker commission rate was 2.48% which represents the average commission rate earned on either the “buy” side or the “sell” side of a homesale transaction. Generally in U.S. homesale transactions, the broker for the home seller instructs the closing agent to pay a portion of the sales commission to the broker for the buyer and keeps the remaining portion of the homesale commission. In addition, as a full-service real estate brokerage company, we promote the complementary services of our relocation and title and settlement services businesses, in addition to PHH Home Loans. We believe we provide integrated services that enhance the customer experience.

When we assist the seller in a real estate transaction, our independent sales associates generally provide the seller with a full service marketing program, which may include developing a direct marketing plan for the property, assisting the seller in pricing the property and preparing it for sale, listing it on multiple listing services, advertising the property (including on websites), showing the property to prospective buyers, assisting the seller in sale negotiations, and assisting the seller in preparing for closing the transaction. When we assist the buyer in a real estate transaction, our independent sales associates generally help the buyer in locating specific properties that meet the buyer’s personal and financial specifications, show properties to the buyer, assist the buyer in negotiating (where permissible) and in preparing for closing the transaction.

At March 31, 2011, we operated approximately: 90% of our offices under the Coldwell Banker® brand name, 5% of our offices under The Corcoran Group® and Citihabitats brand names, 4% of our offices under the Sotheby’s International Realty® brand name, and 1% of our offices under the ERA® brand name. Our offices are geographically diverse with a strong presence in the east and west coast areas, where home prices are generally higher. We operate our Coldwell Banker® offices in numerous regions throughout the U.S., our Sotheby’s International Realty® offices in several regions throughout the U.S., our Corcoran® Group offices in New York City, the Hamptons (New York), and Palm Beach, Florida and our ERA® offices in Pennsylvania.

We intend to grow our business both organically and through strategic acquisitions. To grow organically, we will focus on working with office managers to recruit, retain and develop effective independent sales associates that can successfully engage and earn fees from new clients. We will continue to shift a portion of our traditional print media marketing to technology media marketing. We also intend to actively monitor expenses to increase efficiencies and perform restructuring activities to streamline operations as deemed necessary.

We have a dedicated group of professionals whose function is to identify, evaluate and complete acquisitions. We are continuously evaluating acquisitions that will allow us to enter into new markets and to expand our market share in existing markets through smaller “tuck-in” acquisitions. Following completion of an acquisition, we consolidate the newly acquired operations with our existing operations. By consolidating operations, we reduce or eliminate duplicative costs, such as advertising, rent and administrative support. By utilizing our existing infrastructure to support a broader network of independent sales associates and revenue base, we can enhance the profitability of our operations. We also seek to enhance the profitability of newly acquired operations by increasing the productivity of the acquired brokerages’ independent sales associates. We provide these independent sales associates with specialized tools, training and resources that are often unavailable at smaller firms, such as access to sophisticated information technology and ongoing technical support, increased advertising and marketing support, relocation referrals, and a wide offering of brokerage-related services.

Our real estate brokerage business has a contract with Cartus under which the brokerage business provides brokerage services to relocating employees of the clients of Cartus. When receiving a referral from Cartus, our brokerage business seeks to assist the buyer in completing a homesale or home purchase. Upon completion of a homesale or home purchase, our brokerage business receives a commission on the purchase or sale of the property and is obligated to pay Cartus a portion of such commission as a referral fee. We believe that these fees are comparable to the fees charged by other relocation companies.

PHH Home Loans, our home mortgage venture with PHH, a publicly traded company, has a 50-year term, subject to earlier termination upon the occurrence of certain events or at our election at any time after January 31, 2015 by providing two years notice to PHH. We own 49.9% of PHH Home Loans and PHH owns the remaining 50.1%. PHH may terminate the venture upon the occurrence of certain events or, at its option, after January 31, 2030. Such earlier termination would result in (i) PHH selling its interest to a buyer designated by us or (ii) requiring PHH to buy our interest. In either case, the purchase price would be the fair market value of the interest sold. All mortgage loans originated by the venture are sold to PHH or other third party investors, and PHH Home Loans does not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Accordingly, we have no mortgage servicing rights asset risk. PHH Home Loans is the exclusive recommended provider of mortgages for our company owned real estate brokerage business (unless exclusivity is waived by PHH).

Relocation Services

Through our subsidiary, Cartus, we are a leading global provider of outsourced employee relocation services.

We primarily offer corporate clients employee relocation services, such as:

•

homesale assistance, including the evaluation, inspection, purchasing and selling of a transferee’s home; the issuance of home equity advances to transferees permitting them to purchase a new home before selling their current home (these advances are generally guaranteed by the client); certain home management services; assistance in locating a new home; and closing on the sale of the old home, generally at the instruction of the client;

•	expense processing, relocation policy counseling, relocation-related accounting, including international assignment compensation services, and other consulting services;

•

arranging household goods moving services, with approximately 66,000 domestic and international shipments in 2010, and providing support for all aspects of moving a transferee’s household goods, including the handling of insurance and claim assistance, invoice auditing and quality control;

•	visa and immigration support, intercultural and language training, and expatriation/repatriation counseling and destination services; and

•	group move management services providing coordination for moves involving a large number of transferees to or from a specific regional area over a short period of time.

The wide range of our services allows our clients to outsource their entire relocation programs to us.

In January 2010, our relocation business acquired Primacy, a relocation and global assignment management services company headquartered in Memphis, Tennessee with international locations in Canada, Europe and Asia. The acquisition enabled Cartus to re-enter the U.S. government relocation business, increase its domestic operations, as well as expand the Company’s global relocation capabilities. Effective January 1, 2011, the Primacy business operates under the Cartus name.

In 2010, we assisted in over 148,000 relocations in over 160 countries for approximately 1,500 active clients, including over 60% of the Fortune 50 companies as well as affinity organizations. Cartus has offices in the U.S. as well as internationally in Swindon and Richmond, United Kingdom, Canada, Hong Kong, Singapore, China, Germany, France, Switzerland and The Netherlands.

Under relocation services contracts with our clients, homesale services have historically been classified into two types, “at risk” and “no risk.” Under “at risk” contracts, our relocation business enters into homesale transactions whereby we acquire the home being sold by relocating employees and bear the risk of all expenses associated with acquiring, carrying and selling the home, including potential loss on sale. In early 2008, the Company exited most of its “at risk” contracts as a result of the “at risk” business becoming unprofitable in 2007 due to the continued downturn in the U.S. residential real estate market and the losses incurred on the sale of “at risk” homes. We believe the terms of the “at risk” government contracts we acquired in the Primacy acquisition are structured in a manner that mitigates risks associated with a downturn in the residential real estate market —in contrast to the “at risk” government business that we exited. As of December 31, 2010, “at risk” client contracts represented less than 1% of Cartus’ total client contracts.

Under “no risk” contracts, which at December 31, 2010 accounted for greater than 99% of our clients, the client is responsible for payment of all direct expenses associated with the homesale. Such expenses include, but are not limited to, appraisal, inspection and real estate brokerage commissions. The client also bears the risk of loss on the re-sale of the transferee’s home. Clients are responsible for payment of all other direct costs associated with the relocation, including, but not limited to, costs to move household goods, mortgage origination points, temporary living and travel expenses. Generally we fund the direct expenses associated with the homesale as well as those associated with the relocation on behalf of the client and the client then reimburses us for these costs plus interest charges on the advanced money. This limits our exposure on “no risk” homesale services to the credit risk of our clients rather than to the potential fluctuations in the real estate market or to the creditworthiness of the individual transferring employee. Historically, due to the credit quality of our clients, we have had minimal losses with respect to “no risk” homesale services.

Under “at risk” contracts, we pay for all direct expenses (acquisition, carrying and selling costs) associated with the homesale and bear any loss on the sale of the home. As with the “no-risk” contracts, clients with “at risk” contracts bear the non-homesale related direct costs associated with the relocation though we generally advance these expenses and the client reimburses us inclusive of interest charges on the advanced money.

Substantially all of our contracts with our relocation clients are terminable at any time at the option of the client. If a client terminates its contract, we will be compensated for all services performed up to the time of termination and reimbursed for all expenses incurred to the time of termination.

We earn commissions primarily from real estate brokers and van lines that provide services to the transferee. The commissions earned allow us pricing flexibility for the fees we charge our clients. We have created the Cartus Broker Network, which is a network of real estate brokers consisting of our company owned brokerage operations, select franchisees and independent real estate brokers who have been approved to become members. Member brokers of the Cartus Broker Network receive referrals from our relocation services business in exchange for a referral fee. The Cartus Broker Network closed approximately 57,000 properties in 2010 and accounted for approximately 6% of our relocation revenue.

About 7% of our relocation revenue in 2010 was derived from our affinity services, which provide real estate and relocation services, including home buying and selling assistance, as well as mortgage assistance and moving services, to organizations such as insurance companies, credit unions and airline companies that have established members. Often these organizations offer our affinity services to their members at no cost and, where permitted, provide their members with a financial incentive for using these services. This service helps the organizations attract new members and retain current members.

Title and Settlement Services

Our title and settlement services business, TRG, provides full-service title and settlement (i.e., closing and escrow) services to real estate companies and financial institutions. We act in the capacity of a title agent and sell title insurance to property buyers and mortgage lenders. We issue title insurance policies on behalf of large national underwriters and through our wholly-owned underwriter, Title Resources Guaranty Company (“TRGC”), which we acquired in January 2006. We are licensed as a title agent in 38 states and Washington, D.C., and have physical locations in 25 states and Washington, D.C. We operate mostly in major metropolitan areas. As of March 31, 2011, we had approximately 360 offices, 238 of which are co-located within one of our company owned brokerage offices.

Virtually all lenders require their borrowers to obtain title insurance policies at the time mortgage loans are made on real property. For policies issued through our agency operations, assuming no negligence on our part, we typically are liable only for the first $5,000 of loss for such policies on a per claim basis, with the title insurer being liable for any remaining loss. Title insurance policies state the terms and conditions upon which a title underwriter will insure title to real property. Such policies are issued on the basis of a preliminary report or commitment. Such reports are prepared after, among others, a search of public records, maps and other relevant documents to ascertain title ownership and the existence of easements, restrictions, rights of way, conditions, encumbrances or other matters affecting the title to, or use of, real property. To facilitate the preparation of preliminary reports, copies of public records, maps and other relevant historical documents are compiled and indexed in a title plant. We subscribe to title information services provided by title plants owned and operated by independent entities to assist us in the preparation of preliminary title reports. In addition, we own, lease or participate with other title insurance companies or agents in the cooperative operation of such plants.

The terms and conditions upon which the real property will be insured are determined in accordance with the standard policies and procedures of the title underwriter. When our title agencies sell title insurance, the title search and examination function is performed by the agent. The title agent and underwriter split the premium. The amount of such premium “split” is determined by agreement between the agency and underwriter, or is promulgated by state law. We have entered into underwriting agreements with various underwriters, which state the conditions under which we may issue a title insurance policy on their behalf.

Our company owned brokerage operations are the principal source of our title and settlement services business for resale transactions. Other sources of our title and settlement services resale business include our real estate franchise business and Cartus. Many of our offices have subleased space from, and are co-located within, our company owned brokerage offices, a strategy that is compliant with RESPA and any analogous state laws. The capture rate of our title and settlement services business from co-located company owned brokerage operations was approximately 39% in 2010. For refinance transactions, we generate revenues from PHH and other financial institutions throughout the mortgage lending industry.

Certain states in which we operate have “controlled business” statutes which impose limitations on affiliations between providers of title and settlement services, on the one hand, and real estate brokers, mortgage lenders and other real estate service providers, on the other hand. For example, in California, a title insurer/agent cannot rely on more than 50% of its title orders from “controlled business sources,” which is defined as sources controlled by, or which control, directly or indirectly, the title insurer/agent, which would include leads generated by our company owned brokerage business. In those states in which we operate our title and settlement services business that have “controlled business” statutes, we comply with such statutes by ensuring that we generate sufficient business from sources we do not control.

We engage in a title insurance underwriting business through our Dallas-based subsidiary, TRGC. TRGC is a title insurance underwriter licensed in 25 states and Washington, D.C. TRGC underwrites a portion of the title insurance policies issued by our agency businesses.

We also derive revenues by providing our title and settlement services to various financial institutions in the mortgage lending industry. Such revenues are primarily derived from providing our services to customers who are refinancing their mortgage loans.

We also coordinate a national network of escrow and closing agents (some of whom are our employees, while others are attorneys in private practice and independent title companies) to provide full-service title and settlement services to a broad-based group that includes lenders, home buyers and sellers, developers, and independent real estate sales associates. Our role is generally that of an intermediary managing the completion of all the necessary documentation and services required to complete a real estate transaction.

We derive revenue through fees charged in real estate transactions for rendering the services described above as well as a percentage of the title premium on each title insurance policy sold. We provide many of these services in connection with our residential and commercial real estate brokerage and relocation operations. Fees for escrow and closing services are separate and distinct from premiums paid for title insurance and other real-estate services.

We intend to grow our title and settlement services business through the completion of acquisitions in new markets as well as those that complement existing operations. We also intend to grow by leveraging our existing geographic coverage, scale, capabilities and reputation into new offices not directly connected with our company owned brokerage offices and through continuing to enter into contracts and ventures with our franchisees that will allow them to participate in the title and settlement services business. We also plan to expand our underwriting operations into other states. We intend to continue our expansion of our lender channel by working with national lenders as their provider of settlement services.

Competition

Real Estate Franchise Business. Competition among the national real estate brokerage brand franchisors to grow their franchise systems is intense. Our largest national competitors in this industry include, but are not limited to, Prudential Real Estate Affiliates, Inc., Real Living (which includes the franchise business that had been conducted by GMAC Real Estate, LLC), RE/MAX International, Inc. and Keller Williams Realty, Inc. In addition, a real estate broker may choose to affiliate with a regional chain or choose not to affiliate with a franchisor but to remain unaffiliated. We believe that competition for the sale of franchises in the real estate brokerage industry is based principally upon the perceived value and quality of the brand and services, the nature of those services offered to franchisees, including the availability of financing, and the fees the franchisees must pay.

The ability of our real estate brokerage franchisees to compete with other real estate brokerages is important to our prospects for growth. Their ability to compete may be affected by the quality of independent sales associates, the location of offices, the services provided to independent sales associates, the number of competing offices in the vicinity, affiliation with a recognized brand name, community reputation and other factors. A franchisee’s success may also be affected by general, regional and local economic conditions. The potential negative effect of these conditions on our results of operations is generally reduced by virtue of the diverse geographical locations of our franchisees.

Real Estate Brokerage Business. The real estate brokerage industry is highly competitive, particularly in the metropolitan areas in which our owned brokerage businesses operate. In addition, the industry has relatively low barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as Internet-based listing services. Companies compete for sales and marketing business primarily on the basis of services offered, reputation, personal contacts, and brokerage commissions. We compete with other national independent real estate organizations, including Home Services of America, franchisees of our brands and of other national real estate franchisors, franchisees of local and regional real estate franchisors, regional independent real estate organizations such as Weichert Realtors and Long & Foster Real Estate, discount brokerages; and smaller niche companies competing in local areas.

Relocation Business. Competition in our relocation business is based on service, quality and price. We compete primarily with global and regional outsourced relocation services providers. The larger outsourced relocation services providers that we compete with include SIRVA, Inc., Weichert Relocation Resources, Inc. and Prudential Real Estate and Relocation Services Inc.

Title and Settlement Business. The title and settlement business is highly competitive and fragmented. The number and size of competing companies vary in the different areas in which we conduct business. We compete with other title insurers, title agents and vendor management companies. The title and settlement business competes with a large, fragmented group of smaller underwriters and agencies. In addition, we compete with national competitors, including Fidelity National Title Insurance Company, First American Title Insurance Company, Stewart Title Guaranty Company and Old Republic Title Company.

Marketing

Franchise Operations

Each of our residential franchise brands operates a national advertising fund and our commercial brand operates a commercial marketing fund that is funded by our franchisees and our owned real estate brokerage operations. Either through our contracts with our franchisees or via contributions made by our company owned real estate brokerage operations, we are the largest contributor to each of these funds. The primary focus of each national advertising fund is to build and maintain brand awareness, which is accomplished through a variety of media, including increased use of Internet promotion. Our Internet presence, for the most part, features our entire listing inventory in our regional and national markets, plus community profiles, home buying and selling advice, relocation tips and mortgage financing information. Each brand manages a comprehensive system of marketing tools, systems and sales information and data that can be accessed through free standing brand intranet sites to assist independent sales associates in becoming the best marketer of their listings. In addition to the Sotheby’s International Realty® brand, a leading luxury brand, our franchisees and our company owned brokerages also participate in luxury marketing programs, such as Century 21® Fine Homes & EstatesSM, Coldwell Banker Previews®, and ERA International Collection®.

According to NAR, 89% of homebuyers used the Internet in their search for a new home in 2010. Our marketing and technology strategies focus on capturing this consumer and assisting in their purchase. Advertising is used by the brands to drive consumers to their respective websites. Significant focus is placed on developing each website to create value to the real estate consumer. Each website focuses on streamlined, easy search processes for listing inventory and rich descriptive details and multiple photos to market the listing on the brand website. Additionally, each brand website serves as a national distribution point for independent sales associates to market themselves to consumers to enhance the customer experience.

In order to improve our response times to buyers and sellers seeking real estate services, we developed LeadRouter, our proprietary lead management system. We believe LeadRouter provides a competitive advantage by improving the speed at which a brokerage can begin working with a customer. The system converts text to voice and transfers the lead to our agents within a matter of seconds providing our agents with the ability to quickly respond to the needs of a potential home buyer or seller. Additionally, LeadRouter provides the broker with an accountability tool to manage their agents and evaluate productivity.

Company Owned Brokerage Operations

Our company owned real estate brokerage business markets our real estate services and specific real estate listings primarily through individual property signage, the Internet, and by hosting open houses of our listings for potential buyers to view in person during an appointed time period. In addition, contacts and communication with other real estate sales associates, targeted direct mailings, and local print media, including newspapers and real estate publications, are effective for certain price points and geographical locations.

Our independent sales associates at times choose to supplement our marketing with specialized programs they fund on their own. We provide our independent sales associates with promotional templates and materials which may be customized for this opportunity.

In addition to our Sotheby’s International Realty® offices, we also participate in luxury marketing programs established by our franchisors, such as Coldwell Banker Previews® and the ERA International Collection®. The programs provide special services for buyers and sellers of luxury homes, with attached logos to differentiate the properties. Our independent sales associates are offered the opportunity to receive specific training and certification in their respective luxury properties marketing program. Properties listed in the program are highlighted through specific:

•	signage displaying the appropriate logo;

•	features in the appropriate section on the Company’s Internet site;

•	targeted mailings to prospective purchasers using specific mailing lists; and

•	collateral marketing material, magazines and brochures highlighting the property.

The utilization of information technology as a marketing tool has become increasingly effective in our industry, and we believe that trend will continue to increase. Accordingly, we have sought to become a leader among residential real estate brokerage firms in the use and application of technology. The key features of our approach are as follows:

•	The integration of our information systems with multiple listing services to:

•	provide property information on a substantial number of listings, including those of our competitors when possible to do so; and

•	integrate with our systems to provide current data for other proprietary technology within NRT, such as contact management technology.

•	The placement of our company listings on multiple websites.

The majority of these websites provide the opportunity for the customer to utilize different features, allowing them to investigate community information, view property information and print feature sheets on those properties, receive on-line updates, obtain mapping and property tours for open houses, qualify for financing, review the qualifications of our independent sales associates, receive home buying and selling tips, and view information on our local sales offices. The process usually begins with the browsing consumer providing search parameters to narrow their property viewing experience. Wherever possible, we provide at least six photographs of the property and/or a virtual tour in order to make the selection process as complete as possible. To make readily available the robust experience on our websites, we utilize paid web search engine advertising as a source for our consumers.

Most importantly, the browsing customer has the ability to contact us regarding their particular interest and receive a rapid response through our proprietary lead management system, LeadRouter.

Our independent sales associates have the ability to access professional support and information through various extranet sites in order to perform their tasks more efficiently. An example of this is the nationwide availability of a current “Do Not Call List” to assist them in the proper telemarketing of their services.

Employees

At March 31, 2011, we had approximately 10,500 employees, including approximately 700 employees outside of the U.S. None of our employees are subject to collective bargaining agreements governing their employment with us. We believe that our employee relations are good.

Sales Associate Recruiting and Training

Each real estate franchise system encourages, and provides some assistance and training with respect to, independent sales associate recruiting by franchisees. Each system separately develops its own branded recruiting programs that are tailored to the needs of its franchisees.

Each real estate brand provides training and marketing-related materials to its franchisees to assist them in the recruiting process. Each system’s recruiting program contains different materials and delivery methods. The marketing materials range from a detailed description of the services offered by our franchise system (which will be available to the independent sales associate) in brochure or poster format to audio tape lectures from industry experts. Live instructors at conventions and orientation seminars deliver some recruiting modules while other modules can be viewed by brokers anywhere in the world through virtual classrooms over the Internet. Most of the programs and materials are then made available in electronic form to franchisees over the respective system’s private intranet site. Many of the materials are customizable to allow franchisees to achieve a personalized look and feel and make modifications to certain content as appropriate for their business and marketplace.

Government Regulation

Franchise Regulation. The sale of franchises is regulated by various state laws, as well as by the Federal Trade Commission (the “FTC”). The FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. A number of states require registration or disclosure in connection with franchise offers and sales. In addition, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of the franchisor to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. The states with relationship or other statutes governing the termination of franchises include Arkansas, California, Connecticut, Delaware, Hawaii, Illinois, Indiana, Iowa, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, Virginia, Washington, and Wisconsin. Puerto Rico and the Virgin Islands also have statutes governing termination of franchises. Some franchise relationship statutes require a mandated notice period for termination; some require a notice and cure period. In addition, some require that the franchisor demonstrate good cause for termination. These statutes do not have a substantial effect on our operations because our franchise agreements generally comport with the statutory requirements for cause for termination, and they provide notice and cure periods for most defaults. Where the franchisee is granted a statutory period longer than permitted under the franchise agreement, we extend our notice and/or cure periods to match the statutory requirements. In some states, case law requires a franchisor to renew a franchise agreement unless a franchisee has given cause for non-renewal. Failure to comply with these laws could result in civil liability to any affected franchisees. While our franchising operations have not been materially adversely affected by such existing regulation, we cannot predict the effect of any future federal or state legislation or regulation.

Real Estate Regulation. RESPA and state real estate brokerage laws restrict payments which real estate brokers, title agencies, mortgage brokers and other settlement service providers may receive or pay in connection with the sales of residences and referral of settlement services (e.g., mortgages, homeowners insurance and title insurance). Such laws may to some extent restrict preferred alliance and other arrangements involving our real estate franchise, real estate brokerage, settlement services and relocation businesses. Currently, several states prohibit the sharing of referral fees with a principal to a transaction. In addition, with respect to our company owned real estate brokerage, relocation and title and settlement services businesses, RESPA and similar state laws require timely disclosure of certain relationships or financial interests with providers of real estate settlement services.

On November 17, 2008, the Department of Housing and Urban Development (“HUD”) published a new final rule that seeks to simplify and improve disclosures regarding mortgage settlement services and encourage consumers to compare prices for such services by consumers. Parts of the new rule became effective on January 16, 2009 but the majority of the rule had a mandatory effective date of January 1, 2010. The material provisions of the new rule include: new Good Faith Estimate (“GFE”) and HUD-1 forms, permissibility of average cost pricing by settlement service providers, implementation of tolerance limits on various fees from the issuance of the GFE and the HUD-1 provided at closing, and disclosure of the title agent and title underwriter premium splits. TRG revised its systems and processes to be compliant with the new rule effective January 1, 2010 and conducted training for each of its applicable employees. To date there has not been any material impact (financial or otherwise) to the Company arising out of compliance with these new rules nor do we anticipate any future impact now that all processes and procedures have been fully implemented.

Our company owned real estate brokerage business is also subject to numerous federal, state and local laws and regulations that contain general standards for and prohibitions on the conduct of real estate brokers and sales associates, including those relating to the licensing of brokers and sales associates, fiduciary and agency duties, administration of trust funds, collection of commissions, and advertising and consumer disclosures. Under state law, our real estate brokers have the duty to supervise and are responsible for the conduct of their brokerage businesses.

Regulation of Title Insurance and Settlement Services. Many states license and regulate title agencies/settlement service providers or certain employees and underwriters through their Departments of Insurance or other regulatory body. In many states, title insurance rates are either promulgated by the state or are required to be filed with each state by the agent or underwriter, and some states promulgate the split of title insurance premiums between the agent and underwriter. States sometimes unilaterally lower the insurance rates relative to loss experience and other relevant factors. States also require title agencies and title underwriters to meet certain minimum financial requirements for net worth and working capital. In addition, the insurance laws and regulations of Texas, the jurisdiction in which our title insurance underwriter subsidiary, TRGC, is domiciled, generally provide that no person may acquire control, directly or indirectly, of a Texas domiciled insurer, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the Texas Department of Insurance. Generally, any person acquiring beneficial ownership of 10% or more of our voting securities, including the Convertible Notes, the Class A Common Stock, or a combination thereof, would be presumed to have acquired indirect control of our title insurance underwriter subsidiary unless the Texas Department of Insurance upon application determines otherwise. Each of our insurance underwriters is also subject to a holding company act in its state of domicile, which regulates, among other matters, investment policies and the ability to pay dividends.

Certain states in which we operate have “controlled business” statutes which impose limitations on affiliations between providers of title and settlement services, on the one hand, and real estate brokers, mortgage lenders and other real estate service providers, on the other hand. We are aware of the states imposing such limits and monitor the others to ensure that if they implement such a limit that we will be prepared to comply with any such rule. “Controlled business” typically is defined as sources controlled by, or which control, directly or indirectly, the title insurer or agent. We are not aware of any pending controlled business legislation. A company’s failure to comply with such statutes could result in the non-renewal of the Company’s license to provide title and settlement services. We provide our services not only to our affiliates but also to third-party businesses in the geographic areas in which we operate. Accordingly, we manage our business in a manner to comply with any applicable “controlled business” statutes by ensuring that we generate sufficient business from sources we do not control. We have never been cited for failing to comply with a “controlled business” statute.

Properties

Corporate headquarters. Our corporate headquarters is located in leased offices at One Campus Drive in Parsippany, New Jersey. The lease expires in 2013 and can be renewed at our option for an additional five or ten years.

Real estate franchise services. Our real estate franchise business conducts its main operations at our leased offices at One Campus Drive in Parsippany, New Jersey.

Company owned real estate brokerage services. As of December 31, 2010, our company owned real estate brokerage segment leases approximately 5.5 million square feet of domestic office space under approximately 1,100 leases. Its corporate headquarters and one regional headquarters are located in leased offices at One Campus Drive, Parsippany, New Jersey. As of December 31, 2010, NRT leased seven facilities serving as regional headquarters, 22 facilities serving as local administration, training facilities or storage, and approximately 750 brokerage sales offices under approximately 931 leases. These offices are generally located in shopping centers and small office parks, generally with lease terms of one to five years. In addition, there are 67 leases representing vacant and/or subleased offices, principally relating to brokerage sales office consolidations.

Relocation services. Our relocation business has its main corporate operations in a leased building in Danbury, Connecticut with a lease term expiring in 2015. There are also four leased regional offices in the US, located in Lisle, Illinois; Irving, Texas; Omaha, Nebraska and Memphis, Tennessee which provide operation support services. Sales, Account Management and some operational support is provided out of Folsom, California; Irvine, California; and St. Louis Park, Minnesota. International offices include leased facilities in the United Kingdom, Hong Kong, Singapore, China, Germany, France, Switzerland, Canada and The Netherlands.

Title and settlement services. Our title and settlement services business conducts its main operations at a leased facility in Mount Laurel, New Jersey pursuant to a lease expiring in 2014. This business also has leased regional and branch offices in 25 states and Washington, D.C.

We believe that all of our properties and facilities are well maintained.

Legal Proceedings

Legal—Real Estate Business

The following litigation relates to Cendant’s Real Estate business, and pursuant to the Separation and Distribution Agreement, we have agreed to be responsible for all of the related costs and expenses.

Frank K. Cooper Real Estate #1, Inc. v. Cendant Corp. and Century 21 Real Estate Corporation (N.J. Super. Ct. L. Div., Morris County, New Jersey). In 2002, Frank K. Cooper Real Estate #1, Inc. filed the Cooper Litigation against Cendant and Cendant’s subsidiary, Century 21. The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, breach of the implied duty of good faith and fair dealing, violation of the New Jersey Consumer Fraud Act and breach of certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages or otherwise improperly charged expenses to the Century 21 advertising fund. The complaint seeks unspecified compensatory and punitive damages, injunctive relief, interest, attorney’s fees and costs. The New Jersey Consumer Fraud Act, if applicable, provides for treble damages, attorney’s fees and costs as remedies for violation of the Act. On August 17, 2010, the court granted plaintiffs’ renewed motion to certify a class. The certified class includes Century 21 franchisees at any time between August 1, 1995 and April 17, 2002 whose franchise agreements contain New Jersey choice of law and venue provisions and who have not executed releases releasing the claim (unless the release was a provision of a franchise renewal agreement).

A case management order was entered on November 29, 2010 that includes, among other deadlines, a trial date of April 16, 2012. On December 20, 2010, the court held a status conference to address plaintiffs’ motion regarding notice to be issued to the class, the language of the notice, publication of the notice and how class members can opt out of the class. As directed by a court order, Century 21 has delivered to plaintiffs’ counsel and the Notice Administrator lists of the names and contact information for (1) franchisees that meet the class definition and (2) franchisees that would have met the class definition but for the fact that they signed a waiver of claims against Century 21. Pursuant to the court order, the Notice Administrator has advised us that the notice of pendency of the action was mailed to possible class members on March 4, 2011, and a summary of that notice has been published in various print and online media. Following many months of effort directed at class identification, the case has now moved to very active discovery on the merits. Motions are also pending seeking to enjoin certain Century 21 contractual practices associated with amendments or financial settlements that result in franchisees signing waivers of claims asserted on their behalf as class members in the Cooper Litigation. This class action involves substantial, complex litigation. Class action litigation is inherently unpredictable and subject to significant uncertainties. The resolution of the Cooper Litigation could result in substantial losses and there can be no assurance that such resolution will not have a material adverse effect on our results of operations, financial condition or liquidity.

Realogy Corporation v. Triomphe Partners and Triomphe Immobilien (AAA/District New York). Realogy initiated binding arbitration proceedings to collect sums due to it, plus attorneys fees and costs, from the former master franchisor of the Coldwell Banker brand for 28 countries in Eastern and Western Europe. Realogy also seeks a declaration that it properly terminated the international franchise contracts because Triomphe failed to properly cure pending defaults. Triomphe has asserted a counterclaim alleging that the contracts were not properly terminated and that the contracts were terminated in violation of the Illinois Franchise Practices Act. Triomphe seeks damages for lost profits, as well as attorneys’ fees and costs. Arbitration proceedings were held in July and November 2009, and in January and March 2010. By decision dated August 4, 2010, the arbitrators found that Realogy properly terminated the franchise contracts for failing to meet minimum office requirements but denied Realogy’s monetary claim. All of the former master franchisor’s counterclaims were denied. All parties are to bear their own attorneys’ fees and costs, and to share equally the costs of the arbitration. On November 5, 2010, Triomphe appealed the arbitrators’ decision. Briefs have been filed by both parties and a ruling on Realogy’s motion to dismiss the appeal is pending.

We are involved in certain other claims and legal actions arising in the ordinary course of our business. While the results of such claims and legal actions cannot be predicted with certainty, we do not believe based on information currently available to us that the final outcome of these proceedings will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

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The Company also monitors litigation and claims asserted against other industry participants together with new statutory and regulatory enactments for potential impacts to its business. Two key areas that the Company is currently monitoring are RESPA compliance and rules concerning use of customer information with affiliates. Although the Company responds, as appropriate, to these developments, such developments may impose costs or obligations that adversely affect the Company’s business operations or financial results.

Legal—Cendant Corporate Litigation

Pursuant to the Separation and Distribution Agreement dated as of July 27, 2006 among Cendant, Realogy, Wyndham Worldwide and Travelport, each of Realogy, Wyndham Worldwide and Travelport have assumed certain contingent and other corporate liabilities (and related costs and expenses), which are primarily related to each of their respective businesses. In addition, Realogy has assumed 62.5% and Wyndham Worldwide has assumed 37.5% of certain contingent and other corporate liabilities (and related costs and expenses) of Cendant or its subsidiaries, which are not primarily related to any of the respective businesses of Realogy, Wyndham Worldwide, Travelport and/or Cendant’s vehicle rental operations, in each case incurred or allegedly incurred on or prior to the date of the separation of Travelport from Cendant.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding individuals who currently serve as the executive officers and directors of Realogy and Holdings. The age of each individual in the table below is as of December 31, 2010.

Name	Age	Position(s)
Henry R. Silverman	70	Non-Executive Chairman of the Board
Richard A. Smith	57	President, Chief Executive Officer and Director
Anthony E. Hull	52	Executive Vice President, Chief Financial Officer and Treasurer
Marilyn J. Wasser	55	Executive Vice President, General Counsel and Corporate Secretary
David J. Weaving	44	Executive Vice President and Chief Administrative Officer
Kevin J. Kelleher	56	President and Chief Executive Officer, Cartus Corporation
Alexander E. Perriello, III	63	President and Chief Executive Officer, Realogy Franchise Group
Bruce Zipf	54	President and Chief Executive Officer, NRT LLC
Donald J. Casey	49	President and Chief Executive Officer, Title Resource Group
Dea Benson	55	Senior Vice President, Chief Accounting Officer and Controller
Marc E. Becker	38	Director
V. Ann Hailey	59	Director
Scott M. Kleinman	37	Director
M. Ali Rashid	34	Director

Henry R. Silverman has served as our Non-Executive Chairman of the Board since November 2007 and from February 2009 to February 2011, he served as Chief Operating Officer of Apollo Global Management, LLC. Mr. Silverman serves as a director and Vice Chairman of the Board, and a member of the Executive Committee of the manager, of Apollo Global Management, LLC. From November 2007 until February 2009, Mr. Silverman served as a consultant to Apollo. He served as our Chairman of the Board, Chief Executive Officer and a director since our separation from Cendant in July 2006 until November 13, 2007. Mr. Silverman was Chief Executive Officer and a director of Cendant from December 1997 until the completion of Cendant’s separation plan in August 2006, as well as Chairman of the Board of Directors and the Executive Committee from July 1998 until August 2006. Mr. Silverman was President of Cendant from December 1997 until October 2004. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS Incorporated from May 1990 until December 1997. Mr. Silverman also serves as a director and Chairman of the Board of Apollo Commercial Real Estate Finance, Inc. and serves as a director of the general partner of AP Alternative Assets, L. P. Mr. Silverman serves on the Board of Commissioners of the Port Authority of New York and New Jersey and as a trustee of NYU Langone Medical Center.

Richard A. Smith has served as our President and Chief Executive Officer since November 13, 2007, and has served as a director since our separation from Cendant in July 2006 and as a member of our Executive Committee since its formation in August 2009. Prior to November 13, 2007, he served as our Vice Chairman of the Board and President. Mr. Smith was Senior Executive Vice President of Cendant from September 1998 until our separation from Cendant in July 2006 and Chairman and Chief Executive Officer of Cendant’s Real Estate Services Division from December 1997 until our separation from Cendant in July 2006. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996.

Anthony E. Hull has served as our Executive Vice President, Chief Financial Officer and Treasurer since our separation from Cendant in July 2006. From December 14, 2007 to February 3, 2008, Mr. Hull performed the functions of our Chief Accounting Officer. Mr. Hull was Executive Vice President, Finance of Cendant from October 2003 until our separation from Cendant in July 2006. From January 1996 to September 2003, Mr. Hull

served as Chief Financial Officer for DreamWorks, a diversified entertainment company. From 1990 to 1994, Mr. Hull worked in various capacities for Paramount Communications, a diversified entertainment and publishing company. From 1984 to 1990, Mr. Hull worked in investment banking at Morgan Stanley.

Marilyn J. Wasser has served as our Executive Vice President, General Counsel and Corporate Secretary since May 10, 2007. From May 2005 until May 2007, Ms. Wasser was Executive Vice President, General Counsel and Corporate Secretary for Telcordia Technologies, a provider of telecommunications software and services. In this capacity, she was responsible for corporate-wide legal and compliance matters and served as a member of the corporate leadership team. From 1983 until 2005, Ms. Wasser served in several positions of increasing responsibility with AT&T Corporation and AT&T Wireless Services. Most recently, from September 2002 to February 2005, Ms. Wasser served as Executive Vice President, Associate General Counsel and Corporate Secretary for AT&T Wireless Services. There, she had responsibility for all legal matters pertaining to corporate, securities, finance, mergers and acquisitions and strategy matters. From 1995 until 2002, Ms. Wasser served as Secretary to the AT&T Board of Directors and Chief Compliance Officer.

David J. Weaving has served as our Executive Vice President and Chief Administrative Officer since our separation from Cendant in July 2006. Mr. Weaving was Senior Vice President and Chief Financial Officer of Cendant’s Real Estate Division from September 2001 until our separation from Cendant in July 2006. From May 2001 through September 2001, he served as Vice President and Divisional Controller for Cendant’s Real Estate Division. Mr. Weaving joined Cendant in 1999 as a Vice President of Finance. From 1995 to 1999, Mr. Weaving worked in increasing roles of responsibility for Cambrex Corporation, a diversified chemical manufacturer.

Kevin J. Kelleher has served as the President and Chief Executive Officer of Cartus (formerly known as Cendant Mobility Services Corporation) since 1997. From 1993 to 1997, he served as Senior Vice President and General Manager of Cendant Mobility’s destination services unit. Mr. Kelleher has also held senior leadership positions in sales, client relations, network management and strategic planning.

Alexander E. Perriello, III has served as the President and Chief Executive Officer of Realogy Franchise Group (formerly known as Cendant Real Estate Franchise Group) since April 2004. From 1997 through 2004, he served as President and Chief Executive Officer of Coldwell Banker Real Estate Corporation.

Bruce Zipf has served as President and Chief Executive Officer of NRT LLC since March 2005 and as President and Chief Operating Officer from February 2004 to March 2005. From January 2003 to February 2004, Mr. Zipf served as Executive Vice President and Chief Administrative Officer of NRT and from 1998 through December 2002 he served as NRT’s Senior Vice President for most of NRT’s Eastern Operations. From 1996 to 1998, Mr. Zipf served as President and Chief Operating Officer for Coldwell Banker Residential Brokerage—New York. Prior to entering the real estate industry, Mr. Zipf was a senior audit manager for Ernst and Young.

Donald J. Casey has served as the President and Chief Executive Officer of TRG (formerly known as Cendant Settlement Services Group) since April 2002. From 1995 until April 2002, he served as Senior Vice President, Brands of PHH Mortgage. From 1993 to 1995, Mr. Casey served as Vice President, Government Operations of Cendant Mortgage. From 1989 to 1993, Mr. Casey served as a secondary marketing analyst for PHH Mortgage Services (prior to its acquisition by Cendant).

Dea Benson has served as our Senior Vice President, Chief Accounting Officer and Controller since February 2008. Prior to being named Chief Accounting Officer of the Company, Ms. Benson served from September 2007 to January 2008 as Chief Accounting Officer of Genius Products, Inc., the managing member and minority owner of Genius Products, LLC, an independent home entertainment distributor. For more than 11 years prior thereto, Ms. Benson held various financial and accounting positions with DreamWorks SKG/Paramount Pictures, most recently from November 2002 to January 2006 as Controller of DreamWorks SKG and from February 2006 to December 2006 as divisional CFO of the Worldwide Home Entertainment division of Paramount Pictures, subsequent to Paramount’s acquisition of DreamWorks SKG. Prior to joining Realogy, Ms. Benson gained broad-based experience in financial and accounting management, including financial and strategic planning, internal and external financial reporting, budgeting, oversight of internal controls and treasury operations, and transactional experience, including initial public offerings, acquisitions and divestitures. Ms. Benson is a certified public accountant.

Marc E. Becker has served as a director since April 2007, as a member of our Audit Committee since February 2008, and as Chair of our Compensation Committee and Executive Committee since February 2008 and August 2009, respectively. Mr. Becker is a partner of Apollo. He has been employed by Apollo since 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker also serves on the boards of directors of Affinion Group, Inc., Quality Distribution, Inc., Vantium Capital, SOURCECORP, Evertec Inc. and WMC Residco. During the past five years, Mr. Becker has also served as a director of Countrywide plc (from May 2007 to February 2009), National Financial Partners (from January 1999 to May 2007) and Metals USA, Inc. (from November 2005 to December 2007) and Metals USA Holdings Corp. (from May 2005 to December 2007).

V. Ann Hailey has served as a director and Chair of our Audit Committee since February 2008. From January 2009 to January 2010, Ms. Hailey served as Chief Financial Officer of Gilt Groupe, Inc., an internet retailer of discounted luxury goods. Ms. Hailey had served as Executive Vice President of Limited Brands, Inc. from August 1997 to September 2007, first having served as EVP, Chief Financial Officer from August 1997 until April 2006 and then serving as EVP, Corporate Development until September 2007. She also served as a member of the Limited Brands, Inc. Board of Directors from 2001 to 2006. From 2004 to 2008, she served as Director of the Federal Reserve Bank of Cleveland and was Chair of its Audit Committee from 2006 through 2008. Ms. Hailey is currently a Director of W.W. Grainger, Inc. and serves as Chair of its Audit Committee and a member of its Board Affairs and Nominating Committee. Ms. Hailey also serves as a Director of Avon, Inc. and as a member of its Audit Committee.

Scott M. Kleinman has served as a director since April 2007. Mr. Kleinman is a partner of Apollo. He has been employed by Apollo since 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman also serves on the boards of directors of Momentive Performance Materials Inc., Verso Paper Holdings LLC, Verso Paper Corp., Noranda Aluminum Holdings Corporation and LyondellBasell Industries, N.V. Mr. Kleinman served as a director of Hexion Specialty Chemicals, Inc. (now known as Momentive Specialty Chemicals, Inc.) from August 2004 to October 2010.

M. Ali Rashid has served as a director since April 2007 and as a member of our Audit Committee, Compensation Committee and Executive Committee since February 2008, February 2008 and August 2009, respectively. Mr. Rashid is a partner of Apollo. He has been employed by Apollo since 2000. From 1998 to 2000, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division. He is also a director of Metals USA, Inc., Metals USA Holdings Corp., Noranda Aluminum Holding Corporation and Quality Distribution, Inc. During the past five years, Mr. Rashid has also served as a director of Countrywide plc (from May 2007 to February 2009).

Under the terms of his employment agreement executed on April 10, 2007, the date of the Merger, Mr. Smith serves as a member of the Board of Directors of Realogy during his five-year employment term.

The composition of the Board of Directors and the identity of the executive officers of Holdings and Intermediate are identical to those of Realogy. See “Certain Relationships and Related Party Transactions” for a summary of the following:

•	the Apollo Securityholders Agreement and the Management Investor Rights Agreement, under which Apollo has the right, among other things, to designate members to the Holdings Board; and

•

the Securityholders Agreement with Paulson, under which Paulson has the right, among other things, to either nominate a member of, or designate a non-voting observer to attend all meetings of, the Holdings Board.

Each current director brings a strong and unique background and set of skills to the Board of Directors, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, real estate industry experience, accounting and finance, and risk assessment. Set forth below is a brief description of certain experience, qualifications, attributes or skills of each director that led the Board to conclude that such person should serve as a director of Realogy:

•

Mr. Silverman served as our Chief Executive Officer from our separation from Cendant in July 2006 to November 2007, when he retired from that role in accordance with a CEO succession plan established upon Realogy’s separation from Cendant. As part of the succession plan, he became our Non-Executive Chairman of the Board. He has significant experience in our business, having been its Chief Executive Officer, and also having been the Chairman and Chief Executive Officer of Cendant during the period in which our business was conducted as the Real Estate Services Division of Cendant. Mr. Silverman is also the Vice Chairman of Apollo Global Management, LLC, the parent company of our private equity sponsor, Apollo, which beneficially owns 98.7% of the outstanding Common Stock.

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Mr. Smith has served as our Chief Executive Officer and President since November 2007 and prior thereto as our President and for nearly a decade prior to our separation from Cendant served as the Chairman and Chief Executive Officer of the Cendant Real Estate Division. His current responsibilities as Chief Executive Officer and his leadership as President prior thereto and as the head of our business while it was a part of Cendant make him well qualified to serve on the Board.

•

Messrs. Becker and Rashid are affiliated with Apollo, have significant experience making and managing private equity investments on behalf of Apollo and led the Apollo diligence team for the Realogy acquisition. They have been intimately involved in the management of the Company since the acquisition date.

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Mr. Kleinman is also affiliated with Apollo. He has significant experience making and managing private equity investments on behalf of Apollo and his experience with Realogy dates back to 1997-2002 when Apollo and Cendant were partners in the ownership and operation of the NRT (our company-owned brokerage) business prior to Cendant acquiring full ownership of that business.

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Ms. Hailey has served as Chief Financial Officer of both a multi-billion dollar public company and a privately held company. In addition to varied career experiences in finance in multiple complex consumer packaged goods companies (PepsiCo from 1977 to 1989, Pillsbury from 1994 to 1997, and Nabisco from 1992 to 1994), Ms. Hailey has held positions in marketing, human resources, and business development including service as executive vice president, corporate development at Limited Brands, Inc., a multi-billion dollar consumer products company. Ms. Hailey possesses broad expertise in strategic planning and branding and marketing as well as recent experience in e-commerce. She also serves on the board of directors and audit committee of two public companies.

Committees of the Board

Realogy has an Executive Committee and an Audit Committee, and Holdings has a Compensation Committee that has authority with respect to compensation matters of the Company.

Executive Committee. In August 2009, Realogy established an Executive Committee of the Board, consisting of Mr. Becker (Chair) and Messrs. Smith and Rashid. The Executive Committee generally may exercise all of the powers of the Board when the Board is not in session other than (1) the submission to stockholders of any action requiring approval of the stockholders, (2) the creation or filling of vacancies on the Board, (3) the adoption, amendment or repeal of the by-laws, (4) the amendment or repeal of any resolution of the Board that by its terms limits amendment or repeal exclusively to the Board, (5) action on matters committed by the by-laws or resolution of the Board exclusively to another committee of the Board, (6) any action where the certificate of incorporation, by-laws, applicable law or contract requires participation by the full Board, (7) the issuance of debt or equity securities in excess of $100 million, and (8) the repurchase by Realogy of any of its outstanding debt or equity securities.

Compensation Committee. In February 2008, the Holdings Board of Directors (the “Holdings Board”) established a Compensation Committee whose members consist of Mr. Becker (Chair) and Mr. Rashid. The purpose of the Compensation Committee is to:

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oversee management compensation policies and practices of Holdings and its subsidiaries, including Realogy, including, without limitation, (i) determining and approving the compensation of the Chief Executive Officer and the other executive officers of Holdings and its subsidiaries, including Realogy, (ii) reviewing and approving management incentive policies and programs and exercising any applicable rule-making authority or discretion in the administration of such programs, and (iii) reviewing and approving equity compensation programs for employees, and exercising any applicable rule-making authority or discretion in the administration of such programs;

•	set and review the compensation of and reimbursement policies for members of the Boards of Directors of Holdings, Intermediate and Realogy;

•	provide oversight concerning selection of officers, management succession planning, expense accounts and severance plans and policies of Holdings, Intermediate and Realogy; and

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prepare an annual compensation committee report, provide regular reports to the Holdings and Realogy Boards, and take such other actions as are necessary and consistent with the governing law and the organizational documents of Holdings.

Audit Committee. In February 2008, the Realogy Board of Directors established an Audit Committee, whose members consist of V. Ann Hailey (Chair) and Messrs. Becker and Rashid. Realogy is not required to comply with the independence criteria set forth in Rule 10A-3(b)(1) under the Exchange Act as it is not a “listed company” with a class of securities registered under Section 12 of the Exchange Act. Nevertheless, Ms. Hailey, our Audit Committee Chair, satisfies the requirements of independence under that Rule and would also be deemed independent under Section 303A.01 and 303A.06 of the New York Stock Exchange Listing Manual. In addition, the Realogy Board has determined that Ms. Hailey is an “audit committee financial expert” as that term is defined under the Rules of the SEC.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management regarding:

•	Realogy’s systems of internal control over financial reporting and disclosure controls and procedures;

•	the integrity of Realogy’s financial statements;

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the qualifications, engagement, compensation, independence and performance of Realogy’s independent auditors, their conduct of the annual audit of the Company’s financial statements and their engagement to provide any other services;

•	Realogy’s compliance with legal and regulatory requirements;

•	review of material related party transactions; and

•	compliance with, adequacy of, and any requests for written waivers sought with respect to any executive officer or director under, Realogy’s code(s) of conduct and ethics.

Code of Ethics

The Board of Realogy has adopted a code of ethics (the “Code of Conduct”) that applies to all officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available in the Ethics For Employees section of the Company’s website at www.realogy.com. The purpose of the Code of Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers.

Compensation Discussion and Analysis

Company Background. Realogy became an independent, publicly traded company on the New York Stock Exchange on August 1, 2006 following its separation from Cendant pursuant to its plan of separation. In December 2006, Realogy entered into a merger agreement with affiliates of Apollo and the Merger was consummated on April 10, 2007. Shortly prior to the consummation of the Merger, Apollo, principally through the Holdings Board, whose members then consisted of Apollo’s representatives, Messrs. Marc Becker and M. Ali Rashid, negotiated employment agreements and other arrangements with our named executive officers. Mr. Silverman, our Chief Executive Officer at the effective time of the Merger, did not enter into an employment agreement.

The named executive officers who entered into these employment agreements were Richard A. Smith, our President, and, effective November 13, 2007, our Chief Executive Officer; Anthony E. Hull, our Executive Vice President, Chief Financial Officer and Treasurer; Kevin J. Kelleher, President and Chief Executive Officer of Cartus; Alexander E. Perriello, III, President and Chief Executive Officer of Realogy Franchise Group; and Bruce Zipf, President and Chief Executive Officer of NRT LLC. The Realogy Board has determined that these officers are named executive officers based upon their duties and responsibilities insofar as they are our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer. This Compensation Discussion and Analysis describes, among other things, the compensation objectives and the elements of our executive compensation program as embodied by the employment agreements, which remain the core of our executive compensation program.

In February 2008, the Holdings Board established the Compensation Committee. The Compensation Committee has the power and authority to oversee the compensation policies and programs of Holdings and Realogy and makes all compensation related decisions relating to our named executive officers based upon recommendations from our Chief Executive Officer.

During 2010 and early 2011, the basic elements of compensation for our Chief Executive Officer and our other named executive officers were modified in an effort to add incentives to these key executives to retain their services, through an employee option exchange offer consummated in November 2010, the adoption of a 2011-2012 multi-year retention program which provides for enhanced retention payments from prior retention programs, and the adoption of a phantom value plan in January 2011.

In April 2011, we amended the employment agreements we have with Messrs. Hull, Kelleher, Perriello and Zipf. The amendments to each agreement provide for (1) an extended term ending on April 10, 2015, and (2) an annual base salary increase, effective April 1, 2011, and, in the case of Messrs. Hull, Kelleher and Zipf, another annual base salary increase, effective January 1, 2012.

Compensation Philosophy and Objectives. Our primary objective with respect to executive compensation is to design and implement compensation policies and programs that efficiently and effectively provide incentives to, and motivate, officers and key employees to increase their efforts towards creating and maximizing stockholder value. In connection with the Merger, the Holdings Board developed an executive compensation program designed to reward the achievement of specific annual and long-term Company goals, and which aligns the executives’ interests with those of our stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation to key employees remains competitive relative to the compensation paid by similar sized companies. We do not rely on peer compensation information in the residential real estate services industry as most of these companies are privately held and therefore it is difficult for us to obtain this information. We do, however, rely on executive compensation survey data on market comparables. The market comparables have been based principally on service oriented companies of similar revenue and employee size. The Compensation Committee believes executive compensation packages provided by us to our executives, including our named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals. There is no formulaic approach using the executive compensation survey data on market comparables in determining the amount of total compensation to each named executive officer. Each element of compensation is determined on a subjective basis using various factors at the Compensation Committee’s sole discretion. The Compensation Committee has not engaged any compensation consultants to participate in the determination or recommendation of the amount or form of these executive compensation packages.

In negotiating the initial employment agreements and arrangements with our named executive officers, Apollo (acting through the Holdings Board) placed significant emphasis on aligning management’s interests with those of Apollo. Our named executive officers made significant equity investments in Common Stock upon consummation of the Merger and received equity awards that included performance vesting options that would vest upon Apollo and its co-investors receiving reasonable rates of return on its invested capital in Holdings. Other elements of compensation, such as base salary, cash-based incentive compensation, perquisites and benefits remained substantially unchanged post-Merger from the arrangements that had been put in place prior to consummation of the Merger with the exception of greater emphasis on retention plans as a means to retain our key executives.

Role of Executive Officers in Compensation Decisions. Mr. Richard Smith, our President and Chief Executive Officer, periodically reviews the performance of each of our named executive officers (other than his own performance), and Mr. Smith’s performance is periodically reviewed by the Compensation Committee. The conclusions reached and recommendations based upon these reviews, including with respect to salary adjustment and annual incentive award target and actual payout amounts, are presented to the Compensation Committee, which has the discretion to modify any recommended adjustments or awards to our executives. The Compensation Committee has final approval over all compensation decisions for our named executive officers, including approval of recommendations regarding cash and equity awards to all of our officers. The Chief Administrative Officer participates in the data analysis process.

Setting Executive Compensation. Based on the foregoing objectives, the Holdings Board structured our annual and long-term incentive cash and stock-based executive compensation programs to motivate our executives to achieve the business goals set by us and to reward our executives for achieving these goals.

During 2010 and early 2011, the Compensation Committee structured the executive compensation payable to our named executive officers in a manner to provide them with increased incentives:

•	In November 2010, the Compensation Committee approved the 2011-2012 Multi-Year Executive Retention Plan described below.

•

Recognizing that the value of the Common Stock was significantly below the $10.00 exercise price of the options and the $10.00 purchase price for shares purchased by management upon consummation of the Merger, the Holdings Board approved an employee option exchange offer, as described more fully below, consummated in November 2010, and approved a Phantom Value Plan, as described more fully below, for the Chief Executive Officer, the other named executive officers and the Chief Executive Officer’s three other direct reports.

Executive Compensation Elements. The principal components of compensation for our named executive officers are: base salary; bonus; phantom value plans; management stock option awards; management equity investments; management restricted stock awards; retention programs; and other benefits and perquisites.

Base Salary. We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for our named executive officers are determined for each executive based on his or her position, scope of responsibility and contribution to our earnings. The initial base salary for our named executive officers was established in their employment agreements entered into upon consummation of the Merger and generally equaled the base salary that the named executive officers had been paid at the time of Realogy’s separation from Cendant in 2006.

Salary levels are generally reviewed annually as part of our performance review process as well as upon a promotion or other material change in job responsibility. Merit based increases to salaries of the executives, including our named executive officers, are based on the Compensation Committee’s assessment of individual performance taking into account recommendations from Mr. Smith. In reviewing base salaries for executives, the Compensation Committee considers primarily an internal review of the executive’s compensation, individually and relative to other officers, and the individual performance of the executive, but does not assign a weight to each criterion when setting base salaries. The Compensation Committee also considers outside survey data and analysis on market comparables. The Compensation Committee considers the extent to which the proposed overall operating budget for the upcoming year (which is approved by the Board) contemplates salary increases. Any base salary adjustment is generally made by the Compensation Committee subjectively based upon the foregoing.

Given the continued challenging real estate market, the Compensation Committee elected to keep the salaries of the named executive officers constant in 2010 maintaining the levels last adjusted in 2007, though the salaries of the named executive officers (other than our Chief Executive Officer) were increased effective April 1, 2011, pursuant to amendments to their respective employment agreements.

Bonus. Our named executive officers generally participate in an annual incentive compensation program (“Bonus Program”) with performance objectives established by the Compensation Committee and communicated to our named executive officers generally within 90 days following the beginning of the calendar year. Under their respective employment agreements, the target annual bonus payable to our named executive officers is 100% of annual base salary, or, in Mr. Smith’s case, given his overall greater responsibilities for the performance of the Company, 200% of annual base salary.
On February 10, 2010, the Compensation Committee approved the bonus structure for 2010 under the Realogy 2010 Executive Annual Bonus Plan (the “2010 Bonus Plan”) applicable to Mr. Smith and his direct reports, including all other named executive officers. The performance criteria under the 2010 Bonus Plan was based on consolidated and business unit EBITDA—or earnings before interest, taxes, depreciation and amortization (as that term is defined in the 2010 Bonus Plan). The bonus opportunity for Mr. Smith and Mr. Hull was based upon consolidated EBITDA results. The bonus opportunity for our other named executive officers (Messrs. Kelleher, Perriello and Zipf) was based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Pre-established EBITDA performance levels have been set that, if achieved, would have produced bonus payouts under the 2010 Bonus Plan at 75%, 100%, 125% or 150% of the target annual bonus amounts, respectively. Where performance levels fall between minimum and target or between target and maximum levels, bonuses would have been be determined by linear interpolation. Our consolidated EBITDA threshold has to be achieved before any named executive officer may qualify for a bonus. In November 2010, in determining that an enhanced retention program would provide the Company with greater retention value, the Compensation Committee adopted the 2011-2012 Multi-Year Retention Plan and terminated the 2010 Bonus Plan. The Company does not expect to adopt a 2011 Bonus Plan covering the named executive officers or other key personnel principally within its Corporate Services unit or the corporate offices of Realogy’s four business units.

Mr. Smith is entitled to an additional annual bonus, the after-tax proceeds of which are required to be used to purchase the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant. Mr. Smith waived his contractual right to receive this bonus with respect to the bonuses payable in January 2009 and 2010 in order to reduce Company expense, but did receive this bonus in January 2011 in the amount of $97,000.

Retention Plans. In November 2009, several months after the Company disclosed that it had terminated discussions with certain bondholders with respect to a debt for equity transaction that would have resulted in a recapitalization of the Company, and in light of the continued deterioration of the residential housing market for most of 2009, the Compensation Committee approved the 2009 Multi-Year Executive Retention Plan. The Compensation Committee amended and restated this plan in January 2010. The Amended and Restated 2009 Multi-Year Executive Retention Plan provided for a retention payment equal to 160% (increased from 150% as initially adopted in November 2009) of the named executive officer’s target annual bonus, payable in two equal installments on or about July 1, 2010 and September 1, 2011, subject to the executive’s continued employment with Realogy. The 2011 payment is subject to dollar-for-dollar reduction if the named executive officer receives a bonus payment under the 2010 Bonus Plan (payable in 2011). At the recommendation of Mr. Smith, the Compensation Committee did not include Mr. Smith as a participant in the Retention Plan. In July 2010, the named executive officers (other than Mr. Smith) received the first of the two equal installments payable under the 2009 Multi-Year Executive Retention Plan.

In November 2010, the Compensation Committee approved the 2011-2012 Multi-Year Retention Plan. The 2011-2012 Multi-Year Retention Plan provides for a retention payment equal to 200% of each of the named executive officer’s target annual bonus, payable in four equal installments in April and October of each of 2011 and 2012, subject to the executive’s continued employment with Realogy. The Compensation Committee took such action to provide greater retention value to Realogy with respect to such key personnel, particularly given the continuing uncertainty regarding company performance over the near term, which is largely influenced by macro-economic factors beyond management’s control, including continuing high unemployment, uncertainty about housing values, and the inability of the 2009 and 2010 federal homebuyer tax credits to fuel a sustained housing recovery. In connection with the adoption of the 2011-2012 Multi-Year Retention Plan, the Compensation Committee terminated the 2009 Multi-Year Executive Retention Plan, thereby eliminating payment of a second installment thereunder in 2011.

Management Equity Investments. Pursuant to individual subscription agreements dated April 20, 2007, the named executive officers and certain other members of management made equity investments in Holdings through the purchase of Common Stock. Our named executive officers purchased an aggregate of 1,550,000 shares at $10.00 per share for an aggregate investment of $15,500,000.

Management Stock Option and Restricted Stock Awards. The Holdings Board approved our equity incentive program, including its design and the value of awards granted to our officers and key employees. Equity awards were made to our named executive officers on April 10, 2007, upon consummation of the Merger. Our named executive officers were awarded options to purchase an aggregate of 5,812,500 shares of Common Stock at an exercise price of $10.00 per share and received restricted stock awards for an aggregate of 375,000 shares of Common Stock. One half of the restricted stock awards vested in October 2008 and the balance vested in April 2010.

The equity investments, stock option and restricted stock awards were structured to incentivize management to generate substantial equity value and to participate with our investors in the increase in our value.

During 2010, the Compensation Committee and the Holdings Board took note that the value of the Common Stock was significantly below the $10.00 exercise price of the options and the $10.00 purchase price for shares purchased by management upon consummation of the Merger.

In connection with that review, the Holdings Board approved an employee option exchange offer, which commenced on October 8, 2010, and concluded on November 8, 2010, to offer to our eligible employees the opportunity to exchange all of their respective outstanding options to purchase Common Stock for an equal number of new stock options with different terms to be issued following the completion of the exchange offer. Each of the outstanding original options had an exercise price per share of $10.00, substantially all of which were granted in 2007 in connection with Apollo’s acquisition of Realogy. On November 9, 2010, 10,159,000 original options were tendered and exchanged for an equal number of new options.

The new options were issued under the Holdings Stock Incentive Plan (as amended and restated as of November 9, 2010) and have the same terms as the original options, except as follows: (i) the exercise price of the new options (other than those issued to Realogy’s Chief Executive Officer, the other named executive officers and the Chief Executive Officer’s three other direct reports, who are referred to herein as the “Senior Executives”) is $0.83 per share, representing the fair market value per share of Common Stock as determined by its Compensation Committee as of the date of grant of the new options; (ii) the exercise price of 70% of the new options issued to the Senior Executives is $0.83 per share, and the exercise price of the remaining 30% of the new options granted to the Senior Executives is $5.50 per share; (iii) each new option expires on the tenth (10th) anniversary of the new option grant date (unless it expires earlier in accordance with its terms); and (iv) each new option vests as to twenty-five percent (25%) of the total shares subject to the new option on each of the first (4) anniversaries of July 1, 2010.

Name	Number of New Options
Richard A. Smith, President and Chief Executive Officer	3,112,250
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer	750,000
Kevin J. Kelleher, President and Chief Executive Officer of Cartus Corporation	600,000
Alexander E. Perriello, III, President and Chief Executive Officer, Realogy Franchise Group	750,000
Bruce Zipf, President and Chief Executive Officer, NRT	600,000

For more information on the Holdings Stock Incentive Plan, see “—Outstanding Equity Awards at 2010 Fiscal Year End.” Neither the Holdings Board nor the Compensation Committee has adopted any formal policy regarding the timing of any future equity awards.

Phantom Value Plan. On January 5, 2011, the Board of Directors of Realogy approved the Realogy Corporation Phantom Value Plan (the “Phantom Value Plan”), which is intended to provide certain participants, including the Company’s Senior Executive Officers, with an incentive to remain in the service of the Company, to increase their interest in the success of the Company and to award them compensation based upon the Company’s success.

Under the Phantom Value Plan, each participant is granted an incentive award (an “Incentive Award”) in three series relating to the three series of Convertible Notes held by Apollo at the date of grant of the Incentive Award (collectively, the “Plan Notes”). Each participant is eligible to receive a payment with respect to his or her Incentive Award at such time and from time to time that Apollo receives cash upon the discharge or third-party sale of not less than $267,638,044 of the aggregate principal amount of all series of Plan Notes (or on any non-cash consideration into which any series of Plan Notes may have been exchanged or converted). The payment with respect to a particular series of an Incentive Award would be an amount which bears the same ratio to the dollar amount of the Incentive Award relating to such series as (i) the aggregate amount of cash received by Apollo upon discharge in whole or in part of the principal amount of a particular series of Plan Notes or upon the sale of all or a portion of the principal amount of a particular series of Plan Notes (or upon the discharge, sale, exchange or transfer of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted) bears to (ii) the aggregate principal amount of such series of Plan Notes held by Apollo on the date of grant of such Incentive Award. In addition, participants may be eligible to receive additional amounts based upon cash received by Apollo pursuant to the terms of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted.

In the event that a payment is to be made with respect to an Incentive Award in conjunction with or subsequent to a qualified public offering of common stock of Realogy or its direct or indirect parent company, a participant may elect to receive stock in lieu of the cash payment in a number of unrestricted shares of common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the dollar amount then due on such Incentive Award, plus a number of restricted shares of such common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the amount then due multiplied by 0.15. The restricted shares of common stock will vest, based on continued employment, on the first anniversary of issuance. In addition, Incentive Awards will be subject to acceleration and payment upon a change of control as specified in the Phantom Value Plan.

On each date Apollo receives cash interest on the Plan Notes, participants may be granted stock options under the Stock Incentive Plan with an aggregate value (determined on a Black-Scholes basis) equal to an amount which bears the same ratio to the aggregate dollar amount of the participant’s Incentive Award as (i) the aggregate amount of cash interest received by Apollo on such date bears to (ii) the aggregate principal amount of the Plan Notes held by Apollo on the date of grant of the Incentive Award. The stock option grants to Realogy’s CEO, however, would be limited to 50% of the foregoing stock option amount. Generally, each grant of stock options will have a three year vesting schedule, subject to the participant’s continued employment, and vested stock options will become exercisable one year following a qualified public offering. The stock options will have a term of 7.5 years.

Incentive Awards are immediately cancelable and forfeitable in the event of the termination of a participant’s employment for any reason. The Incentive Awards also terminate 10 years following the date of grant.

On January 5, 2011, the Board of Directors of Realogy made initial grants of Incentive Awards of approximately $21.8 million to the Senior Executive Officers. The following is a table of the Company’s named executive officers and their respective award amounts:

Name	Series A Convertible Notes Incentive Award	Series B Convertible Notes Incentive Award	Series C Convertible Notes Incentive Award
Richard A. Smith	$3,292,410	$1,833,170	$3,994,670
Anthony E. Hull	$1,018,110	$566,870	$1,235,270
Kevin J. Kelleher	$653,659	$363,949	$793,082
Alexander E. Perriello, III	$837,610	$466,370	$1,016,270
Bruce Zipf	$808,820	$450,340	$981,340

The award amount granted to each of the named executive officers was determined by the sum of (1) the shares of Holdings purchased by the participant at $10 per share in April 2007 and (2) the value of the participant’s initial restricted stock grant in April 2007, also ascribing $10 per share to each such share of restricted stock, net of shares forfeited to pay minimum withholding taxes due upon vesting. In adopting the Phantom Value Plan and making the initial grants thereunder to the CEO and his direct reports, including all other named executive officers, the Holdings Board intended to address in part the fact that the market value of the shares initially purchased by the participants and the shares granted in the form of a restricted stock grant in 2007 had lost significant value, and to provide these executives with the opportunity to receive compensation based upon the Company’s success.

On April 15, 2011, stock options were granted to the Senior Executive Officers in accordance with the terms of the Phantom Value Plan as Apollo received cash interest on the Plan Notes on such date.

Other Benefits and Perquisite Programs. Immediately following Realogy’s separation from Cendant, executive officers and a number of our key employees, including our named executive officers, participated in programs that provide certain perquisites, including items such as access to Company automobiles for personal use, financial and tax planning, executive medical benefits and physical exams, first-class air travel and in the case of Mr. Smith, access to our aircraft for personal use. These programs were developed by Cendant and were adopted by us upon Realogy’s separation from Cendant.

Since Realogy’s separation, we have substantially curtailed these programs in order to reduce operating costs. Specifically, we terminated financial planning perquisites, executive medical benefits and physical exams. Further, the Compensation Committee adopted a policy in December 2006 that limited use of the previous corporate-owned aircraft or our current fractional aircraft ownership (only Mr. Smith has access, subject to availability, for personal use and business use is limited to executive officers and subject to further limitations) and management adopted a policy that limits first-class air travel for our employees. During 2010 Mr. Smith reimbursed the Company for all variable costs associated with the personal use of the aircraft in which we have a fractional ownership interest.

Our executive officers, including our named executive officers, may participate in our 401(k) plan and our non-qualified deferred compensation plan. Prior to 2008, these plans provided for a Company matching contribution of 100% of amounts contributed by the officer, subject to a maximum of 6% of eligible compensation—a level that had been established by Cendant and carried over when we separated from Cendant in 2006. In early 2008, in an effort to reduce costs, we temporarily suspended the Company match under our 401(k) plan. The suspension of the Company matching contributions remained in effect until July 2010, when the match was reinstated at an amount equal to 25% of amounts contributed by an officer, subject to a maximum of 6% of eligible compensation. In addition, effective January 1, 2009, the Company suspended participation in the Realogy Officer Deferred Compensation Plan given the plan’s underfunded status. This suspension remains in effect. Mr. Kelleher is our only executive officer that participates in a defined benefit pension plan (future accruals of benefits were frozen on October 31, 1999, though he still accrued service after such date for the purpose of eligibility for early retirement), and this participation relates to his former service with PHH.

Severance Pay and Benefits upon Termination of Employment under Certain Circumstances. The employment agreements entered into with our named executive officers at the effective time of the Merger provide for severance pay and benefits under certain circumstances. The level of the severance pay and benefits is substantially consistent with the level of severance pay and benefits that those named executive officers were entitled to under the agreements they had with Realogy following its separation from Cendant but prior to the consummation of the Merger.

Under our employment agreements with our named executive officers, the severance pay is equal to a multiple of the sum of his or her annual base salary and target bonus, along with the continuation of welfare benefits. Severance pay is payable upon a termination without cause by the Company or a termination for good reason by the executive. The severance multiple for Mr. Smith, as our Chief Executive Officer, is 300%, for Mr. Hull, as our Chief Financial Officer, 200% and for the balance of the named executive officers, 100% (though in the case of such a termination of employment within 12 months following Sale of the Company (as defined in their employment agreements), their multiple is 200%. The higher multiples of base salary and target bonus payable to Messrs. Smith and Hull are based upon Mr. Smith’s overall greater responsibilities for our performance and Mr. Hull’s significant responsibilities as our Chief Financial Officer. Mr. Smith is our only officer who has tax reimbursement protection for “golden parachute excise taxes,” subject to a cutback of up to 10%—a benefit he had under his employment agreement that he entered into at the time of our separation from Cendant.

The agreements also provide for severance pay of 100% of annual base salary and the continuation of welfare benefits to each named executive officer in the event his employment is terminated by reason of death or disability. For more information on the employment agreements, see “—Potential Payments upon Termination or Change in Control.”

The Compensation Committee believes the severance pay and benefits payable to our named executive officers under the foregoing circumstances aid in the attraction and retention of these executives as a competitive practice and is balanced by the inclusion of restrictive covenants (such as non-compete provisions) to protect the value of Realogy and Holdings following a termination of an executive’s employment without cause or by the employee for good reason. In addition, we believe the provision of these contractual benefits will keep the executives focused on the operation and management of the business. As set forth above, the enhanced severance pay and benefits payable to Messrs. Kelleher, Perriello and Zipf in the event of a termination of employment under certain circumstances within twelve months of a Sale of the Company are substantially consistent with the contractual rights they had prior to the Merger.

Forfeiture of Awards in the event of Financial Restatement. The Company has not adopted a policy with respect to the forfeiture of equity incentive awards or bonuses in the event of a restatement of financial results, though each of the employment agreements with the named executive officers includes, within the definition of termination for “cause,” an executive purposefully or negligently making (or being found to have made) a false certification to the Company pertaining to its financial statements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Realogy Board (and Holdings Board) that the Compensation Discussion and Analysis be included in this prospectus.

DOMUS HOLDINGS CORP. COMPENSATION COMMITTEE

Marc E. Becker, Chair

M. Ali Rashid

Summary Compensation Table

The following table sets forth the compensation we provided in 2008, 2009 and 2010 to our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Option and Stock Appreciation Rights Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)
Richard A. Smith	2010	1,000,000	—	1,005,338	—	—	1,750	2,007,088
President and Chief	2009	1,000,000	—	—	—	—	1,858	1,001,858
Executive Officer	2008	1,000,000	97,000	—	—	—	51,699	1,148,699

Anthony E. Hull	2010	525,000	—	242,250	420,000	—	—	1,187,250
Executive Vice President,	2009	525,000	—	—	262,500	—	44,817	832,317
Chief Financial Officer	2008	525,000	—	—	—	—	56,437	581,437
And Treasurer

Kevin J. Kelleher	2010	416,000	—	193,800	332,800	44,784	—	987,384
President and Chief	2009	416,000	—	—	208,000	47,763	39,938	711,701
Executive Officer of Cartus Corporation	2008	416,000	—	—	—	24,309	20,422	460,731

Alexander E. Perriello, III	2010	520,000	—	242,250	416,000	—	—	1,178,250
President and Chief	2009	520,000	—	—	260,000	—	40,367	820,367
Executive Officer,	2008	520,000	—	—	—	—	29,104	549,104
Realogy Franchise Group

Bruce Zipf	2010	520,000	—	193,800	416,000	—	—	1,129,800
President and Chief	2009	520,000	—	—	260,000	—	39,443	819,443
Executive Officer,	2008	520,000	—	—	—	—	20,722	540,722
NRT

(1)	Each named executive officer received a grant of Holdings non-qualified stock options in connection with an employee option exchange offer consummated in November 2010. In the employee option exchange offer, eligible employees could exchange their existing options with an exercise price of $10.00 per share, almost all of which had been granted upon consummation of the Merger in April 2007, for an equal number of new options (i.e., on a one-for-one basis) with the new options being exercisable for the same number of shares of Common Stock as the options for which they were exchanged. The terms of the New Options are set forth below under “—Grants of Plan-Based Awards Table for Fiscal Year 2010.” Upon issuance of the 2010 options, the original options were cancelled. The amounts set forth in this column reflect the incremental fair value of the options granted in 2010 in accordance with FASB guidance on stock-based compensation. The assumptions we used in determining the value of these options on the date of grant are described in Note 12, “Stock-Based Compensation” to our consolidated financial statements for the year ended December 31, 2010 included elsewhere in this prospectus.
(2)	Amounts for 2010 represent aggregate amount paid to the named executive officer under the 2009 Realogy Multi-Year Executive Retention Plan.
(3)	None of our named executive officers (other than Mr. Kelleher) is a participant in any defined benefit pension arrangement. The amounts in this column with respect to 2010 reflect the aggregate change in the actuarial present value of the accumulated benefit under the Realogy Pension Plan from December 31, 2009 to December 31, 2010. See “—Realogy Pension Benefits” for additional information regarding the benefits accrued for Mr. Kelleher and Note 9, “Employee Benefit Plans – Defined Benefit Pension Plan” to our Consolidated Financial Statements for the year ended December 31, 2010 included elsewhere in this prospectus for more information regarding the calculation of our pension costs.

Grants of Plan-Based Awards Table for Fiscal Year 2010

Each of the named executive officers participated in the following non-equity incentive and stock-based compensation plans in 2010. Each of the named executive officers:

•	participated in the 2010 Executive Annual Bonus Plan until such plan was terminated by the Compensation Committee in November 2010;

•	received stock options in 2010 under the Amended and Restated 2007 Stock Incentive Plan in connection with the employee stock option exchange offering consummated in November 2010; and

•	is a participant in the Realogy 2011-2012 Multi-Year Cash Retention Plan adopted in November 2010.

Grants of Plan-Based Awards in Fiscal Year 2010

		Estimated future payouts under non-equity incentive plan awards			All other option awards: number of securities underlying options (#) (3)	Exercise or base price of options awards ($/Sh) (4)	Grant date fair value of stock and option awards ($) (5)
Name	Grant Date	Threshold ($) (1)	Target ($) (1)(2)	Maximum ($) (1)
Richard A. Smith	2/10/10	1,500,000	2,000,000	3,000,000	—	—	—
	11/4/10	—	4,000,000	—	—	—	—
	11/9/10	—	—	—	933,750	5.50	65,363
	11/9/10	—	—	—	2,178,750	0.83	939,975

Anthony E. Hull	2/10/10	393,750	525,000	787,500	—	—	—
	11/4/10	—	1,050,000	—	—	—	—
	11/9/10	—	—	—	225,000	5.50	15,750
	11/9/10	—	—	—	525,000	0.83	226,500

Kevin J. Kelleher	2/10/10	312,000	416,000	624,000	—	—	—
	11/4/10	—	832,000	—	—	—	—
	11/9/10	—	—	—	180,000	5.50	12,600
	11/9/10	—	—	—	420,000	0.83	181,200

Alexander E. Perriello, III	2/10/10	390,000	520,000	780,000	—	—	—
	11/4/10	—	1,040,000	—	—	—	—
	11/9/10	—	—	—	225,000	5.50	15,750
	11/9/10	—	—	—	525,000	0.83	226,500

Bruce Zipf	2/10/10	390,000	520,000	780,000	—	—	—
	11/4/10	—	1,040,000	—	—	—	—
	11/9/10	—	—	—	180,000	5.50	12,600
	11/9/10	—	—	—	420,000	0.83	181,200

(1)	The awards made on February 10, 2010 set forth in this column represent the grant made under the 2010 Executive Annual Bonus Plan (the “2010 Bonus Plan”). The 2010 Bonus Plan was subsequently terminated in November 2010. The performance criteria under the 2010 Bonus Plan were consolidated and business unit EBITDA—or earnings before interest, taxes, depreciation and amortization (as that term is defined in the 2010 Bonus Plan). The bonus opportunity for Mr. Smith and Mr. Hull was based upon consolidated EBITDA results. The bonus opportunity for our other named executive officers (Messrs. Kelleher, Perriello and Zipf) was based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Pre-established EBITDA performance levels have been set that, if achieved, would have produced bonus payouts under the 2010 Bonus Plan at 75%, 100%, 125% or 150% of the target annual bonus amounts, respectively. Where performance levels fall between minimum and target or between target and maximum levels, bonuses would have been be determined by linear interpolation. Our consolidated EBITDA threshold has to be achieved before any named executive officer may qualify for a bonus.

(2)	The awards made on November 4, 2010 set forth in this column represents the aggregate retention payments payable to each of the named executive officers under the Realogy 2011-2012 Multi-Year Retention Plan (the “2011-2012 Retention Plan”). The 2011-2012 Retention Plan provides for retention payments in four equal semi-annual installments during 2011 and 2012 in April and October of each such year, based upon an employee’s continued employment in good standing. In connection with the adoption of the 2011-2012 Retention Plan, the Compensation Committee terminated the existing 2010 annual bonus plans covering corporate personnel, including the 2010 Annual Bonus Plan. The Compensation Committee also terminated the Amended and Restated 2009 Multi-Year Executive Retention Plan, which covered all of the named executive officers other than the Chief Executive Officer.
(3)	This column lists the New Options granted in 2010 under Amended and Restated 2007 Stock Incentive Plan in exchange for Original Options that had been granted in April 2007 upon consummation of the Merger. The New Options have the same terms as the Original Options, except as follows: (i) the exercise price of 70% of the New Options is $0.83 per share, and the exercise price of the remaining 30% of the New Options is $5.50 per share; (ii) each New Option expires on the tenth (10th) anniversary of the New Option grant date (unless it expires earlier in accordance with its terms); and (iii) each New Option vests as to twenty-five percent (25%) of the total shares subject to the New Option on each of the first (4) anniversaries of July 1, 2010 and is not subject to any performance vesting.
(4)	The options with an exercise price of $5.50 per share are New Options granted with an exercise price at a premium as determined by the Compensation Committee.
(5)	This column represents the incremental fair value, computed as of November 9, 2010, the date on which the option exchange offer was consummated, in accordance with FASB guidance on stock-based compensation.

Pursuant to the terms of the Phantom Value Plan and the Incentive Awards made thereunder, we issued non-qualified stock options to the named executive officers on April 15, 2011, the first date following adoption of the Phantom Value Plan on which Apollo received cash interest on the Convertible Notes as follows: Mr. Smith, 186,954 options, Mr. Hull, 115,626 options, Mr. Kelleher, 74,235 options, Mr. Perriello, 95,127 options and Mr. Zipf 91,857 options. The number of stock options granted, as determined by the Compensation Committee, was equal to an amount which bore the same ratio to the aggregate dollar amount of the named executive officer’s Incentive Award as the aggregate amount of cash interest accrued on the Convertible Notes from January 5, 2011, the date on which the Convertible Notes were issued and paid to Apollo on April 15, 2011. Pursuant to the terms of the Phantom Value Plan, the stock option granted to Mr. Smith, Realogy’s Chief Executive Officer, however, was limited to 50% of the foregoing stock option amount. The stock options have a three year vesting schedule, subject to the executive’s continued employment, and vested stock options will become exercisable one year following a qualified public offering. The options have an exercise price of $0.89 per share, representing the fair market value per share of Common Stock as determined by the Compensation Committee on the date of grant.

Outstanding Equity Awards at 2010 Fiscal Year End

The following two tables set forth outstanding stock option awards as of December 31, 2010 held by our named executive officers. There were no other Holdings equity awards outstanding at December 31, 2010.

Outstanding Option Awards at December 31, 2010

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($) (1)	Option expiration date
Richard A. Smith	—	933,750	—	5.50	11/9/20
		2,178,750	—	0.83	11/9/20

Anthony E. Hull	—	225,000	—	5.50	11/9/20
		525,000	—	0.83	11/9/20

Kevin J. Kelleher	—	180,000	—	5.50	11/9/20
		420,000	—	0.83	11/9/20

Alexander E. Perriello III	—	225,000	—	5.50	11/9/20
		525,000	—	0.83	11/9/20

Bruce Zipf	—	180,000	—	5.50	11/9/20
		420,000	—	0.83	11/9/20

(1)	All options vest as to twenty-five percent (25%) of the total shares subject to the option on each of the first (4) anniversaries of July 1, 2010.

The following table sets forth outstanding equity awards (consisting solely of stock options of Avis Budget Group and Wyndham Worldwide) as of December 31, 2010 held by our named executive officers that were issued (or in the case of Avis Budget Group equity awards, adjusted) as part of the equitable adjustment of outstanding Cendant equity awards at the date of our separation from Cendant made pursuant to the terms of the Separation Agreement. Except for tax withholding and related liabilities, the awards relating to Wyndham Worldwide common stock are liabilities of Wyndham Worldwide, and the awards relating to Avis Budget Group common stock are liabilities of Avis Budget Group. All of these stock options are fully exercisable. Avis Budget Group awards also reflect an adjustment in connection with a one-for-ten reverse stock split.

Name	Issuer	Number of Securities Underlying Unexercised Options Exercisable (#)	Exercise Price ($)	Option Expiration Date
Richard A. Smith
	Avis Budget	26,063	27.40	January 22, 2012
	Wyndham Worldwide	52,124	40.03	January 22, 2012
Anthony E. Hull
	Avis Budget	988	28.34	October 15, 2013
	Wyndham Worldwide	1,976	41.40	October 15, 2013
Kevin J. Kelleher
	Avis Budget	12,009	27.40	January 22, 2012
	Wyndham Worldwide	24,018	40.03	January 22, 2012
Alexander E. Perriello, III
	Avis Budget	6,005	27.40	January 22, 2012
	Wyndham Worldwide	12,009	40.03	January 22, 2012
Bruce Zipf
	Avis Budget (1)	4,014	26.87	January 2, 2011
	Avis Budget	5,212	26.87	April 17, 2012
	Wyndham Worldwide (1)	8,027	39.25	January 2, 2011
	Wyndham Worldwide	10,424	39.25	April 17, 2012

(1)	The Avis Budget Group and Wyndham Worldwide options with an expiration date of January 2, 2011 expired without having been exercised.

Option Exercises and Stock Vested for Fiscal Year 2010

None of our named executive officers exercised any options for Common Stock during 2010. The following table sets forth information with respect to shares of restricted stock for Common Stock held by our named executive officers that vested during 2010.

	Stock awards
Name	Number of shares acquired on vesting (#) (1)	Value realized on vesting ($) (1)
Richard A. Smith	50,000	$40,500
Anthony E. Hull	50,000	$40,500
Kevin J. Kelleher	12,500	$10,125
Alexander E. Perriello, III	25,000	$20,250
Bruce Zipf	50,000	$40,500

(1)	Based upon a fair market value share price of $0.81 on April 10, 2010, the date of vesting. Messrs. Perriello and Zipf elected to pay the minimum withholding taxes due upon vesting through the forfeiture of shares. Accordingly, Messrs. Perriello and Zipf actually received fewer shares than the amount set forth in the above table.

The following table includes certain information relating to Wyndham Worldwide options exercised by one of our named executive officers during 2010.

	Wyndham Worldwide option award
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Richard A. Smith	208,498	$1,317,581

None of our other named executive officers exercised any Wyndham Worldwide options during 2010 and none of our named executive officers exercised Avis Budget Group options during 2010.

Stock Incentive Plan

The Holdings 2007 Stock Incentive Plan, as amended in November 2007 and further amended in November 2010 (the “Stock Incentive Plan”), authorizes 20 million shares of Common Stock thereunder. The Stock Incentive Plan is administered by the Compensation Committee with certain delegations to the Chief Executive Officer and the Chief Administrative Officer with respect to the administration of the Stock Incentive Plan. Awards granted under the Stock Incentive Plan may be nonqualified stock options, rights to purchase shares of Common Stock, restricted stock, restricted stock units and other awards settleable in, or based upon, Common Stock. Awards may be granted under the Stock Incentive Plan only to persons who are employees, consultants or directors of Holdings or any of its subsidiaries on the date of the grant.

All of the shares of Common Stock purchased by management as well as the restricted stock awards and stock options granted to management (including board members) are subject to the Stock Incentive Plan.

Options issued under the Stock Incentive Plan must have an exercise price determined by the Compensation Committee and set forth in an option agreement. In no event, however, may the exercise price be less than the fair market value of a share of Common Stock on the date of grant. The Compensation Committee, in its sole discretion, will determine whether and to what extent any options are subject to vesting based upon the optionee’s continued service to, and the Holdings performance of duties for, Holdings and its subsidiaries, or upon any other basis.

In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation or similar event affecting Holdings or any of its subsidiaries (each, a “Corporate Transaction”), the

Compensation Committee may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to: (a) the aggregate number and kind of share of Common Stock or other securities, (b) the number and kind of shares of Common Stock or other securities subject to outstanding awards, (c) performance metrics and targets underlying outstanding awards and (d) the option price of outstanding options. In the case of Corporate Transactions, such adjustments may include, without limitation, (a) the cancellation of outstanding equity securities issued under the Stock Incentive Plan in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such equity securities, as determined by the Compensation Committee in its sole discretion and (b) the substitution of other property (including, without limitation, cash or other securities of Holdings and securities of entities other than Holdings for the shares of Common Stock subject to outstanding equity securities. Following the Debt Exchange Offering and the filing of the amended and restated certificate of incorporation of Holdings on January 5, 2011, providing for two classes of Common Stock, the Compensation Committee approved action to provide that all shares issuable upon exercise of outstanding options under the Stock Incentive Plan (as well as shares of Common Stock underlying future grants under that plan) are issuable for shares of Class A Common Stock.

Upon (i) the consummation of certain sales of Holdings or (ii) any transactions or series of related transactions in which Apollo sells at least 50% of the shares of Common Stock directly or indirectly acquired by it and at least 50% of the aggregate of all investor investments (a “Realization Event”), subject to any provisions of the award agreements to the contrary with respect to certain sales of Holdings, Holdings may purchase each outstanding vested and/or unvested option for a per share amount equal to (a) the amount per share received in respect of the shares of Common Stock sold in such transaction constituting the Realization Event, less (b) the option price thereof.

The Stock Incentive Plan will terminate on the tenth anniversary of the date of its adoption by the Holdings Board, or April 10, 2017.

Realogy Pension Benefits at 2010 Fiscal Year End

Prior to Realogy’s separation from Cendant, Cendant sponsored and maintained the Cendant Corporation Pension Plan (the “Cendant Pension Plan”), which was a “defined benefit” employee pension plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Cendant Pension Plan was a successor plan to the PHH Corporation Pension Plan (the “Former PHH Pension Plan”) pursuant to a transaction whereby Cendant caused a number of defined benefit pension plans to become consolidated into a single plan. A number of our employees are entitled to benefits under the Cendant Pension Plan pursuant to their prior participation in the Former PHH Pension Plan as well as subsequent participation in the Cendant Pension Plan. During 1999, the Former PHH Pension Plan was frozen and curtailed, other than for certain employees who attained certain age and service requirements.

In connection with Realogy’s separation, Cendant and Realogy agreed to separate the Cendant Pension Plan into two plans. Realogy adopted a new defined benefit employee pension plan, named the Realogy Corporation Pension Plan, which is identical in all material respects to the Cendant Pension Plan (the “Realogy Pension Plan”). Also effective upon the separation, the Realogy Pension Plan assumed all liabilities and obligations under the Cendant Pension Plan which related to the Former PHH Pension Plan. Realogy also assumed any supplemental pension obligations accrued by any participant of the Cendant Pension Plan which related to the Former PHH Pension Plan. Our employees who were not participants in the Cendant Pension Plan do not participate in the Realogy Pension Plan.

In consideration of the Realogy Pension Plan accepting and assuming the liabilities and obligations described above under the Cendant Pension Plan, Cendant caused the Cendant Pension Plan to make a direct transfer of a portion of its assets to the Realogy Pension Plan. The value of the assets transferred from the Cendant Pension Plan to the Realogy Pension Plan was proportional to the liabilities assumed by the Realogy Pension Plan, and such value was determined based upon applicable law, including under ERISA and IRS regulations.

Of those employees currently participating in the Realogy Pension Plan, 269 are no longer accruing additional benefits (other than their right to attain early retirement subsidies) and two continue to accrue additional benefits.

Mr. Kelleher is our only named executive officer who participates in the Realogy Pension Plan and his participation in the Cendant Pension Plan was frozen on October 31, 1999 and, as of that date, he no longer accrues additional benefits (other than his right to attain early retirement subsidies) under the Cendant Pension Plan or the Realogy Pension Plan.

The following table sets forth information relating to Mr. Kelleher’s participation in the Realogy Pension Plan:

Name	Plan Name	Number of Years of Credited Service(#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Kevin J. Kelleher	Realogy Pension Plan	26	386,354	—

(1)	The number of years of credited service shown in this column is calculated based on the actual years of service with us (or Cendant) for Mr. Kelleher through December 31, 2010.

(2)	The valuations included in this column have been calculated as of December 31, 2010 assuming Mr. Kelleher will retire at the normal retirement age of 65 and using the interest rate and other assumptions as described in Note 9, “Employee Benefit Plans—Defined Benefit Pension Plan” to our consolidated financial statements for the year ended December 31, 2010 included elsewhere in this prospectus.

Nonqualified Deferred Compensation at 2010 Fiscal Year End

In December 2008, in accordance with the transition rules under Section 409A of the Internal Revenue Code of 1986, as amended, our Compensation Committee amended the Realogy Officer Deferred Compensation Plan. The amendment permitted participants to revoke their current distribution elections on file and make a new unifying election for their entire account balance. The revocation and election had to be made prior to December 31, 2008. Participants could elect to receive a lump sum distribution in April 2009 or to maintain their then current election. Mr. Hull and Mr. Zipf were the only named executive officers who were participants under the Realogy Officer Deferred Compensation Plan. Each of them made new elections prior to the end of 2008. Under those new elections, they received lump sum distributions in April 2009.

Effective January 1, 2009, the Company suspended participation in the Realogy Officer Deferred Compensation Plan due to the prolonged downturn in the residential housing market and our highly levered debt structure. The suspension remains in effect. Accordingly, none of the named executive officers had any nonqualified deferred compensation at December 31, 2010.

Employment Agreements

The following summarizes the terms of the employment agreements with each of our named executive officers. Severance provisions are described in the section titled “Potential Payments Upon Termination or Change of Control.”

Mr. Smith. On April 10, 2007, we entered into a new employment agreement with Mr. Smith, with a five-year term commencing as of the effective time of the Merger (unless earlier terminated), subject to automatic extension for an additional year unless either party provides notice of non-renewal. This employment agreement supersedes any prior employment agreements that we entered into with Mr. Smith. Pursuant to the agreement, Mr. Smith serves as our President. In addition, Mr. Smith has served as our Chief Executive Officer since

November 13, 2007. He also serves as a member of the Boards of Directors of Realogy and Holdings during his term of employment. Mr. Smith is entitled to a base salary of $1 million (the base salary in effect for him as of immediately prior to the effective time of the Merger), may participate in employee benefit plans generally available to our executive officers, and is eligible to receive an annual bonus award with a target amount equal to 200% of his annual base salary, subject to the attainment of performance goals and his continued employment with us on the last day of the applicable bonus year, as well as adjustments based on a merit review. In connection with entering into his employment agreement and as partial consideration for his retention following the Merger, Mr. Smith received a one-time $5 million bonus in connection with the consummation of the Merger, the after-tax amount of which Mr. Smith elected to invest in shares of Common Stock.

Mr. Smith is also entitled to an annual bonus, the after-tax proceeds of which are required to be used to purchase the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant. Mr. Smith waived his contractual right to receive this bonus with respect to the bonuses payable in January 2009 and 2010 in order to reduce Company expense but did receive this bonus in January 2011 in the amount of $97,000.

Messrs. Hull, Kelleher, Perriello and Zipf. On April 10, 2007, we entered into new employment agreements with each of Messrs. Hull, Kelleher, Perriello and Zipf (for purposes of this section, each, an “Executive”), with a five-year term (unless earlier terminated) commencing as of the effective time of the Merger, subject to automatic extension for an additional year unless either party provides notice of non-renewal. Pursuant to these employment agreements, each of the Executives continues to serve in the same positions with us as they had served prior to the Merger. These employment agreements supersede any prior employment agreements that we entered into with each Executive. Messrs. Hull, Kelleher, Perriello and Zipf are entitled to the base salary in effect for them as of immediately prior to the effective time of the Merger, as well as employee benefit plans generally available to our executive officers and are eligible for annual bonus awards with a target amount equal to the target bonus in effect for them as of the effective time of the Merger, which target is currently equal to 100% of each Executive’s annual base salary, subject to the attainment of performance goals and the Executive’s being employed with us on the last day of the applicable bonus year.

In April 2011, we amended the employment agreements we have with Messrs. Hull, Kelleher, Perriello and Zipf. The amendments to each agreement provide for (1) an extended term ending on April 10, 2015, and (2) an annual base salary increase, effective April 1, 2011, and, in the case of Messrs. Hull, Kelleher and Zipf, another annual base salary increase, effective January 1, 2012. The following are the annual rates of base salary, effective April 1, 2011: for Mr. Hull, $575,000, Mr. Kelleher, $450,000, Mr. Perriello, $550,000 and Mr. Zipf, $560,000. Effective January 1, 2012, the annual base salary of Messrs. Hull, Kelleher and Zipf will increase to $600,000, $475,000 and $575,000, respectively.

Potential Payments upon Termination or Change in Control

The following summarizes the potential payments that may be made to our named executive officers in the event of a termination of their employment or a change of control as of December 31, 2010.

If Mr. Smith’s employment is terminated by us without “cause” or by Mr. Smith for “good reason,” subject to his execution and non-revocation of a general release of claims against us and our affiliates, he will be entitled to (1) a lump sum payment of his unpaid base salary and unpaid earned bonus and (2) an aggregate amount equal to 300% of the sum of his (a) then-current annual base salary and (b) his then-current target bonus, 50% of which will be paid thirty (30) business days after his termination of employment and the remaining portion of which will be paid in thirty-six (36) equal monthly installments following his termination of employment. If Mr. Smith’s employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage. Mr. Smith is subject to three-year post-termination non-competition and non-solicitation covenants and is entitled to be reimbursed by us for any “golden parachute” excise taxes, including taxes on any such reimbursement, subject to certain limitations described in his employment agreement.

Cause is defined in Mr. Smith’s employment agreement to mean (i) his willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (iii) his conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) his indictment for a charge of commission of a felony or any crime involving moral turpitude, provided that the Board determines in good faith that such indictment would result in a material adverse impact to the business or reputation of the Company, (v) his gross negligence in the performance of his duties, or (vi) his purposefully or negligently making (or having been found to have made) a false certification to the Company pertaining to its financial statements; a termination will not be for “Cause” pursuant to clause (i), (ii) or (v), to the extent such conduct is curable, unless the Company shall have notified Mr. Smith in writing describing such conduct and he shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice.

Good Reason is defined in Mr. Smith’s employment agreement as voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without Mr. Smith’s consent: (i) his removal from, or failure to be elected or re-elected to, the Board; (ii) a material reduction of his duties and responsibilities to the Company, (iii) a reduction in his annual base salary or target bonus (not including any diminution related to a broader compensation reduction that (A) is made in consultation with Mr. Smith and (B) is applied to all senior executives of the Company in a relatively proportionate manner); (iv) the relocation of Mr. Smith’s primary office to a location more than 30 miles from the prior location; (v) delivery of notice of non-renewal of the employment period by the Company (other than non-renewal by the Company due to Mr. Smith’s disability, termination for Cause or termination by Mr. Smith); or (vi) a material breach by the Company of a material provision of the employment agreement (including a breach of Section 2(a) of the employment agreement, which sets forth Mr. Smith’s position with the Company). A termination shall not be for “Good Reason” pursuant to clause (i), (ii), (iii) or (iv), unless Mr. Smith shall have given written notice of his intention to resign for Good Reason and the Company shall have failed to cure the event giving rise to Good Reason within ten (10) business days after the Company’s receipt of such written notice.

With respect to Messrs. Hull, Kelleher, Perriello and Zipf (also for purposes of this section, each, an “Executive”), each Executive’s employment agreement provides that if his employment is terminated by us without “cause” or by the Executive for “good reason,” subject to his execution of a general release of claims against us and our affiliates, the Executive will be entitled to:

(1) a lump sum payment of his unpaid annual base salary and unpaid earned bonus;

(2) an aggregate amount equal to (x) if such termination occurs within 12 months after a “Sale of the Company,” 200% of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus; or (y) 100% (200% in the case of Mr. Hull) of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus. Of such amount, 50% will be payable in a lump sum within 30 business days of the date of termination, and the remaining portion will be payable in 12 (24 in the case of Mr. Hull) equal monthly installments following his termination of employment; and

(3) from the period from the date of termination of employment to the earlier to occur of the second anniversary of such termination or the date on which the individual becomes eligible to participate in another employer’s medical and dental benefit plans, participation in the medical and dental benefit plans maintained by us for active employees, on the same terms and conditions as such active employees, as in effect from time to time during such period.

The definition of Cause and Good Reason under each Executive’s employment agreement are identical to those contained in Mr. Smith’s employment agreement except as follows: (A) clause (i) of the definition of Good

Reason under Mr. Smith’s employment agreement is not contained in the definition of Good Reason in each Executive’s employment agreement; and (B) the addition of language in the definition of Good Reason that a material breach by the Company of a material provision of the Executive’s employment agreement does not include any promotion or lateral assignment of the Executive.

Each Executive is subject to a two-year post-termination non-competition covenant and three-year post-termination non-solicitation covenant.

The following table sets forth information regarding the value of potential termination payments and benefits our named executive officers would have become entitled to receive upon their termination of employment with us under certain circumstances as of December 31, 2010:

Name	Benefit	Termination without Cause or for Good Reason within 12 months following a Sale of the Company ($)		Termination without Cause or for Good Reason other than within 12 months following a Sale of the Company ($)	Death ($)	Disability ($)
Richard A. Smith	Severance Pay	9,000,000	(3)	9,000,000	1,000,000	1,000,000
	Health Care (1)	330,076		330,760	330,076	330,076
	Equity Acceleration	65,363	(2)	—	—	—

Anthony E. Hull	Severance Pay	2,100,000		2,100,000	525,000	525,000
	Health Care	25,641		25,641	12,821	12,821
	Equity Acceleration	15,750	(2)	—	—	—

Kevin J. Kelleher	Severance Pay	1,664,000		832,000	416,000	416,000
	Health Care	23,455		23,455	11,728	11,728
	Equity Acceleration	12,600	(2)	—	—	—

Alexander E. Perriello, III.	Severance Pay	2,080,000		1,040,000	520,000	520,000
	Health Care	10,578		10,578	5,289	5,289
	Equity Acceleration	15,750	(2)	—	—	—

Bruce Zipf	Severance Pay	2,080,000		1,040,000	520,000	520,000
	Health Care	18,307		18,307	9,154	9,154
	Equity Acceleration	12,600	(2)	—	—	—

(1)	If Mr. Smith’s employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage.
(2)	The vesting of options accelerate upon a Sale of the Company provided, however, that in the event the individual terminates his employment without “good reason” or his employment is terminated for “cause” within one year of the Sale of the Company, the individual would be required to remit to the Company the proceeds realized in the Sale of the Company for those options, the vesting of which was accelerated due to the Sale of the Company. The value ascribed to the accelerated vesting of the options is based upon a fair market value of the Common Stock of $0.86 per share as of December 31, 2010.
(3)	No “golden parachute” excise tax would be payable based upon Mr. Smith’s historical compensation and, accordingly, the Company would have no obligation to reimburse Mr. Smith for any such taxes.

Director Compensation

The following sets forth information concerning the compensation of our independent director in 2010. None of the other members of the Board of Directors received any compensation for their service as a director in 2010.

Name	Fees earned or paid in cash ($)	All other compensation ($)		Total ($)
V. Ann Hailey	160,000	—		160,000
Henry R. Silverman	—	141,482	(1)	141,482	(1)

(1)	Consists of post-employment secretarial support provided to Mr. Silverman pursuant to his employment agreement with us.

Ms. Hailey, our only independent director and the Chair of our Audit Committee, joined the Board on February 4, 2008. She receives a director retainer of $150,000 and a fee as Audit Committee Chair of $10,000, each on an annualized basis. During 2009 and 2010, the entire $150,000 director retainer fee was payable in cash pursuant to an action taken by the Compensation Committee. For 2008, of the $150,000 director retainer fee, $90,000 was payable pursuant to a grant of restricted shares of Common Stock based upon the fair market value of the Common Stock on the date of grant, provided that in connection with the initial grant made on February 4, 2008, the Common Stock was valued at $10.00 per share. The vesting of the restricted stock is identical to the vesting terms of the restricted stock awards granted to certain executive officers: namely, one-half vested 18 months following the date of grant (August 4, 2009) and the other half vested 36 months following the date of grant (February 4, 2011). We determined that the fair market value of the restricted stock award of 9,000 shares on the date of grant (February 4, 2008) was $90,000.

Newly appointed independent directors also receive on the date of their appointment a one-time grant of non-qualified options to purchase 50,000 shares of Common Stock with an exercise price equal to the greater of $10.00 per share or the fair market value of the Common Stock on the date of grant. The options become exercisable at the rate of 25% of the underlying shares upon each of the first four anniversaries following the date of grant, subject to acceleration and vesting in full upon a Sale of the Company (as that term is defined in the Holdings Stock Incentive Plan). We determined that in accordance with the FASB’s guidance on accounting for stock-based compensation, the fair market value of the option on the date of grant (February 4, 2008) was $2.42 per share or $121,000 in the aggregate.

On March 3, 2011, the Compensation Committee amended Holdings’ policy with respect to compensation of directors to eliminate the one-time grant of non-qualified options for any newly appointed independent director and to provide that one-half of the $150,000 annual independent director retainer fee will be payable pursuant to a grant of non-qualified stock options. The exercise price of the options will be equal to the fair market value of the Class A Common Stock on the date of grant and the options will become exercisable at the rate of 25% of the underlying shares upon each of the first four anniversaries following the date of grant, subject to acceleration and vesting in full upon a Sale of the Company. In accordance with the revised policy, on March 3, 2011, the Compensation Committee awarded Ms. Hailey, as part of her 2011 director compensation, a grant of 105,000 non-qualified options to purchase shares of Class A Common Stock at an exercise price of $0.86 per share, which the Compensation Committee determined was the fair market value of the Class A Common Stock on the date of grant. To increase the retention incentives provided by our stock based compensation programs to Ms. Hailey, the Compensation Committee also approved the grant of 150,000 non-qualified stock options to purchase shares of Class A Common Stock at an exercise price of $0.86 per share to become exercisable at the rate of 37,500 options per year commencing March 3, 2012, and the grant of a restricted stock award for 105,000 shares of Class A Common Stock, 52,500 shares of which will vest 18 months following the date of grant and the balance will vest 36 months following the date of grant, subject to her continued service on the Holdings Board.

In connection with Mr. Silverman’s appointment as non-executive chairman of the Company, on November 13, 2007, the Holdings Board granted Mr. Silverman an option to purchase 5 million shares of Common Stock at $10 per share. The options include both time vesting (tranche A) options and performance vesting (tranche B and tranche C) options. In general, one-half of the options granted to Mr. Silverman vest and become exercisable in five equal installments on each of the 12th, 24th, 36th, 48th and 60th month anniversaries of September 1, 2007 (the tranche A options), and one-half of the options are performance vesting options, one-half of which vest upon the achievement of an internal rate of return of funds managed by Apollo with respect to its investment in Holdings of 20% (the tranche B options), and the remaining half of which vest upon the achievement of an internal rate of return of such funds of 25% (the tranche C options). We determined that excluding the effect of estimated forfeitures, in accordance with the FASB’s guidance, the fair market value of the option on the date of grant (November 13, 2007) was $2.58 per share or an aggregate of $6,450,000, which includes only the value of the time-vested options (the tranche A options). We also determined the grant date fair market value of the tranche B options and tranche C options but will only recognize those costs as compensation expense when the performance criteria are probable of occurring (e.g., an initial public offering or significant capital transaction). Assuming the highest level of performance conditions is probable, the total grant date fair value of the options would be $11,611,431.

The assumptions we used in determining the grant date fair value of the restricted stock and options outstanding at December 31, 2010 are described in Note 12, “Stock-Based Compensation” to our consolidated financial statements for the year ended December 31, 2010 included elsewhere in this prospectus.

A director who serves on the Holdings Board does not receive any additional compensation for service on the Board of Directors of a subsidiary of Holdings, unless there shall be a committee of a subsidiary where there is not a corresponding committee of Holdings.

Compensation Committee Interlocks and Insider Participation

Shortly prior to the consummation of the Merger, Apollo, principally through the Holdings Board, whose members then consisted of Apollo’s representatives, Messrs. Marc Becker and M. Ali Rashid, negotiated employment agreements and other arrangements with our named executive officers. Between April 10, 2007 and mid-February 2008, decisions relating to executive compensation were within the province of the Holdings Board and the Realogy Board, both of which were (and are) controlled by Apollo representatives. In February 2008, the Holdings Board established the Compensation Committee, whose members consist of Messrs. Becker and Rashid.

During 2010, none of the members of the Compensation Committee had any relationship that requires disclosure in this prospectus as a transaction with a related person, though both members are employed by Apollo, which has engaged in related party transactions with us during 2010 as discussed in “Certain Relationships and Related Party Transactions.”

During 2010, (1) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on the Holdings Board or the Realogy Board; (2) none of our executive officers served as a director of another entity, one of whose executive officers served on the Holdings Board or the Realogy Board, and (3) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of the directors of the Holdings Board or Realogy Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of Realogy’s issued and outstanding common stock is owned by its parent, Intermediate, and all of the issued and outstanding common stock of Intermediate is owned by its parent, Holdings. Realogy’s common stock owned by Intermediate constitutes all of Realogy’s issued and outstanding capital stock.

Pursuant to Holdings’ amended and restated certificate of incorporation, Holdings has two classes of Common Stock, Class A Common Stock and Class B Common Stock (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), each with a par value of $0.01 per share. All of the outstanding shares of Common Stock are shares of Class B Common Stock and all of the Common Stock into which the Convertible Notes are convertible will be shares of Class A Common Stock. Each share of Class A Common Stock has one vote per share. Each share of Class B Common Stock has five votes per share. The Class B Common Stock will automatically convert into Class A Common Stock on a share-for-share basis once (i) Apollo converts all of the Convertible Notes it received in the Debt Exchange Offering into shares of Class A Common Stock or (ii) upon a Qualified Public Offering, provided that such conversion would not result in a change of control of Realogy under the senior secured credit facility or any of its other debt arrangements.

The following table sets forth information regarding the beneficial ownership of the Common Stock as of May 16, 2011 assuming all of the Convertible Notes are converted into Class A Common Stock, by (i) each person known to beneficially own more than 5% of the Common Stock, (ii) each of our named executive officers, (iii) each member of the Board of Directors and (iv) all of our executive officers and members of the Board of Directors as a group. At May 16, 2011, there were 200,531,905 shares of Common Stock outstanding.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class A Common Stock (1)	Ownership of Class B Common Stock	Percentage of Class B Common Stock	Percentage of Common Stock (1)
Apollo (2)	1,276,938,607	197,820,000	98.7%	66.2%
Henry R. Silverman (3)(9)	1,500,000	—	*	*
Richard A. Smith (4)	778,125	912,025	*	*
Anthony E. Hull (5)	187,500	282,025	*	*
Kevin J. Kelleher (6)	150,000	181,069	*	*
Alexander E. Perriello, III (7)	187,500	232,025	*	*
Bruce Zipf (8)	150,000	224,050	*	*
Marc E. Becker (9)	—	—	—	*
V. Ann Hailey (10)	142,500	9,000	*	*
Scott M. Kleinman (9)	—	—	—	*
M. Ali Rashid (8)	—	—	—	*
Directors and executive officers as a group (14 persons) (11)	3,395,625	2,185,905	1.1%	*
Paulson & Co. Inc. (12)	479,022,151	—	—	21.5%
York Capital Management (13)	75,418,797	—	—	3.4%
Avenue Capital Management II, L.P. (14)	62,238,295	—	—	2.8%
Western Asset Management Company (15)	61,646,832	—	—	2.8%

*	Less than one percent.
(1)	Assumes conversion of all outstanding Convertible Notes into shares of Class A Common Stock. As of May 16, 2011, $1,143,706,000 aggregate principal amount of Series A Convertible Notes, $291,424,196 aggregate principal amount of Series B Convertible Notes and $675,111,000 aggregate principal amount of Series C Convertible Notes were outstanding. The initial conversion rates of the Convertible Notes are 975.6098 shares of Class A Common Stock per $1,000 aggregate principal amount of Series A Convertible Notes or Series B Convertible Notes, which is equivalent to an initial conversion price of approximately $1.025 per share, and 926.7841 shares of Class A Common Stock per $1,000 aggregate principal amount of Series C Convertible Notes, which is equivalent to an initial conversion price of approximately $1.079 per share. The conversion rates are subject to certain anti-dilution adjustments. Assuming all of the Convertible Notes were converted into Class A Common Stock at the applicable initial conversion rates and assuming conversion of all of the Class B Common Stock into Class A Common Stock on a share-for-share basis, there would be 2,226,341,129 shares of Class A Common Stock outstanding as of May 16, 2011.
(2)

Reflects (i) the outstanding shares of capital stock of Domus Holdings Corp. which are held of record by Apollo Investment Fund VI, L.P. (“AIF VI LP”), Domus Investment Holdings, LLC (“Domus LLC”), Domus Co-Investment Holdings LLC (“Domus Co-Invest LLC”) and various members of management of Holdings and Realogy, which are shares of Class B Common Stock with five votes per share, and (ii) the outstanding shares of Class A Common Stock that will be held by RCIV Holdings (Luxembourg) S.à r.l. (“RCIV Sarl”) upon the conversion of its Convertible Notes. The general partner of AIF VI LP is Apollo Advisors VI, L.P. (“Advisors VI”) and the investment manager of AIF VI LP is Apollo Management VI, L.P. (“Management VI”). The sole stockholder of RCIV Sarl is RCIV Holdings, L.P. (“RCIV Holdings”). The general partner of RCIV Holdings is Apollo Advisors VI (EH), L.P. (“Advisors VI EH”) and the investment manager of RCIV Holdings is Management VI. Management VI also serves as the manager or managing member of each of Domus LLC and Domus Co-Invest LLC. The general partner of Management VI is AIF VI Management, LLC (“AIF VI LLC”). The sole member-manager of AIF VI LLC is Apollo Management, L.P. (“Apollo Management”). The general partner of Apollo Management is Apollo

Management GP, LLC (“Apollo Management GP”). The sole member-manager of Apollo Management GP is Apollo Management Holdings, L.P. (“Management Holdings”). The general partner of Management Holdings is Apollo Management Holdings GP, LLC (“Management Holdings GP” and together with Management VI, AIF VI LLC, Apollo Management, Apollo Management GP and Management Holdings, the “Apollo Management Entities”). The general partner of Advisors VI is Apollo Capital Management VI, LLC (“Capital Management VI”). The sole member of Capital Management VI is Apollo Principal Holdings I, L.P. (“Principal Holdings I”), and the general partner of Principal Holdings I is Apollo Principal Holdings I GP, LLC (“Principal Holdings I GP”). The general partner of Advisors VI EH is Apollo Advisors VI (EH-GP), Ltd. (“Advisors VI EH-GP”) The sole stockholder of Advisors VI EH-GP is Apollo Principal Holdings III, L.P, (“Principal Holdings III”), and the general partner of Principal Holdings III is Apollo Principal Holdings III GP, Ltd. (“Principal Holdings III GP” and together with Advisors VI, Advisors VI EH, Capital Management VI, Principal Holdings I, Principal Holdings I GP, Advisors VI EH GP and Principal Holdings III, the “Apollo Advisors Entities”). Leon Black, Joshua Harris and Marc Rowan are the managers of each of Management Holdings GP and Principal Holdings I GP and the directors of Principal Holdings III GP. Each of AIF VI LP, Domus LLC, Domus Co-Invest LLC, RCIV Sarl, RCIV Holdings, the Apollo Management Entities, the Apollo Advisors Entities and Messrs. Black, Harris and Rowan disclaims beneficial ownership of the shares of Realogy held by Domus Intermediate except to the extent of any pecuniary interest therein. The address for RCIV Sarl is 9b, boulevard Prince Henri, L-1724, Luxembourg, and the address for RCIV Holdings is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands. The address for AIF VI LP, Domus LLC, Domus Co-Invest LLC and the Apollo Advisors Entities is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address for the Apollo Management Entities and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, NY 10019. Does not include 6,769,225 shares of Common Stock (including 2,606,905 shares of Class B Common Stock held outright, 4,057,319 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options exercisable within 60 days of May 16, 2011 and 105,000 shares of Class A Common Stock subject to vesting under a restricted stock agreement) beneficially owned by our directors and executive officers and other members of our management, for which AIF VI LP and Domus LLC have voting power pursuant to the Management Investor Rights Agreement (as defined below) but not investment power.

(3)	Includes 1,500,000 shares of Class A Common Stock issuable upon currently exercisable options but does not include 3,500,000 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(4)	Includes 778,125 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable on July 1, 2011. Does not include an additional 2,521,329 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(5)	Includes 187,500 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable on July 1, 2011. Does not include an additional 678,126 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(6)	Includes 150,000 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable on July 1, 2011. Does not include an additional 524,235 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(7)	Includes 187,500 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable on July 1, 2011. Does not include an additional 657,627 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(8)	Includes 150,000 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable on July 1, 2011. Does not include an additional 541,857 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(9)	Messrs. Silverman, Becker, Kleinman and Rashid are each principals and officers of certain affiliates of Apollo. Although each of Messrs. Silverman, Becker, Kleinman and Rashid may be deemed the beneficial owner of shares beneficially owned by Apollo, each of them disclaims beneficial ownership of any such shares.
(10)

Includes 37,500 shares of Class A Common Stock issuable upon exercise of currently exercisable options and 105,000 shares of Class A Common Stock subject to vesting under a restricted stock agreement. Does not include an additional 267,500 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(11)	Includes options to purchase 3,290,625 shares of Class A Common Stock issuable upon exercise of currently exercisable options or options that become exercisable within 60 days following May 16, 2011 and 105,000 shares of Class A Common Stock subject to vesting under a restricted stock agreement. Does not include 9,772,412 shares of Class A Common Stock that are issuable upon exercise of options that remain subject to vesting.
(12)	Based on information furnished to us by such person, consists of all the shares of Class A Common Stock held by Paulson assuming conversion of its Convertible Notes. Assuming only Paulson converts its Convertible Notes, it would own approximately 70.5% of the total outstanding shares of Common Stock and approximately 32.3% of the voting power with respect to the Common Stock. Paulson holds the shares of Class A Common Stock on behalf of the several investment funds and accounts managed by it. John Paulson owns 100% of Paulson and has sole voting power and authority over the shares of Class A Common Stock held by Paulson. John Paulson may be deemed the beneficial owner of shares beneficially owned by Paulson but disclaims beneficial ownership of any such shares. The address for Paulson is 1251 Avenue of the Americas, 50th Floor, New York, New York 10020.
(13)	Based on information furnished to us by such person, consists of all the shares of Class A Common Stock held by certain entities managed by York Capital Management (together with such entities, “York”) assuming conversion of their Convertible Notes. Assuming only York converts its Convertible Notes, it would own approximately 27.3% of the total outstanding shares of Common Stock and approximately 7.0% of the voting power with respect to the Common Stock. The holders of record of the shares of Class A Common Stock owned by York are York Credit Opportunities Fund, L.P., York Credit Opportunities Master Fund, L.P. Jorvik Multi-Strategy Master Fund, L.P., York Multi-Strategy Master Fund, L.P., York Capital Management, L.P. and certain accounts managed by York Managed Holdings, LLC. The general partner of York Credit Opportunities Fund, L.P. and York Credit Opportunities Master Fund, L.P. is York Credit Opportunities Domestic Holdings, LLC. The general partner of Jorvik Multi-Strategy Master Fund, L.P., York Multi-Strategy Master Fund, L.P. and York Capital Management, L.P. is Dinan Management, LLC. York Capital Management Global Advisors, LLC has sole voting power and investment authority over the shares of Class A Common Stock held by each of the foregoing. The address for York is 767 Fifth Avenue, 17th Floor, New York, New York 10153.
(14)	Based on information furnished to us by such person, consists of all of the shares of Class A Common Stock held by Avenue Capital Management II, L.P. (together with its affiliated funds, “Avenue”) assuming conversion of its Convertible Notes. Assuming only Avenue converts its Convertible Notes, it would own approximately 23.7% of the total outstanding shares of Common Stock and approximately 6.2% of the voting power with respect to the Common Stock. The holders of record of the shares of Class A Common Stock owned by Avenue are Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., Avenue-CDP Global Opportunities Fund, L.P., Avenue Investments, L.P. and Avenue International Master, L.P. Avenue Capital Management II, LP has sole voting power and investment authority over the shares of Class A Common Stock held by each of the foregoing. The general partner of Avenue Capital Management II, LP is Avenue Capital Management II GenPar, LLC whose sole members are Marc Lasry and Sonia Gardner. Each of Marc Lasry and Sonia Gardner may be deemed beneficial owners of the shares beneficially owned by Avenue but each disclaim beneficial ownership of any such shares. The address for Avenue is 399 Park Avenue, 6th Floor, New York, NY 10022.
(15)	Based on information furnished to us by such person, consists of all of the shares of Class A Common Stock held in investment funds and separately managed client accounts (the “WAMCO Accounts”) for which Western Asset Management Company (“WAMCO”) serves as investment manager. The number of shares reported assumes conversion of all Convertible Notes held in the WAMCO Accounts. Assuming only WAMCO converts all Convertible Notes held in the WAMCO Accounts, the WAMCO Accounts would own approximately 23.5% of the total outstanding shares of Common Stock and approximately 6.2% of the voting power with respect to the Common Stock. WAMCO does not directly own any of the shares listed. WAMCO may be deemed to be the beneficial owner of shares beneficially owned by the client accounts for which it serves as investment manager, but disclaims beneficial ownership of any such shares. The address for WAMCO is 385 E. Colorado Blvd., Pasadena, CA 91101.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Support Agreement

On November 30, 2010, Realogy and Holdings entered into a support agreement (the “Support Agreement”) with Paulson, Avenue and RCIV Sarl, an affiliate of Apollo, the Company’s controlling stockholder (together with Paulson and Avenue, the “Significant Holders”), which collectively held, as of such date, approximately $1.01 billion (59%) aggregate principal amount of 10.50% Senior Notes, approximately $342 million (73%) aggregate principal amount of Senior Toggle Notes and approximately $606 million (69%) aggregate principal amount of the 12.375% Senior Subordinated Notes, whereby (i) Paulson and Apollo agreed to tender in the Debt Exchange Offering all of their Existing Notes in exchange for Convertible Notes, plus any additional Existing Notes acquired by them through the expiration of the Debt Exchange Offering and (ii) Avenue agreed to tender in the Debt Exchange Offering approximately $250 million aggregate principal amount of its Existing Notes for Old Notes and the remaining approximately $64 million aggregate principal amount of its Existing Notes for Convertible Notes, plus any additional Existing Notes acquired by them through the expiration of the Debt Exchange Offering. Apollo agreed to participate in the Debt Exchange Offering with respect to approximately $1,338 million aggregate principal amount of Existing Notes.

Pursuant to the Support Agreement, Realogy and Holdings agreed to indemnify each Significant Holder for losses resulting from any claims of their stockholders, investors or creditors, or any of their affiliates or subsidiaries, in connection with the Debt Exchange Offering and also reimbursed each of Paulson and Avenue for reasonable attorney’s fees incurred by them in connection with the Debt Exchange Offering up to $225,000 in each case.

Apollo, Paulson and Avenue tendered approximately $1,338 million, $494 million and $314 million aggregate principal amount of Existing Notes, respectively, in the Debt Exchange Offering.

Issuance of Convertible Notes Upon Consummation of Debt Exchange Offering; Amendment and Restated Certificate of Incorporation of Holdings

On January 5, 2011, Realogy, in connection with the consummation of the Debt Exchange Offering, issued $1,144 million aggregate principal amount of Series A Convertible Notes, $291 million aggregate principal amount of Series B Convertible Notes and $675 million aggregate principal amount of Series C Convertible Notes to eligible holders of Existing Notes that elected to receive Convertible Notes in the Debt Exchange Offering. The Convertible Notes were issued pursuant to Section 4(2) of the Securities Act only to holders who were “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or institutional “accredited investors” within the meaning of Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

Realogy issued approximately $1,338 million, $494 million, $78 million, $64 million and $63 million aggregate principal amount of Convertible Notes to Apollo, Paulson, York, Avenue and WAMCO, respectively.

At the closing of the Debt Exchange Offering, Holdings’ certificate of incorporation was amended and restated to provide, among other things, for two classes of Common Stock, Class A Common Stock and Class B Common Stock. All of the outstanding shares of Common Stock are shares of Class B Common Stock, substantially all of which are owned by Apollo. All of the Common Stock into which the Convertible Notes are convertible will be shares of Class A Common Stock. Each share of Class A Common Stock has one vote per share. Each share of Class B Common Stock has 5 votes per share. The Class B Common Stock will automatically convert into Class A Common Stock on a share-for-share basis once (i) Apollo converts all of the Convertible Notes it received in the Debt Exchange Offering into shares of Class A Common Stock or (ii) upon a Qualified Public Offering, provided that such conversion would not result in a change of control of Realogy under its senior secured credit facility or any of its other debt arrangements. Even if all the outstanding Convertible Notes held by parties other than Apollo were converted into Class A Common Stock, Apollo would continue to control a majority of the voting power of the outstanding Common Stock.

“Qualified Public Offering” means (a) an underwritten offering of shares of Class A Common Stock by Holdings or any selling securityholders pursuant to an effective registration statement filed by Holdings with the SEC (subject to certain customary exceptions) under the Securities Act, pursuant to which the aggregate offering price of the Class A Common Stock (by Holdings and/or other selling securityholders) sold in such offering (together with the aggregate offering prices from any prior such offerings) is at least $200 million and (b) the listing of Company Class A Common Stock on the NASDAQ Global Select Market, the NASDAQ Global Market, the New York Stock Exchange or any successor exchange to the foregoing.

Assuming all Convertible Notes are converted into shares of Class A Common Stock, Apollo and Paulson would beneficially own approximately 66.2% and 21.5%, respectively, of the total outstanding shares of Common Stock on an as-converted basis (not including shares of Common Stock held by management for which Apollo exercises voting power). None of York, Avenue and WAMCO would beneficially own more than 5% of the total outstanding shares of Common Stock assuming the conversion of all the Convertible Notes. However, if any of York, Avenue or WAMCO converted its Convertible Notes before the conversion of any other Convertible Notes, it would beneficially own more than 5% of the total outstanding shares of Common Stock. See “Security Ownership of Certain Beneficial Owners and Management.” In connection with the Debt Exchange Offering, each of York, Avenue, Paulson and WAMCO also entered into a securityholders agreement with Realogy, Holdings and Apollo as further described below.

Apollo Securityholders Agreement

On January 5, 2011, Holdings and certain holders of Common Stock affiliated with Apollo amended and restated the Securityholders Agreement, originally dated as of April 10, 2007 (as amended and restated, the “Apollo Securityholders Agreement”), which became effective upon consummation of the Debt Exchange Offering. The Apollo Securityholders Agreement, among other things, generally sets forth the rights and obligations of Domus Co-Investment Holdings LLC—a co-investment entity formed at the time of the Merger for the purpose of owning shares of Common Stock held beneficially by certain co-investors.

The Apollo Securityholders Agreement provides that prior to a Qualified Public Offering, Apollo Investment Fund VI, L.P., RCIV Holdings (Luxembourg) S.à r.l., RCIV Holdings, L.P. and Domus Investment Holdings, LLC (collectively, the “Sponsor Funds”) will have preemptive rights with respect to certain offerings by Holdings or Realogy of equity securities. The Sponsor Funds’ preemptive rights do not apply to the Convertible Notes issued upon consummation of the Debt Exchange Offering or to the Class A Common Stock issued upon conversion thereof. If Holdings or Realogy proposes to issue or sell any equity securities, or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities (excluding the Convertible Notes and Class A Common Stock issued upon conversion thereof and subject to certain customary exceptions), then the Sponsor Funds will have the right to participate in any such issuance based on its pro rata equity ownership on a fully diluted basis. The Apollo Securityholders Agreement also provides for limited preemptive rights to Domus Co-Invest LLC in any subscription of equity securities of Holdings or its subsidiaries (or securities convertible into or exchangeable for any such equity securities) by the Sponsor Funds or any affiliates thereof to which any transfers of Common Stock are made.

The Apollo Securityholders Agreement also:

•	provides for certain rights and obligations of Domus Co-Invest LLC upon any disposition of shares of Common Stock by the Sponsor Funds to any third party;

•	restricts the ability of Domus Co-Invest LLC to transfer its shares in Holdings, other than in connection with sales initiated by the Sponsor Funds;

•	provides Domus Co-Invest LLC with certain information rights; and

•

provides that the Holdings Board shall include two directors previously designated by Domus Co-Invest LLC and Apollo Investment Fund VI, L.P. and three directors designated by the Sponsor Funds, in each case, for so long as such entity continues to own Common Stock or Convertible Notes, and additional directors or non-voting observers designated pursuant to any other agreements of Holdings.

Amended and Restated Management Investor Rights Agreement

On January 5, 2011, Holdings also amended and restated its management investor rights agreement, originally dated as of April 7, 2007 (as amended and restated, the “Management Investor Rights Agreement”), which became effective upon consummation of the Debt Exchange Offering. The Management Investor Rights Agreement was entered into by and among Holdings and AIF VI LP, RCIV Sarl, RCIV Holdings, Domus LLC (collectively, the “Apollo Holders”) and certain management holders (collectively, the “Management Holders”).

The Management Investor Rights Agreement, among other things:

•	allows the Management Holders to participate, and grants the Apollo Holders the right to require the Management Holders to participate, in certain sales or transfers of shares of Common Stock;

•	restricts the ability of Management Holders to transfer, assign, sell, gift, pledge, hypothecate, encumber, or otherwise dispose of Common Stock prior to a Qualified Public Offering;

•

allows Management Holders, subject to mutual indemnification and contribution rights, to include certain securities in a registration statement filed by Holdings with respect to an offering of Common Stock (i) in connection with the exercise of any demand rights by the Apollo Holders and any affiliates thereof to which any transfers of Common Stock are made (collectively, the “Apollo Group”) or any other securityholder possessing such rights, or (ii) in connection with which the Apollo Group exercises “piggyback” registration rights;

•	allows Holdings and the Apollo Group to repurchase Common Stock held by Management Holders upon termination of employment or their bankruptcy or insolvency; and

•	obligates the Management Holders to abide by certain nonsolicitation, noncompetition, confidentiality and proprietary rights provisions.

The Management Investor Rights Agreement will terminate upon the earliest to occur of the dissolution of Holdings, the occurrence of any event that reduces the number of parties to the agreement to one and the consummation of a control disposition.

Paulson Securityholders Agreement

On November 30, 2010, Realogy, Holdings, Paulson and certain affiliates of Apollo (Domus LLC, RCIV Holdings, RCIV Sarl, AIF VI LP and Domus Co-Invest LLC) entered into a securityholders agreement with Paulson (the “Initial Paulson Agreement”) which was subsequently amended and restated on January 5, 2011 (the “Amended and Restated Paulson Agreement” and, together with the Initial Paulson Agreement, the “Paulson Securityholders Agreement”). The Paulson Securityholders Agreement became effective on January 5, 2011, upon consummation of the Debt Exchange Offering. The material terms of the Paulson Securityholders Agreement are set forth below.

Preemptive Rights

Prior to a Qualified Public Offering, Paulson has preemptive rights with respect to certain offerings by Holdings or Realogy of equity or debt. Paulson’s preemptive rights shall not apply to the Convertible Notes issued upon consummation of the Debt Exchange Offering or to the Class A Common Stock issued upon conversion thereof. If Holdings or Realogy proposes to issue or sell any equity securities, or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities (subject to certain customary exceptions), then Paulson has the right to participate in any such issuance based on its pro rata equity ownership on a fully diluted basis. If Holdings or Realogy proposes to issue or sell debt to an affiliate of Holdings or Realogy, then Paulson has the right to participate in any such issuance up to an amount equal to the fraction of the total offering determined by dividing (i) its then owned New Notes (including Convertible Notes that have been converted into shares of Class A Common Stock still owned by it) by (ii) the total principal amount of outstanding debt of Realogy and Holdings as of the date of the Paulson Securityholders Agreement (“Pro Rata Debt Ownership”). In addition, Realogy will use commercially reasonable efforts to allow Paulson to participate in debt financings to third parties based on Paulson’s Pro Rata Debt Ownership, provided that if Apollo participates in such financing, Paulson shall also be permitted to participate in such financing to the same extent as Apollo based on their respective Pro Rata Debt Ownership at such time.

Registration Rights

Demand Rights. Paulson has two “demand” rights that allow Paulson, at any time after 36 months following the consummation of the Debt Exchange Offering, to request that Holdings undertake an underwritten public offering of its Class A Common Stock under the Securities Act so long as the estimated gross proceeds of any such underwritten public offering would be equal to or greater than $75 million, provided that if the number of Paulson’s shares of Class A Common Stock originally included in Paulson’s demand request is reduced to less than two-thirds of such shares in the underwritten public offering as a result of underwriter cutbacks, Paulson shall not be deemed to have used one of its demand rights. In addition, if Paulson elects to exercise its demand rights prior to a Qualified Public Offering or Holdings notifies Paulson of its intention to consummate a Qualified Public Offering, Paulson will not publicly sell any shares of Class A Common Stock from such time until the expiration of its applicable Lock-Up Period (as defined below).

Blackout Periods. Holdings has the ability to delay the filing of a registration statement in connection with an underwritten demand request for not more than an aggregate of 90 days (the “Maximum Blackout Period) in any twelve-month period, subject to certain conditions. To the extent Holdings delays the filing of a registration statement for a period in excess of the Maximum Blackout Period, it has agreed to pay liquidated damages to Paulson based on the principal amount of Convertible Notes exchanged for the shares of Class A Common Stock requested to be included in such registration by Paulson.

Piggyback Registration Rights. Paulson also has unlimited “piggyback” registration rights that allow Paulson to include its Class A Common Stock in any public offering of equity securities initiated by Holdings or by any of Holdings’ other stockholders that have registration rights, subject to certain customary exceptions. Such registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering and may be assigned to third parties if assigned together with a transfer by Paulson of at least $10 million aggregate principal amount of its Convertible Notes or shares of Class A Common Stock issued upon conversion of such Convertible Notes.

Lock-Up

If Holdings registers shares of Common Stock in an underwritten offering and if requested by the lead managing underwriter in such offering, Paulson will not sell publicly any capital stock of Holdings for a period of not more than 90 days (or up to 180 days in the case of a Qualified Public Offering), commencing on the effective date of the applicable registration statement (each, a “Lock-Up Period”), subject to certain customary exceptions. Paulson has also agreed to enter into customary lock-up agreements with the lead managing underwriter to the extent requested to do so.

Indemnification; Expenses

Holdings has agreed to indemnify Paulson and its officers, directors, employees, managers, members, partners and agents and controlling persons against any losses resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Paulson sells shares of Class A Common Stock, unless such liability arose from Paulson’s misstatement or omission, and Paulson has agreed to indemnify Holdings against all losses caused by its misstatements or omissions up to the amount of proceeds received by Paulson upon the sale of the securities giving rise to such losses. Holdings will pay all registration expenses incidental to Holdings’ obligations under the Paulson Securityholders Agreement, including a specified portion of Paulson’s legal fees and expenses, and Paulson will pay any remaining legal fees and expenses and its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of Class A Common Stock under the Paulson Securityholders Agreement.

Tag-Along Rights

If at any time, prior to the consummation of a Qualified Public Offering, certain Apollo entities propose to sell or transfer 5% or more of the outstanding shares of Common Stock on a fully diluted basis to any non affiliated third party, other than in a Public Sale, then Paulson has the right, subject to certain conditions, to participate in such transfer on a pro rata basis.

“Public Sale” means any sale, occurring simultaneously with or after an initial public offering of shares of Class A Common Stock pursuant to an effective registration statement under the Securities Act, of Common Stock to the public pursuant to an offering registered under the Securities Act or to the public in the manner described by the provisions of Rule 144 promulgated thereunder, other than an offering relating to employee incentive plans.

Designation and Election of Directors

Until Paulson ceases to own directly or indirectly, shares of Common Stock (assuming conversion of all of its then outstanding Convertible Notes) representing at least 5% of the outstanding shares of Common Stock on a fully-diluted basis, Paulson has the right to either (i) nominate one appointee to the Holdings Board or (ii) designate one non-voting observer to attend all meetings of the Holdings Board.

Consent Rights

Prior to the consummation of a Qualified Public Offering, Holdings, Intermediate and Realogy shall not declare or pay any dividends or any other distributions on capital stock or redeem or repurchase any shares of capital stock without the prior written consent of Paulson, subject to certain specified exceptions. In addition, prior to the consummation of a Qualified Public Offering, Holdings and its direct and indirect subsidiaries may not enter into any transaction or series of transactions with certain Apollo entities if such transaction involves consideration in excess of $10 million without Paulson’s prior written consent, unless such transaction is (i) in connection with the Debt Exchange Offering, a preemptive event pursuant to which Paulson was given the opportunity to participate or pursuant to agreements or arrangements entered into prior to the date of the Paulson Securityholders Agreement, (ii) expressly permitted by the New Notes Indentures or (iii) not materially less favorable to Holdings or any of its direct or indirect subsidiaries than could have been obtained in a comparable transaction with an unrelated person.

Holdings may also not enter into any supplement of the indentures governing the Convertible Notes that would materially adversely affect Paulson’s holdings of Convertible Notes for so long as Paulson owns at least 50% of the Convertible Notes it received in the Debt Exchange Offering. The Paulson Securityholders Agreement also provides that without the prior written consent of Paulson, (i) Holdings shall not permit any of its direct or indirect subsidiaries to effectuate an initial public offering of common stock, (ii) Holdings shall at all times own 100% of the capital stock of Intermediate and Intermediate shall at all times own, directly or indirectly, 100% of the capital stock of Realogy and (iii) Holdings shall not engage in any business or activity other than owning shares of Intermediate and Intermediate shall not engage in any business or activity other than owning shares of Realogy.

Termination

The Paulson Securityholders Agreement will terminate upon the first to occur of (i) Holdings’ dissolution, liquidation or winding-up; (ii) with respect to Paulson, when Paulson ceases to own shares of Common Stock

(assuming conversion of all of its then outstanding Convertible Notes) representing at least 5% of the outstanding shares of Common Stock on a fully diluted basis and (iii) with respect to each Apollo Holder, when such Apollo Holder ceases to own shares of Common Stock or Convertible Notes; provided, however, that Paulson’s preemptive rights and tag-along rights with respect to equity issuances will not terminate until such time that Paulson owns less than $15 million aggregate principal amount of the Convertible Notes (or shares of Class A Common Stock issued upon conversion of such Convertible Notes or a combination thereof) it received upon consummation of the Debt Exchange Offering.

Avenue Securityholders Agreement

On November 30, 2010, Realogy, Holdings, Avenue and certain affiliates of Apollo (Domus LLC, RCIV Holdings, RCIV Sarl, AIF VI LP and Domus Co-Invest LLC) entered into a securityholders agreement with Avenue (the “Initial Avenue Agreement”) which was subsequently amended and restated on January 5, 2011 (the “Amended and Restated Avenue Agreement” and, together with the Initial Avenue Agreement, the “Avenue Securityholders Agreement”). The Avenue Securityholders Agreement became effective on January 5, 2011, upon consummation of the Debt Exchange Offering. The material terms of the Avenue Securityholders Agreement are set forth below.

Preemptive Rights

Prior to a Qualified Public Offering, Avenue has preemptive rights with respect to certain offerings by Holdings or Realogy of equity or debt. Avenue’s preemptive rights shall not apply to the Convertible Notes issued upon consummation of the Debt Exchange Offering or to the Class A Common Stock issued upon conversion thereof. If Holdings or Realogy proposes to issue or sell any equity securities, or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities (subject to certain customary exceptions), then Avenue has the right to participate in any such issuance based on its pro rata equity ownership on a fully diluted basis. If Holdings or Realogy proposes to issue or sell debt to an affiliate of Holdings or Realogy, then Avenue has the right to participate in any such issuance based on its Pro Rata Debt Ownership. In addition, Realogy will use commercially reasonable efforts to allow Avenue to participate in debt financings to third parties based on Avenue’s Pro Rata Debt Ownership, provided that if Avenue participates in such financing, Avenue shall also be permitted to participate in such financing to the same extent as Apollo based on their respective Pro Rata Debt Ownership at such time.

Piggyback Registration Rights

Avenue has unlimited “piggyback” registration rights that allow Avenue to include its Class A Common Stock in any public offering of equity securities initiated by Holdings or by any of Holdings’ other stockholders that have registration rights, subject to certain customary exceptions. Such registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering and may be assigned to third parties if assigned together with a transfer by Avenue of at least $10 million aggregate principal amount of its Convertible Notes or shares of Class A Common Stock issued upon conversion of such Convertible Notes.

Lock-Up

If Holdings registers shares of Common Stock in an underwritten offering and if requested by the lead managing underwriter in such offering, Avenue will not sell publicly any capital stock of Holdings during the applicable Lock-Up Period, subject to certain customary exceptions. Avenue will also enter into customary lock-up agreements with the lead managing underwriter to the extent requested to do so. In addition, if Holdings notifies Avenue of its intention to consummate a Qualified Public Offering, Avenue will not publicly sell any shares of Class A Common Stock from such time until the expiration of its applicable Lock-Up Period.

Tag-Along Rights

If at any time, prior to the consummation of a Qualified Public Offering, certain Apollo entities propose to sell or transfer 5% or more of the outstanding shares of Common Stock on a fully diluted basis to any non-affiliated third party, other than in a Public Sale, then Avenue has the right, subject to certain conditions, to participate in such transfer on a pro rata basis.

Indemnification; Expenses

Holdings has agreed to indemnify Avenue and its officers, directors, employees, managers, members, partners and agents and controlling persons against any losses resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which Holdings sells shares of Class A Common Stock, unless such liability arose from Avenue’s misstatement or omission, and Avenue has agreed to indemnify Holdings against all losses caused by its misstatements or omissions up to the amount of proceeds received by Avenue upon the sale of the securities giving rise to such losses. Holdings will pay all registration expenses incidental to Holdings’ obligations under the Avenue Securityholders Agreement, including a specified portion of Avenue’s legal fees and expenses, and Avenue will pay any remaining legal fees and expenses and its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of Class A Common Stock under the Avenue Securityholders Agreement.

Termination

The Avenue Securityholders Agreement will terminate upon the first to occur of (i) Holdings’ dissolution, liquidation or winding-up; (ii) with respect to Avenue, when Avenue ceases to own Registrable Securities (as defined in the Avenue Securityholders Agreement) (assuming all of the then outstanding Convertible Notes held by Avenue have been converted into shares of Class A Common Stock) representing at least 30% of the Registrable Securities (assuming all of the then outstanding Convertible Notes held by Avenue have been converted into shares of Class A Common Stock ) acquired by Avenue in Debt Exchange Offering and thereafter and (iii) with respect to each Apollo Holder, when such Apollo Holder ceases to own any shares of Common Stock or Convertible Notes; provided, however, Avenue’s preemptive rights and tag-along rights with respect to equity issuances will not terminate until such time that Avenue owns less than $15 million aggregate principal amount of the Convertible Notes (or shares of Class A Common Stock issued upon conversion of such Convertible Notes or a combination thereof) it received in the Debt Exchange Offering.

Investor Securityholders Agreements

On January 5, 2011, Realogy, Holdings and certain affiliates of Apollo (Domus LLC, RCIV Holdings, RCIV Sarl, AIF VI LP and Domus Co-Invest LLC) entered into a securityholders agreement with each of York and WAMCO (each, a “New Holder”), respectively (each agreement, an “Investor Securityholders Agreement”), which became effective upon consummation of the Debt Exchange Offering. Each New Holder received Convertible Notes in the Debt Exchange Offering. The material terms of each Investor Securityholders Agreement are set forth below.

Preemptive Rights

Prior to a Qualified Public Offering, the New Holder has preemptive rights with respect to certain offerings by Holdings or Realogy of equity. The New Holder’s preemptive rights do not apply to the Convertible Notes issued upon consummation of the Debt Exchange Offering or to the Class A Common Stock issued upon conversion thereof. If Holdings or Realogy proposes to issue or sell any equity securities, or securities convertible into, issuable upon exercise of or exchangeable for any such equity securities (subject to certain customary exceptions), then each New Holder has the right to participate in any such issuance based on its pro rata equity ownership on a fully diluted basis.

Tag-Along Rights

If at any time, prior to the consummation of a Qualified Public Offering, certain Apollo entities propose to sell or transfer 5% or more of the outstanding shares of Common Stock on a fully diluted basis to any non-affiliated third party, other than in a Public Sale, the New Holder has the right, subject to certain conditions, to participate in such transfer on a pro rata basis.

Assignment

None of the rights granted to the New Holder under the Investor Securityholders Agreement may be assigned to any other party; provided that the New Holder may assign its rights under the Investor Securityholders Agreement to one of its affiliates if it provides (i) documentation reasonably acceptable to Realogy certifying such affiliate’s status as a qualified institutional buyer or an institutional accredited investor and/or (ii) such other documentation or certifications as may be reasonably requested by Realogy.

Amendment

The Investor Securityholders Agreement may be amended in writing by Holdings, Realogy and Apollo; provided that, the Investor Securityholders Agreement may not be modified in a manner that is materially adverse to any New Holder without the approval of each New Holder.

Termination

The Investor Securityholders Agreement will terminate upon the first to occur of (i) Holdings’ dissolution, liquidation or winding-up, (ii) the consummation of a Qualified Public Offering, (iii) with respect to each New Holder, when such New Holder, collectively with its affiliates or funds or accounts managed by it, owns less than $15 million aggregate principal amount of the Convertible Notes (or shares of Class A Common Stock issued upon conversion of such Convertible Notes or a combination thereof) it received in the Debt Exchange Offering and (iv) with respect to Apollo, when Apollo ceases to own shares of Common Stock or Convertible Notes.

Conversion Shares Agreement

On January 5, 2011, upon consummation of the Debt Exchange Offering, Holdings and Realogy entered into an agreement pursuant to which Holdings agreed to, at Realogy’s option, issue and contribute shares of Class A Common Stock to Realogy or to holders of the Convertible Notes at Realogy’s direction upon conversion or exchange of the Convertible Notes in accordance with their terms and conditions.

Apollo Management Fee Agreement

In connection with the Merger Transactions, Apollo also entered into a management fee agreement with Realogy which will allow Apollo and its affiliates to provide certain management consulting services to us through the end of 2016 (subject to possible extension). The agreement may be terminated at any time upon written notice to us from Apollo. We will pay Apollo an annual management fee for this service up to the sum of (1) the greater of $15 million or 2.0% of our annual Adjusted EBITDA for the immediately preceding year, plus out-of-pocket costs and expenses in connection therewith, plus (2) any deferred fees (to the extent such fees were within such amount in clause (1) above originally. The 2007 management fee was capped at $10.5 million. If Apollo elects to terminate the management fee agreement, as consideration for the termination of Apollo’s services under the agreement and any additional compensation to be received, we will agree to pay to Apollo the net present value of the sum of the remaining payments due to Apollo and any payments deferred by Apollo.

In addition, in the absence of an express agreement to the contrary, at the closing of any merger, acquisition, financing and similar transaction with a related transaction or enterprise value equal to or greater than $200 million,

Apollo will receive a fee equal to 1% of the aggregate transaction or enterprise value paid to or provided by such entity or its stockholders (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction). We agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the management fee agreement. Apollo waived any fees due to it under the management fee agreement in connection with the Debt Exchange Offering, the Senior Secured Credit Facility Amendment and the First and a Half Lien Notes offering.

During 2010, we paid Apollo $15 million for the services rendered under this agreement during 2009. We have recognized (but have not paid) $15 million of expense related to the management fee payable for services rendered during 2010.

Related Transactions with Apollo Portfolio Companies

On June 30, 2008, Affinion Group, Inc., a company controlled by Apollo, entered into an Assignment and Assumption Agreement (“AAA”) with Avis Budget Group, Wyndham Worldwide and Realogy. Prior to this transaction, Avis Budget Group, Wyndham Worldwide and we had provided certain loyalty program-related benefits and services to credit card holders of a major financial institution and received a fee from this financial institution based on spending by the credit card holders. One-half of the loyalty program was deemed a contingent asset and contingent liability under the terms of the Separation Agreement, with Realogy being responsible for 62.5% of such half or 31.25% of the assets and liabilities under the entire program. Under the AAA, Affinion Group, Inc. assumed all of the liabilities and obligations of Avis Budget Group, Wyndham Worldwide and Realogy relating to the loyalty program, including the fulfillment of the then-outstanding loyalty program points obligations. In connection with the transaction, on the June 30, 2008 closing date, as consideration for Affinion Group, Inc.’s assignment and assumption of Realogy’s proportionate share (31.25%) of the fulfillment obligation relating to the loyalty program points outstanding as of the closing date, Realogy agreed to pay approximately $8 million in the aggregate, of which $2,343,750 was paid on July 1, 2008, $2,109,375 was paid on July 1, 2009, $2,031,250 was paid on June 30, 2010 and $1,484,375 is payable on June 30, 2011.

The Company has entered into certain transactions in the normal course of business with entities that are owned by affiliates of Apollo. During 2010, the Company recognized revenue related to these transactions of approximately $1 million in the aggregate.

Policies and Procedures for Review of Related Party Transactions

Pursuant to its written charter, Realogy’s Audit Committee must review and approve all material related party transactions, which include any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC. In determining whether to approve a related party transaction, Realogy’s Audit Committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties. In December 2008, the Audit Committee approved a written policy with respect to the approval of related party transactions, which was recently amended in March 2011. Under that policy, the Audit Committee delegated to the General Counsel or Chief Financial Officer the authority to approve certain related party transactions that do not require disclosure under Item 404 of Regulation S-K as well as related party transactions with portfolio companies of Apollo and other principal stockholders, provided the consideration to be paid or received by the portfolio company does not exceed $2.5 million and the transaction is in the ordinary course of business.

Director Independence

We are not a listed issuer whose securities are listed on a national securities exchange or in an inter-dealer quotation system which has requirements that a majority of the Board of Directors be independent. However, if we were a listed issuer whose securities were traded on the New York Stock Exchange and subject to such requirements, we would be entitled to rely on the controlled company exception contained in the NYSE Listing Manual, Section 303A.00 for the exception from the independence requirements related to the majority of the Board of Directors and for the independence requirements related to our Compensation Committee. Pursuant to NYSE Listing Manual, Section 303A.00, a company of which more than 50% of the voting power is held by an individual, a group or another company is exempt from the requirements that its Board of Directors consist of a majority of independent directors and that the compensation committee (and, if applicable, the nominating committee) of such company be comprised solely of independent directors. At May 16, 2011, Apollo Management VI, L.P. beneficially owned 98.7% of the outstanding Common Stock which would qualify the Company as a controlled company eligible for exemption under the rule.

For a discussion of the independence of members of our Audit Committee, see “Management—Committees of the Board—Audit Committee.”

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

General

On April 10, 2007, Realogy entered into the senior secured credit facility consisting of (i) a $3,170 million term loan facility, (ii) a $750 million revolving credit facility, (iii) a $525 million synthetic letter of credit facility with JPMorgan Chase Bank, N.A., as administrative agent, Credit Suisse, as syndication agent, Bear Stearns Corporate Lending Inc., Citicorp North America, Inc. and Barclays Bank PLC, as co-documentation agents, and other lenders. The key terms of the senior secured credit facility are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related credit agreement and security agreements.

The senior secured credit facility provides for a six-and-a-half year, $3,170 million term loan facility (consisting of a $1,950 million initial term loan facility and a $1,220 million delayed draw term loan facility). Realogy used the $1,950 initial term loan facility to finance a portion of the Merger, including, without limitation, payment of fees and expenses contemplated thereby. Realogy used the $1,220 million delayed draw term loan facility to finance the refinancing or discharge of Realogy’s previously outstanding senior notes, including, without limitation, payment of fees and expenses contemplated thereby.

Following the Refinancing Transactions, the senior secured credit facility provides for a six-year, $652 million revolving credit facility, which includes:

•	a $200 million letter of credit subfacility; and

•	a $50 million swingline loan subfacility.

We use the revolving credit facility for, among other things, our and our respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments. We had $30 million of borrowings under the revolving credit facility outstanding as of March 31, 2011.

The senior secured credit facility initially provided for a six-and-a-half-year $525 million synthetic letter of credit facility which is used for: (1) the support of the obligations with respect to Cendant contingent and other liabilities assumed under the Separation and Distribution Agreement and (2) general corporate purposes in an amount not to exceed $100 million. In light of the reduction in Avis Budget Group, Inc.’s (formerly known as Cendant) contingent and other liabilities, on January 5, 2011, Realogy reduced the capacity of the synthetic letter of credit facility to $223 million. At March 31, 2011, the $223 million of capacity was being utilized by a $123 million letter of credit with Cendant for any remaining potential contingent obligations and $100 million of letters of credit for general corporate purposes.

The senior secured credit facility initially permitted us to obtain up to $650 million of additional credit facilities from lenders reasonably satisfactory to the collateral agent and us, without the consent of the existing lenders under the senior secured credit facility. In late 2009, we incurred $650 million of Second Lien Loans, including $135 million of Second Lien Loans on a delayed draw basis. The Second Lien Loans are secured by liens on our assets and the assets of Intermediate and the Note Guarantors but such liens are junior in priority to the liens securing the senior secured credit facility. The Second Lien Loans bear interest at a rate of 13.50% per year and interest payments are payable semi-annually with the first interest payment made on April 15, 2010. The Second Lien Loans mature on October 15, 2017 and there are no required amortization payments.

Amendment to Senior Secured Credit Facility

Effective February 3, 2011, Realogy entered into the Senior Secured Credit Facility Amendment and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, resulting in approximately $2,424 million aggregate principal amount of extended term loans, approximately $461 million aggregate principal amount of commitments in respect of extended revolving loans and approximately $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted approximately $98 million aggregate principal amount of revolving commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes, together with cash on hand, were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extending synthetic letter of credit facility.

The Senior Secured Credit Facility Amendment also provides for the following:

•

allows for one or more future issuances of additional senior secured notes or unsecured notes or loans to prepay Realogy’s first lien term loans, to be secured on either a pari passu basis with, or junior to, its first lien obligations under the senior secured credit facility;

•

allows for one or more future issuances of additional senior secured or unsecured notes or loans to prepay Realogy’s second lien loans, to be secured on a pari passu basis with, or junior to, its second lien loans under the senior secured credit facility;

•	allows for the incurrence of additional incremental term loans that are secured on a junior basis to the second lien loans in an aggregate amount not to exceed $350 million; and

•

provides that debt financing secured by a lien that is junior in priority to the first lien obligations under the senior secured credit facility (including, but not limited to, the First and a Half Lien Notes) will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under the senior secured credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans.

Scheduled amortization payments and mandatory prepayments

The term loan facility provides for quarterly amortization payments totaling 1% per annum of the original principal amount of our new term loan facility, with the balance payable upon the final maturity date. The synthetic letter of credit facility provides for annual amortization payments of 1% of the original principal amount of the synthetic letter of credit facility, with the balance payable upon the final maturity date. After the prepayment of $700 million of Extended Term B Loans, the Extended Term B Loans will have no scheduled amortization to the maturity applicable to such Extended Term B Loans.

Mandatory prepayment obligations under our term loan facility include:

•

100% of the net cash proceeds of asset sales and dispositions in excess of certain specified amounts, subject to certain exceptions and customary reinvestment provisions; provided that, if the senior secured leverage ratio (which for this purpose includes the First and a Half Lien Notes in the calculation of such ratio) is less than or equal to 2.5:1.0, we may retain up to $200 million of asset sale proceeds;

•

If our senior secured leverage ratio (which for this purpose includes the First and a Half Lien Notes in the calculation of such ratio) exceeds 3.25:1.0, 50% of our excess cash flow (reducing to 25% if our senior secured leverage ratio is greater than 2.5:1.0 but less than or equal to 3.25:1.0 and to 0% if our senior secured leverage ratio is less than or equal to 2.5:1.0); and

•

If our senior secured leverage ratio (which for this purpose includes the First and a Half Lien Notes in the calculation of such ratio) exceeds 2.5:1.0, 100% of the net cash proceeds received from issuances of debt, subject to certain exclusions including certain debt permitted to be incurred under the senior secured credit facility.

Voluntary prepayments and reduction and termination of commitments

We are able to prepay loans and permanently reduce the loan commitments under the senior secured credit facility at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any. The revolving loan commitment may not be reduced to less than the outstanding balance of loans and letter of credit obligations under such commitment on the date of such reduction. In addition, we may terminate the senior secured credit facility without paying a premium or penalty upon prior written notice, and, in some cases, we may revoke such notice. Upon termination, we are required to repay all obligations outstanding under the senior secured credit facility and to satisfy all outstanding letter of credit obligations.

Interest, applicable margins and fees

The interest rates with respect to term loans to us under the senior secured credit facility are based on, at our option, (a) adjusted LIBOR plus 3.0% or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 2.0%. The interest rates with respect to Extended Term B Loans are based on, at our option, (a) adjusted LIBOR plus 4.25% or (b) ABR plus 3.25%; provided that if at any point non-extended first lien term loans are extended and the effective yield of the newly extended term loans is higher than the effective yield of the Extended Term B Loans, the interest rate with respect to the Extended Term B Loans will be increased so as to match the effective yield of the newly extended term loans.

The interest rates with respect to revolving loans to us under the senior secured credit facility are based on, at our option, adjusted LIBOR plus 2.25% or ABR plus 1.25% in each case subject to adjustment based on the attainment of certain leverage ratios. The interest rates with respect to loans made with respect to Extended Revolving Commitments (“Extended Revolving Loans”) are based on, at our option, adjusted LIBOR plus 3.25% or ABR plus 2.25%; provided that if at any point non-extended revolving commitments are extended and the effective yield of the newly extended revolving loans is higher than the effective yield of the Extended Revolving Loans, the interest rate with respect to the Extended Revolving Loans will be increased so as to match the effective yield of the newly extended revolving loans.

Following and during the continuance of an event of default, overdue amounts owing under the senior secured credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto (or the rate applicable to ABR loans, in the case of any other amounts other than principal) plus an additional 2.0%.

We have the option of requesting that loans be made as LIBOR loans, converting any part of outstanding base rate loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loan to a base rate loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, interest is payable in arrears at the end of each applicable interest period, but in any event at least every three (3) months. With respect to base rate loans, interest is payable on the last business day of each fiscal quarter. In each case, calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime or base rate and actual days elapsed).

The revolving credit facility requires us to pay the respective participating lenders a quarterly commitment fee initially equal to 0.50% per annum of the average daily amount of undrawn commitments under such facility during the preceding quarter, subject to adjustment based upon attainment of certain leverage ratios.

The letter of credit subfacility and the synthetic letter of credit facility require us to pay the respective issuing banks a fronting fee (payable quarterly) for each outstanding letter of credit equal to 0.125% per annum of the daily stated amount of such letter of credit.

The letter of credit subfacility requires us to pay lenders under the revolving credit facility a letter of credit fee (payable quarterly) on the aggregate daily face amount of the outstanding letters of credit under the revolving credit facility equal to the applicable LIBOR margin for revolving credit loans stated above.

The synthetic letter of credit facility requires us to pay lenders under the synthetic letter of credit facility (i) a participation fee (payable quarterly) on the average daily amount of credit-linked deposits supporting the synthetic letters of credit equal to the applicable LIBOR margin for term loans stated above and (ii) an additional fee (payable quarterly) of 0.15% per annum on the average daily amount of such credit-linked deposits. The participation fee with respect to credit-linked deposits supporting Extended Synthetic Commitments is equal to 4.25% per annum; provided that if at any point non-extended synthetic letter of credit commitments are extended and the participation fee in respect of such newly extended commitments is higher than the participation fee with respect to the Extended Synthetic Commitments, the participation fee with respect to the Extended Synthetic Commitments will be increased accordingly.

Guarantees and collateral

Realogy’s obligations under the senior secured credit facility and under any interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof are guaranteed by our parent, Intermediate, and by each of Realogy’s existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions.

The senior secured credit facility is secured to the extent legally permissible by substantially all of the assets of (i) Intermediate which consists of a perfected first-priority pledge of all of our capital stock and (ii) Realogy and the subsidiary guarantors, including, but not limited to: (a) a first-priority pledge of substantially all capital stock held by Realogy or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary and certain holding companies that hold the stock of first-tier foreign subsidiaries, is limited to 65% of the voting stock of such entity) and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Realogy and each subsidiary guarantor, subject to certain exceptions.

Covenants

The senior secured credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facility include, among other things, limitations (none of which are absolute) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of certain debt;

•	restrict dividends from our subsidiaries;

•	change our business or the business of our subsidiaries;

•	merge or enter into acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

In addition, the senior secured credit facility requires us to maintain a maximum senior secured leverage ratio, effective as of the last day of each quarter. Specifically our first-lien secured debt (net of unrestricted cash and permitted investments) to trailing 12 month EBITDA (as such term is defined in the senior secured credit facility), calculated on a “pro forma” basis pursuant to the senior secured credit facility, may not exceed 4.75 to 1.0. The calculation of senior secured leverage ratio maintenance covenant does not include debt that is not first-priority secured debt, such as the First and a Half Lien Notes, which are effectively junior to the first lien obligations under the senior secured credit facility to the extent of the value of the assets securing such debt, the Second Lien Loans, or unsecured debt, such as the Unsecured Notes. For the twelve months ended March 31, 2011, we were in compliance with the senior secured leverage ratio covenant with a ratio of 3.83 to 1.0. Based upon our financial forecast for 2011, we expect to remain in compliance with the covenant for at least the next 12 months. A delayed or weak housing recovery may materially adversely affect our ability to maintain compliance with our senior secured leverage ratio given our highly leveraged capital structure.

Events of default

Events of default under the senior secured credit facility include, without limitation, nonpayment, material misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the credit agreement governing the senior secured credit facility) and cross-events of default on material indebtedness.

First and a Half Lien Notes

On February 3, 2011, Realogy issued $700 million aggregate principal amount of First and a Half Lien Notes in a private offering exempt from the registration requirements of the Securities Act.

The First and a Half Lien Notes are senior secured obligations of Realogy and will mature on February 15, 2019. The First and a Half Lien Notes bear interest at a rate of 7.875% per annum, payable semiannually to holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment dates of February 15 and August 15 of each year.

The First and a Half Lien Notes are jointly and severally guaranteed by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions and by Intermediate on a senior secured basis, and by Holdings on an unsecured senior subordinated basis.

The First and a Half Lien Notes and guarantees thereof (other than the guarantee by Holdings) have the benefit of a lien on substantially all Realogy’s, Intermediate’s and the Note Guarantors’ tangible and intangible assets that secure Realogy’s first lien obligations under its senior secured credit facility. The priority of the collateral liens securing the Notes is effectively junior to all senior priority liens including those securing Realogy’s first lien obligations under the senior secured credit facility and senior to all junior priority liens including those securing Realogy’s second lien obligations under the senior secured credit facility.

On or after February 15, 2015, Realogy may redeem the First and a Half Lien Notes at its option at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth in the applicable table below:

Period	Redemption Price
2015	103.938%
2016	101.969%
2017 and thereafter	100.000%

In addition, prior to February 15, 2015, Realogy may redeem the First and a Half Lien Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the First and a Half Lien Notes redeemed plus a “make whole” premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to February 15, 2014, Realogy may redeem in the aggregate up to 35% of the original aggregate principal amount of the First and a Half Lien Notes (calculated after giving effect to any issuance of additional First and a Half Lien Notes) with the net cash proceeds of one or more equity offerings (1) by Realogy or (2) by any direct or indirect parent of Realogy, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of Realogy or used to purchase capital stock (other than Disqualified Stock) of Realogy from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 107.875%, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the First and a Half Lien Notes (calculated after giving effect to any issuance of additional First and a Half Lien Notes) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such equity offering is consummated upon not less than 30 nor more than 60 days’ notice mailed (or electronically transmitted) to each holder of First and a Half Lien Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture. Notice of any redemption upon any equity offering may be given prior to the completion thereof, and any such redemption or notice may, at Realogy’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related equity offering.

Upon the occurrence of a change of control, as defined in the indenture governing the First and a Half Lien Notes, Realogy must offer to repurchase the First and a Half Lien Notes at 101% of the principal amount, plus accrued and unpaid interest to the repurchase date.

Covenants

The indenture governing the First and a Half Lien Notes contains various covenants that limit Realogy’s and its restricted subsidiaries’ ability to, among other things:

•	incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•	pay dividends or make distributions to Realogy’s stockholders;

•	repurchase or redeem capital stock;

•	make investments or acquisitions;

•	incur restrictions on the ability of certain of its subsidiaries to pay dividends or to make other payments to Realogy;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of its assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is subordinated in right of payment to the First and a Half Lien Notes.

In addition, the indenture governing the First and a Half Lien Notes contains covenants that limit the activities of Intermediate, including its ability to merge or consolidate with other companies or transfer all or substantially all of its assets.

These covenants are subject to a number of important exceptions and qualifications. In addition, for so long as the First and a Half Lien Notes have an investment grade rating from both Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc. and no default has occurred and is continuing under the indenture, Realogy will not be subject to certain of the covenants listed above.

Other Bank Indebtedness

During 2010, Realogy entered into five separate revolving U.S. credit facilities to borrow up to $155 million and an additional revolving U.K. credit facility to borrow up to £5 million. The U.S. facilities bear interest at a weighted average rate of LIBOR plus 1.6% or 3% as of March 31, 2011 and are subject to a minimum interest rate of LIBOR plus 1.4%. The U.K. facility bears interest at the lender’s base rate plus 2.0% or 2.6% as of March 31, 2011. These facilities are not secured by assets of Realogy or any of its subsidiaries but are supported by letters of credit issued under the senior secured credit facility. The facilities generally have a one-year term with certain options for renewal, though one facility has a term expiring in January 2013. As of December 31, 2010, Realogy has borrowed $163 million under these facilities. During the three months ended March 31, 2011, Realogy repaid $63 million of the outstanding borrowings under the revolving credit facilities and terminated $55 million of the borrowing capacity under these revolving credit facilities.

Unsecured Notes

Existing Notes

On April 10, 2007, Realogy issued $1,700 million aggregate principal amount of 10.50% Senior Notes, $550 million aggregate principal amount of Senior Toggle Notes and $875 million aggregate principal amount of 12.375% Senior Subordinated Notes.

On January 5, 2011, Realogy settled the Debt Exchange Offering to exchange its Existing Senior Notes and the 12.375% Senior Subordinated Notes for the Old Notes and the Convertible Notes. On the settlement date of the Debt Exchange Offering, Realogy issued:

•

$492 million aggregate principal amount of Old 11.50% Senior Notes and $1,144 million aggregate principal amount of Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

•

$130 million aggregate principal amount of Old 12.00% Senior Notes and $291 million aggregate principal amount of Series B Convertible Notes in exchange for $421 million aggregate principal amount of outstanding Senior Toggle Notes; and

•

$10 million aggregate principal amount of Old 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

Following the completion of the Debt Exchange Offering, there were $64 million aggregate principal amount of 10.50% Senior Notes outstanding, $49 million aggregate principal amount of Senior Toggle Notes outstanding and $190 million aggregate principal amount of 12.375% Senior Subordinated Notes outstanding.

The 10.50% Senior Notes that remain outstanding are unsecured senior obligations of Realogy and will mature on April 15, 2014. Each 10.50% Senior Note bears interest at a rate per annum of 10.50% payable semiannually to holders of record at the close of business on April 1 and October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The Senior Toggle Notes that remain outstanding are unsecured senior obligations of Realogy and will mature on April 15, 2014. Interest on the Senior Toggle Notes is payable semiannually to holders of record at the close of business on April 1 and October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

For any interest payment period after the initial interest payment period and through October 15, 2011, Realogy may, at its option, elect to pay interest on the Senior Toggle Notes (1) entirely in Cash Interest, (2) entirely by PIK Interest, or (3) 50% as Cash Interest and 50% as PIK Interest. After October 15, 2011, Realogy is required to make all interest payments on the Senior Toggle Notes entirely in cash. Cash Interest on the Senior Toggle Notes accrues at a rate of 11.00% per annum and PIK Interest on the Senior Toggle Notes accrues at the Cash Interest rate per annum plus 0.75%. In the absence of an election for any interest period, interest on the Senior Toggle Notes shall be payable according to the method of payment for the previous interest period.

Beginning with the interest period which ended October 2008, Realogy elected to satisfy our interest payment obligations on the Senior Toggle Notes by issuing additional Senior Toggle Notes. This PIK Interest election is now the default election for future interest periods through October 15, 2011 unless Realogy elects otherwise prior to the commencement date of a future interest period.

Realogy would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as AHYDO within the meaning of Section 163(i)(1) of the Internal Revenue Code, as amended. In order to avoid such treatment, Realogy is required to redeem for cash a portion of each Senior Toggle Note then outstanding at the end of the accrual period ending in April 2012. The portion of a Senior Toggle Note required to be redeemed is an amount equal to the excess of the accrued original issue discount as of the end of such accrual period, less the amount of interest paid in cash on or before such date, less the first-year yield (the issue price of the debt instrument multiplied by its yield to maturity). The redemption price for the portion of each Senior Toggle Note so redeemed would be 100% of the principal amount of such portion plus any accrued interest on the date of redemption. For the periods that Realogy elected to pay PIK Interest, Realogy will be required to repay approximately $11 million in April 2012 in accordance with the indentures governing the Senior Toggle Notes.

The 12.375% Senior Subordinated Notes that remain outstanding are unsecured senior subordinated obligations of Realogy and will mature on April 15, 2015. Each 12.375% Senior Subordinated Note bears interest at a rate per annum of 12.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

The 12.375% Senior Subordinated Notes contain various covenants that limit Realogy’s ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the 12.375% Senior Subordinated Notes;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, capital expenditures or investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to Realogy;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the 12.375% Senior Subordinated Notes.

Upon consummation of the Debt Exchange Offering, substantially all of the restrictive covenants and certain default provisions in the indentures relating to the Existing Senior Notes were eliminated.

The Existing Senior Notes are guaranteed on an unsecured senior basis, and the 12.375% Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The Existing Senior Notes are guaranteed on an unsecured senior subordinated basis by Holdings and the 12.375% Senior Subordinated Notes are guaranteed on an unsecured junior subordinated basis by Holdings.

On or after April 15, 2011, Realogy may redeem the Existing Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth in the applicable table below:

10.50% Senior Notes

Period	Redemption Price
2011	105.250%
2012	102.625%
2013 and thereafter	100.000%

Senior Toggle Notes

Period	Redemption Price
2011	105.500%
2012	102.750%
2013 and thereafter	100.000%

12.375% Senior Subordinated Notes

Period	Redemption Price
2011	106.188%
2012	104.125%
2013 and thereafter	100.000%

In addition, prior to April 15, 2011, Realogy may redeem the Existing Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at a redemption price equal to 100% of the principal amount of such Existing Notes plus the applicable premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Upon the occurrence of a change of control, as defined in the indenture governing the terms of the 12.375% Senior Subordinated Notes, each holder of the 12.375% Senior Subordinated Notes has the right to require us to repurchase some or all of such holder’s 12.375% Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Notwithstanding the foregoing, the indentures governing the Notes limit our ability to buy back the Existing Senior Notes until 2012 and the 12.375% Senior Subordinated Notes until 2013.

Convertible Notes

On January 5, 2011, in connection with the consummation of the Debt Exchange Offering, Realogy issued $1,144 million aggregate principal amount of Series A Convertible Notes, $291 million aggregate principal amount of Series B Convertible Notes and $675 million aggregate principal amount of Series C Convertible Notes.

The Convertible Notes are unsecured senior subordinated obligations of Realogy. Each Series A Convertible Note bears interest at a rate of 11.00% per annum, payable semiannually to holders of record at the close of business on April 1 and October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year. Each Series B Convertible Note bears interest at a rate of 11.00% per annum, payable semiannually to holders of record at the close of business on April 1 and October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year. Each Series C Convertible Note bears interest at a rate of 11.00% per annum, payable semiannually to holders of record at the close of business on April 1 and October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year. Realogy will also pay interest on overdue principal, if any, from time to time on demand at a rate that is 2% per annum in excess of 11.00% to the extent lawful, and will pay interest on overdue installments of interest, if any, from time to time on demand at a rate that is 2% per annum in excess of 11.00% to the extent lawful. The Convertible Notes will mature on April 15, 2018, if not earlier repurchased, redeemed or converted.

The Convertible Notes are convertible into Class A Common Stock. The Series A Convertible Notes and Series B Convertible Notes are convertible into 975.6098 shares of Class A Common Stock per $1,000 aggregate principal amount of Series A Convertible Notes and Series B Convertible Notes, which is equivalent to an initial conversion price of approximately $1.025 per share and the Series C Convertible Note are convertible into 926.7841 shares of Class A Common Stock per $1,000 aggregate principal amount of Series C Convertible Notes, which is equivalent to an initial conversion price of approximately $1.079 per share, in each case subject to adjustment if specified distributions to holders of the Class A Common Stock are made or specified corporate transactions occur, in each case as set forth in the indenture governing the terms of the Convertible Notes. If any dividend or distribution that would otherwise result in a conversion rate adjustment is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

The Convertible Notes do not contain any restrictive covenants.

The Convertible Notes are guaranteed on an unsecured senior subordinated basis by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility and on an unsecured junior subordinated basis by Holdings.

Realogy and Holdings have filed a shelf registration statement with the SEC with respect to resales of the Convertible Notes and the Class A Common Stock issuable upon conversion of the Convertible Notes.

Except as specified in the following sentence, Realogy may not optionally redeem the Convertible Notes. Realogy may only redeem the Convertible Notes upon or after the occurrence of an underwritten public offering of Class A Common Stock by Holdings or any selling holders pursuant to an effective registration statement filed by Holdings with the SEC under the Securities Act, pursuant to which the aggregate offering price of the Class A Common Stock sold in such offering is at least $200 million and the listing of Class A Common Stock on the NASDAQ Global Select Market, NASDAQ Global Market, or the New York Stock Exchange and at any time thereafter, Realogy may, at its option, redeem the Convertible Notes, in whole or in part, at a redemption price, payable in cash, equal to 90% of the principal amount of the Convertible Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Upon the occurrence of a change of control, as defined in the indenture governing the terms of the Convertible Notes, each holder of the Convertible Notes has the right to require Realogy to repurchase some or all of such holder’s Convertible Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Securitization Obligations

The Company has secured obligations through Apple Ridge Funding LLC, a $500 million securitization program with a five-year term which expires in April 2012. In 2010, the Company through a special purpose entity, Cartus Financing Limited, entered into agreements providing for a £35 million revolving loan facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011. These Cartus Financing Limited facilities are secured by relocation assets of a U.K. government contract in a special purpose entity and are therefore classified as permitted securitization financings as defined in the Company’s senior secured credit facility and the indentures governing the Unsecured Notes. The total amount outstanding on these facilities was $311 million and $331 million at March 31, 2011 and December 31, 2010, respectively.

The Apple Ridge entities and Cartus Financing Limited entity are consolidated special purpose entities that are utilized to securitize relocation receivables and related assets. These assets are generated from advancing funds on behalf of clients of the Company’s relocation business in order to facilitate the relocation of their employees. Assets of these special purpose entities are not available to pay the Company’s general obligations. Under the Apple Ridge program, provided no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the securitization program and as new relocation management agreements are entered into, the new agreements may also be designated to the program.

Certain of the funds that the Company receives from relocation receivables and related assets must be utilized to repay securitization obligations. These obligations were collateralized by $390 million and $393 million of underlying relocation receivables and other related relocation assets at March 31, 2011 and December 31, 2010, respectively. Substantially all relocation related assets are realized in less than twelve months from the transaction date.

Interest incurred in connection with borrowings under these facilities amounted to $1 million for the three months ended March 31, 2011, and $2 million for the three months ended March 31, 2010. This interest is recorded within net revenues in the accompanying Condensed Consolidated Statements of Operations as related borrowings are utilized to fund the Company’s relocation business where interest is generally earned on such assets. These securitization obligations represent floating rate debt for which the average weighted interest rate was 1.9% and 2.6% for the three months ended March 31, 2011 and 2010, respectively.

DESCRIPTION OF NOTES

General

Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of Notes” section, (i) the terms “we,” “our” and “us” each refer to Realogy Corporation (“Realogy”) and its Subsidiaries; and (ii) the term “Issuer” refers only to Realogy and not any of its Subsidiaries.

The Issuer issued pursuant to the debt exchange offering consummated on January 5, 2011 (the “Debt Exchange Offering”):

(1)	$491,824,000 aggregate principal amount of 11.50% Senior Notes due 2017 (the “Old 11.50% Senior Notes”) under an indenture, by and among itself, Holdings, the Note Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee,

(2)	$129,579,298 aggregate principal amount of 12.00% Senior Notes due 2017 (the “Old 12.00% Senior Notes”) under an indenture, by and among itself, Holdings, the Note Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee, and

(3)	$10,282,000 aggregate principal amount of 13.375% Senior Subordinated Notes due 2018 (the “Old 13.375% Senior Subordinated Notes”) under an indenture, by and among itself, Holdings, the Note Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except the New Notes will not contain transfer restrictions, holders of New Notes will no longer have any registration rights and the Issuer will not be obligated to pay additional interest as described in the applicable Registration Rights Agreement. In this “Description of Notes” section, (1) the Old 11.50% Senior Notes and the New 11.50% Senior Notes are referred to collectively as the “New 11.50% Senior Notes,” (2) the Old 12.00% Senior Notes and the New 11.50% Senior Notes due 2017 are referred to collectively as the “New 12.00% Senior Notes,” (3) the Old 13.375% Senior Subordinated Notes and the New 13.375% Senior Subordinated Notes due 2018 are referred to collectively as the “New 13.375% Senior Subordinated Notes,” (4) the New 11.50% Senior Notes and the New 12.00% Senior Notes are referred to collectively as the “New Senior Notes,” (5) The New Senior Notes and the Senior Subordinated Notes are referred to collectively as the “New Notes,” and (6) the indentures governing the New Senior Notes (the “New Senior Notes Indentures”) and the indenture governing the New 13.375% Senior Subordinated Notes (the “New 13.375% Senior Subordinated Notes Indentures”) are referred to collectively as the “New Notes Indentures”).

The Exchange Offers are being made to satisfy the Issuer’s obligations under the Registration Rights Agreements. The Trustee will authenticate and deliver New Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the Exchange Offers, together with the New Notes, will be treated as a single class of securities under the New Notes Indentures. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding New Notes shall be deemed to mean, at any time after the Exchange Offers are consummated, such percentage in aggregate principal amount of the Old Notes and the New Notes outstanding.

The following summary of certain provisions of the New Notes Indentures and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the New Notes Indentures, including the definitions of certain terms therein and those terms made a part thereof by the TIA. We urge you to read the New Notes Indentures because they, not this description, define your rights as holders of the New Notes. The New Notes Indentures have been filed with the Registration Statement of which this prospectus forms a part.

The New 11.50% Senior Notes, the New 12.00% Senior Notes and the New 13.375% Senior Subordinated Notes are three separate series of New Notes, including for purposes of, among other things, payments of principal and interest, Events of Default and consents to amendments to the applicable New Notes Indenture and the applicable New Notes.

We may issue additional New Notes from time to time after the Exchange Offers. Any offering of additional New Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.” The New Notes of a series and any additional New Notes of such series subsequently issued under the applicable New Notes Indenture will be treated as a single class for all purposes under the applicable New Notes Indenture, in each case including without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the New Notes Indentures and this “Description of Notes,” references to the New Notes (or any series of New Notes) include any additional New Notes (or New Notes of such series). Holders of New Notes should note that additional New Notes that are treated as a single class for non-tax purposes may be treated as a separate class for U.S. federal income tax purposes. In such case, the additional New Notes may be considered to have been issued with original issue discount as defined in the Code, including an amount of original issue discount different than the amount in the New Notes issued pursuant to the Exchange Offers, which may affect the market value of the additional New Notes because the additional New Notes may not be distinguishable from the original New Notes issued pursuant to the Exchange Offers.

Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Trustee).

The New 11.50% Senior Notes and the New 13.375% Senior Subordinated Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000, and any integral multiple of $1,000. The New 12.00% Senior Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000, and any integral multiple of $1.00. No service charge will be made for any registration of transfer or exchange of New Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the New Senior Notes

New 11.50% Senior Notes

The New 11.50% Senior Notes will be unsecured senior obligations of the Issuer and will mature on April 15, 2017. Each New 11.50% Senior Note will bear interest at a rate of 11.50% per annum, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

Additional interest is payable with respect to the New 11.50% Senior Notes in certain circumstances if the Issuer does not consummate the Exchange Offers (or shelf registration, if applicable) as provided in the applicable Registration Rights Agreement and as further described under “Registration Rights; Additional Interest” in this prospectus.

New 12.00% Senior Notes

The New 12.00% Senior Notes will be unsecured senior obligations of the Issuer and will mature on April 15, 2017. Each New 12.00% Senior Note will bear interest at a rate of 12.00% per annum, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

Additional interest is payable with respect to the New 12.00% Senior Notes in certain circumstances if the Issuer does not consummate the Exchange Offers (or shelf registration, if applicable) as provided in the applicable Registration Rights Agreement and as further described under “Registration Rights; Additional Interest” in this prospectus.

Terms of the New 13.375% Senior Subordinated Notes

The New 13.375% Senior Subordinated Notes will be unsecured senior subordinated obligations of the Issuer and will mature on April 15, 2018. Each New 13.375% Senior Subordinated Note will bear interest at a rate of 13.375% per annum, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

Additional interest is payable with respect to the New 13.375% Senior Subordinated Notes in certain circumstances if the Issuer does not consummate the Exchange Offers (or shelf registration, if applicable) as provided in the applicable Registration Rights Agreement and as further described under “Registration Rights; Additional Interest” in this prospectus.

Optional Redemption

New Senior Notes

On or after April 15, 2013, the Issuer may redeem the New Senior Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth in the applicable table below:

New 11.50% Senior Notes

Period	Redemption Price
2013	105.750%
2014	102.875%
2015 and thereafter	100.000%

New 12.00% Senior Notes

Period	Redemption Price
2013	106.000%
2014	103.000%
2015 and thereafter	100.000%

In addition, prior to April 15, 2013, the Issuer may redeem such New Senior Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at a redemption price equal to 100% of the principal amount of such New Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

At any time and from time to time on or prior to April 15, 2013, the Issuer may redeem in the aggregate up to 100% of the original aggregate principal amount of the New 11.50% Senior Notes (calculated after giving effect to any issuance of additional New 11.50% Senior Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 111.500%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed (or electronically transmitted) to each holder of New 11.50% Senior Notes being redeemed and otherwise in accordance with the procedures set forth in the indenture governing the New 11.50% Senior Notes.

At any time and from time to time on or prior to April 15, 2013, the Issuer may redeem in the aggregate up to 100% of the original aggregate principal amount of the New 12.00% Senior Notes (calculated after giving effect to any issuance of additional New 12.00% Senior Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 112.000%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed (or electronically transmitted) to each holder of New 12.00% Senior Notes being redeemed and otherwise in accordance with the procedures set forth in the New 12.00% Senior Note Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

New 13.375% Senior Subordinated Notes

On or after April 15, 2013, the Issuer may redeem the New 13.375% Senior Subordinated Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Period	Redemption Price
2013	106.688%
2014	104.458%
2015 and thereafter	100.000%

In addition, prior to April 15, 2013, the Issuer may redeem the New 13.375% Senior Subordinated Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or electronically transmitted), at a redemption price equal to 100% of the principal amount of the New 13.375% Senior Subordinated Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

At any time and from time to time on or prior to April 15, 2013, the Issuer may redeem in the aggregate up to 100% of the original aggregate principal amount of the New 13.375% Senior Subordinated Notes (calculated after giving effect to any issuance of additional New 13.375% Senior Subordinated Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 113.375%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed (or electronically transmitted) to each holder of New 13.375% Senior Subordinated Notes being redeemed and otherwise in accordance with the procedures set forth in the Senior Subordinated Note Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

To the extent the Issuer elects to redeem any series of New Notes with the net cash proceeds of one or more Equity Offerings as described above, the liquidity of any market for such New Notes may be adversely affected particularly if the Issuer redeems a significant portion, but not all, of the outstanding aggregate principal amount of such New Notes.

Selection

In the case of any partial redemption, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or if the New Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no New Notes of $2,000 or less shall be redeemed in part. If any New Note is to be redeemed in part only, the notice of redemption relating to such New Note shall state the portion of the principal amount thereof to be redeemed. A New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original New Note. On and after the redemption date, interest will cease to accrue on New Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest, if any, on, the New Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the New Notes. However, under certain circumstances, the Issuer may be required to offer to purchase New Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset sales.” We may at any time and from time to time purchase New Notes in the open market or otherwise.

Paying Agent and Registrar for the New Notes

The Issuer will maintain one or more paying agents for the New Notes. The initial paying agent for the New Notes will be the Trustee.

The Issuer will also maintain a registrar in respect of the New Notes. If the Issuer fails to appoint a registrar the Trustee will act as such. The registrar will maintain a register reflecting ownership of the New Notes outstanding from time to time and will make payments on and facilitate transfer of New Notes on behalf of the Issuer. The initial registrar for the New Notes will be the Trustee.

The Issuer may change the paying agent(s) or the registrar without prior notice to the holders. The Issuer or a Wholly Owned Subsidiary may act as a paying agent or registrar.

Ranking

New Senior Notes

The indebtedness evidenced by the New Senior Notes will be unsecured senior Indebtedness of the Issuer, will be equal in right of payment to all existing and future Senior Pari Passu Indebtedness of the Issuer and will be senior in right of payment to all existing and future subordinated Indebtedness of the Issuer, including the 12.375% Senior Subordinated Notes, the New 13.375% Senior Subordinated Notes and the Convertible Notes. The New Senior Notes will be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness.

The indebtedness evidenced by the New Senior Notes Guarantees will be unsecured senior Indebtedness of the applicable Note Guarantor, will be equal in right of payment to all existing and future Senior Pari Passu Indebtedness of such Note Guarantor and will be senior in right of payment to all existing and future subordinated Indebtedness of such Note Guarantor, including such Note Guarantor’s 12.375% Senior Subordinated Notes Guarantee, New 13.375% Senior Subordinated Notes Guarantee and Convertible Notes Guarantee. The New Senior Notes Guarantees will be effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At March 31, 2011:

(1)	the Issuer and the Note Guarantors had approximately $4.7 billion of Senior Pari Passu Indebtedness outstanding, including $3.1 billion of Senior Pari Passu Indebtedness, including $2.5 billion under the Senior Secured Credit Facility (without giving effect to $105 million of outstanding letters of credit under the Senior Secured Credit Facility and $517 million of undrawn availability under the revolving credit facility), $700 million of Senior Pari Passu Indebtedness under the First and a Half Lien Notes $617 million of Senior Pari Passu Indebtedness under the New Senior Notes, $650 million of Senior Pari Passu Indebtedness under Second Lien Loans, $113 million of Senior Pari Passu Indebtedness under Existing Senior Notes and $100 million of Senior Pari Passu Indebtedness under other bank indebtedness;

(2)	the $2.5 billion of Senior Pari Passu Indebtedness under the Senior Secured Credit Facility, the $700 million of Senior Pari Passu Indebtedness under the First and a Half Lien Notes and the $650 million of Senior Pari Passu Indebtedness under the Second Lien Loans is Secured Indebtedness and effectively senior to the New Senior Notes to the extent of the value of the assets securing such Secured Indebtedness; and

(3)	the Issuer and the Note Guarantors had $2.3 billion of subordinated Indebtedness outstanding, consisting of the New 13.375% Senior Subordinated Notes, the 12.375% Senior Subordinated Notes and the Convertible Notes.

See “—Liabilities of Subsidiaries Other Than Note Guarantors” for a description of obligations of Non-Note Guarantor Subsidiaries.

The New Senior Notes and New Senior Notes Guarantees will be specifically designated by the Issuer and the Note Guarantors in the New Senior Notes Indentures as “Designated Senior Indebtedness” for purposes of the 12.375% Senior Subordinated Notes Indenture.

Although the New Senior Notes Indentures will limit the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Issuer and the Restricted Subsidiaries and the issuance of Preferred Stock by Non-Note Guarantor Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.”

The New Notes Indentures will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness that is not guaranteed as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee.

New 13.375% Senior Subordinated Notes

The indebtedness evidenced by the New 13.375% Senior Subordinated Notes will be unsecured senior subordinated Indebtedness of the Issuer, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer, including the New Senior Notes and the Existing Senior Notes (to the extent any remain outstanding following the Debt Exchange Offering for the Existing Senior Notes), will rank equally in right of payment with all existing and future Senior Subordinated Pari Passu Indebtedness of the Issuer, including the 12.375% Senior Subordinated Notes and the Convertible Notes, and will be senior in right of payment to all future Indebtedness of the Issuer that is by its terms subordinated to the New 13.375% Senior Subordinated Notes. The New 13.375% Senior Subordinated Notes will also be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or Government Obligations into the defeasance trust did not otherwise violate the subordination provisions of the New 13.375% Senior Subordinated Notes Indenture.

The indebtedness evidenced by the New 13.375% Senior Subordinated Notes Guarantees will be unsecured senior subordinated Indebtedness of the applicable Note Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, including such Note Guarantor’s Existing Senior Notes Guarantee (to the extent any Existing Senior Notes remain outstanding following the Debt Exchange Offering for the Existing Senior Notes) and New Senior Notes Guarantee, will rank equally in right of payment with all future Senior Subordinated Pari Passu Indebtedness of such Note Guarantor, including the 12.375% Senior Subordinated Notes Guarantee (to the extent any 12.375% Senior Subordinated Notes remain outstanding following the Debt Exchange Offering for the 12.375% Senior Subordinated Notes) and the Convertible Notes Guarantee, and will be senior in right of payment to all future Indebtedness of such Note Guarantor that is by its terms subordinated to such New 13.375% Senior Subordinated Notes Guarantee. The New 13.375% Senior Subordinated Notes Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At March 31, 2011:

(1)	the Issuer and the Note Guarantors had approximately $7.0 billion of total Indebtedness, of which approximately $4.7 billion would have constituted Senior Indebtedness, including $2.5 billion of Senior Indebtedness under the Senior Secured Credit Facility (without giving effect to $105 million of outstanding letters of credit under the Senior Secured Credit Facility and $517 million of undrawn availability under the revolving credit facility), $700 million of Senior Indebtedness under the First and a Half Lien Notes, $650 million of Senior Indebtedness under the Second Lien Loans, $133 million of Senior Indebtedness under the Existing Senior Notes, $617 million of Senior Indebtedness under the New Senior Notes, and $100 million of other bank indebtedness; and

(2)	the Issuer and the Note Guarantors had $2.3 billion of Senior Subordinated Pari Passu Indebtedness (consisting of the Convertible Notes, the 12.375% Senior Subordinated Notes and the New 13.375% Senior Subordinated Notes) outstanding and no Indebtedness outstanding that is expressly subordinated to the New 13.375% Senior Subordinated Notes or the New 13.375% Senior Subordinated Notes Guarantees.

See “—Liabilities of Subsidiaries Other Than Note Guarantors” for a description of obligations of Non-Note Guarantor Subsidiaries.

Although the New 13.375% Senior Subordinated Notes Indenture will limit the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Issuer and its Restricted Subsidiaries and the issuance of Preferred Stock by non-Note Guarantor Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to incur substantial amounts of Indebtedness. Such Indebtedness may be Senior Indebtedness or Secured Indebtedness. See “—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.”

“Senior Indebtedness” with respect to the Issuer or any of the Note Guarantors means all Indebtedness and any Securitization Repurchase Obligation of the Issuer or any such Note Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization relating to the Issuer or any Note Guarantor at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of the Issuer or such Note Guarantor, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1)	any obligation of the Issuer to any Subsidiary of the Issuer (other than any Securitization Repurchase Obligation) or of any Note Guarantor to the Issuer or any other Subsidiary of the Issuer,

(2)	any liability for Federal, state, local or other taxes owed or owing by the Issuer or such Note Guarantor,

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(4)	any Indebtedness or obligation of the Issuer or any Note Guarantor that by its terms is subordinate or junior in any respect (excluding the intercreditor arrangements benefiting the lenders under the Apple Ridge Documents) to any other Indebtedness or obligation of the Issuer or such Note Guarantor, as applicable, including any Senior Subordinated Pari Passu Indebtedness,

(5)	any obligations with respect to any Capital Stock, or

(6)	any Indebtedness Incurred in violation of the New 13.375% Senior Subordinated Notes Indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness under the Credit Agreement, or their Representative shall have received an Officer’s Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made, would not) violate the New 13.375% Senior Subordinated Notes Indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Issuer or a Note Guarantor that is Senior Indebtedness will rank senior in right of payment to the New 13.375% Senior Subordinated Notes or the relevant New 13.375% Senior Subordinated Notes Guarantee in accordance with the provisions of the New 13.375% Senior Subordinated Notes Indenture. The New 13.375% Senior Subordinated Notes and each New 13.375% Senior Subordinated Notes Guarantee will in all respects rank pari passu in right of payment with all other Senior Subordinated Pari Passu Indebtedness of the Issuer and the relevant Note Guarantor, respectively.

The Issuer may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the New 13.375% Senior Subordinated Notes, or make any deposit pursuant to the provisions described under “—Defeasance” below and may not otherwise purchase, redeem or otherwise retire any New 13.375% Senior Subordinated Notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “—Defeasance”) (collectively, “pay the New 13.375% Senior Subordinated Notes”) if:

(1)	a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Issuer occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of the Issuer is not paid when due, or

(2)	any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness of the Issuer is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuer may pay the New 13.375% Senior Subordinated Notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of all the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the New 13.375% Senior Subordinated Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness have or the Representative of such holders has accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuer may resume payments on the New 13.375% Senior Subordinated Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer other than the holders of Indebtedness under the Credit Agreement, a Representative of holders of Indebtedness under the Credit Agreement may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property, the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the New 13.375% Senior Subordinated Notes are entitled to receive any payment, and until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which such holders would be entitled but for the subordination provisions of the New 13.375% Senior Subordinated Notes Indenture will be made to holders of the Senior Indebtedness of the Issuer as their interests may appear (except that holders of New 13.375% Senior Subordinated Notes may receive and retain (1) Permitted Junior Securities and (2) payments made from the trust described under “—Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the New 13.375% Senior Subordinated Notes and without violating the subordination provisions described herein). If a distribution is made to holders that due to the subordination provisions of the New 13.375% Senior Subordinated Notes Indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

If payment of the New 13.375% Senior Subordinated Notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Issuer is outstanding, the Issuer may not pay the New 13.375% Senior Subordinated Notes until five Business Days after the Representatives of all Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the New 13.375% Senior Subordinated Notes only if the New 13.375% Senior Subordinated Notes Indenture otherwise permits payment at that time.

By reason of such subordination provisions contained in the New 13.375% Senior Subordinated Notes Indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the holders of the New 13.375% Senior Subordinated Notes, and creditors of the Issuer who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

The New 13.375% Senior Subordinated Notes Indenture contains substantially similar subordination provisions relating to each Note Guarantor’s obligations under its New 13.375% Senior Subordinated Notes Guarantee.

See “Risk Factors—Risks Related to the Notes and our Indebtedness—Your right to receive payments on the New 13.375% Senior Subordinated Notes will be junior to all of our and the Note Guarantors’ senior indebtedness, including our and the Note Guarantors’ obligations under the senior secured credit facility, the First and a Half Lien Notes, the Existing Senior Notes, the Old Senior Notes, the New Senior Notes and other existing and future senior debt.”

Liabilities of subsidiaries other than Note Guarantors

All of the operations of the Issuer are conducted through its Subsidiaries. Unless a Subsidiary is a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including holders of the New Notes. The New Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Note Guarantors, including our Special Purpose Securitization Subsidiaries, Insurance Subsidiaries and Foreign Subsidiaries. At March 31, 2011, the Issuer’s Subsidiaries that are not Note Guarantors had approximately $400 million of total liabilities outstanding (approximately $311 million of which would have consisted of obligations under our Existing Securitization Documents (which liabilities are reflected in the Issuer’s balance sheet as “secured obligations”)). In addition, the Issuer’s Special Purpose Securitization Subsidiaries were permitted to incur approximately $253 million of additional Secured Indebtedness under the Existing Securitization Documents, subject to having the requisite relocation asset base. See “Risk Factors—Risks Related to the Notes and our Indebtedness.”

New Notes Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that were Domestic Subsidiaries on the Issue Date and that Incur or guarantee Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally guarantee, in the case of the New Senior Notes, on an unsecured senior basis and, in the case of the New 13.375% Senior Subordinated Notes, on an unsecured senior subordinated basis (in the same manner and to the same extent that the New 13.375% Senior Subordinated Notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration, redemption or otherwise, of all obligations of the Issuer under the New Notes Indentures and the New Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the New Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Note Guarantors being herein called the “Guaranteed Obligations”). The Note Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the New Notes Guarantees.

In addition, Holdings will guarantee, in the case of the New Senior Notes, on an unsecured senior subordinated basis and, in the case of the New 13.375% Senior Subordinated Notes, on an unsecured junior subordinated basis, the Guaranteed Obligations (collectively, the “Holdings Guarantees”). Holdings guarantees the Issuer’s obligations under (i) the Existing Senior Notes on an unsecured senior subordinated basis and (ii) the 12.375% Senior Subordinated Notes on an unsecured junior subordinated basis.

As of and for the three months ended March 31, 2011, the Issuer’s Subsidiaries that are not Note Guarantors represented, respectively, 7.1% of our total assets (2.2% of our total assets excluding assets of the Issuer’s non-guarantor securitization entities), 4.3% of our total liabilities (1.0% of our total liabilities excluding liabilities of our non-guarantor securitization entities), 7.3% of our net revenue (7.2% of our net revenue excluding net revenue of our non-guarantor securitization entities), 5.5% of our loss before income taxes, equity in earnings and non-controlling interests (5.1% of our loss before income taxes, equity in earnings and non-controlling interests excluding income before income taxes, equity in earnings and non-controlling interests of our non-guarantor securitization entities) and 118.2% of our EBITDA (100% of our EBITDA excluding EBITDA of our non-guarantor securitization entities), in each case after intercompany eliminations.

As of and for the year ended December 31, 2010, the Issuer’s Subsidiaries that are not Note Guarantors represented, respectively, 7.2% of our total assets (2.4% of our total assets excluding assets of the Issuer’s non-guarantor securitization entities), 4.6% of our total liabilities (1.0% of our total liabilities excluding liabilities of our non-guarantor securitization entities), 5.1% of our net revenue (5.1% of our net revenue excluding net revenue of our non-guarantor securitization entities), 600% of our income before income taxes, equity in earnings and non-controlling interests (850% of our income before income taxes, equity in earnings and non-controlling interests excluding income before income taxes, equity in earnings and non-controlling interests of our non-guarantor securitization entities) and 7.9% of our EBITDA (7.7% of our EBITDA excluding EBITDA of our non-guarantor securitization entities), in each case after intercompany eliminations.

Each New Notes Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the New Notes Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Holdings Guarantees will be limited to an amount not to exceed the maximum amount that can be guaranteed by Holdings without rendering such Holdings Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. It is uncertain, however, whether such provisions would be effective to prevent the New Notes Guarantee or the Holdings Guarantees, as the case may be, from constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors—Risks Related to the Notes and our Indebtedness—Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require holders of notes to return payments received.” After the Issue Date, the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is an Insurance Subsidiary, a Qualified CFC Holding Company, a Special Purpose Securitization Subsidiary or a Domestic Subsidiary that is Wholly Owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) that Incurs or guarantees certain Indebtedness of the Issuer or any of the Restricted Subsidiaries

or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the New Notes, in the case of the New Senior Notes, on the same unsecured senior basis, and, in the case of the New 13.375% Senior Subordinated Notes, on the same senior subordinated basis. See “—Certain Covenants—Future note guarantors.”

The New Notes Indentures include an acknowledgment by the holders of the New Notes with respect to the New Notes Guarantee of Cartus Corporation, the parent of the Special Purpose Securitization Subsidiaries, substantially to the effect that, among other things, holders (1) do not have any rights in or to the assets of the Special Purpose Securitization Subsidiaries and (2) will not take any action to foreclose upon any equity interests of any Special Purpose Securitization Subsidiary until all amounts owed by such Special Purpose Securitization Subsidiaries under their respective financing documents have been paid.

Each New Notes Guarantee will be a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the applicable Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Note Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A New Notes Guarantee of a Note Guarantor under a New Notes Indenture and the related series of New Notes will be automatically released upon:

(1) (a)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the applicable New Notes Indenture,

(b)	the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary under the applicable New Notes Indenture in accordance with the provisions set forth under “—Certain Covenants—Limitation on restricted payments” and the definition of “Unrestricted Subsidiary,”

(c)	the release or discharge of such Restricted Subsidiary from (x) its guarantee of Indebtedness under the Credit Agreement (including by reason of the termination of the Credit Agreement) and/or (y) the guarantee of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock (except in each case a discharge or release by or as a result of payment under such guarantee) that resulted in the obligation to guarantee such series of New Notes, in the case of each of clauses (x) and (y) if such Note Guarantor would not then otherwise be required to guarantee the New Notes pursuant to the applicable New Notes Indenture; if such Person has incurred any Indebtedness or issued any Disqualified Stock in reliance on its status as a Note Guarantor under the covenant “—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” such Note Guarantor’s obligations under such Indebtedness or Disqualified Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred under “––Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” and

(d)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the applicable New Notes Indenture are discharged in accordance with the terms of such New Notes Indenture; and

(2)	in the case of clause (1)(a) above, such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary.

A New Notes Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

The Holdings Guarantees will be a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the applicable Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon Holdings and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

The Holdings Guarantees under a New Notes Indenture and the related series of New Notes will be automatically released upon either:

(1)	the Issuer ceasing to be a Subsidiary of Holdings; or

(2)	the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the applicable New Notes Indenture are discharged in accordance with the terms of such New Notes Indenture.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s New Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem New Notes as described under “—Optional Redemption”:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer. Notwithstanding the foregoing, a Specified Merger/Transfer Transaction shall not constitute a Change of Control. See “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In the event that at the time of such Change of Control the terms of the Bank Indebtedness and/or, in the case of the New 13.375% Senior Subordinated Notes, other Senior Indebtedness, restrict or prohibit the repurchase of New Notes pursuant to this covenant, then prior to the mailing or transmission of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness and/or, in the case of the New 13.375% Senior Subordinated Notes, such other Senior Indebtedness, or, if doing so will allow the purchase of New Notes, offer to repay in full all Bank Indebtedness and/or, in the case of the New 13.375% Senior Subordinated Notes, such other Senior Indebtedness, as the case may be, and repay the Bank Indebtedness and/or, in the case of the New 13.375% Senior Subordinated Notes, such other Senior Indebtedness, of each lender or holder, as the case may be, who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness and/or, in the case of the New 13.375% Senior Subordinated Notes, such Senior Indebtedness, to permit the repurchase of the New Notes as provided for in the immediately following paragraph.

In addition, other similar agreements to which the Issuer becomes a party may contain similar provisions and may directly prohibit the Issuer from purchasing the New Notes. See “Risk Factors—Risks Related to the Notes and our Indebtedness—We may be unable to purchase the New Notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the New Notes as described under “—Optional Redemption,” the Issuer shall mail or electronically transmit a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s New Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or electronically transmitted); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its New Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable New Notes Indenture applicable to a Change of Control Offer made by the Issuer and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

New Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of New Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. New Notes purchased by a third party pursuant to the preceding paragraph will have the status of New Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the New Notes Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Bank Indebtedness or, in the case of the New 13.375% Senior Subordinated Notes, other Senior Indebtedness of the Issuer may contain prohibitions on certain events that would constitute a Change of Control or require such Bank Indebtedness or Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the New Notes could cause a default under such Bank Indebtedness or Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes and our Indebtedness—We may be unable to purchase the New Notes upon a change of control.”

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Issuer to repurchase New Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under each of the New Notes Indentures relating to the Issuer’s obligation to make an offer to repurchase the New Notes of a series as a result of a Change of Control may be waived or modified with respect to that series with the written consent of the holders of a majority in principal amount of the New Notes of that series.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the New Notes Indentures. Following the first day (the “Suspension Date”) that (i) the New Notes of a series have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the applicable New Notes Indenture then, beginning on that day, the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus will no longer be applicable to such series of New Notes:

(1)	“—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;”

(2)	“—Certain Covenants—Limitation on restricted payments;”

(3)	“—Certain Covenants—Dividend and other payment restrictions affecting subsidiaries;”

(4)	“—Certain Covenants—Asset sales;”

(5)	“—Certain Covenants—Transactions with affiliates;”

(6)	solely with respect to the New 13.375% Senior Subordinated Notes Indenture, “—Certain Covenants— Limitation on other senior subordinated indebtedness;”

(7)	“—Change of Control;”

(8)	“—Certain Covenants—Future note guarantors;” and

(9)	clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets;”

(collectively, the “Suspended Covenants”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the applicable New Notes Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to such series of New Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions)

would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to such series of New Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the applicable New Notes Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Issuer may not designate any Subsidiary as an Unrestricted Subsidiary unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” or one of the clauses set forth in the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” (in each case, to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” such Indebtedness will be deemed to have been outstanding on the Original Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.” For purposes of the covenant described under “—Future note guarantors,” all Indebtedness Incurred during the Suspension Period and outstanding on the Reversion Date by any Restricted Subsidiary that is not a Note Guarantor will be deemed to have been Incurred on the Reversion Date. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on restricted payments” will be made as though the covenant described under “—Limitation on restricted payments” had been in effect since the Original Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under “—Limitation on restricted payments” and the items specified in clauses (1) through (6) of the definition of “Cumulative Credit” will increase the amount available to be made as Restricted Payments under the first paragraph thereof. For purposes of determining compliance with the covenant described under “—Asset sales,” on the Reversion Date, the Net Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock. Each New Notes Indenture provides that:

(1)	the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any of the Non-Note Guarantor Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Non-Note Guarantor Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued in each case pursuant to the foregoing by Non-Note Guarantor Subsidiaries shall not exceed $300.0 million at any one time outstanding.

The foregoing limitations will not apply to:

(a)	the Incurrence by the Issuer or the Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $3,300.0 million at any one time outstanding, less all principal repayments of Indebtedness Incurred under this clause (a) with the Net Proceeds of Asset Sales utilized in accordance with clause 1(a) of “—Asset Sales” that permanently reduces the commitments thereunder;

(b)	the Incurrence by the Issuer and the Note Guarantors of Indebtedness represented by the Newly Issued Notes (not including any additional New Senior Notes and any additional New 13.375% Senior Subordinated Notes), the New Notes Guarantees and the Convertible Notes Guarantees (including New Notes and the New Notes Guarantees);

(c)	Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Original Issue Date (other than Indebtedness described in clause (a) but including the Old Notes and Old Notes Guarantees);

(d)	(1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of the Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of the Restricted Subsidiaries and Preferred Stock issued by any Non-Note Guarantor Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) (whether through the direct purchase of property or the Capital Stock of any Person owning such property) and (2) Acquired Indebtedness, in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed $325.0 million;

(e)	Indebtedness Incurred by the Issuer or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or acquisition price or similar obligations, in each case Incurred in connection with the Merger Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the applicable New Notes Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Issuer to a Restricted Subsidiary; provided that, other than in the case of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries to finance working capital needs of the Subsidiaries, any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is expressly subordinated (if legally permissible) in right of payment to the obligations of the Issuer under the New Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h)	shares of Preferred Stock of a Non-Note Guarantor Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Non-Note Guarantor Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that, other than in the case of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries to finance working capital needs of its Subsidiaries, if a Note Guarantor incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is expressly subordinated (if legally permissible) in right of payment to the New Notes Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j)	Hedging Obligations that are not incurred for speculative purposes and are either: (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the applicable New Notes Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales; or (4) any combination of the foregoing;

(k)	obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Non-Note Guarantor Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and deemed Incurred pursuant to this clause (l), does not exceed $325.0 million; provided that the aggregate principal amount or liquidation preference of Indebtedness, Disqualified Stock and Preferred Stock Incurred or issued, as the case may be, under this clause (l) by Non-Note Guarantor Subsidiaries shall not exceed $50.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	any guarantee by (x) the Issuer or a Note Guarantor of Indebtedness or other obligations of the Issuer or any of the Restricted Subsidiaries, (y) a Foreign Subsidiary of Indebtedness or other obligations of another Foreign Subsidiary or (z) a Non-Note Guarantor Subsidiary of Indebtedness or other obligations of another Non-Note Guarantor Subsidiary, in each case so long as the Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary is permitted under the terms of the applicable New Notes Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the New Notes or the New Notes Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of the Issuer or such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the New Notes (in the case of a guarantee by the Issuer) or to such Note Guarantor’s New Notes Guarantee (in the case of a guarantee by a Note Guarantor) substantially to the same extent as such Indebtedness is subordinated to the New Notes or the New Notes Guarantee of such Restricted Subsidiary, as applicable;

(n)	the Incurrence by the Issuer or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or the Incurrence by a Non-Note Guarantor Subsidiary of Preferred Stock that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the maturity date of any New Notes then outstanding were instead due on such date one year following the maturity date of such New Notes (provided that any Refinancing Indebtedness Incurred in reliance on this subclause (1)(y) does not provide for any scheduled principal payments prior to the maturity date of the New Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);

(2)	has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or defeased or (y) 91 days following the maturity date of the New Notes;

(3)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the New Notes or the New Notes Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the New Notes or the New Notes Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, as the case may be;

(4)	is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premiums (including tender premiums), expenses, defeasance costs and fees Incurred in connection with such refinancing;

(5)	shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that is a Note Guarantor, or (y) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d), (s) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d), (s) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d), (s) and (t);

and provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding, refinancing or defeasance of (x) in the case of the New Senior Notes, any Bank Indebtedness or the Existing Senior Notes to the extent refinanced or defeased with the proceeds of Bank Indebtedness or (y) in the case of the New 13.375% Senior Subordinated Notes, any Senior Indebtedness.

(o)

Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of the Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of the Restricted

Subsidiaries or merged or amalgamated with or into the Issuer or a Restricted Subsidiary in accordance with the terms of the applicable New Notes Indenture; provided, however, that after giving effect to such acquisition, merger or amalgamation and the Incurrence of such Indebtedness either:

(1)	the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Issuer would be equal to or greater than immediately prior to such acquisition, merger or amalgamation;

(p)	[Reserved];

(q)	Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Issuer of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its Incurrence and (ii) in respect of cash management lines or facilities so long as the Indebtedness deemed Incurred pursuant to this clause (q)(ii) does not exceed $50.0 million at any one time outstanding;

(r)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(s)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Non-Note Guarantor Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not exceeding at any time outstanding 200% of the net cash proceeds received by the Issuer and the Restricted Subsidiaries since immediately after the Original Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or a Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries), as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit, to the extent such net cash proceeds or cash have not been applied to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the fourth paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(t)	Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $100.0 million at any one time outstanding and 0.75% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (t) shall cease to be deemed Incurred or outstanding for purposes of this clause (t) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Foreign Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant, and the other provisions of the applicable New Notes Indenture, without reliance upon this clause (t));

(u)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v)	Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess of the greater of $50.0 million at any one time outstanding and 0.5% of Total Assets at the time of Incurrence;

(w)

Indebtedness issued by the Issuer or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent permitted under clause (4) of the fourth paragraph of the covenant described under “—Limitation on restricted payments;”

(x)	Indebtedness in respect of letters of credit issued under the Credit Agreement to support Contingent Obligations of the Issuer and the Restricted Subsidiaries arising under the Separation and Distribution Agreement not to exceed $300.0 million (including any refinancing thereof under the Credit Agreement);

(y)	Indebtedness representing deferred compensation or other similar arrangements to employees and directors of the Issuer or any Subsidiary Incurred in the ordinary course of business or in connection with the Merger Transactions, an acquisition or any other Permitted Investment;

(z)	Indebtedness of the Issuer or any Restricted Subsidiary in respect of Arbitrage Programs in an aggregate principal amount not to exceed the sum of (i) $10 million and (ii) the aggregate amount of Permitted Investments related thereto from time to time made after the Original Issue Date; and

(aa)	Indebtedness of the Issuer or any Restricted Subsidiary assumed in connection with the acquisition of homes and related assets in the ordinary course of its relocation services business, which Indebtedness in each case exists at the time of such acquisition and is not created in contemplation of such event.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (aa) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and the other provisions of the applicable New Notes Indenture; provided that (A) all Indebtedness under the Credit Agreement outstanding on the Issue Date (except for Indebtedness outstanding under the Delayed Draw Term Loan, which Delayed Draw Term Loan shall be deemed to have been Incurred on the Issue Date pursuant to clause (n) above as Refinancing Indebtedness in respect of Secured Indebtedness existing on the Original Issue Date and permitted under clause (c) above) shall be deemed to have been Incurred on the Issue Date pursuant to clause (a) above and the Issuer shall not be permitted to later reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date, (B) the Issuer shall not be permitted to later reclassify or divide all or any portion of the Indebtedness Incurred pursuant to clause (x) above and (C) all Indebtedness outstanding on the Issue Date and Incurred on or after the Original Issue Date that was permitted under the Existing Indentures prior to the Issue Date pursuant to a clause corresponding to any of clauses (d), (l), (q)(ii), (s), (t), (v), (x) or (z) above shall be deemed to have been Incurred and outstanding on the Issue Date pursuant to the corresponding clause above. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments. Each New Notes Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any Note Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of:

(a)	Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; and

(b)	Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”); or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Original Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (18) of the fourth paragraph of this covenant, but excluding all other Restricted Payments permitted by the fourth paragraph of this covenant), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1)

50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from April 1, 2007 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); provided, however, that, to the extent the Consolidated Leverage Ratio of the Issuer on a pro forma basis as if the Restricted Payment had been made and any Indebtedness Incurred on such date had been Incurred would have been less than 3.0 to 1.0 and the Consolidated Net Income of the Issuer is positive, then 75% of the Consolidated Net Income of the Issuer for the aforementioned period shall be included pursuant to this clause (1), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Original Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) from the issue or sale of Equity Interests of the Issuer (excluding (without duplication) (i) Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock and (ii) any net cash proceeds of Equity Offerings to the extent used to redeem Notes in compliance with any of the provisions set forth under “Optional Redemption”), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received after the Original Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”), plus

(4)	the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary issued after the Original Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided that such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries by any Person (other than the Issuer or any of the Restricted Subsidiaries) and from repayments of loans or advances (including the release of any guarantee that constituted a Restricted Investment when made) that constituted Restricted Investments (other than, in each case, to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second succeeding paragraph),

(B)	the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the investments in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (10) of the second succeeding paragraph or to the extent such Investment constituted a Permitted Investment), or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(6)

in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property, other than cash, covered by clauses (2), (3), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Issuer, and

(1)	in the case of property with a Fair Market Value in excess of $30.0 million, shall be set forth in an Officer’s Certificate or

(2)	in the case of property with a Fair Market Value in excess of $60.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the applicable New Notes Indenture;

(2) (a)	the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock and if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to this clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale (or as promptly as practicable after giving any requisite notice to the holders of such Subordinated Indebtedness) of, new Indebtedness of the Issuer or a Note Guarantor that is Incurred in accordance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith);

(b)	such new Indebtedness is subordinated to the New Notes or the related New Notes Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(c)	such new Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity date of the New Notes; and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any New Notes then outstanding were instead due on such date one year following the maturity date of such New Notes (provided that, in the case of this subclause (d)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the New Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);

(4)	a Restricted Payment to pay for the redemption, repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $30.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $60.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and the Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Original Issue Date; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Restricted Subsidiaries after the Original Issue Date; less

(c)	the amount of any Restricted Payments previously made pursuant to subclauses (a) and (b) of this second proviso of clause (4);

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a) and (b) above in any calendar year;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of the Restricted Subsidiaries issued or Incurred in accordance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;”

(6)

(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date, (b) a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, that, (x) in the case of subclauses (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to subclauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $75.0 million and 0.625% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that the dollar amount of Investments made pursuant to this clause (7) may be reduced by the Fair Market Value of the proceeds received by the Issuer and/or its Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments (with such Fair Market Value being measured at the time of such sale, disposition or other transfer without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received (including, without limitation, contributions to the Issuer with the proceeds of sales of common stock of any direct or indirect parent) by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of $125.0 million and 1.00% of Total Assets at the time made; provided that the aggregate amount of Restricted Payments made pursuant to this clause (10) for Restricted Payments of the types described in clauses (1) and (2) of the definition of Restricted Payment shall not exceed $25.0 million;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(12)	the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay federal, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or the Restricted Subsidiaries are members);

(13)	the payment of any Restricted Payment, if applicable:

(a)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Restricted Subsidiaries ( for so long as such direct or indirect parent owns no assets other than the Equity Interests in the Issuer or another direct or indirect parent of the Issuer, such fees and expenses shall be deemed for purposes of this clause (13)(a) to be so attributable to such ownership or operation);

(b)	in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness that satisfies each of the following: (i) the proceeds of which have been contributed to the Issuer or any of the Restricted Subsidiaries and (ii) that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;” and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14)	Restricted Payments used to fund the Merger Transactions and the payment of fees and expenses incurred in connection with the Merger Transactions (including as a result of the cancellation or vesting of outstanding options and other equity based awards in connection therewith) as described in the offering memorandum pursuant to which the Old Notes were issued (including payments made pursuant to or as contemplated by the Merger Documents, whether payable on the Original Issue Date or thereafter) or owed by the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with affiliates”; provided that payments to Affiliates due to the termination of the Management Fee Agreement or similar agreements shall be permitted by this clause (14) only to the extent such termination is attributable to an underwritten registered public offering of the common stock of the Issuer or any direct or indirect parent of the Issuer or to a Change of Control;

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16)	purchases of receivables pursuant to a Securitization Repurchase Obligation in connection with a Permitted Securitization Financing and the payment or distribution of Securitization Fees;

(17)	Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock or debt securities that are convertible into, or exchangeable for, Capital Stock of any such Person;

(18)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions described under, or provisions similar to those described under the captions “—Change of control,” “—Certain covenants—Asset sales” and “Description of the Convertible Notes—Repurchase at option of the holders upon a Change of Control;” provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all New Notes of the applicable series tendered by holders of the New Notes of the applicable series in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19)	cash dividends or other distributions in respect of the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer in order to, fund the payment of expenses of the type and in the amount described in clauses (3) and (5) of the second paragraph under the caption “—Transactions with affiliates” to the extent that such amounts are not paid directly by the Issuer or any its Subsidiaries;

(20)	the redemption, repurchase, defeasance or other acquisition or retirement of the 12.375% Senior Subordinated Notes and the related 12.375% Senior Subordinated Notes Guarantees; provided that the aggregate amounts paid under this clause (20) do not exceed $50.0 million; and

(21)

the redemption of the Convertible Notes and the related Convertible Notes Guarantees not owned by the Apollo Sponsors upon a Qualified Public Offering (as defined in the “Description of the Convertible Notes”) or at any time thereafter at a price equal to no greater than 90% of the principal amount thereof in accordance with the terms of the Convertible Note Indenture; provided that to the extent the Issuer uses the proceeds of the substantially concurrent sale of Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer to redeem the Convertible Notes not owned by the Apollo Sponsors, such redemption shall be deemed to have been made pursuant to clause 2(a) above;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (6), (7), (10), (11) or (14) (with respect to payments owed to the Sponsors or their Affiliates as permitted by “—Transaction with Affiliates”), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For the avoidance of doubt, payments made after the Original Issue Date of the Cendant Contingent Liabilities shall not be deemed Restricted Payments.

The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Except as otherwise provided herein, the Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by senior management or the Board of Directors of the Issuer.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding the foregoing, the Issuer will not, and will not permit any of the Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on account of the Issuer’s Equity Interests or purchase for cash or otherwise redeem, acquire or retire for cash any Equity Interests of the Issuer or any direct or indirect parent of the Issuer or guarantee any Indebtedness of an Affiliate of the Issuer for the purposes of any of the foregoing, in each case for the benefit of the Sponsors, by means of (i) the application of the Cumulative Credit in accordance with the first two paragraphs of this covenant, (ii) utilization of clauses (1), (7), (10) or (11) of the exceptions enumerated in the fourth paragraph of this covenant or (iii) utilization of clauses (9), (10) or (18) of the definition of Permitted Investments, unless in each case at the time of such payment the Consolidated Leverage Ratio of the Issuer would have been equal to or less than 6.0 to 1.0 on a pro forma basis and otherwise in compliance with this covenant.

Dividend and other payment restrictions affecting subsidiaries. Each New Notes Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;

(b)	make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2)	the New Notes Indentures and the New Notes and the New Notes Guarantees (and any New Notes and the New Notes Guarantees) and the Existing Indentures and the Old Notes and the Old Notes Guarantees;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits (including escrowed funds) or net worth imposed by customers and franchisees under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture entered into in the ordinary course of business;

(9)	purchase money obligations and Capitalized Lease Obligations, in each case for property acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired or leased;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)	any encumbrance or restriction on a Special Purpose Securitization Subsidiary that, in the good faith judgment of senior management or the Board of Directors of the Issuer, is reasonably required in connection therewith; provided, however, that such restrictions apply only to Special Purpose Securitization Subsidiaries;

(12)	other Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or Preferred Stock of any Non-Note Guarantor Subsidiary that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the New Notes (as determined in good faith by senior management or the Board of Directors of the Issuer); or

(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of senior management or the Board of Directors of the Issuer, no more restrictive with respect to such encumbrances and other restrictions taken as a whole than those contained in the encumbrances or other restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset sales. Each New Notes Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by senior management or the Board of Directors of the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the New Notes or any New Notes Guarantee) (i) that are assumed by the transferee of any such assets and from which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing or (ii) in respect of which neither the Issuer nor any Restricted Subsidiary following such Asset Sale has any obligation,

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by the Issuer or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by senior management or the Board of Directors of the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 1.50% of Total Assets and $175.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 450 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)

to repay (other than obligations in respect of a Permitted Securitization Financing) (a) Secured Indebtedness, including Indebtedness under the Credit Agreement (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Non-Note Guarantor Subsidiary, or (c) in the case of the New 13.375% Senior Subordinated Notes, Senior Indebtedness, or (d) in the case of the New Senior Notes, Senior Pari Passu Indebtedness and, in the case of the New 13.375% Senior Subordinated Notes, Senior Subordinated Pari Passu Indebtedness (provided that (i) in the case of the New Senior Notes, if the Issuer or any Note Guarantor shall so reduce Obligations under unsecured Senior Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the New Senior Notes as provided under “—Optional Redemption,” through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of New Senior Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of New Senior Notes and (ii) in the case of the New 13.375% Senior Subordinated Notes, if the Issuer or any Note Guarantor shall so reduce Obligations under unsecured Senior Subordinated Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the New 13.375% Senior Subordinated Notes as provided under “—Optional Redemption,” through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of New 13.375% Senior Subordinated Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of New 13.375% Senior Subordinated Notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer, or

(2)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary may satisfy its obligation as to any Net Proceeds by entering into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the applicable New Notes Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested within the meaning of the prior sentence whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Issuer shall make an offer to all holders of New Notes (and, at the option of the Issuer, to holders of any Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) (an “Asset Sale Offer”) to purchase the maximum principal amount of New Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the applicable New Notes Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $30.0 million by mailing or electronically transmitting the notice required pursuant to the terms of the applicable New Notes Indenture, with a copy to the Trustee. To the extent that the aggregate amount of New Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes or any purpose not otherwise prohibited by the applicable New Notes Indenture. If the aggregate principal amount of New Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes (and such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. For purposes of this paragraph and the preceding paragraph, the terms “Asset Sale” and “Net Proceeds” shall include any “Asset Sale” and “Net Proceeds,” respectively, as defined in the Existing Indentures as in effect immediately prior to the Issue Date.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the New Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the applicable New Notes Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in such New Notes Indenture by virtue thereof.

If more New Notes (and Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such New Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such New Notes are listed or, if such New Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no New Notes of $2,000 or less shall be purchased in part. Selection of such Senior Pari Passu Indebtedness or Senior Subordinated Pari Passu Indebtedness, as applicable, will be made pursuant to the terms of such Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, electronically transmitted at least 30 but not more than 60 days before the purchase date to each holder of New Notes at such holder’s registered address. If any New Note is to be purchased in part only, any notice of purchase that relates to such New Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The provisions under each of the New Notes Indentures relating to the Issuer’s obligation to make an Asset Sale Offer may be waived or modified with respect to the applicable series with the written consent of a majority in principal amount of the New Notes of that Series.

In the event that an Asset Sale occurs at a time when the Issuer is prohibited from purchasing New Notes, the Issuer could seek the consent of its lenders, including the lenders under the Credit Agreement, to purchase the New Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing New Notes. In such case, the Issuer’s failure to purchase tendered New Notes would constitute an Event of Default under the applicable New Notes Indenture that would, in turn, constitute a default under the Issuer’s other Indebtedness.

Transactions with affiliates. Each New Notes Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $20.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuer and/or any of the Restricted Subsidiaries and any merger of the Issuer and any direct parent of the Issuer; provided that at the time of such merger such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of the applicable New Notes Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the applicable New Notes Indenture described above under the covenant “—Limitation on restricted payments” and the definition of “Permitted Investments;”

(3)	(x) the entering into of the Management Fee Agreement (and any amendment or modification of such agreement) and the payment (whether before or after the Issue Date) of annual management,

consulting, monitoring and advisory fees to the Sponsors (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $15.0 million and 2.0% of EBITDA (as defined in the relevant agreement) for the immediately preceding year, plus out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A) (1) above originally), plus (B) 1.0% of the aggregate transaction value or enterprise value with respect to transactions in which the Sponsors provide any transaction, advisory or other services and (y) the payment of the present value of all future amounts payable pursuant to any agreement referred to in clause (3)(x) above in connection with the termination of such agreement;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5)	payments by the Issuer or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the Management Fee Agreement or (y) approved by a majority of the Board (or a majority of the disinterested directors serving on the Board) of the Issuer in good faith;

(6)	transactions in which the Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to directors, officers, employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)	any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the New Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board;

(9)	the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any Registration Rights Agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any agreement described in this prospectus under the heading “Certain Relationships and Related Party Transactions,” and, in each case, any amendment thereto or similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or any such new agreement are not otherwise more disadvantageous to the holders of the New Notes in any material respect than the original agreement as in effect on the Issue Date;

(10)	the execution of the Exchange Offers and the issuance of the New Notes pursuant to the New Notes Indentures (and any amendment or modification thereto) and Convertible Notes pursuant to the Convertible Note Indenture (and any amendment or modification thereto) and the payment of any amounts pursuant to each of the New Notes Indentures and the Convertible Note Indenture;

(11)	transactions with joint ventures, customers, clients, suppliers or purchasers or sellers of goods or services or equipment, in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable New Notes Indenture, which are fair to the Issuer and the Restricted Subsidiaries in the reasonable determination of the Board or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12)	transactions pursuant to any Permitted Securitization Financing;

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14)	the issuances of securities or the making of other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of or the entering into of, employment agreements or arrangements (including severance or termination provisions), stock option and stock ownership plans or similar employee benefit plans approved by the Board or any direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(15)	the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the fourth paragraph of the covenant described under “—Limitation on restricted payments;”

(16)	any contribution to the capital of the Issuer;

(17)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets;”

(18)	transactions between the Issuer or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19)	pledges of Equity Interests of Unrestricted Subsidiaries; and

(20)	intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the applicable New Notes Indenture.

Liens. Each New Notes Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the New Notes or, in respect of Liens on any asset or property of a Restricted Subsidiary, any New Notes Guarantee of such Restricted Subsidiary, are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the New Notes or the New Notes Guarantees, as the case may be) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Issuer or any Restricted Subsidiary to secure the New Notes if the Lien consists of a Permitted Lien. Any Lien that is granted to secure the New Notes or such New Notes Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the New Notes or such New Notes Guarantee under this covenant.

Limitation on other senior subordinated indebtedness. The New 13.375% Senior Subordinated Notes Indenture provides that the Issuer will not, and will not permit any Note Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Indebtedness of any such Note Guarantor, as the case may be, unless such Indebtedness is either:

(1)	pari passu in right of payment with the New 13.375% Senior Subordinated Notes or such Note Guarantor’s New 13.375% Senior Subordinated Notes Guarantee, as the case may be; or

(2)	expressly subordinated in right of payment to the New 13.375% Senior Subordinated Notes or such Note Guarantor’s New 13.375% Senior Subordinated Notes Guarantee, as the case may be.

The New 13.375% Senior Subordinated Notes Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness that is not guaranteed as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee.

Reports and other information. Each New Notes Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof by posting such information on its primary website),

(1)	as soon as available and in any event on or before the date on which such reports would be required to be filed with the SEC (if the Issuer were a non-accelerated filer subject to Section 13 or 15(d) of the Exchange Act), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	as soon as available and in any event on or before the date on which such reports would be required to be filed with the SEC (if the Issuer were a non-accelerated filer subject to Section 13 or 15(d) of the Exchange Act), reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case in a manner that complies in all material respects with the requirements specified in such form.

In addition, if at any time any direct or indirect parent of the Issuer (x) becomes a Note Guarantor (there being no obligation of any parent to do so), (y) holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or of any direct or indirect parent corporation of the Issuer (and performs the related incidental activities associated with such ownership) and (z) complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the New Notes pursuant to this covenant may, at the option of the Issuer, be filed or furnished by and be those of such direct and indirect parent of the Issuer rather than the Issuer.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any New Notes of a series remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the holders of the New Notes of such series and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed unaudited discussion (as determined in good faith by senior management of the Issuer) of the financial condition and results of operations of the Issuer and the Restricted Subsidiaries of the Issuer separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its agreements hereunder for purposes of clause (4) under “Defaults” until 120 days after the date any report hereunder is required to be filed with the SEC (or otherwise made available to holders or the Trustee) pursuant to this covenant.

Future Note Guarantors. Each New Notes Indenture provides that the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is already a Note Guarantor, or is a Special Purpose Securitization Subsidiary, an Insurance Subsidiary, a Qualified CFC Holding Company or a Domestic Subsidiary that is Wholly Owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Issuer and its Subsidiaries) that (a) guarantees any Indebtedness of the Issuer or any of the Note Guarantors on the Issue Date or at any time thereafter, or (b) Incurs any Indebtedness or issues any shares of Disqualified Stock that is permitted to be Incurred or issued pursuant to clause (a) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the New Notes. Each New Notes Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the New Notes Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each New Notes Guarantee shall be released in accordance with the provisions of the applicable New Notes Indenture described under “—New Notes Guarantees.”

Limitation on repayments of Existing Notes. Notwithstanding anything to the contrary herein, each New Notes Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, any Existing Notes of the Issuer prior to April 15, 2012, in the case of the Existing Senior Notes, and April 15, 2013, in the case of the 12.375% Senior Subordinated Notes; provided that the repurchase, redemption or other acquisition or retirement for value of any Existing Notes pursuant to the provisions in the Existing Indentures similar to those described under the captions “—Change of Control,” and “—Certain Covenants—Asset sales” shall be permitted, so long as a Change of Control Offer or Asset Sale Offer, as applicable, has been made and the New Notes of the applicable series tendered by holders of the New Notes of the applicable series in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased in accordance with the terms of the applicable New Notes Indenture.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

Each New Notes Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the New Notes is a corporation;

(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the applicable New Notes Indenture and the New Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;” or

(b)	the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than or equal to such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

(5)	if the Successor Company is not the Issuer, each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its New Notes Guarantee shall apply to such Person’s obligations under the applicable New Notes Indenture and the New Notes; and

(6)	the Successor Company (if other than the Issuer) shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation merger or transfer and such supplemental indentures (if any) comply with the applicable New Notes Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the applicable New Notes Indenture and the New Notes, and in such event the Issuer will automatically be released and discharged from its obligations under such New Notes Indenture and the New Notes, but in the case of a lease of all or substantially all of its assets, the Issuer will not be released from the obligations to pay the principal of and interest on the New Notes. Notwithstanding the foregoing clauses (3) and (4), (a) subject to the restrictions on Note Guarantors described in the following paragraph, any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company (provided that a co-obligor of the New Notes is a corporation), so long as the amount of Indebtedness, Disqualified Stock and Preferred Stock of the Issuer and the Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”). This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and the Restricted Subsidiaries.

Each New Notes Indenture will further provide that, subject to certain limitations in such New Notes Indenture governing release of a New Notes Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Note Guarantor, each Note Guarantor will not, and the Issuer will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)

either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the applicable New Notes Indenture and such Note Guarantor’s applicable New Notes Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset sales;”

(2)	the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the applicable New Notes Indenture; and

(3)	immediately after such transaction, no Default or Event of Default exists.

The Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the applicable New Notes Indenture and such Note Guarantor’s applicable New Notes Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under such New Notes Indenture and such Note Guarantor’s applicable New Notes Guarantee, but in the case of a lease of all or substantially all of its assets, the Note Guarantor will not be released from its obligations under the New Notes Guarantee. Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness, Preferred Stock and Disqualified Stock of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Note Guarantor or (y) any Restricted Subsidiary that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Original Issue Date shall not exceed the greater of $625.0 million and 5.0% of Total Assets after giving effect to each such Transfer and including all Transfers occurring from and after the Original Issue Date (excluding Transfers in connection with the Merger Transactions).

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Defaults

An Event of Default will be defined in each New Notes Indenture with respect to a series of New Notes as:

(1)	a default in any payment of interest (including any additional interest) on any New Note when due (whether or not, in the case of the New 13.375% Senior Subordinated Notes, prohibited by the provisions described under “—Ranking” above), continued for 30 days;

(2)	a default in the payment of principal or premium, if any, of any New Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not, in the case of the New 13.375% Senior Subordinated Notes, prohibited by the provisions described under “—Ranking” above);

(3)	the failure by the Issuer or any Restricted Subsidiary to comply with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above;

(4)	the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the New Notes or such New Notes Indenture;

(5)	the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent (the “cross-acceleration provision”);

(6)	certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”);

(7)	failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”); or

(8)	any New Notes Guarantee with respect to such series of New Notes of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor that qualifies as a Significant Subsidiary (or one or more Note Guarantors that collectively would represent a Significant Subsidiary) denies or disaffirms its obligations under such New Notes Indenture or any New Notes Guarantee with respect to such series of New Notes and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding New Notes of such series notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding New Notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the New Notes of such series to be due and payable; provided, however, that, in the case of the New 13.375% Senior Subordinated Notes, so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the New Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. In the event of non-payment defaults, the holders of a majority in principal amount of outstanding New Notes of a series may rescind any such acceleration with respect to the New Notes of such series and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above with respect to a series of New Notes, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the New Notes of such series, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of a series of New Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the New Notes Indentures relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the applicable New Notes Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the applicable New Notes Indenture or the New Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding New Notes of such series have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding New Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding New Notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the applicable New Notes Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under a New Notes Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Each New Notes Indenture provides that if a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee, the Trustee must mail or electronically transmit to each holder of the New Notes of such series notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any New Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the applicable noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, each New Notes Indenture may be amended with the consent of the holders of a majority in principal amount of the New Notes of the applicable series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the New Notes of such series then outstanding. However, without the consent of each holder of an outstanding New Note affected, no amendment may, among other things:

(1)	reduce the amount of New Notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any New Note,

(3)	reduce the principal of or change the Stated Maturity of any New Note,

(4)	reduce the premium payable upon the redemption of any New Note or change the time at which any New Note may be redeemed as described under “—Optional Redemption” above,

(5)	make any New Note payable in money other than that stated in such New Note,

(6)	in the case of the New Senior Notes, expressly subordinate the New Senior Notes or any New Senior Notes Guarantees to any other Indebtedness of the Issuer or any Note Guarantor or, in the case of the New 13.375% Senior Subordinated Notes, make any change to the subordination provisions of the New 13.375% Senior Subordinated Notes Indenture that adversely affects the rights of any holder of New 13.375% Senior Subordinated Notes,

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s New Notes,

(8)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions, or

(9)	except as expressly permitted by the applicable New Notes Indenture, modify the New Notes Guarantee of any Significant Subsidiary or the New Notes Guarantee of one or more Restricted Subsidiaries that collectively would, at the time of such amendment, represent a Significant Subsidiary in any manner adverse to the holders.

Notwithstanding the foregoing, without the consent of any holder, the Issuer and the Trustee may amend each New Notes Indenture to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under such New Notes Indenture and the New Notes, to provide for the assumption by a Successor Note Guarantor of the obligations of a Note Guarantor under such New Notes Indenture and its applicable New Notes Guarantee, to provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in Section 163(f)(2)(B) of the Code), to add a New Notes Guarantee with respect to the New Notes, to make any change that would provide additional rights or benefits to the holders or that does not adversely affect the legal rights of any such holder under the applicable New Notes Indenture, to make changes relating to the transfer and legending of the New Notes as permitted by the applicable New Notes Indenture, to secure the New Notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Note Guarantor, to make any change that does not adversely affect the rights of any holder in any material respect, to comply with any requirement of the SEC in connection with the qualification of such New Notes Indenture under the TIA, to make certain changes to such New Notes Indenture to provide for the issuance of additional New Notes, to evidence and provide for the acceptance and appointment under the applicable New Notes Indenture of a successor Trustee thereunder pursuant to the requirements thereof or to conform the text of the New Notes Indenture, New Notes Guarantees or New Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the New Notes Indenture, New Notes Guarantee or New Notes.

The consent of the noteholders is not necessary under the New Notes Indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under a New Notes Indenture becomes effective, the Issuer is required to mail or electronically transmit to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests of the Issuer or of any Note Guarantor, or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer or the Note Guarantors under the New Notes, the New Notes Guarantees, the New Notes Indentures, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A holder of New Notes may transfer or New Notes in accordance with the applicable New Notes Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the applicable New Notes Indenture. The Issuer is not required to transfer or exchange any New Note selected for redemption or to transfer or exchange any New Note for a period of 15 days prior to a selection of New Notes to be redeemed. The New Notes will be issued in registered form and the registered holder of a New Note will be treated as the owner of such New Note for all purposes.

Satisfaction and Discharge

A New Notes Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of New Notes, as expressly provided for in such New Notes Indenture) as to all outstanding New Notes of a series when:

(1)	either (a) all the New Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed New Notes that have been replaced or paid and New Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the New Notes of such series (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the New Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the New Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer and/or the Note Guarantors have paid all other sums payable under the applicable New Notes Indenture; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the applicable New Notes Indenture relating to the satisfaction and discharge of such New Notes Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the New Notes of a series and the applicable New Notes Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such New Notes, to replace mutilated, destroyed, lost or stolen New Notes and to maintain a registrar and paying agent in respect of such New Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and with clause (4) of the first paragraph under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be automatically released from all of its obligations with respect to its applicable New Notes Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option with respect to a series of New Notes, payment of the New Notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to a series of New Notes, payment of the New Notes of such series may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries), (7) or (8) under “—Defaults” or because of the failure of the Issuer to comply with the first clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option with respect to a series of New Notes, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in U.S. dollars, U.S. dollar-denominated Government Obligations or a combination thereof for the payment of principal, premium (if any) and interest on the applicable series of New Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the New Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the New Notes of the applicable series not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee (the “Trustee”) under each of the New Notes Indentures and has been appointed by the Issuer as Registrar and a paying agent (the “Paying Agent”) with regard to the New Notes.

Governing Law

Each of the New Notes Indentures provides that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“10.50% Senior Notes” means the 10.50% Senior Notes due 2014 issued by the Issuer pursuant to the Existing Senior Notes Indentures.

“10.50% Senior Notes Indenture” means the Indenture, dated as of April 10, 2007, among the Issuer, the guarantors named therein and The Bank of New York Mellon, as successor Trustee, governing the 10.50% Senior Notes, as amended, supplemented or modified from time to time.

“12.375% Senior Subordinated Notes” means the 12.375% Senior Subordinated Notes due 2015, issued by the Issuer pursuant to the 12.375% Senior Subordinated Notes Indenture.

“12.375% Senior Subordinated Notes Guarantee” means any guarantee of the obligations of the Issuer under the 12.375% Senior Subordinated Notes and the 12.375% Senior Subordinated Notes Indenture by any Restricted Subsidiary in accordance with the provisions of the 12.375% Senior Subordinated Notes Indenture.

“12.375% Senior Subordinated Notes Indenture” means the Indenture, dated as of April 10, 2007, among the Issuer, the guarantors named therein and The Bank of New York Mellon, as successor Trustee, governing the 12.375% Senior Subordinated Notes, as amended, supplemented or modified from time to time.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Apple Ridge Documents” means the Transfer and Servicing Agreement, dated as of April 25, 2000, as amended, by and among Apple Ridge Services Corporation, Cartus Corporation, Cartus Financial Corporation, Apple Ridge Funding LLC and The Bank of New York Mellon (formerly known as The Bank of New York), the Receivables Purchase Agreement, dated as of April 25, 2000, as amended, by and between Cartus Financial Corporation and Apple Ridge Services Corporation, the Purchase Agreement, dated as of April 25, 2000, as amended, by and between Cartus Corporation and Cartus Financial Corporation, the Amended and Restated Note Purchase Agreement, dated as of April 10, 2007, as amended and restated as of July 6, 2007, by and among Apple Ridge Funding LLC, Cartus Corporation, Credit Agricole Corporate and Investment Bank, New York Branch (formerly known as Calyon New York Branch) and the Conduit Purchasers, Committed Purchasers and Managing Agents from time to time parties thereto, the Master Indenture, April 25, 2000, as amended, by and between Apple Ridge Funding LLC and The Bank of New York Mellon, the Amended and Restated Series 2007-1 Indenture Supplement, dated as of April 10, 2007, as amended and restated as of July 6, 2007, by and between Apple Ridge Funding LLC and The Bank of New York Mellon, the Performance Guaranty, dated as of May 12, 2006, as amended by the Fifth Omnibus Amendment dated as of April 10, 2007, by Realogy Corporation in favor of Apple Ridge Funding, LLC and Cartus Financial Corporation, and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing, each as amended, restated, refinanced, modified or supplemented on or prior to the Issue Date.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in (x) the state or other jurisdiction in which such Insurance Subsidiary is domiciled or (y) to the extent asserting regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or other jurisdiction in which such Insurance Subsidiary is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created in the future and that asserts regulatory jurisdiction over such Insurance Subsidiary.

“Applicable Premium” means, with respect to any New Note on any applicable redemption date, the greater of:

(1)	1% of the then outstanding principal amount of the New Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the New Note, at April 15, 2011 (such redemption prices being set forth in the applicable table appearing above under

“—Optional Redemption”) plus (ii) all required interest payments due on the New Note through April 15, 2011 (in each case excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the New Note.

“Arbitrage Programs” means Indebtedness and Investments relating to operational escrow accounts of NRT or Title Resources Group or any of their Restricted Subsidiaries.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary and other than the issuance of Preferred Stock of a Non-Note Guarantor Subsidiary issued in compliance with the covenant described under “––Limitation on indebtedness and issuance of disqualified and preferred stock”) (whether in a single transaction or a series of related transactions);

in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on restricted payments;”

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $25.0 million in any one transaction or series of related transactions;

(e)	any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the senior management or the Board of Directors of the Issuer;

(g)	foreclosure on assets of the Issuer or any of the Restricted Subsidiaries;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)	any sale of inventory or other assets in the ordinary course of business;

(k)	grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property or franchise rights;

(l)	in the ordinary course of business, any swap of assets, or any lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and the Restricted Subsidiaries taken as a whole, as determined in good faith by senior management or the Board of Directors of the Issuer; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain Covenants—Asset sales;”

(m)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the applicable New Notes Indenture;

(n)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(o)	a sale or other transfer of Securitization Assets or interests therein pursuant to a Permitted Securitization Financing;

(p)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and not as part of a Permitted Securitization Financing;

(q)	dispositions in connection with Permitted Liens or Liens to secure the New Notes in accordance with the terms of the New Notes Indenture;

(r)	sales or other dispositions of Equity Interests in Existing Joint Ventures; and

(s)	any disposition of Investments in connection with the Arbitrage Programs.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the city in which the Trustee’s principal office is located.

“Capital Stock” means:

(1)	in the case of a corporation or a company, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1 “ or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency if both of the two named rating agencies cease publishing ratings of investments) and in each case maturing within one year after the date of acquisition;

(6)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency if both of the two named rating agencies cease publishing ratings of investments) in each case with maturities not exceeding two years from the date of acquisition;

(7)	Indebtedness issued by Persons (other than the Permitted Holders or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(9)	instruments equivalent to those referred to in clauses (1) through (8) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cendant” means Cendant Corporation, a Delaware corporation (now known as Avis Budget Group, Inc.).

“Cendant Contingent Assets” has the meaning assigned to “Cendant Contingent Asset” in the Separation and Distribution Agreement and shall also include any tax benefits and attributes allocated or inuring to the Issuer and its Subsidiaries under the Cendant Tax Sharing Agreement.

“Cendant Contingent Liabilities” has the meaning assigned to “Assumed Cendant Contingent Liabilities” in the Separation and Distribution Agreement and shall also include any liabilities that are related or attributable to or arising in connection with Taxes or Tax Returns (as each term is defined in the Cendant Tax Sharing Agreement).

“Cendant Spin-Off” means the distribution of all of the capital stock of the Issuer by Cendant to its stockholders and the transactions related thereto as described in that certain Information Statement of the Issuer dated July 13, 2006, as filed with the SEC.

“Cendant Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of July 28, 2006, by and among Cendant, the Issuer, Wyndham Worldwide Corporation and Travelport Inc., as amended on or prior to the date of this prospectus.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount and bond premium, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations (provided, however, that if interest rate Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income) and excluding additional interest in respect of the New Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(2)	consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Permitted Securitization Financing to the extent such amounts have not been deducted in the presentation of consolidated revenues of such Person; minus

(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) the aggregate amount of all outstanding Indebtedness and Disqualified Stock of such Person and its Restricted Subsidiaries and Preferred Stock of Non-Note Guarantor Subsidiaries of such Person as of such date (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents (other than cash and Cash Equivalents of Special Purpose Securitization Subsidiaries) in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of the Restricted Subsidiaries Incurs or redeems any Indebtedness or issues or redeems Disqualified Stock or any Non-Note Guarantor Subsidiary issues or redeems Preferred Stock subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or such issuance or redemption of Disqualified Stock or Preferred Stock or redemption of Indebtedness, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, that all or any portion of the commitment under any Indebtedness as being Incurred at the time such commitment is entered into and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time. Notwithstanding the foregoing and for purposes of this calculation, the aggregate principal amount of Indebtedness shall be calculated without giving effect to purchase accounting adjustments.

For purposes of making the computation referred to above, Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to a company, operating unit, division, segment, business, group of assets or lines of business, that the Issuer or any of the Restricted Subsidiaries has made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to an operating unit, division, segment, business, group of assets or lines of business that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer.

“Consolidated Net Income” means, with respect to any Person for any period, without duplication, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, (i) severance expenses, relocation or other restructuring expenses, fees, expenses or charges related to plant, facility, store and office closures, consolidations, downsizings and/or shutdowns (including future lease commitments and contract termination costs with respect thereto), (ii) fees, expenses or charges Incurred in connection with the Cendant Spin-Off, (iii) expenses or charges related to curtailments or modifications to pension or other post-employment benefit plans, (iv) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition (including integration costs) or Indebtedness permitted to be Incurred by the applicable New Notes Indenture (in each case, whether or not successful), including any such fees, expenses, tender premiums, charges or change in control payments made under the Merger Documents or otherwise related to the Merger Transactions (including any transition-related expenses Incurred prior to, on or after the Original Issue Date), in each case, shall be excluded, and (v) any fees, expenses or charges related to the Exchange Offers;

(2)	any increase in amortization or depreciation or any one-time non-cash charges or increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Merger Transactions or any acquisition that is consummated after the Original Issue Date shall be excluded (including any acquisition by a third party, directly or indirectly, of the Issuer);

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from abandoned, closed or discontinued operations and any net after-tax gains or losses on disposal of abandoned, closed or discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations and other derivative instruments shall be excluded;

(7)	except with respect to joint ventures related to Title Resources Group and the Issuer’s mortgage origination business (whether conducted through PHH Home Loans, LLC or other joint ventures of the

Issuer or its Restricted Subsidiaries), the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain covenants—Limitation on restricted payments,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)	an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the fourth paragraph under “—Certain Covenants—Limitation on restricted payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any non-cash impairment charges or asset writeoffs and amortization of intangibles in each case arising pursuant to the application of GAAP shall be excluded;

(11)	any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Merger Transactions or (e) non-cash costs or expenses realized in connection with or resulting from employee benefit plans or post-employment benefit plans (including long-term incentive plans), stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of the Restricted Subsidiaries, shall be excluded;

(12)	accruals and reserves that are established or adjusted within 12 months of the Original Issue Date, in each case, related to or as a result of the Merger Transactions and that are so required to be established or adjusted in accordance with GAAP, and changes in accruals and reserves as a result of the adoption or modification of accounting policies in connection with the Merger Transactions, shall be excluded;

(13)	(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Accounting Standards Codification 815 (or successor rule) shall be excluded;

(14)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of Accounting Standards Codification 830 (or successor rule) shall be excluded;

(15)	any currency translation gains and losses related to currency reimbursements of Indebtedness, and any net loss or gain resulting from Hedging Obligations for currency exchange risk, shall be excluded;

(16)	solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on restricted payments,” the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included;

(17)	any expenses or income (including increases or reversals of reserves) relating to the Cendant Contingent Liabilities shall be excluded; and

(18)	any income or other economic benefits accruing to the Issuer and its Subsidiaries pursuant to the Cendant Contingent Assets, whether in the form of cash or tax benefits shall be excluded, provided any economic benefits accruing to the Issuer and its Restricted Subsidiaries pursuant to assets out of or arising from payments to be received under Article III of the Tax Receivable Agreement dated as of February 22, 2005 by and among Cendant Corporation, Cendant Mobility Services Corporation and Wright Express Corporation shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or a Restricted Subsidiary to the extent such dividends, repayments, advances or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (5) and (6) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses, including any deferred financing fees, write-offs or write-downs and amortization of expenses attributable to pending real estate brokerage transactions and property listings of Persons or operations acquired by such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes, of such Person for such period on a consolidated basis and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Convertible Notes” means, collectively, the Issuer’s Series A Convertible Notes, Series B Convertible Notes and Series C Convertible Notes.

“Convertible Notes Guarantee” means any guarantee of the obligations of the Issuer under the Convertible Notes and the Convertible Note Indenture by any Person in accordance with the provisions of the Convertible Note Indenture.

“Convertible Note Indenture” means the indenture, dated as of January 5, 2011, among the Issuer, Holdings, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, governing the Convertible Notes, as amended, supplemented or modified from time to time.

“Credit Agreement” means, collectively, (i) the credit agreement dated as of April 10, 2007, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Domus Intermediate Holdings Corp., a Delaware limited liability company and the parent of the Issuer, as guarantor, the other guarantors party thereto, the financial institutions party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, Permitted Securitization Financings (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers, guarantors or issuers or lenders or group of lenders, and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Delayed Draw Term Lender” shall mean a lender under the Credit Agreement with a Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan” shall mean the term loan made by one or more Delayed Draw Term Lenders pursuant to the terms of the Credit Agreement if and only to the extent that (i) such term loan was permitted under the Existing Indentures as in effect immediately prior to the Issue Date as “Refinancing Indebtedness” (as defined therein) in respect of Secured Indebtedness of the Issuer and its Restricted Subsidiaries that was existing on the Original Issue Date, (ii) such refinanced Secured Indebtedness was permitted under the Existing Indentures on the Original Issue Date under the clause permitting “Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Original Issue Date” and was not outstanding under the Credit Agreement as of the Original Issue Date and (iii) the aggregate principal amount of all such Delayed Draw Term Loans does not exceed $1.2 billion.

“Delayed Draw Term Loan Commitment” shall mean, with respect to each Delayed Draw Term Lender, the commitment of such lender to make Delayed Draw Term Loans to the Issuer after the closing date of the Credit Agreement in accordance with the terms thereof.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (in each case other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit.”

“Designated Senior Indebtedness” means, with respect to the Issuer or a Note Guarantor:

(1)	the Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness);

(2)	the New Senior Notes;

(3)	the Existing Senior Notes; and

(4)	any other Senior Indebtedness of the Issuer or such Note Guarantor that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Issuer or such Note Guarantor in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the New 13.375% Senior Subordinated Notes Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable, putable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the New Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the New Notes (including the purchase of any New Notes tendered pursuant thereto)),

(2)	is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the New Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable at the option of the holder thereof or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Non-cash Charges; plus

(4)	business optimization expenses and other restructuring charges, expenses or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of retention, systems establishment costs, curtailments or modifications to pension and post retirement employee benefit plans that result in pension settlement charges); provided that with respect to each business optimization expense or other restructuring charge or reserve, the Issuer shall have delivered to the Trustee an Officer’s Certificate specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or other restructuring charge or reserve, as the case may be; plus

(5)	the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Issuer and its Subsidiaries as in effect on the Original Issue Date; provided that such amount shall not exceed the amount permitted to be paid to the Sponsors pursuant to clause (3) of the second paragraph of the covenant described under “Certain Covenants—Transactions with affiliates;” plus

(6)	all add backs reflected in the financial presentation of “Adjusted EBITDA” in the amounts set forth in and as further described in this prospectus, but only to the extent such add backs occurred in the consecutive four quarter period used in the calculations of Fixed Charge Coverage Ratio, Consolidated Leverage Ratio and Secured Indebtedness Leverage Ratio, as the case may be; plus

(7)	the amount of net cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (w) such cost savings are reasonably identifiable and factually supportable, (x) such actions have been taken or are to be taken and must be expected to be achieved on a run-rate basis within 90 days after the date of determination to take such action, (y) no cost savings shall be added pursuant to this clause (7) to the extent duplicative of any expenses or charges relating to such cost savings that are included in the calculations of Consolidated Net Income or EBITDA with respect to such period and (z) the aggregate amount of cost savings added pursuant to this clause (7) shall not exceed $75.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definitions of “Fixed Charge Coverage Ratio,” “Consolidated Leverage Ratio” or “Secured Indebtedness Leverage Ratio,” as applicable); plus

(8)	the amount of loss on any sale of Securitization Assets to a Special Purpose Securitization Subsidiary in connection with any Permitted Securitization Financing that is not shown as a liability on a consolidated balance sheet prepared in accordance with GAAP; plus

(9)	storefront conversion costs relating to acquired stores by the Issuer or any Restricted Subsidiary; plus

(10)	any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Note Guarantor solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit;

less, without duplication,

(11)	non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period); less

(12)	all deductions reflected in the financial presentation of “Adjusted EBITDA” in the amounts set forth in and as further described in this prospectus, but only to the extent such deductions occurred in the consecutive four quarter period used in the calculations of Fixed Charge Coverage Ratio, Consolidated Leverage Ratio and Secured Indebtedness Leverage Ratio, as the case may be.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or such direct or indirect parent’s Common Stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Offers” means the Debt Exchange Offering as described in this prospectus, as supplemented.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1)	contributions to its common Capital Stock, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary, to the extent such sale to such equity, stock option or other plan is financed by loans from or guaranteed by, the Issuer or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Existing Indentures” means, collectively, the Existing Senior Notes Indentures and the 12.375% Senior Subordinated Notes Indenture.

“Existing Notes Guarantee” means an Existing Senior Notes Guarantee or an 12.375% Senior Subordinated Notes Guarantee.

“Existing Notes” means the aggregate principal amount of the Existing Senior Notes and 12.375% Senior Subordinated Notes in existence on the Issue Date less the aggregate principal amount of Existing Senior Notes and 12.375% Senior Subordinated Notes that are thereafter repurchased, redeemed, discharged or otherwise repaid.

“Existing Senior Notes” means the 10.50% Senior Notes and Senior Toggle Notes.

“Existing Senior Notes Indentures” means, collectively, the 10.50% Senior Notes Indenture and the Senior Toggle Notes Indenture.

“Existing Senior Notes Guarantee” means any guarantee of the obligations of the Issuer under the Existing Senior Notes and the Existing Senior Notes Indentures by any Restricted Subsidiary in accordance with the provisions of the Existing Senior Notes Indentures.

“Existing Joint Ventures” means joint ventures in existence on the Issue Date.

“Existing Securitization Documents” means the Apple Ridge Documents and the U.K. Documents.

“Existing Securitization Financings” means the financing programs pursuant to the Apple Ridge Documents or U.K. Documents, as amended, restated, refinanced, modified or supplemented on or prior to the Issue Date.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to a company, operating unit, division, segment, business, group of assets or lines of business, that the Issuer or any of the Restricted Subsidiaries has made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to an operating unit, division, segment, business, group of assets or lines of business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of the Issuer.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and the Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of each New Notes Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with the Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Obligations” means securities that are:

(1)	direct obligations of the United States of America, for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other similar agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a New Note is registered on the Registrar’s books.

“Holdings” means Domus Holdings Corp., a Delaware corporation and indirect parent of the Issuer.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed to exclude (1) Contingent Obligations incurred in the ordinary course of business and the Cendant Contingent Liabilities (including the Contingent Obligations described in Note 13 to the Issuer’s consolidated financial statements for the year ended December 31, 2009) (not in respect of borrowed money); (2) deferred or prepaid revenues or marketing fees; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations under or in respect of a Permitted Securitization Financing (but including the excess, if any, of the amount of the obligations thereunder or in respect thereof over the aggregate receivables balances securing or otherwise supporting such obligations but only to the extent that the Issuer or any Subsidiary of the Issuer other than a Special Purpose Securitization Subsidiary is directly or indirectly liable for such excess); (5) obligations under or in respect of Arbitrage Programs except in connection with the calculation of the Consolidated Leverage Ratio and the Secured Indebtedness Leverage Ratio; (6) obligations to make payments in respect of funds held under escrow arrangements in the ordinary course of business; (7) obligations to make payments to third party insurance underwriters in respect of premiums collected by the Issuer and the Restricted Subsidiaries in the ordinary course of business or (8) obligations under the Merger Documents.

Notwithstanding anything in the New Notes Indentures to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the New Notes Indentures as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the New Notes Indentures but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the New Notes Indentures.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Insurance Business” means one or more aspects of the business of soliciting, administering, selling, issuing or underwriting insurance or reinsurance.

“Insurance Subsidiary” means any Subsidiary that is licensed by any Applicable Insurance Regulatory Authority to conduct, and conducts, an Insurance Business.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment	Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, security deposits and advances to customers or suppliers, advances or loans to franchisees in the ordinary course of business (whether evidenced by a note or otherwise) and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on restricted payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less

(b)	the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the senior management or the Board of Directors of the Issuer.

“Issue Date” means the date on which the New Notes were originally issued.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement), any lease in the nature thereof, any agreement to give a mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind and, except in connection with any Permitted Securitization Financing, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than a filing for informational purposes); provided that in no event shall an operating lease or an option or an agreement to sell be deemed to constitute a Lien.

“Management Fee Agreement” means the Management Fee Agreement, dated as of April 10, 2007, by and among the Issuer, Apollo Management VI, L.P. and Apollo Alternative Assets, L.P., as in existence on the Original Issue Date.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date.

“Merger” means the acquisition by Affiliates of the Sponsors of Realogy pursuant to the Merger Documents.

“Merger Documents” means the Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time on or prior to the Original Issue Date.

“Merger Transactions” means the Merger and the transactions contemplated by the Merger Documents, the offerings of the Existing Notes, and borrowings made pursuant to the Credit Agreement on the Original Issue Date and the refinancing of the then Existing Securitization Financings (which may have occurred prior to the Original Issue Date) and, in each case, the application of the proceeds therefrom.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants— Asset sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the

Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and any distributions and payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale.

“Newly Issued Notes” means, collectively, the New Notes and the Convertible Notes.

“New Senior Notes Guarantee” means any guarantee of the obligations of the Issuer under the New Senior Notes Indentures and the New Senior Notes by any Restricted Subsidiary in accordance with the provisions of the New Senior Notes Indentures.

“New 13.375% Senior Subordinated Notes Guarantee” means any guarantee of the obligations of the Issuer under the New 13.375% Senior Subordinated Notes Indenture and the New 13.375% Senior Subordinated Notes by any Restricted Subsidiary in accordance with the provisions of the New 13.375% Senior Subordinated Notes Indenture.

“Non-Note Guarantor Subsidiary” means a Restricted Subsidiary that is not a Note Guarantor.

“New Notes Guarantee” means a New Senior Notes Guarantee or a New 13.375% Senior Subordinated Notes Guarantee, as applicable.

“Note Guarantor” means any Restricted Subsidiary that Incurs a New Notes Guarantee; provided that upon the release or discharge of such Person from its New Notes Guarantee with respect to a series of New Notes in accordance with the applicable New Notes Indenture, such Person ceases to be a Note Guarantor with respect to such series of New Notes.

“NRT” means NRT Incorporated, a Delaware corporation, and any successors thereto.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that Obligations with respect to the New Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the New Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer. “Officer” of any Note Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the applicable New Notes Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Original Issue Date” means April 10, 2007.

“Permitted Holders” means, at any time, each of the Sponsors and members of the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the applicable New Notes Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on, or made pursuant to binding commitments existing on, the Original Issue Date; provided, that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Original Issue Date;

(6)	advances after the Original Issue Date to directors, officers or employees not in excess of $50.0 million outstanding at any one time;

(7)	any Investment acquired by the Issuer or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; (b) as a result of a foreclosure by the Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)	Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;”

(9)	any Investment by the Issuer or any of the Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) after the Original Issue Date that are at that time outstanding (after giving effect to the sale or other transfer of an Unrestricted Subsidiary to the extent the proceeds of such sale received by the Issuer and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed the greater of (x) $325.0 million and (y) 2.75% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)

additional Investments by the Issuer or any of the Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) after the Original Issue Date that are at that time outstanding (after giving effect to the sale or other transfer of an Unrestricted Subsidiary to the extent the proceeds of such sale received by the Issuer and its Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed the greater of (x) $400.0 million and (y) 3.25% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)	Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clauses (2) and (3) of the definition of Cumulative Credit contained in “—Certain covenants—Limitation on restricted payments;”

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with affiliates” (except transactions described in clauses (2), (6), (7), (17) and (18) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “—Certain Covenants—Future note guarantors;”

(16)	Investments consisting of purchases and acquisitions of inventory, supplies, materials, services and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17)	Investments arising as a result of Permitted Securitization Financings;

(18)	additional Investments after the Original Issue Date in joint ventures of the Issuer or any of the Restricted Subsidiaries not to exceed the greater of $100.0 million at any one time outstanding and 0.75% of Total Assets at the time of Incurrence (plus an amount (without duplication of amounts reflected in Consolidated Net Income) equal to any return of capital actually received in respect of Investments theretofore made pursuant to this clause (18) in the aggregate, as valued at the Fair Market Value of such Investment at the time such Investment is made); provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary;

(19)	Investments of a Restricted Subsidiary of the Issuer acquired after the Original Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Original Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(20)	any Investments in connection with the Arbitrage Programs;

(21)	Investments in connection with the defeasance or discharge of the Existing Notes or the Newly Issued Notes (which Investments would otherwise constitute Permitted Investments);

(22)	advances or loans to relocating employees of a customer in the relocation services business of the Issuer and its Restricted Subsidiaries made in the ordinary course of business; and

(23)	guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations), trademarks, licenses, purchase agreements or of other obligations that do not constitute Indebtedness, in each case entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business.

All Permitted Investments outstanding on the Issue Date and made on or after the after the Original Issue Date that were permitted under the Existing Indentures prior to the Issue Date pursuant to a clause corresponding to any of clauses (6), (9), (10) or (18) above shall be deemed to have been made on the Issue Date pursuant to the corresponding clause above in an amount equal to the amount of such Permitted Investment when actually made.

“Permitted Junior Securities” means unsecured debt or Equity Interests of the Issuer or any Note Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or any Note Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Issuer or any Note Guarantor, as applicable (and any debt securities issued in exchange for Senior Indebtedness), at least to the same extent that the New 13.375% Senior Subordinated Notes and the related New Notes Guarantee are subordinated to the payment of all Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer or any Note Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Lien” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory or regulatory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or similar liabilities or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and which do not in the aggregate interfere in any material respect with the ordinary course of business of such Person;

(6)	(A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under

“—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” (provided that such Lien does not extend to the property or assets of the Issuer or any Subsidiary of the Issuer other than a Restricted Subsidiary that is not a Note Guarantor), (B) (i) solely in the case of the New Senior Notes, Liens securing an aggregate principal amount of Senior Pari Passu Indebtedness not to exceed the aggregate amount of Senior Pari Passu Indebtedness permitted to be Incurred pursuant to clauses (a) and (x) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” and (ii) solely in the case of the New 13.375% Senior Subordinated Notes, Liens securing Senior Indebtedness, and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (l), (t) (provided that such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary) or (u) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(7)	Liens existing on the Issue Date (other than with respect to Obligations in respect of the Credit Agreement, but including with respect to Obligations in respect of the Delayed Draw Term Loans);

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(11)	Liens securing Hedging Obligations not incurred in violation of the applicable New Notes Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property granted to others in the normal course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(14)	Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under the New Notes Indenture;

(15)	Liens in favor of the Issuer or any Note Guarantor;

(16)	Liens in respect of Permitted Securitization Financings on all or a portion of the assets of Special Purpose Securitization Subsidiaries (including without limitation, pursuant to UCC filings covering sales of accounts, chattel paper, payment intangibles, promissory notes with respect to Permitted Securitization Financings and beneficial interests therein);

(17)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)	Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)	grants of software and other technology licenses in the ordinary course of business;

(20)	[Reserved];

(21)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B)(i), (7), (8), (9), (15) and (20); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B)(i), (7), (8), (9), (15) and (20) at the time the original Lien became a Permitted Lien under the applicable New Notes Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(22)	Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(23)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(24)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(25)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(26)	liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution or as to purchase orders and other agreements entered into with customers in the ordinary course of business;

(27)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(28)	[Reserved]

(29)	Liens securing the Arbitrage Programs and related segregated deposit and securities accounts;

(30)	Liens on any property or assets of the Issuer or any Restricted Subsidiary securing Indebtedness permitted by clause (aa) of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; such Lien (i) does not apply to any other property or asset of the Issuer or any Restricted Subsidiary not securing such Indebtedness at the date of the acquisition of such property or asset and (ii) is not created in contemplation of or in connection with such acquisition;

(31)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(32)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(33)	Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(34)	Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(35)	other Liens securing obligations not to exceed $75.0 million at any one time outstanding; and

(36)	Liens on proceeds from Cendant Contingent Assets received by the Issuer and held in trust (or otherwise segregated or pledged) for the benefit of the other parties to the Separation and Distribution Agreement (other than Travelport Inc.) to secure the Issuer’s obligations under Section 7.9 thereof.

“Permitted Securitization Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.

“Permitted Securitization Financing” means one or more transactions pursuant to which Securitization Assets are sold, conveyed or otherwise transferred to (x) a Special Purpose Securitization Subsidiary (in the case of the Issuer or a Restricted Subsidiary of the Issuer) or (y) any other Person (in the case of a transfer by a Special Purpose Securitization Subsidiary), or Liens are granted in Securitization Assets (whether existing on the Issue Date or arising in the future); provided, that (1) recourse to the Issuer or any Restricted Subsidiary (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to Standard Securitization Undertakings; (2) no property or assets of the Issuer or any other Restricted Subsidiary of the Issuer (other than a Special Purpose Securitization Subsidiary) shall be subject to such Permitted Securitization Financing other than pursuant to Standard Securitization Undertakings; (3) any material contract, agreement, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer included in the Permitted Securitization Documents with respect to such Permitted Securitization Financing shall be on terms which the Issuer reasonably believes to be not materially less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and (4) with respect to any Permitted Securitization Financing entered into after the Issue Date, the Board of Directors of the Issuer shall have determined in good faith that such Permitted Securitization Financing (including financing terms, advance rates, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Special Purpose Securitization Subsidiaries involved in such Permitted Securitization Financing. For the avoidance of doubt, the Existing Securitization Financings as in effect on the Issue Date shall be Permitted Securitization Financings.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Agreement” means the Agreement and Plan of Merger by and among Holdings, Domus Acquisition Corp. and Realogy, dated as of December 15, 2006, as amended, supplemented or modified from time to time on or prior to the Original Issue Date.

“Qualified CFC Holding Company” shall mean a Wholly Owned Subsidiary of the Issuer that is a Delaware limited liability company that is treated as a disregarded entity for U.S. federal income tax purposes, the primary asset of which consists of Equity Interests in either (i) one or more Foreign Subsidiaries or (ii) a Delaware limited liability company the primary asset of which consists of Equity Interests in one or more Foreign Subsidiaries.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the New Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(f) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Registration Rights Agreements” means the Registration Rights Agreement in respect of the New 11.50% Senior Notes, the Registration Rights Agreement in respect of the New 12.00% Senior Notes and the Registration

Rights Agreement in respect of the New 13.375% Senior Subordinated Notes (each, a “Registration Rights Agreement”), in each case dated as of the Issue Date, among the dealer manager, the Issuer and the Note Guarantors.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer or not available for general corporate purposes, except for such restrictions that are contained in agreements governing Indebtedness permitted under the New Notes Indenture and that is secured by such cash or Cash Equivalents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary” (provided it continues to be a Subsidiary of such Person). Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) Secured Indebtedness and Disqualified Stock of such Person and its Restricted Subsidiaries and Preferred Stock of Non-Note Guarantor Subsidiaries as of such date (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries (other than Special Purpose Securitization Subsidiaries) and held by such Person and its Restricted Subsidiaries (other than Special Purpose Securitization Subsidiaries) as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date. In the event that the Issuer or any of the Restricted Subsidiaries Incurs or redeems any Indebtedness or issues or redeems Disqualified Stock or Non-Note Guarantor Subsidiaries Incur or redeem Preferred Stock subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, that all or any portion of the commitment under any Secured Indebtedness as being Incurred at the time such commitment is entered into and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be the creation or Incurrence of Indebtedness or a Lien at such subsequent time. Notwithstanding the foregoing and for purposes of this calculation, the aggregate principal amount of Indebtedness shall be calculated without giving effect to purchase accounting adjustments.

For purposes of making the computation referred to above, Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) in each case with respect to a company, operating unit, division, segment, business, group of assets or lines of business, that the Issuer or any of the Restricted Subsidiaries has made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Merger), dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, in each case with respect to an operating unit, division, segment, business, group of assets or lines of business that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of the Issuer.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means rights to receive payments and funds under relocation contracts and related contracts, homes held for resale, receivables relating to mortgage payments, equity payments and mortgage payoffs, other related receivables, beneficial interests in such assets and assets relating thereto and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables and similar assets, made subject to a Permitted Securitization Financing, in each case related to the relocation services business.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person other than the Issuer or any Restricted Subsidiary in connection with any Permitted Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Permitted Securitization Financing to repurchase Securitization Assets as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Senior Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the New Senior Notes and any Indebtedness that ranks pari passu in right of payment to the New Senior Notes; and

(2)	with respect to any Note Guarantor, its New Senior Notes Guarantee and any Indebtedness that ranks pari passu in right of payment to such Note Guarantor’s New Senior Notes Guarantee.

“Senior Subordinated Pari Passu Indebtedness” means:

(1)	with respect to the Issuer, the New 13.375% Senior Subordinated Notes and any Indebtedness that ranks pari passu in right of payment to the New 13.375% Senior Subordinated Notes; and

(2)	with respect to any Note Guarantor, its New 13.375% Senior Subordinated Notes Guarantee and any Indebtedness that ranks pari passu in right of payment to such Note Guarantor’s New 13.375% Senior Subordinated Notes Guarantee.

“Senior Toggle Notes” means the 11.00%/11.75% Senior Toggle Notes due 2014, issued by the Issuer pursuant to the Senior Toggle Notes Indenture.

“Senior Toggle Notes Indenture” means the Indenture, dated as of April 10, 2007, among the Issuer, the guarantors named therein and The Bank of New York Mellon, as successor Trustee, governing the 12.375% Senior Subordinated Notes, as amended, supplemented or modified from time to time.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement by and among Cendant, the Issuer, Travelport Inc. and Wyndham Worldwide Corporation, dated as of July 27, 2006.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Restricted Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary to any business conducted or proposed to be conducted by the Issuer and the Restricted Subsidiaries as of the Issue Date or a reasonable extension, development or expansion thereof or ancillary thereto.

“Special Purpose Securitization Subsidiary” means any Restricted Subsidiary (x) party as of the Issue Date to any Existing Securitization Document or (y) (1) to which the Issuer or a Subsidiary of the Issuer transfers or otherwise conveys Securitization Assets, (2) which engages in no activities other than in connection with the receipt, management, transfer and financing of those Securitization Assets and activities incidental or related thereto, (3) none of the obligations of which are guaranteed by the Issuer or any Subsidiary of the Issuer (other than another Special Purpose Securitization Subsidiary) other than pursuant to Standard Securitization Undertakings, and (4) with respect to which neither the Issuer nor any Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Sponsors” means (i) (x) one or more investment funds controlled by Apollo Management, L.P. and (y) Apollo Management, L.P. and its Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that, in the case of clause (ii), any Apollo Sponsor (x) owns a majority of the voting power of such group and (y) controls a majority of the Board of Directors of the Issuer.

“Standard Securitization Undertakings” means representations, warranties (and any related repurchase obligations), servicer obligations, obligations to transfer Securitization Assets, guarantees of performance and payments (other than payments of the obligations backed by the Securitization Assets or obligations of Special Purpose Securitization Subsidiaries), and covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer of a type that the Board of Directors of the Issuer has determined in good faith to be reasonably customary in securitizations and/or are reasonably similar to those in the Existing Securitization Financings.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the New Senior Notes, in the case of the New Senior Notes Indentures, or the New 13.375% Senior Subordinated Notes, in the case of the New 13.375% Senior Subordinated Notes Indenture, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its New Senior Notes Guarantee, in the case of the New Senior Notes Indentures, or its New 13.375% Senior Subordinated Notes Guarantee, in the case of the New 13.375% Senior Subordinated Notes Indenture.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain covenants—Limitation on restricted payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the New Notes Indentures.

“Title Resource Group” means Title Resource Group LLC (formerly known as Cendant Settlement Services Group LLC), a Delaware limited liability company, and any successor thereto.

“Total Assets” means the total consolidated assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2011; provided, however, that if the period from such redemption date to April 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the applicable New Notes Indenture.

“Trustee” means the party named as such in the applicable New Notes Indenture until a successor replaces it and, thereafter, means the successor.

“U.K. Documents” means the letter agreement, dated August 12, 2010, by and between Cartus Financing Limited and Lloyds TSB Bank plc and the letter agreement, dated August 13, 2010, by and between Cartus Financing Limited and Lloyds TSB Bank plc, and each other agreement or other document contemplated by or entered into in connection with and/or in replacement of the foregoing, each as amended, restated, refinanced, modified or supplemented on or prior to the Issue Date.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of the Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on restricted payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “––Certain Covenants––Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

Except as set forth below, the New Notes will be issued in the form of several registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC. Global interests in the Old Notes, to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the applicable global note.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the applicable DTC participants; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the New Notes represented by that global note for all purposes under the applicable indenture.

Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the New Notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the applicable indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of New Notes under the applicable indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the New Notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

New Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related New Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated New Notes; or

•	certain other events provided in the New Notes Indentures should occur.

In addition, certain participants in the Debt Exchange Offering that received certificated Old Notes in exchange for their Existing Notes will be issued global notes representing their New Notes in the Exchange Offers.

REGISTRATION RIGHTS; ADDITIONAL INTEREST

The following description is a summary of the material provisions of the Registration Rights Agreements. This summary of the provisions of each of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreements, copies of which have been filed as exhibits to the Registration Statement of which this prospectus forms a part.

Realogy, Holdings, the Note Guarantors and the Dealer Managers entered into separate Registration Rights Agreements with respect to each series of the Old Notes on the closing of the Debt Exchange Offering. Pursuant to the Registration Rights Agreements, Realogy, Holdings and the Note Guarantors agreed to file with the SEC and cause to become effective a registration statement, on the appropriate form under the Securities Act, relating to an offer to exchange each series of Old Notes for registered notes with terms identical to such series of Old Notes (except that the New Notes will not be subject to restrictions on transfer or to any increase in interest rate as described below). Upon the effectiveness of the Registration Statement, of which this prospectus forms a part, Realogy, Holdings and the Note Guarantors will offer to the holders of each series of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for New Notes.

Under current SEC interpretations, the New Notes will generally be freely transferable after the Exchange Offers, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the New Notes. Old Notes not tendered in the Exchange Offers shall bear interest at the applicable rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the applicable indenture governing the Old Notes, including transfer restrictions, but will not retain any rights under the applicable Registration Rights Agreement (including with respect to increases in interest rate described below) after the consummation of the Exchange Offers.

If:

(1)	Realogy, Holdings and the Note Guarantors are not permitted to consummate the Exchange Offers with respect to a series of Old Notes because the Exchange Offers are not permitted by applicable law or SEC policy; or

(2)	the Exchange Offers are not consummated within 30 business days after notice of the Exchange Offers is required to mailed to the holders of Old Notes; or

(3)	any holder of Old Notes notifies us prior to the 20th day following consummation of the Exchange Offers that:

(a)	it is prohibited by law or SEC policy from participating in the Exchange Offers with respect to such Old Notes; or

(b)	it may not resell the New Notes acquired by it in the Exchange Offers to the public without delivering a prospectus (other than by reason of such holder’s status as our affiliate) and the prospectus contained in the Registration Statement is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns Old Notes acquired directly from Realogy or our affiliate,

Realogy, Holdings and the Note Guarantors will file with the SEC a shelf registration statement to cover resales of such Old Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with such shelf registration statement.

Realogy, Holdings and the Note Guarantors will cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

Each of the Registration Rights Agreements provides that:

(1)	Realogy, Holdings and the Note Guarantors will file the Registration Statement, of which this prospectus forms a part, with the SEC on or prior to April 15, 2011;

(2)	Realogy, Holdings and the Note Guarantors will cause the Registration Statement to be declared effective by the SEC on or prior to July 29, 2011;

(3)	unless the Exchange Offers with respect to such series of Old Notes would not be permitted by applicable law or SEC policy, Realogy, Holdings and the Note Guarantors will:

(a)	commence the Exchange Offers; and

(b)	issue New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offers; and

(4)	if obligated to file the shelf registration statement with respect to the Old Notes, Realogy and the Note Guarantors will file such shelf registration statement with the SEC on or prior to the later of (x) 90 days after such filing obligation arises and (y) April 15, 2011 and will cause the shelf registration statement to be declared effective by the SEC on or prior to the later of (x) July 29, 2011 and (y) 180 days after such obligation arises.

If:

(1)	any of such registration statements is not filed by April 15, 2011; or

(2)	any of such registration statements is not declared effective by the SEC by July 29, 2011; or

(3)	Realogy, Holdings and the Note Guarantors fail to consummate the Exchange Offers with respect to a series of Old Notes by September 7, 2011; or

(4)	the shelf registration statement or the Registration Statement, of which this prospectus forms a part, with respect to a series of Old Notes is declared effective but thereafter ceases to be effective or usable, subject to certain exceptions, in connection with resales or exchanges of Old Notes during the periods specified in the applicable Registration Rights Agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then Realogy, Holdings and the Note Guarantors will pay additional interest to each holder of Old Notes of such series, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to 0.25% per annum of the principal amount of Old Notes held by such holder.

The amount of the additional interest will increase by an additional 0.25% per annum of the principal amount of such Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum of the principal amount of such Old Notes.

All references in the indentures governing the Notes, in any context, to any interest payable on or with respect to the Notes shall be deemed to include any additional interest payable pursuant to the applicable Registration Rights Agreement.

All accrued additional interest will be paid by Realogy, Holdings and the Note Guarantors on each interest payment date to the holders of Notes by wire transfer of immediately available funds or by federal funds check and to holders of certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of additional interest will cease.

Holders of Old Notes will be required to make certain representations to us (as described in the applicable Registration Rights Agreement) in order to participate in the Exchange Offers and will be required to deliver certain information to be used in connection with the applicable shelf registration statement within the time periods set forth in the applicable Registration Rights Agreement in order to have their Old Notes included in such shelf registration statement and benefit from the provisions regarding additional interest set forth above. By acquiring Old Notes, holders will be deemed to have agreed to indemnify Realogy, Holdings and the Note Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement up to the amount of proceeds received by such holder upon the sale of securities giving rise to such losses. Holders of Old Notes will also be required to suspend their use of the prospectus included in such shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations to a holder of Old Notes exchanging Old Notes for New Notes pursuant to the Exchange Offers. This summary is based on existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular holders in light of such holders’ investment or other circumstances, such as holders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations) and partnerships and their partners), or to persons that hold the Old Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-U.S. tax considerations.

Each prospective investor is urged to consult its tax advisor regarding the U.S. federal, state, local, non-U.S. and other tax considerations of the acquisition, ownership, and disposition of the New Notes.

Exchange of Old Notes for New Notes

An exchange of Old Notes for New Notes pursuant to the Exchange Offers will not be a taxable event for U.S. federal income tax purposes. Consequently, a holder of Old Notes will not recognize gain or loss, for U.S. federal income tax purposes, as a result of exchanging Old Notes for New Notes pursuant to the Exchange Offers. The holding period of the New Notes will be the same as the holding period of the Old Notes, and the tax basis in the New Notes will be the same as the adjusted tax basis in the Old Notes as determined immediately before the exchange.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition of Notes, the exchange of Old Notes for New Notes and the holding of Notes by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (iii) plans subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iv) entities which are deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements (each, of the foregoing described in clauses (i), (ii), (iii) and (iv) being referred to herein as a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering the acquisition and holding of Notes (and the exchange of Old Notes for New Notes), a fiduciary should determine whether participating in the exchange is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and holding of Notes, and the exchange of Old Notes for New Notes, by an ERISA Plan with respect to which the Company, Holdings, a New Note Guarantor, a guarantor under the Existing Indentures, a Solicitation Agent or a Dealer Manager is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and, in the case of the New Notes, is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs,”) that may apply to the acquisition and holding of Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of Section 406(a) of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, neither the Old Notes nor the New Notes may be purchased or, in the case of the New Notes, held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Government plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code may nevertheless be subject to Similar Laws. Fiduciaries of such plans should consult with their counsel before participating in the exchange of Old Notes for New Notes.

Representation

Accordingly, by its tender in the Exchange Offer, each holder and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the New Notes, or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the New Notes and any interest therein, by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering participation in the exchange on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be applicable.

PLAN OF DISTRIBUTION

Each broker dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market making activities or other trading activities. We have agreed that, if requested in writing by such a broker dealer, for a period of up to 180 days after the date of effectiveness of the Registration Statement, of which this prospectus forms a part, we will make this prospectus, as amended or supplemented, available to any broker dealer for use in connection with any such resale. In addition, until , 2011, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker dealers. New Notes received by broker dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such New Notes. Any broker dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in the Exchange Offers will have no arrangements or understanding with any person to participate in the distribution of the Old Notes or the New Notes within the meaning of the Securities Act.

For a period of up to 180 days after the date of effectiveness of the Registration Statement, of which this prospectus forms a part, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offers (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the New Notes and the related guarantees will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Marilyn J. Wasser, Executive Vice President, General Counsel and Corporate Secretary of Realogy Corporation. Ms. Wasser owns shares of Class B Common Stock and options exercisable to purchase shares of Class A Common Stock.

EXPERTS

The consolidated statements of operations and cash flows of Domus Holdings Corp. and subsidiaries and Realogy Corporation and subsidiaries and statement of equity (deficit) for Domus Holdings Corp. and subsidiaries for the year ended December 31, 2008, included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement of which this prospectus forms a part, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, which report expresses an unqualified opinion on the consolidated financial statements, referred to above, and the financial statement schedule and includes an explanatory paragraph relating to the change in the manner in which noncontrolling interests are identified, presented and disclosed. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2010 included in the Registration Statement, of which this prospectus forms a part, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of PHH Home Loans and Subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 included in this Prospectus and in the Registration Statement have been so included in reliance on the reports of ParenteBeard, LLC, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, of which this prospectus forms a part, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Page
Domus Holdings Corp. and Realogy Corporation
Condensed Consolidated Financial Statements for the three months ended March 31, 2011 and 2010 (unaudited) Report of Independent Registered Public Accounting Firm	F-2
Condensed Consolidated Statements of Operations for the three months ended March 31, 2011 and 2010 (unaudited)	F-3
Condensed Consolidated Balance Sheets as of March 31, 2011 and as of December 31, 2010 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and March 31, 2010 (unaudited)	F-5
Notes to the Condensed Consolidated Financial Statements (unaudited)	F-6

Consolidated Financial Statements for the years ended December 31, 2010, 2009 and 2008 Reports of Independent Registered Public Accounting Firms	F-36
Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008	F-38
Consolidated Balance Sheets as of December 31, 2010 and as of December 31, 2009	F-39
Consolidated Statements of Cash Flows for the years ended December 31, 2010, December 31, 2009 and December 31, 2008	F-40
Consolidated Statements of Equity (Deficit) for the years ended December 31, 2010, December 31, 2009 and December 31, 2008	F-41
Notes to Consolidated Financial Statements	F-42

PHH Home Loans, L.L.C.(*)
Consolidated Financial Statements as of and for the years ended December 31, 2010 and 2009 Independent Auditors’ Report	F-102
Consolidated Balance Sheets	F-103
Consolidated Statements of Operations	F-104
Consolidated Statements of Members’ Equity	F-105
Consolidated Statements of Cash Flows	F-106
Notes to Consolidated Financial Statements	F-107
Consolidated Financial Statements as of and for the years ended December 31, 2009 and 2008 Independent Auditors’ Report	F-120
Consolidated Balance Sheets	F-121
Consolidated Statements of Operations	F-122
Consolidated Statements of Members’ Equity	F-123
Consolidated Statements of Cash Flows	F-124
Notes to Consolidated Financial Statements	F-125

(*)	PHH Home Loan’s consolidated financial statements are included herein pursuant to Rule 3-09 of Regulation S-X

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Domus Holdings Corp. and Realogy Corporation:

We have reviewed the accompanying condensed consolidated balance sheet of Domus Holdings Corp. and its subsidiaries and Realogy Corporation and its subsidiaries as of March 31, 2011, and the related condensed consolidated statement of operations for the three-month periods ended March 31, 2011 and March 31, 2010 and the condensed consolidated statement of cash flows for the three-month periods ended March 31, 2011 and March 31, 2010. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2010, and the related consolidated statements of operations, equity (deficit) and cash flows for the year then ended (not presented herein), and in our report dated April 1, 2011, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of March 31, 2011, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

May 17, 2011

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues
Gross commission income	$575	$588
Service revenue	164	136
Franchise fees	51	55
Other	41	40

Net revenues	831	819

Expenses
Commission and other agent-related costs	374	377
Operating	318	300
Marketing	43	46
General and administrative	71	78
Former parent legacy costs (benefit), net	(2)	5
Restructuring costs	2	6
Depreciation and amortization	46	50
Interest expense/(income), net	179	152
Loss on the early extinguishment of debt	36	—
Other (income)/expense, net	—	(3)

Total expenses	1,067	1,011

Loss before income taxes, equity in earnings and noncontrolling interests	(236)	(192)
Income tax expense	1	6
Equity in earnings of unconsolidated entities	—	(1)

Net loss	(237)	(197)
Less: income attributable to noncontrolling interests	—	—

Net loss attributable to Domus Holdings and Realogy	$(237)	$(197)

Earnings (loss) per share attributable to Domus Holdings:
Basic loss per share:	$(1.18)	$(0.98)
Diluted loss per share:	$(1.18)	$(0.98)
Weighted average common and common equivalent shares outstanding:
Basic:	200.4	200.2
Diluted:	200.4	200.2

See Notes to Condensed Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$93	$192
Trade receivables (net of allowance for doubtful accounts of $66 and $67)	125	114
Relocation receivables	394	386
Relocation properties held for sale	18	21
Deferred income taxes	73	76
Other current assets	116	109

Total current assets	819	898
Property and equipment, net	179	186
Goodwill	2,611	2,611
Trademarks	732	732
Franchise agreements, net	2,892	2,909
Other intangibles, net	467	478
Other non-current assets	213	215

Total assets	$7,913	$8,029

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$154	$203
Securitization obligations	311	331
Due to former parent	98	104
Revolving credit facilities and current portion of long-term debt	136	194
Accrued expenses and other current liabilities	631	525

Total current liabilities	1,330	1,357
Long-term debt	6,837	6,698
Deferred income taxes	886	883
Other non-current liabilities	157	163

Total liabilities	9,210	9,101

Commitments and contingencies (Notes 9 and 10)
Equity (deficit):
Domus Holdings common stock: $.01 par value; 4,450,000,000 shares authorized, 105,000 Class A shares outstanding and 200,430,906 Class B shares outstanding at March 31, 2011 and 200,430,906 Class B shares outstanding at December 31, 2010 (Realogy common stock: $.01 par value, 100 shares authorized, issued and outstanding)	2	2
Additional paid-in capital	2,026	2,024
Accumulated deficit	(3,307)	(3,070)
Accumulated other comprehensive loss	(19)	(30)

Total Realogy stockholder’s deficit	(1,298)	(1,074)

Noncontrolling interests	1	2

Total equity (deficit)	(1,297)	(1,072)

Total liabilities and equity (deficit)	$7,913	$8,029

See Notes to Condensed Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Operating Activities
Net loss	$(237)	$(197)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	46	50
Deferred income taxes	(1)	5
Amortization of deferred financing costs and discount on unsecured notes	5	7
Loss on the early extinguishment of debt	36	—
Equity in (earnings) losses of unconsolidated entities	—	(1)
De-designation of cash flow interest rate swaps	17	—
Other adjustments to net loss	9	6
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables	(9)	(12)
Relocation receivables and advances	(7)	44
Relocation properties held for sale	3	8
Other assets	(6)	(4)
Accounts payable, accrued expenses and other liabilities	62	109
Due (to) from former parent	(6)	4
Other, net	1	(6)

Net cash (used in) provided by operating activities	(87)	13

Investing Activities
Property and equipment additions	(11)	(9)
Net assets acquired (net of cash acquired) and acquisition-related payments	(2)	—
Purchases of certificates of deposits, net	(5)	—
Change in restricted cash	—	5
Other, net	(1)	1

Net cash used in investing activities	(19)	(3)

Financing Activities
Net change in revolving credit facilities	(33)	19
Proceeds from issuance of First and a Half Lien Notes	700	—
Proceeds from term loan extension	98	—
Repayments of term loan credit facility	(702)	(8)
Net change in securitization obligations	(21)	(65)
Debt issuance costs	(33)	—
Other, net	(3)	(4)

Net cash provided by (used in) financing activities	6	(58)

Effect of changes in exchange rates on cash and cash equivalents	1	—

Net decrease in cash and cash equivalents	(99)	(48)
Cash and cash equivalents, beginning of period	192	255

Cash and cash equivalents, end of period	$93	$207

Supplemental Disclosure of Cash Flow Information
Interest payments (including securitization interest expense)	$36	$44
Income tax payments (refunds), net	$—	$2

See Notes to Condensed Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all amounts are in millions)

(Unaudited)

1.	BASIS OF PRESENTATION

Domus Holdings Corp., a Delaware corporation (“Holdings”) is a holding company for Domus Intermediate Holdings Corp. (“Intermediate”). Intermediate is a holding company for Realogy Corporation, a Delaware corporation (“Realogy”), and its subsidiaries (Holdings, Intermediate and Realogy and its subsidiaries being referred to herein collectively as the “Company”). Holdings derives all of its operating income and cash flows from Realogy and its subsidiaries.

Holdings was incorporated on December 14, 2006. On December 15, 2006, Holdings and its wholly owned subsidiary Domus Acquisition Corp., entered into an agreement and plan of merger (the “Merger”) with Realogy which was consummated on April 10, 2007 with Holdings becoming the indirect parent company of Realogy Holdings is owned by investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P., an entity affiliated with Apollo Management, L.P. (collectively referred to as “Apollo”) and members of the Company’s management. As of December 31, 2010, all of Realogy’s issued and outstanding common stock is currently owned by a direct wholly-owned subsidiary of Holdings, Intermediate.

Realogy is a global provider of real estate and relocation services. Realogy was incorporated on January 27, 2006 to facilitate a plan by Cendant Corporation (now known as Avis Budget Group, Inc.) to separate into four independent companies—one for each of Cendant’s real estate services or Realogy, travel distribution services (“Travelport”), hospitality services (including timeshare resorts) (“Wyndham Worldwide”), and vehicle rental businesses (“Avis Budget Group”). On July 31, 2006, the separation (“Separation”) from Cendant became effective.

Realogy incurred indebtedness in connection with the Merger which included borrowings under Realogy’s senior secured credit facility, issuance of unsecured notes, an equity contribution and cash on hand. See Note 6, “Short and Long-Term Debt” for additional information on the indebtedness incurred related to the Merger and for additional information related to the senior secured leverage ratio that Realogy is required to maintain. The equity contribution to the Company of $2,001 million was made by Apollo as well as members of Realogy’s management who purchased Holdings common stock with cash or through rollover equity. Realogy also refinanced the credit facilities covering the relocation securitization facilities (“the Securitization Facilities Refinancing”). The term “Merger Transactions” refer to, collectively, (1) the Merger, (2) the issuance of unsecured notes, (3) the initial borrowings under the senior secured credit facility, including the synthetic letter of credit facility, (4) the equity investment, and (5) the Securitization Facilities Refinancing.

The accompanying condensed consolidated financial statements comprise the condensed consolidated financial statements of Holdings and Realogy and have been prepared in accordance with accounting principles generally accepted in the United States of America and with Article 10 of Regulation S-X. Holdings’ only asset is its investment in the common stock of Intermediate, and Intermediate’s only asset is its investment in the common stock of Realogy, its wholly-owned subsidiary. Holdings’ only obligations are its guarantees of certain borrowings of Realogy. All expenses incurred by Holdings and Intermediate for the benefit of Realogy have been pushed down and reflected in Realogy’s consolidated financial statements. All issuances of Holdings’ equity securities, including grants of stock options and restricted stock by Holdings to employees and directors of Realogy and its subsidiaries have been reflected in Realogy’s condensed consolidated financial statements. As a result, the condensed consolidated financial positions, results of operations and cash flows of Holdings, Intermediate and Realogy are the same. In management’s opinion, the accompanying Condensed Consolidated Financial Statements reflect all normal and recurring adjustments necessary to present fairly the Realogy and Holdings’ financial position as of March 31, 2011 and the results of operations and cash flows for the three months ended March 31, 2011 and 2010. Interim results may not be indicative of full year performance because of seasonal and short-term variations. The Company has eliminated all intercompany transactions and balances between entities consolidated in these financial statements.

In presenting the Condensed Consolidated Financial Statements of the Company, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ materially from those estimates.

Refinancing Transactions

In January and February 2011, the Company refinanced certain of its outstanding indebtedness by (1) consummating private debt exchange offers exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for its existing unsecured notes pursuant to which Realogy issued new unsecured notes due in 2017 and 2018 and convertible notes due in 2018 that are convertible at the holder’s option into Class A Common Stock of Holdings which has a par value of $0.01 per share (“Class A Common Stock”) (the “Debt Exchange Offerings”), (2) amending and extending Realogy’s senior secured credit facility (the “Senior Secured Credit Facility Amendment”) which, among other things, extended the maturity of a significant portion of the first lien term loans and revolving commitments thereunder, and (3) issuing 7.875% senior secured notes due in 2019 (the “First and a Half Lien Notes” and, together with the Debt Exchange Offering and the Senior Secured Credit Facility Amendment, the “Refinancing Transactions”), the net proceeds of which were used to prepay outstanding term loans under the Senior Secured Credit Facility. See Note 6, “Short and Long-Term Debt” for additional information related to the Refinancing Transactions.

Compliance with Financial Covenant

Realogy’s senior secured credit facility contains a financial covenant that requires Realogy to maintain a senior secured leverage ratio of total senior secured net debt to trailing 12-month Adjusted EBITDA, as defined in Note 6, “Short and Long-Term Debt; that may not exceed a maximum amount on the last day of each fiscal quarter. The Refinancing Transactions, among other things, reduced the Company’s total senior secured debt for purposes of calculating this ratio. At March 31, 2011, the maximum permitted ratio was 4.75 to 1 and Realogy was in compliance with the senior secured leverage covenant with a senior secured leverage ratio of 3.83 to 1.

Based upon Realogy’s financial forecast, Realogy believes that it will continue to be in compliance with the senior secured leverage ratio and meet its cash flow needs during the next twelve months. See Note 6, “Short and Long-Term Debt” for a description of the consequences of an event of default.

Amended and Restated Certificate of Incorporation

On January 5, 2011, pursuant to Holdings’ amended and restated certificate of incorporation, the common stock of Holdings was reclassified into Class A Common Stock and Class B Common Stock, with all of the existing common stock of Holdings reclassified into shares of Class B Common Stock. Convertible Notes will be convertible to shares of Class A Common Stock upon conversion. Each share of Class A Common Stock will have one vote per share, and each share of Class B Common Stock will have five votes per share. The Class B Common Stock will automatically convert into Class A Common Stock on a share-for-share basis once (i) Apollo converts all of the Convertible Notes it received in the Debt Exchange Offering into shares of Class A Common Stock or (ii) upon a Qualified Public Offering, provided that such conversion would not result in a change of control of Realogy.

As of January 5, 2011, Holdings has the authority to issue up to 4,500,000,000 shares, of which Holdings shall have the authority to issue 4,200,000,000 shares of Class A Common Stock, $0.01 par value, 250,000,000 shares of Class B Common Stock, $0.01 par value and 50,000,000 shares of Preferred Stock, $0.01 par value

Earnings (loss) per share attributable to Holdings:

Basic earnings per share is computed based upon weighted-average shares outstanding during the period. Dilutive earnings per share is computed consistently with the basic computation while giving effect to all dilutive potential common shares and common share equivalents that were outstanding during the period. Holdings uses the treasury stock method to reflect the potential dilutive effect of unvested stock awards and unexercised options.

The Company was in a net loss position for the quarter ended March 31, 2011 and therefore the impact of stock options, restricted stock and the three series of convertible notes were excluded from the computation of dilutive earnings (loss) per share because they were anti-dilutive. The number of common stock issuable under the stock options, restricted stock and the convertible notes that were excluded from the computation was 16 million, 0.1 million and 2,026 million, respectively.

Derivative Instruments

The Company uses foreign currency forward contracts largely to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and payables. The Company primarily manages its foreign currency exposure to the Euro, Swiss Franc, British Pound and Canadian Dollar. The Company has elected not to utilize hedge accounting for these forward contracts; therefore, any change in fair value is recorded in the Condensed Consolidated Statements of Operations. However, the fluctuations in the value of these forward contracts generally offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. As of March 31, 2011 and December 31, 2010, the Company had outstanding foreign currency forward contracts with a fair value of less than $1 million and a notional value of $18 million.

The Company also enters into interest rate swaps to manage its exposure to changes in interest rates associated with its variable rate borrowings. The Company has two interest rate swaps with an aggregate notional value of $425 million to hedge the variability in cash flows resulting from the term loan facility. One swap, with a notional value of $225 million, expires in July 2012 and the other swap, with a notional value of $200 million, expires in December 2012. The Company is utilizing pay fixed interest swaps (in exchange for floating LIBOR rate based payments) to perform this hedging strategy. The derivatives were being accounted for as cash flow hedges in accordance with the FASB’s derivative and hedging guidance and the unfavorable fair market value of the swaps was recorded within Accumulated Other Comprehensive Income/(Loss) (“AOCI”) at December 31, 2010. Following the completion of the Refinancing Transactions, the Company was not able to maintain hedge effectiveness. As a result, the interest rate swaps were de-designated as cash flow hedging instruments and the fair value of $17 million was reclassified from AOCI and recognized in interest expense in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2011.

The fair value of derivative instruments was as follows:

Liability Derivatives
Designated as Hedging Instruments	Balance Sheet Location	March 31, 2011 Fair Value	December 31, 2010 Fair Value
Interest rate swap contracts	Other non-current liabilities	$—	$17

Not Designated as Hedging Instruments
Interest rate swap contracts	Other non-current liabilities	$15	$—

The effect of derivative instruments on earnings was as follows:

Derivatives in Cash Flow Hedge Relationships	Gain or (Loss) Recognized in Other Comprehensive Income		Location of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion)	Gain or (Loss) Reclassified from AOCI into Income
	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010		Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Interest rate swap contracts	$—	$3	Interest expense	$(17)	$(7)

Derivative Instruments Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income for Derivative Instruments	Gain or (Loss) Recognized in Income on Derivative
		Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Interest rate swap contracts	Interest expense	$2	$—
Foreign exchange contracts	Operating expense	$(1)	$—

Financial Instruments

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value.

Level Input:	Input Definitions:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level II	Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.
Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The availability of observable inputs can vary from asset to asset and is affected by a wide variety of factors, including, for example, the type of asset, whether the asset is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level III. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of financial instruments is generally determined by reference to quoted market values. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate. The fair value of interest rate swaps is determined based upon a discounted cash flow approach that incorporates counterparty and performance risk and therefore is categorized in Level III.

The following table summarizes fair value measurements by level at March 31, 2011 for assets/liabilities measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
Derivatives
Interest rate swaps (primarily included in other non-current liabilities)	$—	$—	$15	$15
Deferred compensation plan assets (included in other non-current assets)	1	—	—	1

The following table summarizes fair value measurements by level at December 31, 2010 for assets/liabilities measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
Derivatives
Interest rate swaps (primarily included in other non-current liabilities)	$—	$—	$17	$17
Deferred compensation plan assets (included in other non-current assets)	1	—	—	1

The following table presents changes in Level III financial liabilities measured at fair value on a recurring basis:

Fair value at December 31, 2010	$17
Changes reflected in interest expense	(2)

Fair value at March 31, 2011	$15

The following table summarizes the carrying amount of the Company’s indebtedness compared to the estimated fair value, primarily determined by quoted market values, at:

	March 31, 2011		December 31, 2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Debt
Senior Secured Credit Facility:
Non-extended revolving credit facility	$13	$13	$—	$—
Extended revolving credit facility	17	17	—	—
Non-extended term loan facility	634	609	3,059	2,903
Extended term loan facility	1,822	1,712	—	—
First and a Half Lien Notes	700	683	—	—
Second Lien Loans	650	697	650	720
Other bank indebtedness	100	100	163	163
Existing Notes:
10.50% Senior Notes	64	65	1,688	1,656
11.00%/11.75% Senior Toggle Notes	49	49	468	449
12.375% Senior Subordinated Notes	187	182	864	806
Extended Maturity Notes:
11.50% Senior Notes	488	504	—	—
12.00% Senior Notes	129	134	—	—
13.375% Senior Subordinated Notes	10	12	—	—
11.00% Convertible Notes	2,110	2,110	—	—
Securitization obligations	311	311	331	331

Income Taxes

The Company’s provision for income taxes in interim periods is computed by applying its estimated annual effective tax rate against the income (loss) before income taxes for the period. In addition, non-recurring or discrete items are recorded during the period in which they occur. No Federal income tax benefit was recognized for the current period loss due to the recognition of a full valuation allowance for domestic operations. Income tax expense for the three months ended March 31, 2011 was $1 million. This expense included $6 million for an increase in deferred tax liabilities associated with indefinite-lived intangible assets and $2 million was recognized for foreign and state income taxes for certain jurisdictions offset by a $7 million benefit due to the de-designation of the interest rate swaps.

Defined Benefit Pension Plan

The net periodic pension cost for the three months ended March 31, 2011 was $1 million and was comprised of interest cost and amortization of amounts previously recorded as other comprehensive income of $2 million offset by a benefit of $1 million for the expected return on assets. The net periodic pension cost for the three months ended March 31, 2010 was $1 million and was comprised of interest cost and amortization of amounts previously recorded as other comprehensive income of $2 million offset by a benefit of $1 million for the expected return on assets.

Recently Adopted Accounting Pronouncements

In October 2009, the FASB issued an amendment to the accounting and disclosure for revenue recognition. The amendment modifies the criteria for recognizing revenue in multiple element arrangements. Under the guidance, in the absence of vendor-specific objective evidence (“VSOE”) or other third party evidence (“TPE”) of the selling price for the deliverables in a multiple-element arrangement, this amendment requires companies to use the best estimated selling price (“BESP”) for the individual deliverables. Companies shall apply the relative-selling price model for allocating an arrangement’s total consideration to its individual deliverables. Under this model, the BESP is used for both the delivered and undelivered elements that do not have VSOE or TPE of the selling price. The guidance is effective for the fiscal year beginning on or after June 15, 2010, and will be applied prospectively to revenue arrangements entered into or materially modified after the effective date. The Company adopted the new guidance beginning January 1, 2011 and determined that the guidance did not have a significant impact on the consolidated financial statements.

In January 2010, the FASB expanded the disclosure requirements for fair value measurements relating to the transfers in and out of Level 2 measurements and amended the disclosures for the Level 3 activity reconciliation to be presented on a gross basis. In addition, valuation techniques and inputs should be disclosed for both Levels 2 and 3 recurring and nonrecurring measurements. The new requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the Level 3 activity reconciliation which are effective for fiscal years beginning after December 15, 2010. The Company adopted the new disclosure requirements on January 1, 2010 except for the disclosure related to the Level 3 reconciliation, which was adopted on January 1, 2011. The adoption did not have a significant impact on the consolidated financial statements.

In December 2010, the FASB issued guidance to clarify when to perform step two of the goodwill impairment test for reporting units with zero or negative carrying amounts. In certain situations, a reporting unit may have a negative carrying amount, particularly for companies that only have a single reporting unit and have significant debt. In that case, since the first step is passed, the negative carrying amount may shield a potential impairment. The guidance requires that reporting units with a zero or negative carrying value should proceed to step two of the impairment test if there are qualitative factors indicating that it is more likely than not that a goodwill impairment exists. This guidance is effective for all interim and annual reporting periods beginning after December 15, 2010. The Company adopted the guidance beginning January 1, 2011 and determined that the adoption did not have a significant impact on the consolidated financial statements.

In December 2010, the FASB issued guidance to clarify the disclosure of supplementary pro forma information for business combinations. Previous guidance on “Business Combinations” requires disclosure of revenue and earnings of the combined entity as if the acquisition had occurred as of the beginning of both the current period and the comparable prior year reporting period. However, presenting pro forma results as if the acquisition occurred at the beginning of each annual period inappropriately results in certain adjustments, such as amortization expense of intangible assets with useful lives of less than two years, being included in the pro forma results of both reporting periods. The new guidance therefore requires pro forma information to be prepared as if the acquisition occurred as of the beginning of the comparable prior period and is applied prospectively for acquisitions consummated after the beginning of the fiscal year beginning on or after December 15, 2010. The Company adopted the guidance beginning January 1, 2011 and determined that the adoption did not have a significant impact on the consolidated financial statements.

2.	COMPREHENSIVE LOSS

Comprehensive loss consisted of the following:

	Three Months Ended March 31,
	2011	2010
Net loss	$(237)	$(197)
Foreign currency translation adjustments	1	(2)
Change in fair value of interest rate hedges, net	—	2
Reclassification of interest rate hedges to interest expense, net(1)	10	—

Comprehensive loss	(226)	(197)
Comprehensive income attributable to noncontrolling interests	—	—

Total comprehensive loss attributable to Holdings and Realogy	$(226)	$(197)

(1)	The interest rate swaps were being accounted for as cash flow hedges in accordance with the FASB’s derivative and hedging guidance and the unfavorable fair market value of the swaps was recorded within AOCI at December 31, 2010. However, following the completion of the Refinancing Transactions in early 2011, the Company was not able to maintain hedge effectiveness. As a result, the interest rate swaps were de-designated and $10 million ($17 million excluding the tax impact of $7 million) was reclassified and recognized in interest expense in the Condensed Consolidated Statements of Operations. See Note 1, “Basis of Presentation” for additional information.

3.	ACQUISITIONS

Assets acquired and liabilities assumed in business combinations were recorded in the Company’s Condensed Consolidated Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company’s Condensed Consolidated Statements of Operations since their respective dates of acquisition.

2011 Acquisitions

During the three months ended March 31, 2011, the Company acquired three real estate brokerage operations through its wholly-owned subsidiary, NRT, for total consideration of $1 million.

None of the 2011 acquisitions were significant to the Company’s results of operations, financial position or cash flows individually or in the aggregate.

2010 Acquisitions

On January 21, 2010, the Company completed the stock acquisition of Primacy Relocation, LLC, (“Primacy”) for the assumption of approximately $26 million of indebtedness (excluding $9 million of indebtedness related to the sale of relocation receivables). Primacy was a relocation and global assignment management services company headquartered in the U.S. with international locations in Europe and Asia. The acquisition of Primacy increased goodwill by $16 million, customer relationships intangibles by $62 million and other intangibles by $5 million. Effective January 1, 2011, the Primacy business operates under the Cartus name.

4.	INTANGIBLE ASSETS

Goodwill by segment and changes in the carrying amount are as follows:

	Real Estate Franchise Services	Company Owned Brokerage Services	Relocation Services	Title and Settlement Services	Total Company
Gross goodwill as of December 31, 2010	$2,265	$780	$641	$397	$4,083
Accumulated impairment losses	(709)	(158)	(281)	(324)	(1,472)

Balance at December 31, 2010	1,556	622	360	73	2,611

Balance at March 31, 2011	$1,556	$622	$360	$73	$2,611

Intangible assets are as follows:

	As of March 31, 2011			As of December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Franchise Agreements
Amortizable—Franchise agreements(a)	$2,019	$272	$1,747	$2,019	$255	$1,764
Unamortizable—Franchise agreement(b)	1,145	—	1,145	1,145	—	1,145

Total Franchise Agreements	$3,164	$272	$2,892	$3,164	$255	$2,909

Unamortizable—Trademarks(c)	$732	$—	$732	$732	$—	$732

Other Intangibles
Amortizable—License agreements(d)	$45	$3	$42	$45	$3	$42
Amortizable—Customer relationships(e)	529	116	413	529	107	422
Amortizable—Pendings and listings(f)	—	—	—	2	1	1
Unamortizable—Title plant shares(g)	10	—	10	10	—	10
Amortizable—Other(h)	12	10	2	12	9	3

Total Other Intangibles	$596	$129	$467	$598	$120	$478

(a)	Generally amortized over a period of 30 years.
(b)	Relates to the Real Estate Franchise Services franchise agreement with NRT, which is expected to generate future cash flows for an indefinite period of time.
(c)	Relates to the Century 21, Coldwell Banker, ERA, The Corcoran Group, Coldwell Banker Commercial and Cartus tradenames, which are expected to generate future cash flows for an indefinite period of time.
(d)	Relates to the Sotheby’s International Realty and Better Homes and Gardens Real Estate agreements which are being amortized over 50 years (the contractual term of the license agreements).
(e)	Relates to the customer relationships at the Title and Settlement Services segment and the Relocation Services segment. These relationships are being amortized over a period of 5 to 20 years.
(f)	Amortized over the estimated closing period of the underlying contracts (in most cases five months).
(g)	Primarily related to the Texas American Title Company title plant shares. Ownership in a title plant is required to transact title insurance in certain states. The Company expects to generate future cash flows for an indefinite period of time.
(h)	Generally amortized over periods ranging from 2 to 10 years.

Intangible asset amortization expense is as follows:

	Three Months Ended March 31,
	2011	2010
Franchise agreements	$17	$17
Customer relationships	9	9
Other	2	—

Total	$28	$26

Based on the Company’s amortizable intangible assets as of March 31, 2011, the Company expects related amortization expense for the remainder of 2011, the four succeeding years and thereafter to approximate $80 million, $106 million, $105 million, $105 million, $95 million and $1,713 million, respectively.

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of:

	March 31, 2011	December 31, 2010
Accrued payroll and related employee costs	$87	$93
Accrued volume incentives	16	17
Accrued commissions	20	15
Restructuring accruals	30	36
Deferred income	80	76
Accrued interest	232	112
Relocation services home mortgage obligations	13	16
Other	153	160

	$631	$525

6.	SHORT AND LONG TERM DEBT

Total indebtedness is as follows:

	March 31, 2011	December 31, 2010
Senior Secured Credit Facility:
Non-extended revolving credit facility	$13	$—
Extended revolving credit facility	17	—
Non-extended term loan facility	634	3,059
Extended term loan facility	1,822	—
First and a Half Lien Notes	700	—
Second Lien Loans	650	650
Other bank indebtedness	100	163
Existing Notes:
10.50% Senior Notes	64	1,688
11.00%/11.75% Senior Toggle Notes	49	468
12.375% Senior Subordinated Notes	187	864
Extended Maturity Notes:
11.50% Senior Notes	488	—
12.00% Senior Notes	129	—
13.375% Senior Subordinated Notes	10	—
11.00% Convertible Notes	2,110	—
Securitization Obligations:
Apple Ridge Funding LLC	272	296
Cartus Financing Limited	39	35

	$7,284	$7,223

Refinancing Transactions

In January and February of 2011, Realogy completed a series of transactions, referred to herein as the Refinancing Transactions, to refinance both its secured and unsecured indebtedness.

Senior Secured Credit Facility

In connection with the closing of the Merger Transactions on April 10, 2007, Realogy entered into the senior secured credit facility consisting of (i) a $3,170 million term loan facility, (ii) a $750 million revolving credit facility, (iii) a $525 million synthetic letter of credit facility (the facilities described in clauses (i), (ii) and (iii), as amended by the Senior Secured Credit Facility Amendment, collectively referred to as the “First Lien Facilities”), and (iv) a $650 million incremental (or accordion) loan facility, which was utilized in connection with the incurrence of Second Lien Loans described below.

Effective February 3, 2011, Realogy entered into the Senior Secured Credit Facility Amendment and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, resulting in approximately $2,424 million aggregate principal amount of extended term loans, approximately $461 million aggregate principal amount of commitments in respect of extended revolving loans and approximately $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted approximately $98 million aggregate principal amount of revolving commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes together with cash on hand were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extending synthetic letter of credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans.

Interest rates with respect to term loans under the senior secured credit facility are based on, at Realogy’s option, (a) adjusted LIBOR plus 3.0% (or with respect to the extended term loans, 4.25%) or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 2.0% (or with respect to the extended term loans, 3.25%).

The senior secured credit facility provides for a six-year, $652 million revolving credit facility, which includes a $200 million letter of credit sub-facility and a $50 million swingline loan sub-facility. Realogy uses the revolving credit facility for, among other things, working capital and other general corporate purposes, including permitted acquisitions and investments. Interest rates with respect to revolving loans under the senior secured credit facility are based on, at Realogy’s option, adjusted LIBOR plus 2.25% (or with respect to the extended revolving loans, 3.25%) or ABR plus 1.25% (or with respect to the extended revolving loans, 2.25%) in each case subject to reductions based on the attainment of certain leverage ratios.

The senior secured credit facility initially provided for a six-and-a-half-year $525 million synthetic letter of credit facility which is for: (1) the support of Realogy’s obligations with respect to Cendant contingent and other liabilities assumed under the Separation and Distribution Agreement and (2) general corporate purposes in an amount not to exceed $100 million. In light of the reduction in Cendant’s contingent and other liabilities, on January 5, 2011, Realogy reduced the capacity of the synthetic letter of credit facility to $223 million. At March 31, 2011, the $223 million of capacity was being utilized by a $123 million letter of credit with Cendant for any remaining potential contingent obligations and $100 million of letters of credit for general corporate purposes.

The loans under the First Lien Facilities (the “First Lien Loans”) are secured to the extent legally permissible by substantially all of the assets of Realogy, Intermediate and the subsidiary guarantors, including but not limited to (a) a first-priority pledge of substantially all capital stock held by Realogy or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary), and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Realogy and each subsidiary guarantor, subject to certain exceptions.

In late 2009, Realogy incurred $650 million of Second Lien Loans. The Second Lien Loans are secured by liens on the assets of Realogy and by the guarantors that secure the First Lien Loans. However, such liens are junior in priority to the First Lien Loans. The Second Lien Loans bear interest at a rate of 13.50% per year and interest payments are payable semi-annually in arrears on April 15 and October 15 of each year. The Second Lien Loans mature on October 15, 2017 and there are no required amortization payments.

The Company’s senior secured credit facility contains financial, affirmative and negative covenants and requires the Company to maintain a senior secured leverage ratio not to exceed a maximum amount on the last day of each fiscal quarter. Specifically, the Company’s total senior secured net debt to trailing twelve month EBITDA (as such terms are defined in the senior secured credit facility), calculated on a “pro forma” basis pursuant to the senior secured credit facility, may not exceed 4.75 to 1. Total senior secured net debt does not include the First and a Half Lien Notes, Second Lien Loans, other bank indebtedness not secured by a first lien on the Company’s assets, securitization obligations or the Unsecured Notes (as defined below). At March 31, 2011, the Company’s senior secured leverage ratio was 3.83 to 1. EBITDA, as defined in the senior secured credit facility, includes certain adjustments and also is calculated on a pro forma basis for purposes of calculating the senior secured leverage ratio. In this report, the Company refers to the term “Adjusted EBITDA” to mean EBITDA as so defined and calculated for purposes of determining compliance with the senior secured leverage covenant.

Based upon the Company’s financial forecast, the Company believes that it will continue to be in compliance with the senior secured leverage ratio and meet its cash flow needs during the next twelve months. While the housing market has shown signs of stabilization, there remains substantial uncertainty with respect to the timing and scope of a housing recovery and if a housing recovery is delayed or is weak, the Company may be subject to additional pressure in maintaining compliance with its senior secured leverage ratio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—EBITDA and Adjusted EBITDA” for the detailed covenant calculation.

The Company has the right to cure an event of default of the senior secured leverage ratio in three of any of the four consecutive quarters through the issuance of additional Holdings equity for cash, which would be infused as capital into the Company. The effect of such infusion would be to increase Adjusted EBITDA for purposes of calculating the senior secured leverage ratio for the applicable twelve-month period and reduce net senior secured indebtedness upon actual receipt of such capital. If the Company is unable to maintain compliance with the senior secured leverage ratio and fails to remedy a default through an equity cure as described above, there would be an “event of default” under the senior secured credit facility. Other events of default under the senior secured credit facility include, without limitation, nonpayment, material misrepresentations, insolvency, bankruptcy, certain material judgments, change of control and cross-events of default on material indebtedness.

If an event of default occurs under the senior secured credit facility, and the Company fails to obtain a waiver from the lenders, the Company’s financial condition, results of operations and business would be materially adversely affected. Upon the occurrence of an event of default under the senior secured credit facility, the lenders:

•	would not be required to lend any additional amounts to the Company;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	could require the Company to apply all of its available cash to repay these borrowings; or

•	could prevent the Company from making payments on the First and a Half Lien Notes or the Unsecured Notes;

any of which could result in an event of default under the First and a Half Lien Notes, the Unsecured Notes and the Company’s Apple Ridge Funding LLC securitization program.

If the Company were unable to repay those amounts, the lenders under the senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. The Company has pledged the majority of its assets as collateral under the senior secured credit facility. If the lenders under the senior secured credit facility were to accelerate the repayment of borrowings, then the Company may not have sufficient assets to repay the senior secured credit facility and its other indebtedness, including the First and a Half Lien Notes and the Unsecured Notes, or be able to borrow sufficient funds to refinance such indebtedness. Even if the Company is able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to the Company.

First and a Half Lien Notes

On February 3, 2011, Realogy issued $700 million aggregate principal amount of First and a Half Lien Notes in a private offering exempt from the registration requirements of the Securities Act. The First and a Half Lien Notes mature on February 15, 2019 and bear interest at a rate per annum of 7.875% payable semiannually to holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment dates of February 15 and August 15 of each year. The First and a Half Lien Notes are secured by substantially the same collateral as Realogy’s existing secured obligations under the senior secured credit facility, but the priority of the collateral liens securing the First and a Half Lien Notes is (i) junior to the collateral liens securing Realogy’s first lien obligations under the senior secured credit facility and (ii) senior to the collateral liens securing Realogy’s second lien obligations under the senior secured credit facility.

As discussed above, the net proceeds from the offering of the First and a Half Lien Notes, along with cash on hand, were used to prepay $700 million of certain of Realogy’s first lien term loans that were extended in connection with the Senior Secured Credit Facility Amendment.

Other Bank Indebtedness

During 2010, Realogy entered into five separate revolving U.S. credit facilities to borrow up to $155 million and an additional revolving U.K. credit facility to borrow up to £5 million. The U.S. facilities bear interest at a weighted average rate of LIBOR plus 1.6%, or 3% as of March 31, 2011 and are subject to a minimum interest rate of LIBOR plus 1.4%. The U.K facility bears interest at the lender’s base rate plus 2.0%, or 2.6% as of March 31, 2011. These facilities are not secured by assets of Realogy or any of its subsidiaries but are supported by letters of credit issued under the senior secured credit facility. The facilities generally have a one-year term with certain options for renewal, though one facility has a term expiring in January 2013. As of December 31,

2010, Realogy had borrowed $163 million under these facilities. During the three months ended March 31, 2011, Realogy repaid $63 million of the outstanding borrowings under the revolving credit facilities and terminated $55 million of the borrowing capacity under these revolving credit facilities.

Unsecured Notes

On April 10, 2007, Realogy issued $1,700 million aggregate principal amount of 10.50% Senior Notes due 2014 (the “10.50% Senior Notes”), $550 million aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due 2014 (the “Senior Toggle Notes” and, together with the 10.50% Senior Notes, the “Existing Senior Notes”) and $875 million aggregate principal amount of 12.375% Senior Subordinated Notes due 2015 (the “12.375% Senior Subordinated Notes” and, together with the Existing Senior Notes, the “Existing Notes”).

On January 5, 2011, Realogy consummated the Debt Exchange Offering for its Existing Notes pursuant to which Realogy issued 11.50% Senior Notes due 2017 (the “11.50% Senior Notes”), 12.00% Senior Notes due 2017 (the “12.00% Senior Notes” and, together with the 11.50% Senior Notes, the “Extended Maturity Senior Notes” and, together with the Existing Senior Notes, the “Senior Notes”), 13.375% Senior Subordinated Notes due 2018 (the “13.375% Senior Subordinated Notes” and, together with the Extended Maturity Senior Notes, the “Extended Maturity Notes”) and 11.00% Series A Convertible Notes due 2018, the 11.00% Series B Convertible Notes due 2018 and the 11.00% Series C Convertible Notes due 2018 (collectively, the “Convertible Notes”). The term “Senior Subordinated Notes” refers to the 12.375% Senior Subordinated Notes and the 13.375% Senior Subordinated Notes, collectively; and the term “Unsecured Notes” refers to the Senior Notes, the Senior Subordinated Notes and the Convertible Notes, collectively.

Pursuant to the Debt Exchange Offering, approximately $2,110 million aggregate principal amount of the Existing Notes were tendered for Convertible Notes, which are convertible at the holder’s option into Class A Common Stock, and approximately $632 million aggregate principal amount of the Existing Notes were tendered for the Extended Maturity Notes.

On January 5, 2011, Realogy issued:

•

$492 million aggregate principal amount of 11.50% Senior Notes and $1,144 million aggregate principal amount of Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

•

$130 million aggregate principal amount of 12.00% Senior Notes and $291 million aggregate principal amount of Series B Convertible Notes in exchange for $421 million aggregate principal amount of outstanding Senior Toggle Notes; and

•

$10 million aggregate principal amount of 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

As a result of the Debt Exchange Offering, Realogy extended the maturity of approximately $2,742 million aggregate principal amount of the Unsecured Notes to 2017 and 2018, leaving approximately $303 million aggregate principal amount of Existing Notes that mature in 2014 and 2015. In addition, pursuant to the terms of the indenture governing the terms of the Convertible Notes, the Convertible Notes are redeemable at Realogy’s option at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption upon a Qualified Public Offering.

The 10.50% Senior Notes mature on April 15, 2014 and bear interest at a rate per annum of 10.50% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year. The 11.50% Senior Notes mature on April 15, 2017 and bear interest at a rate per annum of 11.50% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The Senior Toggle Notes mature on April 15, 2014. Interest is payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. For any interest payment period after the initial interest payment period and through October 15, 2011, Realogy may, at its option, elect to pay interest on the Senior Toggle Notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing Senior Toggle Notes (“PIK Interest”), or (3) 50% as Cash Interest and 50% as PIK Interest. Cash interest on the Senior Toggle Notes accrues at a rate of 11.00% per annum. PIK Interest on the Senior Toggle Notes accrues at the Cash Interest rate per annum plus 0.75%. In the absence of an election for any interest period, interest on the Senior Toggle Notes is payable according to the method of payment for the previous interest period.

Beginning with the interest period which ended October 2008, Realogy elected to satisfy its interest payment obligations by issuing additional Senior Toggle Notes. This PIK Interest election was the default election for future interest periods until March 2011 when Realogy elected to pay Cash Interest for the interest period commencing April 15, 2011. After October 15, 2011, Realogy is required to make all interest payments on the Senior Toggle Notes entirely in cash.

Realogy would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Internal Revenue Code, as amended. In order to avoid such treatment, Realogy is required to redeem for cash a portion of each Senior Toggle Note then outstanding at the end of the accrual period ending in April 2012. The portion of a Senior Toggle Note required to be redeemed is an amount equal to the excess of the accrued original issue discount as of the end of such accrual period, less the amount of interest paid in cash on or before such date, less the first-year yield (the issue price of the debt instrument multiplied by its yield to maturity). The redemption price for the portion of each Senior Toggle Note so redeemed would be 100% of the principal amount of such portion plus any accrued interest on the date of redemption. For the periods that Realogy elected to pay PIK Interest, Realogy will be required to repay approximately $11 million in April 2012 in accordance with the indenture governing the Senior Toggle Notes.

The 12.00% Senior Notes mature on April 15, 2017 and bear interest at a rate per annum of 12.00% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The 12.375% Senior Subordinated Notes mature on April 15, 2015 and bear interest at a rate per annum of 12.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. The 13.375% Senior Subordinated Notes mature on April 15, 2018 and bear interest at a rate per annum of 13.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

Realogy has filed a registration statement with the SEC, with respect to a registered offer to exchange each series of Extended Maturity Notes for new registered notes having terms substantially identical in all material respects to the Extended Maturity Notes of the applicable series (except that the new registered notes will not contain terms with respect to additional interest or transfer restrictions).

The Senior Notes are guaranteed on an unsecured senior basis, and the Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The Senior Notes are guaranteed by Holdings on an unsecured senior subordinated basis and the Senior Subordinated Notes are guaranteed by Holdings on an unsecured junior subordinated basis.

Convertible Notes

The Series A Convertible Notes, Series B Convertible Notes and Series C Convertible Notes mature on April 15, 2018 and bear interest at a rate per annum of 11.00% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year. The Convertible Notes are convertible into Class A Common Stock at any time prior to April 15, 2018. The Series A Convertible Notes and Series B Convertible Notes are initially convertible into 975.6098 shares of Class A Common Stock per $1,000 aggregate principal amount of Series A Convertible Notes and Series B Convertible Notes, which is equivalent to an initial conversion price of approximately $1.025 per share, and the Series C Convertible Notes are initially convertible into 926.7841 shares of Class A Common Stock per $1,000 aggregate principal amount of Series C Convertible Notes, which is equivalent to an initial conversion price of approximately $1.079 per share, subject to adjustment if specified distributions to holders of the Class A Common Stock are made or specified corporate transactions occur, in each case as set forth in the indenture governing the Convertible Notes. The Convertible Notes are guaranteed on an unsecured senior subordinated basis by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The Convertible Notes are guaranteed on an unsecured junior subordinated basis by Holdings.

Following a Qualified Public Offering, Realogy may, at its option, redeem the Convertible Notes, in whole or in part, at a redemption price, payable in cash, equal to 90% of the principal amount of the Convertible Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Realogy and Holdings have filed a shelf registration statement with the SEC with respect to resales of the outstanding Convertible Notes and the Class A Common Stock of Holdings issuable upon conversion of the Convertible Notes.

Loss on the early extinguishment of debt and write-off of deferred financing costs

As a result of the Refinancing Transactions, the Company recorded a loss on the extinguishment of debt of $36 million and wrote off deferred financing costs of $7 million to interest expense as a result of debt modifications during the three months ended March 31, 2011.

Securitization Obligations

The Company has secured obligations through Apple Ridge Funding LLC, a $500 million securitization program with a five-year term which expires in April 2012. In 2010, the Company, through a special purpose entity, Cartus Financing Limited, entered into agreements providing for a £35 million revolving loan facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011. These Cartus Financing Limited facilities are secured by relocation assets of a U.K. government contract in a special purpose entity and are therefore classified as permitted securitization financings as defined in the Company’s senior secured credit facility and the indentures governing the Unsecured Notes. The total amount outstanding on these facilities was $311 million at March 31, 2011.

The Apple Ridge entities and Cartus Financing Limited entity are consolidated special purpose entities that are utilized to securitize relocation receivables and related assets. These assets are generated from advancing funds on behalf of clients of the Company’s relocation business in order to facilitate the relocation of their employees. Assets of these special purpose entities are not available to pay the Company’s general obligations. Under the Apple Ridge program, provided no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the securitization program and as new relocation management agreements are entered into, the new agreements may also be designated to the program.

Certain of the funds that the Company receives from relocation receivables and related assets must be utilized to repay securitization obligations. These obligations were collateralized by $390 million and $393 million of underlying relocation receivables and other related relocation assets at March 31, 2011 and December 31, 2010, respectively. Substantially all relocation related assets are realized in less than twelve months from the transaction date. Accordingly, all of the Company’s securitization obligations are classified as current in the accompanying Condensed Consolidated Balance Sheets.

Interest incurred in connection with borrowings under these facilities amounted to $1 million and $2 million for the three months ended March 31, 2011 and 2010, respectively. This interest is recorded within net revenues in the accompanying Condensed Consolidated Statements of Operations as related borrowings are utilized to fund the Company’s relocation business where interest is generally earned on such assets. These securitization obligations represent floating rate debt for which the average weighted interest rate was 1.9% and 2.6% for the three months ended March 31, 2011 and 2010, respectively.

AVAILABLE CAPACITY

As of March 31, 2011, the total capacity, outstanding borrowings and available capacity under the Company’s borrowing arrangements was as follows:

	Expiration Date	Total Capacity	Outstanding Borrowings	Available Capacity
Senior Secured Credit Facility:
Non-extended revolving credit facility(1)	April 2013	$289	$13	$229
Extended revolving credit facility(1)	April 2016	363	17	288
Non-extended term loan facility	October 2013	634	634	—
Extended term loan facility	October 2016	1,822	1,822	—
First and a Half Lien Notes	February 2019	700	700	—
Second Lien Loans	October 2017	650	650	—
Other bank indebtedness(2)	Various	108	100	8
Existing Notes
10.50% Senior Notes	April 2014	64	64	—
11.00%/11.75% Senior Toggle Notes(3)	April 2014	49	49	—
12.375% Senior Subordinated Notes(4)	April 2015	190	187	—
Extended Maturity Notes
11.50% Senior Notes(5)	April 2017	492	488	—
12.00% Senior Notes(6)	April 2017	130	129	—
13.375% Senior Subordinated Notes	April 2018	10	10	—
11.00% Convertible Notes	April 2018	2,110	2,110	—
Securitization obligations:(7)
Apple Ridge Funding LLC	April 2012	500	272	228
Cartus Financing Limited(8)	Various	64	39	25

		$8,175	$7,284	$778

(1)	The available capacity under these facilities was reduced by $47 million and $58 million of outstanding letters of credit on the non-extended and the extended revolving credit facility, respectively at March 31, 2011. On May 16, 2011, the Company had $325 million outstanding on the revolving credit facilities with $144 million on the non-extended facility and $181 million on the extended facility.
(2)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, of which $8 million expires in August 2011, $50 million is due in November 2011 and $50 million is due in January 2013.
(3)	On April 15, 2011, the Company issued $3 million of Senior Toggle Notes to satisfy its interest payment obligation for the six-month period ended April 2011.

(4)	Consists of $190 million of 12.375% Senior Subordinated Notes due 2015, less a discount of $3 million.
(5)	Consists of $492 million of 11.50% Senior Notes due 2017, less a discount of $4 million.
(6)	Consists of $130 million of 12.00% Senior Notes due 2017, less a discount of $1 million.
(7)	Available capacity is subject to maintaining sufficient relocation related assets to collateralize these securitization obligations.
(8)	Consists of a £35 million facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011.

7.	RESTRUCTURING COSTS

2011 Restructuring Program

During the first three months of 2011, the Company committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiencies and consolidating existing facilities. The Company currently expects to incur restructuring charges of $10 million in 2011. As of March 31, 2011, the Company Owned Real Estate Brokerage Services segment recognized $2 million of primarily facility related expenses, of which $1 million remains as a liability at March 31, 2011.

2010 Restructuring Program

During 2010, the Company committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiencies and consolidating facilities. The Company recognized $6 million of restructuring expense in the first three months of 2010 and $21 million for the year ended December 31, 2010.

The table below shows restructuring expense by category and the corresponding payments and other reductions from inception to March 31, 2011:

	Personnel Related	Facility Related	Asset Impairments	Total
Restructuring expense and other additions(a)	$5	$16	$1	$22
Cash payments and other reductions	(4)	(6)	(1)	(11)

Balance at December 31, 2010	1	10	—	11
Cash payments and other reductions	(1)	(3)	—	(4)

Balance at March 31, 2011	$—	$7	$—	$7

(a)	Includes $1 million of unfavorable lease liability recorded in purchase accounting for Primacy which was reclassified to restructuring liability as a result of the Company restructuring certain facilities after the acquisition date.

8.	STOCK-BASED COMPENSATION

Incentive Equity Awards Granted by Holdings

In connection with the closing of the Merger Transactions on April 10, 2007, Holdings adopted the Domus Holdings Corp. 2007 Stock Incentive Plan (the “Plan”) under which non-qualified stock options, rights to purchase shares of common stock, restricted stock and other awards settleable in, or based upon, Holdings common stock may be issued to employees, consultants or directors of the Company or any of its subsidiaries. The stock options and restricted stock granted are either time vesting or performance based awards with an exercise price equals the grant date fair price of the underlying shares and a contractual term of 10 years. The time vesting options are subject to ratable vesting over the requisite service period. The performance based options are “cliff” vested upon the achievement of certain internal rate of return (“IRR”) targets which are measured based upon distributions made to the stockholders of Holdings. The restricted stocks was granted at the grant date fair value and has a three-year requisite service period with one-half “cliff” vesting after 18 months of service and one-half “cliff” vesting at the end of the three-year service period.

During the first three months of 2011, the Holdings Board granted 0.8 million of time vesting stock options and 0.1 million shares of time vesting restricted stock to senior management employees and an independent director of the Company. As of March 31, 2011, the total number of shares available for future grant is approximately 1 million shares.

The fair value of the time vesting options was estimated on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions. Expected volatility was based on historical volatilities of comparable companies. The expected term of the options granted represents the period of time that options were expected to be outstanding. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of the grant, which corresponds to the expected term of the options. The weighted average grant date fair value of the time-vesting stock options issued in 2011 was $0.47, which was estimated based on the following weighted average assumptions:

Expected volatility	55.5%
Expected term (years)	6.25
Risk-free interest rate	2.6%
Dividend yield	—

Equity Award Activity

A summary of option and restricted share activity is presented below (number of shares in millions):

	Time-vesting Options	Performance based Options	Restricted Stock
Outstanding at January 1, 2011	12.73	2.52	—
Granted	0.84	—	0.11
Exercised	—	—	—
Vested	—	—	—
Forfeited	(0.10)	—	—

Outstanding at March 31, 2011	13.47	2.52	0.11

	Options Vested	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Exercisable at March 31, 2011	1.55	$10.00	6.63 years	$—

As of March 31, 2011, there was approximately $10 million of unrecognized compensation cost related to the time vesting options and restricted stock under the Plan and $5 million of unrecognized compensation cost related to the performance based options. Unrecognized cost for the time vesting options and restricted stock will be recorded in future periods as compensation expense as the awards vest over the next four years with a weighted average period of approximately 2.4 years. The unrecognized cost for the performance options will be recorded as compensation expense when an IPO or significant capital transaction is probable of occurring.

Stock-Based Compensation Expense

The Company recorded stock-based compensation expense of $2 million and $2 million related to the incentive equity awards granted by Holdings for the three months ended March 31, 2011 and 2010, respectively.

Phantom Value Plan

On January 5, 2011, the Board of Directors of the Company approved the Realogy Corporation Phantom Value Plan (the “Phantom Value Plan”), which is intended to provide certain of Realogy’s executive officers, with an incentive (the “Incentive Awards”) to remain in the service of Realogy, increased interest in the success of Realogy and the opportunity to receive compensation based upon Realogy’s success. On January 5, 2011, the Board of Directors of the Company made initial grants of Incentive Awards in three series in an aggregate amount of $22 million to certain executive officers of Realogy.

Under the Phantom Value Plan, each participant is eligible to receive a payment with respect to an Incentive Award relating to the three series of Convertible Notes at such time and from time to time that Apollo receives cash upon the discharge or third-party sale of not less than $267 million of the aggregate principal amount of the Convertible Notes (the “Plan Notes”) (or on any non-cash consideration into which any series of Plan Notes may have been exchanged or converted). The payment with respect to a particular series of an Incentive Award would be an amount which bears the same ratio to the dollar amount of the Incentive Award relating to such series as the aggregate amount of cash received by Affiliate Holders bears to the aggregate principal amount of such series of Plan Notes held by Affiliate Holders on the date of grant of such Incentive Award. In addition, participants may be eligible to receive additional amounts based upon cash received by the Affiliate Holders pursuant to the terms of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted.

In the event that a payment is to be made with respect to an Incentive Award in conjunction with or subsequent to a qualified public offering of common stock of Realogy or its direct or indirect parent company, a participant may elect to receive stock in lieu of the cash payment in a number of unrestricted shares of common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the dollar amount then due on such Incentive Award, plus a number of restricted shares of such common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the amount then due multiplied by 0.15. The restricted shares of common stock will vest, based on continued employment, on the first anniversary of issuance. In addition, Incentive Awards will be subject to acceleration and payment upon a change of control as specified in the Phantom Value Plan.

On each date the Affiliate Holders receive cash interest on the Plan Notes, certain executive officers of Realogy may be granted stock options under the Holdings 2007 Stock Incentive Plan. The aggregate value of stock options granted (determined by the Holdings Board or its Compensation Committee in its sole discretion) is equal to an amount which bears the same ratio to the aggregate dollar amount of the participant’s Incentive Award as the aggregate amount of cash interest received by Affiliate Holders on such date bears to the aggregate principal amount of the Plan Notes held by the Affiliate Holders on the date of grant of the Incentive Award. The stock option grants to Realogy’s CEO, however, would be limited to 50% of the foregoing stock option amount. Generally, each grant of stock options will have a three year vesting schedule, subject to the participant’s continued employment, and vested stock options will become exercisable one year following a qualified public offering. The stock options will have a term of 7.5 years. In April 2011, Holdings issued approximately 0.7 million stock options under the Phantom Value Plan when Affiliate Holders received cash interest on the Plan Notes.

Incentive Awards are immediately cancelable and forfeitable in the event of the termination of a participant’s employment for any reason. The Incentive Awards also terminate 10 years following the date of grant.

9.	SEPARATION ADJUSTMENTS, TRANSACTIONS WITH FORMER PARENT AND SUBSIDIARIES AND RELATED PARTIES

Transfer of Cendant Corporate Liabilities and Issuance of Guarantees to Cendant and Affiliates

The Company has certain guarantee commitments with Cendant (pursuant to the assumption of certain liabilities and the obligation to indemnify Cendant, Wyndham Worldwide and Travelport for such liabilities) and guarantee commitments related to deferred compensation arrangements with Cendant and Wyndham Worldwide. These guarantee arrangements primarily relate to certain contingent litigation liabilities, contingent tax liabilities, and other corporate liabilities, of which the Company assumed and is generally responsible for 62.5%. Upon separation from Cendant, the liabilities assumed by the Company were comprised of certain Cendant corporate liabilities which were recorded on the historical books of Cendant as well as additional liabilities which were established for guarantees issued at the date of Separation related to certain unresolved contingent matters and certain others that could arise during the guarantee period. Regarding the guarantees, if any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties’ obligation. To the extent such recorded liabilities are in excess or are not adequate to cover the ultimate payment amounts, such deficiency or excess will be reflected in the results of operations in future periods.

The due to former parent balance was $98 million and $104 million at March 31, 2011 and December 31, 2010, respectively. At March 31, 2011, the due to former parent balance was comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

Transactions with PHH Corporation

In January 2005, Cendant completed the spin-off of its former mortgage, fleet leasing and appraisal businesses in a tax-free distribution of 100% of the common stock of PHH to its stockholders. In connection with the spin-off, the Company entered into a venture, PHH Home Loans, with PHH for the purpose of originating and selling mortgage loans primarily sourced through the Company’s real estate brokerage and relocation businesses. The Company owns 49.9% of the venture. In connection with the venture, the Company entered into an agreement with PHH and PHH Home Loans regarding the operation of the venture and a marketing agreement with PHH whereby PHH is the recommended provider of mortgage products and services promoted by the Company to its independently owned and operated franchisees. The Company also entered into a license agreement with PHH whereby PHH Home Loans was granted a license to use certain of the Company’s real estate brand names. The Company maintains a relocation agreement with PHH whereby PHH outsources its employee relocation function to the Company and the Company subleases office space to PHH Home Loans.

In connection with these agreements, the Company recorded revenues of $1 million and $2 million for the three months ended March 31, 2011 and 2010, respectively. The Company recorded equity earnings of less than $1 million for each of the three months ended March 31, 2011 and 2010, respectively. During the three months ended March 31, 2011, the Company received $5 million of cash dividends from PHH Home Loans.

Transactions with Related Parties

The Company has entered into certain transactions in the normal course of business with entities that are owned by affiliates of Apollo. For the three months ended March 31, 2011 and 2010, the Company recognized revenue and expenses related to these transactions of less than $1 million in the aggregate in each period.

10.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in claims, legal proceedings and governmental inquiries related to alleged contract disputes, business practices, intellectual property and other commercial, employment, regulatory and tax matters. Examples of such matters include but are not limited to allegations: (i) concerning adverse impacts to franchisees related to purported changes made to the Century 21® system and its National Advertising Fund after the Company acquired it in 1995, which is referred to elsewhere in this report as the “Cooper Litigation”; (ii) that the Company is vicariously liable for the acts of franchisees under theories of actual or apparent agency; (iii) by former franchisees, that franchise agreements were improperly terminated, (iv) that residential real estate agents engaged by NRT are potentially common law employees instead of independent contractors, and therefore may bring claims against NRT for breach of contract, wrongful discharge and negligent supervision and obtain benefits available to employees under various state statutes; (v) that NRT’s legal assistance program constitutes the illegal sale of insurance; (vi) concerning claims generally against the company-owned brokerage operations for negligence or breach of fiduciary duty in connection with the performance of real estate brokerage or other professional services; (vii) concerning claims generally against the title company contending that, as the escrow company, the company knew or should have known that a transaction was fraudulent and (viii) concerning claims for alleged RESPA violations including but not limited to claims concerning administrative fees under RESPA as well as the validity of sales associates indemnification and administrative fees.

Frank K. Cooper Real Estate #1, Inc. v. Cendant Corp. and Century 21 Real Estate Corporation (N.J. Super. Ct. L. Div., Morris County, New Jersey). In 2002, Frank K. Cooper Real Estate #1, Inc. filed a putative class action against Cendant and Cendant’s subsidiary, Century 21 Real Estate Corporation (“Century 21”). The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, breach of the implied duty of good faith and fair dealing, violation of the New Jersey Consumer Fraud Act and breach of certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages and otherwise improperly charged expenses to advertising funds. The complaint seeks unspecified compensatory and punitive damages, injunctive relief, interest, attorney’s fees and costs. The New Jersey Consumer Fraud Act, if applicable, provides for treble damages, attorney’s fees and costs as remedies for violation of the Act. On August 17, 2010, the court granted plaintiffs’ renewed motion to certify a class. The certified class includes Century 21 franchisees at any time between August 1, 1995 and April 17, 2002 whose franchise agreements contain New Jersey choice of law and venue provisions and who have not executed releases releasing the claim (unless the release was a provision of a franchise renewal agreement).

A case management order was entered on November 29, 2010 that includes, among other deadlines, a trial date of April 16, 2012. On December 20, 2010, the court held a status conference to address plaintiffs’ motion regarding notice to be issued to the class, the language of the notice, publication of the notice and how class members can opt out of the class. As directed by a court order, Century 21 has delivered to plaintiffs’ counsel and Rust Consulting, Inc. (the “Notice Administrator”) lists of the names and contact information for (1) franchisees that meet the class definition and (2) franchisees that would have met the class definition but for the fact that they signed a waiver of claims against Century 21. Pursuant to the court order, the Notice Administrator has advised us that the notice of pendency of the action was mailed to possible class members on March 4, 2011, and a summary of that notice has been published in various print and online media. Following many months of effort directed at class identification, the case has now moved to very active discovery on the merits. Motions are also pending seeking to enjoin certain Century 21 contractual practices associated with amendments or financial settlements that result in franchisees signing waivers of claims asserted on their behalf as class members in the Cooper Litigation. Oral argument has been set for May 26, 2011. This class action involves substantial, complex litigation. Class action litigation is inherently unpredictable and subject to significant uncertainties. The resolution of the Cooper Litigation could result in substantial losses and there can be no assurance that such resolution will not have a material adverse effect on our results of operations, financial condition or liquidity.

Legal—Cendant Corporate Litigation

Pursuant to the Separation and Distribution Agreement dated as of July 27, 2006 among Cendant, Realogy, Wyndham Worldwide and Travelport, each of Realogy, Wyndham Worldwide and Travelport have assumed certain contingent and other corporate liabilities (and related costs and expenses), which are primarily related to each of their respective businesses. In addition, Realogy has assumed 62.5% and Wyndham Worldwide has assumed 37.5% of certain contingent and other corporate liabilities (and related costs and expenses) of Cendant or its subsidiaries, which are not primarily related to any of the respective businesses of Realogy, Wyndham Worldwide, Travelport and/or Cendant’s vehicle rental operations, in each case incurred or allegedly incurred on or prior to the date of the separation of Travelport from Cendant.

***

The Company believes that it has adequately accrued for legal matters as appropriate or, for matters not requiring accrual, believes that they will not have a material adverse effect on its results of operations, financial position or cash flows based on information currently available. However, litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur. In addition, class action lawsuits can be costly to defend and depending on the class size and claims could be costly to settle. Lastly, there may be greater risk of unfavorable resolutions in the current economic environment due to various factors including the absence of other defendants (due to business failures) that may be the real cause of the liability and greater negative sentiment toward corporate defendants. As such, the Company could incur judgments or enter into settlements of claims with liability that are materially in excess of amounts accrued and these settlements could have a material adverse effect on the Company’s financial condition, results of operations or cash flows in any particular period.

Tax Matters

The Company is subject to income taxes in the United States and several foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and in recording the related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities whereby the outcome of the audits is uncertain.

Under the Tax Sharing Agreement with Cendant, Wyndham Worldwide and Travelport, the Company is generally responsible for 62.5% of tax liabilities that relate to income taxes imposed on Cendant and certain of its subsidiaries with respect to tax periods ending on or prior to December 31, 2006.

At March 31, 2011, the due to former parent balance of $98 million was comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

With respect to the residual legacy Cendant tax liabilities, the Company and its former parent believe there is appropriate support for the positions taken on Cendant’s tax returns. Similarly, with respect to Realogy tax liabilities, the Company believes there is appropriate support for positions taken on its own tax returns. The liabilities that have been recorded represent the best estimates of the probable loss on certain positions. The Company believes that the accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter; however, the outcome of tax audits are inherently uncertain. Such tax audits and any related litigation, including disputes or litigation on the allocation of tax liabilities between parties under the Tax Sharing Agreement, could result in outcomes for the Company that are different from those reflected in the Company’s historical financial statements.

Contingent Liability Letter of Credit

In April 2007, the Company established a standby irrevocable letter of credit for the benefit of Avis Budget Group in accordance with the Separation and Distribution Agreement. The synthetic letter of credit was utilized to support the Company’s payment obligations with respect to its share of Cendant contingent and other corporate liabilities. The stated amount of the standby irrevocable letter of credit is subject to periodic adjustment to reflect the then current estimate of Cendant contingent and other liabilities. In 2010, the Company entered into agreements with Avis Budget Group and Wyndham to reduce the letter of credit from $446 million to $123 million primarily due to Cendant’s IRS tax settlement for the taxable years 2003 through 2006 and other liability adjustments. The standby irrevocable letter of credit will be terminated if (i) the Company’s senior unsecured credit rating is raised to BB by Standard and Poor’s or Ba2 by Moody’s or (ii) the aggregate value of the former parent contingent liabilities falls below $30 million.

Apollo Management Fee Agreement

In connection with the Merger Transaction, Apollo entered into a management fee agreement with the Company which allows Apollo and its affiliates to provide certain management consulting services to the Company through the end of 2016 (subject to possible extension). The agreement may be terminated at any time upon written notice to the Company from Apollo. The Company pays Apollo an annual management fee for this service up to the sum of the greater of $15 million or 2.0% of the Company’s annual Adjusted EBITDA for the immediately preceding year, plus out-of-pocket costs and expenses in connection therewith. If Apollo elects to terminate the management fee agreement, as consideration for the termination of Apollo’s services under the agreement and any additional compensation to be received, the Company has agreed to pay to Apollo the net present value of the sum of the remaining payments due to Apollo and any payments deferred by Apollo.

In addition, in the absence of an express agreement to the contrary, at the closing of any merger, acquisition, financing and similar transaction with a related transaction or enterprise value equal to or greater than $200 million, Apollo will receive a fee equal to 1% of the aggregate transaction or enterprise value paid to or provided by such entity or its stockholders (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction). The Company has agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the management fee agreement. Apollo waived any fees payable to it pursuant to the management fee agreement in connection with the Refinancing Transactions.

Escrow and Trust Deposits

As a service to the Company’s customers, it administers escrow and trust deposits which represent undisbursed amounts received for settlements of real estate transactions. With the passage of the Dodd-Frank Act in July 2010, deposits at FDIC-insured institutions are permanently covered up to $250 thousand. In addition, the Dodd-Frank Act temporarily provides unlimited coverage for noninterest-bearing transaction accounts from December 31, 2010 through December 31, 2012. These escrow and trust deposits totaled approximately $208 million and $190 million at March 31, 2011 and December 31, 2010, respectively. These escrow and trust deposits are not assets of the Company and, therefore, are excluded from the accompanying Condensed Consolidated Balance Sheets. However, the Company remains contingently liable for the disposition of these deposits.

11.	SEGMENT INFORMATION

The reportable segments presented below represent the Company’s operating segments for which separate financial information is available and which is utilized on a regular basis by its chief operating decision maker to assess performance and to allocate resources. In identifying its reportable segments, the Company also considers the nature of services provided by its operating segments. Management evaluates the operating results of each of its reportable segments based upon revenue and EBITDA, which is defined as net income (loss) before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for secured assets and obligations) and income taxes, each of which is presented in the Company’s Condensed Consolidated Statements of Operations. The Company’s presentation of EBITDA may not be comparable to similar measures used by other companies.

	Revenue(a)
	Three Months Ended March 31,
	2011	2010
Real Estate Franchise Services	$118	$122
Company Owned Real Estate Brokerage Services	587	601
Relocation Services	87	76
Title and Settlement Services	83	65
Corporate and Other(b)	(44)	(45)

Total Company	$831	$819

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $44 million and $45 million for the three months ended March 31, 2011 and 2010, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million and $7 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2011 and 2010, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes the elimination of transactions between segments.

	EBITDA(a)
	Three Months Ended March 31,
	2011	2010
Real Estate Franchise Services	$62	$65
Company Owned Real Estate Brokerage Services	(37)	(34)
Relocation Services	10	4
Title and Settlement Services	2	(5)
Corporate and Other	(48)	(19)

Total Company	(11)	11
Less:
Depreciation and amortization	46	50
Interest expense, net	179	152
Income tax expense	1	6

Net loss attributable to Holdings and Realogy	$(237)	$(197)

(a)	Includes $2 million of restructuring costs and $36 million related to loss on the early extinguishment of debt, partially offset by $2 million of former parent legacy benefits for the three months ended March 31, 2011, compared to $6 million of restructuring costs and $5 million of former parent legacy costs for the three months ended March 31, 2010.

12.	GUARANTOR/NON-GUARANTOR SUPPLEMENTAL FINANCIAL INFORMATION

The following consolidating financial information presents the Consolidating Balance Sheets and Consolidating Statements of Operations and Cash Flows for: (i) Domus Holdings Corp. (“Holdings”); (ii) its direct wholly owned subsidiary Domus Intermediate Holdings Corp. (“Intermediate”); (iii) its indirect wholly owned subsidiary, Realogy Corporation (“Realogy”); (iv) the guarantor subsidiaries of Realogy; (v) the non-guarantor subsidiaries of Realogy; (vi) elimination entries necessary to consolidate Holdings, Intermediate, Realogy and the guarantor and non-guarantor subsidiaries; and (vii) the Company on a consolidated basis. The guarantor subsidiaries of Realogy are comprised of 100% owned entities. Guarantor and non-guarantor subsidiaries are 100% owned by Realogy, either directly or indirectly. Non-guarantor entities are comprised of securitization entities, foreign subsidiaries, unconsolidated entities, insurance underwriter subsidiaries and qualified foreign holding corporations. The guarantor and non-guarantor financial information is prepared using the same basis of accounting as the consolidated financial statements except for the investments in consolidated subsidiaries which are accounted for using the equity method.

Condensed Consolidating Statement of Operations

Three Months Ended March 31, 2011

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$—	$—	$575	$—	$—	$575
Service revenue	—	—	—	105	59	—	164
Franchise fees	—	—	—	51	—	—	51
Other	—	—	—	39	2	—	41

Net revenues	—	—	—	770	61	—	831
Expenses
Commission and other agent-related costs	—	—	—	374	—	—	374
Operating	—	—	—	274	44	—	318
Marketing	—	—	—	43	—	—	43
General and administrative	—	—	14	53	4	—	71
Former parent legacy costs (benefit), net	—	—	(2)	—	—	—	(2)
Restructuring costs	—	—	—	2	—	—	2
Depreciation and amortization	—	—	2	44	—	—	46
Interest expense/(income), net	—	—	177	2	—	—	179
Loss on the early extinguishment of debt	—	—	36	—	—	—	36
Intercompany transactions	—	—	1	(1)	—	—	—

Total expenses	—	—	228	791	48	—	1,067
Income (loss) before income taxes, equity in earnings and noncontrolling interests	—	—	(228)	(21)	13	—	(236)
Income tax expense (benefit)	—	—	4	(7)	4	—	1
Equity in (earnings) losses of subsidiaries	237	237	5	(9)	—	(470)	—

Net income (loss)	(237)	(237)	(237)	(5)	9	470	(237)
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—	—

Net income (loss) attributable to Holdings and Realogy	$(237)	$(237)	$(237)	$(5)	$9	$470	$(237)

Condensed Consolidating Statement of Operations

Three Months Ended March 31, 2010

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$—	$—	$588	$—	$—	$588
Service revenue	—	—	—	94	42	—	136
Franchise fees	—	—	—	55	—	—	55
Other	—	—	—	39	1	—	40

Net revenues	—	—	—	776	43	—	819
Expenses
Commission and other agent-related costs	—	—	—	377	—	—	377
Operating	—	—	—	267	33	—	300
Marketing	—	—	—	46	—	—	46
General and administrative	—	—	15	60	3	—	78
Former parent legacy costs (benefit), net	—	—	5	—	—	—	5
Restructuring costs	—	—	—	6	—	—	6
Depreciation and amortization	—	—	3	47	—	—	50
Interest expense/(income), net	—	—	150	2	—	—	152
Other (income)/expense, net	—	—	(1)	(2)	—	—	(3)
Intercompany transactions	—	—	1	(1)	—	—	—

Total expenses	—	—	173	802	36	—	1,011
Income (loss) before income taxes, equity in earnings and noncontrolling interests	—	—	(173)	(26)	7	—	(192)
Income tax expense (benefit)	—	—	19	(16)	3	—	6
Equity in (earnings) losses of unconsolidated entities	—	—	—	—	(1)	—	(1)
Equity in (earnings) losses of subsidiaries	197	197	5	(5)	—	(394)	—

Net income (loss)	(197)	(197)	(197)	(5)	5	394	(197)
Less: Net income attributable to noncontrolling interests	—	—	—	—	—	—	—

Net income (loss) attributable to Holdings and Realogy	$(197)	$(197)	$(197)	$(5)	$5	$394	$(197)

Condensed Consolidating Balance Sheet

As of March 31, 2011

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$3	$54	$38	$(2)	$93
Trade receivables, net	—	—	—	91	34	—	125
Relocation receivables	—	—	—	11	383	—	394
Relocation properties held for sale	—	—	—	18	—	—	18
Deferred income taxes	—	—	12	63	(2)	—	73
Intercompany note receivable	—	—	—	29	19	(48)	—
Other current assets	—	—	11	68	37	—	116

Total current assets	—	—	26	334	509	(50)	819
Property and equipment, net	—	—	20	156	3	—	179
Goodwill	—	—	—	2,611	—	—	2,611
Trademarks	—	—	—	732	—	—	732
Franchise agreements, net	—	—	—	2,892	—	—	2,892
Other intangibles, net	—	—	—	467	—	—	467
Other non-current assets	—	—	80	86	47	—	213
Investment in subsidiaries	(1,297)	(1,297)	8,008	159	—	(5,573)	—

Total assets	$(1,297)	$(1,297)	$8,134	$7,437	$559	$(5,623)	$7,913

Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$—	$—	$10	$135	$11	$(2)	$154
Securitization obligations	—	—	—	—	311	—	311
Intercompany note payable	—	—	—	19	29	(48)	—
Due to former parent	—	—	98	—	—	—	98
Revolving credit facilities and current portion of long-term debt	—	—	86	50	—	—	136
Accrued expenses and other current liabilities	—	—	277	323	31	—	631
Intercompany payables	—	—	1,931	(1,934)	3	—	—

Total current liabilities	—	—	2,402	(1,407)	385	(50)	1,330
Long-term debt	—	—	6,837	—	—	—	6,837
Deferred income taxes	—	—	(615)	1,502	(1)	—	886
Other non-current liabilities	—	—	83	58	16	—	157
Intercompany liabilities	—	—	724	(724)	—	—	—

Total liabilities	—	—	9,431	(571)	400	(50)	9,210

Total equity (deficit)	(1,297)	(1,297)	(1,297)	8,008	159	(5,573)	(1,297)

Total liabilities and equity (deficit)	$(1,297)	$(1,297)	$8,134	$7,437	$559	$(5,623)	$7,913

Condensed Consolidating Balance Sheet

As of December 31, 2010

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$69	$74	$51	$(2)	$192
Trade receivables, net	—	—	—	79	35	—	114
Relocation receivables	—	—	—	—	386	—	386
Relocation properties held for sale	—	—	—	21	—	—	21
Deferred income taxes	—	—	15	63	(2)	—	76
Intercompany note receivable	—	—	—	13	19	(32)	—
Other current assets	—	—	9	69	31	—	109

Total current assets	—	—	93	319	520	(34)	898
Property and equipment, net	—	—	21	162	3	—	186
Goodwill	—	—	—	2,611	—	—	2,611
Trademarks	—	—	—	732	—	—	732
Franchise agreements, net	—	—	—	2,909	—	—	2,909
Other intangibles, net	—	—	—	478	—	—	478
Other non-current assets	—	—	80	83	52	—	215
Investment in subsidiaries	(1,072)	(1,072)	8,014	152	—	(6,022)	—

Total assets	$(1,072)	$(1,072)	$8,208	$7,446	$575	$(6,056)	$8,029

Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$—	$—	$25	$168	$12	$(2)	$203
Securitization obligations	—	—	—	—	331	—	331
Intercompany note payable	—	—	—	19	13	(32)	—
Due to former parent	—	—	104	—	—	—	104
Revolving credit facilities and current portion of long-term debt	—	—	132	55	7	—	194
Accrued expenses and other current liabilities	—	—	178	316	31	—	525
Intercompany payables	—	—	1,949	(1,962)	13	—	—

Total current liabilities	—	—	2,388	(1,404)	407	(34)	1,357
Long-term debt	—	—	6,698	—	—	—	6,698
Deferred income taxes	—	—	(614)	1,497	—	—	883
Other non-current liabilities	—	—	86	61	16	—	163
Intercompany liabilities	—	—	722	(722)	—	—	—

Total liabilities	—	—	9,280	(568)	423	(34)	9,101

Total equity (deficit)	(1,072)	(1,072)	(1,072)	8,014	152	(6,022)	(1,072)

Total liabilities and equity (deficit)	$(1,072)	$(1,072)	$8,208	$7,446	$575	$(6,056)	$8,029

Condensed Consolidating Statement of Cash Flows

Three Months Ended March 31, 2011

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$(79)	$(25)	$19	$(2)	$(87)

Investing activities
Property and equipment additions	—	—	(1)	(10)	—	—	(11)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	—	—	(2)	—	—	(2)
Purchases of certificates of deposits, net	—	—	—	—	(5)	—	(5)
Intercompany note receivable	—	—	—	(16)	—	16	—
Other, net	—	—	—	(1)	—	—	(1)

Net cash provided by (used in) investing activities	—	—	(1)	(29)	(5)	16	(19)

Financing activities
Net change in revolving credit facility	—	—	(20)	(5)	(8)	—	(33)
Proceeds from issuance of First and a Half Lien Notes	—	—	700	—	—	—	700
Proceeds from term loan extension	—	—	98	—	—	—	98
Repayments made for term loan facility	—	—	(702)	—	—	—	(702)
Net change in securitization obligations	—	—	—	—	(21)	—	(21)
Debt issuance costs	—	—	(33)	—	—	—	(33)
Intercompany dividend	—	—	—	—	(2)	2	—
Intercompany note payable	—	—	—	—	16	(16)	—
Intercompany transactions	—	—	(29)	41	(12)	—	—
Other, net	—	—	—	(2)	(1)	—	(3)

Net cash provided by (used in) financing activities	—	—	14	34	(28)	(14)	6

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	1	—	1

Net decrease in cash and cash equivalents	—	—	(66)	(20)	(13)	—	(99)
Cash and cash equivalents, beginning of period	—	—	69	74	51	(2)	192

Cash and cash equivalents, end of period	$—	$—	$3	$54	$38	$(2)	$93

Condensed Consolidating Statement of Cash Flows

Three Months Ended March 31, 2010

(In millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$(49)	$3	$60	$(1)	$13

Investing activities
Property and equipment additions	—	—	(1)	(8)	—	—	(9)
Change in restricted cash	—	—	—	—	5	—	5
Intercompany note receivable	—	—	—	(5)	—	5	—
Other, net	—	—	—	1	—	—	1

Net cash provided by (used in) investing activities	—	—	(1)	(12)	5	5	(3)

Financing activities
Net change in revolving credit facility	—	—	—	19	—	—	19
Repayments made for term loan facility	—	—	(8)	—	—	—	(8)
Net change in securitization obligations	—	—	—	—	(65)	—	(65)
Intercompany dividend	—	—	—	—	(3)	3	—
Intercompany note payable	—	—	—	—	5	(5)	—
Intercompany transactions	—	—	(16)	16	—	—	—
Other, net	—	—	(1)	(2)	(1)	—	(4)

Net cash provided by (used in) financing activities	—	—	(25)	33	(64)	(2)	(58)

Net (decrease) increase in cash and cash equivalents	—	—	(75)	24	1	2	(48)
Cash and cash equivalents, beginning of period	—	—	194	24	42	(5)	255

Cash and cash equivalents, end of period	$—	$—	$119	$48	$43	$(3)	$207

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Domus Holdings Corp. and Realogy Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, equity (deficit) and cash flows present fairly, in all material respects, the financial position of Domus Holdings Corp. and its subsidiaries and Realogy Corporation and its subsidiaries (collectively the “Company”) at December 31, 2010 and 2009 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 21 (b) for the years ended December 31, 2010 and 2009 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

April 1, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Domus Holdings Corp. and Realogy Corporation

Parsippany, New Jersey

We have audited the consolidated statements of operations and cash flows of Domus Holdings Corp. and subsidiaries and Realogy Corporation and subsidiaries (the “Companies”) and the consolidated statement of equity (deficit) of Domus Holdings Corp. and subsidiaries for the year ended December 31, 2008. Our audit also included the financial statement schedule listed in the Index at Item 21 (b) for the year ended December 31, 2008. These consolidated financial statements, referred to above, and financial statement schedule are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Companies are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the results of the Companies’ operations and cash flows for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule for the year ended December 31, 2008, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Companies changed the manner in which noncontrolling interests are identified, presented and disclosed.

/s/ Deloitte and Touche LLP

Parsippany, New Jersey

April 1, 2011

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Year Ended December 31,
	2010	2009	2008
Revenues
Gross commission income	$2,965	$2,886	$3,483
Service revenue	700	621	737
Franchise fees	263	273	323
Other	162	152	182

Net revenues	4,090	3,932	4,725

Expenses
Commission and other agent-related costs	1,932	1,850	2,275
Operating	1,241	1,263	1,607
Marketing	179	161	207
General and administrative	238	250	236
Former parent legacy costs (benefit), net	(323)	(34)	(20)
Restructuring costs	21	70	58
Merger costs	1	1	2
Impairment of intangible assets, goodwill and investments in unconsolidated entities	—	—	1,789
Depreciation and amortization	197	194	219
Interest expense/(income), net	604	583	624
Gain on extinguishment of debt	—	(75)	—
Other (income)/expense, net	(6)	3	(9)

Total expenses	4,084	4,266	6,988

Income (loss) before income taxes, equity in earnings and noncontrolling interests	6	(334)	(2,263)
Income tax expense (benefit)	133	(50)	(380)
Equity in (earnings) losses of unconsolidated entities	(30)	(24)	28

Net loss	(97)	(260)	(1,911)
Less: Net income attributable to noncontrolling interests	(2)	(2)	(1)

Net loss attributable to Domus Holdings and Realogy	$(99)	$(262)	$(1,912)

Earnings (loss) per share attributable to Domus Holdings:
Basic loss per share:	$(0.49)	$(1.31)	$(9.55)
Diluted loss per share:	$(0.49)	$(1.31)	$(9.55)
Weighted average common and common equivalent shares outstanding:
Basic:	200.4	200.2	200.1
Diluted:	200.4	200.2	200.1

See Notes to Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$192	$255
Trade receivables (net of allowance for doubtful accounts of $67 and $66)	114	102
Relocation receivables	386	334
Relocation properties held for sale	21	—
Deferred income taxes	76	85
Other current assets	109	98

Total current assets	898	874
Property and equipment, net	186	211
Goodwill	2,611	2,577
Trademarks	732	732
Franchise agreements, net	2,909	2,976
Other intangibles, net	478	453
Other non-current assets	215	218

Total assets	$8,029	$8,041

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$203	$96
Securitization obligations	331	305
Due to former parent	104	505
Revolving credit facility and current portion of long-term debt	194	32
Accrued expenses and other current liabilities	525	502

Total current liabilities	1,357	1,440
Long-term debt	6,698	6,674
Deferred income taxes	883	760
Other non-current liabilities	163	148

Total liabilities	9,101	9,022

Commitments and contingencies (Notes 13 and 14)
Equity (deficit):
Domus Holdings common stock: $.01 par value; 500,000,000 shares authorized, 200,430,906 shares outstanding at December 31, 2010 and 200,244,113 shares outstanding at December 31, 2009 (Realogy common stock: $.01 par value, 100 shares authorized, issued and outstanding)	2	2
Additional paid-in capital	2,024	2,018
Accumulated deficit	(3,070)	(2,971)
Accumulated other comprehensive loss	(30)	(32)

Total Domus Holdings and Realogy stockholders’ deficit	(1,074)	(983)

Noncontrolling interests	2	2

Total equity (deficit)	(1,072)	(981)

Total liabilities and equity (deficit)	$8,029	$8,041

See Notes to Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	December 31,
	2010	2009	2008
Operating Activities
Net loss	$(97)	$(260)	$(1,911)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	197	194	219
Deferred income taxes	131	(59)	(380)
Impairment of intangible assets, goodwill and investments in unconsolidated entities	—	—	1,789
Amortization and write-off of deferred financing costs and discount on unsecured notes	30	29	30
Gain on extinguishment of debt	—	(75)	—
Gain on disposition of unconsolidated entities	—	—	(5)
Equity in (earnings) losses of unconsolidated entities	(30)	(24)	28
Other adjustments to net loss	20	43	20
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables	(9)	40	(18)
Relocation receivables	(27)	442	190
Relocation properties held for sale	43	22	161
Other assets	(6)	19	45
Accounts payable, accrued expenses and other current liabilities	30	26	(57)
Due (to) from former parent	(403)	(48)	(7)
Other, net	3	(8)	5

Net cash (used in) provided by operating activities	(118)	341	109

Investing Activities
Property and equipment additions	(49)	(40)	(52)
Net assets acquired (net of cash acquired) and acquisition-related payments	(17)	(5)	(12)
Net proceeds from sale of assets	5	—	—
Purchases of certificates of deposit	(9)	—	—
Proceeds from the sale of property and equipment	—	—	7
Proceeds related to corporate aircraft sale leaseback and termination	—	—	12
Proceeds from the sale of a joint venture	—	—	12
Investment in unconsolidated entities	—	—	(4)
Change in restricted cash	—	(2)	10
Other, net	—	—	4

Net cash used in investing activities	(70)	(47)	(23)

Financing Activities
Net change in revolving credit facility	142	(515)	515
Proceeds from issuance of Second Lien Loans	—	500	—
Repayments made on term loan credit facility	(32)	(32)	(32)
Note payment for 2006 acquisition of Texas American Title Company	—	—	(10)
Net change in securitization obligations	27	(410)	(258)
Debt issuance costs	—	(11)	—
Other, net	(13)	(11)	(16)

Net cash provided by (used in) financing activities	124	(479)	199
Effect of changes in exchange rates on cash and cash equivalents	1	3	(1)

Net increase (decrease) in cash and cash equivalents	(63)	(182)	284
Cash and cash equivalents, beginning of period	255	437	153

Cash and cash equivalents, end of period	$192	$255	$437

Supplemental Disclosure of Cash Flow Information
Interest payments (including securitization interest expense)	$550	$487	$635
Income tax payments (refunds), net	7	6	—

See Notes to Consolidated Financial Statements.

DOMUS HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(In millions)

	Domus Holdings Stockholders’ Equity
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- controlling Interests	Total Equity (Deficit)
	Shares	Amount
Balance at January 1, 2008	200.1	$2	$2,004	$(797)	$(9)	$3	$1,203
Comprehensive loss:
Net loss	—	—	—	(1,912)	—	1
Currency translation adjustment, net of tax expense of less than $1	—	—	—	—	(8)	—
Unrealized loss on cash flow hedges, net of tax benefit of $8	—	—	—	—	(11)	—
Additional minimum pension liability, net of tax benefit of $12	—	—	—	—	(18)	—
Total comprehensive loss	—	—	—	—	—	—	(1,948)
Stock-based compensation	.1	—	7	—	—	—	7
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2008	200.2	$2	$2,011	$(2,709)	$(46)	$2	$(740)
Comprehensive loss:
Net loss	—	$—	$—	$(262)	$—	$2
Currency translation adjustment, net of tax benefit of $4	—	—	—	—	7	—
Unrealized gain on cash flow hedges, net of tax expense of $5	—	—	—	—	8	—
Additional minimum pension liability, net of tax benefit of $1	—	—	—	—	(1)	—
Total comprehensive loss	—	—	—	—	—	—	(246)
Stock-based compensation	—	—	7	—	—	—	7
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2009	200.2	$2	$2,018	$(2,971)	$(32)	$2	$(981)
Comprehensive loss:
Net loss	—	$—	$—	$(99)	$—	$2
Unrealized gain on cash flow hedges, net of tax expense of $3	—	—	—	—	5	—
Additional minimum pension liability, net of tax benefit of $2	—	—	—	—	(3)	—
Total comprehensive loss	—	—	—	—	—	—	(95)
Stock-based compensation	.2	—	6	—	—	—	6
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2010	200.4	$2	$2,024	$(3,070)	$(30)	$2	$(1,072)

See Notes to Consolidated Financial Statements.

DOMUS HOLDINGS CORP. AND REALOGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all amounts are in millions, except per share amounts)

1.	BASIS OF PRESENTATION

Domus Holdings Corp., a Delaware corporation (“Holdings”) is a holding company for Domus Intermediate Holdings Corp. (“Intermediate”). Intermediate is a holding company for Realogy Corporation, a Delaware corporation (“Realogy”), and its subsidiaries (Holdings, Intermediate and Realogy and its subsidiaries being referred to herein collectively as the “Company”). Holdings derives all of its operating income and cash flows from Realogy and its subsidiaries.

Holdings was incorporated on December 14, 2006. On December 15, 2006, Holdings and its wholly owned subsidiary Domus Acquisition Corp., entered into an agreement and plan of merger (the “Merger”) with Realogy which was consummated on April 10, 2007 with Holdings becoming the indirect parent company of Realogy Holdings is owned by investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P., an entity affiliated with Apollo Management, L.P. (collectively referred to as “Apollo”) and members of the Company’s management. As of December 31, 2010, all of Realogy’s issued and outstanding common stock is currently owned by a direct wholly-owned subsidiary of Holdings, Intermediate.

Realogy is a global provider of real estate and relocation services. Realogy was incorporated on January 27, 2006 to facilitate a plan by Cendant Corporation (now known as Avis Budget Group, Inc.) to separate into four independent companies—one for each of Cendant’s real estate services or Realogy, travel distribution services (“Travelport”), hospitality services (including timeshare resorts) (“Wyndham Worldwide”), and vehicle rental businesses (“Avis Budget Group”). On July 31, 2006, the separation (“Separation”) from Cendant became effective.

Realogy incurred indebtedness in connection with the Merger which included borrowings under Realogy’s senior secured credit facility, issuance of unsecured notes, an equity contribution and cash on hand. See Note 8, “Short and Long-Term Debt” for additional information on the indebtedness incurred related to the Merger and for additional information related to the senior secured leverage ratio that Realogy is required to maintain. The equity contribution to the Company of $2,001 million was made by Apollo as well as members of Realogy’s management who purchased Holdings common stock with cash or through rollover equity. Realogy also refinanced the credit facilities covering the relocation securitization facilities (“the Securitization Facilities Refinancing”). The term “Merger Transactions” refer to, collectively, (1) the Merger, (2) the issuance of unsecured notes, (3) the initial borrowings under the senior secured credit facility, including the synthetic letter of credit facility, (4) the equity investment, and (5) the Securitization Facilities Refinancing.

The accompanying financial statements comprise the consolidated financial statements of Holdings and Realogy. Holdings’ only asset is its investment in the common stock of Intermediate, and Intermediate’s only asset is its investment in the common stock of Realogy, its wholly-owned subsidiary. Holdings’ only obligations are its guarantees of certain borrowings of Realogy. All expenses incurred by Holdings and Intermediate for the benefit of Realogy have been reflected in Realogy’s consolidated financial statements. All issuances of Holdings’ equity securities, including grants of stock options and restricted stock by Holdings to employees and directors of Realogy and its subsidiaries have been reflected in Realogy’s consolidated financial statements. As a result, the consolidated financial positions, results of operations and cash flows of Holdings, Intermediate and Realogy are the same. The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated.

Business Description

The Company reports its operations in the following business segments:

•

Real Estate Franchise Services (known as Realogy Franchise Group or RFG)—franchises the Century 21®, Coldwell Banker®, ERA®, Sotheby’s International Realty®, Coldwell Banker Commercial® and Better Homes and Gardens® Real Estate brand names. As of December 31, 2010, the Company’s franchise system had approximately 14,700 franchised and company owned offices and 264,000 independent sales associates operating under the Company’s brands in the U.S. and 99 other countries and territories around the world, which included approximately 750 company owned and operated brokerage offices with approximately 44,000 independent sales associates.

•

Company Owned Real Estate Brokerage Services (known as NRT)—operates a full-service real estate brokerage business principally under the Coldwell Banker®, ERA®, Corcoran Group® and Sotheby’s International Realty® brand names. In addition, the Company operates a large independent real estate owned (“REO”) residential asset manager, which focuses on bank-owned properties.

•

Relocation Services (known as Cartus)—primarily offers clients employee relocation services such as homesale assistance, home finding and other destination services, expense processing, relocation policy counseling and other consulting services, arranging household goods moving services, visa and immigration support, intercultural and language training, and group move management services.

•

Title and Settlement Services (known as Title Resource Group or TRG)—provides full-service title, settlement and vendor management services to real estate companies, affinity groups, corporations and financial institutions with many of these services provided in connection with the Company’s real estate brokerage and relocation services business.

Compliance with Financial Covenant

Realogy’s senior secured credit facility contains a financial covenant which requires Realogy to maintain a senior secured leverage ratio not to exceed a maximum amount on the last day of each quarter. At December 31, 2010, the maximum ratio of total senior secured net debt to trailing 12-month Adjusted EBITDA, as defined in Note 8, “Short and Long-Term Debt”, was 5.0 to 1 and the ratio limit will step down to 4.75 to 1 on March 31, 2011 and thereafter. At December 31, 2010, Realogy was in compliance with the senior secured leverage covenant with a senior secured leverage ratio of 4.59 to 1.

In January and February 2011, the Company restructured its indebtedness by completing a senior note exchange offering, amending and extending the senior secured credit facility and completing the issuance of first and a half lien notes. See Note 20, “Subsequent Events” for additional information related to the refinancing transactions noted above.

Based upon Realogy’s financial forecast, Realogy believes that it will continue to be in compliance with, or be able to avoid an event of default under, the senior secured leverage ratio and meet its cash flow needs during the next twelve months. See Note 8, “Short and Long-Term Debt” for a description of the consequences of an event of default.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION POLICY

Effective January 1, 2010, the Company adopted FASB’s amended guidance on the consolidation of Variable Interest Entities (“VIE”), in which the Company consolidates a VIE for which it is the primary beneficiary with a controlling financial interest. Also, the Company consolidates an entity not deemed a VIE if its ownership, direct or indirect, exceeds 50% of the outstanding voting shares of an entity and/or that it has the ability to control the financial or operating policies through its voting rights, board representation or other similar rights. For entities where the Company does not have a controlling interest (financial or operating), the investments in such entities are accounted for using the equity or cost method, as appropriate. The Company applies the equity method of accounting when it has the ability to exercise significant influence over operating and financial policies of an investee. The Company uses the cost method for all other investments.

Effective January 1, 2009, the Company adopted the FASB’s new guidance on noncontrolling interests which established requirements for ownership interests in subsidiaries held by parties other than the Company (“noncontrolling interest”) be clearly identified, presented and disclosed in the consolidated statement of financial position within equity, but separate from the parent’s equity. The presentation and disclosure requirements in the guidance were applied retrospectively to comparative financial statements. As a result of the implementation of this standard, the Company reclassified $2 million from Other non-current liabilities to a separate Noncontrolling Interests line in the Equity section of the Consolidated Balance Sheet as of December 31, 2008.

USE OF ESTIMATES

In presenting the consolidated financial statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ materially from those estimates.

REVENUE RECOGNITION

Real Estate Franchise Services

The Company franchises its real estate brokerage franchise systems to real estate brokerage businesses that are independently owned and operated. The Company provides operational and administrative services, tools and systems to franchisees, which include national and local advertising programs, listing and agent-recruitment tools, training and volume purchasing discounts through the Company’s preferred vendor program. Franchise revenue principally consists of royalty and marketing fees from the Company’s franchisees. The royalty received is primarily based on a percentage of the franchisee’s gross commission income. Royalty fees are accrued as the underlying franchisee revenue is earned (upon close of the homesale transaction). Annual volume incentives given to certain franchisees on royalty fees are recorded as a reduction to revenue and are accrued for in relative proportion to the recognition of the underlying gross franchise revenue. Franchise revenue also includes initial franchise fees, which are generally non-refundable and recognized by the Company as revenue when all material services or conditions relating to the sale have been substantially performed (generally when a franchised unit opens for business). The Company also earns marketing fees from its franchisees and utilizes such fees to fund advertising campaigns on behalf of its franchisees.

Company Owned Real Estate Brokerage Services

As an owner-operator of real estate brokerages, the Company assists home buyers and sellers in listing, marketing, selling and finding homes. Real estate commissions earned by the Company’s real estate brokerage business are recorded as revenue on a gross basis upon the closing of a real estate transaction (i.e., purchase or sale of a home), which are referred to as gross commission income. The commissions the Company pays to real estate agents are recognized concurrently with associated revenues and presented as commission and other agent-related costs line item on the accompanying Consolidated Statements of Operations.

Relocation Services

The Company provides relocation services to corporate and government clients for the transfer of their employees. Such services include the purchasing and/or selling of a transferee’s home, providing home equity advances to transferees (generally guaranteed by the client), expense processing, arranging household goods moving services, home-finding and other related services. The Company earns revenues from fees charged to clients for the performance and/or facilitation of these services and recognizes such revenue as services are provided, except for limited instances in which the Company assumes the risk of loss on the sale of a transferring employee’s home (“at-risk”). In such cases, revenues are recorded as earned with associated costs recorded within operating expenses. In the majority of relocation transactions, the gain or loss on the sale of a transferee’s home is generally borne by the client. However, there are limited instances in which the Company assumes the risk of loss. Under “at-risk” contracts the Company records the value of the home on its Consolidated Balance Sheets within the relocation properties held for sale line item at the lower of cost or net realizable value less estimated direct costs to sell. The difference between the actual purchase price and proceeds received on the sale of the home is recorded within operating expenses on the Company’s Consolidated Statements of Operations and the gain or loss was not material for any period presented. The aggregate selling price of such homes was $170 million, $45 million and $571 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Additionally, the Company generally earns interest income on the funds it advances on behalf of the transferring employee, which is recorded within other revenue (as is the corresponding interest expense on the securitization obligations) in the accompanying Consolidated Statements of Operations. The Company also earns referral revenue from real estate brokers, which is recognized at the time the underlying property closes, and revenues from other third-party service providers where the Company earns a referral fee or commission, which is recognized at the time of completion of services.

Title and Settlement Services

The Company provides title and closing services, which include title search procedures for title insurance policies, homesale escrow and other closing services. Title revenues, which are recorded net of amounts remitted to third party insurance underwriters, and title and closing service fees are recorded at the time a homesale transaction or refinancing closes. The Company also owns an underwriter of title insurance. For independent title agents, the underwriter recognizes policy premium revenue on a gross basis (before deduction of agent commission) upon notice of policy issuance from the agent. For affiliated title agents, the underwriter recognizes the incremental policy premium revenue upon the effective date of the title policy as the agent commission revenue is already recognized by the affiliated title agent.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company estimates the allowance necessary to provide for uncollectible accounts receivable. The estimate is based on historical experience, combined with a review of current developments and includes specific accounts for which payment has become unlikely. The process by which the Company calculates the allowance begins in the individual business units where specific problem accounts are identified and reserved and an additional reserve is recorded driven by the age profile of the receivables.

ADVERTISING EXPENSES

Advertising costs are generally expensed in the period incurred. Advertising expenses, recorded within the marketing expense line item on the Company’s Consolidated Statements of Operations, were approximately $156 million, $161 million and $191 million for the years ended December 31, 2010, 2009 and 2008, respectively.

INCOME TAXES

The Company’s operations were included in the consolidated federal tax return of Cendant up to the date of Separation. In addition, the Company filed consolidated and unitary state income tax returns with Cendant in jurisdictions where required or permitted. The income taxes associated with the Company’s inclusion in Cendant’s consolidated federal and state income tax returns are included in the due to former parent line item on the accompanying Consolidated Balance Sheets.

The Company’s provision for income taxes is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. These differences are based upon estimated differences between the book and tax basis of the assets and liabilities for the Company. Certain tax assets and liabilities of the Company may be adjusted in connection with the finalization of income tax audits.

The Company’s deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax balances will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the Company’s provision for income taxes and increases to the valuation allowance result in additional provision for income taxes. However, if the valuation allowance was adjusted in connection with an acquisition, such adjustment had historically been recorded through goodwill rather than the provision for income taxes. With the adoption of the FASB’s revised guidance related to business combinations on January 1, 2009, these adjustments are included in the income tax provision.

CASH AND CASH EQUIVALENTS

The Company considers highly-liquid investments with remaining maturities not exceeding three months at the date of purchase to be cash equivalents.

RESTRICTED CASH

Restricted cash primarily relates to amounts specifically designated as collateral for the repayment of outstanding borrowings under the Company’s securitization facilities. Such amounts approximated $13 million at December 31, 2010 and 2009 and are primarily included within Other current assets on the Company’s Consolidated Balance Sheets.

DERIVATIVE INSTRUMENTS

The Company records derivatives and hedging activities on the balance sheet at their respective fair values. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument is dependent upon whether the derivative has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship.

The Company uses foreign currency forward contracts largely to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and payables. The Company primarily manages its foreign currency exposure to the Euro, Swiss Franc, British Pound and Canadian Dollar. The Company has chosen not to elect hedge accounting for these forward contracts; therefore, any change in fair value is recorded in the Consolidated Statements of Operations. The fluctuations in the value of these forward contracts do, however, generally offset the impact of changes in the value of the underlying risk that they are intended to economically hedge.

The Company entered into two interest rate swaps in April 2007 with an aggregate notional value of $575 million to hedge the variability in cash flows resulting from the term loan facility. One swap, with a notional value of $350 million, expired in July 2010 and the other swap, with a notional value of $225 million, expires in July 2012. In June 2010, the Company entered into a new interest rate swap with a notional value of $200 million to hedge the variability in cash flows resulting from the term loan facility. This swap is effective beginning in December 2010 and expires in December 2012. The derivatives are being accounted for as cash flow hedges in accordance with the FASB’s derivative and hedging guidance.

INVESTMENTS

At December 31, 2010 and 2009, the Company had various equity method investments aggregating $48 million and $45 million, respectively, which are primarily recorded within other non-current assets on the accompanying Consolidated Balance Sheets. Included in such investments is a 49.9% interest in PHH Home Loans, a mortgage origination venture formed in 2005. This venture enables the Company to participate in the earnings generated from mortgages originated by customers of its real estate brokerage and relocation businesses. The Company’s maximum exposure to loss with respect to its investment in PHH Home Loans is limited to its equity investment of $43 million at December 31, 2010. See Note 13, “Separation Adjustments, Transactions with Former Parent and Subsidiaries and Related Parties” for a more detailed description of the Company’s relationship with PHH Home Loans.

PROPERTY AND EQUIPMENT

Property and equipment (including leasehold improvements) are initially recorded at cost, net of accumulated depreciation and amortization. Depreciation, recorded as a component of depreciation and amortization on the Consolidated Statements of Operations, is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements, also recorded as a component of depreciation and amortization, is computed utilizing the straight-line method over the estimated benefit period of the related assets or the lease term, if shorter. Useful lives are 30 years for buildings, up to 20 years for leasehold improvements, and from 3 to 7 years for furniture, fixtures and equipment.

The Company capitalizes the costs of software developed for internal use which commences during the development phase of the project. The Company amortizes software developed or obtained for internal use on a straight-line basis, from 3 to 10 years, when such software is substantially ready for use. The net carrying value of software developed or obtained for internal use was $76 million and $85 million at December 31, 2010 and 2009, respectively.

IMPAIRMENT OF GOODWILL, INTANGIBLE ASSETS AND OTHER LONG-LIVED ASSETS

The Company assesses goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company performs its required annual impairment testing in the fourth quarter of each year subsequent to completing its annual forecasting process. Each of the Company’s operating segments represents a reporting unit.

The Company assesses goodwill for impairment by first comparing the carrying value of each reporting unit to its fair value using the present value of expected future cash flows. If the fair value is less than the carrying value, then the Company would perform a second test for that reporting unit to determine the amount of impairment loss, if any. The Company determines the fair value of its reporting units utilizing the Company’s best estimate of future revenues, operating expenses, cash flows, market and general economic conditions as well as assumptions that it believes marketplace participants would utilize, including discount rates, cost of capital, and long term growth rates. When available and as appropriate, the Company uses comparative market multiples and other factors to corroborate the discounted cash flow results. Other indefinite-lived intangible assets are tested for impairment and written down to fair value.

During the fourth quarter of 2010 and 2009, the Company performed its annual impairment analysis of goodwill and unamortized intangible assets. Based upon the analysis performed, there was no impairment. Management evaluated the effect of lowering the estimated fair value for each of the reporting units by 10% and determined that no impairment of goodwill would have been recognized under this evaluation for 2010 or 2009.

During the fourth quarter of 2008, the Company recorded an impairment charge of $1,739 million ($1,523 million net of income tax benefit). Also in 2008, the Company recorded impairment charges of $50 million related to investments in unconsolidated entities as a result of lower long-term financial forecasts and a higher weighted average cost of capital.

The Company evaluates the recoverability of its other long-lived assets, including amortizable intangible assets, if circumstances indicate an impairment may have occurred. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. Property and equipment is evaluated separately within each business unit. If such analysis indicates that the carrying value of these assets is not recoverable, then the carrying value of such assets is reduced to fair value through a charge to the Company’s Consolidated Statements of Operations. There were no impairments relating to other long-lived assets, including amortizable intangible assets, during 2010, 2009 or 2008.

SUPPLEMENTAL CASH FLOW INFORMATION

Significant non-cash transactions in 2010 and 2009 included the Company’s election to satisfy the interest payment obligation by issuing $51 million and $57 million, respectively of Senior Toggle Notes which resulted in non-cash transfers between accrued interest and long-term debt.

Significant non-cash transactions in 2008 included the sale of the corporate aircraft, which resulted in the termination of a capital lease for $26 million. Also in 2008, the Company elected to satisfy the interest payment obligation by issuing $32 million of Senior Toggle Notes which resulted in a non-cash transfer between accrued interest and long-term debt.

STOCK-BASED COMPENSATION

The Company uses the Black-Scholes option pricing model to estimate the fair value of time vested stock options and a lattice based valuation model to estimate the fair value of performance based awards on the date of grant which requires certain estimates by management including the expected volatility and expected term of the option. Management also makes decisions regarding the risk-free interest rate used in the models and makes estimates regarding forfeiture rates. Fluctuations in the market that affect these estimates could have an impact on the resulting compensation cost. For non-performance based employee stock awards, the fair value of the compensation cost is recognized on a straight-line basis over the requisite service period of the award. Compensation cost for restricted stock (non-vested stock) is recorded based on its market value on the date of grant and is expensed in the Company’s Consolidated Statements of Operations ratably over the vesting period.

FINANCIAL INSTRUMENTS

Effective January 1, 2008, the Company adopted the fair value measurement guidance issued by the FASB. The guidance clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about the use of fair value measurements. The adoption of the guidance did not have a material impact on the Company’s fair value measurements.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for transfers of financial assets. The new guidance (1) eliminates the concept of qualifying special purpose entities, which will likely result in many transferors consolidating such entities; (2) provides a new “participating interest” definition that must be met for transfers of portions of financial assets to be eligible for sale accounting; (3) clarifies and amends the derecognition criteria for a transfer to be accounted for as a sale; and (4) requires extensive new disclosures. The Company adopted the new guidance beginning January 1, 2010 and the guidance did not have a significant impact on the consolidated financial statements.

In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities. The guidance affects the determination of whether an entity is a variable interest entity (“VIE”) and requires an enterprise to perform a qualitative analysis to determine whether its variable interest or interests give it a controlling financial interest in a VIE. Under the new guidance, an enterprise has a controlling financial interest when it has (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The guidance also requires ongoing assessments of whether the reporting entity is the primary beneficiary of a VIE to consolidate, requires enhanced disclosures and eliminates the scope exclusion for qualifying special purpose entities. The Company adopted the guidance beginning January 1, 2010 and the guidance did not have a significant impact on the consolidated financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In October 2009, the FASB issued an amendment to the accounting and disclosure for revenue recognition. The amendment modifies the criteria for recognizing revenue in multiple element arrangements. Under the guidance, in the absence of vendor-specific objective evidence (“VSOE”) or other third party evidence (“TPE”) of the selling price for the deliverables in a multiple-element arrangement, this amendment requires companies to use the best estimated selling price (“BESP”) for the individual deliverables. Companies shall apply the relative-selling price model for allocating an arrangement’s total consideration to its individual deliverables. Under this model, the BESP is used for both the delivered and undelivered elements that do not have VSOE or TPE of the selling price. The guidance is effective for the fiscal year beginning on or after June 15, 2010, and will be applied prospectively to revenue arrangements entered into or materially modified after the effective date. The Company intends to adopt the new guidance prospectively beginning January 1, 2011 and does not believe that the guidance will have a significant impact on the consolidated financial statements.

In January 2010, the FASB expanded the disclosure requirements for fair value measurements relating to the transfers in and out of Level 2 measurements and amended the disclosures for the Level 3 activity reconciliation to be presented on a gross basis. In addition, valuation techniques and inputs should be disclosed for both Levels 2 and 3 recurring and nonrecurring measurements. The new requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the Level 3 activity reconciliation which are effective for fiscal years beginning after December 15, 2010. The Company adopted the new disclosure requirements on January 1, 2010 except for the disclosure related to the Level 3 reconciliation, which will be adopted on January 1, 2011. The adoption will not have an impact on the consolidated financial statements.

In December 2010, the FASB issued guidance to clarify when to perform step two of the goodwill impairment test for reporting units with zero or negative carrying amounts. In certain situations, a reporting unit may have a negative carrying amount, particularly for companies that only have a single reporting unit and have significant debt. In that case, since the first step is passed, the negative carrying amount may shield a potential impairment. The guidance requires that reporting units with a zero or negative carrying value should proceed to step two of the impairment test if there are qualitative factors indicating that it is more likely than not that a goodwill impairment exists. This guidance is effective for all interim and annual reporting periods beginning after December 15, 2010. The Company intends to adopt the guidance beginning January 1, 2011 and does not believe that the adoption will have a significant impact on its consolidated financial statements.

In December 2010, the FASB issued guidance to clarify the disclosure of supplementary pro forma information for business combinations. Current guidance on “Business Combinations” requires disclosure of revenue and earnings of the combined entity as if the acquisition had occurred as of the beginning of both the current period and the comparable prior year reporting period. However, presenting pro forma results as if the acquisition occurred at the beginning of each annual period inappropriately results in certain adjustments, like amortization expense of intangible assets with useful lives of less than two years, being included in the pro forma results of both reporting periods. The new guidance therefore requires the pro forma information to be prepared as if the acquisition occurred as of the beginning of the comparable prior period and is applied prospectively for acquisitions consummated after the beginning of the fiscal year beginning on or after December 15, 2010. The Company intends to adopt the guidance beginning January 1, 2011 and does not believe that the adoption will have a significant impact on its consolidated financial statements.

3.	ACQUISITIONS

Assets acquired and liabilities assumed in business combinations were recorded in the Company’s Consolidated Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company’s Consolidated Statements of Operations since their respective dates of acquisition.

In connection with the Company’s acquisition of real estate brokerage operations, the Company obtains contractual pendings and listings intangible assets, which represent the estimated fair value of homesale transactions that are pending closing or homes listed for sale by the acquired brokerage operations. Pendings and listings intangible assets are amortized over the estimated closing period of the underlying contracts and homes listed for sale, which in most cases, is approximately 5 months. In accordance with current accounting guidance, the contingent consideration liability is adjusted to its fair value at each reporting period.

2010 ACQUISITIONS

On January 21, 2010, the Company completed the stock acquisition of Primacy for the assumption of approximately $26 million of indebtedness (excluding $9 million of indebtedness related to the sale of relocation receivables).

Primacy was a relocation and global assignment management services company headquartered in Memphis, Tennessee with international locations in Canada, Europe and Asia. The following summarizes the estimated fair values of the assets acquired and liabilities assumed:

•	current assets of $101 million primarily comprised of $27 million of relocation receivables and $63 million of relocation properties held for sale;

•	non-current assets of $88 million primarily comprised of goodwill of $16 million and intangible assets of $67 million;

•	current liabilities of $179 million primarily comprised of accounts payable and accrued expenses of $90 million, home mortgage obligations of $62 million and bank indebtedness of $27 million; and

•	non-current liabilities of $10 million.

The goodwill and intangible assets were primarily assigned to the Company’s Relocation Services segment and are discussed in Note 4, “Intangible Assets”.

During the year ended December 31, 2010, the Company acquired nine real estate brokerage operations through its wholly-owned subsidiary, NRT, for a total consideration of $24 million. These acquisitions resulted in goodwill of $20 million and $2 million of pendings and listings intangible assets that was assigned to the Company Owned Real Estate Brokerage Services segment.

None of the 2010 acquisitions were significant to the Company’s results of operations, financial position or cash flows individually or in the aggregate.

2009 ACQUISITIONS

During the year ended December 31, 2009, the Company acquired seven real estate brokerage operations through its wholly-owned subsidiary, NRT, for a total consideration of approximately $4 million. These acquisitions resulted in goodwill of $4 million that was assigned to the Company Owned Real Estate Brokerage Services segment.

None of the 2009 acquisitions were significant to the Company’s results of operations, financial position or cash flows individually or in the aggregate.

2008 ACQUISITIONS

During the year ended December 31, 2008, the Company acquired six real estate brokerage operations through its wholly-owned subsidiary, NRT, for approximately $3 million of cash. These acquisitions resulted in goodwill of $2 million that was assigned to the Company Owned Real Estate Brokerage Services segment.

None of the 2008 acquisitions were significant to the Company’s results of operations, financial position or cash flows individually or in the aggregate.

4. INTANGIBLE ASSETS

Goodwill by segment and changes in the carrying amount are as follows:

	Real Estate Franchise Services	Company Owned Brokerage Services	Relocation Services	Title and Settlement Services	Total Company
Goodwill balance at January 1, 2008	2,260	766	596	317	3,939
Goodwill acquired and purchase accounting adjustments (a)	5	(8)	(5)	(4)	(12)
2008 Impairment	(709)	(158)	(247)	(241)	(1,355)

Balance at December 31, 2008	1,556	600	344	72	2,572
Goodwill acquired	—	4	—	1	5

Balance at December 31, 2009	1,556	604	344	73	2,577
Goodwill acquired (b)	—	20	16	—	36
Goodwill reduction for locations sold	—	(2)	—	—	(2)

Balance at December 31, 2010	$1,556	$622	$360	$73	$2,611

Goodwill and accumulated impairment summary
Goodwill	$2,265	$780	$641	$397	$4,083
Accumulated impairment losses	(709)	(158)	(281)	(324)	(1,472)

Balance at December 31, 2010	$1,556	$622	$360	$73	$2,611

(a)	Represents $13 million of fair value adjustments related to the merger with affiliates of Apollo Management, L.P. that was consummated on April 10, 2007, offset by less than $2 million for acquisitions of real estate brokerages by NRT.
(b)	The increase in goodwill relates to acquisitions of real estate brokerages and the acquisition of Primacy.

During the fourth quarter of 2010 and 2009, the Company performed its annual impairment analysis of goodwill and unamortized intangible assets. These analyses resulted in no impairment charges.

During the fourth quarter of 2008, the Company performed its annual impairment analysis of goodwill and unamortized intangible assets. This analysis resulted in an impairment charge of $1,739 million ($1,523 million net of income tax benefit). The impairment charge reduced intangible assets by $384 million and reduced goodwill by $1,355 million. The impairment charge impacted the Real Estate Franchise Services segment by $953 million, the Company Owned Real Estate Brokerage Services segment by $162 million, the Relocation Services segment by $335 million and the Title and Settlement Services segment by $289 million.

During the fourth quarter of 2007, the Company performed its annual impairment analysis of goodwill and unamortized intangible assets. This analysis resulted in an impairment charge of $667 million ($445 million net of income tax benefit). The impairment charge reduced intangible assets by $550 million and reduced goodwill by $117 million. The impairment charge impacted the Real Estate Franchise Services segment by $513 million, the Relocation Services segment by $40 million and the Title and Settlement Services segment by $114 million.

Intangible assets are as follows:

	As of December 31, 2010			As of December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Franchise Agreements
Amortizable—Franchise agreements (a)	$2,019	$255	$1,764	$2,019	$188	$1,831
Unamortizable—Franchise agreement (b)	1,145	—	1,145	1,145	—	1,145

Total Franchise Agreements	$3,164	$255	$2,909	$3,164	$188	$2,976

Unamortizable—Trademarks (c)	$732	$—	$732	$732	$—	$732

Other Intangibles
Amortizable—License agreements (d)	$45	$3	$42	$45	$3	$42
Amortizable—Customer relationships (e) (i)	529	107	422	467	70	397
Amortizable—Pendings and listings (f)	2	1	1	1	1	—
Unamortizable—Title plant shares (g)	10	—	10	10	—	10
Amortizable—Other (h) (i)	12	9	3	7	3	4

Total Other Intangibles	$598	$120	$478	$530	$77	$453

(a)	Generally amortized over a period of 30 years.
(b)	Relates to the Real Estate Franchise Services franchise agreement with NRT, which is expected to generate future cash flows for an indefinite period of time.
(c)	Relates to the Century 21, Coldwell Banker, ERA, The Corcoran Group, Coldwell Banker Commercial and Cartus tradenames, which are expected to generate future cash flows for an indefinite period of time.
(d)	Relates to the Sotheby’s International Realty and Better Homes and Gardens Real Estate agreements which will be amortized over 50 years (the contractual term of the license agreements).
(e)	Relates to the customer relationships at the Title and Settlement Services segment and the Relocation Services segment. These relationships will be amortized over a period of 5 to 20 years.
(f)	Amortized over the estimated closing period of the underlying contracts (in most cases five months).
(g)	Primarily related to the Texas American Title Company title plant shares. Ownership in a title plant is required to transact title insurance in certain states. The Company expects to generate future cash flows for an indefinite period of time.
(h)	Generally amortized over periods ranging from 2 to 10 years.
(i)	The acquisition of Primacy increased customer relationships intangibles by $62 million and other intangibles by $5 million.

Intangible asset amortization expense is as follows:

	For the Year Ended December 31,
	2010	2009	2008
Franchise agreements	$67	$67	$67
License agreement	—	1	1
Customer relationships	37	25	26
Pendings and listings	1	1	1
Other	6	1	2

Total	$111	$95	$97

Based on the Company’s amortizable intangible assets as of December 31, 2010, the Company expects related amortization expense to be approximately $108 million, $106 million, $105 million, $105 million, $95 million and $1,713 million in 2011, 2012, 2013, 2014, 2015 and thereafter, respectively.

5.	FRANCHISING AND MARKETING ACTIVITIES

Franchise fee revenue includes domestic initial franchise fees and international area development fees of $6 million, $6 million, and $12 million for the year ended December 31, 2010, December 31, 2009 and December 31, 2008, respectively. In addition, franchise fee revenue is net of annual volume incentives provided to real estate franchisees of $24 million, $25 million and $34 million, respectively. The Company’s real estate franchisees may receive volume incentives on their royalty payments. Such annual incentives are based upon the amount of commission income earned and paid during a calendar year. Each brand has several different annual incentive schedules currently in effect.

The Company’s wholly-owned real estate brokerage services segment, NRT, continues to pay royalties to the Company’s franchise business; however, such amounts are eliminated in consolidation. NRT paid royalties to the Real Estate Franchise Services segment of $206 million for the year ended December 31, 2010, $202 million for the year ended December 31, 2009 and $237 million for the year ended December 31, 2008.

Marketing fees are generally paid by the Company’s real estate franchisees and are calculated based on a specified percentage of gross closed commissions earned on the sale of real estate, subject to certain minimum and maximum payments. Such fees are recorded within Other revenues on the accompanying Consolidated Statements of Operations. As provided for in the franchise agreements and generally at the Company’s discretion, all of these fees are to be expended for marketing purposes.

The number of franchised and company owned outlets in operation are as follows:

	(Unaudited) As of December 31,
	2010	2009	2008
Franchised:
Century 21®	7,955	7,711	8,501
ERA®	2,488	2,621	2,762
Coldwell Banker®	2,583	2,648	2,786
Coldwell Banker Commercial®	181	212	226
Sotheby’s International Realty®	531	470	480
Better Homes and Gardens® Real Estate	201	103	39

	13,939	13,765	14,794

Company Owned:
ERA®	11	11	28
Coldwell Banker®	669	676	722
Sotheby’s International Realty®	31	36	44
Corcoran®/Other	35	35	41

	746	758	835

The number of franchised and company owned outlets (in the aggregate) changed as follows:

	(Unaudited) For the Year Ended December 31,
	2010	2009	2008
Franchised:
Beginning balance	13,765	14,794	14,763
Additions	1,269	452	1,327
Terminations	(1,095)	(1,481)	(1,296)

Ending Balance	13,939	13,765	14,794

Company Owned:
Beginning balance	758	835	939
Additions	20	7	5
Closures	(32)	(84)	(109)

Ending Balance	746	758	835

As of December 31, 2010, there were an insignificant amount of franchise agreements that have been executed, but for which offices are not yet operating. Additionally, as of December 31, 2010, there were an insignificant number of franchise agreements pending termination.

In connection with ongoing fees the Company receives from its franchisees pursuant to the franchise agreements, the Company is required to provide certain services, such as training and marketing. In order to assist franchisees in converting to one of the Company’s brands or in franchise expansion, the Company may also, at its discretion, provide conversion notes to franchisees who are either new or who are expanding their operations. Prior to 2009, the Company issued development advance notes. Provided the franchisee meets certain minimum annual revenue thresholds during the term of the notes, and is in compliance with the terms of the franchise agreement, the amount of the note is forgiven annually in equal ratable amounts over the life of the franchise agreement. Otherwise, related principal is due and payable to the Company. The amount of such franchisee conversion notes and development advance notes were $85 million, net of $20 million of reserves, and $78 million, net of $28 million of reserves, at December 31, 2010 and 2009, respectively. These notes are principally classified within Other non-current assets in the Company’s Consolidated Balance Sheets. The Company recorded an income statement charge related to the forgiveness of these notes of $13 million, $13 million and $16 million for the years ended December 31, 2010, December 31, 2009 and December 31, 2008, respectively.

6.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of:

	December 31,
	2010	2009
Furniture, fixtures and equipment	$161	$167
Capitalized software	208	174
Building and leasehold improvements	127	121
Land	4	4

	500	466
Less: accumulated depreciation and amortization	(314)	(255)

	$186	$211

The Company recorded depreciation and amortization expense related to property and equipment of $86 million, $99 million and $122 million for the years ended December 31, 2010, 2009 and 2008, respectively.

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of:

	December 31,
	2010	2009
Accrued payroll and related employee costs	$93	$78
Accrued volume incentives	17	18
Accrued commissions	15	19
Restructuring accruals	36	47
Deferred income	76	64
Accrued interest	112	125
Relocation services home mortgage obligations	16	—
Other	160	151

	$525	$502

8.	SHORT AND LONG-TERM DEBT

Total indebtedness is as follows:

	December 31,
	2010	2009
Senior Secured Credit Facility:
Revolving credit facility	$—	$—
Term loan facility	3,059	3,091
Second Lien Loans	650	650
Other bank indebtedness	163	—
Senior Notes (1)	1,688	1,686
Senior Toggle Notes (2)	468	416
Senior Subordinated Notes (3)	864	863
Securitization Obligations:
Apple Ridge Funding LLC	296	281
Cartus Financing Limited	35	—
U.K. Relocation Receivables Funding Limited	—	24

	$7,223	$7,011

(1)	Consists of $1,700 million of 10.50% Senior Notes due 2014, less a discount of $12 million.
(2)	Consists of $470 million of 11.00%/11.75% Senior Toggle Notes due 2014, less a discount of $2 million.
(3)	Consists of $875 million of 12.375% Senior Subordinated Notes due 2015, less a discount of $11 million.

Debt Exchange Offering, Senior Secured Credit Facility Amendment and First and a Half Lien Notes Offering

In January and February 2011, Realogy restructured its indebtedness by completing an unsecured senior note exchange offering, amending and extending its senior secured credit facility and completing the issuance of first and a half lien notes. See Note 20, “Subsequent Events” for additional information related to these refinancing transactions.

Senior Secured Credit Facility

In connection with the closing of the Merger on April 10, 2007, Realogy entered into a senior secured credit facility consisting of (i) a $3,170 million term loan facility, (ii) a $750 million revolving credit facility, (iii) a $525 million synthetic letter of credit facility (the facilities described in clauses (i), (ii) and (iii), collectively referred to as the “First Lien Facilities”), and (iv) a $650 million incremental (or accordion) loan facility.

Interest rates with respect to term loans under the senior secured credit facility are based on, at Realogy’s option, (a) adjusted LIBOR plus 3.0% or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 2.0% . The term loan facility provides for quarterly amortization payments totaling 1% per annum of the principal amount with the balance due upon the final maturity date.

Realogy’s senior secured credit facility provides for a six-year, $750 million revolving credit facility, which includes a $200 million letter of credit sub-facility and a $50 million swingline loan sub-facility. Realogy uses the revolving credit facility for, among other things, working capital and other general corporate purposes, including permitted acquisitions and investments. Interest rates with respect to revolving loans under the senior secured credit facility are based on, at the Company’s option, adjusted LIBOR plus 2.25% or ABR plus 1.25% in each case subject to reductions based on the attainment of certain leverage ratios.

Realogy’s senior secured credit facility initially provided for a six-and-a-half-year $525 million synthetic letter of credit facility which is for: (1) the support of the Realogy’s obligations with respect to Cendant contingent and other liabilities assumed under the Separation and Distribution Agreement and (2) general corporate purposes in an amount not to exceed $100 million. In light of the reduction in Cendant’s contingent and other liabilities, Realogy voluntarily reduced the capacity of the facility to $257 million during the third quarter of 2010. At December 31, 2010, the $257 million of capacity is being utilized by a $123 million letter of credit with Cendant for any remaining potential contingent obligations and $100 million of letters of credit for general corporate purposes. On January 5, 2011, the capacity of the synthetic letter of credit facility was reduced to $223 million.

Realogy’s loans under the First Lien Facilities (the “First Lien Loans”) are secured to the extent legally permissible by substantially all of the assets of the Company’s parent company, the Company and the subsidiary guarantors, including but not limited to (a) a first-priority pledge of substantially all capital stock held by Realogy or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary), and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Realogy and each subsidiary guarantor, subject to certain exceptions.

In late 2009, Realogy incurred $650 million of Second Lien Loans. The Second Lien Loans are secured by liens on the assets of Realogy and by the guarantors that secure the First Lien Loans. However, such liens are junior in priority to the First Lien Loans. The Second Lien Loans bear interest at a rate of 13.50% per year and interest payments are payable semi-annually in arrears with the first interest payment made on April 15, 2010. The Second Lien Loans mature on October 15, 2017 and there are no required amortization payments.

Realogy’s senior secured credit facility contains financial, affirmative and negative covenants and requires Realogy to maintain a senior secured leverage ratio not to exceed a maximum amount on the last day of each quarter. Specifically, Realogy’s total senior secured net debt to trailing twelve month EBITDA (as such terms are defined in the senior secured credit facility), calculated on a “pro forma” basis pursuant to the senior secured credit facility, may not exceed 5.0 to 1 on December 31, 2010. The ratio steps down to 4.75 to 1 on March 31, 2011 and thereafter. Total senior secured net debt does not include the Second Lien Loans, other bank indebtedness not secured by a first lien on Realogy or its subsidiaries’ assets, securitization obligations, First and a Half Lien Notes or the Unsecured Notes (as defined below). EBITDA, as defined in the senior secured credit facility, includes certain adjustments and also is calculated on a pro forma basis for purposes of calculating the senior secured leverage ratio. In this report, the Company refers to the term “Adjusted EBITDA” to mean EBITDA as so defined and calculated for purposes of determining compliance with the senior secured leverage covenant.

Based upon Realogy’s financial forecast, Realogy believes that it will continue to be in compliance with, or be able to avoid an event of default under, the senior secured leverage ratio and meet its cash flow needs during the next twelve months. While the housing market in 2010 showed signs of stabilization, there remains substantial uncertainty with respect to the timing and scope of a housing recovery and if a housing recovery is delayed or is weak, Realogy may be subject to additional pressure in maintaining compliance with its senior secured leverage ratio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—EBITDA and Adjusted EBITDA” for the detailed covenant calculation.

Realogy has the right to cure an event of default of the senior secured leverage ratio in three of any of the four consecutive quarters through the issuance of additional Holdings equity for cash, which would be infused as capital into Realogy. The effect of such infusion would be to increase Adjusted EBITDA for purposes of calculating the senior secured leverage ratio for the applicable twelve-month period and reduce net senior secured indebtedness upon actual receipt of such capital. If Realogy is unable to maintain compliance with the senior secured leverage ratio and fails to remedy a default through an equity cure as described above, there would be an “event of default” under the senior secured credit agreement. Other events of default under the senior secured credit facility include, without limitation, nonpayment, material misrepresentations, insolvency, bankruptcy, certain material judgments, change of control and cross-events of default on material indebtedness.

If an event of default occurs under the senior secured credit facility, and Realogy fails to obtain a waiver from the lenders, the Company’s financial condition, results of operations and business would be materially adversely affected. Upon the occurrence of an event of default under the senior secured credit facility, the lenders:

•	would not be required to lend any additional amounts to Realogy;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	could require Realogy to apply all of its available cash to repay these borrowings; or

•	could prevent Realogy from making payments on the Unsecured Notes;

any of which could result in an event of default under the Unsecured Notes and the Company’s Securitization Facilities.

If Realogy were unable to repay those amounts, the lenders under the senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. Realogy and its guarantor subsidiaries have pledged the majority of their assets as collateral under the senior secured credit facility. If the lenders under the senior secured credit facility were to accelerate the repayment of borrowings, then Realogy and its guarantor subsidiaries may not have sufficient assets to repay the senior secured credit facility and its other indebtedness, including the Unsecured Notes, or be able to borrow sufficient funds to refinance such indebtedness. Even if the Company is able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to the Company.

Other Bank Indebtedness

During the first six months of 2010, Realogy entered into five separate revolving credit facilities to borrow up to $155 million. These facilities bear interest at a weighted average rate of LIBOR plus 1.6% or 3% as of December 31, 2010. The facilities are subject to a minimum interest rate of LIBOR plus 1.4% and interest payments are payable either monthly or quarterly. In August 2010, Realogy entered into an additional revolving credit facility to borrow up to £5 million with an interest rate at the lender’s base rate plus 2.0% or 2.5% as of December 31, 2010. These facilities are not secured by assets of Realogy or any of its subsidiaries but are supported by letters of credit issued under the senior secured credit facility. The facilities generally have a one-year term with certain options for renewal, though one facility has a term expiring in January 2013. As of December 31, 2010, Realogy has borrowed $163 million which is the total capacity of these facilities, $40 million of which was used to finance the Primacy acquisition in January 2010.

Unsecured Notes

On April 10, 2007, Realogy issued $1,700 million aggregate principal amount of 10.50% Senior Notes, $550 million of original aggregate principal amount of Senior Toggle Notes and $875 million aggregate principal amount of 12.375% Senior Subordinated Notes. The Company refers to these notes collectively using the term “Existing Notes”.

The Senior Notes mature on April 15, 2014 and bear interest at a rate per annum of 10.50% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment dates of April 15 and October 15 of each year.

The Senior Toggle Notes mature on April 15, 2014. Interest is payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. For any interest payment period after the initial interest payment period and through October 15, 2011, Realogy may, at its option, elect to pay interest on the Senior Toggle Notes (1) entirely in cash (“Cash Interest”), (2) entirely by increasing the principal amount of the outstanding Senior Toggle Notes or by issuing Senior Toggle Notes (“PIK Interest”), or (3) 50% as Cash Interest and 50% as PIK Interest. After October 15, 2011, Realogy is required to make all interest payments on the Senior Toggle Notes entirely in cash. Cash interest on the Senior Toggle Notes will accrue at a rate of 11.00% per annum. PIK Interest on the Senior Toggle Notes will accrue at the Cash Interest rate per annum plus 0.75% . In the absence of an election for any interest period, interest on the Senior Toggle Notes shall be payable according to the method of payment for the previous interest period.

Beginning with the interest period which ended October 2008, Realogy elected to satisfy its interest payment obligations by issuing additional Senior Toggle Notes. This PIK Interest election is now the default election for future interest periods through October 15, 2011 unless Realogy notifies otherwise prior to the commencement date of a future interest period.

Realogy would be subject to certain interest deduction limitations if the Senior Toggle Notes were treated as “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Internal Revenue Code. In order to avoid such treatment, Realogy is required to redeem for cash a portion of each Senior Toggle Note. The portion of a Senior Toggle Note required to be redeemed is an amount equal to the excess of the accrued original issue discount as of the end of such accrual period, less the amount of interest paid in cash on or before such date, less the first-year yield (the issue price of the debt instrument multiplied by its yield to maturity). The redemption price for the portion of each Senior Toggle Note so redeemed would be 100% of the principal amount of such portion plus any accrued interest on the date of redemption. Assuming that Realogy continues to utilize the PIK Interest option election through October 2011 and as a result of the reduction in the amount of Senior Toggle Notes outstanding following the Exchange Offers, Realogy would be required to repay approximately $14 million in April 2012 in accordance with the indenture governing the Senior Toggle Notes.

The 12.375% Senior Subordinated Notes mature on April 15, 2015 and bear interest at a rate per annum of 12.375% payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year.

As of December 31, 2010, Realogy’s Existing Notes contained various covenants that limited Realogy’s ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to the senior subordinated notes;

•	pay dividends or make distributions to Realogy’s stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, investments or acquisitions;

•	incur restrictions on the ability of certain of Realogy’s subsidiaries to pay dividends or to make other payments to Realogy;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of Realogy’s assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase the Unsecured Notes and debt that is junior in right of payment to the Unsecured Notes.

As a result of the Debt Exchange Offering, Realogy amended the terms of the indentures governing the 10.50% Senior Notes and the Senior Toggle Notes to remove substantially all of the restrictive covenants and certain other provisions previously contained in those indentures. Realogy also issued Extended Maturity Notes with substantially similar covenants as contained in the Existing Notes prior to such amendments as more fully described in Note 20, “Subsequent Events”.

The 10.50% Senior Notes and Senior Toggle Notes are guaranteed on an unsecured senior basis, and the 12.375% Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The 10.50% Senior Notes and Senior Toggle Notes are also guaranteed on an unsecured senior subordinated basis, and the 12.375% Senior Subordinated Notes are guaranteed on an unsecured junior subordinated basis, in each case, by Holdings.

Senior Toggle Note Exchange

On September 24, 2009, Realogy and certain affiliates of Apollo entered into an agreement with a third party pursuant to which Realogy exchanged approximately $221 million aggregate principal amount of Senior Toggle Notes held by it for $150 million aggregate principal amount of Second Lien Loans. The third party also sold the balance of the Senior Toggle Notes it held for cash to an affiliate of Apollo in a privately negotiated transaction and used a portion of the cash proceeds to participate as a lender in the Second Lien Loan transaction. The transaction with the third party closed concurrently with the initial closing of the Second Lien Loans. As a result of the exchange, the Company recorded a gain on the extinguishment of debt of $75 million.

Securitization Obligations

Realogy has secured borrowing arrangements through Apple Ridge Funding LLC and Cartus Financing Limited. These entities are consolidated special purpose entities that are utilized to securitize relocation receivables and related assets. These assets are generated from advancing funds on behalf of clients of Realogy’s relocation business in order to facilitate the relocation of their employees. Assets of these special purpose entities are not available to pay Realogy’s general obligations. Under the Apple Ridge program, provided no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the securitization program, and as new relocation management agreements are entered into, the new agreements may also be designated to the program.

Certain of the funds that Realogy receives from relocation receivables and related assets must be utilized to repay securitization obligations. These obligations are collateralized by $393 million and $364 million of underlying relocation receivables and other related relocation assets at December 31, 2010 and 2009, respectively. Substantially all relocation related assets are realized in less than twelve months from the transaction date. Accordingly, all of Realogy’s securitization obligations are classified as current in the accompanying Consolidated Balance Sheets.

Interest incurred in connection with borrowings under these facilities amounted to $7 million for the year ended December 31, 2010, $12 million for the year ended December 31, 2009 and $46 million for the year ended December 31, 2008. This interest is recorded within net revenues in the accompanying Consolidated Statements of Operations as related borrowings are utilized to fund Realogy’s relocation business where interest is generally earned on such assets. These securitization obligations represent floating rate debt for which the average weighted interest rate was 2.4%, 2.3% and 4.9% for the year ended December 31, 2010, 2009 and 2008, respectively.

Apple Ridge Funding LLC

The Apple Ridge Funding LLC securitization program is a revolving program with a five-year term expiring in April 2012. This bankruptcy remote vehicle borrows from one or more commercial paper conduits and uses the proceeds to purchase the relocation assets. This asset-backed commercial paper program is guaranteed by the sponsoring financial institutions. This program is subject to termination at the end of the five-year agreement and, if not renewed, would amortize. The program has restrictive covenants and trigger events, including performance triggers linked to the age and quality of the underlying assets, limits on net credit losses incurred, financial reporting requirements, restrictions on mergers and change of control, and cross defaults under the senior secured credit facility, the Unsecured Notes and other material indebtedness. Given the current economic conditions, there is an associated risk relating to compliance with the Apple Ridge securitization performance trigger relating to limits on “net credit losses” (the estimated losses incurred on securitization receivables that have been written off, net of recoveries of such receivables), as net credit losses may not exceed $750 thousand in any one month or $1.5 million in any trailing 12-month period. Realogy has not incurred any net credit losses in excess of these thresholds. These trigger events could result in an early amortization of this securitization obligation and termination of any further advances under the program

Cartus Financing Limited

On August 19, 2010, Realogy through a special purpose entity, Cartus Financing Limited, entered into new agreements that provide for a £35 million revolving loan facility and a £5 million working capital facility. These facilities are secured by relocation assets of a U.K. government contract in a special purpose entity and are therefore classified as permitted securitization financings as defined in Realogy’s senior secured credit facility and indentures governing the Unsecured Notes. The £35 million facility has a term of five years and the £5 million working capital facility has a term of one year.

U.K. Relocation Receivables Funding Limited

On August 23, 2010, Realogy terminated the U.K. Relocation Receivables Funding Limited securitization program in its entirety. Historically, the U.K. Relocation Receivables Funding Limited securitization program was utilized to finance relocation receivables and related assets with certain U.K. government and corporate clients.

Available Capacity

As of December 31, 2010, the total capacity, outstanding borrowings and available capacity under the Company’s borrowing arrangements is as follows:

	Expiration Date	Total Capacity	Outstanding Borrowings	Available Capacity
Senior Secured Credit Facility:
Revolving credit facility (1)	April 2013	$750	$—	$571
Term loan facility (2)	October 2013	3,059	3,059	—
Second Lien Loans	October 2017	650	650	—
Other bank indebtedness (3)	Various	163	163	—
Senior Notes (4)	April 2014	1,700	1,688	—
Senior Toggle Notes (5)	April 2014	470	468	—
Senior Subordinated Notes (6)	April 2015	875	864	—
Securitization obligations: (7)
Apple Ridge Funding LLC	April 2012	500	296	204
Cartus Financing Limited (8)	Various	62	35	27

		$8,229	$7,223	$802

(1)	The available capacity under this facility was reduced by $179 million of outstanding letters of credit at December 31, 2010.
(2)	Total capacity has been reduced by the quarterly principal payments of 0.25% of the loan balance as required under this facility. The interest rate on the term loan facility was 3.29% at December 31, 2010.
(3)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, $5 million is due in April 2011, $50 million is due in June 2011, $50 million due November 2011, $50 million is due in January 2013 and $8 million due in May 2015.
(4)	Consists of $1,700 million of 10.50% Senior Notes due 2014, less a discount of $12 million.
(5)	Consists of $470 million of 11.00%/11.75% Senior Toggle Notes due 2014, less a discount of $2 million.
(6)	Consists of $875 million of 12.375% Senior Subordinated Notes due 2015, less a discount of $11 million.
(7)	Available capacity is subject to maintaining sufficient relocation related assets to collateralize these securitization obligations.
(8)	Consists of a £35 million facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011.

In January and February 2011, Realogy restructured its indebtedness by completing a senior note exchange offering, amending and extending the senior secured credit facility and completing the issuance of first and a half lien notes. See Note 20, “Subsequent Events” for a pro forma debt table and debt maturities table reflecting the refinancing transactions noted above as of December 31, 2010.

9.	EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

At December 31, 2010 and 2009, the accumulated benefit obligation of this plan was $135 million and $125 million, respectively, and the fair value of the plan assets were $91 million and $86 million, respectively, resulting in an unfunded accumulated benefit obligation of $44 million and $39 million, respectively, which is recorded in Other non-current liabilities in the Consolidated Balance Sheets. Participation in this plan was frozen as of July 1, 1997. The projected benefit obligation of this plan is equal to the accumulated benefit obligation as the majority of the employees participating in this plan are no longer accruing benefits.

The following tables show the changes in benefit obligation and plan assets for the defined benefit pension plan during the years ended:

	2010	2009
Change in benefit obligation
Benefit obligation at beginning of year	$125	$116
Interest cost	7	7
Actuarial (gain) loss	11	9
Net benefits paid	(8)	(7)

Benefit obligation at end of year	135	125

Change in plan assets
Fair value of plan assets at beginning of year	$86	$80
Actual return on plan assets	10	11
Employer contribution	3	2
Net benefits paid	(8)	(7)

Fair value of plan assets at end of year	91	86

Underfunded at end of year	$(44)	$(39)

The weighted average assumptions that were used to determine the Company’s benefit obligation and net periodic benefit cost for the following years ended December 31 are:

	2010	2009
Discount rate for year-end obligation	5.20%	5.70%
Discount rate for net periodic pension cost	5.70%	6.30%
Expected long term return on assets for year-end obligation	7.50%	7.50%
Expected long-term return on assets for net periodic pension cost	7.50%	7.50%
Compensation increase	—	—

The net periodic pension cost for 2010 was approximately $3 million and is comprised of interest cost of approximately $7 million and the amortization of the actuarial net loss of $2 million offset by a benefit of $6 million for the expected return on assets. The net periodic pension cost for 2009 was approximately $3 million and is comprised of interest cost of approximately $7 million and the amortization of the actuarial net loss of $2 million offset by a benefit of $6 million for the expected return on assets. The estimated actuarial loss of approximately $3 million will be amortized from the accumulated other comprehensive income into net periodic pension cost in 2011.

Estimated future benefit payments as of December 31, 2010 are as follows:

Year	Amount
2011	$8
2012	8
2013	8
2014	8
2015	9
2016 thru 2020	46

The minimum funding required during 2011 is estimated to be $8 million.

The Company recognized a loss of $6 million and a loss of $1 million in other comprehensive income for the years ended December 31, 2010 and 2009, respectively. The total amount recognized in net periodic pension cost (benefit) and other comprehensive income was $9 million and $4 million for the years ended December 31, 2010 and 2009, respectively.

The amount in accumulated other comprehensive income not yet recognized as components of the periodic pension cost (benefit) is comprised of an actuarial loss of $34 million and $28 million as of December 31, 2010 and 2009, respectively.

It is the objective of the plan sponsor to maintain an adequate level of diversification to balance market risk, prudently invest to preserve capital and to provide sufficient liquidity under the plan. The assumption used for the expected long-term rate of return on plan assets is based on the long-term expected returns for the investment mix of assets currently in the portfolio. Historic real return trends for the various asset classes in the class portfolio are combined with anticipated future market conditions to estimate the real rate of return for each class. These rates are then adjusted for anticipated future inflation to determine estimated nominal rates of return for each class.

The following table presents the fair values of plan assets by category as of December 31, 2010:

Asset Category	Quoted Price in Active Market for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)	Total
Cash	$2	$—	$—	$2
Equity Securities:
U.S. large-cap funds	—	22	—	22
U.S. small-cap funds	—	5	—	5
International funds	—	7	—	7
Real estate fund	—	3	—	3
Fixed Income Securities:
Bond funds	—	52	—	52

Total	$2	$89	$—	$91

The following table presents the fair values of plan assets by category as of December 31, 2009:

Asset Category	Quoted Price in Active Market for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)	Total
Cash	$1	$—	$—	$1
Equity Securities:
U.S. large-cap funds	—	20	—	20
U.S. small-cap funds	—	5	—	5
International funds	—	6	—	6
Real estate fund	—	3	—	3
Fixed Income Securities:
Bond funds	—	51	—	51

Total	$1	$85	$—	$86

OTHER EMPLOYEE BENEFIT PLANS

The Company also maintains post-retirement health and welfare plans for certain subsidiaries and a non-qualified pension plan for certain individuals. At December 31, 2010 and 2009, the related projected benefit obligation for these plans accrued on the Company’s Consolidated Balance Sheets (primarily within Other non-current liabilities) was $10 million and $10 million, respectively. The expense recorded by the Company in 2010 and 2009 was less than $1 million.

DEFINED CONTRIBUTION SAVINGS PLAN

The Company sponsors a defined contribution savings plan that provides certain eligible employees of the Company an opportunity to accumulate funds for retirement. Prior to mid-February 2008, the Company matched a portion of the contributions made by participating employees. In July 2010, the Company reinstated the match for a portion of the contributions made by participating employees. The Company’s cost for contributions to this plan was $2 million, $0 and $5 million for the years ended December 31, 2010, 2009 and 2008, respectively.

10.	INCOME TAXES

The income tax provision consists of the following:

	For the Year Ended December 31,
	2010	2009	2008
Current:
Federal	$—	$(1)	$—
State	(3)	1	(6)
Foreign	5	8	6

	2	8	—
Deferred:
Federal	112	(45)	(308)
State	19	(13)	(72)

	131	(58)	(380)

Income tax expense (benefit)	$133	$(50)	$(380)

Pre-tax income (loss) for domestic and foreign operations consisted of the following:

	For the Year Ended December 31,
	2010	2009	2008
Domestic	$30	$(334)	$(2,308)
Foreign	6	24	17

Pre-tax income (loss)	$36	$(310)	$(2,291)

Current and non-current deferred income tax assets and liabilities, as of December 31, are comprised of the following:

	2010	2009
Current deferred income tax assets:
Accrued liabilities and deferred income	$78	$96
Provision for doubtful accounts	27	24
Cash flow hedges	—	3

	105	123
Less: valuation allowance	(11)	(18)

Current deferred income tax assets	94	105
Current deferred income tax liabilities:
Prepaid expenses	18	20

Current deferred income tax liabilities	18	20

Current net deferred income tax asset	$76	$85

	2010	2009
Non-current deferred income tax assets:
Net operating loss carryforwards	$663	$580
Alternative minimum tax credit carryforward	2	14
Foreign tax credit carryforwards	3	3
State tax credit carryforwards	1	1
Accrued liabilities and deferred income	32	47
Capital loss carryforward	32	32
Investment in joint venture	3	4
Minimum pension obligation	14	11
Cash flow hedges	7	7
Provision for doubtful accounts	7	10
Liability for unrecognized tax benefits	9	11
Other	4	2

	777	722
Less: valuation allowance	(107)	(106)

Non-current deferred income tax assets	670	616

Less:
Non-current deferred income tax liabilities:
Depreciation and amortization	1,553	1,376

Non-current net deferred income tax liability	$(883)	$(760)

As of December 31, 2010, the Company had gross federal and state net operating loss carryforwards of $1,634 million. The federal net operating loss carryforwards expire between 2025 and 2030 and the state net operating loss carryforwards expire between 2011 and 2030.

Management has determined that, based upon all available evidence, it is more likely than not that certain deferred tax assets will not be utilized in the foreseeable future and, as such, has recorded a corresponding valuation allowance. In assessing the valuation allowance at December 31, 2010 and 2009, the Company determined that a full valuation allowance was required on the net definite-lived deferred tax asset balance. The Company’s valuation allowance was $118 million and $124 million at December 31, 2010 and 2009, respectively.

The Company’s effective income tax rate differs from the U.S. federal statutory rate as follows:

	For the Year Ended December 31,
	2010	2009	2008
Federal statutory rate	35%	35%	35%
State and local income taxes, net of federal tax benefits	(6)	6	2
Net impact of IRS settlement	303	—	—
Foreign rate differential	14	—	—
Impairment of non-deductible goodwill	—	—	(18)
Net increase (decrease) in valuation allowance	23	(23)	(2)
Other	—	(2)	—

	369%	16%	17%

The majority of the rate differential reflects the impact of our former parent company’s IRS examination settlement. The settlement resulted in nontaxable book income related to the reversal of a portion of our legacy reserves as well as a reduction of certain deferred tax assets. The net tax impact of the IRS settlement reflects the federal and state tax impact of the reduction of deferred tax assets, net of valuation allowance ($109 million). The net increase in valuation allowance reflects the balance of the federal and state tax impact of current operations (loss for tax purposes) offset by a tax provision for the increase in deferred tax liabilities associated with indefinite-lived intangible assets.

The Company is subject to income taxes in the United States and several foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities whereby the outcome of the audits is uncertain.

Under the Tax Sharing Agreement with Cendant, Wyndham Worldwide and Travelport, the Company is generally responsible for 62.5% of certain payments made to the Internal Revenue Service (“IRS”) to settle claims with respect to tax periods ending on or prior to December 31, 2006 that relate to income taxes imposed on Cendant and certain of its subsidiaries, the operations (or former operations) of which were determined by Cendant not to relate specifically to the respective businesses of Realogy, Wyndham Worldwide, Avis Budget or Travelport. On July 15, 2010, Cendant and the IRS agreed to settle the previously disclosed IRS examination of Cendant’s taxable years 2003 through 2006. Pursuant to the IRS settlement, Tax Sharing Agreement and a letter agreement executed with Wyndham on July 15, 2010, Realogy agreed to pay a total of approximately $48 million, excluding estimated interest, to reimburse Cendant for a portion of the amount payable by Cendant to the IRS and Wyndham for certain tax credits used under the IRS settlement. In August 2010, Realogy paid $58 million, including interest, to Cendant and Wyndham.

At December 31, 2010, the due to former parent balance of $104 million is comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

With respect to any remaining residual legacy Cendant tax liabilities which remain after the IRS settlement, the Company and its former parent believe there is appropriate support for the positions taken on Cendant’s tax returns. Similarly, with respect to Realogy tax liabilities, the Company believes there is appropriate support for positions taken on its own tax returns. The liabilities that have been recorded represent the best estimates of the probable loss on certain positions and are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter. However, the outcome of tax audits are inherently uncertain. Such tax audits and any related litigation, including disputes or litigation on the allocation of tax liabilities between parties under the Tax Sharing Agreement, could result in outcomes for the Company that are different from those reflected in the Company’s historical financial statements.

Accounting for Uncertainty in Income Taxes

On January 1, 2007, the Company adopted the FASB guidance for accounting for uncertainty in income taxes, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The adoption of this guidance on January 1, 2007 resulted in a $13 million increase in the liability for unrecognized tax benefits, including associated accrued interest and penalties and a corresponding decrease in retained earnings.

Upon adoption the total gross amount of unrecognized tax benefits were $17 million, of which $11 million would affect the Company’s effective tax rate, if recognized. The Company reflects changes in its liability for unrecognized tax benefits as income tax expense in the Consolidated Statements of Operations. As of December 31, 2010, the Company’s gross liability for unrecognized tax benefits was $34 million, of which $26 million would affect the Company’s effective tax rate, if recognized. The Company does not expect that its unrecognized tax benefits will significantly change over the next 12 months.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in interest expense and operating expenses, respectively. Upon adoption the Company had approximately $3 million of interest accrued on unrecognized tax benefits. The Company recognized $2 million and $2 million, respectively, of accrued interest for the years ended December 31, 2008 and December 31, 2009, respectively and a reduction of $1 million for the year ended December 31, 2010. These amounts are included in interest expense in the Company’s Consolidated Statements of Operations.

The rollforward of unrecognized tax benefits are summarized in the table below:

Unrecognized tax benefits—January 1, 2008	$37
Gross decreases—tax positions in prior periods	(6)
Gross increases—current period tax positions	2
Settlements	(8)

Unrecognized tax benefits—December 31, 2008	$25

Gross increases—tax positions in prior periods	2
Gross increases—current period tax positions	3

Unrecognized tax benefits—December 31, 2009	$30

Gross increases—tax positions in current period	7
Reduction due to lapse of statute of limitations	(3)

Unrecognized tax benefits—December 31, 2010	$34

11.	RESTRUCTURING COSTS

2010 Restructuring Program

During the year ended December 31, 2010, the Company committed to various initiatives targeted principally at reducing costs and enhancing organizational efficiencies while consolidating existing processes and facilities. For the year ended December 31, 2010, the Company recognized $21 million of expense related to the 2010 restructuring plan.

Restructuring charges by segment for the year ended December 31, 2010 were as follows:

	Opening Balance	Expense Recognized and Other Additions		Cash Payments/ Other Reductions	Liability as of December 31, 2010
Real Estate Franchise Services	$—	$—		$—	$—
Company Owned Real Estate Brokerage Services	—	13		(7)	6
Relocation Services	—	4	(a)	(2)	2
Title and Settlement Services	—	3		(2)	1
Corporate and Other	—	2		—	2

	$—	$22		$(11)	$11

(a)	Includes $1 million of unfavorable lease liability recorded in purchase accounting for Primacy which was reclassified to restructuring liability as a result of the Company restructuring certain facilities after the acquisition date.

The table below shows restructuring charges by category and the corresponding payments and other reductions for the year ended December 31, 2010:

	Personnel Related	Facility Related	Asset Impairments	Total
2010 Restructuring expense and other additions	$5	$16	$1	$22
Cash payments and other reductions	(4)	(6)	(1)	(11)

Balance at December 31, 2010	$1	$10	$—	$11

2009 Restructuring Program

During 2009, the Company committed to various initiatives targeted principally at reducing costs, enhancing organizational efficiencies and consolidating facilities. The Company recognized $74 million of restructuring expense in 2009 and the remaining liability at December 31, 2009 was $34 million.

The recognition of the 2009 restructuring charge and the corresponding utilization from inception to December 31, 2010 are summarized by category as follows:

	Personnel Related	Facility Related	Asset Impairments	Total
2009 Restructuring expense	$19	$46	$9	$74
Cash payments and other reductions	(17)	(14)	(9)	(40)

Balance at December 31, 2009	2	32	—	34
Cash payments and other reductions	(1)	(13)	—	(14)

Balance at December 31, 2010	$1	$19	$—	$20

2008 Restructuring Program

During 2008, the Company committed to restructuring activities targeted principally at reducing personnel related costs and consolidating facilities. At December 31, 2009, the remaining liability was $8 million. During the year ended December 31, 2010, the Company utilized $5 million of the remaining accrual resulting in a remaining accrual of $3 million related to future lease payments.

2007 Restructuring Program

During 2007, the Company committed to restructuring activities targeted principally at reducing personnel related costs and consolidating facilities. At December 31, 2009, the remaining liability was $3 million. During the year ended December 31, 2010, the Company utilized $2 million of the remaining accrual resulting in a remaining accrual of $1 million related to future lease payments.

2006 Restructuring Program

During 2006, the Company committed to restructuring activities targeted principally at reducing personnel related costs and consolidating facilities. At December 31, 2009, the remaining liability was $2 million. During the year ended December 31, 2010, the Company utilized $1 million of the remaining accrual resulting in a remaining accrual of $1 million related to future lease payments.

12.	STOCK-BASED COMPENSATION

Incentive Equity Awards Granted by Holdings

In connection with the closing of the Merger Transactions on April 10, 2007, Holdings adopted the Domus Holdings Corp. 2007 Stock Incentive Plan (the “Plan”) under which non-qualified stock options, rights to purchase shares of common stock, restricted stock and other awards settleable in, or based upon, common stock may be issued to employees, consultants or directors of Realogy. On November 13, 2007, the Holdings Board authorized an increase in the number of shares of Holdings common stock reserved for issuance under the Plan from 15 million shares to 20 million shares. In conjunction with the closing of the Merger Transactions on April 10, 2007, Holdings granted approximately 11.2 million of stock options in three separate tranches to officers and key employees and approximately 0.4 million of restricted stock to senior officers. On November 13, 2007, in connection with the appointment of Henry R. Silverman to non-executive Chairman of the Company, the Holdings Board granted Mr. Silverman an option to purchase 5 million shares of Holdings common stock at $10 per share with a per share fair value of $8.09 which was based upon the fair value of the Company on the date of grant. In general, one-half of the grant (the tranche A options) is subject to ratable vesting over five years, one quarter of the grant (the tranche B options) is “cliff” vested upon the achievement of a 20% internal rate of return (“IRR”) target and the remaining 25% of the options (the tranche C options) are “cliff” vested upon the achievement of a 25% IRR target. The realized IRR targets are measured based upon distributions made to the stockholders of Holdings. In addition, at April 10, 2007, 2.3 million shares were purchased under the Plan at fair value by senior management of the Company. During 2008, the Holdings Board granted 291,000 stock options and 9,000 shares of restricted stock to senior management employees and an independent director of the Company. No stock options were granted during 2009. As of December 31, 2010, the total number of shares available for future grant is approximately 2 million shares.

On November 8, 2010, Holdings concluded an offer to exchange certain stock options granted to employees for new stock options as described below.

Exchange of Stock Options Granted by Holdings

Each original option held by eligible employees was exchanged on a one-for-one basis for a new option with different terms. The original options had an exercise price of $10 per share and were 50% time vested (Tranche A) and 50% performance based awards (Tranche B & C). They were exchanged for all time vested new awards. The new options were unvested on the date of grant and vest at a rate of 25% a year over a four-year period beginning July 1, 2010 with a 10-year contractual term beginning on the date of grant. The exercise price of 30% of the new options issued to the Senior Executives is $5.50 per share and the exercise price of all other new options issued is $0.83 per share, which represented the fair market value of Common Stock of Holdings as determined by its Compensation Committee as of the date of grant of the new options. On November 9, 2010, 10.16 million original options were tendered and exchanged for an equal number of new options and 5.05 million original options held by non-employees that were not eligible to participate in the exchange offer. The exchange resulted in an incremental stock compensation expense of $4 million which will be recognized over the four-year vesting period beginning July 1, 2010. The Company will continue to expense the remaining unrecognized stock compensation expense of $8 million related to the original tranche A options and restricted stock over their remaining vesting period.

The options were granted to employees and the non-executive Chairman at the estimated fair value at the date of issuance, with the following terms:

	2010 Options	2007 Option Tranches
		A	B	C
Weighted average exercise price	$1.79	$ 10.00	$10.00	$10.00
Vesting	4 years ratable	5 years ratable	(1)	(1)
Term of option	10 years	10 years	10 years	10 years

(1)	Tranche B and C vesting is based upon affiliates of Apollo and co-investors achieving specific IRR targets on their investment in the Company.

The fair value of the 2010 options and the tranche A options were estimated on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions. Expected volatility was based on historical volatilities of comparable companies. The expected term of the options granted represents the period of time that options were expected to be outstanding. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of the grant, which corresponds to the expected term of the options.

The fair value of tranches B and C options was estimated on the date of grant using a lattice-based option valuation model. Expected volatility was based on historical volatilities of the same comparable companies. The expected term was estimated based on when certain IRR targets are projected to be met and when the options were expected to be exercised. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of the grant, which corresponds to the expected term of the options.

The weighted average assumptions utilized to determine the value of the stock options are as follows:

	Options Granted In
	2010	2008	2007
Expected volatility	54.6%	33.8%	32.7%
Expected term (years)	6.25	6.7	6.9
Risk-free interest rate	1.5%	3.7%	4.5%
Dividend yield	—	—	—

Restricted Stock Granted by Holdings

One-half of the restricted stock granted to employees “cliff” vested in October 2008 and the remaining restricted stock “cliff” vested in April 2010. One-half of the restricted stock granted to a director “cliff” vested in August 2009 and the remaining restricted stock “cliff” vested in February 2011. Shares were granted at the fair market price of $10 which is the price paid by affiliates of Apollo and co-investors in connection with the purchase of Holdings shares on the date the merger was consummated.

Equity Award Activity

A summary of option and restricted share activity is presented below (number of shares in millions):

	2010 Options	Option Tranche			Restricted Stock
		A	B	C
Outstanding at January 1, 2008	—	8.08	4.04	4.04	0.45
Granted	—	0.17	0.06	0.06	0.01
Exercised	—	—	—	—	—
Vested	—	—	—	—	(0.23)
Forfeited	—	(0.29)	(0.14)	(0.14)	—

Outstanding at December 31, 2008	—	7.96	3.96	3.96	0.23
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Vested	—	—	—	—	—
Forfeited	—	(0.17)	(0.09)	(0.09)	—

Outstanding at December 31, 2009	—	7.79	3.87	3.87	0.23
Granted/(tendered for exchange)	10.16	(5.08)	(2.54)	(2.54)	—
Exercised	—	—	—	—	—
Vested	—	—	—	—	(0.23)
Forfeited	—	(0.14)	(0.07)	(0.07)	—

Outstanding at December 31, 2010	10.16	2.57	1.26	1.26	—

Exercisable at December 31, 2010	—	1.54	—	—	—

Weighted average remaining contractual term (years)	9.87	6.87	6.87	6.87
Weighted average exercise price	$1.79	$10.00	$10.00	$10.00
Weighted average grant date fair value per share:
2010	$0.37	$—	$—	$—	$—
2009	$—	$—	$—	$—	$—
2008	$—	$2.01	$1.61	$1.34	$10.00

	Options Vested	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Exercisable at December 31, 2010	1.54	$10.00	6.87 years	$—

As of December 31, 2010, there was $8 million of unrecognized compensation cost related to the remaining vesting period of the original tranche A options and restricted stock under the Plan, and $5 million of unrecognized compensation cost related to the original tranche B and C options that were not eligible for exchange. Unrecognized cost for the original tranche A and restricted stock will be recorded in future periods as compensation expense over a weighted average period approximately 1.4 years, and the unrecognized cost for tranche B and C options will be recorded as compensation expense when an IPO or significant capital transaction is probable of occurring. The unrecognized incremental compensation cost $3 million related to the exchange offer will be amortized over the remaining vesting period of 3.5 years.

Stock-Based Compensation Expense

The Company recorded stock-based compensation expense of $6 million, $7 million and $7 million related to incentive equity awards granted by Holdings for the year ended December 31, 2010, December 31, 2009 and December 2008, respectively.

13.	SEPARATION ADJUSTMENTS, TRANSACTIONS WITH FORMER PARENT AND SUBSIDIARIES AND RELATED PARTIES

Transfer of Cendant Corporate Liabilities and Issuance of Guarantees to Cendant and Affiliates

The Company has certain guarantee commitments with Cendant (pursuant to the assumption of certain liabilities and the obligation to indemnify Cendant, Wyndham Worldwide and Travelport for such liabilities) and guarantee commitments related to deferred compensation arrangements with Cendant and Wyndham Worldwide. These guarantee arrangements primarily relate to certain contingent litigation liabilities, contingent tax liabilities, and other corporate liabilities, of which the Company assumed and is generally responsible for 62.5%. Upon Separation from Cendant, the amount of liabilities which were assumed by the Company approximated $843 million and were comprised of certain Cendant Corporate liabilities which were recorded on the historical books of Cendant as well as additional liabilities which were established for guarantees issued at the date of Separation related to certain unresolved contingent matters and certain others that could arise during the guarantee period. Regarding the guarantees, if any of the companies responsible for all or a portion of such liabilities were to default in its payment of costs or expenses related to any such liability, the Company would be responsible for a portion of the defaulting party or parties’ obligation. To the extent such recorded liabilities are in excess or are not adequate to cover the ultimate payment amounts, such deficiency or excess will be reflected in the results of operations in future periods.

The majority of the $843 million of liabilities allocated in 2006 was classified as due to former parent in the Consolidated Balance Sheet as the Company was indemnifying Cendant for these contingent liabilities and therefore any payments were typically made to the third party through the former parent. At December 31, 2009, the due to former parent balance was $505 million and the balance decreased to $104 million at December 31, 2010 primarily as a result of tax and other liability adjustments. At December 31, 2010, the due to former parent balance is comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

Transactions with PHH Corporation

In January 2005, Cendant completed the spin-off of its former mortgage, fleet leasing and appraisal businesses in a tax free distribution of 100% of the common stock of PHH to its stockholders. In connection with the spin-off, the Company entered into a venture, PHH Home Loans, with PHH for the purpose of originating and selling mortgage loans primarily sourced through the Company’s real estate brokerage and relocation businesses. The Company owns 49.9% of the venture. The Company entered into an agreement with PHH and PHH Home Loans regarding the operation of the venture. The Company also entered into a marketing agreement with PHH whereby PHH is the recommended provider of mortgage products and services promoted by the Company to its independently owned and operated franchisees and a license agreement with PHH whereby PHH Home Loans was granted a license to use certain of the Company’s real estate brand names. The Company also maintains a relocation agreement with PHH whereby PHH outsourced its employee relocation function to the Company and the Company subleases office space to PHH Home Loans.

In connection with these agreements, the Company recorded net revenues of $6 million, $6 million and $6 million, for the years ended December 31, 2010, December 31, 2009 and December 31, 2008, respectively. The Company recorded equity earnings (losses) of $28 million, $23 million and $(29) million for the years ended December 31, 2010, December 31, 2009 and December 31, 2008, respectively. In 2008, an impairment analysis was completed by PHH Home Loans. As a result of lower financial forecasts and a higher weighted average cost of capital, PHH Home Loans recorded an impairment charge for which the Company recorded its portion of the charge in equity (earnings) losses of unconsolidated entities of $31 million.

During the year ended December 31, 2010 and 2009, the Company received $25 million and $8 million, respectively, of cash dividends from PHH Home Loans. In 2008, the Company invested an additional $1 million of cash in PHH Home Loans.

The following presents the summarized financial information for PHH Home Loans:

	December 31,
	2010	2009
Balance sheet data:
Total assets	$449	$109
Total liabilities	367	32
Total members’ equity	82	77

	Year Ended December 31,
	2010	2009	2008
Statement of operations data:
Total revenues	$279	$252	$183
Total expenses	222	206	242
Net income (loss)	57	46	(59)

Related Party Transactions

On June 26, 2009, the Company entered into a Tax Receivable Prepayment Agreement (the “Prepayment Agreement”) with WEX, pursuant to which WEX simultaneously paid the Company the sum of $51 million, less expenses of approximately $2 million, as prepayment in full of its remaining contingent obligations to the Company under the TRA.

In June 2008, Affinion Group, Inc. entered into an Assignment and Assumption Agreement (“AAA”) with Avis Budget Group, Wyndham Worldwide and Realogy. Prior to this transaction, Avis Budget Group, Wyndham Worldwide and Realogy had provided certain loyalty program-related benefits and services to credit card holders of a major financial institution and received a fee from this financial institution based on spending by the credit card holders. One-half of the loyalty program was deemed a contingent asset and contingent liability under the terms of the Separation Agreement, with Realogy being responsible for 62.5% of such half or 31.25% of the assets and liabilities under the entire program. Under the AAA, Affinion Group, Inc. assumed all of the liabilities and obligations of Avis Budget Group, Wyndham Worldwide and Realogy relating to the loyalty program, including the fulfillment of the then-outstanding loyalty program points obligations and Realogy agreed to pay $8 million over a three year period as consideration for Affinion Group, Inc.’s assumption of Realogy’s proportionate share of the obligation.

The Company has entered into certain transactions in the normal course of business with entities that are owned by affiliates of Apollo. For the year ended December 31, 2010, December 31, 2009 and December 31, 2008, the Company has recognized revenue and expenses related to these transactions of approximately $1 million in the aggregate in each year.

14.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in claims, legal proceedings and governmental inquiries related to alleged contract disputes, business practices, intellectual property and other commercial, employment and tax matters. Examples of such matters include but are not limited to allegations: (i) concerning adverse impacts to franchisees related to purported changes made to the Century 21® system and its National Advertising Fund after the

Company acquired it in 1995, which is referred to elsewhere in this Annual Report as the “Cooper Litigation”; (ii) that the Company is vicariously liable for the acts of franchisees under theories of actual or apparent agency; (iii) by former franchisees, that franchise agreements were improperly terminated, (iv) that residential real estate agents engaged by NRT are potentially common law employees instead of independent contractors, and therefore may bring claims against NRT for breach of contract, wrongful discharge and negligent supervision and obtain benefits available to employees under various state statutes; (v) that NRT’s legal assistance program constitutes the illegal sale of insurance; (vi) concerning claims generally against the company-owned brokerage operations for negligence or breach of fiduciary duty in connection with the performance of real estate brokerage or other professional services; (vii) concerning claims generally against the title company contending that, as the escrow company, the company knew or should have known that a transaction was fraudulent and (viii) concerning claims for alleged RESPA violations including but not limited to claims concerning administrative fees under RESPA as well as the validity of sales associates indemnification. and administrative fees.

Frank K. Cooper Real Estate #1, Inc. v. Cendant Corp. and Century 21 Real Estate Corporation (N.J. Super. Ct. L. Div., Morris County, New Jersey). In 2002, Frank K. Cooper Real Estate #1, Inc. filed the Cooper Litigation against Cendant and Cendant’s subsidiary, Century 21. The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, breach of the implied duty of good faith and fair dealing, violation of the New Jersey Consumer Fraud Act and breach of certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages or otherwise improperly charged expenses to the Century 21 advertising fund. The complaint seeks unspecified compensatory and punitive damages, injunctive relief, interest, attorney’s fees and costs. The New Jersey Consumer Fraud Act provides for treble damages, attorney’s fees and costs as remedies for violation of the Act. On August 17, 2010, the court granted plaintiffs’ renewed motion to certify a class. The certified class includes Century 21 franchisees at any time between August 1, 1995 and April 17, 2002 whose franchise agreements contain New Jersey choice of law and venue provisions and who have not executed releases releasing the claim (unless the release was a provision of a franchise renewal agreement).

A case management order was entered on November 29, 2010 that includes, among other deadlines, a trial date of April 16, 2012. On December 20, 2010, the court held a status conference to address plaintiffs’ motion regarding notice to be issued to the class, the language of the notice, publication of the notice and how class members can opt out of the class. As directed by a court order, Century 21 has delivered to plaintiffs’ counsel and the court lists of the names and contact information for (1) franchisees that meet the class definition and (2) franchisees that would have met the class definition but for the fact that they signed a waiver of claims against Century 21. Pursuant to the court order, a notice of pendency of the action will be mailed to class members on March 4, 2011, and a summary of that notice will be published in various publications within 30 days of that mailing. Plaintiffs’ counsel has advised that it may file a motion requesting that notice be sent to all Century 21 franchisees during the class period, not solely those that meet the class definition. This case remains in its very early stages, with most of the effort in the past six months directed at class identification. Discovery on the merits is ongoing. This class action involves substantial, complex litigation. Class action litigation is inherently unpredictable and subject to significant uncertainties. The resolution of the Cooper Litigation could result in substantial losses and the Company cannot provide assurances that such resolution will not have a material adverse effect on the Company’s results of operations, financial condition or liquidity.

Legal—Cendant Corporate Litigation

Pursuant to the Separation and Distribution Agreement dated as of July 27, 2006 among Cendant, Realogy, Wyndham Worldwide and Travelport, each of Realogy, Wyndham Worldwide and Travelport have assumed certain contingent and other corporate liabilities (and related costs and expenses), which are primarily related to each of their respective businesses. In addition, Realogy has assumed 62.5% and Wyndham Worldwide has assumed 37.5% of certain contingent and other corporate liabilities (and related costs and expenses) of Cendant or its subsidiaries, which are not primarily related to any of the respective businesses of Realogy, Wyndham

Worldwide, Travelport and/or Cendant’s vehicle rental operations, in each case incurred or allegedly incurred on or prior to the date of the separation of Travelport from Cendant. Such litigation includes the litigation described below.

CSI Investment et. al. v. Cendant et. al., (Case No. 1:00-CV-01422 (DAB-DFE) (S.D.N.Y.)) is a decade-old legacy Cendant litigation matter not related to real estate (“Credentials Litigation”). In July 2009, the trial court entered a satisfaction of judgment with respect to the entire Credentials Litigation subject to plaintiffs’ right to petition the Court for reasonable attorneys’ fees. In September 2009, the plaintiffs filed a motion requesting an aggregate of $33 million in attorneys’ fees and costs, comprised of $6 million in hourly fees and costs, a $25 million success fee and $2 million in prejudgment interest. In January 2010, the Court issued a summary order referring the matter to a Magistrate for a determination of the proper amount of attorneys’ fees. In December 2010 the parties settled the attorneys’ fee dispute and Cendant agreed to pay plaintiffs $8 million (62.5% of which was paid by Realogy to satisfy its percentage of the settlement amount). The Court entered a stipulation and order of dismissal of the matter on January 11, 2011.

***

The Company believes that it has adequately accrued for such legal matters as appropriate or, for matters not requiring accrual, believes that they will not have a material adverse effect on its results of operations, financial position or cash flows based on information currently available. However, litigation and other disputes are inherently unpredictable and subject to substantial uncertainties and unfavorable resolutions could occur. In addition, class action lawsuits can be costly to defend and depending on the class size and claims could be costly to settle. Lastly, there may be greater risk of unfavorable resolutions in the current economic environment due to various factors including the absence of other defendants (due to business failures) that may be the real cause of the liability and greater negative sentiment toward corporate defendants. As such, the Company could incur judgments or enter into settlements of claims with liability that are materially in excess of amounts accrued and these settlements could have a material adverse effect on the Company’s financial condition, results of operations or cash flows in any particular period.

Tax Matters

The Company is subject to income taxes in the United States and several foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and in recording the related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities whereby the outcome of the audits is uncertain.

Under the Tax Sharing Agreement with Cendant, Wyndham Worldwide and Travelport, the Company is generally responsible for 62.5% of tax liabilities that relate to income taxes imposed on Cendant and certain of its subsidiaries with respect to tax periods ending on or prior to December 31, 2006.

On July 15, 2010, Cendant and the IRS agreed to settle the previously disclosed IRS examination of Cendant’s taxable years 2003 through 2006. Pursuant to the IRS settlement, Tax Sharing Agreement and a letter agreement executed with Wyndham on July 15, 2010, Realogy agreed to pay a total of approximately $48 million, excluding estimated interest, to reimburse Cendant for a portion of the amount payable by Cendant to the IRS and Wyndham for certain tax credits used under the IRS settlement. In August 2010, Realogy paid $58 million, including interest, to Cendant and Wyndham.

At December 31, 2010, the due to former parent balance of $104 million is comprised of the Company’s portion of the following: (i) Cendant’s remaining state and foreign contingent tax liabilities, (ii) accrued interest on contingent tax liabilities, (iii) potential liabilities related to Cendant’s terminated or divested businesses, and (iv) potential liabilities related to the residual portion of accruals for Cendant operations.

With respect to the residual legacy Cendant tax liabilities which remain after giving effect to the IRS settlement, the Company and its former parent believe there is appropriate support for the positions taken on Cendant’s tax returns. Similarly, with respect to Realogy tax liabilities, the Company believes there is appropriate support for positions taken on its own tax returns. The liabilities that have been recorded represent the best estimates of the probable loss on certain positions. The Company believes that the accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter; however, the outcome of tax audits are inherently uncertain. Such tax audits and any related litigation, including disputes or litigation on the allocation of tax liabilities between parties under the Tax Sharing Agreement, could result in outcomes for the Company that are different from those reflected in the Company’s historical financial statements.

Contingent Liability Letter of Credit

On April 26, 2007, the Company established a $500 million standby irrevocable letter of credit for the benefit of Avis Budget Group in accordance with the Separation and Distribution Agreement and a letter agreement among the Company, Wyndham Worldwide and Avis Budget Group relating thereto. The Company utilized its synthetic letter of credit to satisfy the obligations to post the standby irrevocable letter of credit and support the Company’s payment obligations with respect to its share of Cendant contingent and other corporate liabilities. The stated amount of the standby irrevocable letter of credit is subject to periodic adjustment to increase or decrease to reflect the then current estimate of Cendant contingent and other liabilities. On August 11, 2009, the letter of credit with Avis Budget Group was reduced from $500 million to $446 million primarily as a result of a reduction in contingent legal liabilities. In the third and fourth quarter of 2010, the Company entered into agreements with Avis Budget Group and Wyndham to further reduce the letter of credit, primarily due to the IRS tax settlement and other liability adjustments. As a result, the letter of credit was reduced from $446 million at December 31, 2009 to $123 million as of December 31, 2010.

Apollo Management Fee Agreement

In connection with the Merger Transaction, Apollo entered into a management fee agreement with the Company which allows Apollo and its affiliates to provide certain management consulting services to us through the end of 2016 (subject to possible extension). The agreement may be terminated at any time upon written notice to the Company from Apollo. The Company will pay Apollo an annual management fee for this service up to the sum of the greater of $15 million or 2.0% of the Company’s annual Adjusted EBITDA for the immediately preceding year, plus out-of-pocket costs and expenses in connection therewith. If Apollo elects to terminate the management fee agreement, as consideration for the termination of Apollo’s services under the agreement and any additional compensation to be received, the Company will agree to pay to Apollo the net present value of the sum of the remaining payments due to Apollo and any payments deferred by Apollo.

In addition, in the absence of an express agreement to the contrary, at the closing of any merger, acquisition, financing and similar transaction with a related transaction or enterprise value equal to or greater than $200 million, Apollo will receive a fee equal to 1% of the aggregate transaction or enterprise value paid to or provided by such entity or its stockholders (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction). The Company will agree to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the management fee agreement.

Escrow and Trust Deposits

As a service to the Company’s customers, it administers escrow and trust deposits which represent undisbursed amounts received for settlements of real estate transactions. With the passage of the Dodd-Frank Act in July 2010, deposits at FDIC-insured institutions are permanently covered up to $250,000. In addition, the

Dodd-Frank Act temporarily provides unlimited coverage for noninterest-bearing transaction accounts from December 31, 2010 through December 31, 2012. These escrow and trust deposits totaled approximately $190 million and $161 million at December 31, 2010 and December 31, 2009, respectively. These escrow and trust deposits are not assets of the Company and, therefore, are excluded from the accompanying Condensed Consolidated Balance Sheets. However, the Company remains contingently liable for the disposition of these deposits.

Leases

The Company is committed to making rental payments under noncancelable operating leases covering various facilities and equipment. Future minimum lease payments required under noncancelable operating leases as of December 31, 2010 are as follows:

Year	Amount
2011	$143
2012	101
2013	64
2014	37
2015	25
Thereafter	24

$394

Capital lease obligations were $12 million net of $2 million of imputed interest at December 31, 2010 and $14 million net of $2 million of imputed interest at December 31, 2009.

The Company incurred rent expense as follows:

	For the Year Ended December 31,
	2010	2009	2008
Gross rent expense	$181	$195	$222
Less: Sublease rent income	3	3	3

Net rent expense	$178	$192	$219

Purchase Commitments and Minimum Licensing Fees

In the normal course of business, the Company makes various commitments to purchase goods or services from specific suppliers, including those related to capital expenditures. The purchase commitments made by the Company as of December 31, 2010 are approximately $77 million.

The Company is required to pay a minimum licensing fee to Sotheby’s which began in 2009 and continues through 2054. The annual minimum licensing fee is approximately $2 million per year. The Company is required to pay a minimum licensing fee to Meredith Corporation for the licensing of the Better Homes and Gardens Real Estate brand. Annual minimum licensing fee began in 2009 at $0.5 million increase to $4 million by 2014 and generally remains the same thereafter.

Future minimum payments as of December 31, 2010 are as follows:

Year	Amount
2011	$43
2012	22
2013	14
2014	8
2015	8
Thereafter	256

$351

Standard Guarantees/Indemnifications

In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) use of derivatives, and (v) issuances of debt securities. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) franchisees in licensing agreements, (iv) financial institutions in derivative contracts, and (v) underwriters in debt security issuances. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

Other Guarantees/Indemnifications

In the normal course of business, the Company coordinates numerous events for its franchisees and thus reserves a number of venues with certain minimum guarantees, such as room rentals at hotels local to the conference center. However, such room rentals are paid by each individual franchisee. If the franchisees do not meet the minimum guarantees, the Company is obligated to fulfill the minimum guaranteed fees. Such guarantees in effect at December 31, 2010 extend into 2011 and the maximum potential amount of future payments that the Company may be required to make under such guarantees is approximately $15 million. The Company would only be required to pay this maximum amount if none of the franchisees conducted their planned events at the reserved venues. Historically, the Company has not been required to make material payments under these guarantees.

Insurance and Self-Insurance

At December 31, 2010 and 2009, the Consolidated Balance Sheets include approximately $61 million and $62 million, respectively, of liabilities relating to (i) self-insured risks for errors and omissions and other legal matters incurred in the ordinary course of business within the Company Owned Real Estate Brokerage Services segment, (ii) vacant dwellings and household goods in transit within the Relocation Services segment, and (iii) premium and claim reserves for the Company’s title underwriting business. The Company may also be subject to legal claims arising from the handling of escrow transactions and closings. The Company’s subsidiary, NRT, carries errors and omissions insurance for errors made during the real estate settlement process of $15 million in the aggregate, subject to a deductible of $1 million per occurrence. In addition, the Company carries an additional errors and omissions insurance policy for Realogy Corporation and its subsidiaries for errors made for real estate related services up to $35 million in the aggregate, subject to a deductible of $2.5 million per occurrence. This policy also provides excess coverage to NRT creating an aggregate limit of $50 million, subject to the NRT deductible of $1 million per occurrence.

The Company issues title insurance policies which provide coverage for real property mortgage lenders and buyers of real property. When acting as a title agent issuing a policy on behalf of an underwriter, the Company’s insurance risk is limited to the first $5,000 of claims on any one policy. The title underwriter which the Company acquired in January 2006 typically underwrites title insurance policies of up to $1.5 million. For policies in excess of $1.5 million, the Company typically obtains a reinsurance policy from a national underwriter to reinsure the excess amount.

Fraud, defalcation and misconduct by employees are also risks inherent in the business. The Company is the custodian of cash deposited by customers with specific instructions as to its disbursement from escrow, trust and account servicing files. The Company maintains Fidelity insurance covering the loss or theft of funds of up to $30 million annually in the aggregate, subject to a deductible of $1 million per occurrence.

The Company also maintains self-insurance arrangements relating to health and welfare, workers’ compensation, auto and general liability in addition to other benefits provided to the Company’s employees. The accruals for these self-insurance arrangements totaled approximately $17 million and $18 million at December 31, 2010 and 2009, respectively.

15.	EQUITY (DEFICIT)

On April 10, 2007, Realogy completed the Merger Transactions with Apollo. All of Realogy’s issued and outstanding common stock is currently owned by Realogy’s parent, Intermediate, and all of the issued and outstanding common stock of Intermediate is owned by its parent, Holdings.

As a result of the Merger and related transactions, Realogy has 100 shares of common stock authorized and outstanding with a par value of $0.01 per share. In addition, Realogy has 100 shares of preferred stock authorized with no shares outstanding.

Accumulated Other Comprehensive Loss

The after-tax components of accumulated other comprehensive loss are as follows:

	Currency Translation Adjustments (1)	Minimum Pension Liability Adjustment	Unrealized Loss on Cash Flow Hedges	Accumulated Other Comprehensive Loss (2)
Balance at December 31, 2007	$1	$2	$(12)	$(9)
Current period change	(8)	(18)	(11)	(37)

Balance at December 31, 2008	(7)	(16)	(23)	(46)
Current period change	7	(1)	8	14

Balance at December 31, 2009	—	(17)	(15)	(32)
Current period change	—	(3)	5	2

Balance at December 31, 2010	$—	$(20)	$(10)	$(30)

(1)

Assets and liabilities of foreign subsidiaries having non-U.S.–dollar functional currencies are translated at exchange rates at the balance sheet dates. Revenues and expenses are translated at average exchange rates during the periods presented. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in the Consolidated Statement of Operations.

(2)	As of December 31, 2010, the Company does not have any after-tax components of accumulated other comprehensive loss attributable to noncontrolling interests.

Realogy Statements of Equity (Deficit) for the year ended December 31, 2010, December 31, 2009 and December 31, 2008:

Total equity (deficit) for Realogy equals that of Holdings, but the components, common stock and additional paid-in capital are different. The table below presents information regarding the balances and changes in common stock and additional paid-in capital of Realogy for each of the three years ended December 31, 2010.

	Realogy Stockholder’s Equity
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- controlling Interests	Total Equity (Deficit)
	Shares	Amount
Balance at January 1, 2008	—	$—	$2,006	$(797)	$(9)	$3	$1,203
Comprehensive loss:
Net loss	—	—	—	(1,912)	—	1
Currency translation adjustment, net of tax expense of less than $1	—	—	—	—	(8)	—
Unrealized loss on cash flow hedges, net of tax benefit of $8	—	—	—	—	(11)	—
Additional minimum pension liability, net of tax benefit of $12	—	—	—	—	(18)	—
Total comprehensive loss	—	—	—	—	—	—	(1,948)
Stock-based compensation related to Holdings awards	—	—	7	—	—	—	7
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2008	—	$—	$2,013	$(2,709)	$(46)	$2	$(740)
Comprehensive loss:
Net loss	—	$—	$—	$(262)	$—	$2
Currency translation adjustment, net of tax benefit of $4	—	—	—	—	7	—
Unrealized gain on cash flow hedges, net of tax expense of $5	—	—	—	—	8	—
Additional minimum pension liability, net of tax benefit of $1	—	—	—	—	(1)	—
Total comprehensive loss	—	—	—	—	—	—	(246)
Stock-based compensation related to Holdings awards	—	—	7	—	—	—	7
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2009	—	$—	$2,020	$(2,971)	$(32)	$2	$(981)

Comprehensive loss:
Net loss	—	$—	$—	$(99)	$—	$2
Unrealized gain on cash flow hedges, net of tax expense of $3	—	—	—	—	5	—
Additional minimum pension liability, net of tax benefit of $2	—	—	—	—	(3)	—
Total comprehensive loss	—	—	—	—	—	—	(95)
Stock-based compensation related to Holdings awards	—	—	6	—	—	—	6
Dividends	—	—	—	—	—	(2)	(2)

Balance at December 31, 2010	—	$—	$2,026	$(3,070)	$(30)	$2	$(1,072)

Earnings (loss) per share attributable to Holdings:

Basic earnings per share is computed based upon weighted-average shares outstanding during the period. Dilutive earnings per share is computed consistently with the basic computation while giving effect to all dilutive potential common shares and common share equivalents that were outstanding during the period. Holdings uses the treasury stock method to reflect the potential dilutive effect of unvested stock awards and unexercised options.

The Company was in a net loss position for each of the three years ended December 31, 2010 and therefore the impact of stock options and restricted stock were excluded from the computation of dilutive earnings (loss) per share because they were anti-dilutive. The number of stock options excluded from the computation was 15.3 million, 15.5 million, 15.9 million shares for the three years ended December 31, 2010, 2009, and 2008, respectively. The number of restricted stock shares excluded from the computation were none, 0.2 million, 0.2 million shares for the three years ended December 31, 2010, 2009, and 2008, respectively.

16.	RISK MANAGEMENT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

RISK	MANAGEMENT

The following is a description of the Company’s risk management policies.

Interest Rate Risk

At December 31, 2010, the Company had total long-term debt of $6,892 million, excluding $331 million of securitization obligations. Of the $6,892 million of long-term debt, the Company has $3,222 million of variable interest rate debt primarily based on 3-month LIBOR. The Company has entered into interest rate swaps to manage its exposure to changes in interest rates associated with its variable rate borrowings with varying expiration dates and an aggregate notional value of $425 million which effectively fixes the interest rate on that portion of variable interest rate debt. The remaining portion of the Company’s variable interest rate debt is subject to market rate risk, interest payments will fluctuate as underlying interest rates change as a result of market changes.

At December 31, 2010, the fair value of the Company’s long-term debt, excluding securitization obligations, approximated $6,697 million, which was determined based on quoted market prices. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount that could be realized in a current market exchange.

In the normal course of business, the Company borrows funds under its securitization facilities and utilizes such funds to generate assets on which it generally earns interest income. The Company does not believe it is exposed to significant interest rate risk in connection with these activities as the rate it incurs on such borrowings and the rate it earns on such assets are generally based on similar variable indices, thereby providing a natural hedge.

Credit Risk and Exposure

The Company is exposed to counterparty credit risk in the event of nonperformance by counterparties to various agreements and sales transactions. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties and by requiring collateral in instances in which financing is provided. The Company mitigates counterparty credit risk associated with its derivative contracts by monitoring the amounts at risk with each counterparty to such contracts, periodically evaluating counterparty creditworthiness and financial position, and where possible, dispersing its risk among multiple counterparties.

As of December 31, 2010, there were no significant concentrations of credit risk with any individual counterparty or groups of counterparties. The Company actively monitors the credit risk associated with the Company’s receivables.

Market Risk Exposure

The Company Owned Real Estate Brokerage Services segment, NRT, owns real estate brokerage offices located in and around large metropolitan areas in the U.S. NRT has more offices and realizes more of its revenues in California, Florida and the New York metropolitan area than any other regions of the country. For the year ended December 31, 2010, NRT generated approximately 27% of its revenues from California, 26% from the New York metropolitan area and 10% from Florida. For the year ended December 31, 2009, NRT generated approximately 27% of its revenues from California, 23% from the New York metropolitan area and 11% from Florida. For the year ended December 31, 2008, NRT generated approximately 27% of its revenues from California, 25% from the New York metropolitan area and 11% from Florida.

Derivative Instruments

The Company uses foreign currency forward contracts largely to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and payables. The Company primarily manages its foreign currency exposure to the Swiss Franc, British Pound, Euro and Canadian Dollar. The Company has elected not to utilize hedge accounting for these forward contracts; therefore, any change in fair value is recorded in the Condensed Consolidated Statements of Operations. However, the fluctuations in the value of these forward contracts generally offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. As of December 31, 2010 and December 31, 2009, the Company had outstanding foreign currency forward contracts with a fair value of less than $1 million and a notional value of $18 million and $15 million, respectively.

The Company enters into interest rate swaps to manage its exposure to changes in interest rates associated with its variable rate borrowings. The Company is utilizing pay fixed rate interest swaps (in exchange for floating LIBOR rate based payments) to perform this hedging strategy. The Company entered into two interest rate swaps in April 2007 with an aggregate notional value of $575 million to hedge the variability in cash flows resulting from the term loan facility. One swap, with a notional value of $350 million, expired in July 2010 and the other swap, with a notional value of $225 million, expires in July 2012. In June 2010, the Company entered into an additional interest rate swap with a notional value of $200 million to hedge the variability in cash flows resulting from the term loan facility. This swap is effective beginning in December 2010 and expires in December 2012. The derivatives are being accounted for as cash flow hedges in accordance with the FASB’s derivative and hedging guidance and the unfavorable fair market value of the swaps of $10 million and $15 million, net of income taxes, has been recorded within Accumulated Other Comprehensive Income/(Loss) (“AOCI”) at December 31, 2010 and December 31, 2009, respectively. See Note 20, “Subsequent Events” for a discussion of amounts the company expects to reclassify to earnings from AOCI related to the Amendment to Senior Secured Credit Facility.

The fair value of derivative instruments is as follows:

Liability Derivatives		December 31, 2010 Fair Value	December 31, 2009 Fair Value
Designated as Hedging Instruments	Balance Sheet Location
Interest rate swap contracts	Other current liabilities	$—	$8
	Other non-current liabilities	17	17

		$17	$25

The effect of derivative instruments on earnings is as follows:

	Gain or (Loss) Recognized in Other Comprehensive Income		Location of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion)	Gain or (Loss) Reclassified from AOCI into Income
Derivatives in Cash Flow Hedge Relationships	Year Ended December 31, 2010	Year Ended December 31, 2009		Year Ended December 31, 2010	Year Ended December 31, 2009
Interest rate swap contracts	$8	$13	Interest expense	$(19)	$(23)

		Gain or (Loss) Recognized in Income on Derivative
Derivative Instruments Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income for Derivative Instruments	Year Ended December 31, 2010	Year Ended December 31, 2009
Foreign exchange contracts	Operating expense	$(1)	$(1)

FAIR VALUE

Effective January 1, 2008, the Company adopted the FASB’s guidance for fair value measurements. The guidance clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about the use of fair value measurements. The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value.

Level Input:	Input Definitions:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The availability of observable inputs can vary from asset to asset and is affected by a wide variety of factors, including, for example, the type of asset, whether the asset is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of financial instruments is generally determined by reference to quoted market values. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate. The fair value of interest rate swaps is determined based upon a discounted cash flow approach that incorporates counterparty and performance risk.

The following table summarizes fair value measurements by level at December 31, 2010 for assets/liabilities measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
Derivatives
Interest rate swaps (included in other non-current liabilities)	$—	$—	$17	$17
Deferred compensation plan assets (included in other non-current assets)	$1	$—	$—	$1

The following table summarizes fair value measurements by level at December 31, 2009 for assets/liabilities measured at fair value on a recurring basis:

	Level I	Level II	Level III	Total
Derivatives
Interest rate swaps (primarily included in other non-current liabilities)	$—	$—	$25	$25
Deferred compensation plan assets (included in other non-current assets)	2	—	—	2

The following table presents changes in Level III financial liabilities measured at fair value on a recurring basis:

Fair value at January 1, 2009	$38
Changes reflected in other comprehensive loss	(13)

Fair value at December 31, 2009	25
Changes reflected in other comprehensive loss	(8)

Fair value at December 31, 2010	$17

The following table summarizes the carrying amount of the Company’s indebtedness compared to the estimated fair value at:

	December 31, 2010		December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Debt
Securitization obligations	$331	$331	$305	$305
Term loan facility	3,059	2,903	3,091	2,784
Second Lien Loans	650	720	650	699
Other bank indebtedness	163	163	—	—
Senior Notes	1,688	1,656	1,686	1,427
Senior Toggle Notes	468	449	416	341
Senior Subordinated Notes	864	806	863	668

17.	SEGMENT INFORMATION

The reportable segments presented below represent the Company’s operating segments for which separate financial information is available and which is utilized on a regular basis by its chief operating decision maker to assess performance and to allocate resources. In identifying its reportable segments, the Company also considers the nature of services provided by its operating segments. Management evaluates the operating results of each of its reportable segments based upon revenue and EBITDA, which is defined as net income (loss) before depreciation and amortization, interest (income) expense, net (other than Relocation Services interest for secured assets and obligations) and income taxes, each of which is presented in the Company’s Consolidated Statements of Operations. The Company’s presentation of EBITDA may not be comparable to similar measures used by other companies.

	Revenues (a) (b)
	For the Year Ended December 31,
	2010	2009	2008
Real Estate Franchise Services	$560	$538	$642
Company Owned Real Estate
Brokerage Services	3,016	2,959	3,561
Relocation Services	405	320	451
Title and Settlement Services	325	328	322
Corporate and Other (c)	(216)	(213)	(251)

Total Company	$4,090	$3,932	$4,725

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $216 million for the year ended December 31, 2010, $213 million for the year ended December 31, 2009 and $251 million for the year ended December 31, 2008. Such amounts are eliminated through the Corporate and Other line.
(b)	Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $37 million for the year ended December 31, 2010, $34 million for the year ended December 31, 2009 and $42 million for the year ended December 31, 2008. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(c)	Includes the elimination of transactions between segments.

	EBITDA (a)(b)(c)
	For the Year Ended December 31,
	2010	2009	2008
Real Estate Franchise Services	$352	$323	$(597)
Company Owned Real Estate
Brokerage Services	80	6	(269)
Relocation Services	109	122	(257)
Title and Settlement Services	25	20	(303)
Corporate and Other (d)	269	(6)	(23)

Total Company	$835	$465	$(1,449)

(a)	Includes $21 million of restructuring costs and $1 million of merger costs, offset by a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments for the year ended December 31, 2010 compared to $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to WEX partially offset by $21 million of expenses recorded at Corporate) for the year ended December 31, 2009, $58 million of restructuring costs and $2 million of merger costs offset by a benefit of $20 million of former parent legacy costs for the year ended December 31, 2008.
(b)	2009 EBITDA includes a gain on the extinguishment of debt of $75 million.
(c)	2008 EBITDA includes an impairment charge of $1,789 million. The impairment charge impacted the Real Estate Franchise Services segment by $953 million, the Company Owned Real Estate Brokerage Services segment by $195 million, the Relocation Services segment by $335 million and the Title and Settlement Services segment by $306 million.
(d)	Includes the elimination of transactions between segments.

Provided below is a reconciliation of EBITDA to Net loss attributable to Holdings and Realogy:

	For the Year Ended December 31,
	2010	2009	2008
EBITDA	$835	$465	$(1,449)
Less:
Depreciation and amortization	197	194	219
Interest expense/(income), net	604	583	624

Income (loss) before income taxes	34	(312)	(2,292)
Income tax expense (benefit)	133	(50)	(380)

Net loss attributable to Holdings and Realogy	$(99)	$(262)	$(1,912)

Depreciation and Amortization

	For the Year Ended December 31,
	2010	2009	2008
Real Estate Franchise Services	$78	$78	$77
Company Owned Real Estate Brokerage Services	44	56	78
Relocation Services	50	34	36
Title and Settlement Services	17	18	19
Corporate and Other	8	8	9

Total Company	$197	$194	$219

Segment Assets

	As of December 31,
	2010	2009
Real Estate Franchise Services	$5,262	$5,315
Company Owned Real Estate Brokerage Services	874	853
Relocation Services	1,404	1,252
Title and Settlement Services	277	271
Corporate and Other	212	350

Total Company	$8,029	$8,041

Capital Expenditures

	For the Year Ended December 31,
	2010	2009	2008
Real Estate Franchise Services	$6	$6	$10
Company Owned Real Estate Brokerage Services	22	17	23
Relocation Services	8	7	6
Title and Settlement Services	6	6	7
Corporate and Other	7	4	6

Total Company	$49	$40	$52

The geographic segment information provided below is classified based on the geographic location of the Company’s subsidiaries.

	United States	All Other Countries	Total
On or for the year ended December 31, 2010
Net revenues	$3,990	$100	$4,090
Total assets	7,923	106	8,029
Net property and equipment	185	1	186

On or for the year ended December 31, 2009
Net revenues	$3,838	$94	$3,932
Total assets	7,978	63	8,041
Net property and equipment	210	1	211

On or for the year ended December 31, 2008
Net revenues	$4,628	$97	$4,725
Total assets	8,682	230	8,912
Net property and equipment	274	2	276

18.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Provided below is selected unaudited quarterly financial data for 2010 and 2009.

	2010
	First	Second	Third	Fourth
Net revenues
Real Estate Franchise Services	$122	$173	$138	$127
Company Owned Real Estate Brokerage Services	601	956	762	697
Relocation Services	76	106	122	101
Title and Settlement Services	65	86	84	90
Other (a)	(45)	(68)	(54)	(49)

	$819	$1,253	$1,052	$966

Income (loss) before income taxes, equity in earnings and noncontrolling interests (b)
Real Estate Franchise Services	$46	$103	$71	$55
Company Owned Real Estate Brokerage Services	(47)	64	8	(20)
Relocation Services	(8)	15	38	15
Title and Settlement Services	(10)	8	3	8
Other	(173)	143	(156)	(157)

	$(192)	$333	$(36)	$(99)

Net (loss) income attributable to Holdings and Realogy	$(197)	$222	$(33)	$(91)

Earnings (loss) per share attributable to Holdings (c):
Basic loss per share:	$(0.98)	$1.11	$(0.16)	$(0.45)
Diluted loss per share:	$(0.98)	$1.11	$(0.16)	$(0.45)

(a)	Represents the elimination of transactions primarily between the Real Estate Franchise Services segment and the Company Owned Real Estate Brokerage Services segment.
(b)	The quarterly results include the following:

•	Former parent legacy cost (benefit) of $5 million, $(314) million, $(6) million and $(8) million in the first, second, third and fourth quarters, respectively;

•	Restructuring charges of $6 million, $4 million, $2 million and $9 million in the first, second, third and fourth quarters, respectively; and

•	Merger costs of $1 million in the fourth quarter.

(c)	Basic and diluted EPS amounts in each quarter are computed using the weighted-average number of shares outstanding during that quarter, while basic and diluted EPS for the full year is computed using the weighted-average number of shares outstanding during the year. Therefore, the sum of the four quarters’ basic or diluted EPS may not equal the full year basic or diluted EPS. In the second quarter of 2010, the impact of unexercised options and unvested restricted stock were anti-dilutive and, accordingly, no unexercised options or unvested restricted stock were included in the calculation of diluted earnings per share based on the application of the treasury stock method.

	2009
	First	Second	Third	Fourth
Net revenues
Real Estate Franchise Services	$105	$143	$151	$139
Company Owned Real Estate Brokerage Services	491	764	896	808
Relocation Services	71	80	92	77
Title and Settlement Services	68	88	91	81
Other (a)	(38)	(57)	(61)	(57)

	$697	$1,018	$1,169	$1,048

Loss before income taxes, equity in earnings and non controlling interests (b)
Real Estate Franchise Services	$24	$66	$88	$67
Company Owned Real Estate Brokerage Services	(103)	1	28	(1)
Relocation Services	(8)	65	28	8
Title and Settlement Services	(10)	8	6	(1)
Other	(164)	(158)	(89)	(189)

	$(261)	$(18)	$61	$(116)

Net (loss) income attributable to Holdings and Realogy	$(259)	$(15)	$58	$(46)

Earnings (loss) per share attributable to Holdings (c):
Basic loss per share:	$(1.29)	$(0.07)	$0.29	$(0.23)
Diluted loss per share:	$(1.29)	$(0.07)	$0.29	$(0.23)

(a)	Represents the elimination of transactions primarily between the Real Estate Franchise Services segment and the Company Owned Real Estate Brokerage Services segment.
(b)	The quarterly results include the following:

•	Former parent legacy cost (benefit) of $4 million, $(46) million, $5 million and $3 million in the first, second, third and fourth quarters, respectively;

•	Restructuring charges of $34 million, $10 million, $15 million and $11 million in the first, second, third and fourth quarters, respectively; and

•	Merger costs of $1 million in the fourth quarter.

(c)	Basic and diluted EPS amounts in each quarter are computed using the weighted-average number of shares outstanding during that quarter, while basic and diluted EPS for the full year is computed using the weighted-average number of shares outstanding during the year. Therefore, the sum of the four quarters’ basic or diluted EPS may not equal the full year basic or diluted EPS. In the third quarter of 2009, the impact of unexercised options and unvested restricted stock were anti-dilutive and, accordingly, no unexercised options or unvested restricted stock were included in the calculation of diluted earnings per share based on the application of the treasury stock method.

19.	GUARANTOR/NON-GUARANTOR SUPPLEMENTAL FINANCIAL INFORMATION

The following consolidating financial information presents the Consolidating Balance Sheets and Consolidating Statements of Operations and Cash Flows for: (i) Domus Holdings Corp. (“Holdings”); (ii) its direct wholly owned subsidiary Domus Intermediate Holdings Corp. (“Intermediate”); (iii) its indirect wholly owned subsidiary, Realogy Corporation (“Realogy”); (iv) the guarantor subsidiaries of Realogy; (v) the non-guarantor subsidiaries of Realogy; (vi) elimination entries necessary to consolidate Holdings, Intermediate, Realogy and the guarantor and non-guarantor subsidiaries; and (vii) the Company on a consolidated basis. The guarantor subsidiaries of Realogy are comprised of 100% owned entities. Guarantor and non-guarantor subsidiaries are 100% owned by Realogy, either directly or indirectly. Non-guarantor entities are comprised of securitization entities, foreign subsidiaries, unconsolidated entities, insurance underwriter subsidiaries and qualified foreign holding corporations. The guarantor and non-guarantor financial information is prepared using the same basis of accounting as the consolidated financial statements except for the investments in consolidated subsidiaries which are accounted for using the equity method.

Consolidating Statement of Operations

Year Ended December 31, 2010

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$—	$—	$2,965	$—	$—	$2,965
Service revenue	—	—	—	496	204	—	700
Franchise fees	—	—	—	263	—	—	263
Other	—	—	—	157	5	—	162

Net revenues	—	—	—	3,881	209	—	4,090

Expenses
Commission and other agent-related costs	—	—	—	1,932	—	—	1,932
Operating	—	—	—	1,086	155	—	1,241
Marketing	—	—	—	177	2	—	179
General and administrative	—	—	51	172	15	—	238
Former parent legacy costs (benefit), net	—	—	(323)	—	—	—	(323)
Restructuring costs	—	—	3	18	—	—	21
Merger costs	—	—	1	—	—	—	1
Depreciation and amortization	—	—	8	187	2	—	197
Interest expense / (income), net	—	—	597	7	—	—	604
Other (income) / expense, net	—	—	(1)	(5)	—	—	(6)
Intercompany transactions	—	—	5	(4)	(1)	—	—

Total expenses	—	—	341	3,570	173	—	4,084

Income (loss) before income taxes, equity in earnings and noncontrolling interests	—	—	(341)	311	36	—	6
Income tax expense (benefit)	—	—	(252)	383	2	—	133
Equity in (earnings) losses of unconsolidated entities	—	—	—	—	(30)	—	(30)
Equity in (earnings) losses of subsidiaries	99	99	10	(62)	—	(146)	—

Net income (loss)	(99)	(99)	(99)	(10)	64	146	(97)
Less: Net income attributable to noncontrolling interests	—	—	—	—	(2)	—	(2)

Net income (loss) attributable to Holdings and Realogy	$(99)	$(99)	$(99)	$(10)	$62	$146	$(99)

Consolidating Statement of Operations

Year Ended December 31, 2009

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$—	$—	$2,884	$2	$—	$2,886
Service revenue	—	—	—	436	185	—	621
Franchise fees	—	—	—	273	—	—	273
Other	—	—	—	146	6	—	152

Net revenues	—	—	—	3,739	193	—	3,932

Expenses
Cmmission and other agent-related costs	—	—	—	1,850	—	—	1,850
Operating	—	—	—	1,135	128	—	1,263
Marketing	—	—	—	159	2	—	161
General and administrative	—	—	49	193	8	—	250
Former parent legacy costs (benefit), net	—	—	21	(55)	—	—	(34)
Restructuring costs	—	—	7	63	—	—	70
Merger costs	—	—	1	—	—	—	1
Depreciation and amortization	—	—	8	184	2	—	194
Interest expense / (income), net	—	—	580	3	—	—	583
Gain on extinguishment of debt	—	—	(75)	—	—	—	(75)
Other (income) / expense, net	—	—	2	—	1	—	3
Intercompany transactions	—	—	6	(5)	(1)	—	—

Total expenses	—	—	599	3,527	140	—	4,266

Income (loss) before income taxes, equity in earnings and noncontrolling interests	—	—	(599)	212	53	—	(334)
Income tax expense (benefit)	—	—	(173)	97	26	—	(50)
Equity in (earnings) losses of unconsolidated entities	—	—	—	—	(24)	—	(24)
Equity in (earnings) losses of subsidiaries	262	262	(164)	(49)	—	(311)	—

Net income (loss)	(262)	(262)	(262)	164	51	311	(260)
Less: Net income attributable to noncontrolling interests	—	—	—	—	(2)	—	(2)

Net income (loss) attributable to Holdings and Realogy	$(262)	$(262)	$(262)	$164	$49	$311	$(262)

Consolidating Statement of Operations

Year Ended December 31, 2008

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non– Guarantor Subsidiaries	Eliminations	Consolidated
Revenues
Gross commission income	$—	$—	$—	$3,480	$3	$—	$3,483
Service revenue	—	—	—	551	186	—	737
Franchise fees	—	—	—	323	—	—	323
Other	—	—	—	186	(4)	—	182

Net revenues	—	—	—	4,540	185	—	4,725

Expenses
Commission and other agent-related costs	—	—	—	2,274	1	—	2,275
Operating	—	—	2	1,482	123	—	1,607
Marketing	—	—	1	204	2	—	207
General and administrative	—	—	41	183	12	—	236
Former parent legacy costs (benefit), net	—	—	(20)	—	—	—	(20)
Restructuring costs	—	—	2	56	—	—	58
Merger costs	—	—	1	1	—	—	2
Impairment of intangible assets, goodwill and investment in unconsolidated entities	—	—	—	1,739	50	—	1,789
Depreciation and amortization	—	—	9	208	2	—	219
Interest expense / (income), net	—	—	621	3	—	—	624
Other (income) / expense, net	—	—	(4)	(5)	—	—	(9)
Intercompany transactions	—	—	21	(20)	(1)	—	—

Total expenses	—	—	674	6,125	189	—	6,988

Income (loss) before income taxes, equity in earnings and noncontrolling interests	—	—	(674)	(1,585)	(4)	—	(2,263)
Income tax expense (benefit)	—	—	(228)	(143)	(9)	—	(380)
Equity in (earnings) losses of unconsolidated entities	—	—	—	—	28	—	28
Equity in (earnings) losses of subsidiaries	1,912	1,912	1,466	24	—	(5,314)	—

Net income (loss)	(1,912)	(1,912)	(1,912)	(1,466)	(23)	5,314	(1,911)
Less: Net income attributable to noncontrolling interests	—	—	—	—	(1)	—	(1)

Net income (loss) attributable to Holdings and Realogy	$(1,912)	$(1,912)	$(1,912)	$(1,466)	$(24)	$5,314	$(1,912)

Consolidating Balance Sheet

As of December 31, 2010

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$69	$74	$51	$(2)	$192
Trade receivables, net	—	—	—	79	35	—	114
Relocation receivables	—	—	—	—	386	—	386
Relocation properties held for sale	—	—	—	21	—	—	21
Deferred income taxes	—	—	15	63	(2)	—	76
Intercompany note receivable	—	—	—	13	19	(32)	—
Other current assets	—	—	9	69	31	—	109

Total current assets	—	—	93	319	520	(34)	898
Property and equipment, net	—	—	21	162	3	—	186
Goodwill	—	—	—	2,611	—	—	2,611
Trademarks	—	—	—	732	—	—	732
Franchise agreements, net	—	—	—	2,909	—	—	2,909
Other intangibles, net	—	—	—	478	—	—	478
Other non-current assets	—	—	80	83	52	—	215
Investment in subsidiaries	(1,072)	(1,072)	8,014	152	—	(6,022)	—

Total assets	$(1,072)	$(1,072)	$8,208	$7,446	$575	$(6,056)	$8,029

Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$—	$—	$25	$168	$12	$(2)	$203
Securitization obligations	—	—	—	—	331	—	331
Intercompany note payable	—	—	—	19	13	(32)	—
Due to former parent	—	—	104	—	—	—	104
Revolving credit facility and current portion of long-term debt	—	—	132	55	7	—	194
Accrued expenses and other current liabilities	—	—	178	316	31	—	525
Intercompany payables	—	—	1,949	(1,962)	13	—	—

Total current liabilities	—	—	2,388	(1,404)	407	(34)	1,357
Long-term debt	—	—	6,698	—	—	—	6,698
Deferred income taxes	—	—	(614)	1,497	—	—	883
Other non-current liabilities	—	—	86	61	16	—	163
Intercompany liabilities	—	—	722	(722)	—	—	—

Total liabilities	—	—	9,280	(568)	423	(34)	9,101

Total equity (deficit)	(1,072)	(1,072)	(1,072)	8,014	152	(6,022)	(1,072)

Total liabilities and equity (deficit)	$(1,072)	$(1,072)	$8,208	$7,446	$575	$(6,056)	$8,029

Consolidating Balance Sheet

As of December 31, 2009

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non– Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$194	$24	$42	$(5)	$255
Trade receivables, net	—	—	—	77	25	—	102
Relocation receivables	—	—	—	(20)	354	—	334
Deferred income taxes	—	—	31	54	—	—	85
Intercompany note receivable	—	—	—	13	18	(31)	—
Other current assets	—	—	12	66	20	—	98

Total current assets	—	—	237	214	459	(36)	874
Property and equipment, net	—	—	23	184	4	—	211
Goodwill	—	—	—	2,577	—	—	2,577
Trademarks	—	—	—	732	—	—	732
Franchise agreements, net	—	—	—	2,976	—	—	2,976
Other intangibles, net	—	—	—	453	—	—	453
Other non-current assets	—	—	93	76	49	—	218
Investment in subsidiaries	(981)	(981)	8,022	116	—	(6,176)	—

Total assets	$(981)	$(981)	$8,375	$7,328	$512	$(6,212)	$8,041

Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$—	$—	$11	$82	$8	$(5)	$96
Securitization obligations	—	—	—	—	305	—	305
Intercompany note payable	—	—	—	18	13	(31)	—
Due to former parent	—	—	505	—	—	—	505
Current portion of long-term debt	—	—	32	—	—	—	32
Accrued expenses and other current liabilities	—	—	180	295	27	—	502
Intercompany payables	—	—	1,712	(1,740)	28	—	—

Total current liabilities	—	—	2,440	(1,345)	381	(36)	1,440
Long-term debt	—	—	6,674	—	—	—	6,674
Deferred income taxes	—	—	(557)	1,317	—	—	760
Other non-current liabilities	—	—	82	51	15	—	148
Intercompany liabilities	—	—	717	(717)	—	—	—

Total liabilities	—	—	9,356	(694)	396	(36)	9,022

Total equity (deficit)	(981)	(981)	(981)	8,022	116	(6,176)	(981)

Total liabilities and equity (deficit)	$(981)	$(981)	$8,375	$7,328	$512	$(6,212)	$8,041

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2010

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$(638)	$504	$24	$(8)	$(118)
Investing activities
Property and equipment additions	—	—	(7)	(41)	(1)	—	(49)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	—	—	(17)	—	—	(17)
Proceeds from sale of assets	—	—	—	5	—	—	5
Purchase of certificates of deposit	—	—	—	—	(9)	—	(9)

Net cash provided by (used in) investing activities	—	—	(7)	(53)	(10)	—	(70)
Financing activities
Net change in revolving credit facility	—	—	100	35	7	—	142
Repayments made for term loan facility	—	—	(32)	—	—	—	(32)
Net change in securitization obligations	—	—	—	—	27	—	27
Intercompany dividend	—	—	—	—	(11)	11	—
Intercompany transactions	—	—	454	(428)	(26)	—	—
Other, net	—	—	(2)	(8)	(3)	—	(13)

Net cash provided by (used in) financing activities	—	—	520	(401)	(6)	11	124

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	1	—	1

Net (decrease) increase in cash and cash equivalents	—	—	(125)	50	9	3	(63)
Cash and cash equivalents, beginning of period	—	—	194	24	42	(5)	255

Cash and cash equivalents, end of period	$—	$—	$69	$74	$51	$(2)	$192

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2009

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$—	$(583)	$309	$650	$(35)	$341
Investing activities
Property and equipment additions	—	—	(4)	(36)	—	—	(40)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	—	—	(5)	—	—	(5)
Change in restricted cash	—	—	—	—	(2)	—	(2)
Intercompany dividend	—	—	—	63	—	(63)	—
Intercompany note receivable	—	—	—	37	—	(37)	—

Net cash provided by (used in) investing activities	—	—	(4)	59	(2)	(100)	(47)
Financing activities
Net change in revolving credit facility	—	—	(515)	—	—	—	(515)
Proceeds from issuance of Second Lien Loans	—	—	500	—	—	—	500
Repayments made on term loan credit facility	—	—	(32)	—	—	—	(32)
Net change in securitization obligations	—	—	—	—	(410)	—	(410)
Debt issuance costs	—	—	(11)	—	—	—	(11)
Intercompany dividend	—	—	—	—	(96)	96	—
Intercompany note payable	—	—	—	—	(37)	37	—
Intercompany transactions	—	—	463	(364)	(99)	—	—
Other, net	—	—	(2)	(6)	(3)	—	(11)

Net cash provided by (used in) financing activities	—	—	403	(370)	(645)	133	(479)

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	3	—	3

Net (decrease) increase in cash and cash equivalents			(184)	(2)	6	(2)	(182)
Cash and cash equivalents, beginning of period	—	—	378	26	36	(3)	437

Cash and cash equivalents, end of period	$—	$—	$194	$24	$42	$(5)	$255

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2008

(in millions)

	Holdings	Intermediate	Realogy	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$—	$—	$(610)	$375	$313	$31	$109

Investing activities
Property and equipment additions	—	—	(6)	(44)	(2)	—	(52)
Net assets acquired (net of cash acquired) and acquisition-related payments	—	—	—	(12)	—	—	(12)
Proceeds from the sale of property and equipment	—	—	—	7	—	—	7
Proceeds related to corporate aircraft sale leaseback and termination	—	—	12	—	—	—	12
Proceeds from the sale of a joint venture	—	—	—	12	—	—	12
Investment in unconsolidated entities	—	—	—	(3)	(1)	—	(4)
Change in restricted cash	—	—	—	—	10	—	10
Intercompany note receivable	—	—	—	72	(17)	(55)	—
Other, net	—	—	—	—	4	—	4

Net cash provided by (used in) investing activities	—	—	6	32	(6)	(55)	(23)
Financing activities
Net change in revolving credit facility	—	—	515	—	—	—	515
Repayments made on term Loan credit facility	—	—	(32)	—	—	—	(32)
Note payment for 2006 acquisition of Texas American Title Company	—	—	—	(10)	—	—	(10)
Net change in securitization obligations	—	—	—	—	(258)	—	(258)
Intercompany dividend	—	—	—	—	(25)	25	—
Intercompany note payable	—	—	—	17	(72)	55	—
Intercompany transactions	—	—	384	(434)	50	—	—
Other, net	—	—	(5)	(10)	(1)	—	(16)

Net cash provided by (used in) financing activities	—	—	862	(437)	(306)	80	199

Effect of changes in exchange rates on cash and cash equivalents	—	—	—	—	(1)	—	(1)

Net (decrease) increase in cash and cash equivalents	—	—	258	(30)	—	56	284
Cash and cash equivalents, beginning of period	—	—	120	56	36	(59)	153

Cash and cash equivalents, end of period	$—	$—	$378	$26	$36	$(3)	$437

20.	SUBSEQUENT EVENTS

Subsequent events are evaluated through the date of issuance of the Consolidated Financial Statements, which was April 1, 2011.

Refinancing Transactions

Debt Exchange Offering

On January 5, 2011, Realogy completed a private exchange offer relating to its outstanding Senior Notes, Senior Toggle Notes and Senior Subordinated Notes. Approximately $2,110 million aggregate principal amount were tendered for Convertible Notes, which are convertible at the holder’s option into Common Stock of Holdings and approximately $632 million aggregate principal amount were tendered for the Extended Maturity Notes.

On January 5, 2011, Realogy issued:

•

$492 million aggregate principal amount of 11.50% Senior Notes and $1,144 million aggregate principal amount of 11.00% Series A Convertible Notes in exchange for $1,636 million aggregate principal amount of outstanding 10.50% Senior Notes;

•

$130 million aggregate principal amount of 12.00% Senior Notes and $291 million aggregate principal amount of 11.00% Series B Convertible Notes in exchange for $421 million aggregate principal amount of outstanding Senior Toggle Notes; and

•

$10 million aggregate principal amount of 13.375% Senior Subordinated Notes and $675 million aggregate principal amount of 11.00% Series C Convertible Notes in exchange for $685 million aggregate principal amount of outstanding 12.375% Senior Subordinated Notes.

In addition, upon receipt of the requisite consents from the holders of the Senior Notes and Senior Toggle Notes, Realogy amended the respective indentures governing the terms of such notes to remove substantially all of the restrictive covenants and certain other provisions previously contained in those indentures.

The 11.00% Senior Notes and 12.00% Senior Notes are guaranteed on an unsecured senior basis, and the Convertible Notes and 13.375% Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of Realogy’s existing and future U.S. subsidiaries that is a guarantor under the senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions. The 11.00% Senior Notes and 12.00% Senior Notes are also guaranteed on an unsecured senior subordinated basis, and the Convertible Notes and the 13.375% Senior Subordinated Notes are guaranteed on an unsecured junior subordinated basis, in each case, by Holdings.

As a result of the Debt Exchange Offering, Realogy extended the maturity of approximately $2,742 million aggregate principal amount of our existing unsecured indebtedness to 2017 and 2018, resulting in approximately $303 million aggregate principal amount of Existing Notes maturing in 2014 and 2015. In addition, pursuant to the terms of the indenture governing the terms of the Convertible Notes, the Convertible Notes are redeemable at the Company’s option at a price equal to 90% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption upon a Qualified Public Offering as such term is defined in the indenture.

Realogy and Holdings have agreed to: (1) file a registration statement with the SEC, with respect to a registered offer to exchange each series of the Extended Maturity Notes for new exchange notes having terms substantially identical in all material respects to the Extended Maturity Notes of the applicable series (except that the new exchange notes will not contain terms with respect to additional interest or transfer restrictions) or (2) file a shelf registration statement with respect to resales of the Existing Maturity Notes.

Realogy and Holdings have also agreed to file a shelf registration statement with respect to resales of the outstanding Convertible Notes and Holdings’ Class A Common Stock issuable upon conversion of Realogy’s Convertible Notes.

Amendment to Senior Secured Credit Facility

Effective February 3, 2011, Realogy entered into the Senior Secured Credit Facility Amendment and an incremental assumption agreement, which resulted in the following:

•

certain lenders extended the maturity of a significant portion of our first lien term loans, revolving commitments and synthetic letter of credit commitments to October 10, 2016, April 10, 2016, and October 10, 2016, respectively, which extensions resulted in approximately $2,424 million aggregate principal amount of extended term loans, approximately $461 million aggregate principal amount of commitments in respect of extended revolving loans and approximately $171 million aggregate principal amount of extended synthetic letter of credit commitments;

•

certain lenders simultaneously converted approximately $98 million aggregate principal amount of commitments in respect of extended revolving loans to extended term loans, thereby reducing the commitments under the revolving credit facility to $652 million;

•

the net proceeds of the $700 million aggregate principal amount of First and a Half Lien Notes together with cash on hand were used to prepay $700 million of the outstanding extended term loans, thereby reducing the aggregate principal amount of extended term loans to $1,822 million;

•	the interest rate with respect to the extended term loans was increased by 1.25% from the rate applicable to the non-extended term loans;

•	the interest rate with respect to the extended revolving loans was increased by 1.0% from the rate applicable to the non-extended revolving loans; and

•	the fee with respect to the synthetic letter of credit facility was increased by 1.25% from the fee applicable to the non-extending synthetic letter of credit facility.

The Senior Secured Credit Facility Amendment also provides for the following:

•

allows for one or more future issuances of additional senior secured notes or unsecured notes or loans to prepay the Company’s first lien term loans, to be secured on either a pari passu basis with, or junior to, its first lien obligations under the senior secured credit facility;

•

allows for one or more future issuances of additional senior secured or unsecured notes or loans to prepay the Company’s second lien loans, to be secured on a pari passu basis with, or junior to, its second lien loans under the senior secured credit facility;

•	allows for the incurrence of additional incremental term loans that are secured on a junior basis to the second lien loans in an aggregate amount not to exceed $350 million; and

•

provides that debt financing secured by a lien that is junior in priority to the first lien obligations under the senior secured credit facility (including, but not limited to, the First and a Half Lien Notes) will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under the senior secured credit facility.

The extended term loans do not require any scheduled amortization of principal. The non-extended term loan facility will continue to provide for quarterly amortization payments totaling 1% per annum of the principal amount of the non-extended first lien term loans.

Realogy entered into interest rate swaps to manage a portion of its exposure to changes in interest rates associated with its variable rate borrowings. In order to complete the Senior Secured Credit Facility Amendment, Realogy was required to change the term loan facility interest rate from LIBOR to ABR for five days in early February 2011. Due to this change Realogy’s interest rate hedge was no longer considered effective in accordance with the FASB’s derivative and hedging guidance as the underlying terms of the hedging transaction did not match the interest rate utilized on the borrowings. As a result, in February 2011, Realogy dedesignated the hedge and reclassed $17 million from Accumulated other comprehensive loss to interest expense in the consolidated statement of operations.

Issuance of First and a Half Lien Notes

On February 3, 2011, we issued $700 million aggregate principal amount of First and a Half Lien Notes in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended. The First and a Half Lien Notes are secured by substantially the same collateral as Realogy’s existing secured obligations under its senior secured credit facility, but the priority of the collateral liens securing the First and a Half Lien Notes is (i) junior to the collateral liens securing Realogy’s first lien obligations under its senior secured credit facility and (ii) senior to the collateral liens securing Realogy’s second lien obligations under its senior secured credit facility.

As discussed above, the net proceeds from the offering of the First and a Half Lien Notes, along with cash on hand, were used to prepay $700 million of certain of its first lien term loans that were extended in connection with the Senior Secured Credit Facility Amendment.

Pro Forma Debt Table

The debt table below gives effect to the Refinancing Transactions as if they occurred on December 31, 2010.

	Expiration Date	Total Capacity	Outstanding Borrowings	Available Capacity
Senior Secured Credit Facility:
Non-extended revolving credit facility (1)	April 2013	$289	$—	$210
Extended revolving credit facility (1)	April 2016	363	$—	263
Non-extended term loan facility	October 2013	635	635	—
Extended term loan facility	October 2016	1,822	1,822	—
First and a Half Lien Notes	February 2019	700	700	—
Second Lien Loans	October 2017	650	650	—
Other bank indebtedness (2)	Various	163	163	—
Existing Notes
10.50% Senior Notes	April 2014	64	64	—
11.00%/11.75% Senior Toggle Notes	April 2014	49	49	—
12.375% Senior Subordinated Notes (3)	April 2015	190	187	—
Extended Maturity Notes
11.50% Senior Notes (4)	April 2017	492	488	—
12.00% Senior Notes (5)	April 2017	130	129	—
13.375% Senior Subordinated Notes	April 2018	10	10	—
11.00% Convertible Notes	April 2018	2,110	2,110	—
Securitization obligations: (6)
Apple Ridge Funding LLC	April 2012	500	296	204
Cartus Financing Limited (7)	Various	62	35	27

		$8,229	$7,338	$704

(1)	As of December 31, 2010, there were no outstanding borrowings under the revolving credit facility. The available capacity under this facility was reduced by $79 million and $100 million of outstanding letters of credit on the non-extended and the extended revolving credit facility, respectively at December 31, 2010. On March 1, 2011, the Company had $60 million outstanding on the revolving credit facility.
(2)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, $5 million is due in April 2011, $50 million is due in June 2011, $50 million due November 2011, $50 million is due in January 2013 and $8 million due in May 2015. In February 2011, the Company repaid $55 million of outstanding borrowings under these revolving credit facilities that were due in April and June 2011.
(3)	Consists of $190 million of 12.375% Senior Subordinated Notes due 2015, less a discount of $3 million.

(4)	Consists of $492 million of 11.50% Senior Notes due 2017, less a discount of $4 million.
(5)	Consists of $130 million of 12.00% Senior Notes due 2017, less a discount of $1 million.
(6)	Available capacity is subject to maintaining sufficient relocation related assets to collateralize these securitization obligations.
(7)	Consists of a £35 million facility which expires in August 2015 and a £5 million working capital facility which expires in August 2011.

Pro Forma Debt Maturities

Aggregate maturities of debt on a pro forma basis to give effect to the Refinancing Transactions as of December 31, 2010, excluding $331 million of securitization obligations, are as follows:

Year	Amount
2011	$169
2012	6
2013	623
2014	113
2015	187
Thereafter	5,909

Total debt	7,007
Less: Current portion of long-term debt (1)	169

Long-term debt	$6,838

(1)	Current portion of long term debt includes $163 million of outstanding borrowings related to other bank indebtedness and $6 million related to the amortization of the Non-extended term loan facility.

Phantom Value Plan

On January 5, 2011, the Board of Directors of the Company approved the Realogy Corporation Phantom Value Plan (the “Phantom Value Plan”), which is intended to provide certain participants, including Realogy’s named executive officers, with an incentive to remain in the service of Realogy and to increase their interest in the success of Realogy and to receive compensation based upon Realogy’s success.

Under the Phantom Value Plan, each participant is eligible to receive a payment with respect to an Incentive Award in three series relating to the three series of Convertible Notes at such time and from time to time that Apollo receives cash upon the discharge or third-party sale of not less than $267,638,044 of the aggregate principal amount of all series of Plan Notes (or on any non-cash consideration into which any series of Plan Notes may have been exchanged or converted). The payment with respect to a particular series of an Incentive Award would be an amount which bears the same ratio to the dollar amount of the Incentive Award relating to such series as (i) the aggregate amount of cash received by Affiliate Holders upon discharge in whole or in part of the principal amount of a particular series of Plan Notes or upon the sale of all or a portion of the principal amount of a particular series of Plan Notes (or upon the discharge, sale, exchange or transfer of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted) bears to (ii) the aggregate principal amount of such series of Plan Notes held by Affiliate Holders on the date of grant of such Incentive Award. In addition, participants may be eligible to receive additional amounts based upon cash received by the Affiliate Holders pursuant to the terms of any non-cash consideration into which any such series of Plan Notes may have been exchanged or converted.

In the event that a payment is to be made with respect to an Incentive Award in conjunction with or subsequent to a qualified public offering of common stock of Realogy or its direct or indirect parent company, a participant may elect to receive stock in lieu of the cash payment in a number of unrestricted shares of common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the dollar amount then due on such Incentive Award, plus a number of restricted shares of such common stock with a fair market value, as determined in good faith by the Compensation Committee, equal to the amount then due multiplied by 0.15. The restricted shares of common stock will vest, based on continued employment, on the first anniversary of issuance. In addition, Incentive Awards will be subject to acceleration and payment upon a change of control as specified in the Phantom Value Plan.

On each date the Affiliate Holders receive cash interest on the Plan Notes, participants may be granted stock options under the Holdings 2007 Stock Incentive Plan with an aggregate value (determined on a Black-Scholes basis) equal to an amount which bears the same ratio to the aggregate dollar amount of the participant’s Incentive Award as (i) the aggregate amount of cash interest received by Affiliate Holders on such date bears to (ii) the aggregate principal amount of the Plan Notes held by the Affiliate Holders on the date of grant of the Incentive Award. The stock option grants to Realogy’s CEO, however, would be limited to 50% of the foregoing stock option amount. Generally, each grant of stock options will have a three year vesting schedule, subject to the participant’s continued employment, and vested stock options will become exercisable one year following a qualified public offering. The stock options will have a term of 7.5 years.

Incentive Awards are immediately cancelable and forfeitable in the event of the termination of a participant’s employment for any reason. The Incentive Awards also terminate 10 years following the date of grant.

On January 5, 2011, the Board of Directors of the Company made initial grants of Incentive Awards of approximately $21.8 million to certain executive officers of Realogy.

Amended and Restated Certificate of Incorporation

On January 5, 2011, pursuant to Holdings’ amended and restated certificate of incorporation, the common stock of Holdings was reclassified into Class A Common Stock and Class B Common Stock, with all of the existing common stock of Holdings’ common stock reclassified into shares of Class B Common Stock. Convertible Notes will be convertible to shares of Class A Common Stock upon conversion. Each share of Class A Common Stock will have one vote per share, and each share of Class B Common Stock will have five votes per share. The Class B Common Stock will automatically convert into Class A Common Stock on a share-for-share basis once (i) Apollo converts all of the Convertible Notes it received in the Debt Exchange Offering into shares of Class A Common Stock or (ii) upon a Qualified Public Offering, provided that such conversion would not result in a change of control of Realogy.

As of January 5, 2011, Holdings has the authority to issue up to 4,500,000,000 shares, of which Holdings shall have the authority to issue 4,200,000,000 shares of Class A Common Stock, $0.01 par value, 250,000,000 shares of Class B Common Stock, $0.01 par value and 50,000,000 shares of Preferred Stock, $0.01 par value.

Independent Auditors’ Report

Members

PHH Home Loans, L.L.C.

Mt. Laurel, New Jersey

We have audited the accompanying consolidated balance sheets of PHH Home Loans, L.L.C. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PHH Home Loans, L.L.C. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC
Philadelphia, Pennsylvania
March 18, 2011

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$40,681	$40,024
Restricted cash	5	5
Mortgage loans held for sale	383,701	59,801
Accounts receivable, net of allowance for doubtful accounts of $54 and $91	14,207	2,400
Property, equipment and leasehold improvements, net	905	772
Other assets	9,859	6,554

Total assets	$449,358	$109,556

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$19,547	$13,925
Debt	304,197	—
Due to affiliates, net	38,424	15,157
Other liabilities	4,849	2,542

Total liabilities	367,017	31,624

Commitments and contingencies (Note 8)	—	—
EQUITY
Capital	78,992	102,991
Retained earnings / (Accumulated deficit)	3,349	(25,059)

Total members’ equity	82,341	77,932

Total liabilities and equity	$449,358	$109,556

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2010	2009
Revenues
Fee income	$80,812	$114,267
Gain on mortgage loans, net	193,859	137,045
Interest income	9,945	4,983
Interest expense	(7,060)	(3,986)

Net interest income	2,885	997

Other income	1,281	1,370

Total revenues	278,837	253,679

Expenses
Salaries and related expenses	140,485	128,557
Occupancy and other office expenses	9,067	8,984
Depreciation and amortization	419	369
Allocated expenses (See Note 6)	38,368	41,869
Other operating expenses	33,307	27,513

Total expenses	221,646	207,292

Net income	$57,191	$46,387

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In thousands)

	Capital	Retained Earnings / (Accumulated Deficit)	Total Members’ Equity
Balance at December 31, 2008	$120,013	$(70,810)	$49,203
Net income	—	46,387	46,387
Return of Capital	(17,022)	—	(17,022)
Dividends	—	(636)	(636)

Balance at December 31, 2009	102,991	(25,059)	77,932

Net income	—	57,191	57,191
Return of Capital	(21,712)	—	(21,712)
Dividends	—	(28,783)	(28,783)
Acquisition of PHH Preferred Mortgage (Note 6)	(2,287)	—	(2,287)

Balance at December 31, 2010	$78,992	$3,349	$82,341

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$57,191	$46,387
Adjustments to reconcile Net income to net cash (used in) provided by operating activities:
Depreciation and amortization	419	369
Origination of mortgage loans held for sale	(8,148,039)	(6,206,112)
Proceeds on sale of and payments from mortgage loans held for sale	7,893,926	6,309,911
Earnings in equity method investment	(511)	(705)
Net unrealized gain on mortgage loans held for sale and related derivatives	(71,345)	(9,468)
Amortization and write-off of debt issuance costs	1,702	1,111
Changes in related balance sheet accounts:
(Increase) decrease in accounts receivable, net	(11,807)	333
(Increase) decrease in other assets	(151)	5,292
Increase in accounts payable and accrued expenses	6,067	3,487
Increase (decrease) in other liabilities	567	(6,251)

Net cash (used in) provided by operating activities	(271,981)	144,354

Cash flows from investing activities:
Purchases of property, equipment and leasehold improvements	(552)	(450)
Decrease in restricted cash	—	24,885
Payment for acquisition	(2,287)	—
Dividends on equity method investment	705	538

Net cash (used in) provided by investing activities	(2,134)	24,973

Cash flows from financing activities:
Net increase (decrease) in due to affiliates, net	23,267	(5,551)
Net increase (decrease) in short-term borrowings	304,193	(115,628)
Payment of debt issuance costs	(2,193)	(15)
Return of capital to members	(21,712)	(17,022)
Dividends	(28,783)	(636)

Net cash provided by (used in) financing activities	274,772	(138,852)

Net increase in Cash and cash equivalents	657	30,475
Cash and cash equivalents at beginning of period	40,024	9,549

Cash and cash equivalents at end of period	$40,681	$40,024

Supplemental Disclosure of Cash Flows Information:
Interest payments	$4,436	$3,530

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

PHH Home Loans, L.L.C. is a joint venture formed by PHH Broker Partner Corporation (“PHH Broker Partner”), a wholly owned subsidiary of PHH Corporation (“PHH”) and Realogy Services Venture Partner, Inc. (“Realogy”), formally Cendant Venture Partner. As of December 31, 2010 and 2009, PHH Broker Partner holds a 50.1% ownership interest in PHH Home Loans, L.L.C. and Realogy holds a 49.9% ownership interest in PHH Home Loans, L.L.C.

PHH Home Loans, L.L.C. provides residential mortgage banking services, including the origination and sale of mortgage loans primarily sourced through NRT Incorporated (“NRT”), Realogy’s wholly-owned real estate brokerage business and Cartus Corporation (“Cartus”), Realogy’s wholly-owned relocation business.

The consolidated financial statements include the accounts of PHH Home Loans, L.L.C. and its wholly-owned subsidiaries, (collectively, the “Company”). In presenting the consolidated financial statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates.

The acquisition of PHH Preferred Mortgage in 2010 was recorded using the pooling-of interests method and the financial information for all periods presented reflects the financial statements of the combined companies. See Note 6, “Due to Affiliates and Other Related Party Transactions” for further discussion of this transaction.

Unless otherwise noted, dollar amounts are presented in thousands.

CHANGES IN ACCOUNTING POLICIES

Fair Value Measurements.

In January 2010, the Financial Accounting Standards Board (the “FASB”) updated Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures to add disclosures for transfers in and out of level one and level two of the valuation hierarchy and to present separately information about purchases, sales, issuances and settlements in the reconciliation of assets and liabilities classified within level three of the valuation hierarchy. The updates to this standard also clarify existing disclosure requirements about the level of disaggregation and about inputs and valuation techniques used to measure fair value. Effective January 1, 2010, the disclosure provisions of the updates to ASC 820 were adopted for transfers in and out of level one and level two, level of disaggregation and inputs and valuation techniques used to measure fair value and are included in Note 12, “Fair Value Measurements”. Certain other updates to disclosures about the reconciliation of level three activities are effective for fiscal years and interim periods beginning after December 15, 2010, which will enhance the disclosure requirements and will not impact the Company’s financial position, results of operations or cash flows.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Receivables. In January 2011, the FASB issued ASU No. 2011-01, Deferral of the Effective Date of Disclosures about Trouble Debt Restructurings in Update No. 2010-20, an update to ASC 310, Receivables. Under the existing effective date in ASU No. 2010-20, companies would have provided disclosures about troubled debt restructurings for periods beginning on or after December 15, 2010. The amendments in this update temporarily defer that effective date, enabling public entity creditors to provide those disclosures after the FASB clarifies the guidance for determining what constitutes a troubled debt restructuring. This amendment does not defer the effective date of the other disclosure requirements in ASU No. 2010-20 as discussed above. This update is effective immediately. The Company does not expect the adoption of ASU No. 2011-01 to have an impact on the Consolidated Financial Statements.

Business Combinations. In December 2010, the FASB issued ASU No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, an update to ASC 805, Business Combinations. This update amends ASC 805 to require a public entity that presents comparative financial statements to disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update also expand the supplemental pro-forma disclosures under ASC 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU No. 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company does not expect the adoption of ASU No. 2010-29 to have an impact on the Consolidated Financial Statements.

Revenue Recognition. In October 2009, the FASB issued ASU No. 2009-13, Multiple Deliverable Arrangements, an update to ASC 605, Revenue Recognition. This update amends ASC 605 for how to determine whether an arrangement involving multiple deliverables (i) contains more than one unit of accounting and (ii) how the arrangement consideration should be measured and allocated to the separate units of accounting. ASU No. 2009-13 is effective prospectively for arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company does not expect the adoption of ASU No. 2009-13 to have an impact on the Consolidated Financial Statements.

REVENUE RECOGNITION

The Company’s operations include the origination (brokering or funding) and sale of residential mortgage loans. Fee income consists of income earned on all loan originations, brokered loan fees, application and underwriting fees, and fees on cancelled loans.

Gain on mortgage loans, net includes the realized and unrealized gains and losses on MLHS, as well as the changes in fair value of all loan-related derivatives, including IRLCs and freestanding loan-related derivatives. The fair value of IRLCs is based upon the estimated fair value of the underlying mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company’s IRLCs and MLHS approximates a whole-loan price, which includes the value of the related servicing.

Loans are placed on non-accrual status when any portion of the principal or interest is ninety days past due or earlier if factors indicate that the ultimate collectability of the principal or interest is not probable. Interest received from loans on non-accrual status is recorded as income when collected. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

INCOME TAXES

The Company has elected to report as a partnership for federal and state income tax purposes, and, accordingly, there is no provision for income taxes in the accompanying financial statements.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale represent loans originated and held until sold to permanent market investors. Mortgage loans held for sale are measured at fair value on a recurring basis.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed utilizing the straight-line method over the estimated benefit period of the related assets or the lease term, if shorter. Estimated useful lives range from 1 to 5 years for leasehold improvements, 3 to 5 years for capitalized software, and 3 to 7 years for furniture, fixtures and equipment.

FAIR VALUE

A three-level valuation hierarchy is used to classify inputs into the measurement of assets and liabilities at fair value. The valuation hierarchy is based upon the relative reliability and availability to market participants of inputs for the valuation of an asset or liability as of the measurement date. When the valuation technique used in determining fair value of an asset or liability utilizes inputs from different levels of the hierarchy, the level within which the measurement in its entirety is categorized is based upon the lowest level input that is significant to the measurement in its entirety. The valuation hierarchy consists of the following levels:

Level One. Level One inputs are unadjusted, quoted prices in active markets for identical assets or liabilities which the Company has the ability to access at the measurement date.

Level Two. Level Two inputs are observable for that asset or liability, either directly or indirectly, and include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, observable inputs for the asset or liability other than quoted prices and inputs derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified contractual term, the inputs must be observable for substantially the full term of the asset or liability.

Level Three. Level Three inputs are unobservable inputs for the asset or liability that reflect the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, and are developed based on the best information available.

Fair value is based on quoted market prices, where available. If quoted prices are not available, fair value is estimated based upon other observable inputs. Unobservable inputs are used when observable inputs are not available and are based upon judgments and assumptions, which are the Company’s assessment of the assumptions market participants would use in pricing the asset or liability, which may include assumptions about risk, counterparty credit quality, the Company’s creditworthiness and liquidity and are developed based on the best information available.

When a determination is made to classify an asset or liability within Level Three of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement of the asset or liability. The fair value of assets and liabilities classified within Level Three of the valuation hierarchy also typically includes observable factors. In the event that certain inputs to the valuation of assets and liabilities are actively quoted and can be validated to external sources, the realized and unrealized gains and losses recorded include changes in fair value determined by observable factors.

Changes in the availability of observable inputs may result in the reclassification of certain assets or liabilities. Such reclassifications are reported as transfers in or out of Level Three as of the beginning of the period that the change occurs.

SUBSEQUENT EVENTS

Subsequent events are evaluated through the date of issuance of the Consolidated Financial Statements, which was March 18, 2011.

2.	ACCOUNTS RECEIVABLE

Accounts receivable, net consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Receivables related to loan sales and brokered loans	$12,038	$1,669
Amounts due from corporate customers	1,757	541
Other	466	281

Accounts receivable, gross	14,261	2,491
Allowance for doubtful accounts	(54)	(91)

Accounts receivable, net	$14,207	$2,400

3.	PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, net consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Furniture, fixtures and equipment	$2,625	$2,170
Leasehold improvements	362	362
Capitalized software	529	432

Property, equipment and leasehold improvements, gross	3,516	2,964
Accumulated depreciation	(2,611)	(2,192)

Property, equipment and leasehold improvements, net	$905	$772

4.	OTHER ASSETS

Other assets consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Derivative assets	$5,851	$2,994
Equity method investment	2,632	2,826
Debt issuance costs	491	—
Security deposits	450	173
Prepaid expenses	266	449
Other	169	112

Other assets	$9,859	$6,554

5.	DEBT

The Company’s debt represents asset-backed variable-rate warehouse facilities to support the origination of mortgage loans, and provide creditors a collateralized interest in specific mortgage loans that meet the eligibility requirements under the facility during the warehouse period. Repayment of the facilities typically comes from the sale of the loans to permanent investors. The following summarizes the components of indebtedness, facility expiration dates, and assets held as collateral that are not available to pay the Company’s general obligations:

	December 31, 2010
	Balance	Capacity	Interest Rate(1)	Expiration Date	Mortgage Loans Held For Sale Collateral
	($ in thousands)
CSFB Warehouse Line	$229,209	$325,000	2.57%	5/25/2011	$242,002
Ally Bank Repurchase Facility	74,988	150,000	4.15%	3/30/2011	89,261

Total	$304,197	$475,000			$331,263

(1)	Represents the stated interest rate as of December 31, 2010.

As of December 31, 2009, the Company has no Debt amounts outstanding. As of December 31, 2010, the fair value of Debt was $304.2 million.

On May 26, 2010, the Company entered into a $150 million committed 364-day variable-rate mortgage repurchase facility with Credit Suisse First Boston Mortgage Capital, LLC pursuant to a master repurchase agreement. Effective December 17, 2010, the committed amount of the repurchase facility was increased to $325 million.

On April 8, 2010, the Company entered into a $150 million 356-day variable-rate committed mortgage repurchase facility with Ally Bank pursuant to a master repurchase agreement and certain related agreements.

Certain debt arrangements require the maintenance of certain financial ratios and contain affirmative and negative covenants, including, but not limited to, liquidity maintenance, net worth maintenance, and limitations on certain transactions with affiliates. As of December 31, 2010, the Company was in compliance with all of its financial covenants related to its debt arrangements.

6.	DUE TO AFFILIATES AND OTHER RELATED PARTY TRANSACTIONS

Due to affiliates, net consisted of the following:

	December 31,
	2010	2009
	(In thousands)
Due to PHH Corporation	$26,181	$10,494
Due to other PHH affiliates	11,754	4,663
Subordinated Intercompany Line of Credit	489	—

Total	$38,424	$15,157

Due to PHH Corporation represents amounts payable for payroll processing and funding, as PHH provides administrative payroll services to the Company. All amounts due to PHH, other than the intercompany line of credit are settled, on a monthly basis. Due to other PHH affiliates represents net amounts due to/from PHH’s wholly-owned title and appraisal services company as well as amounts due to PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of PHH, under a Management Services Agreement as further discussed below. The Subordinated Intercompany Line of Credit is described in detail below.

On October 5, 2010, the Company acquired PHH Preferred Mortgage, a mortgage broker in the residential market. The entity was acquired from Coldwell Banker Preferred, an unrelated third party, and PHH Broker Partner Corporation, a subsidiary of PHH Mortgage. The Company paid $2.3 million associated with the acquisition, with $1.9 million paid to Coldwell Banker Preferred and $0.4 million paid to PHH Broker Partner.

Agreement with PHH Corporation

The Company has entered into a Subordinated Intercompany Line of Credit agreement with PHH Corporation with $100 million capacity. This indebtedness is unsecured and is subordinate to the asset-backed debt facilities. The Company and PHH entered into the subordinated financing to increase the Company’s borrowing capacity to fund MLHS and support the tangible net worth requirements of the asset-backed debt facilities.

As of December 31, 2010, the Company has no debt outstanding, and $0.5 million of interest payable under the Subordinated Intercompany Line of Credit.

Agreements with PHH Mortgage

Management Services Agreement

The Company has entered into a Management Services Agreement with PHH Mortgage, whereby PHH Mortgage provides the Company with the following types of services:

•	Seasonal staffing services

•	Product support services

•	General and administrative services

•	IT administrative services

The Company receives the benefit of these services from PHH Mortgage. During the years ended December 31, 2010 and 2009, the expense for these services was $37.4 million and $40.9 million as recorded in Allocated expenses in the Consolidated Statement of Operations.

Loan Purchase Agreement

The Company has entered into a loan purchase agreement with PHH Mortgage, whereby it has committed to sell or broker, and PHH Mortgage has committed to purchase or fund, certain loans originated. This agreement represents a best efforts commitment to the Company, whereby the ultimate price paid by PHH Mortgage for the loan is determined at the time the Company issues the commitment to the borrower. This agreement had the following impact on the financial position and results of operation or cash flows:

•	During 2010 and 2009, the Company sold or brokered $7.9 billion and $11.1 billion, respectively, of mortgage loans to PHH Mortgage.

•	For the years ended December 31, 2010 and 2009, $28.7 million and $67.3 million, respectively, of broker fees were recognized within Fee income in the Consolidated Statement of Operations.

•	Gains of $77.1 million and $92.1 million were recognized for the years ended December 31, 2010 and 2009 respectively, within Gain on mortgage loans, net in the Consolidated Statements of Operations.

•	As of December 31, 2010, the Company had outstanding commitments with PHH Mortgage to sell or broker loans totaling $642 million.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, PHH has the right to terminate the strategic relationship agreement and terminate its interest in the Company upon, among other things, a material breach by Realogy of a material provision of the LLC Operating Agreement, in which case PHH has the right to purchase Realogy’s interest in the Company at a price derived from an agreed-upon formula based upon fair market value (which is determined with reference to the trailing twelve months EBITDA (earnings before interest, taxes, depreciation and amortization) for the Company and the average market EBITDA multiple for mortgage banking companies.

Upon termination of the mortgage venture, all of the mortgage venture agreements will terminate automatically (excluding certain privacy, non-competition, venture related transition provisions and other general provisions), and Realogy will be released from any restrictions under the mortgage venture agreements that may restrict its ability to pursue a partnership, joint venture or another arrangement with any third party mortgage operation.

Sublease Agreement

See Note 10 – Leases for further information regarding lease agreements with PHH Mortgage.

Arrangements with Realogy

Trademark License Agreement

The Company has entered into a Trademark License Agreement with certain affiliates of Realogy, whereby those affiliates have granted the Company exclusive rights to use certain trademarks. Under the terms of the agreement, Realogy remains the owner of the trademarks; however, the Company has the exclusive rights to use the trademarks in conducting its mortgage banking operations and does not pay a fee for the use of these rights.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, Realogy has the right to terminate the strategic relationship agreement and terminate its interest in the Company in the event of:

•

a Regulatory Event (defined below) continuing for six months or more; provided that the Company may defer termination on account of a Regulatory Event for up to six additional one month periods by paying Realogy a $1.0 million fee at the beginning of each such one month period;

•	a change in control of PHH involving a competitor of Realogy or certain other specified parties;

•	a material breach, not cured within the requisite cure period, by PHH or its affiliates of the representations, warranties, covenants or other agreements related to the formation of the Company;

•	failure by the Company to make scheduled distributions pursuant to the LLC Operating Agreement;

•	bankruptcy or insolvency of PHH or the Company, or

•	any act or omission by PHH that causes or would reasonably be expected to cause material harm to Realogy.

A “Regulatory Event” means a situation in which (a) the Company becomes subject to any regulatory order, or any governmental entity initiates a proceeding with respect to the Company, and (b) such regulatory order or proceeding prevents or materially impairs the Company’s ability to originate loans for any period of time in a manner that adversely affects the value of one or more quarterly distributions to be paid pursuant to the LLC Operating Agreement; provided, however, that a “Regulatory Event” does not include (1) any order, directive or interpretation or change in law, rule or regulation, in any such case that is applicable generally to companies engaged in the mortgage lending business such that the Company is unable to cure the resulting circumstances described in (b) above, or (2) any regulatory order or proceeding that results solely from acts or omissions on the part of Realogy or its affiliates.

In the case of a change in control of PHH, Realogy may terminate the LLC Operating Agreement. In addition, beginning on February 1, 2015, Realogy may terminate the LLC Operating Agreement at any time by giving two years’ notice to PHH. Upon Realogy’s termination of the agreement, Realogy will have the option either to (i) require that PHH purchase Realogy’s interest in the Company, (ii) require PHH to sell its interest in the Company to Realogy or its designee. The fair value of the purchase or sale of interests in the company upon Realogy’s termination will be determined in accordance with the LLC Operating Agreement, and in certain cases, liquidated damages will be paid.

Shared Office Space Agreement

See Note 10 – Leases for further information regarding lease agreements with Realogy.

7.	DERIVATIVES AND RISK MANAGEMENT ACTIVITIES

Derivative instruments are used as part of the overall strategy to manage exposure to market risks primarily associated with fluctuations in interest rates, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on mortgage loans held for sale and related commitments. The Company also has exposure to LIBOR due to its impact on variable-rate borrowings. The Company uses best efforts commitments with various investors, including PHH Mortgage, to mitigate the risk associated with mortgage loans held for sale and interest rate lock commitments. As a matter of policy, derivatives are not used for speculative purposes. The following is a description of the Company’s risk management policies related to IRLCs and mortgage loans held for sale:

Interest Rate Lock Commitments. Interest rate lock commitments (“IRLCs”) represent an agreement to extend credit to a mortgage loan applicant, or an agreement to purchase a loan from a third-party originator, whereby the interest rate on the loan is set prior to funding. The loan commitment binds the Company (subject to the loan approval process) to lend funds to a potential borrower at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. As such, outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of issuance through the date of loan funding, cancellation or expiration. Loan commitments generally range between 30 and 90 days; however, the borrower is not obligated to obtain the loan. The Company is subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLCs. The Company uses best efforts commitments to substantially eliminate these risks. Historical commitment-to-closing ratios are considered to estimate the quantity of mortgage loans that will fund within the terms of the IRLCs.

Mortgage Loans Held for Sale. The Company is subject to interest rate and price risk on its Mortgage loans held for sale from the loan funding date until the date the loan is sold. Best efforts commitments which fix the forward sales price that will be realized in the secondary market are used to eliminate the interest rate and price risk to the Company.

See Note 12, “Fair Value Measurements” for additional information regarding IRLCs, mortgage loans, and related sale commitments.

Derivative instruments are measured at fair value on a recurring basis and are included in Other assets or Other liabilities in the Consolidated Balance Sheets. The Company did not have any derivative instruments designated as hedging instruments, or subject to master netting and collateral agreements as of and for the years ended December 31, 2010 and 2009.

The following table presents the balances of outstanding derivatives:

	December 31, 2010			December 31, 2009
	Asset Derivatives	Liability Derivatives	Notional	Asset Derivatives	Liability Derivatives	Notional
	(In thousands)
Interest rate lock commitments	$3,217	$1,128	$614,199	$1,358	$480	$455,787
Best efforts sale commitments	2,634	1,228	990,235	1,636	133	514,030

Fair value of derivative instruments	$5,851	$2,356		$2,994	$613

The following table summarizes the amounts recorded in Gain on mortgage loans, net in the Consolidated Statements of Operations for derivative instruments not designated as hedging instruments:

	December 31,
	2010	2009
	(In thousands)
Interest rate lock commitments	$93,336	$41,988
Best Efforts Sale commitments	(30,419)	7,029

Total derivative instruments	$62,917	$49,017

8.	COMMITMENTS AND CONTINGENCIES

Loan Related Commitments

At December 31, 2010, the Company had commitments to fund loans with agreed-upon rates or rate protection amounting to $798 million and best efforts commitments to sell loans amounting to $1.2 billion. The Company is only obligated to settle the best efforts commitment if the loan closes in accordance with the terms of the IRLC; therefore, the commitments outstanding do not represent future cash obligations.

Pending Litigation

The Company is involved in litigation arising in the normal course of business. Although the amount of any ultimate liability arising from these matters cannot presently be determined, the Company does not anticipate that any such liability will have a material effect on its consolidated financial position or results of operations.

9.	BENEFIT PLANS

Employees of the Company are participants in a defined contribution plan. For the years ended December 31, 2010 and 2009, defined contribution plan expenses of $2.5 million and $2.4 million, respectively, were recognized in Salaries and related expenses in the Consolidated Statements of Operations.

10.	LEASES

The Company leases space from related parties, and recognized expense amount in the Consolidated Statement of Operations related to these agreements as follows:

•	For the years ended December 31, 2010 and 2009, expense was recognized related to office space leased from PHH Mortgage, of $1.0 million for both years, in Allocated expenses.

•

For the years ended December 31, 2010 and 2009, expense was recognized related to office space leased from Realogy affiliates, of $1.6 million and $1.8 million, respectively, in Occupancy and other office expenses.

Certain other facilities and equipment are leased under lease agreements expiring at various dates through 2017. For the years ended December 31, 2010 and 2009, total rental expense for premises and equipment amounted to $5.5 million and $5.4 million, respectively.

Obligations under non-cancellable leases which have a remaining term of more than twelve months are as follows:

Future Minimum Lease Obligations
(In thousands)
2011	$2,784
2012	2,346
2013	1,257
2014	1,134
2015	1,038
Thereafter	407

$8,966

11.	CONCENTRATIONS OF CREDIT RISK

During the current period, the Company had operating cash deposited with banks in excess of federally insured limits.

The Company originates mortgage loans in 49 states sourced through Realogy-owned real estate offices, Cartus, and for U.S.-based employees of Realogy and its subsidiaries. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers with similar characteristics, which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. During 2010 and 2009, 77% and 71%, respectively, of originated and brokered loans were derived from sources related to Realogy.

The Company is exposed to counterparty risk with its best efforts commitments in the event that the counterparty cannot take delivery of the underlying mortgage loan.

12.	FAIR VALUE MEASUREMENTS

As of December 31, 2010 and 2009, all financial instruments were either recorded at fair value or the carrying value approximated fair value, with the exception of Debt. See Note 5, “Debt” for the fair value of Debt as of December 31, 2010. For financial instruments that were not recorded at fair value as of December 31, 2010 and 2009, such as Cash and cash equivalents and Restricted cash and cash equivalents, the carrying value approximates fair value due to the short-term nature of such instruments. The incorporation of counterparty credit risk did not have a significant impact on the valuation of assets and liabilities recorded at fair value on a recurring basis as of December 31, 2010 or 2009.

See Note 1, “Summary of Significant Accounting Policies” for a description of the valuation hierarchy of inputs used in determining fair value measurements. The Company does not have any assets or liabilities that are measured at fair value on a non-recurring basis.

For assets and liabilities measured at fair value on a recurring basis, the valuation methodologies, significant inputs, and classification pursuant to the valuation hierarchy are as follows:

Mortgage Loans Held for Sale. Mortgage loans held for sale are generally classified within Level Two of the valuation hierarchy.

For Level Two mortgage loans held for sale (“MLHS”), fair value is estimated using a market approach by utilizing either: (i) the fair value of securities backed by similar mortgage loans, adjusted for certain factors to approximate the fair value of a whole mortgage loan, including the value attributable to mortgage servicing and credit risk, (ii) current commitments to purchase loans or (iii) recent observable market trades for similar loans, adjusted for credit risk and other individual loan characteristics. The Agency mortgage-backed security market is a highly liquid and active secondary market for conforming conventional loans whereby quoted prices exist for securities at the pass-through level, which are published on a regular basis.

For Level Three MLHS, fair value is estimated utilizing either a discounted cash flow model or underlying collateral values. For MLHS valued using underlying collateral values as of December 31, 2010 and 2009, an adjustment was made for a pricing discount based on the most recent observable price in an active market.

The following tables reflect the difference between the carrying amount of MLHS, measured at fair value, and the aggregate unpaid principal amount that the Company is contractually entitled to receive at maturity:

	December 31, 2010		December 31, 2009
	Total	Loans 90 or more days past due and on non-accrual status	Total	Loans 90 or more days past due and on non-accrual status
	(In thousands)
Mortgage loans held for sale:
Carrying amount	$383,701	$610	$59,801	$716
Aggregate unpaid principal balance	377,403	1,107	59,321	1,109

Difference	6,298	(497)	480	(393)

The following table summarizes the components of Mortgage loans held for sale:

	December 31, 2010	December 31, 2009
	(In thousands)
First mortgages:
Conforming(1)	$354,638	$58,923
Non-conforming	27,946	—

Total first mortgages	382,584	58,923

Second lien	171	162
Scratch and Dent(2)	758	716
Other	188	—

Total	$383,701	$59,801

(1)	Represents mortgage loans that conform to the standards of the government-sponsored entities.
(2)	Represents mortgages with origination flaws or performance issues.

Derivative Instruments. Derivative instruments are classified within Level Two and Level Three of the valuation hierarchy.

Best Efforts Commitments: Best efforts commitments are classified within Level Two of the valuation hierarchy. Best efforts commitments fix the forward sales price that will be realized upon the sale of mortgage loans into the secondary market. Best efforts sales commitments are entered into for loans at the time the borrower commitment is made. These best efforts sales commitments are valued using the committed price to the counterparty against the current market price of the interest rate lock commitment or mortgage loan held for sale.

Interest Rate Lock Commitments: Interest rate lock commitments (“IRLCs”) are classified within Level Three of the valuation hierarchy. IRLCs represent an agreement to extend credit to a mortgage loan applicant, or an agreement to purchase a loan from a third-party originator, whereby the interest rate on the loan is set prior to funding. The fair value of IRLCs is based upon the estimated fair value of the underlying mortgage loan, including the expected net future cash flows related to servicing the mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) an adjustment to reflect the estimated percentage of IRLCs that will result in a closed mortgage loan (or “pullthrough”). The estimate of pullthrough is based on changes in pricing and actual borrower behavior. The average pullthrough percentage used in measuring the fair value of IRLCs was 72% as of December 31, 2010.

Assets and liabilities that are measured at fair value on a recurring basis were as follows:

	December 31, 2010
	Level One	Level Two	Level Three	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$382,772	$929	$383,701
Other assets:
Derivative assets
Interest rate lock commitments	—	—	3,217	3,217
Best efforts commitments	—	2,634	—	2,634
Liabilities:
Other liabilities:
Derivative liabilities
Interest rate lock commitments	—	—	1,128	1,128
Best efforts commitments	—	1,228	—	1,228

	December 31, 2009
	Level One	Level Two	Level Three	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$58,923	$878	$59,801
Other assets:
Derivative assets	—	1,636	1,358	2,994
Liabilities:
Other liabilities:
Derivative liabilities	—	133	480	613

The activity in assets and liabilities that are classified within Level Three of the valuation hierarchy during the years ended December 31, 2010 and 2009 consisted of:

	December 31, 2010		December 31, 2009
	Mortgage loans held for sale	IRLCs, net	Mortgage loans held for sale	Derivatives, net
	(In thousands)
Balance, January 1,	$878	$878	$616	$10,287
Realized and unrealized (losses) gains(1)	(301)	93,336	(62)	41,988
Purchases, issuances and settlements, net	92	(92,125)	142	(51,397)
Transfers into level three (2)	260	—	182	—

Balance, December 31,	$929	$2,089	$878	$878

(1)	Realized and unrealized (losses) gains are recognized within Gain on mortgage loans, net in the Consolidated Statements of Operations.
(2)	Represents Conforming Loans that were reclassified to Scratch and Dent during the year ended December 31, 2010. The amount of transfer out of level three was not significant for the year ended December 31, 2010 or 2009.

The amount of unrealized gains and losses included in Gain on mortgage loans, net in the Consolidated Statements of Operations related to assets and liabilities classified within Level Three of the valuation hierarchy that are included in the Consolidated Balance Sheets as of December 31, 2010 and 2009 are $1.9 million and $0.8 million, respectively.

13.	CAPITAL REQUIREMENTS

As a licensed mortgagee, the Company is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), FHA, Fannie Mae and state regulatory authorities with respect to originating, processing, and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels (which vary based on the portfolio of FHA loans originated by the Company). Failure to meet the net worth requirements outlined above could adversely impact the ability to originate loans and access the secondary market.

The following table presents required and actual net worth amounts:

	December 31, 2010
	Required	Adjusted actual
	(In thousands)
HUD/FHA	$14,318	$82,341
Fannie Mae	1,000	82,341

Independent Auditor’s Report

To the Members

PHH Home Loans, L.L.C.

Mt. Laurel, New Jersey

We have audited the accompanying consolidated balance sheets of PHH Home Loans, L.L.C. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PHH Home Loans, L.L.C. and subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC
Malvern, Pennsylvania
March 17, 2010

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	2009	2008
ASSETS
Cash and cash equivalents	$39,857	$9,362
Restricted cash	5	24,890
Mortgage loans held for sale	59,801	152,143
Accounts receivable, net	2,400	2,733
Property, equipment and leasehold improvements, net	772	691
Other assets	6,554	14,764

Total Assets	$109,389	$204,583

LIABILITIES AND MEMBERS’ EQUITY
Accounts payable and accrued expenses	$13,869	$10,390
Debt	—	115,628
Due to affiliates, net	15,155	20,706
Other liabilities	2,542	8,791

Total Liabilities	31,566	155,515

MEMBERS’ EQUITY
Capital	102,924	119,924
Accumulated deficit	(25,101)	(70,856)

Total Members’ Equity	77,823	49,068

Total Liabilities and Members’ Equity	$109,389	$204,583

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	2009	2008
REVENUES
Fee income	$112,757	$51,213
Gain on mortgage loans, net	137,045	126,872
Interest income	4,983	15,461
Interest expense	(3,986)	(14,897)

Net interest income	997	564
Other income	1,370	4,169

Total Revenues	252,169	182,818

EXPENSES
Salaries and related expenses	127,905	98,258
Occupancy and other office expenses	8,944	8,667
Depreciation and amortization	369	558
Allocated expenses (See Note 7)	41,869	44,032
Other operating expenses	27,327	28,992
Goodwill impairment (See Note 5)	—	61,184

Total Expenses	206,414	241,691

NET INCOME/(LOSS)	$45,755	$(58,873)

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	Capital	Accumulated Deficit	Total Members’ Equity
BALANCE, JANUARY 1, 2008	$126,924	$(9,818)	$117,106

Effect of adoption of ASC 820 and ASC 825	—	(2,165)	(2,165)
Return of capital to PHH Broker Partner Corporation	(3,507)	—	(3,507)
Return of capital to Realogy Services Venture Partner, Inc.	(3,493)	—	(3,493)
Net Loss	—	(58,873)	(58,873)

BALANCE, DECEMBER 31, 2008	119,924	(70,856)	49,068
Return of capital to PHH Broker Partner Corporation	(8,517)	—	(8,517)
Return of capital to Realogy Services Venture Partner, Inc.	(8,483)	—	(8,483)
Net Income	—	45,755	45,755

BALANCE, DECEMBER 31, 2009	$102,924	$(25,101)	$77,823

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$45,755	$(58,873)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	369	558
Goodwill impairment charge	—	61,184
Origination of mortgage loans held for sale	(6,206,112)	(6,774,584)
Proceeds on sale of and payments from mortgage loans held for sale	6,309,911	6,968,575
Earnings in equity method investment	(705)	(538)
Gain on sale of property, equipment and leasehold improvements	—	(3)
Unrealized gain on mortgage loans held for sale and related derivatives	(9,468)	(2,433)
Amortization and write-off of debt issuance costs	1,111	4,343
Changes in related balance sheet accounts
Decrease in accounts receivable, net	333	7,219
Decrease in other assets	5,292	6,185
Increase (decrease) in accounts payable and accrued expenses	3,479	(769)
(Decrease) increase in other liabilities	(6,249)	7,098

NET CASH PROVIDED BY OPERATING ACTIVITIES	143,716	217,962

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements	(450)	(404)
Proceeds on sale of property and equipment	—	39
Decrease in restricted cash	24,885	7,491
Cash received from equity method investment	538	604

NET CASH PROVIDED BY INVESTING ACTIVITIES	24,973	7,730

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in due to affiliates	(5,551)	(16,253)
Net decrease in short-term debt	(115,628)	(206,098)
Payment of debt issuance costs	(15)	(4,322)
Capital contributions	—	1,497
Return of capital to members	(17,000)	(7,000)

NET CASH USED IN FINANCING ACTIVITIES	(138,194)	(232,176)

Net change in cash and cash equivalents	30,495	(6,484)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,362	15,846

CASH AND CASH EQUIVALENTS, END OF YEAR	$39,857	$9,362

SUPPLEMENTAL ITEM:
Interest paid	$3,530	$10,995

See accompanying notes to consolidated financial statements.

PHH HOME LOANS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009 AND 2008

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

PHH Home Loans, L.L.C. is a joint venture formed by PHH Broker Partner Corporation (“PHH Broker Partner”), a wholly owned subsidiary of PHH Corporation (“PHH”) and Realogy Services Venture Partner, Inc. (“Realogy”), formally Cendant Venture Partner. As of December 31, 2009 and 2008, PHH Broker Partner holds a 50.1% ownership interest in PHH Home Loans, L.L.C. and Realogy holds a 49.9% ownership interest in PHH Home Loans, L.L.C.

PHH Home Loans, L.L.C. provides residential mortgage banking services, including the origination and sale of mortgage loans primarily sourced through NRT Incorporated (“NRT”), Realogy’s wholly-owned real estate brokerage business and Cartus Corporation (“Cartus”), Realogy’s wholly-owned relocation business.

The consolidated financial statements include the accounts of PHH Home Loans, L.L.C. and its wholly-owned subsidiaries, (collectively, the “Company”). In presenting the consolidated financial statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates. Unless otherwise noted, dollar amounts are presented in thousands.

Changes in Accounting Policies

Fair Value Measurements. In September 2006, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 also prioritizes the use of market-based assumptions, or observable inputs, over entity-specific assumptions or unobservable inputs when measuring fair value and establishes a three-level hierarchy based upon the relative reliability and availability of the inputs to market participants for the valuation of an asset or liability as of the measurement date. The fair value hierarchy designates quoted prices in active markets for identical assets or liabilities at the highest level and unobservable inputs at the lowest level. (See Note 13, “Fair Value Measurements” for additional information regarding the fair value hierarchy.) ASC 820 also nullified the guidance which required the deferral of gains and losses at the inception of a transaction involving a derivative financial instrument in the absence of observable data supporting the valuation technique.

The Company adopted the provisions of ASC 820 for assets and liabilities that are measured at fair value on a recurring basis effective January 1, 2008. As a result of the adoption of ASC 820 for assets and liabilities that are measured at fair value on a recurring basis, the Company recorded a $3.8 million decrease in accumulated deficit as of January 1, 2008. This amount represents the transition adjustment, net of income taxes, resulting from recognizing gains and losses related to the Company’s interest rate lock commitments (“IRLCs”) that were previously deferred. The fair value of the Company’s IRLCs, as determined for the January 1, 2008 transition adjustment, excluded the fair value attributable to servicing rights, in accordance with the transition provisions of updates to ASC 815, “Derivatives and Hedging” (“ASC 815”). The fair value associated with the servicing rights is included in the fair value measurement of all written loan commitments issued after January 1, 2008.

The following table summarizes the transition adjustment at the date of adoption of ASC 820:

	Balance January 1, 2008 Prior to Adoption	Transition Adjustment	Balance January 1, 2008 After Adoption
(dollar amounts in thousands)
Derivative assets	$708	$(3,778)	$(3,070)

In February 2008, the FASB updated ASC 820 to delay the effective date for one year for nonfinancial assets and nonfinancial liabilities, except for those that are recognized or disclosed at fair value on a recurring basis. The Company elected the deferral for nonfinancial assets and nonfinancial liabilities and adopted the provisions of ASC 820 for its assessment of property, equipment and leasehold improvements, net effective January 1, 2009. The Company’s measurement of fair value for these nonfinancial assets, when applicable, incorporates the assumptions market participants would use in pricing the asset considering its highest and best use, where available, which may differ from the Company’s own intended use of such assets and related assumptions and therefore may result in a different fair value than the fair value measured on a basis prior to the application of ASC 820. There were no events or circumstances resulting in the measurement of fair value for any significant nonfinancial assets during 2009. (See Note 13, “Fair Value Measurements” for additional information.)

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value” (“ASU No. 2009-05”), an update to ASC 820. ASU No. 2009-05 clarifies that in circumstances in which a quoted price in an active market for the identical liability is not available, fair value measurement of the liability is to be estimated with one or more valuation techniques that use (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets or (iii) another valuation technique consistent with the principles of ASC 820, such as an income or market approach. The Company adopted ASU No. 2009-05 effective October 1, 2009. The adoption of ASU No. 2009-05 did not impact the Company’s Consolidated Financial Statements.

Fair Value Option. In February 2007, the FASB issued ASC 825, “Financial Instruments” (“ASC 825”). ASC 825 permits entities to choose, at specified election dates, to measure eligible items at fair value (the “Fair Value Option”). Unrealized gains and losses on items for which the Fair Value Option has been elected are reported in earnings. Additionally, fees and costs associated with instruments for which the Fair Value Option is elected are recognized as earned and expensed as incurred, rather than deferred. The Fair Value Option is applied instrument by instrument (with certain exceptions), is irrevocable (unless a new election date occurs) and is applied only to an entire instrument.

The Company adopted the provisions of ASC 825 effective January 1, 2008. Upon adopting ASC 825, the Company elected to measure certain eligible items at fair value, including all of its Mortgage loans held for sale (“MLHS”) existing at the date of adoption. The Company also made an automatic election to record future MLHS and retained interests in the sale or securitizations of mortgage loans at fair value. The Company’s fair value election for MLHS is intended to better reflect the underlying economics of the Company as well as eliminate the operational complexities of the Company’s risk management activities related to its MLHS and applying hedge accounting pursuant to ASC 815.

With the election of the Fair Value Option for MLHS, fees and costs associated with the origination and acquisition of MLHS are no longer deferred, which was the Company’s policy prior to this election. Prior to the election of the Fair Value Option for MLHS, interest receivable related to the Company’s MLHS was included in Accounts receivable, net in the Consolidated Balance Sheets; however, subsequent to the election, interest receivable is recorded as a component of the fair value of the underlying MLHS and is included in Mortgage loans held for sale in the Consolidated Balance Sheets. As a result of the election of the Fair Value Option, the Company recorded a $1.6 million increase in accumulated deficit as of January 1, 2008, which represents the transition adjustment, net of income taxes, resulting from the recognition of fees and costs, net associated with the origination and acquisition of MLHS that were previously deferred. (See Note 13 – Fair Value Measurements for additional information.)

The following table summarizes the transition adjustment at the date of adoption of ASC 825:

	Balance January 1, 2008 Prior to Adoption	Transition Adjustment	Balance January 1, 2008 After Adoption
(dollar amounts in thousands)
Mortgage loans held for sale	$359,509	$3,568	$363,077
Accounts receivable, net	13,404	(1,954)	11,450

Cumulative-effect adjustment		$1,614

Written Loan Commitments. In November 2007, the Securities and Exchange Commission (the “SEC”) issued updates to ASC 815. Updates to ASC 815 express the view of the SEC staff that, consistent with the guidance in ASC 860, “Transfers and Servicing” (“ASC 860”) and ASC 825, the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. Updates to ASC 815 also retain the view of the SEC staff that internally developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment and broadens its application to all written loan commitments that are accounted for at fair value through earnings. The Company adopted the provisions of ASC 815 effective January 1, 2008. Updates to ASC 815 require prospective application to derivative loan commitments issued or modified after the date of adoption. Upon adoption of updates to ASC 815 on January 1, 2008, the expected net future cash flows related to the servicing of mortgage loans associated with the Company’s IRLCs issued from the adoption date forward are included in the fair value measurement of the IRLCs at the date of issuance. Prior to the adoption of updates to ASC 815, the Company did not include the net future cash flows related to the servicing of mortgage loans associated with the IRLCs in their fair value. This change in accounting policy results in the recognition of earnings on the date the IRLCs are issued rather than when the mortgage loans are sold or securitized. Pursuant to the transition provisions of updates to ASC 815, the Company recognized a benefit to Gain on mortgage loans, net in the Consolidated Statement of Operations for the year ended December 31, 2008 of approximately $5.7 million, as the value attributable to servicing rights related to IRLCs as of January 1, 2008 was excluded from the transition adjustment for the adoption of ASC 820.

Cash and Cash Equivalents

Marketable securities with original maturities of three months or less are included in Cash and Cash Equivalents. There were no such securities held by the Company as of December 31, 2009 or 2008.

Restricted Cash

Restricted cash includes amounts that serve as additional collateral for the Company’s asset-backed debt arrangements. Restricted cash also includes fees collected and held for pending mortgage closings and amounts specifically designated for the purchase of mortgage loans.

Mortgage Loans Held for Sale

Mortgage loans held for sale (“MLHS”) represent mortgage loans originated by the Company and held until sold to permanent investors. Loan origination fees are recorded when earned, the related direct loan origination costs are recognized when incurred and interest receivable on MLHS is included as a component of the fair value of Mortgage loans held for sale in the Consolidated Balance Sheet. Unrealized gains and losses on MLHS are included in Gain on mortgage loans, net in the Consolidated Statement of Operations. Interest income, which is accrued as earned, is included in Interest income in the Consolidated Statement of Operations.

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization on all assets is computed utilizing the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the estimated benefit period of the improvement or the lease term, if shorter, ranging from 1-5 years. The capitalized costs of computer software developed or obtained for internal use are amortized over the estimated useful lives, ranging from 3-5 years. Useful lives of furniture, fixtures and equipment range from 3 to 7 years.

Goodwill

The Company assesses the carrying value of its goodwill for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company assesses goodwill for such impairment by comparing the carrying value of its reporting units to their fair value. When determining the fair value of its reporting units, the Company may apply an income approach, using discounted cash flows or a combination of an income approach and a market approach, wherein comparative market multiples are used.

Income Taxes

The Company has elected to report as a partnership for federal and state income tax purposes, and, accordingly, there is no provision for income taxes in the accompanying financial statements.

The Company adopted Financial Accounting Standards Board guidance on accounting for uncertainty in income taxes effective January 1, 2009 and evaluated its tax positions. The adoption had no effect on the Company’s financial statements.

The Company’s federal and state income tax returns are no longer subject to examination by federal or state taxing authorities for years before 2005.

Advertising Costs

The Company charges to expense the costs of advertising in the period incurred. Advertising expense was $2.2 million for the years ended December 31, 2009 and 2008.

Revenue Recognition

The Company’s services include the origination (brokering or funding either a purchase or refinancing) and sale of residential mortgage loans. The Company’s MLHS and fees associated with the origination of MLHS are recognized as earned and the related direct loan origination costs are recognized when incurred.

Gain on mortgage loans, net includes the realized and unrealized gains and losses on the Company’s MLHS, as well as the changes in fair value of all loan-related derivatives, including our IRLCs and freestanding loan-related derivatives. The fair value of the Company’s IRLCs is based upon the estimated fair value of the underlying mortgage loan, adjusted for: (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company’s IRLCs and MLHS approximates a whole-loan price, which includes the value of the related servicing. The expected net future cash flows related to the servicing of mortgage loans associated with the Company’s IRLCs issued are included in the fair value measurement of the IRLCs at the date of issuance.

Interest income is accrued as earned. Loans are placed on non-accrual status when any portion of the principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. Interest received from loans on non-accrual status is recorded as income when collected. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

Risk Management and Derivative Instruments and Hedging Activities

The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in interest rates. As a matter of policy, the Company does not use derivatives for speculative purposes. All of the Company’s derivative instruments that are measured at fair value on a recurring basis are included in Other assets or Other liabilities in the Consolidated Balance Sheets. The changes in the fair value of derivative instruments are included in the Gain on mortgage loans, net in the Consolidated Statements of Operations.

The fair value of the Company’s IRLCs is based upon the estimated fair value of the underlying mortgage loan (determined consistent with “—Mortgage Loans Held for Sale” above), adjusted for: (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company’s IRLCs approximates a whole-loan price, which includes the value of the related mortgage servicing.

The fair value of the Company’s derivative instruments, other than IRLCs, that are measured at fair value on a recurring basis is determined by utilizing quoted prices from dealers in such securities or internally-developed or third-party models utilizing observable market inputs.

Subsequent Events

The Company evaluates subsequent events with respect to the Consolidated Financial Statements through the respective date of issuance, which was March, 17, 2010.

Recently Issued Accounting Pronouncements

Transfers of Financial Assets. In June 2009, the FASB updated ASC 860, to eliminate the concept of a qualifying special-purpose entity (“QSPE”), modify the criteria for applying sale accounting to transfers of financial assets or portions of financial assets, differentiate between the initial measurement of an interest held in connection with the transfer of an entire financial asset recognized as a sale and participating interests recognized as a sale and remove the provision allowing classification of interest received in a guaranteed mortgage securitization transaction that does not qualify as a sale as available-for-sale or trading securities. The updates to ASC 860 clarify (i) that an entity must consider all arrangements or agreements made contemporaneously or in contemplation of a transfer, (ii) the isolation analysis related to the transferor and its consolidated subsidiaries and (iii) the principle of effective control over the transferred financial asset. The updates to ASC 860 also enhance financial statement disclosures. The updates to ASC 860 are effective for fiscal years beginning after November 15, 2009 with earlier application prohibited. Revised recognition and measurement provisions are to be applied to transfers occurring on or after the effective date and the disclosure provisions are to be applied to transfers that occurred both before and after the effective date. The Company does not expect the adoption of the updates to ASC 860 to have an impact on its Consolidated Financial Statements.

Fair Value Measurements. In January 2010, the FASB updated ASC 820 to add disclosures for transfers in and out of level one and level two of the valuation hierarchy and to present separately information about purchases, sales, issuances and settlements in the reconciliation for assets and liabilities classified within level three of the valuation hierarchy. The updates to ASC 820 also clarify existing disclosure requirements about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The updates to ASC 820 are effective for fiscal years and interim periods beginning after December 15, 2009, except for the disclosures about activity in the reconciliation of level 3 activity, which are effective for fiscal years and interim periods beginning after December 15, 2010. The updates to ASC 820 enhance disclosure requirements and will not impact the Company’s financial position, results of operations, or cash flows.

2.	ACCOUNTS RECEIVABLE

Accounts receivable, net as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Receivables related to loan sales and brokered loans	$1,669	$1,280
Amounts due from corporate customers	541	1,477
Other	281	131
Allowance for doubtful accounts	(91)	(155)

Accounts receivable, net	$2,400	$2,733

3.	PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvements, net as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Furniture, fixtures and equipment	$2,170	$1,926
Leasehold improvements	362	224
Capitalized software	432	364

	2,964	2,514
Less: Accumulated depreciation	(2,192)	(1,823)

Property, equipment and leasehold improvements, net	$772	$691

4.	OTHER ASSETS

Other assets as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Derivative assets	$2,994	$10,080
Equity method investment	2,826	2,659
Debt issuance costs	—	1,096
Prepaid expenses	449	301
Security deposits	173	226
Other	112	402

Other assets	$6,554	$14,764

5.	GOODWILL

The following table summarizes the activity associated with Goodwill during the year ended December 31, 2008:

(dollar amounts in thousands)
Goodwill at January 1, 2008	$61,184
Goodwill impairment	(61,184)

Goodwill at December 31, 2008	$—

Due to deteriorating market conditions the Company performed a valuation of the Goodwill as of September 30, 2008 utilizing a discounted cash flow approach with its most recent short-term projections and long-term outlook for the business and the industry. This valuation indicated that the entire amount of Goodwill was impaired and the Company recorded a non-cash charge for Goodwill impairment of $61 million during the year ended December 31, 2008. The Goodwill impairment increased Net loss for the year ended December 31, 2008 by $61 million. The primary cause of the impairment was the continued weakness in the housing market, coupled with continued adverse conditions in the mortgage market during 2008.

6.	DEBT

The following summarizes the components of the Company’s indebtedness at December 31, 2008:

					Assets Held as Collateral(1)
	Balance	Capacity	Interest Rate(2)	Maturity/ Expiry Date	Restricted Cash	Mortgage Loans Held for Sale
(dollar amounts in thousands)
Repurchase facility	$115,184	$225,000	1.7%	5/28/2009	$24,885	$128,559
Other	444	—			—	—

Total	$115,628	$225,000			$24,885	$128,559

(1)	Not available to pay general obligations
(2)	Represents interest rate at December 31

The fair value of the Company’s debt was $115.6 million as of December 31, 2008.

Asset-Backed Debt

The Company maintained a variable-rate committed repurchase facility (the “Repurchase Facility”) with Bank of Montreal and Barclays Bank PLC as Bank Principals and Fairway Finance Company, LLC and Sheffield Receivables Corporation as Conduit Principals that was terminated on May 28, 2009 as further discussed below. The Company maintained a variable-rate revolving credit agreement (the “Revolving Credit Facility”) with Barclays Bank PLC and Bank of Montreal that was terminated on December 15, 2008 as further discussed below.

On June 30, 2008, the Company amended the Repurchase Facility by executing the Amended and Restated Master Repurchase Agreement (the “Amended Repurchase Agreement”) and the Amended and Restated Servicing Agreement. The Amended Repurchase Agreement extended the maturity date to May 28, 2009, with an option for a 364 day renewal, subject to agreement by the parties, and increased the annual liquidity and program fees. On May 28, 2009, the parties agreed to terminate the Repurchase Facility, and the Company repaid all outstanding obligations as of May 28, 2009.

On December 15, 2008, the parties agreed to terminate the Revolving Credit Facility, and the Company repaid all outstanding obligations as of December 15, 2008.

As of December 31, 2009, the Company has no asset-backed debt outstanding.

Unsecured Debt

As of December 31, 2008, the Company has unsecured, short-term borrowings of $0.4 million that are used to fund mortgage loans held for sale. As of December 31, 2009, the Company has no unsecured, short-term borrowing obligations.

Debt Maturities

The entire balance of the Company’s outstanding debt matured in 2009.

7.	DUE TO AFFILIATES AND OTHER RELATED PARTY TRANSACTIONS

Due to affiliates, net as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
(dollar amounts in thousands)
Subordinated intercompany line of credit	$—	$10,500
Other amounts due to PHH Corporation	10,494	6,030
Due to other PHH affiliates	4,661	4,176

	$15,155	$20,706

Due to affiliates represents the net amount due to PHH and its affiliates. The Subordinated Intercompany Line of Credit is described in detail below. The other amounts due to PHH are related to payroll processing and funding, as PHH provides administrative payroll services to the Company, including payroll funding. The Company settles all amounts due to PHH, other than the intercompany line of credit, on a monthly basis. Due to other PHH affiliates represents net amounts due to/from PHH’s wholly-owned title and appraisal services company as well as amounts due to PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of PHH, under the Company’s Management Services Agreement as further discussed below.

Agreement with PHH Corporation

In December 2008, upon receiving permission from the holders of the Repurchase Facility, the Company entered into a $75 million unsecured subordinated intercompany line of credit agreement with PHH (the “Subordinated Intercompany Line of Credit”). This indebtedness is subordinate to the Repurchase Facility and is not collateralized by any of the Company’s assets. This line of credit was entered into upon the termination of the Revolving Credit Facility. The Company and PHH entered into the subordinated financing due to the disruptions in the credit market and the availability of external financing. The Subordinated Intercompany Line of Credit increases the Company’s borrowing capacity to fund MLHS and supports the tangible net worth requirement of the Repurchase Facility. As of December 31, 2008, there was $10.5 million outstanding under the Intercompany Line of Credit. As of December 31, 2008, borrowings under this variable-rate facility bore interest at 3.4%.

As of December 31, 2009, the Company has no debt outstanding under the Intercompany Line of Credit.

Agreements with PHH Mortgage

Sublease Agreement

The Company entered into a sublease agreement with PHH Mortgage whereby it has agreed to lease space from PHH Mortgage to conduct its operations. The total rental expense incurred under this sublease agreement for each of the years ended December 31, 2009 and 2008 was $1.0 million, and is recorded in Allocated expenses in the Consolidated Statement of Operations. See Note 11 – Leases for further information regarding the Company’s lease agreements.

Management Services Agreement

The Company has entered into a Management Services Agreement with PHH Mortgage, whereby PHH Mortgage provides the Company with the following types of services:

•	Seasonal staffing services

•	Product support services

•	General and administrative services

•	IT administrative services

The Company receives the benefit of these services from PHH Mortgage for which the Company was charged $40.9 million and $43.0 million for the years ended December 31, 2009 and 2008, respectively. This expense is reflected in Allocated expenses in the Consolidated Statement of Operations.

During the year ended December 31, 2008, the Company received a payment of $2.28 million from PHH Mortgage related to service issues encountered by PHH Mortgage under the terms of the Management Services Agreement, which is recorded in Other income in the Consolidated Statement of Operations.

Loan Purchase Agreement

The Company has entered into a loan purchase agreement with PHH Mortgage, whereby the Company has committed to sell or broker, and PHH Mortgage has committed to purchase or fund, certain loans originated by the Company. This agreement represents a best efforts commitment to the Company, whereby the ultimate price paid by PHH Mortgage for the loan is determined at the time the Company issues the commitment to the borrower. During 2009 and 2008, the Company sold or brokered $11.1 billion and $5.4 billion, respectively, of mortgage loans to PHH Mortgage under the terms of this agreement. The Company recognized broker fees of $65.8 million for the year ended December 31, 2009, within Fee income in the Consolidated Statement of Operations under the terms of this agreement. Fee income recognized under this agreement was not significant for the year ended December 31, 2008, as the Company relied on its broker platform in 2009 following the termination of its Repurchase Facility as further discussed in Note 6 – Debt. The Company recognized gains of $92.1 million and $105.8 million for the years ended December 31, 2009 and 2008 respectively, within Gain on mortgage loans, net in the Consolidated Statements of Operations under the terms of this agreement. As of December 31, 2009 and 2008, the Company had outstanding commitments with PHH Mortgage totaling $874.2 million and $758.9 million, respectively, under the terms of this agreement.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, PHH has the right to terminate the strategic relationship agreement and terminate its interest in the Company upon, among other things, a material breach by Realogy of a material provision of the LLC Operating Agreement, in which case PHH has the right to purchase Realogy’s interest in the Company at a price derived from an agreed-upon formula based upon fair market value (which is determined with reference to the trailing twelve months EBITDA (earnings before interest, taxes, depreciation and amortization) for the Company and the average market EBITDA multiple for mortgage banking companies.

Upon termination of the mortgage venture, all of the mortgage venture agreements will terminate automatically (excluding certain privacy, non-competition, venture related transition provisions and other general provisions), and Realogy will be released from any restrictions under the mortgage venture agreements that may restrict its ability to pursue a partnership, joint venture or another arrangement with any third party mortgage operation.

Arrangements with Realogy

Shared Office Space Agreement

The Company has entered into a Master Shared Office Space Agreement with NRT, whereby NRT has agreed to lease a portion of its offices to the Company. The total rental expense incurred under this agreement for the years ended December 31, 2009 and 2008 was $1.8 million and is recorded in Occupancy and other office expenses in the Consolidated Statement of Operations. See Note 11 – Leases for further information regarding the Company’s lease agreements.

Trademark License Agreement

The Company has entered into a Trademark License Agreement with certain affiliates of Realogy, whereby those affiliates have granted exclusive rights to use certain trademarks to the Company. Under the terms of the

Trademark License Agreement, Realogy remains the owner of the trademarks; however, the Company has the exclusive rights to use the trademarks in conducting its mortgage banking operations and does not pay a fee for the use of these rights.

Strategic Relationship Agreement

PHH and Realogy entered into a Strategic Relationship Agreement that sets forth the business relationship between the Company and certain affiliates of PHH and Realogy. Under the terms of the LLC Operating Agreement, Realogy has the right to terminate the strategic relationship agreement and terminate its interest in the Company in the event of:

•

a Regulatory Event (defined below) continuing for six months or more; provided that the Company may defer termination on account of a Regulatory Event for up to six additional one month periods by paying Realogy a $1.0 million fee at the beginning of each such one month period;

•	a change in control of PHH involving a competitor of Realogy or certain other specified parties;

•	a material breach, not cured within the requisite cure period, by PHH or its affiliates of the representations, warranties, covenants or other agreements related to the formation of the Company;

•	failure by the Company to make scheduled distributions pursuant to the LLC Operating Agreement;

•	bankruptcy or insolvency of PHH or the Company, or

•	any act or omission by PHH that causes or would reasonably be expected to cause material harm to Realogy.

A “Regulatory Event” means a situation in which (a) the Company or any of its affiliates (other than PHH Home Loans) becomes subject to any regulatory order, or any governmental entity initiates a proceeding with respect to PHH Mortgage or any of its affiliates (other than PHH Home Loans), and (b) such regulatory order or proceeding prevents or materially impairs PHH Home Loans’ ability to originate loans for any period of time in a manner that adversely affects the value of one or more quarterly distributions to be paid by PHH Home Loans pursuant to the LLC Operating Agreement; provided, however, that a “Regulatory Event” does not include (1) any order, directive or interpretation or change in law, rule or regulation, in any such case that is applicable generally to companies engaged in the mortgage lending business such that PHH Mortgage or such affiliate or PHH Home Loans is unable to cure the resulting circumstances described in (b) above, or (2) any regulatory order or proceeding that results solely from acts or omissions on the part of Realogy or its affiliates.

In addition, beginning on February 1, 2015, Realogy may terminate the LLC Operating Agreement at any time by giving two years’ notice to PHH. Upon termination of the LLC Operating Agreement by Realogy, Realogy will have the option either to require that PHH purchase Realogy’s interest in the company at fair value, plus, in certain cases, liquidated damages, or to cause PHH to sell its interest in the Company to a third party designated by Realogy at fair value plus, in certain cases, liquidated damages. In the case of a termination by Realogy following a change in control of PHH, PHH may be required to make a cash payment to Realogy in an amount equal to its allocable share of the mortgage venture’s trailing twelve months net income multiplied by the greater of (a) the number of years remaining in the first ten years of the term of the LLC Operating Agreement or (b) two years.

Acquisitions

The Company participates in acquisitions with NRT by acquiring the mortgage operations of the real estate brokerage firms acquired by NRT. There were no such acquisitions during 2009 and 2008.

8.	DERIVATIVES AND RISK MANAGEMENT ACTIVITIES

The Company did not have any derivative instruments designated as hedging instruments, or subject to master netting and collateral agreements as of and for the years ended December 31, 2009 and 2008. The following table summarizes the amounts recorded in the Company’s Consolidated Balance Sheet for derivatives not designated as hedging instruments as of December 31, 2009:

	Asset Derivatives			Liability Derivatives
(dollar amounts in thousands)	Balance Sheet Presentation	Fair Value	Notional Amount	Balance Sheet Presentation	Fair Value	Notional Amount
Interest rate lock commitments	Other assets	$1,358	$119,536	Other liabilities	$480	$34,981
Best Efforts Sale Commitments:
Related to interest rate and price risk for MLHS and IRLCs	Other assets	1,636	140,100	Other liabilities	133	25,072

Net fair value of derivative instruments		$2,994			$613

The following table summarizes the amounts recorded in the Company’s Consolidated Statements of Operations for derivative instruments not designated as hedging instruments:

	Year Ended December 31, 2009
(dollar amounts in thousands)	Statement of Operations Presentation	Gain (loss)
Interest rate lock commitments	Gain on mortgage loans, net	$41,988
Best Efforts Sale commitments related to interest rate and price risk for MLHS and IRLCs	Gain on mortgage loans, net	7,029

Total derivative instruments		$49,017

Market Risk

The Company’s principal market exposure is to interest rate risk, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on the fair value of mortgage loans held for sale and related commitments. The Company also has exposure to changes in the London Interbank Offered Rate (“LIBOR”) due to its impact on variable rate borrowings. The Company uses best efforts commitments with various investors, including PHH Mortgage, to mitigate the interest rate risk associated with its mortgage loans held for sale and interest rate lock commitments (“IRLCs”)

The following is a description of the Company’s risk management policies related to IRLCs and mortgage loans held for sale:

Interest Rate Lock Commitments. IRLCs represent an agreement to extend credit to a mortgage loan applicant whereby the interest rate on the loan is set prior to funding. The loan commitment binds the Company (subject to the loan approval process) to lend funds to a potential borrower at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. The Company’s loan commitments generally range between 30-90 days; however, the borrower is not obligated to obtain the loan. As such, the Company’s outstanding IRLCs are subject to interest rate risk and related price risk during the period from interest rate lock commitment through the loan funding date or expiration date. In addition, the Company is subject to fallout risk, which is the risk that an approved borrower will choose not to close on the loan. The Company uses best efforts commitments to substantially eliminate these risks. The Company considers historical commitment-to-closing ratios to estimate the quantity of mortgage loans that will fund within the terms of the IRLCs.

IRLCs and related derivative instruments are classified as Other assets or Other liabilities in the Company’s Consolidated Balance Sheet with changes in fair value recorded as a component of Gain on mortgage loans, net in the Consolidated Statement of Operations.

Mortgage Loans Held for Sale. The Company is subject to interest rate and price risk on its mortgage loans held for sale from the loan funding date until the date the loan is sold into the secondary market. The Company uses best efforts commitments to hedge these risks. These commitments fix the forward sales price that will be realized in the secondary market and thereby eliminate the interest rate and price risk to the Company. These derivatives are included in Other assets or Other liabilities in the Consolidated Balance Sheets.

9.	COMMITMENTS AND CONTINGENCIES

Loan Funding Commitments

At December 31, 2009 and 2008, the Company had commitments to fund loans with agreed-upon rates or rate protection amounting to $819.7 million and $875.9 million, respectively.

Best Efforts Commitments

At December 31, 2009 and 2008, the Company had best efforts commitments to sell loans amounting to $879.5 million and $1.0 billion, respectively; these amounts represented substantially all Mortgage loans held for sale and IRLCs. The Company is only obligated to settle the best efforts commitment if the loan closes in accordance with the terms of the IRLC; therefore, the commitments outstanding do not represent future cash obligations. The Company’s best efforts commitments generally expire within 90 days.

Pending Litigation

The Company is involved in litigation arising in the normal course of business. Although the amount of any ultimate liability arising from these matters cannot presently be determined, the Company does not anticipate that any such liability will have a material effect on the Company’s consolidated financial position or results of operations.

10.	BENEFIT PLANS

Employees of the Company are participants in a defined contribution plan. The defined contribution plan expenses of the Company for the years ended December 31, 2009 and 2008 were $2.4 million and $3.2 million, respectively.

11.	LEASES

The Company receives the benefit of occupancy from PHH Mortgage for which the Company was charged $1.0 million for each of the years ended December 31, 2009 and 2008. Certain other facilities and equipment are leased under lease agreements expiring at various dates through 2013. Additionally, the Company receives the benefit of occupancy from real estate offices affiliated with Realogy for which the Company was charged $1.8 million for the years ended December 31, 2009 and 2008. Total rental expense for premises and equipment amounted to $5.4 million and $5.3 million, respectively, for the years ended December 31, 2009 and 2008.

Obligations under non-cancellable leases which have a remaining term of more than twelve months are as follows:

(dollar amounts in thousands)
2010	$1,985
2011	1,859
2012	1,033
2013	36

$4,913

12.	CONCENTRATIONS OF CREDIT RISK

During the current period, the Company had operating cash deposited with banks in excess of federally insured limits.

The Company originates mortgage loans in 49 states sourced through Realogy-owned Real Estate Offices, Cartus, and for U.S.-based employees of Realogy and its subsidiaries. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers with similar characteristics, which would cause their ability to meet contractual obligations to be similarly impacted by economic or other conditions. During 2009 and 2008, 71% and 87%, respectively, of the Company’s originated and brokered loans were derived from sources related to Realogy.

The Company is exposed to counterparty risk with its best efforts commitments in the event that the counterparty cannot take delivery of the underlying mortgage loan.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 2009 and 2008, all of the company’s financial instruments were either recorded at fair value or the carrying value approximated fair value. See Note 6 – Debt for the fair value of Debt as of December 31, 2008. For financial instruments that were not recorded at fair value as of December 31, 2009 and 2008, such as Cash and cash equivalents and Restricted cash, the carrying value approximates fair value due to the short-term nature of such instruments.

ASC 820 prioritizes the inputs to the valuation techniques used to measure fair value into a three-level valuation hierarchy. The valuation hierarchy is based upon the relative reliability and availability of the inputs to market participants for the valuation of an asset or liability as of the measurement date. Pursuant to ASC 820, when the fair value of an asset or liability contains inputs from different levels of the hierarchy, the level within which the fair value measurement in its entirety is categorized is based upon the lowest level input that is significant to the fair value measurement in its entirety. The three levels of this valuation hierarchy consist of the following:

Level One. Level One inputs are unadjusted, quoted prices in active markets for identical assets or liabilities which the Company has the ability to access at the measurement date.

Level Two. Level Two inputs are observable for that asset or liability, either directly or indirectly, and include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, observable inputs for the asset or liability other than quoted prices and inputs derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified contractual term, the inputs must be observable for substantially the full term of the asset or liability.

Level Three. Level Three inputs are unobservable inputs for the asset or liability that reflect the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk, and are developed based on the best information available.

The Company determines fair value based on quoted market prices, where available. If quoted prices are not available, fair value is estimated based upon other observable inputs. The Company uses unobservable inputs when observable inputs are not available. Adjustments may be made to reflect the assumptions that market participants would use in pricing the asset or liability. These adjustments may include amounts to reflect counterparty credit quality, the Company’s creditworthiness and liquidity.

See Note 1, “Summary of Significant Accounting Policies” for a description of the valuation methodologies used by the Company for assets and liabilities measured at fair value on a recurring basis. The Company has classified such assets and liabilities pursuant to the valuation hierarchy as follows:

Mortgage Loans Held for Sale. The Company’s mortgage loans are generally classified within Level Two of the valuation hierarchy; however, certain loans that are not covered by best-efforts commitments are classified within Level Three due to the lack of observable pricing data.

The following tables reflect the difference between the carrying amount of MLHS, measured at fair value pursuant to ASC 820, and the aggregate unpaid principal amount that the Company is contractually entitled to receive at maturity as of December 31, 2009 and 2008:

	December 31, 2009
	Carrying Amount	Aggregate Unpaid Principal Balance	Excess Aggregate Unpaid Principal Balance Over Carrying Amount
	(In thousands)
Mortgage loans held for sale:
Total	$59,801	$59,321	$(480)
Loans 90 or more days past due and on non-accrual status	716	1,109	393

	December 31, 2008
	Carrying Amount	Aggregate Unpaid Principal Balance	Excess Aggregate Unpaid Principal Balance Over Carrying Amount
	(In thousands)
Mortgage loans held for sale:
Total	$152,143	$149,225	$(2,918)
Loans 90 or more days past due and on non-accrual status	—	130	130

The components of the Company’s MLHS, recorded at fair value, were as follows:

	December 31, 2009	December 31, 2008
	(In thousands)	(In thousands)
First mortgages:
Conforming	$58,923	$147,866
Non-conforming	—	661

Total first mortgages	58,923	148,527

Second lien	162	3,043
Scratch and Dent(1)	716	557
Other	—	16

Total	$59,801	$152,143

(1)	Represents mortgages with origination flaws or performance issues.

At December 31, 2008, the Company pledged $128.6 million of MLHS as collateral in asset-backed debt arrangements.

Derivative Instruments. The fair value of the Company’s derivative instruments that are measured at fair value on a recurring basis, other than IRLCs, are classified within Level Two of the valuation hierarchy. Due to the unobservable inputs used by the Company and the inactive, illiquid market for IRLCs, the Company’s IRLCs are classified within Level Three of the valuation hierarchy.

The Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2009 and 2008 were as follows:

	December 31, 2009
	Level One	Level Two	Level Three	Cash Collateral and Netting	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$58,923	$878	$—	$59,801
Other assets:
Derivative assets	—	1,636	1,358		2,994
Liabilities:
Other liabilities:
Derivative liabilities	—	(133)	(480)		(613)

	December 31, 2008
	Level One	Level Two	Level Three	Cash Collateral and Netting(1)	Total
	(In thousands)
Assets:
Mortgage loans held for sale	$—	$151,527	$616	$—	$152,143
Other assets:
Derivative assets	—	108	10,287	(108)	10,287
Liabilities:
Other liabilities:
Derivative liabilities	—	7,324		(108)	7,216

(1)	Adjustments to arrive at the carrying amounts of assets and liabilities presented in the Consolidated Balance Sheet which represent the effect of netting the payable or receivable placed with the same counterparties under legally enforceable master netting arrangements between the Company and its counterparties.

The activity in the Company’s assets and liabilities that are classified within Level Three of the valuation hierarchy during the years ended December 31, 2009 and 2008 consisted of:

	December 31, 2009
	Balance, Beginning of Period	Realized and Unrealized Gains (Losses)	Purchases, Issuances and Settlements, net	Transfers Into Level Three, net		Balance, End of Period
	(In thousands)
Mortgage loans held for sale	$616	$(62)	$142	$182	(3)	$878
Derivatives, net	10,287	41,988	(51,397)	—		878

	December 31, 2008
	Balance, Beginning of Period		Realized and Unrealized Gains (Losses)	Purchases, Issuances and Settlements, net	Transfers Into Level Three, net		Balance, End of Period
	(In thousands)
Mortgage loans held for sale	$13,297	(1)	$293	$(13,612)	$638	(2)	$616
Derivatives, net	(3,070)		(20,865)	34,222	—		10,287

(1)	Includes Construction loans classified as Level Three measurements at the beginning of the year that were subsequently sold.
(2)	Represents Scratch and Dent, and second-lien mortgage loans that were reclassified from Level Two to Level Three due to declining investor demand for non-conforming products during the year ended December 31, 2008.
(3)	Represents Conforming Loans that were reclassified to Scratch and Dent during the year ended December 31, 2009.

The Company’s realized and unrealized gains and losses during the years ended December 31, 2009 and 2008 related to assets and liabilities classified within Level Three of the valuation hierarchy were included in the Consolidated Statement of Operations as follows:

	December 31, 2009		December 31, 2008
	Mortgage Loans Held for Sale	Derivatives, net	Mortgage Loans Held for Sale	Derivatives, net
	(in thousands)		(in thousands)
(Loss)on mortgage loans, net	$(62)	$41,988	$(26)	$(20,865)
Mortgage interest income	—	—	319	—

The Company’s unrealized gains and losses during the years ended December 31, 2009 and 2008 included in the Consolidated Statement of Operations related to assets and liabilities classified within Level Three of the valuation hierarchy that are included in the Consolidated Balance Sheet as of December 31, 2009 and 2008 were as follows:

	December 31, 2009	December 31, 2008
	Gain on Mortgage Loans, net	Gain on Mortgage Loans, net
	(in thousands)	(in thousands)
Unrealized (loss)	$(74)	$10,260

When a determination is made to classify an asset or liability within Level Three of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement of the asset or liability. The fair value of assets and liabilities classified within Level Three of the valuation hierarchy also typically includes observable factors. In the event that certain inputs to the valuation of assets and liabilities are actively quoted and can be validated to external sources, the realized and unrealized gains and losses included in the tables above include changes in fair value determined by observable factors.

Changes in the availability of observable inputs may result in the reclassification of certain assets or liabilities. Such reclassifications are reported as transfers in or out of Level Three in the period that the change occurs.

14.	CAPITAL REQUIREMENTS

As a licensed mortgagee, the Company is subject to the rules and regulations of the Department of Housing and Urban Development (“HUD”), FHA, Fannie Mae and state regulatory authorities with respect to originating, processing, and selling loans. Those rules and regulations, among other things, require the maintenance of minimum net worth levels (which vary based on the portfolio of FHA loans originated by the Company). Failure to meet the net worth requirements outlined above could adversely impact the Company’s ability to originate loans and access the secondary market.

The following table presents the Company’s required and actual net worth amounts:

	December 31, 2009		December 31, 2008
	Required	Adjusted Actual	Required	Adjusted Actual
(dollar amounts in thousands)
HUD/FHA	$17,969	$77,823	$4,014	$49,068
Fannie Mae	1,000	77,823	1,000	49,068

Until                 , 2011 (90 days after the date of this prospectus), all dealers effecting transactions in the New Notes, whether or not participating in the Exchange Offers, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Index to Exhibits included in this Registration Statement.

(b)	Financial Statement Schedules.

Schedule II—Valuation and Qualifying Accounts.

DOMUS HOLDINGS CORPORATION AND REALOGY CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2010, DECEMBER 31, 2009

AND DECEMBER 31, 2008

(in millions)

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Allowance for doubtful accounts (a)
Year ended December 31, 2010	$63	$13	$4	$(15)	$65
Year ended December 31, 2009	$43	$21	$5	$(6)	$63
Year ended December 31, 2008	$14	$24	$10	$(5)	$43

Reserve for development advance notes, short term (b)
Year ended December 31, 2010	$3	$—	$—	$(1)	$2
Year ended December 31, 2009	$3	$—	$—	$—	$3
Year ended December 31, 2008	$2	$1	$—	$—	$3

Reserve for development advance notes, long term (b)
Year ended December 31, 2010	$17	$(5)	$—	$(3)	$9
Year ended December 31, 2009	$21	$2	$—	$(6)	$17
Year ended December 31, 2008	$11	$10	$—	$—	$21

Deferred tax asset valuation allowance
Year ended December 31, 2010	$124	$—	$—	$(6)	$118
Year ended December 31, 2009	$61	$63	$—	$—	$124
Year ended December 31, 2008	$10	$51	$—	$—	$61

(a)	The deduction column represents uncollectible accounts written off, net of recoveries from Trade receivables in the Consolidated Balance Sheets.
(b)	Short-term development advance notes are included in Trade receivables in the Consolidated Balance Sheets.

Item 22.	Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

The undersigned registrants hereby undertake to respond to requests for information that is included in the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling persons of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 17th of May, 2011.

REALOGY CORPORATION

By:	/S/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

* Henry R. Silverman	Non-Executive Chairman of the Board	May 17, 2011

* Richard A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2011

/s/ ANTHONY E. HULL Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 17, 2011

* Dea Benson	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 17, 2011

* Marc E. Becker	Director	May 17, 2011

* Scott Kleinman	Director	May 17, 2011

* M. Ali Rashid	Director	May 17, 2011

* V. Ann Hailey	Director	May 17, 2011

* By:	/s/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 17th of May, 2011.

DOMUS HOLDINGS CORP.

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

* Henry R. Silverman	Non-Executive Chairman of the Board	May 17, 2011

* Richard A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2011

/s/ ANTHONY E. HULL Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 17, 2011

* Dea Benson	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 17, 2011

* Marc E. Becker	Director	May 17, 2011

* Scott Kleinman	Director	May 17, 2011

* M. Ali Rashid	Director	May 17, 2011

* V. Ann Hailey	Director	May 17, 2011

* By:	/s/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 17th of May, 2011.

CARTUS CORPORATION CDRE TM LLC NRT INSURANCE AGENCY, INC. REALOGY OPERATIONS LLC REALOGY SERVICES GROUP LLC REALOGY SERVICES VENTURE PARTNER LLC SOTHEBY’S INTERNATIONAL REALTY LICENSEE LLC WREM, INC.

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Chief Financial Officer

CARTUS ASSET RECOVERY CORPORATION CARTUS PARTNER CORPORATION J. W. RIKER—NORTHERN R. I., INC. LAKECREST TITLE, LLC NRT PHILADELPHIA LLC REFERRAL NETWORK LLC

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President & Treasurer

AMERICAN TITLE COMPANY OF HOUSTON

ATCOH HOLDING COMPANY

BURNET TITLE LLC

BURNET TITLE HOLDING LLC

BURROW ESCROW SERVICES, INC.

CORNERSTONE TITLE COMPANY

EQUITY TITLE COMPANY

EQUITY TITLE MESSENGER SERVICE HOLDING LLC

FIRST CALIFORNIA ESCROW CORPORATION

FRANCHISE SETTLEMENT SERVICES LLC

GUARDIAN HOLDING COMPANY

GUARDIAN TITLE AGENCY, LLC

GUARDIAN TITLE COMPANY

GULF SOUTH SETTLEMENT SERVICES, LLC

KEYSTONE CLOSING SERVICES LLC

MARKET STREET SETTLEMENT GROUP LLC

MID-ATLANTIC SETTLEMENT SERVICES LLC

NATIONAL COORDINATION ALLIANCE LLC

NRT SETTLEMENT SERVICES OF MISSOURI LLC

NRT SETTLEMENT SERVICES OF TEXAS LLC

PROCESSING SOLUTIONS LLC

SECURED LAND TRANSFERS LLC

ST. JOE TITLE SERVICES LLC

TAW HOLDING INC.

TEXAS AMERICAN TITLE COMPANY

TITLE RESOURCE GROUP AFFILIATES HOLDINGS LLC

TITLE RESOURCE GROUP HOLDINGS LLC

TITLE RESOURCE GROUP LLC

TITLE RESOURCE GROUP SERVICES LLC

TITLE RESOURCES INCORPORATED

TRG SERVICES, ESCROW, INC.

TRG SETTLEMENT SERVICES, LLP

WAYDAN TITLE, INC.

WEST COAST ESCROW COMPANY

By:	/s/ THOMAS N. RISPOLI
Name:	Thomas N. Rispoli
Title:	Chief Financial Officer

BETTER HOMES AND GARDENS REAL ESTATE LLC

BETTER HOMES AND GARDENS REAL ESTATE LICENSEE LLC

CENTURY 21 REAL ESTATE LLC

CGRN, INC.

COLDWELL BANKER LLC

COLDWELL BANKER REAL ESTATE LLC

ERA FRANCHISE SYSTEMS LLC

GLOBAL CLIENT SOLUTIONS LLC

ONCOR INTERNATIONAL LLC

REALOGY FRANCHISE GROUP LLC

REALOGY GLOBAL SERVICES LLC

REALOGY LICENSING LLC

SOTHEBY’S INTERNATIONAL REALTY AFFILIATES LLC

WORLD REAL ESTATE MARKETING LLC

By:	/s/ ANDREW G. NAPURANO
Name:	Andrew G. Napurano
Title:	Chief Financial Officer

ALPHA REFERRAL NETWORK LLC

ASSOCIATED CLIENT REFERRAL LLC

BURGDORFF LLC

BURGDORFF REFERRAL ASSOCIATES LLC

BURNET REALTY LLC

CAREER DEVELOPMENT CENTER, LLC

COLDWELL BANKER COMMERCIAL PACIFIC PROPERTIES LLC

COLDWELL BANKER PACIFIC PROPERTIES LLC

COLDWELL BANKER REAL ESTATE SERVICES LLC

COLDWELL BANKER RESIDENTIAL BROKERAGE COMPANY

COLDWELL BANKER RESIDENTIAL BROKERAGE LLC

COLDWELL BANKER RESIDENTIAL REAL ESTATE LLC

COLDWELL BANKER RESIDENTIAL REFERRAL NETWORK

COLDWELL BANKER RESIDENTIAL REFERRAL NETWORK, INC.

COLORADO COMMERCIAL, LLC

HOME REFERRAL NETWORK LLC

JACK GAUGHEN LLC

NRT ARIZONA LLC

NRT ARIZONA COMMERCIAL LLC

NRT ARIZONA REFERRAL LLC

NRT COLORADO LLC

NRT COLUMBUS LLC

NRT COMMERCIAL LLC

NRT COMMERCIAL UTAH LLC

NRT DEVELOPMENT ADVISORS LLC

NRT DEVONSHIRE LLC

NRT HAWAII REFERRAL, LLC

NRT LLC

NRT MID-ATLANTIC LLC

NRT MISSOURI LLC

NRT MISSOURI REFERRAL NETWORK LLC

NRT NEW ENGLAND LLC

NRT NEW YORK LLC

NRT NORTHFORK LLC

NRT PITTSBURGH LLC

NRT REFERRAL NETWORK LLC

NRT RELOCATION LLC

NRT REOEXPERTS LLC

NRT SUNSHINE INC.

NRT TEXAS LLC

NRT UTAH LLC

REAL ESTATE REFERRAL LLC

REAL ESTATE REFERRALS LLC

REAL ESTATE SERVICES LLC

REFERRAL ASSOCIATES OF NEW ENGLAND LLC

REFERRAL NETWORK, LLC

REFERRAL NETWORK PLUS, INC.

SOTHEBY’S INTERNATIONAL REALTY, INC.

SOTHEBY’S INTERNATIONAL REALTY

REFERRAL COMPANY, LLC

THE SUNSHINE GROUP (FLORIDA) LTD. CORP.

THE SUNSHINE GROUP, LTD.

VALLEY OF CALIFORNIA, INC.

By:	/s/ KEVIN R. GREENE
Name:	Kevin R. Greene
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ ANTHONY E. HULL Anthony E. Hull	(2)	May 17, 2011

* Thomas N. Rispoli	(3)	May 17, 2011

* Andrew G. Napurano	(4)	May 17, 2011

* Eric Barnes	(5)	May 17, 2011

* Kevin R. Greene	(6)	May 17, 2011

* Donald J. Casey	(7)	May 17, 2011

* Marilyn J. Wasser	(8)	May 17, 2011

* Robert Way	(9)	May 17, 2011

* David J. Weaving	(10)	May 17, 2011

* James M. Kriebel Jr.	(11)	May 17, 2011

* Terrence D. Wright	(12)	May 17, 2011

* By:	/s/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

Signature	Title	Date

* Allen Shindler	(13)	May 17, 2011

* E. Neil Gulley	(14)	May 17, 2011

* Kevin J. Kelleher	(15)	May 17, 2011

* Tony Wong	(16)	May 17, 2011

* Alexander E. Perriello III	(17)	May 17, 2011

* Bruce G. Zipf	(18)	May 17, 2011

* Charlotte Sears	(19)	May 17, 2011

* Clark W. Toole, III	(20)	May 17, 2011

* Kenneth Hoffert	(21)	May 17, 2011

* Richard P. Tucker	(22)	May 17, 2011

* Paula A. Singleton	(23)	May 17, 2011

* Martha Louise Appel	(24)	May 17, 2011

* Malcolm MacEwen	(25)	May 17, 2011

Robin Webb	(26)

* Steven Bogden	(27)	May 17, 2011

* Brad Horner	(28)	May 17, 2011

* Mel Husney	(29)	May 17, 2011

* By:	/s/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

Signature	Title	Date

* Linda Searle-Taylor	(30)	May 17, 2011

Alec String	(31)

* James Dohr	(32)	May 17, 2011

Richard J. Loughlin Jr.	(33)

* Patricia H. Cole	(34)	May 17, 2011

* Kelly Kennedy Mack	(35)	May 17, 2011

* William D. Yahn	(36)	May 17, 2011

* David Krieger	(37)	May 17, 2011

* Stephen Benetz	(38)	May 17, 2011

* Bernadette Tucker	(39)	May 17, 2011

* Hilry S. Stroup	(40)	May 17, 2011

* Sherry Chris	(41)	May 17, 2011

* Esther Semlak	(42)	May 17, 2011

* Richard W. Davidson	(43)	May 17, 2011

* James R. Gillespie	(44)	May 17, 2011

* George Hackett	(45)	May 17, 2011

* By:	/s/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

Signature	Title	Date

* Charles G. Young	(46)	May 17, 2011

* Vikas Bangia	(47)	May 17, 2011

* C. Matthew Spinolo	(48)	May 17, 2011

* Derek Massey	(49)	May 17, 2011

* Nancy J. LoRusso	(50)	May 17, 2011

* Richard A. Smith	(51)	May 17, 2011

* Michael R. Good	(52)	May 17, 2011

* Elliot Rose	(53)	May 17, 2011

* By:	/s/ ANTHONY E. HULL
Anthony E. Hull Attorney-in-Fact

1	Each entity listed below is a single member limited liability company managed by its sole member or a limited liability partnership and does not have a board of directors or similar body. A separate signature page of each sole member or partner, as applicable, is included elsewhere in this Registration Statement.

Alpha Referral Network LLC is managed by its sole member, Coldwell Banker Residential Referral Network.

Better Homes and Gardens Real Estate Licensee LLC, Better Homes and Gardens Real Estate LLC, Century 21 Real Estate LLC, Coldwell Banker LLC, ERA Franchise Systems LLC, NRT LLC, Realogy Franchise Group LLC, Realogy Global Services LLC, Realogy Licensing LLC, Realogy Operations LLC, Realogy Services Venture Partner LLC, Sotheby’s International Realty Affiliates LLC, Sotheby’s International Realty Licensee LLC and Title Resource Group LLC are managed by their sole member, Realogy Services Group LLC.

Burgdorff LLC, Burnet Realty LLC, Burgdorff Referral Associates LLC, CDRE TM LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Residential Brokerage LLC, Home Referral Network LLC, NRT Colorado LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT Mid-Atlantic LLC, NRT Texas LLC, NRT Utah LLC and Real Estate Services LLC are managed by their sole member, NRT LLC.

Career Development Center, LLC is managed by its sole member, NRT Arizona LLC.

Coldwell Banker Commercial Pacific Properties LLC is managed by its sole member, Coldwell Banker Real Estate Services LLC.

Coldwell Banker Real Estate LLC is managed by its sole member, Coldwell Banker LLC.

Coldwell Banker Real Estate Services LLC, NRT Columbus LLC and NRT Pittsburgh LLC are managed by their sole member, Coldwell Banker Residential Real Estate LLC.

Coldwell Banker Residential Real Estate LLC is managed by its sole member, Coldwell Banker Residential Brokerage LLC.

Colorado Commercial, LLC is managed by its sole member, NRT Colorado LLC.

Burnet Title Holding LLC, Burnet Title LLC, Keystone Closing Services LLC, Processing Solutions LLC, St. Joe Title Services LLC, Equity Title Messenger Service Holding LLC, Franchise Settlement Services LLC, Guardian Title Agency, LLC, Mid-Atlantic Settlement Services LLC, National Coordination Alliance LLC, NRT Settlement Services of Missouri LLC, NRT Settlement Services of Texas LLC, Secured Land Transfers LLC and Title Resource Group Holdings LLC are managed by their sole member, Title Resource Group LLC.

Global Client Solutions LLC and ONCOR International LLC are managed by their sole member, Realogy Franchise Group LLC.

Gulf South Settlement Services, LLC is managed by its sole member, Title Resource Group Affiliates Holdings, Inc.

Lakecrest Title, LLC is managed by its sole member, Cartus Corporation.

Market Street Settlement Group LLC and Title Resource Group Affiliates Holdings LLC are managed by their sole member, Title Resource Group Holdings LLC.

NRT Northfork LLC is managed by its sole member, NRT New York LLC.

Real Estate Referral LLC is managed by its sole member, NRT New England LLC.

Real Estate Referrals LLC is managed by its sole member, NRT Mid-Atlantic LLC.

Realogy Services Group LLC is managed by its sole member, Realogy Corporation.

Referral Network, LLC is managed by its sole member, NRT Colorado LLC.

Title Resource Group Services LLC is managed by its sole member, St. Joe Title Services LLC.

TRG Settlement Services, LLP is managed by its General Partner, Title Resource Group LLC and its Limited Partner, Title Resource Group Services LLC.

World Real Estate Marketing LLC is managed by its sole member, Century 21 Real Estate LLC.

2	Anthony E. Hull has signed this Registration Statement as Executive Vice President and Chief Financial Officer of NRT Insurance Agency, Inc. Anthony E. Hull has signed this Registration Statement as Executive Vice President, Chief Financial Officer and Treasurer of the following entities: Realogy Operations LLC, Realogy Services Group LLC and Realogy Services Venture Partner LLC.

3	Thomas N. Rispoli has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: American Title Company of Houston, ATCOH Holding Company, Burnet Title Holding LLC, Burnet Title LLC, Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, Equity Title Messenger Service Holding LLC, First California Escrow Corporation, Franchise Settlement Services LLC, Guardian Holding Company, Guardian Title Agency, LLC, Guardian Title Company, Gulf South Settlement Services, LLC, Keystone Closing Services LLC, Lakecrest Title, LLC, Market Street Settlement Group LLC, Mid-Atlantic Settlement Services LLC, National Coordination Alliance LLC, NRT Settlement Services of Missouri LLC, NRT Settlement Services of Texas LLC, Processing Solutions LLC, Secured Land Transfers LLC, St. Joe Title Services LLC, TAW Holding Inc., Texas American Title Company, Title Resource Group Affiliates Holdings LLC, Title Resource Group Holdings LLC, Title Resource Group LLC, Title Resource Group Services LLC, Title Resources Incorporated, TRG Services, Escrow, Inc., TRG Settlement Services, LLP, Waydan Title, Inc. and West Coast Escrow Company. Thomas N. Rispoli has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, Texas American Title Company and Waydan Title, Inc.

4	Andrew G. Napurano has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Better Homes and Gardens Real Estate Licensee LLC, Better Homes and Gardens Real Estate LLC, Century 21 Real Estate LLC, Coldwell Banker Real Estate LLC, ERA Franchise Systems LLC, Global Client Solutions LLC, ONCOR International LLC, Realogy Franchise Group LLC, Sotheby’s International Realty Affiliates LLC, Sotheby’s International Realty Licensee LLC, World Real Estate Marketing LLC and WREM, Inc. Andrew G. Napurano has signed this Registration Statement as the Chief Operating Officer and Chief Financial Officer of CGRN, Inc. Andrew G. Napurano has signed this Registration Statement as the Chief Financial Officer and Chief Administrative Officer of the following entities: Coldwell Banker LLC, Realogy Global Services LLC, Realogy Licensing LLC, Realogy Services Group LLC and Realogy Services Venture Partner LLC.

5	Eric Barnes has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Cartus Asset Recovery Corporation, Cartus Corporation and Cartus Partner Corporation.

6	Kevin R. Greene has signed this Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Alpha Referral Network LLC, Associated Client Referral LLC, Burgdorff LLC, Burgdorff Referral Associates LLC, Burnet Realty LLC, Career Development Center, LLC, CDRE TM LLC, Coldwell Banker Commercial Pacific Properties LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Real Estate Services LLC, Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Brokerage LLC, Coldwell Banker Residential Real Estate LLC, Coldwell Banker Residential Referral Network, Coldwell Banker Residential Referral Network, Inc., Colorado Commercial, LLC, Home Referral Network LLC, J. W. Riker – Northern R.I., Inc., Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Colorado LLC, NRT Columbus LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT LLC, NRT Mid-Atlantic LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Northfork LLC, NRT Philadelphia LLC, NRT Pittsburgh LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, NRT Sunshine Inc., NRT Texas LLC, NRT Utah LLC, Real Estate Referral LLC, Real Estate Referrals LLC, Real Estate Services LLC, Referral Associates of New England LLC, Referral Network LLC, Referral Network Plus, Inc., Referral Network, LLC, Sotheby’s International Realty Referral Company, LLC, Sotheby’s International Realty, Inc., St. Joe Title Services LLC, The Corcoran Group Eastside, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd. and Valley of California, Inc. Kevin R. Greene has signed this Registration Statement as Director of Coldwell Banker Residential Referral Network, Inc.

7	Donald J. Casey has signed this Registration Statement as President and Chief Executive Officer of the following entities: Burnet Title LLC, Cornerstone Title Company, Keystone Closing Services LLC, National Coordination Alliance LLC and Secured Land Transfers LLC. Donald J. Casey has signed this Registration Statement as President of the following entities: Equity Title Messenger Service Holding LLC, Franchise Settlement Services LLC, Gulf South Settlement Services, LLC, NRT Settlement Services of Texas LLC, Title Resource Group Affiliates Holdings LLC, Title Resource Group Holdings LLC, Title Resource Group LLC, Title Resource Group Services LLC, TRG Services, Escrow, Inc. and TRG Settlement Services, LLP. Donald J. Casey has signed this Registration Statement as Chief Executive Officer of Market Street Settlement Group LLC. Donald J. Casey has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Guardian Title Company, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated, TRG Services, Escrow, Inc., Waydan Title, Inc. and West Coast Escrow Company.

8

Marilyn J. Wasser has signed this Registration Statement as Director the following entities: American Title Company of Houston, ATCOH Holding Company, Burrow Escrow Services, Inc., Cartus Asset Recovery Corporation, Cartus Corporation, Cartus Partner Corporation, CGRN, Inc., Coldwell Banker Residential

Brokerage Company, Coldwell Banker Residential Referral Network, Cornerstone Title Company, Guardian Title Company, J.W. Riker-Northern R.I., Inc., NRT Insurance Agency, Inc., NRT Sunshine Inc. , Referral Network Plus, Inc., Sotheby’s International Realty, Inc., TAW Holding Inc., Texas American Title Company, The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., Title Resources Incorporated, TRG Services, Escrow, Inc., Valley of California, Inc., Waydan Title, Inc. and WREM, Inc. Marilyn J. Wasser has signed this Registration Statement as Manager of the following entities: Associated Client Referral LLC, Coldwell Banker Residential Real Estate LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Philadelphia LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, Referral Associates of New England LLC, Referral Network LLC and Sotheby’s International Realty Referral Company, LLC.

9	Robert Way has signed this Registration Statement as President of the following entities: Processing Solutions LLC, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated and Waydan Title, Inc. Robert Way has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, TAW Holding Inc., Texas American Title Company and Waydan Title, Inc.

10	David J. Weaving has signed this Registration Statement as President of Realogy Licensing LLC. David J. Weaving has signed this Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated and Waydan Title, Inc.

11	James M. Kriebel Jr. has signed this Registration Statement as Manager of Associated Client Referral LLC.

12	Terrence D. Wright has signed this Registration Statement as Manager of Associated Client Referral LLC. and Jack Gaughen LLC.

13	Allen Shindler has signed this Registration Statement as President of the following entities: American Title Company of Houston, ATCOH Holding Company. Allen Shindler has signed this Registration Statement as Director of ATCOH Holding Company.

14	E. Neil Gulley has signed this Registration Statement as President of the following entities: Burrow Escrow Services, Inc., Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Guardian Title Agency, LLC, Guardian Title Company, West Coast Escrow Company. E. Neil Gulley has signed this Registration Statement as Director of the following entities: Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Guardian Title Company, and West Coast Escrow Company.

15	Kevin J. Kelleher has signed this Registration Statement as President and Chief Executive Officer of the following entities: Cartus Asset Recovery Corporation, Cartus Corporation and Cartus Partner Corporation. Kevin J. Kelleher has signed this Registration Statement as Director of the following entities: Cartus Asset Recovery Corporation, Cartus Corporation and Cartus Partner Corporation.

16	Tony Wong has signed this Registration Statement as Director of Cartus Corporation.

17	Alexander E. Perriello III has signed this Registration Statement as President of CGRN, Inc. and Realogy Global Services LLC. Alexander E. Perriello III has signed this Registration Statement as President and Chief Executive Officer of Realogy Franchise Group LLC. Alexander E. Perriello III has signed this Registration Statement as Director of CGRN, Inc. and WREM, Inc.

18

Bruce G. Zipf has signed this Registration Statement as President and Chief Executive Officer of the following entities: Alpha Referral Network LLC, Associated Client Referral LLC, Burgdorff LLC, Burgdorff Referral Associates LLC, Burnet Realty LLC, Career Development Center, LLC, CDRE TM LLC, Coldwell Banker Commercial Pacific Properties LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Real Estate Services LLC, Coldwell Banker Residential Brokerage Company, Coldwell

Banker Residential Brokerage LLC, Coldwell Banker Residential Real Estate LLC, Coldwell Banker Residential Referral Network, Colorado Commercial, LLC, Home Referral Network LLC, J. W. Riker—Northern R.I., Inc., Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Colorado LLC, NRT Columbus LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT Insurance Agency, Inc., NRT LLC, NRT Mid-Atlantic LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Northfork LLC, NRT Philadelphia LLC, NRT Pittsburgh LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, NRT Sunshine Inc., NRT Texas LLC, NRT Utah LLC, Real Estate Referral LLC, Real Estate Referrals LLC, Real Estate Services LLC, Referral Associates of New England LLC, Referral Network LLC, Referral Network Plus, Inc., Referral Network, LLC, Sotheby’s International Realty Referral Company, LLC, Sotheby’s International Realty, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., and Valley of California, Inc. Bruce G. Zipf has signed this Registration Statement as Director of the following entities: Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Referral Network, J. W. Riker – Northern R.I., Inc., NRT Insurance Agency, Inc., NRT Sunshine Inc., Referral Network Plus, Inc., Sotheby’s International Realty, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., and Valley of California, Inc. Bruce G. Zipf has signed this Registration Statement as Manager of the following entities: Coldwell Banker Residential Real Estate LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Philadelphia LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, Referral Associates of New England LLC, Referral Network LLC, and Sotheby’s International Realty Referral Company, LLC.

19	Charlotte Sears has signed this Registration Statement as Manager of Coldwell Banker Residential Real Estate LLC.

20	Clark W. Toole, III has signed this Registration Statement as Manager of Coldwell Banker Residential Real Estate LLC and NRT REOExperts LLC.

21	Kenneth Hoffert has signed this Registration Statement as Director of Coldwell Banker Residential Referral Network, Inc.

22	Richard P. Tucker has signed this Registration Statement as Manager of Associated Client Referral LLC and Jack Gaughen LLC.

23	Paula A. Singleton has signed this Registration Statement as Manager of NRT Arizona Commercial LLC.

24	Martha Louise Appel has signed this Registration Statement as Manager of NRT Arizona LLC.

25	Malcolm MacEwen has signed this Registration Statement as Manager of NRT Arizona Referral LLC.

26	Robin Webb has signed this Registration Statement as Manager of NRT Commercial LLC.

27	Steven Bogden has signed this Registration Statement as Manager of NRT Commercial Utah LLC.

28	Brad Horner has signed this Registration Statement as Manager of NRT Development Advisors LLC.

29	Mel Husney has signed this Registration Statement as Manager of NRT Development Advisors LLC.

30	Linda Searle-Taylor has signed this Registration Statement as Manager of NRT Development Advisors LLC.

31	Alec String has signed this Registration Statement as Manager of NRT Development Advisors LLC.

32	James Dohr has signed this Registration Statement as Manager of NRT Missouri LLC and NRT Missouri Referral Network LLC.

33	Richard J. Loughlin Jr. has signed this Registration Statement as Manager of NRT New England LLC, and Referral Associates of New England LLC.

34	Patricia H. Cole has signed this Registration Statement as Manager of NRT New York LLC.

35	Kelly Kennedy Mack has signed this Registration Statement as Manager of NRT New York LLC.

36	William D. Yahn has signed this Registration Statement as Manager of NRT New York LLC.

37	David Krieger has signed this Registration Statement as Manager of NRT Philadelphia LLC.

38	Stephen Benetz has signed this Registration Statement as Manager of NRT REOExperts LLC.

39	Bernadette Tucker has signed this Registration Statement as Manager of Referral Network LLC.

40	Hilry S. Stroup has signed this Registration Statement as Director of TAW Holding Inc.

41	Sherry Chris has signed this Registration Statement as President and Chief Executive Officer of Better Homes and Gardens Real Estate Licensee LLC and Better Homes and Gardens Real Estate LLC.

42	Esther Semlak has signed this Registration Statement as President of Burnet Title Holding LLC.

43	Richard W. Davidson has signed this Registration Statement as President and Chief Executive Officer of Century 21 Real Estate LLC, World Real Estate Marketing LLC and WREM, Inc.

44	James R. Gillespie has signed this Registration Statement as Chief Executive Officer of Coldwell Banker LLC and Coldwell Banker Real Estate LLC.

45	George Hackett has signed this Registration Statement as President of Coldwell Banker Residential Referral Network, Inc.

46	Charles G. Young has signed this Registration Statement as President and Chief Executive Officer of ERA Franchise Systems LLC.

47	Vikas Bangia has signed this Registration Statement as Senior Vice President (the principal executive officer) of Global Client Solutions LLC and ONCOR International LLC.

48	C. Matthew Spinolo has signed this Registration Statement as Chief Executive Officer of Lakecrest Title, LLC.

49	Derek Massey has signed this Registration Statement as President of Mid-Atlantic Settlement Services LLC.

50	Nancy J. LoRusson has signed this Registration Statement as President of NRT Settlement Services of Missouri LLC.

51	Richard A. Smith has signed this Registration Statement as President and Chief Executive Officer of the following entities: Realogy Operations LLC, Realogy Services Group LLC and Realogy Services Venture Partner LLC.

52	Michael R. Good has signed this Registration Statement as Chief Executive Officer of Sotheby’s International Realty Affiliates LLC.

53	Elliot Rose has signed this Registration Statement as President of St. Joe Title Services LLC.

INDEX TO EXHIBITS

Exhibit	Description
2.1	Separation and Distribution Agreement by and among Cendant Corporation, Realogy Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 27, 2006 (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed July 31, 2006).

2.2	Letter Agreement dated August 23, 2006 relating to the Separation and Distribution Agreement by and among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 27, 2006 (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed August 23, 2006).

2.3	Agreement and Plan of Merger, dated as of December 15, 2006, by and among Domus Holdings Corp., Domus Acquisition Corp. and Realogy Corporation (Incorporated by reference to Exhibit 2.1 to Realogy Corporation’s Current Report on Form 8-K filed December 18, 2006).

3.1	Amended and Restated Certificate of Incorporation of Realogy Corporation (Incorporated by reference to Exhibit 3.1 to Realogy Corporation’s Current Report on Form 8-K filed April 16, 2007).

3.2	Amended and Restated Bylaws of Realogy Corporation, as amended as of February 4, 2008. (Incorporated by reference to Exhibit 3.2 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

3.3***	Amended and Restated Certificate of Incorporation of Domus Holdings Corp., as amended as of January 5, 2011.

3.4***	Amended and Restated Bylaws of Domus Holdings Corp., as amended as of January 5, 2011.

4.1	Indenture dated as of April 10, 2007, by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing the 10.50% Senior Notes (the “10.50% Senior Note Indenture”) (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.2	Supplemental Indenture No. 1 dated as of June 29, 2007 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.3	Supplemental Indenture No. 2 dated as of July 23, 2007 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.4	Supplemental Indenture No. 3 dated as of December 18, 2007 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.4 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.5	Supplemental Indenture No. 4 dated as of March 31, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2008).

4.6	Supplemental Indenture No. 5 dated as of May 12, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

4.7	Supplemental Indenture No. 6 dated as of June 4, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.4 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

4.8	Supplemental Indenture No. 7 dated as of August 21, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

Exhibit	Description
4.9	Supplemental Indenture No. 8 dated as of September 15, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.4 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

4.10	Supplemental Indenture No. 9 dated as of November 10, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.10 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.11	Supplemental Indenture No. 10 dated as of December 17, 2008 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.11 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.12	Supplemental Indenture No. 11 dated as of February 27, 2009 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2009).

4.13	Supplemental Indenture No. 12 dated as of September 14, 2009 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

4.14	Supplemental Indenture No. 13 dated as of December 14, 2009 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.14 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

4.15	Supplemental Indenture No. 14 dated as of February 25, 2010 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2010).

4.16	Supplemental Indenture No. 15 dated as of October 15, 2010 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.17	Supplemental Indenture No. 16 dated as of November 30, 2010 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.4 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.18	Supplemental Indenture No. 17 dated as of December 15, 2010 to the 10.50% Senior Note Indenture (Incorporated by reference to Exhibit 4.7 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.19	Indenture dated as of April 10, 2007 by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, governing the Senior Toggle Notes (the “Senior Toggle Notes Indenture”) (Incorporated by reference to Exhibit 4.5 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.20	Supplemental Indenture No. 1 dated as of June 29, 2007 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.6 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.21	Supplemental Indenture No. 2 dated as of June 29, 2007 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.7 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.22	Supplemental Indenture No. 3 dated as of December 18, 2007 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.8 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

Exhibit	Description
4.23	Supplemental Indenture No. 4 dated as of March 31, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2008).

4.24	Supplemental Indenture No. 5 dated as of May 12, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

4.25	Supplemental Indenture No. 6 dated as of June 4, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.5 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

4.26	Supplemental Indenture No. 7 dated as of August 21, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

4.27	Supplemental Indenture No. 8 dated as of September 15, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.5 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

4.28	Supplemental Indenture No. 9 dated as of November 10, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.21 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.29	Supplemental Indenture No. 10 dated as of December 17, 2008 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.22 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.30	Supplemental Indenture No. 11 dated as of February 27, 2009 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2009).

4.31	Supplemental Indenture No. 12 dated as of September 14, 2009 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

4.32	Supplemental Indenture No. 13 dated as of December 14, 2009 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.28 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

4.33	Supplemental Indenture No. 14 dated as of February 25, 2010 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2010).

4.34	Supplemental Indenture No. 15 dated as of October 15, 2010 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.2 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.35	Supplemental Indenture No. 16 dated as of November 30, 2010 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.5 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.36	Supplemental Indenture No. 17 dated as of December 15, 2010 to the Senior Toggle Notes Indenture (Incorporated by reference to Exhibit 4.8 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.37	Indenture dated as of April 10, 2007, by and among Realogy Corporation, the Note Guarantors party thereto and Wells Fargo Bank, National Association, as trustee governing the 12.375% Senior Subordinated Notes (the “12.375% Senior Subordinated Note Indenture”) (Incorporated by reference to Exhibit 4.9 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

Exhibit	Description
4.38	Supplemental Indenture No. 1 dated as of June 29, 2007 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.10 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.39	Supplemental Indenture No. 2 dated as of July 23, 2007 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.11 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.40	Supplemental Indenture No. 3 dated as of December 18, 2007 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.12 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.41	Supplemental Indenture No. 4 dated as of March 31, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2008).

4.42	Supplemental Indenture No. 5 dated as of May 12, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

4.43	Supplemental Indenture No. 6 dated as of June 4, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.6 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

4.44	Supplemental Indenture No. 7 dated as of August 21, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

4.45	Supplemental Indenture No. 8 dated as of September 15, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.6 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2008).

4.46	Supplemental Indenture No. 9 dated as of November 10, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.32 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.47	Supplemental Indenture No. 10 dated as of December 17, 2008 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.33 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

4.48	Supplemental Indenture No. 11 dated as of February 27, 2009 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2009).

4.49	Supplemental Indenture No. 12 dated as of September 14, 2009 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

4.50	Supplemental Indenture No. 13 dated as of December 14, 2009 to the 12.375% Senior Subordinated Notes Indenture (Incorporated by reference to Exhibit 4.42 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

4.51	Supplemental Indenture No. 14 dated as of February 25, 2010 to the 12.375% Senior Subordinated Note Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2010).

4.52	Supplemental Indenture No. 15 dated as of October 15, 2010 to the 12.375% Senior Subordinated Notes Indenture (Incorporated by reference to Exhibit 4.3 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

Exhibit	Description
4.53	Supplemental Indenture No. 16 dated as of November 30, 2010 to the 12.375% Senior Subordinated Notes Indenture (Incorporated by reference to Exhibit 4.6 to Realogy Corporation’s Form 8-K filed on December 15, 2010).

4.54	Form of 10.50% Senior Notes (Included in the Indenture incorporated by reference to Exhibit 4.1 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.55	Form of Senior Toggle Notes (Included in the Indenture incorporated by reference to Exhibit 4.5 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.56	Form of 12.375% Senior Subordinated Notes (Included in the Indenture incorporated by reference to Exhibit 4.9 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

4.57	Agreement of Resignation, Appointment and Acceptance, dated as of January 8, 2008, by and among Realogy Corporation, Wells Fargo Bank, National Association, as resigning trustee, and The Bank of New York, as successor trustee (Incorporated by reference to Exhibit 4.16 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

4.58	Agreement of Resignation, Appointment and Acceptance, dated as of January 8, 2008, by and among Realogy Corporation, Wells Fargo Bank, National Association, as resigning trustee, and The Bank of New York, as successor trustee (Incorporated by reference to Exhibit 4.17 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

4.59	Agreement of Resignation, Appointment and Acceptance, dated as of January 8, 2008, by and among Realogy Corporation, Wells Fargo Bank, National Association, as resigning trustee, and The Bank of New York, as successor trustee (Incorporated by reference to Exhibit 4.18 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

4.60	Indenture dated as of January 5, 2011 by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the 11.50% Senior Notes due 2017 (the “11.50% Senior Note Indenture”) (Incorporated by reference to Exhibit 4.60 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.61	Indenture dated as of January 5, 2011 by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the 12.00% Senior Notes due 2017 (the “12.00% Senior Note Indenture”) (Incorporated by reference to Exhibit 4.61 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.62	Indenture dated as of January 5, 2011 by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the 13.375% Senior Subordinated Notes due 2018 (the “13.375% Senior Subordinated Note Indenture”) (Incorporated by reference to Exhibit 4.62 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.63	Form of 11.50% Senior Notes due 2017 (Included in the 11.50% Senior Note Indenture filed as Exhibit 4.60 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.64	Form of 12.00% Senior Notes due 2017 (Included in the 12.00% Senior Note Indenture filed as Exhibit 4.61 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.65	Form of 13.375% Senior Subordinated Notes due 2018 (Included in the 13.375% Senior Subordinated Note Indenture filed as Exhibit 4.62 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

Exhibit	Description
4.66	Registration Rights Agreement dated as of January 5, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and J.P. Morgan Securities LLC, Credit Suisse (USA) LLC and Goldman, Sachs & Co. relating to the 11.50% Senior Notes due 2017 (Incorporated by reference to Exhibit 4.66 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.67	Registration Rights Agreement dated as of January 5, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and J.P. Morgan Securities LLC, Credit Suisse (USA) LLC and Goldman, Sachs & Co. relating to the 12.00% Senior Notes due 2017 (Incorporated by reference to Exhibit 4.67 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.68	Registration Rights Agreement dated as of January 5, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and J.P. Morgan Securities LLC, Credit Suisse (USA) LLC and Goldman, Sachs & Co. relating to the 13.375% Senior Subordinated Notes due 2018 (Incorporated by reference to Exhibit 4.68 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.69	Indenture dated as of January 5, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, governing the 11.00% Series A Convertible Senior Subordinated Notes due 2018, the 11.00% Series B Convertible Senior Subordinated Notes due 2018 and the 11.00% Series C Convertible Senior Subordinated Notes due 2018 (the “Convertible Note Indenture”) (Incorporated by reference to Exhibit 4.69 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.70	Form of 11.00% Series A Convertible Senior Subordinated Notes due 2018 (Included in the Convertible Note Indenture filed as Exhibit 4.69 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.71	Form of 11.00% Series B Convertible Senior Subordinated Notes due 2018 (Included in the Convertible Note Indenture filed as Exhibit 4.69 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.72	Form of 11.00% Series C Convertible Senior Subordinated Notes due 2018 (Included in the Convertible Note Indenture filed as Exhibit 4.69 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.73	Registration Rights Agreement dated as of January 5, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and J.P. Morgan Securities LLC, Credit Suisse (USA) LLC and Goldman, Sachs & Co. relating to the 11.00% Series A Convertible Senior Subordinated Notes due 2018, the 11.00% Series B Convertible Senior Subordinated Notes due 2018 and the 11.00% Series C Convertible Senior Subordinated Notes due 2018 (Incorporated by reference to Exhibit 4.73 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.74	Indenture dated as of February 3, 2011, by and among Realogy Corporation, Domus Holdings Corp., the Note Guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee, governing the 7.875% Senior Secured Notes due 2019 (the “Senior Secured Note Indenture”) (Incorporated by reference to Exhibit 4.74 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

4.75	Form of 7.875% Senior Secured Notes due 2019 (Included in the Senior Secured Note Indenture filed as Exhibit 4.74 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

Exhibit	Description
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

5.2*	Opinion of Marilyn J. Wasser, Esq.

10.1	Tax Sharing Agreement by and among Realogy Corporation, Cendant Corporation, Wyndham Worldwide Corporation and Travelport Inc. dated as of July 28, 2006 (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.2	Amendment executed July 8, 2008 and effective as of July 26, 2006 to the Tax Sharing Agreement filed as Exhibit 10.1 (Incorporated by reference to Exhibit 10.2 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2008).

10.3	Credit Agreement dated as of April 10, 2007, by and among Realogy Corporation, Domus Intermediate Holdings Corp., the Lenders party thereto, JPMorgan Chase Bank, N.A., Credit Suisse, Bear Stearns Corporate Lending Inc., Citicorp North America, Inc. and Barclays Bank plc. (Incorporated by reference to Exhibit 10.2 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2009).

10.4	First Amendment, dated as of January 26, 2011 to the Credit Agreement, dated as of April 10, 2007, among Domus Intermediate Holdings Corp., Realogy Corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents from time to time party thereto (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Form 8-K filed on January 27, 2011).

10.5	Incremental Assumption Agreement, dated as of September 28, 2009, by and among Domus Intermediate Holdings Corp., Realogy Corporation, the Second Lien Term Lenders (as defined therein), JPMorgan Chase Bank, N.A., as administrative agent for the First Priority Secured Parties (as defined therein), and Wilmington Trust Company, as collateral agent for the Second Priority Secured Parties (as defined therein) (Incorporated by reference to Exhibit 10.3 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2009).

10.6	Incremental Assumption Agreement, dated as of February 3, 2011, by and among Domus Intermediate Holdings Corp., the First Lien Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (Incorporated by reference to Exhibit 10.6 of Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.7	Guarantee and Collateral Agreement dated as of April 10, 2007, among Domus Intermediate Holdings Corp., Realogy Corporation, each Subsidiary Loan Party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (Incorporated by reference to Exhibit 10.3 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2009) .

10.8	First Amendment, dated as of September 28, 2009, to the Guarantee and Collateral Agreement, dated as of April 10, 2007, by and among Domus Intermediate Holdings Corp., Realogy Corporation, the subsidiaries of Realogy Corporation signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent (Incorporated by reference to Exhibit 10.4 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

10.9	Collateral Agreement, dated as of February 3, 2011, among Domus Intermediate Holdings Corp., Realogy Corporation, each Subsidiary Guarantor identified therein and party thereto and the Bank of New York Mellon Trust Company, N.A., as Collateral Agent (Incorporated by reference to Exhibit 10.9 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.10	Second Lien Guarantee and Collateral Agreement, dated and effective as of September 28, 2009, among Domus Intermediate Holdings Corp., Realogy Corporation, each Subsidiary Loan Party identified therein and party hereto and Wilmington Trust Company, as collateral agent for the Secured Loan Parties (as defined therein) (Incorporated by reference to Exhibit 10.5 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

Exhibit	Description
10.11	Intercreditor Agreement, dated as of February 3, 2011, among JPMorgan Chase Bank, N.A., as Administrative Agent for the First Lien Senior Priority Secured Parties, the Bank of New York Mellon Trust Company, N.A., as Collateral Agent, Realogy Corporation and each of the other Loan Parties party thereto (Incorporated by reference to Exhibit 10.11 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.12	Intercreditor Agreement, dated as of September 28, 2009, among JPMorgan Chase Bank, N.A., as Administrative Agent for the First Priority Secured Parties (as defined therein), Wilmington Trust Company, as Second Lien Collateral Agent for the Second Priority Secured Parties (as defined therein), Realogy Corporation and each of the other Loan Parties (as defined therein) (Incorporated by reference to Exhibit 10.6 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009).

10.13	Joinder Agreement No. 1, dated as of February 3, 2011, to the Intercreditor Agreement, dated as of September 28, 2009, among JPMorgan Chase Bank, N.A., as First Priority Representative for the First Priority Secured Parties, Wilmington Trust Company, as Second Priority Representative for the Second Priority Secured Parties, Realogy Corporation and each of the other Loan Parties party thereto (Incorporated by reference to Exhibit 10.13 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.14+	Letter Agreement dated as of September 24, 2009, by and among Realogy Corporation, Apollo Management VI, L.P., RCIV Holdings (Luxembourg) S.à.r.l., certain investment funds managed by Apollo Management VI, L.P., and Icahn Partners, L.P. and certain of its affiliates (Incorporated by reference to Exhibit 10.9 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

10.15	Employment Agreement dated as of July 31, 2006 between Realogy Corporation and Henry R. Silverman (Incorporated by reference to Exhibit 10.3 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.16	Letter Agreement dated December 19, 2006, between Realogy and Henry R. Silverman amending Employment Agreement between Realogy Corporation and Henry R. Silverman (Incorporated by reference to Exhibit 10.3(a) to Realogy Corporation’s Form 10-K for the year ended December 31, 2006).

10.17**	Term Sheet dated November 13, 2007, among Domus Holdings Corp., Domus Intermediate Holdings Corp., Realogy Corporation and Henry R. Silverman (Incorporated by reference to Exhibit 10.7 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

10.18**	Option Agreement dated as of November 13, 2007, between Domus Holdings Corp. and Henry R. Silverman (Incorporated by reference to Exhibit 10.8 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

10.19	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Richard A. Smith (Incorporated by reference to Exhibit 10.19 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.20	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Anthony E. Hull (Incorporated by reference to Exhibit 10.20 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.21	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Alexander E. Perriello (Incorporated by reference to Exhibit 10.21 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

Exhibit	Description
10.22	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Bruce G. Zipf (Incorporated by reference to Exhibit 10.22 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.23**	Domus Holdings Corp. 2007 Stock Incentive Plan, as amended and restated as of November 13, 2007 and as further amended and restated on November 9, 2010 (Incorporated by reference to Exhibit 10.5 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2010).

10.24**	Form of Option Agreement between Domus Holdings Corp. and the Optionee party thereto governing time and performance vesting options (Incorporated by reference to Exhibit 10.14 to Realogy Corporation’s Registration Statement on Form S-4 (File No. 333-148153)).

10.25**	Form of Restricted Stock Agreement between Domus Holdings Corp. and the Purchaser party thereto (Incorporated by reference to Exhibit 10.8 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.26**	Form of Option Agreement between Domus Holdings Corp. and the Optionee party thereto governing time-vesting options (Incorporated by reference to Exhibit 10.6 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2010).

10.27	Support Agreement dated as of November 30, 2010, by and among Realogy Corporation, Domus Holdings Corp., RCIV Holdings (Luxembourg) S.à.r.l., Avenue Capital Management II, L.P., and Paulson and Co. inc. (on behalf of the several investment funds and accounts managed by it) (Incorporated by reference to Exhibit 10.27 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.28	Amended and Restated Investor Securityholders Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Realogy Corporation, Paulson and Co. inc. on behalf of the several investment funds and accounts managed by it, and the Apollo Holders (as defined therein) (Incorporated by reference to Exhibit 10.28 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.29	Amended and Restated Investor Securityholders Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Realogy Corporation, Avenue Capital Management II, L.P. and the Apollo Holders (as defined therein) (Incorporated by reference to Exhibit 10.29 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.30	Investor Securityholders Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Realogy Corporation, the Apollo Holders (as defined therein) and Western Asset Management Company, as investment manager on behalf of its client accounts (Incorporated by reference to Exhibit 10.30 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.31	Investor Securityholders Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Realogy Corporation, the Apollo Holders (as defined therein) and York Capital Management, L.P. and affiliated funds (Incorporated by reference to Exhibit 10.31 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.32	Amended and Restated Securityholders Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Domus Investment Holdings, LLC, RCIV Holdings, L.P. (Cayman) RCIV Holdings (Luxembourg) S.à.r.l., Apollo Investment Fund VI, L.P. and Domus Co-Investment Holdings LLC (Incorporated by reference to Exhibit 10.32 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

Exhibit	Description
10.33	Amended and Restated Management Investor Rights Agreement dated as of January 5, 2011, by and among Domus Holdings Corp., Apollo Investment Fund VI, L.P., Domus Investment Holdings, LLC and the Holders party thereto (Including the named executive officers of Realogy Corporation) (Incorporated by reference to Exhibit 10.33 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.34**	Realogy Corporation Officer Deferred Compensation Plan (Incorporated by reference to Exhibit 10.8 to Amendment No. 2 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.35**	First Amendment to Realogy Corporation Officer Deferred Compensation Plan dated February 29, 2008 (Incorporated by reference to Exhibit 10.53 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

10.36**	Realogy Corporation Officer Deferred Compensation Plan, Amended and Restated as of January 1, 2008 (Incorporated by reference to Exhibit 10.20 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

10.37**	First Amendment to Amended and Restated Realogy Corporation Officer Deferred Compensation Plan dated December 23, 2008 (Incorporated by reference to Exhibit 10.21 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

10.38++	Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC dated as of January 31, 2005, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.26 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

10.39	Amendment Number 1 to the Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC, dated as of April 2005, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.10(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.40	Amendment Number 2 to the Amended and Restated Limited Liability Company Operating Agreement of PHH Home Loans, LLC, dated as of March 31, 2006, by and between PHH Broker Partner Corporation and Cendant Real Estate Services Venture Partner, Inc. (Incorporated by reference to Exhibit 10.10(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.41+++	Strategic Relationship Agreement, dated as of January 31, 2005, by and among Cendant Real Estate Services Group, LLC, Cendant Real Estate Services Venture Partner, Inc., PHH Corporation, Cendant Mortgage Corporation, PHH Broker Partner Corporation and PHH Home Loans, LLC. (Incorporated by reference to Exhibit 10.29 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

10.42	Amendment Number 1 to the Strategic Relationship Agreement, dated May 2005 by and among Cendant Real Estate Services Group, LLC, Cendant Real Estate Services Venture Partner, Inc., PHH Corporation, PHH Mortgage Corporation, PHH Broker Partner Corporation and PHH Home Loans, LLC (Incorporated by reference to Exhibit 10.11(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.43	Consent and Amendment dated as of March 14, 2007, between Realogy Real Estate Services Group, LLC (formerly Cendant Real Estate Services Group, LLC), Realogy Real Estate Services Venture Partner, Inc. PHH Corporation, PHH Mortgage Corporation, PHH Broker Partner Corporation, TM Acquisition Corp., Coldwell Banker Real Estate Corporation, Sotheby’s International Realty Affiliates, Inc., ERA Franchise Systems, Inc. Century 21 Real Estate LLC and PHH Home Loans, LLC (Incorporated by reference to Exhibit 10.1 to PHH Corporation, Current Report on Form 8-K filed March 20, 2007).

Exhibit	Description
10.44	Trademark License Agreement, dated as of February 17, 2004, among SPTC Delaware LLC (as assignee of SPTC, Inc.), Sotheby’s (as successor to Sotheby’s Holdings, Inc.), Cendant Corporation and Monticello Licensee Corporation (Incorporated by reference to Exhibit 10.12 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.45	Amendment No. 1 to Trademark License Agreement, dated May 2, 2005, by and among SPTC Delaware LLC (as assignee of SPTC, Inc.), Sotheby’s (as successor to Sotheby’s Holdings, Inc.), Cendant Corporation and Sotheby’s International Realty Licensee Corporation (f/k/a Monticello Licensee Corporation) (Incorporated by reference to Exhibit 10.12(a) to Registration Statement on Form 10 (File No. 001-32852)).

10.46	Amendment No. 2 to Trademark License Agreement, dated May 2, 2005, by and among SPTC Delaware LLC (as assignee of SPTC, Inc.), Sotheby’s (as successor to Sotheby’s Holdings, Inc.), Cendant Corporation and Sotheby’s International Realty Licensee Corporation (f/k/a Monticello Licensee Corporation) (Incorporated by reference to Exhibit 10.12(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.47	Consent of SPTC Delaware LLC, Sotheby’s (as successor to Sotheby’s Holdings, Inc.) and Sotheby’s International Realty License Corporation (Incorporated by reference to Exhibit 10.12(c) to Amendment No. 5 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.48	Joinder Agreement dated as of January 1, 2005, between SPTC Delaware LLC, Sotheby’s (as successor to Sotheby’s Holdings, Inc.), and Cendant Corporation and Sotheby’s International Realty Licensee Corporation (Incorporated by reference to Exhibit 10.11 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.49	Amendment No. 3 to Trademark License Agreement dated January 14, 2011, by and among SPTC Delaware LLC (as assignee of SPTC, Inc.) and Sotheby’s, as successor by merger to Sotheby’s Holdings, Inc., on the one hand, and Realogy Corporation, as successor to Cendant Corporation, and Sotheby’s International Realty Licensee (f/k/a Monticello Licensee Corporation) (Incorporated by reference to Exhibit 10.49 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.50	Lease, dated as of December 29, 2000, between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.51	First Amendment of Lease, dated October 16, 2001, by and between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.52	Second Amendment to Lease, dated as of June 7, 2002, by and between One Campus Associates, L.L.C. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.53	Third Amendment to Lease, dated as of April 28, 2003, by and between DB Real Estate One Campus Drive, L.P. and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.13(c) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.54	Office Building Lease, dated as of August 29, 2003, between MV Plaza, Inc. and Cendant Corporation (Incorporated by reference to Exhibit 10.14 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.55	Agreement of Lease, dated as of August 11, 1997, between MMP Realty, LLC and HFS Mobility Services, Inc. (Incorporated by reference to Exhibit 10.15 to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

Exhibit	Description
10.56	First Amendment to Agreement of Lease, dated as of November 4, 2004, by and between MMP Realty, LLC and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.15(a) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.57	Second Amendment to Agreement of Lease, dated as of April 18, 2005, by and between MMP Realty, LLC and Cendant Operations, Inc. (Incorporated by reference to Exhibit 10.15(b) to Realogy Corporation’s Registration Statement on Form 10 (File No. 001-32852)).

10.58++++	Sixth Omnibus Amendment Agreement and Consent, dated as of June 6, 2007, among Cartus Corporation, Cartus Financial Corporation, Apple Ridge Services Corporation, Apple Ridge Funding LLC, Realogy Corporation, The Bank of New York, the conduit purchasers, committed purchasers, managing Agents and Calyon New York Branch (Incorporated by reference to Exhibit 10.12 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.59++++	Amended and Restated Series 2007-1 Indenture Supplement, dated as of April 10, 2007 and Amended and Restated as of July 6, 2007, between Apple Ridge Funding LLC and The Bank of New York, as indenture trustee, paying agent, authentication agent, transfer agent and registrar, which modifies the Master Indenture, dated as of April 25, 2000, among Apple Ridge Funding LLC and The Bank of New York, as indenture trustee, paying agent, authentication agent, transfer agent and registrar (Incorporated by reference to Exhibit 10.13 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.60	Amendment No. 1 to Series 2007-1 Indenture Supplement dated as of September 8, 2009, among Apple Ridge Funding LLC, as Issuer, and The Bank of New York, as indenture trustee, paying agent, authentication agent and transfer agent and registrar (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended September 30, 2009).

10.61	Amended and Restated Note Purchase Agreement, dated as of April 10, 2007 and Amended and Restated as of July 6, 2007 among Apple Ridge Funding LLC, Cartus Corporation, the conduit purchasers, committed purchases and managing agents party thereto and Calyon New York Branch, as administrative and lead arranger (Incorporated by reference to Exhibit 10.14 to Realogy Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009).

10.62	Consent dated April 30, 2008, by and among Cartus Corporation, Cartus Financial Corporation, Apple Ridge Services Corporation, Apple Ridge Funding LLC and the Noteholders signatory thereto (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2008).

10.63**	Employment Agreement, dated as of April 10, 2007 between Realogy Corporation and Kevin J. Kelleher (Incorporated by reference to Exhibit 10.50 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

10.64**	Form of Option Agreement for Independent Directors (Incorporated by reference to Exhibit 10.51 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

10.65**	Restricted Stock Award for Independent Directors (Incorporated by reference to Exhibit 10.52 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

10.66**	2008 Realogy Corporation Bonus Plan for Executive Officers (Incorporated by reference to Exhibit 10.54 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007 (Incorporated by reference to Exhibit 10.54 to Realogy Corporation’s Form 10-K for the year ended December 31, 2007).

Exhibit	Description
10.67**	2008—2009 Realogy Corporation Cash Retention Plan (Incorporated by reference to Exhibit 10.62 to Realogy Corporation’s Form 10-K for the year ended December 31, 2008).

10.68**	Amended and Restated 2009 Realogy Multi-Year Executive Retention Plan (Terminated in November 2010) (Incorporated by reference to Exhibit 10.58 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009).

10.69**	Realogy 2011-2012 Multi-Year Retention Plan (Incorporated by reference to Exhibit 10.4 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2010).

10.70**	Realogy Corporation Phantom Value Plan (Incorporated by reference to Exhibit 10.70 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.71	Agreement dated July 15, 2010, between Realogy Corporation and Wyndham Worldwide Corporation (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Form 8-K filed on July 20, 2010).

10.72	Conversion Shares Agreement, dated as of January 5, 2011, by and between Realogy Corporation and Domus Holdings Corp. (Incorporated by reference to Exhibit 10.72 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

10.73**	Amendment to Employment Agreement dated April 29, 2011 between Realogy Corporation and Anthony E. Hull (Incorporated by reference to Exhibit 10.1 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2011).

10.74**	Amendment to Employment Agreement dated April 29, 2011 between Realogy Corporation and Alexander E. Perriello, III (Incorporated by reference to Exhibit 10.2 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2011).

10.75**	Amendment to Employment Agreement dated April 29, 2011 between Realogy Corporation and Bruce G. Zipf (Incorporated by reference to Exhibit 10.3 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2011).

10.76**	Amendment to Employment Agreement dated April 29, 2011 between Realogy Corporation and Kevin J. Kelleher (Incorporated by reference to Exhibit 10.4 to Realogy Corporation’s Form 10-Q for the three months ended March 31, 2011).

12.1*	Computation of Ratio of Earnings to Fixed Charges.

16.1***	Deloitte & Touche, LLP letter to the Securities and Exchange Commission.

21.1	Subsidiaries of Realogy Corporation (Incorporated by reference to Exhibit 21.1 to Realogy Corporation’s Form 10-K for the year ended December 31, 2010).

23.1*	Consent of Deloitte & Touche, LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of ParenteBeard LLC, independent auditors of PHH Home Loans, L.L.C.

23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.5*	Consent of Marilyn J. Wasser, Esq. (included in the opinion filed as Exhibit 5.2 to this Registration Statement).

24.1***	Powers of Attorney of Directors and Officers.

25.1*	Form T-1 of The Bank of New York Mellon Trust Company, N.A. (with respect to the 11.50% Senior Notes Indenture).

Exhibit	Description
25.2*	Form T-1 of The Bank of New York Mellon Trust Company, N.A. (with respect to the 12.00% Senior Notes Indenture).

25.3*	Form T-1 of The Bank of New York Mellon Trust Company, N.A. (with respect to the 13.375% Senior Subordinated Notes Indenture).

99.1*	Form of Letter of Transmittal.

*	Filed herewith.
**	Compensatory plan or arrangement.
***	Previously filed.
+	Confidential treatment has been granted for certain portions of this Exhibit, which was filed as Exhibit 10.2 to Realogy Corporation’s Form 10-Q for the three months ended September 30, 2009. This Exhibit was re-filed with fewer redactions as Exhibit 10.9 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009. The redacted portions of this Exhibit have been filed separately with the Securities and Exchange Commission. Domus Holdings Corp. has separately requested confidential treatment from the Securities and Exchange Commission with respect to the redacted portions of this Exhibit.
++	Confidential treatment has been granted for certain portions of this Exhibit, which was filed as Exhibit 10.9 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2009. This Exhibit was re-filed with fewer redactions as Exhibit 10.26 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009. The redacted portions of this Exhibit have been filed separately with the Securities and Exchange Commission. Domus Holdings Corp. has separately requested confidential treatment from the Securities and Exchange Commission with respect to the redacted portions of this Exhibit.
+++	Confidential treatment has been granted for certain portions of this Exhibit, which was filed as Exhibit 10.10 to Realogy Corporation’s Form 10-Q for the three months ended June 30, 2009. This Exhibit was re-filed with fewer redactions as Exhibit 10.29 to Realogy Corporation’s Form 10-K for the year ended December 31, 2009. The redacted portions of this Exhibit have been filed separately with the Securities and Exchange Commission. Domus Holdings Corp. has separately requested confidential treatment from the Securities and Exchange Commission with respect to the redacted portions of this Exhibit.
++++	Confidential treatment has been granted for certain portions of this Exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, which portions have been omitted and filed separately with the Securities and Exchange Commission. Domus Holdings Corp. has separately requested confidential treatment from the Securities and Exchange Commission with respect to the redacted portions of this Exhibit.